As filed with the Securities and Exchange Commission on December 23, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Gates Global Inc.

(Exact name of registrant as specified in its charter)

British Virgin Islands	3714	Not applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Ritter House, 5th Floor, P.O. Box 3200

Road Town, Tortola, British Virgin Islands

(Address, including zip code, and telephone number, including area code, of the registrant’s principal executive offices)

Thomas C. Reeve

Executive Vice President and General Counsel

Gates Global Inc.

1551 Wewatta Street

Denver, Colorado 80202

(303) 744-1911

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Rachel W. Sheridan Shagufa R. Hossain Latham & Watkins LLP 555 Eleventh Street, NW Washington, DC 20004 (202) 637-2200	Daniel J. Bursky Andrew B. Barkan Fried, Frank, Harris, Shriver & Jacobson LLP One New York Plaza New York, New York 10004 (212) 859-8000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price(a)(b)	Amount of registration fee
Ordinary shares, $0.01 par value per share	$100,000,000	$12,880

(a)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) promulgated under the Securities Act of 1933, as amended.
(b)	Includes additional ordinary shares, if any, that may be purchased by the underwriters. See “Underwriting.”

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus dated December 23, 2013

PROSPECTUS

Ordinary Shares

Gates Global Inc.

This is Gates Global Inc.’s initial public offering. The selling shareholders are offering                      ordinary shares, par value $0.01 per share, in this offering. We will not receive any proceeds from the sale of shares held by the selling shareholders. The selling shareholders in this offering include affiliates of Onex Corporation and Canada Pension Plan Investment Board.

We expect the public offering price to be between $             and $             per share. Currently, no public market exists for our ordinary shares. We intend to apply for listing of our ordinary shares on              under the symbol “            .”

Investing in the ordinary shares involves risks that are described in the “Risk Factors” section beginning on page 19 of this prospectus.

	Per Share	Total
Public Offering Price	$	$
Underwriters’ Discounts and Commissions(1)	$	$
Proceeds to the Selling Shareholders	$	$

(1)	See “Underwriting” for a detailed description of compensation payable to the underwriters.

The underwriters may also purchase up to an additional                      ordinary shares from the selling shareholders at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The ordinary shares will be ready for delivery on or about                     , 2014.

BofA Merrill Lynch	Citigroup	Goldman, Sachs & Co.

Barclays	Credit Suisse	J.P. Morgan	RBC Capital Markets

Deutsche Bank Securities	Morgan Stanley	Nomura	UBS Investment Bank	KeyBanc Capital Markets

The date of this prospectus is                     , 2014.

We are responsible for the information contained in this prospectus and in any related free-writing prospectus we prepare or authorize and you should only rely on such information. We, the selling shareholders and the underwriters have not authorized anyone to give you any other information, and we, the selling shareholders and the underwriters take no responsibility for any other information that others may give you. The selling shareholders are offering to sell, and seeking offers to buy, shares of our ordinary shares only in jurisdictions where offers and sales are permitted. The information in this prospectus is only be accurate as of the date of this prospectus, regardless of its time of delivery or of any sales of shares of our ordinary shares. Our business, financial condition, results of operations or cash flows may have changed since such date. This prospectus has not been, and will not be, registered under the laws and regulations of the British Virgin Islands, nor has any regulatory authority in the British Virgin Islands passed comment upon or approved the accuracy or adequacy of this prospectus.

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BASIS OF PRESENTATION AND OTHER INFORMATION

GATES

Unless the context otherwise requires, all references to “Gates,” the “Company,” “we,” “us” and “our” refer to Gates Global Inc., a British Virgin Islands, or BVI, business company (limited by shares) incorporated under the laws of the BVI on December 12, 2013, together with the entities that will become its consolidated subsidiaries prior to completion of the offering contemplated hereby. The entities that will become the consolidated subsidiaries of Gates consist of the subsidiaries currently held indirectly by Pinafore Cooperatief U.A., which we refer to as the Coop, and its wholly owned direct subsidiary, Pinafore Holdings B.V., which we refer to as Pinafore. Prior to completion of the offering contemplated hereby and upon completion of the Distribution Transactions (defined below) the Coop will be contributed by its existing shareholders to Gates in exchange for ordinary shares of Gates. Thereafter, the Coop will be liquidated, and Gates will become the direct parent of Pinafore.

In addition, prior to the completion of the offering, certain non-core assets of Pinafore will be distributed from Pinafore to its existing ultimate shareholders. The non-core assets that will be distributed are:

•	the Aquatic group, which manufactures baths and whirlpools for the residential and hotel and resort development markets in North America;

•	various parcels of real estate held by a number of real estate companies; and

•	equity interests in the Schrader group, which were retained after the April 2012 disposition of Schrader by Pinafore.

We collectively refer to these non-core assets as the “Non-Gates Assets,” and the distribution of these assets to the existing ultimate shareholders as the “Distribution Transactions.”

As Gates will have no other interest in any operations other than those of Pinafore, the historical financial information presented in this prospectus is that of Pinafore, and with respect to the historical and pro forma financial information and other data presented in this prospectus, including under the headings “Prospectus Summary—Summary Historical Audited and Unaudited Condensed Consolidated Financial Information,” “Capitalization,” “Selected Historical Financial Information,” “Unaudited Pro Forma Condensed Consolidated Financial Information” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our financial statements and related notes thereto included elsewhere in this prospectus, all references to the “Company,” “we,” “us” or “our” refer to Pinafore.

PINAFORE

All references to “Pinafore,” the “Group” and “Successor” refer to Pinafore, a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of The Netherlands, and its consolidated subsidiaries. Pinafore draws up its annual financial statements to December 31. Although Pinafore was incorporated on September 1, 2010, it had no assets or liabilities (other than the proceeds of the ordinary shares issued on incorporation) and no operations prior to the acquisition of Tomkins plc, or Tomkins, on September 29, 2010, which we refer to as the Acquisition. Accordingly, this prospectus contains audited Successor consolidated financial statements that present the results of the Successor’s operations for the year from January 1, 2012 to December 31, 2012, or Fiscal 2012, the year from January 1, 2011 to December 31, 2011, or Fiscal 2011, and the 14-week period from September 25, 2010 to December 31, 2010, or Q4 2010.

As a consequence of the Acquisition, financial information in this prospectus includes “Predecessor” information relating to Tomkins and its subsidiaries. Prior to the Acquisition, Tomkins plc drew up its annual financial statements to the Saturday nearest December 31. Accordingly, Predecessor consolidated financial statements are presented for the period from January 3, 2010 to September 24, 2010, or 9M 2010. The Predecessor financial statements do not reflect the effects of the accounting for, or the financing of, the Acquisition.

We have included in this prospectus the unaudited condensed consolidated financial statements of Pinafore for the 39-week period from January 1, 2013 to September 28, 2013, which we refer to as the 9M 2013, with comparative information for the 39-week period from January 1, 2012 to September 29, 2012, which we refer to as the 9M 2012.

During 2011 and 2012, Pinafore exited a significant number of its non-core businesses. Pinafore distinguishes within its continuing operations between those of its operating segments that are ongoing, which are referred to as “ongoing,” and those that have been exited but do not meet the conditions to be classified as discontinued operations under International Financial Reporting Standards, or IFRS, which are referred to as “exited businesses.”

Effective January 1, 2013, Pinafore adopted a number of IFRS accounting pronouncements. The only one of these that had any significant impact on the results or financial position of Pinafore during the periods presented in this prospectus was the retrospective application of IAS 19 “Employee Benefits (2011),” which we refer to as IAS 19R. The retrospective adoption of this pronouncement had no impact on the consolidated balance sheet as of December 31, 2012 or December 31, 2011, but did impact Pinafore’s results from operations for Fiscal 2012, 9M 2012, Fiscal 2011, 9M 2010 and Q4 2010, the effects of which are summarized in note 3A to the audited consolidated financial statements and note 1 to the unaudited condensed consolidated financial statements included elsewhere in this prospectus. Comparative information for all periods is therefore presented on a comparable basis.

Pinafore also reclassified certain comparative numbers to present more appropriately Pinafore’s expenses based on their function. Cost of sales in each comparative period have been reduced and a corresponding adjustment have been made to distribution expenses and to administrative expenses. These reclassifications, which are set out in detail in note 3A to the audited consolidated financial statements and note 1 to the unaudited condensed, consolidated financial statements included elsewhere in this prospectus, have had no impact on operating profit for the periods affected.

In addition to the items outlined above, Pinafore has re-presented its comparative financial information for revisions to its segmental reporting as described in note 5 to the audited consolidated financial statements and note 2 to the unaudited condensed consolidated financial statements included elsewhere in this prospectus.

For the twelve months ended September 28, 2013, the Non-Gates Assets accounted for approximately 4% of Pinafore’s continuing sales, 0.2% of Adjusted EBITDA and a loss for the period of $9.3 million. The Non-Gates Assets are reflected in the financial statements included elsewhere in this prospectus. To reflect the distribution of the Non-Gates Assets to the ultimate shareholders of Pinafore, which constitutes a common control transaction, pro forma financial information has been presented in “Unaudited Pro Forma Condensed Consolidated Financial Information” included elsewhere in this prospectus to identify the results and financial position of Pinafore as if the distribution of the Non-Gates Assets had occurred on September 28, 2013 for purposes of the unaudited pro forma condensed consolidated balance sheet and as of January 1, 2010 for purposes of unaudited pro forma condensed consolidated income statements for 9M 2013, Fiscal 2012, Fiscal 2011 and Fiscal 2010. The unaudited pro forma financial information has been prepared in accordance with the Securities and Exchange Commission, or the SEC, Regulation S-X Article 11 and incorporates adjustments that give effect to the distribution of the Non-Gates Assets. The unaudited pro forma financial information does not comply with IFRS or accounting principles generally accepted in the United States of America, or US GAAP, and does not purport either to represent actual results or to be indicative of results we might achieve in future periods.

The financial statements appearing in this prospectus are presented in US dollars and are prepared in accordance with IFRS as issued by the International Accounting Standards Board, or IASB, which differs in certain respects from US GAAP.

NON-GAAP METRICS

We assess the performance of our businesses using a variety of measures. Certain of these measures are not explicitly defined under IFRS and are therefore termed Non-GAAP measures. Under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Measures” we identify and explain the relevance of each of the Non-GAAP measures referenced herein, show how they are calculated and present a reconciliation to the most directly comparable measure defined under IFRS. We do not regard these Non-GAAP measures as a substitute for, or superior to, the equivalent measures defined under IFRS. The Non-GAAP measures that we use may not be directly comparable with similarly-titled measures used by other companies.

MARKET AND INDUSTRY DATA

The market data and other statistical information used throughout this prospectus are based on independent industry publications, reports by market research firms or other published independent sources. Some market data and statistical information are also based on our good faith estimates, which are derived from management’s knowledge of our industry and such independent sources referred to above. Certain market, ranking and industry data included elsewhere in this prospectus, including the size of certain markets and our size or position and the positions of our competitors within these markets, including our services relative to our competitors, are based on estimates of our management. These estimates have been derived from our management’s knowledge and experience in the markets in which we operate, as well as information obtained from surveys, reports by market research firms, our customers, distributors, suppliers, trade and business organizations and other contacts in the markets in which we operate. Unless otherwise noted, all of our market share and market position information presented in this prospectus is an approximation. Our market share and market position in each of our businesses and divisions, unless otherwise noted, is based on our sales relative to the estimated sales in the markets we served. References herein to our being a leader in a market or product category refer to our belief that we have a leading market share position in each specified market, unless the context otherwise requires. As there are no publicly available sources supporting this belief, it is based solely on our internal analysis of our sales as compared to our estimates of sales of our competitors. In addition, the discussion herein regarding our various end markets is based on how we define the end markets for our products, which products may be either part of larger overall end markets or end markets that include other types of products and services.

Certain monetary amounts, percentages and other figures included elsewhere in this prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables or charts may not be the arithmetic aggregation of the figures that precede them, and figures expressed as percentages in the text may not total 100% or, as applicable, when aggregated may not be the arithmetic aggregation of the percentages that precede them.

TRADEMARKS

We own or have rights to trademarks, service marks or trade names that we use in connection with the operation of our business. In addition, our names, logos and website domain names and addresses are our service marks or trademarks. We do not intend our use or display of other companies’ trademarks, service marks, copyrights or trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies. The trademarks we own or have the right to use include, among others, Gates and Tomkins. We also own or have the rights to copyrights that protect the content of our literature, be it in print or electronic form. Solely for convenience, the trademarks, service marks, tradenames and copyrights referred to in this prospectus are listed without the ©, ® and ™ symbols, but we will assert, to the fullest extent under applicable law, our rights to these trademarks, service marks and tradenames.

CERTAIN DEFINITIONS

In this prospectus, unless otherwise indicated or the context otherwise requires, the following terms have the following meanings:

First-fit, refers to the sale of our products as pre-qualified components on original equipment.

Fluid Power, refers to the category of products sold by Gates that includes:

•	high-pressure, reinforced rubber hydraulic hoses;

•	metal hydraulic hose couplings and other fittings;

•	hoses used in a wide variety of industrial fluid transfer applications;

•	curved and molded hoses used to convey fluids in commercial and light vehicle engines; and

•	high-performance hoses used in the oil and gas industry. Gates’ hose maintenance services business is also included in this category.

Power Transmission, refers to the category of products sold by Gates that includes:

•	rubber V-belts;

•	rubber ribbed V-belts;

•	rubber synchronous timing belts;

•	polyurethane belts;

•	metal tensioners and idler pulleys;

•	accessory belt drive kits; and

•	timing belt kits.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. Because this is only a summary, it does not contain all of the information that may be important to you. You should read this entire prospectus and should consider, among other things, the matters set forth under “Risk Factors,” “Selected Historical Financial Information” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our financial statements and related notes thereto appearing elsewhere in this prospectus before making your investment decision. Unless the context otherwise requires or otherwise provided herein, all references to “Gates,” the “Company,” “we,” “us” and “our” refer to Gates Global Inc., together with the entities that will become its consolidated subsidiaries prior to the completion of this offering. See “Basis of Presentation and Other Information.”

Company Overview

We are the world’s leading manufacturer of power transmission belts and a premier global manufacturer of fluid power products. We estimate that for the twelve months ended September 28, 2013 approximately 55% of our sales were derived from products and geographies in which we have the leading market share position and approximately 85% in which we maintain a top three position. Our highly engineered products are critical components used in diverse industrial and automotive applications where the cost of failure is very high relative to the cost of our products. We provide a differentiated value proposition to our customers by offering a complete portfolio of premium product and service solutions for both replacement and first-fit applications across our targeted end markets, which encompass process and specialty, construction, agriculture, energy, transportation and automotive. For the twelve months ended September 28, 2013, approximately 63% of our sales were generated from a diverse set of replacement markets globally, which provide significant earnings resiliency. We sell our products globally under the Gates brand, which is recognized by distributors, original equipment manufacturers, or OEMs, and installers as the premium brand for quality and technological innovation, a reputation which we have built for over a century since the Company’s founding in 1911. For the twelve months ended September 28, 2013, we generated $2.9 billion of sales, $25 million of profit attributable to equity shareholders, $536 million of Adjusted EBITDA and $196 million of Adjusted Net Income.

We are diversified by product, customer, geography and end market. Our product portfolio consists of over 580,000 stock keeping units, or SKUs, which we believe represents the broadest range of power transmission belts and fluid power products in the markets we serve. We maintain long-standing relationships with the leading distributors of replacement industrial and automotive parts, as well as OEMs, in every region of the world, with some of our longest customer relationships exceeding 50 years. Our top 10 customers represented less than 30% of our sales for each of 2012 and 2011. Our products are sold in over 120 countries around the world, with our largest region, North America, representing approximately 47% of our sales for the twelve months ended September 28, 2013. We also have a long-established and growing presence in emerging markets, and we believe we are well-positioned to capitalize on the growth trends in these regions. In addition to our geographical diversification, we serve a number of diverse industrial end markets with exposure to a variety of demand drivers that in aggregate enhance our earnings stability.

We believe that our premier global brand, market leadership and differentiated value proposition allow us to generate sales growth in excess of our end market growth. We plan to enhance our growth profile with continued expansion in existing industrial end markets with applications that leverage our global brand, existing product portfolio, and manufacturing and distribution capabilities. Continuous new product innovation and our long-standing presence in emerging markets will also drive incremental growth. We generate strong margins by selling highly engineered products at premium prices and running a lean organization with a low-cost footprint. We further enhance our margins with a culture of continuous improvement. Our capital light business model maintains substantial operating leverage, which yields strong free cash flow and attractive returns on invested capital.

We believe that we are at an inflection point in the history of our company. From 1911 to 2013, our business was either a private family-owned company or part of a broader conglomerate. Today, we are operating as a completely stand-alone business and our executive management team can focus exclusively on achieving Gates’ strategic goals.

The charts below highlight our sales composition by segment, application and product category for the twelve months ended September 28, 2013.

Our Solutions

We sell our high performance power transmission and fluid power products both as replacement components and as pre-qualified components on original equipment, or first-fit, to customers worldwide. For the twelve months ended September 28, 2013, approximately 63% of our sales were generated from a diverse set of replacement markets globally, which provide significant earnings resiliency. A significant portion of our replacement sales are derived from applications where we were not the first-fit provider. Our replacement business is bolstered by our first-fit business, which provides market validation from OEMs, increases brand visibility in our end markets and enhances our replacement sales. Where we are not the first-fit manufacturer, we experience strong pull-through demand from end users in the replacement market who specifically request Gates-branded products. Our mix of replacement sales to first-fit sales varies by region based on our market strategy and the development of the replacement channel in each region. For example, in emerging markets such as China, our business is characterized by a higher first-fit presence given the relatively underdeveloped industrial and automotive replacement channels, and we believe that our first-fit market presence will drive future growth in our replacement business. In North America and EMEA, where there are long-established replacement markets, approximately 72% and 64%, respectively, of our sales for the twelve months ending September 28, 2013 were derived from higher margin replacement channels.

Our highly engineered products are typically used in a wide range of end-uses for applications that involve motion. Our products are critical to the functioning of the equipment, process or system in which they are a component, creating a dynamic where the cost of failure is very high relative to the individual cost of our products. In addition, the cost of our products is low relative to the cost of the overall system in which they operate. As a result, our products are not only replaced as a result of normal wear and tear due to the harsh environments in which they often operate, but also to take advantage of labor efficiencies, which accelerate replacement (for example, our parts may be replaced as part of ongoing maintenance to the broader systems in which they are a part of), and risk mitigation as our component cost is significantly lower relative to the cost of application failure.

Power Transmission		Fluid Power

• Synchronous belts (timing belts) • Accessory drive belts (V-belts) • Front end accessory drive belts (serpentine or Micro-V belts)	• V-ribbed belts • Metal drive components • Accessory belt drive kits • Timing belt kits	• Hydraulic hose and couplings • Industrial hose • Engine hose and assemblies

We believe that our value proposition extends beyond the premium quality products we offer. Our sales and marketing organization offers customer training on installation and early identification of wear and tear on components. We also work closely with OEMs to develop new products and technologies that eventually carry over to the replacement market. We believe that we provide industry-leading delivery times for our products, and have the broadest portfolio of power transmission and fluid power products in the end markets we serve. Distributors and installers require timely access to a wide range of products as they need the correct component in order to serve their customers, and if distributors and installers do not have access to that component, they lose the sale. We believe that through our long history of devoting considerable focus on customer engagement and training, product innovation and best-in-class order fulfillment, we consistently maintain high levels of customer satisfaction, which we believe further entrenches our customer loyalty.

We offer all of our products in each of our four operating segments, which are organized by region: North America, Europe, Middle East and Africa, or Gates EMEA, Asia and the Pacific regions, or Gates APAC, and South America. While we characterize our products as replacement or first-fit, our global manufacturing footprint, processes and tooling allow us to manufacture products for each of these channels interchangeably. We are able to make similar products regardless of the end market served (for example, for industrial or automotive end markets) within the same facilities, which greatly enhances our flexibility to address market demand and minimizes capital expenditures. Our global footprint provides us with a “close to customer” local mindset and our vast distribution network in each of our geographies strengthens our customer relationships by accelerating response times relative to our competition.

Our Markets

We serve a diverse set of end markets, encompassing both industrial and automotive applications, selling through both replacement and first-fit channels globally. For each of the last three fiscal years, approximately 60% of our sales are generated from replacement markets, with the remaining sales, totaling approximately 40%, from first-fit applications. Within industrial, our end market focus includes process and specialty, construction, agriculture, energy, transportation and others. Our total sales to industrial end markets have grown over the last three years, a trend we believe will continue. Our automotive end market encompasses light-vehicle applications, with more than 60% of our global automotive sales derived from replacement products positioned at the premium end of the market in each of the last three fiscal years.

Industrial Markets (47% of sales)

Our industrial end markets represented 47% of our sales for the twelve months ended September 28, 2013. More than 60% of our industrial sales, or 29% of our total sales, for the twelve months ended September 28, 2013, were generated from products sold to the industrial replacement market. The harsh environment in which our critical components often operate drives our robust product replacement business. Our products are generally replaced due to a number of key factors, including normal wear and tear, accelerated replacement to take advantage of labor efficiencies (for example, our parts may be replaced as part of ongoing maintenance to the broader systems in which they are a part of) and risk mitigation as the cost of our components is low relative to the cost of application failure.

We generated 18% of sales for the twelve months ended September 28, 2013 from products sold to the industrial first-fit market. This market is driven by global OEM production volumes across our core end markets. In developed markets, OEM production volumes are expected to benefit from the continued improvement in industrial production and other end market-specific factors such as increased demand for energy efficient products. In emerging markets, we expect the first-fit market to benefit from continued investment in infrastructure and general economic development.

The large, diverse and global nature of the industrial markets we serve provides attractive opportunities for growth. We focus on end markets that we believe have significant addressable growth potential and allow us to leverage our global brand, existing manufacturing capacity and distribution capabilities. Our industrial sales and marketing function is organized by specific end-use verticals in order to provide industry-specific solutions and expertise to customers and to gain insights into customer needs in current and adjacent applications. Based on estimates from industry sources, as well as our own analysis, we estimate our incremental sales opportunity in industrial markets in which we have existing products and customers to be approximately $12 billion. In 2013, we have generated over $250 million of annual run-rate sales from new business wins in our targeted industrial markets.

We believe that we have significant opportunity to grow sales in many industrial markets. For example, sales growth in the global construction equipment end market is driven by the continuing urbanization of emerging markets. We also believe we have significant opportunities to grow sales in process and specialty end markets, which include general manufacturing, lawn and garden, food processing and other markets. Due to our global presence, we are well positioned to take advantage of a pickup in industrial production, a key driver of our general manufacturing end market. Similarly, we are positioned to grow within truck and bus end markets, particularly in Europe, due to our existing relationships with key OEM customers. We believe that underinvestment in truck fleets during the recession, as well as the need to comply with ever-higher standards of emissions and efficiency will drive continued replacement and first-fit demand. Finally, we also see significant opportunities in agriculture, energy and mining end markets. We believe increased demand for food production as well as farm mechanization will drive higher spend on agricultural equipment (particularly hydraulics), while a trend towards natural resource extraction in harsher environments, as well as technological advances such as hydraulic fracturing will drive higher spend on extraction equipment.

Automotive Replacement Markets (34% of sales)

For the twelve months ended September 28, 2013, we generated 34% of sales from the automotive replacement market. We are the leading provider of replacement automotive belts globally, and we believe we are well-positioned to benefit from favorable end market trends. The size and age of the global car parc are key drivers of our automotive replacement sales. In developed markets, the decline in auto sales during the recent recession has resulted in higher average vehicle age. According to industry sources, the average age of light vehicles in the US stands at a record 11.3 years. In Europe, the average age of light vehicles has followed a similar trend and currently stands at 8.4 years, as measured by ACEA. Additionally, our long-standing presence in emerging markets such as China, India, Eastern Europe and Russia, among others, positions us well to benefit from high growth in these regions as their replacement channels continue to develop. For example, according to industry sources, the car parc in China is expected to grow at a compound annual growth rate, or CAGR, of 12% through 2020.

Automotive First-Fit Markets (19% of sales)

For the twelve months ended September 28, 2013, we generated 19% of sales from the automotive first-fit end market, principally from belts and related metal drive products. Demand for our products in this end market is directly related to vehicle production in the geographic regions where our strategy includes having a more significant automotive first-fit presence. For the twelve months ended September 28, 2013, 86% of our automotive first-fit sales were to customers located outside of North America, primarily in Asia and Europe. A large portion of our automotive first-fit sales are from emerging markets where replacement channels are less developed. We believe our first-fit presence provides high visibility, brand validation, a growing installed base and positions us to benefit from growth in the car parc of emerging markets.

Our Competitive Strengths

We are a premium diversified industrial company, serving a wide range of end markets globally, with business characteristics that we believe provide us with a differentiated and sustainable competitive advantage and have allowed us to become the world’s leading manufacturer of power transmission belts and a premier global manufacturer of fluid power products. Our competitive strengths include:

Premier Global Brand

We offer our products and services under a single brand across every end market and geography. Since 1911, Gates has been recognized by distributors, installers and OEMs as a premier brand for power transmission and fluid power products and is known for premium quality, reliability, customer service, technology and breadth of offering. In our replacement businesses, we experience strong pull-through demand from end users who specifically request Gates-branded products.

Leading Market Position in Diversified End Markets and Geographies

We estimate that approximately 55% of our sales are derived from products and geographies in which we have the leading market share position and approximately 85% in which we maintain a top three position. Our reach is global and our replacement and first-fit products are used in a diverse set of industrial applications, including process and specialty, construction, agriculture, energy, transportation, as well as, automotive replacement and first-fit applications. We believe that we have achieved leading market positions through our premium global brand, SKU breadth, ability to meet product availability requirements, strong customer support, global presence, technical expertise and best-in-class quality. Our market leadership supports our strong margins while our diversity enhances earnings stability.

Well-Calibrated Replacement and First-Fit Market Revenue Mix

For the twelve months ended September 28, 2013, approximately 63% of our sales were generated from a diverse set of replacement markets globally, which provide significant earnings resiliency. Our first-fit business validates our brand, and builds on our installed base. We leverage our reputation for quality with first-fit customers to drive a resilient stream of on-going, high margin replacement component sales. Our replacement business reduces cyclicality and generates stable free cash flow. Our well-established sales and marketing infrastructure, product breadth and extensive distributor relationships are difficult to replicate and essential to our success.

Compelling Customer Value Proposition and Product Innovation

Our products, which are low cost relative to the overall cost of the systems in which they operate, are used in critical applications where the cost of failure is high relative to the cost of our components. Our customers value high levels of product performance and customer service that minimize the probability of failure. Our products typically meet or exceed customer standards, while our service offering further reduces potential costs associated with failure and application downtime. Our customers recognize our value proposition, and are willing to pay a premium for our high-quality product and integrated service offering. To uphold these standards and expectations of premium quality, we have extensive research and development capabilities and have spent approximately 2% of sales during each of the last three fiscal years for on-going research and development, or R&D, activities. We hold approximately 2,500 patents covering our innovative products, and we believe that we are recognized as the technology leader in the markets we serve.

Deeply Rooted Customer and Distributor Relationships

We have cultivated long-standing customer relationships with leading distributors and OEMs globally due to our strong brand reputation, SKU breadth, ability to meet highly demanding product fulfillment requirements, global presence, technical expertise and best-in-class quality. The length of our customer relationships often exceeds 35 years, and the relationships with some of our largest customers spans over 50 years. We believe our extensive distribution network, comprehensive portfolio and first-fit quality products are a competitive advantage relative to local competitors in the geographies and end markets in which we operate.

Global, Flexible Manufacturing Footprint

We benefit from substantial operating leverage given our flexible and efficient manufacturing model. Our tooling can be utilized to manufacture a variety of products for diverse end markets and applications without significant capital expenditures. We operate highly sophisticated manufacturing facilities that we believe exceed efficiency, cost and safety standards for the industry. Our in-country manufacturing presence reduces transport time, freight costs and transactional foreign exchange exposure. We have a strong culture of continuous improvement across our global operations that we expect will continue to generate on-going efficiency and cost improvements. Our culture facilitates the sharing of best practices by exporting efficiency initiatives from local plants across our global footprint.

Well-Positioned to Capture Incremental Market Share as Our End Markets Grow

We have identified numerous growth opportunities across our industrial end markets that are addressable with existing products and manufacturing capabilities. Our sales to industrial end markets have grown since 2010, and we have identified multiple applications where our business is growing. Our first-fit presence positions us well for growth and market share gain in rapidly expanding, automotive replacement markets in emerging economies such as China and Eastern Europe. Additionally, we believe there are acquisition opportunities across the various regions we serve that may provide additional growth.

Strong and Proven Management Team

We are led by an experienced, high-caliber management team that has developed a strong culture. Under the leadership of our executive team, with an average 25 years of industry experience, we have grown the Gates business and executed significant restructuring programs that have optimized our business portfolio and cost structure. We believe the overall talent level throughout our organization is a competitive strength that differentiates Gates for our stakeholders, including employees, customers and shareholders.

Our Strategy

Our objective is to continue to be a market leader by providing superior products and services to our customers. We have invested significant resources over time to develop differentiated services for our customers, improve our operational efficiency and enhance our global distribution network. We believe these investments provide a solid foundation for profitable sales growth and shareholder return. Our strategy is to:

Further Penetrate Industrial Verticals

We are targeting specific opportunities within our existing industrial end markets. Approximately 47% of our sales for the twelve months ended September 28, 2013 was generated from industrial replacement and first-fit end markets. We continue to see a significant opportunity to further deepen our penetration into industrial verticals utilizing our global brand, existing plant capacity, distribution capability and existing product portfolio. These verticals include construction, agriculture and energy, among others, which we have selectively targeted given their expected long-term growth prospects. By leveraging our application engineering capabilities and working with our customers to innovate, we continue to identify new opportunities for our products and solutions. We estimate the incremental sales opportunity for our existing product portfolio in these end markets exceeds $12 billion. During 2013, we generated new business representing over $250 million of annual run-rate sales in our existing industrial verticals. Furthermore, we have aligned our global footprint and resources to efficiently capitalize on the continued growth in the emerging markets driven by infrastructure development, increased industrial production and expanded vehicle ownership.

Grow Automotive Replacement Business in Emerging Markets

Our long-standing presence in emerging markets such as China, India, Eastern Europe and Russia, among others, and the strength of our global brand, positions us to benefit from significant long-term growth as replacement channels in these regions continue to develop. Our market strategy is to provide the leading OEMs in these regions with our highly engineered products. We believe that our first-fit presence and growing installed base validate our brand, which, together with growing car parcs and increasing average vehicle age in these regions, will drive our future long-term replacement growth. For example, in China, we currently provide first-fit products to leading automotive OEMs, such as Shanghai General Motors and Chery Automobile Co. For the twelve months ended September 28, 2013, we generated approximately $45 million of sales in the Chinese automotive replacement channel. According to industry sources, the car parc in China is expected to grow at a CAGR of 12% through 2020, and by then is expected to be the largest car parc in the world.

Develop New, Technologically Advanced, Market Relevant Products

We have a long history of successful innovation, from commercializing the V-belt in 1917 to pioneering the use of synthetic rubber in a broad range of industrial applications. We have spent approximately 2% of sales during each of the last three fiscal years on on-going R&D activities. We employ over 400 engineers that are dedicated to product and technology development around the world. Our R&D group works closely with our sales and marketing team to ensure that our new product efforts are closely tied to our customer-driven growth initiatives. Our year to date sales from products introduced in the last three years represent 10% to 12% of our global sales.

Enhance Margins Through Operational Excellence

We have developed a culture that drives ongoing cost reduction and efficiency improvements and facilitates the sharing of best practices globally. We will continue to leverage our scale and global presence to enable streamlined procurement and sourcing processes. In addition to our continuous improvement initiatives, we have optimized our manufacturing footprint and executed rationalization projects that have supported significant margin enhancement over the last five years. We continue to seek and act on opportunities to improve our cost structure and will benefit from significant operating leverage as we expand production.

Maximize Return on Invested Capital and Generate Strong Free Cash Flow

Our strong gross margin performance is supported by favorable pricing dynamics created by high product quality and brand strength and operating efficiencies. This high level of profitability, combined with our low level of capital intensity, translates into an attractive free cash flow profile and return on invested capital. We evaluate growth opportunities with the aim to achieve a high return on invested capital, and we continue to see many opportunities that will further enhance our strong financial profile. Our existing production footprint can accommodate meaningful volume growth with minimal capital investment, which we believe will further improve our return profile. We believe the long-term resiliency of our earnings and free cash flow is enhanced by our higher margin replacement revenue sources and long-standing customer relationships.

Pursue Strategic Acquisitions

We are well-positioned to capitalize on complementary acquisition opportunities. We will continue to analyze and selectively pursue strategic opportunities where we can add value by leveraging our core competencies and realize synergies by applying our global brand, distribution capabilities or operating culture. Since 2004, we have successfully completed eight bolt-on acquisitions that have expanded our product offering and access to new end markets.

Risks Related to Our Business

Investing in our ordinary shares involves substantial risk. You should carefully consider all of the information in this prospectus prior to investing in our ordinary shares. There are several risks related to our business that are described under “Risk Factors” elsewhere in this prospectus. Among these important risks are the following:

•	global and general economic conditions, including those specific to our end markets;

•	significant global operations and global expansion;

•	regulations applicable to our global operations;

•	our ability to compete successfully with other companies in our industries;

•	the cost and availability of raw materials;

•	the potential loss of key personnel;

•	product liability claims against us;

•	the sufficiency of our insurance policies to cover losses, including liabilities arising from litigation;

•	failure to develop and maintain intellectual property rights;

•	the demand for our products by industrial manufacturers and automakers;

•	our ability to integrate acquired companies into our business and the success of our acquisition strategy;

•	environmental, health and safety laws and regulations;

•	currency fluctuations from our international sales;

•	labor shortages, labor costs and collective bargaining agreements;

•	equipment failures, explosions and adverse weather;

•	the impact of natural disasters and terrorist attacks;

•	potential inability to obtain necessary capital;

•	the dependence on our subsidiaries for cash to meet our debt obligations;

•	risks related to our substantial indebtedness;

•	the ability of Onex Corporation, or Onex, and Canada Pension Plan Investment Board, or CPPIB, to control our ordinary shares;

•	other risks and uncertainties, including those listed under the caption “Risk Factors.”

Our Corporate Structure

Following the completion of the offering contemplated hereby, our corporate structure will be as shown below.

*	To be liquidated following the completion of this offering.

Our Sponsors

On September 14, 2010, Onex and CPPIB acquired Pinafore and currently own 97% of the equity of Pinafore.

With offices in Toronto, New York and London, Onex is one of the oldest and most successful private equity firms. Onex acquires and builds high-quality businesses in partnership with talented management teams. Onex makes private equity investments through the Onex Partners and ONCAP families of funds and has completed approximately 420 acquisitions with a total value of approximately $50 billion. Over Onex’s history, it has had extensive experience investing in industrial businesses. Onex’s current and previous industrial investments include Allison Transmission Holdings, Inc., Spirit AeroSystems, Inc., JELD-WEN Holdings, Inc., and Husky

International Ltd. Onex’s businesses generate annual revenues of $34 billion, have assets of $44 billion and employ approximately 229,000 people worldwide. Onex shares trade on the Toronto Stock Exchange under the stock symbol OCX.

CPPIB is one of the largest and fastest growing institutional investors in the world. It invests the funds not needed by the Canada Pension Plan to pay current benefits on behalf of 18 million Canadian contributors and beneficiaries. Headquartered in Toronto, with offices in London and Hong Kong, CPPIB is governed and managed independently of the Canada Pension Plan and at arm’s length from governments. At September 30, 2013, the Fund’s assets totaled C$193 billion, of which approximately C$48 billion is invested through the Private Investments group. A team of 135 dedicated Private Investment professionals manages investment activities in Direct Private Equity, Private Debt, Infrastructure, and Funds, Secondaries & Co-Investments. Direct Private Equity manages an approximately C$10 billion portfolio of investments and focuses on majority or shared control investments, typically alongside an existing fund partner, across multiple industry sectors worldwide. Current and previous industrial investments include Air Distribution Technologies Inc. and Generac Holdings Inc.

Company Information

Our principal US executive offices are located at 1551 Wewatta Street, Denver Colorado 80202, and our telephone number is (303) 744-1911. Our website address is www.gates.com. Information on, or accessible through, our website is not part of this prospectus, nor is such content incorporated by reference herein. You should rely only on the information contained in this prospectus when making a decision as to whether to invest in our ordinary shares.

The Offering

Issuer	Gates Global Inc.

Ordinary shares offered by the selling shareholders	shares

Ordinary shares outstanding after this offering	shares

Option to purchase additional shares	The selling shareholders have granted the underwriters a 30-day option from the date of this prospectus to purchase up to an additional ordinary shares at the initial public offering price, less underwriting discounts and commissions.

Use of proceeds	We will not receive any net proceeds from the sale of shares by the selling shareholders, including with respect to the underwriters’ overallotment option to purchase additional ordinary shares. See “Use of Proceeds.”

Proposed stock exchange symbol	“ .”

Risk factors	See “Risk Factors” beginning on page 19 of this prospectus for a discussion of factors you should carefully consider before deciding to invest in our ordinary shares.

The number of shares of our ordinary shares to be outstanding after completion of this offering is based on ordinary shares outstanding as of                     , 2014, which excludes:

•	ordinary shares issuable upon the exercise of options outstanding at a weighted average exercise price of $ per share;

•	ordinary shares reserved for issuance under our 2014 Incentive Plan, or our 2014 Plan, which we plan to adopt in connection with this offering.

Unless we specifically state otherwise, all information in this prospectus assumes:

•	no exercise of the option to purchase additional ordinary shares by the underwriters;

•	an initial offering price of $ per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus;

•	the filing and registration of our amended and restated memorandum and articles of association, which we refer to as the memorandum and articles, prior to the completion of this offering; and

•	completion of the Distribution Transactions.

Summary Historical Audited and Unaudited Consolidated Financial Information

The following table sets forth our summary historical audited and unaudited consolidated financial information for the periods and dates indicated. The balance sheet data as of December 31, 2012 and 2011 and the income statement and cash flow data for Fiscal 2012, Fiscal 2011, Q4 2010 and 9M 2010 have been derived from the audited consolidated financial statements of our business included elsewhere in this prospectus. The balance sheet data as of September 28, 2013 and the income statement and cash flow data for 9M 2013 and 9M 2012 have been derived from the unaudited condensed consolidated financial statements of our business included elsewhere in this prospectus. The unaudited condensed consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of our management, include all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of the information set forth herein. Interim financial results are not necessarily indicative of results that may be expected for the full fiscal year or any future reporting period.

Included in the table below, is financial information for Tomkins plc prior to the Acquisition, representing 9M 2010. The Predecessor financial statements do not reflect the effects of the accounting for, or the financing of, the Acquisition. Although Pinafore was incorporated on September 1, 2010, it had no assets or liabilities (other than the proceeds of the ordinary shares issued on incorporation) and no operations prior to the Acquisition.

In addition to the income statement and balance sheet data presented below, which has been derived from Pinafore’s audited consolidated financial statements and Pinafore’s unaudited condensed consolidated financial statements, we also present certain of these line items further bifurcated between Gates and Other Pinafore Assets (comprised of the Non-Gates Assets and exited businesses). We believe that this non-GAAP presentation more clearly presents Gates’ results and financial position.

The following information is only a summary and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the audited consolidated financial statements and the unaudited condensed consolidated financial statements and notes thereto included elsewhere in this prospectus, as well as the other financial information included elsewhere in this prospectus.

With the exception of the 9M 2013 period, all information below has been retrospectively recast for the adoption on January 1, 2013 of IAS 19R and the reclassification of certain expenses.

	Successor					Predecessor
(dollars and shares in millions, except per share data)	9M 2013	9M 2012	Fiscal 2012	Fiscal 2011	Q4 2010	9M 2010
Income statement data:
Sales	$2,327.8	$2,331.6	$3,037.3	$3,426.4	$900.2	$2,443.4
Gates(1)	2,227.1	2,243.8	2,922.8	2,956.0	734.6	1,943.6
Other Pinafore Assets(2)	100.7	87.8	114.5	470.4	165.6	499.8
Cost of sales	(1,446.9)	(1,485.5)	(1,944.4)	(2,269.1)	(728.7)	(1,625.9)

Gross profit	880.9	846.1	1,092.9	1,157.3	171.5	817.5
Gates(1)	845.3	815.0	1,052.5	1,065.2	150.7	746.4
Other Pinafore Assets(2)	35.6	31.1	40.4	92.1	20.8	71.1
Distribution costs	(274.6)	(272.1)	(358.0)	(376.0)	(101.2)	(271.4)
Administrative expenses	(358.3)	(392.4)	(530.7)	(572.1)	(190.5)	(272.5)
Transaction costs	—	—	—	(0.6)	(78.2)	(40.1)
Impairments	(2.4)	(3.1)	(3.1)	(38.0)	—	—
Restructuring costs	(18.5)	(17.5)	(26.8)	(38.8)	(3.6)	(8.0)
Net (loss)/gain on disposals and on exit of businesses	(0.3)	0.1	(0.6)	60.8	—	7.1
Share of (loss)/profit of associates	(0.1)	0.4	0.4	1.5	1.3	1.3

Operating profit/(loss)	226.7	161.5	174.1	194.1	(200.7)	233.9
Gates(1)	232.6	174.7	191.3	155.2	(199.6)	214.1
Other Pinafore Assets(2)	(5.9)	(13.2)	(17.2)	38.9	(1.1)	19.8
Interest expense	(101.7)	(159.8)	(208.3)	(276.0)	(75.5)	(21.4)
Investment income	1.4	1.7	2.9	4.7	2.4	3.3
Other finance income/(expense)	1.3	(78.3)	(73.6)	(16.7)	(29.3)	(16.7)

Net finance costs	(99.0)	(236.4)	(279.0)	(288.0)	(102.4)	(34.8)

Profit/(loss) before tax	127.7	(74.9)	(104.9)	(93.9)	(303.1)	199.1
Income tax (expense)/benefit	(28.3)	107.2	77.7	19.0	22.5	(57.1)

Profit/(loss) for the period from continuing operations	99.4	32.3	(27.2)	(74.9)	(280.6)	142.0
Discontinued operations:
Profit for the period from discontinued operations	5.5	179.2	775.8	119.0	7.7	93.5

Profit/(loss) for the period	104.9	211.5	748.6	44.1	(272.9)	235.5
Non-controlling interests	(20.3)	(17.5)	(23.1)	(29.3)	(0.9)	(26.2)

Profit/(loss) for the period attributable to equity shareholders	$84.6	$194.0	$725.5	$14.8	$(273.8)	$209.3

Pro forma earnings (loss) per share:
Basic
Diluted
Pro forma weighted average shares outstanding:
Basic
Diluted

	Successor
(dollars in millions)	As at September 28, 2013	As at December 31, 2012	As at December 31, 2011
Balance sheet data:
Cash and cash equivalents	$323.2	$431.3	$480.0
Property, plant and equipment	656.2	693.2	902.9
Gates(1)	618.3	651.9	679.4
Other Pinafore Assets(2)	37.9	41.3	223.5
Total assets	5,013.4	5,083.6	6,705.2
Total debt(3)	1,797.0	1,927.1	2,822.7
Net debt(4)	1,461.3	1,481.6	2,324.8
Shareholders’ equity	1,770.0	1,694.6	2,074.9

	Successor					Predecessor
(dollars in millions, except for margin and per share data)	9M 2013	9M 2012	Fiscal 2012	Fiscal 2011	Q4 2010	9M 2010
Cash flow data:
Operating activities	$153.3	$322.0	$438.0	$521.9	$45.4	$194.7
Investing activities	(49.5)	417.4	1,849.2	347.7	(4,098.8)	(103.0)
Financing activities	(212.0)	(1,002.6)	(2,334.6)	(845.7)	4,551.2	(42.1)

Other financial data:
Total capital expenditures	$57.8	$79.1	$109.8	$116.2	$60.2	$95.7
Gates(1)	55.3	78.1	81.9	77.3	38.0	50.2
Other Pinafore Assets(2)	2.5	1.0	27.9	38.9	22.2	45.5
Depreciation and amortization	162.2	180.9	236.9	262.1	72.8	94.3
EBITDA(5)	388.9	342.4	411.0	456.2	(127.9)	328.2
Adjusted EBITDA(5)(6)	427.8	401.0	508.6	551.1	143.0	385.3
Gates(1)	427.6	407.7	515.6	507.8	123.3	344.2
Other Pinafore Assets(2)	0.2	(6.7)	(7.0)	43.3	19.7	41.1
Adjusted EBITDA margin(5)	18.4%	17.2%	16.7%	16.1%	15.9%	15.8%
Gates(1)	19.2%	18.2%	17.6%	17.2%	16.8%	17.7%
Other Pinafore Assets(2)	0.2%	(7.6)%	(6.1)%	9.2%	11.9%	8.2%
Adjusted Net Income(7)	$183.5	$11.1	$16.0	$62.8	$(278.0)	$153.5
Gates(1)	188.3	21.1	29.2	30.0	(281.5)	107.6
Other Pinafore Assets(2)	(4.8)	(10.0)	(13.2)	32.8	3.5	45.9
Pro Forma Adjusted EPS(6)(7):
Basic
Diluted

(1)	Consists of the four regional Gates operating segments and the Group’s corporate operating segment, but excludes various parcels of real estate held by a number of real estate companies.
(2)	Consists of Non-Gates Assets and exited businesses. Exited businesses refers to the Powertrain, Other I&A and Doors & Windows businesses that were included in continuing operations for the periods presented, but are classified as exited segments. Powertrain, which was sold in Fiscal 2011, specializes in powder metal and engineered powertrain components. The Other I&A businesses, Ideal, Dexter Chassis and Plews, were sold during Fiscal 2011. They manufacture a range of industrial and automotive products including gear clamps, chassis components and automotive lubrication products and repair tools. The Doors & Windows segment comprises a business that was closed during 2009.
(3)	Total debt comprises the principal amounts of bank overdrafts, bank and other loans and obligations under finance leases.

(4)	Net debt is a non-GAAP measure. Management uses net debt rather than the narrower measure of net cash and cash equivalents which forms the basis for the consolidated cash flow statement, as a measure of the Group’s liquidity and in assessing the strength of the Group’s balance sheet.

Net debt represents the net total of:

•	the principal amount of the Group’s borrowings (bank overdrafts and bank and other loans); and

•	the carrying amount of finance lease obligations; less

•	the carrying amount of cash and cash equivalents and collateralized cash (included in trade and other receivables); and

•	the fair value of the foreign currency derivatives that are held to hedge foreign currency translation exposures.

For an analysis and reconciliation of the components of Net Debt, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Measures.”

(5)	EBITDA and Adjusted EBITDA are non-GAAP measures. EBITDA represents profit or loss for the period attributable to equity shareholders before the impact of profit or loss from discontinued operations, non-controlling interests, net finance costs, income taxes, depreciation and amortization. We present EBITDA because it is widely used by securities analysts, investors and other interested parties to evaluate the profitability of companies. EBITDA eliminates potential differences in performance caused by variations in capital structures (affecting net finance costs), tax positions (such as the availability of net operating losses against which to relieve taxable profits), the cost and age of tangible assets (affecting relative depreciation expense) and the extent to which intangible assets are identifiable (affecting relative amortization expense).

Adjusted EBITDA represents EBITDA before additional specific items that are considered to hinder comparison of the trading performance of our businesses either year-on-year or with other businesses. Adjusted EBITDA is the measure used by us, to assess the trading performance of our businesses and is therefore the measure of segment profit that we present under IFRS. Adjusted EBITDA is also presented on a consolidated basis (which includes the results and cash flows of our controlled, but non-100% owned, subsidiaries) because management believes it is important to consider our profitability on a basis consistent with that of its operating segments. Management believes that Adjusted EBITDA should, therefore, be made available to securities analysts, investors and other interested parties to assist in their assessment of the trading performance of our businesses.

During the periods under review, the items excluded from EBITDA in arriving at Adjusted EBITDA were:

•	the effect on cost of sales of the uplift to the carrying amount of inventory held by Tomkins on its acquisition by Pinafore;

•	the compensation expense in relation to share-based incentives;

•	transaction costs incurred in relation to business combinations;

•	impairments, comprising impairments of goodwill and material impairments of other assets;

•	restructuring costs;

•	the net gain or loss on disposals and on the exit of businesses; and

•	compensation paid to share plan participants for the impact on their awards of the return of capital made during Fiscal 2012.

EBITDA and Adjusted EBITDA therefore exclude items that may have a significant effect on the Group’s profit or loss and should, therefore, be used in conjunction with, not as substitutes for, profit or loss for the period. Management compensates for these limitations by separately monitoring profit or loss for the period.

For further information and reconciliations on the use of Non-GAAP measures see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Measures.”

The following table reconciles the profit for the period from continuing operations, a directly comparable GAAP measure, to Adjusted EBITDA for each of the periods presented:

	Successor					Predecessor
(dollars in millions, except for margin data)	9M 2013	9M 2012	Fiscal 2012	Fiscal 2011	Q4 2010	9M 2010
Profit/(loss) for the period attributable to equity shareholders	$84.6	$194.0	$725.5	$14.8	$(273.8)	$209.3
Non-controlling interests	20.3	17.5	23.1	29.3	0.9	26.2

Profit/(loss) for the period	104.9	211.5	748.6	44.1	(272.9)	235.5
Profit for the period from discontinued operations	(5.5)	(179.2)	(775.8)	(119.0)	(7.7)	(93.5)

Profit/(loss) for the period from continuing operations	99.4	32.3	(27.2)	(74.9)	(280.6)	142.0
Income tax expense/(benefit)	28.3	(107.2)	(77.7)	(19.0)	(22.5)	57.1

Profit/(loss) before tax	127.7	(74.9)	(104.9)	(93.9)	(303.1)	199.1
Net finance costs	99.0	236.4	279.0	288.0	102.4	34.8

Operating profit/(loss)	226.7	161.5	174.1	194.1	(200.7)	233.9
Amortization	89.9	93.5	124.2	128.0	35.4	11.2
Depreciation	72.3	87.4	112.7	134.1	37.4	83.1

EBITDA	388.9	342.4	411.0	456.2	(127.9)	328.2
Inventory uplift	—	—	—	—	125.7	—
Share-based incentives	17.7	38.1	44.4	78.3	63.4	16.1
Transaction costs	—	—	—	0.6	78.2	40.1
Impairments	2.4	3.1	3.1	38.0	—	—
Restructuring costs	18.5	17.5	26.8	38.8	3.6	8.0
Net loss/(gain) on disposals and on the exit of businesses	0.3	(0.1)	0.6	(60.8)	—	(7.1)
Compensation for the impact of the return of capital on share-based awards	—	—	22.7	—	—	—

Adjusted EBITDA	$427.8	$401.0	$508.6	$551.1	$143.0	$385.3

Adjusted EBITDA margin	18.4%	17.2%	16.7%	16.1%	15.9%	15.8%

(6)	Adjusted EBITDA margin and Pro Forma Adjusted EPS are non-GAAP measures. Adjusted EBITDA margin is calculated using sales from continuing operations and Adjusted EBITDA. Pro Forma Adjusted EPS is calculated on the basis of Adjusted EBITDA and the pro forma weighted average shares outstanding for the relevant periods. As these measures are based, in part, on Adjusted EBITDA, they are similarly impacted by the limitations referenced in (5) above and also should not be considered in isolation or as a substitute for IFRS measures.
(7)	Adjusted Net Income is a non-GAAP measure, which represents profit or loss for the period attributable to equity shareholders before the impact of profit or loss from discontinued operations, amortization of Acquisition-related intangible assets, amortization of deferred debt costs, income tax charge or benefit less net cash income taxes paid, restructuring costs and certain other specific items (such as severance costs, fees paid to the sponsors and legal costs unrelated to normal operations) that are considered to hinder comparison of the trading performance of our businesses either year-on-year or with other businesses.

We use Adjusted Net Income to measure our overall profitability as it reflects more clearly our cash earnings generation by capturing the actual cash tax paid or received rather than our tax charge or benefit as presented in the income statement. It also excludes the non-cash impacts of the amortization of intangible assets recognized as a result of the Acquisition and the amortization of deferred debt costs. We therefore believe that the presentation of Adjusted Net Income enhances the overall understanding of the financial performance of our business.

Adjusted Net Income excludes items that may have a significant effect on our profit or loss and should, therefore, be used in conjunction with, not as substitutes for, profit or loss for the period attributable to equity shareholders. Management compensates for these limitations by separately monitoring this comparable IFRS metric.

For further information on the use of Non-GAAP measures see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Measures.”

The following table reconciles the profit/(loss) for the period attributable to equity shareholders, a directly comparable GAAP measure, to Adjusted Net Income/(Loss) for each of the periods presented:

	Successor					Predecessor
(dollars in millions)	9M 2013	9M 2012	Fiscal 2012	Fiscal 2011	Q4 2010	9M 2010
Profit/(loss) for the period attributable to equity shareholders	$84.6	$194.0	$725.5	$14.8	$(273.8)	$209.3
Profit for the period from discontinued operations	(5.5)	(179.2)	(775.8)	(119.0)	(7.7)	(93.5)
Amortization of Acquisition intangible assets	87.2	89.5	119.3	121.7	32.4	—
Amortization of deferred debt costs	25.0	43.9	61.6	91.0	2.9	—
Income tax expense/(benefit)	28.3	(107.2)	(77.7)	(19.0)	(22.5)	57.1
Net cash income taxes paid	(60.9)	(44.9)	(63.1)	(82.1)	(14.6)	(27.8)
Restructuring costs	18.5	17.5	26.8	38.8	3.6	8.0
Other net income adjustments	6.3	(2.5)	(0.6)	16.6	1.7	0.4

Adjusted Net Income/(Loss)	$183.5	$11.1	$16.0	$62.8	$(278.0)	$153.5

RISK FACTORS

An investment in our ordinary shares involves a high degree of risk. You should consider carefully the following risks, together with the information under the caption “Business” and the other information contained in this prospectus before you decide whether to buy our ordinary shares. If any of the events contemplated by the following discussion of risks should occur, our business, results of operations, financial condition and cash flows could suffer significantly. As a result, the market price of our ordinary shares could decline, and you may lose all or part of the money you paid to buy our ordinary shares. The following is a summary of all the material risks known to us.

Risks Related to Our Strategy and the Competitiveness of Our Operations

Our strategy to expand our geographical reach may be impacted by economic, political and other risks associated with international operations, and this could adversely affect our business.

One of our key strategies is to expand our geographic reach, and as a result, a substantial portion of our operations are conducted and located outside North America. For the twelve months ended September 28, 2013, approximately 53% of sales from continuing operations originated from outside of North America. We have manufacturing, sales and service facilities spanning five continents and sell to customers in over 120 countries. Moreover, a significant amount of our manufacturing functions and sources of our raw materials and components are from Asia, principally China. Accordingly, our business and results of operations, as well as the business and results of operations of our vendors, suppliers and customers, are subject to risks associated with doing business internationally, including:

•	changes in foreign currency exchange rates;

•	trade protection measures, such as tariff increases, and import and export licensing and control requirements;

•	the complexities of operating within multiple tax jurisdictions, including potentially negative consequences from changes in tax laws or from tax examinations, which may, in addition, require an extended period of time to resolve;

•	instability in a specific country’s or region’s political, economic or social conditions;

•	difficulty in staffing and managing widespread operations;

•	difficulty of enforcing agreements and collecting receivables through some foreign legal systems;

•	differing and, in some cases, more stringent labor regulations;

•	partial or total expropriation;

•	differing protection of intellectual property;

•	unexpected changes in regulatory requirements and required compliance with a variety of foreign laws, including environmental regulations and laws;

•	the burden of complying with multiple and possibly conflicting laws and any unexpected changes in regulatory requirements;

•	differing local product preferences and product requirements;

•	strong competition from companies that are already established in the markets we seek to enter;

•	inability to repatriate income or capital; and

•	difficulty in administering and enforcing corporate policies, which may be different than the normal business practices of local cultures.

Dependence on the continued operation of our manufacturing facilities.

While we are not heavily dependent on any single manufacturing facility, major disruptions at a number of our manufacturing facilities, due to labor unrest, natural disasters, terrorist attacks, significant mechanical failure of our facilities, or other catastrophic event, could result in significant interruption of our business and a potential loss of customers and sales or could significantly increase our operating costs.

We are subject to anti-corruption laws in various jurisdictions, as well as other laws governing our international operations. If we fail to comply with these laws we could be subject to civil or criminal penalties, other remedial measures, and legal expenses, which could adversely affect our business, financial condition and results of operations.

Our international operations are subject to one or more anti-corruption laws in various jurisdictions, such as the US Foreign Corrupt Practices Act of 1977, as amended, or FCPA, the UK Bribery Act of 2010 and other anticorruption laws. The FCPA and these other laws generally prohibit employees and intermediaries from bribing or making other prohibited payments to foreign officials or other persons to obtain or retain business or gain some other business advantage. We operate in a number of jurisdictions that pose a high risk of potential FCPA violations, and we participate in joint ventures and relationships with third parties whose actions could potentially subject us to liability under the FCPA. In addition, we cannot predict the nature, scope or effect of future regulatory requirements to which our international operations might be subject or the manner in which existing laws might be administered or interpreted.

We are also subject to other laws and regulations governing our international operations, including regulations administered by the US Department of Commerce’s Bureau of Industry and Security, the US Department of Treasury’s Office of Foreign Asset Control, and various non-US government entities, including applicable export control regulations, economic sanctions on countries and persons, customs requirements, currency exchange regulations, and transfer pricing regulations. We refer to these laws and regulations as Trade Control laws.

We have instituted policies, procedures and ongoing training of certain employees with regard to business ethics, designed to ensure that we and our employees comply with the FCPA, other anticorruption laws and Trade Control laws. However, there is no assurance that our efforts have been and will be completely effective in ensuring our compliance with all applicable anti-corruption laws, including the FCPA, or other legal requirements. If we are not in compliance with the FCPA, other anti-corruption laws or Trade Control laws, we may be subject to criminal and civil penalties, disgorgement and other sanctions and remedial measures, and legal expenses, which could have an adverse impact on our business, financial condition, results of operations and liquidity. Likewise, any investigation of any potential violations of the FCPA or other anti-corruption laws by US or foreign authorities could also have an adverse impact on our business, financial condition and results of operations.

We face competition in all areas of our business and may not be able to successfully compete with our competitors, which could lead to lower levels of profits and reduce the amount of cash we generate.

We are subject to competition from other producers of products that are similar to ours. Our customers often demand delivery of our products on a tight time schedule and in a number of geographic markets. If our quality of service declines or we cannot meet the demands of our customers, they may utilize the services or products of our competitors. Our competitors include manufacturers that may be better capitalized, may have a more extensive low-cost sourcing strategy and presence in low-cost regions or may receive significant governmental support and as a result, may be able to offer more aggressive pricing. If we are unable to continue to provide technologically superior or better quality products or to price our products competitively, our ability to compete could be harmed and we could lose customers or market share.

We are subject to risks from litigation that may materially impact our operations.

We face an inherent business risk of exposure to various types of claims and lawsuits. We are involved in various intellectual property, product liability, product warranty, environmental claims and lawsuits, and other legal proceedings arising in the ordinary course of our business. Although it is not possible to predict with certainty the outcome of every claim and lawsuit and the range of probable loss, we believe these lawsuits and claims will not individually or in the aggregate have a material impact on our results. However, we could, in the future, be subject to various lawsuits, including, amongst others, intellectual property, product liability, product warranty, environmental claims and antitrust claims, and we may incur judgments or enter into settlements of lawsuits and claims that could have a material adverse effect on our results of operations in any particular period.

Our insurance may not fully cover all future losses we may incur.

Manufacturers of products such as ours are subject to inherent risks. We maintain an amount of insurance protection that we consider adequate, but we cannot provide any assurance that our insurance will be sufficient or provide effective coverage under all circumstances and against all hazards or liabilities to which we may be subject. Specifically, our insurance may not be sufficient to replace facilities or equipment that are damaged in part or in full. Damages or third party claims for which we are not fully insured could hurt our financial results and materially harm our financial condition. Further, due to rising insurance costs and changes in the insurance markets, insurance coverage may not continue to be available at all or at rates or on terms similar to those presently available. Additionally, our insurance may subject us to significant deductibles, self-insured retentions, retrospectively rated premiums or similar costs. Any losses not covered by insurance could have a material adverse effect on us. We typically purchase business interruption insurance for our facilities. However, if we have a stoppage, our insurance policies may not cover every contingency and may not be sufficient to cover all of our lost revenues. In the future, we may be unable to purchase sufficient business interruption insurance at desirable costs.

We supply products to industries that are subject to inherent risks, including equipment defects, malfunctions and failures and natural disasters, which could result in unforeseen and damaging events. These risks may expose us, as an equipment operator and supplier, to liability for personal injury, wrongful death, property damage, and pollution and other environmental damage. The insurance we carry against many of these risks may not be adequate to cover our claims or losses. Further, insurance covering the risks we expect to face or in the amounts we desire may not be available in the future or, if available, the premiums may not be commercially justifiable. If we were to incur substantial liability and such damages were not covered by insurance or were in excess of policy limits, or if we were to incur liability at a time when we were not able to obtain liability insurance, our business, results of operations, cash flows and financial condition could be negatively impacted. If our clients suffer damages as a result of the occurrence of such events, they may reduce their business with us.

Failure to develop, obtain and protect intellectual property rights could adversely affect our competitive position.

Our success depends on our ability to develop technologies and inventions used in our products and to brand such products, to obtain intellectual property rights in such technologies, inventions, and brands, and to protect and enforce such intellectual property rights. In this regard, we rely on US and foreign trademark, patent, copyright, and trade secret laws, as well as license agreements, nondisclosure agreements, and confidentiality and other contractual provisions. Nevertheless, the technologies and inventions developed by our engineers in the future may not prove to be as valuable as those of competitors, or competitors may develop similar or identical technologies and inventions independently of us and before we do.

We may not be able to obtain patents or other intellectual property rights in our new technologies and inventions or, if we do, the scope of such rights may not be sufficiently broad to afford us any significant commercial advantage over our competitors. Owners of intellectual property rights that we need to conduct our business as it evolves may be unwilling to license such intellectual property rights to us on terms we consider reasonable. Competitors and others may successfully challenge the ownership, validity, and/or enforceability of our intellectual property rights. In the past, pirates have counterfeited certain of our products and sold them under our trademarks, which has led to loss of sales. It is difficult to police such counterfeiting, particularly on a worldwide basis, and the efforts we take to stop such counterfeiting may not be effective.

Our other efforts to enforce our intellectual property rights against infringers may not prove successful and will likely be time consuming and expensive and may divert management’s attention from the day-to-day operation of our business. Adequate remedies may not be available in the event of an unauthorized use or disclosure of our trade secrets and manufacturing expertise. If we fail to successfully enforce our intellectual property rights, our competitive position could suffer, which could harm our business, financial condition, results of operations and cash flows. We operate in industries with respect to which there are many patents, and it is not possible for us to ascertain that none of our products infringes any patents. If we were found to infringe any patent rights or other intellectual property rights of others, we could be required to pay substantial damages or we could be enjoined from offering certain products and services.

Our information technology systems are decentralized, which may lead to certain security risks and make access to our applications cumbersome.

In general our information technology systems are decentralized. This decentralization may lead to security risks and makes access to common applications cumbersome. We are in the midst of several large-scale information technology projects, including with respect to Enterprise Resource Planning, or ERP, systems and consolidation of applications and servers. The costs of such projects may exceed the amounts we have budgeted for them, and any material failures in the execution of such projects may hinder our day-to-day operations.

Pricing pressures from our customers may adversely affect our business.

We face the greatest pricing pressure from our customers in the automotive first-fit end market. Virtually all vehicle manufacturers seek price reductions in both the initial bidding process and during the term of the award. We are also, from time to time, subject to pricing pressures from customers in our other end markets. If we are not able to offset price reductions through improved operating efficiencies and reduced expenditures or new product introduction, those price reductions may have a material adverse effect on our results of operations.

We may in the future acquire related businesses, which we may not be able to successfully integrate, and we may be unable to recoup our investment in these businesses.

We consider strategic acquisitions of complementary businesses to expand our product portfolio and geographic presence on an ongoing basis, and regularly have discussions concerning potential acquisitions, certain of which may be material and which may be consummated following the completion of this offering. Acquisitions, particularly investments in emerging markets, involve legal, economic and political risks. We also encounter risks in the selection of appropriate investment and disposal targets, execution of the transactions and integration of acquired businesses.

While we believe we have successfully integrated the operations we have acquired, we may not be able to effectively integrate future acquisitions or successfully implement appropriate operational, financial and management systems and controls to achieve the benefits expected to result from these acquisitions. As a result, we may not be able to recoup our investment in those acquisitions or achieve the economic benefits that we anticipate from these acquisitions. Our efforts to integrate these businesses could be affected by a number of factors beyond our control, such as general economic conditions and increased competition. In addition, the process of integrating these businesses could cause the interruption of, or loss of momentum in, the activities of our existing business and the diversion of management’s attention. These impacts and any delays or difficulties encountered in connection with the integration of these businesses could negatively impact our business and results of operations.

Environmental compliance costs and liabilities and responses to concerns regarding climate change could affect our financial condition, results of operations and cash flows adversely.

Our operations, products and properties are subject to stringent US and foreign, federal, state, local and provincial laws and regulations relating to environmental protection, including laws and regulations governing the investigation and clean up of contaminated properties as well as air emissions, water discharges, waste management and disposal, product safety and workplace health and safety. Such laws and regulations affect all of our operations, are continually changing, generally vary by jurisdiction and can impose substantial fines and sanctions for violations. Further, they may require substantial clean-up costs for our properties (many of which are sites of long-standing manufacturing operations) or other sites where we have operated or disposed waste, and the installation of costly pollution control equipment or operational changes to limit pollution emissions and/or decrease the likelihood of accidental releases of regulated materials. We must conform our operations, products and properties to these laws and adapt to regulatory requirements in all jurisdictions as these requirements change.

We have experienced, and expect to continue to experience costs and liabilities relating to environmental laws and regulations, including costs and liabilities associated with the clean-up and investigation of some of our current and former properties and offsite disposal locations as well as personal injury and/or property damage lawsuits alleging damages arising from exposure to hazardous materials associated with our current or former operations, facilities or products. In addition, environmental, health and safety laws and regulations applicable to our business and the business of our customers, and the interpretation or enforcement of these laws and regulations, are constantly evolving and it is impossible to predict accurately the effect that changes in these laws and regulations, or their interpretation or enforcement, may have upon our business, financial condition or results of operations. Such developments, as well as the discovery of previously unknown contamination, the imposition of new clean-up requirements, or new claims for property damage, personal injury or damage to natural resources arising from environmental matters, or claims arising from exposure to hazardous materials used, or alleged to be used, by us in the past, including in our operations, facilities or products, could require us to incur costs or become the basis for new or increased liabilities that could have a material adverse effect on our business, financial condition and results of operations.

In addition, increasing global efforts to control emissions of carbon dioxide, methane and other greenhouse gases, or GHG, have the potential to impact our facilities, products or customers. Certain countries, states, provinces, regulatory agencies and multinational and international authorities with jurisdiction over our operations have implemented measures, or are in the process of evaluating options, including so-called “cap and trade” systems, to regulate GHG emissions. The stringency of these measures varies among jurisdictions where we have operations. GHG regulation could increase the price of the energy and raw materials we purchase, require us to purchase allowances to offset our own emissions, or negatively impact the market for the products we distribute. GHG regulation could also negatively affect our customers, in particular those in the oil and gas industry, which is a key demand driver of our industrial end markets and has been a focus of GHG regulation by the US EPA. These effects of GHG regulation could significantly increase our costs, reduce our competitiveness in a global economy or otherwise negatively affect our business, operations or financial results. See “Risk Factors—Risks Related to Our Products—We may be subject to recalls, product liability claims or may incur costs related to product warranties or changes to product regulations that may materially and adversely affect our business” for additional risks relating to environmental, health and safety regulations applicable to our products.

We have taken, and continue to take, cost reduction actions, which may expose us to additional production risk and we may not be able to maintain the level of cost reductions that we have achieved.

We have been reducing costs in all of our businesses and have discontinued product lines, exited businesses, consolidated manufacturing operations and reduced our employee population. The impact of these cost reduction actions on our sales and profitability may be influenced by many factors and we may not be able to maintain the level of cost savings that we have achieved depending on our ability to successfully complete these efforts. In connection with the implementation and maintenance of our cost reduction measures, we may face delays in implementation of anticipated workforce reductions, a decline in employee morale and a potential inability to meet operational targets due to an inability to retain or recruit key employees.

We are exposed to exchange rate fluctuations in the international markets in which we operate.

We conduct operations in many areas of the world involving transactions denominated in a variety of functional currencies. We are subject to currency exchange rate risk to the extent that our costs may be denominated in currencies other than those in which we earn and report revenues and vice versa. In addition, a decrease in the value of any of these currencies relative to the US dollar could reduce our profits from non-US operations and the translated value of the net assets of our non-US operations when reported in US dollars in our financial statements. This could have a negative impact on our business, financial condition or results of operations as reported in US dollars. Fluctuations in currencies may also make it more difficult to perform period-to-period comparisons of our reported results of operations.

We anticipate that there will be instances in which costs and revenues will not be exactly matched with respect to currency denomination. As a result, to the extent we expand geographically, we expect that increasing portions of our revenues, costs, assets and liabilities will be subject to fluctuations in foreign currency valuations. We may experience economic loss and a negative impact on earnings or net assets solely as a result of foreign currency exchange rate fluctuations. Further, the markets in which we operate could restrict the removal or conversion of the local or foreign currency, resulting in our inability to hedge against these risks.

We also face risks arising from the imposition of exchange controls and currency devaluations. Exchange controls may limit our ability to convert foreign currencies into US dollars or to remit dividends and other payments by our foreign subsidiaries or businesses located in or conducted within a country imposing controls. Currency devaluations result in a diminished value of funds denominated in the currency of the country instituting the devaluation. Actions of this nature, if they occur or continue for significant periods of time, could have an adverse effect on our results of operations and financial condition in any given period.

Terrorist acts, conflicts and wars may materially adversely affect our business, financial condition and results of operations.

As we have a large international footprint, we are subject to increased risk of damage or disruption to us, our employees, facilities, partners, suppliers, distributors, resellers or customers due to terrorist acts, conflicts and wars, wherever located around the world. The potential for future attacks, the national and international responses to attacks or perceived threats to national security, and other actual or potential conflicts or wars have created many economic and political uncertainties. Although it is impossible to predict the occurrences or consequences of any such events, they could result in a decrease in demand for our products, make it difficult or impossible to deliver products to our customers or to receive components from our suppliers, create delays and inefficiencies in our supply chain and result in the need to impose employee travel restrictions, and thereby adversely affect our business, financial condition, results of operations and cash flows.

Risks Related to Our Markets

Conditions in the global economy and the major end markets we serve may materially and adversely affect the business and results of operations of our businesses should they deteriorate.

Our business and operating results have been, and will continue to be, affected by worldwide economic conditions, including conditions in the general industrial and automotive end markets we serve. As a result of continuing effects from the slowdown in global economic growth, the credit market crisis, weak consumer and business confidence, high levels of unemployment, reduced levels of capital expenditures, fluctuating commodity prices, bankruptcies and other challenges affecting the global economy, some of our customers may experience the deterioration of their businesses, cash flow shortages or difficulty obtaining financing. As a result, existing or potential customers may delay or cancel plans to purchase our products and services and may not be able to fulfill their obligations to us in a timely fashion.

Further, our vendors may be experiencing similar conditions, which may impact their ability to fulfill their obligations to us. If the global economic slowdown continues for a significant period or there is significant further deterioration in the global economy, our results of operations, financial position and cash flows could be materially adversely affected.

Longer product lives of automotive parts are adversely affecting demand for some of our replacement products.

The average useful life of automotive parts has steadily increased in recent years due to innovations in products, technologies and manufacturing processes. The longer product lives allow vehicle owners to replace parts of their vehicles less often. As a result, a portion of sales in the replacement market has been displaced. This has adversely impacted, and could continue to adversely impact, our replacement market sales. Also, any additional increases in the average useful lives of automotive parts would further adversely affect the demand for our replacement market products.

We may not be able to accurately forecast demand or meet significant increases in demand for our products.

Certain of our businesses operate with short lead times and we order raw materials and supplies and plan production based on discussions with our customers and internal forecasts of demand. If we are unable to accurately forecast demand for our products, in terms of both volume and specific products, or react appropriately to abrupt changes in demand, we may experience delayed product shipments and customer dissatisfaction. Additionally, if demand increases significantly from current levels, both we and our suppliers may have difficulty meeting such demand, particularly if such demand increases occur rapidly. Failure to accurately forecast demand or meet significant increases in demand could have an adverse impact on our business, financial condition and operating results.

Risks Related to Our Products

If we are unable to obtain raw materials at favorable prices in sufficient quantities, or at the time we require them, our operating margins and results of operations may be adversely affected.

We purchase our energy, steel, aluminum, rubber and rubber-based materials, and other key manufacturing inputs from outside sources. We do not traditionally have long-term pricing contracts with raw material suppliers. The costs of these raw materials have been volatile historically and are influenced by factors that are outside our control. In recent years, the prices for energy, metal alloys, polymers and certain other of our raw materials have fluctuated significantly. While we strive to avoid this risk through the use of price escalation mechanisms with respect to our raw materials in our customer contracts and we seek to offset our increased costs with gains achieved through operational efficiencies, if we are unable to pass increases in the costs of our raw materials on to our customers, our operating margins and results of operations may be adversely affected if operational efficiencies are not achieved.

Additionally, our businesses compete globally for key production inputs. The availability of qualified suppliers and of certain raw materials, energy or other key inputs may be disrupted by any number of geopolitical factors, including political unrest and significant weather events. Such disruptions may require additional capital or operating expenditure by us or force reductions in our production volumes.

We may be subject to recalls, product liability claims or may incur costs related to product warranties that may materially and adversely affect our business.

Meeting or exceeding many government-mandated safety standards is costly and requires manufacturers to remedy defects related to product safety through recall campaigns if the products do not comply with safety standards. If we, customers or government regulators determine that a product is defective or does not comply with safety standards prior to the start of production, the launch of a product could be delayed until such defect is remedied. The costs associated with any protracted delay of a product launch or a recall campaign to remedy defects in products that have been sold could be substantial.

We face an inherent risk of product liability claims if product failure results in any claim for injury or loss. Litigation is inherently unpredictable and these claims, regardless of their outcome, may be costly, divert management attention and adversely affect our reputation. Supplier consolidation and the increase in low-cost country sourcing may increase the likelihood of receiving defective materials, thereby increasing the risk of product failure and resulting liability claims. In addition, even if we are successful in defending against a claim relating to our products, claims of this nature could cause our customers to lose confidence in our products and us.

From time to time, we receive product warranty claims from our customers, pursuant to which we may be required to bear costs of repair or replacement of certain of our products. Vehicle manufacturers are increasingly requiring their outside suppliers to participate in the warranty of their products and to be responsible for the operation of these component products in new vehicles sold to consumers. Warranty claims may range from individual customer claims to full recalls of all products in the field. It cannot be assured that costs associated with providing product warranties will not be material.

We are dependent on market acceptance of new product introductions and product innovations for continued revenue growth.

The markets in which we operate are subject to technological change. Our long-term operating results depend substantially upon our ability to continually develop, introduce, and market new and innovative products, to modify existing products, to respond to technological change, and to customize certain products to meet customer requirements and evolving industry standards. There are numerous risks inherent in this process, including the risks that we will be unable to anticipate the direction of technological change or that we will be unable to develop and market new products and applications in a timely fashion to satisfy customer demands.

New regulations related to conflict minerals could adversely impact our business.

The Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, contains provisions to improve transparency and accountability concerning the supply of certain minerals, known as conflict minerals, deemed to be financing conflict in the Democratic Republic of Congo, or the DRC, and adjoining countries. As a result, in August 2012 the SEC adopted annual disclosure and reporting requirements for those companies who use conflict minerals mined from the DRC and adjoining countries in their products. These new requirements will require due diligence efforts in Fiscal 2014, with initial disclosure requirements beginning in May 2014. We have incurred costs associated with diligence efforts to confirm the applicability of this legislation, and have concluded that we will not face further disclosure obligations. We continue to incur costs associated with responding to customer requests regarding conflict minerals, and to ensure that our supply chain remains free from conflict minerals.

Risks Related to Our People

If we lose our senior management or key personnel, our business may be materially and adversely affected.

The success of our business is largely dependent on our senior management team, as well as on our ability to attract and retain other qualified key personnel. In addition, there is significant demand in our industry for skilled workers. It cannot be assured that we will be able to retain all of our current senior management personnel and to attract and retain other necessary personnel, including skilled workers, necessary for the development of our business. The loss of the services of senior management and other key personnel or the failure to attract additional personnel as required could have a material adverse effect on our business, financial condition and results of operations.

We may be adversely impacted by work stoppages and other labor matters.

As of September 28, 2013, we had approximately 14,300 employees worldwide. Certain of our employees are represented by various unions under collective bargaining agreements. While we have no reason to believe we will be impacted by work stoppages and other labor matters, we cannot assure that future issues with our labor unions will be resolved favorably or that we will not encounter future strikes, work stoppages, or other types of conflicts with labor unions or our employees. Any of these factors may have an adverse effect on us or may limit our flexibility in dealing with our workforce. In addition, many of our customers have unionized workforces. If one or more of our customers experience a material work stoppage, it could similarly have a material adverse effect on our business, results of operations and financial condition.

Risks Related to Our Capital Structure

We are dependent upon lenders for financing to execute our business strategy and meet our liquidity needs and the lack of adequate financing could negatively impact our business.

We may require capital to expand our business, implement our strategic initiatives and remain competitive. In the current volatile credit market, exacerbated by Eurozone sovereign debt concerns, there is risk that any lenders, even those with strong balance sheets and sound lending practices, could fail or refuse to honor their legal commitments and obligations under existing credit commitments, including but not limited to: extending credit up to the maximum permitted by a credit facility, allowing access to additional credit features and otherwise accessing capital and/or honoring loan commitments. If our lenders failed to honor their legal commitments under our senior secured revolving credit facility, it could be difficult in this environment to replace our senior secured revolving credit facility on similar terms.

Failure to obtain sufficient funding to meet our liquidity requirements may result in our losing business opportunities or in the curtailment of capital spending, research and development and other important strategic programs.

Restrictions on the availability of credit may cause some of our customers to be slower in settling the amounts that they owe to us, thereby reducing our own liquidity or, indeed, may cause them to be unable to pay the amounts that they owe to us. Restrictions on the availability of credit also increase the risk that some of our suppliers may fail, which could cause disruption in the supply of critical inputs to our manufacturing processes. If there were any interruption in the supply of our products to any of our customers, we may lose sales to those customers and there would be the risk that some of them would migrate to other suppliers.

If management’s plans or assumptions regarding the funding requirements change, we may need to seek other sources of financing, such as additional lines of credit with commercial banks or vendors or public financing, or to renegotiate existing bank facilities. It is possible that additional funding may not be available on commercially acceptable terms or at all.

We have substantial indebtedness, the size and terms of which could affect our ability to meet our debt obligations and may otherwise restrict our activities

As of September 28, 2013, we had total principal debt outstanding of $1,797.0 million. We are permitted by the terms of our debt instruments to incur substantial additional indebtedness, subject to the restrictions therein. Our inability to generate sufficient cash flow to satisfy our debt obligations, or to refinance our obligations on commercially reasonable terms, would have a material adverse effect on our business, financial condition and results of operations.

Our substantial indebtedness could have important consequences, for example, it could:

•	make it more difficult for us to satisfy our obligations under our indebtedness;

•	limit our ability to borrow money for our working capital, capital expenditures, debt service requirements or other corporate purposes;

•	require us to dedicate a substantial portion of our cash flow to payments on our indebtedness, which would reduce the amount of cash flow available to fund working capital, capital expenditures and other corporate requirements;

•	increase our vulnerability to general adverse economic and industry conditions;

•	limit our ability to respond to business opportunities; and

•	subject us to financial and other restrictive covenants, which, if we fail to comply with these covenants and our failure is not waived or cured, could result in an event of default under our debt.

In addition, our existing debt obligations contain, and any future indebtedness of ours would likely contain, a number of restrictive covenants that will impose significant operating and financial restrictions on us, including, amongst others, restrictions on our ability to incur or guarantee additional debt, make certain investments and engage in sales of assets and subsidiary stock.

A failure to comply with the covenants contained in our debt agreements could result in an event of default, which, if not cured or waived, could have a material adverse effect on our business, financial condition and results of operations. In the event of any default, the lenders:

•	will not be required to lend any additional amounts to us;

•	could elect to declare all borrowings outstanding, together with accrued and unpaid interest and fees, to be due and payable;

•	may have the ability to require us to apply all of our available cash to repay these borrowings; or

•	may prevent us from making debt service payments under our other agreements.

Such actions by lenders could cause cross defaults under our other indebtedness.

We have pledged and will pledge substantially all of our assets as collateral under our senior secured credit facilities and the indenture governing our $330.0 million 9% senior secured second lien notes due 2018, or Second Lien Notes, subject to certain exceptions. If any of the holders of our indebtedness accelerate the repayment of such indebtedness, there can be no assurance that we will have sufficient assets to repay our indebtedness. If we were unable to repay those amounts, the holders of our secured indebtedness could proceed against the collateral granted to them to secure that indebtedness.

We may not be able to generate sufficient cash to service all of our indebtedness, and may be forced to take other actions to satisfy our obligations under our indebtedness that may not be successful.

Our ability to satisfy our debt obligations will depend upon, among other things:

•	our future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, many of which are beyond our control; and

•	the future availability of borrowings under our senior secured credit facilities, which depends on, among other things, our complying with the covenants in those facilities.

It cannot be assured that our business will generate sufficient cash flow from operations, or that future borrowings will be available to us under our senior secured credit facilities or otherwise, in an amount sufficient to fund our liquidity needs.

If our cash flows and capital resources are insufficient to service our indebtedness, we may be forced to reduce or delay capital expenditures, sell assets, seek additional capital or restructure or refinance our indebtedness. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. Our ability to restructure or refinance our debt will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. In addition, the terms of existing or future debt agreements, may restrict us from adopting some of these alternatives. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. We may not be able to consummate those dispositions for fair market value or at all, and any proceeds that we could realize from any such dispositions may not be adequate to meet our debt service obligations then due.

The terms of our debt agreements may restrict our current and future operations, particularly our ability to respond to changes in our business or to take certain actions.

The credit agreement governing our senior secured credit facilities and the indenture governing the Second Lien Notes contain, and any future indebtedness of ours would likely contain, a number of restrictive covenants that will impose significant operating and financial restrictions on us, including restrictions on our ability to, among other things:

•	incur or guarantee additional debt;

•	issue qualified stock and preferred stock;

•	pay dividends and make other restricted payments;

•	create or incur certain liens;

•	make certain investments;

•	engage in sales of assets and subsidiary stock;

•	enter into transactions with affiliates;

•	transfer all or substantially all of our assets or enter into merger or consolidation transactions; and

•	make capital expenditures.

In addition, our senior secured credit facilities require us to maintain certain financial ratios. As a result of these covenants, we will be limited in the manner in which we conduct our business, and we may be unable to engage in favorable business activities or finance future operations or capital needs. Our ability to meet those financial ratios can be affected by events beyond our control, and there can be no assurance that we will meet those ratios. An adverse development affecting our business could require us to seek waivers or amendments of covenants, alternative or additional sources of financing or reductions in expenditures. Such waivers, amendments or alternative or additional financings might not be on terms acceptable to us.

A failure to comply with the covenants contained in our senior secured credit facilities or the indenture governing the Second Lien Notes could result in an event of default under our debt agreements, which, if not cured or waived, could have a material adverse effect on our business, financial condition and results of operations.

We have pledged and will pledge substantially all of our assets as collateral under our senior secured credit facilities and the indenture governing the Second Lien Notes subject to certain exceptions. If any of the holders of our indebtedness accelerate the repayment of such indebtedness, there can be no assurance that we will have sufficient assets to repay our indebtedness. If we were unable to repay those amounts, the holders of our secured indebtedness could proceed against the collateral granted to them to secure that indebtedness.

Risks Related to this Offering and Ownership of our Ordinary Shares

Because a significant portion of our operations is conducted through our subsidiaries and joint ventures, we are largely dependent on our receipt of distributions or other payments from our subsidiaries and joint ventures for cash to fund all of our operations and expenses, including to make future dividend payments, if any.

A significant portion of our operations is conducted through our subsidiaries and joint ventures. As a result, our ability to service our debt or to make future dividend payments, if any, is largely dependent on the earnings of our subsidiaries and joint ventures and the payment of those earnings to us in the form of dividends, loans or advances and through repayment of loans or advances from us. Payments to us by our subsidiaries and joint ventures will be contingent upon our subsidiaries’ or joint ventures’ earnings and other business considerations and may be subject to statutory or contractual restrictions. We do not currently expect to declare or pay dividends on our ordinary shares for the foreseeable future; however, to the extent that we determine in the future to pay dividends on our ordinary shares, the credit agreement governing our senior secured credit facilities and the indenture governing the Second Lien Notes significantly restrict the ability of our subsidiaries to pay dividends or otherwise transfer assets to us. In addition, BVI law provides that (subject to any additional restrictions, conditions or limitations which may be contained in our memorandum and articles) we may not pay dividends or other distributions to holders of our ordinary shares (and any other shares) except where the Company will, immediately after the dividend or distribution, satisfy the solvency test. The Company will satisfy the solvency test if (i) the value of the Company’s assets exceeds its liabilities; and (ii) the Company is able to pay its debts as they fall due. Further, there may be significant tax and other legal restrictions on the ability of foreign subsidiaries or joint ventures to remit money to us.

There is no existing market for our ordinary shares, and we do not know if one will develop to provide you with adequate liquidity to sell our ordinary shares at prices equal to or greater than the price you paid in this offering.

Prior to this offering, there has not been a public market for our ordinary shares. We cannot predict the extent to which investor interest in us will lead to the development of an active trading market on the stock exchange on which we intend to list our ordinary shares or otherwise or how liquid that market might become. If an active trading market does not develop, you may have difficulty selling any of our ordinary shares that you buy. The initial public offering price for the ordinary shares will be determined by negotiations between us and the representatives of the underwriters and may not be indicative of prices that will prevail in the open market following this offering. Consequently, you may not be able to sell our ordinary shares at prices equal to or greater than the price you paid in this offering, or at all.

We may incur increased costs as a result of operating as a publicly traded company, and our management may be required to devote substantial time to new compliance initiatives.

As a publicly traded company, we may incur additional legal, accounting and other expenses that we did not previously incur. Although we are currently unable to estimate these costs with any degree of certainty, they may be material in amount. In addition, the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, the Dodd-Frank Act and the rules of the SEC, and the stock exchange on which our ordinary shares are listed, have imposed various requirements on public companies. Our management and other personnel may need to devote a substantial amount of time to these compliance initiatives as well as investor relations. Moreover, these rules and regulations may increase our legal and financial compliance costs and may make some activities more time-consuming and costly. For example, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to incur additional costs to maintain the same or similar coverage.

Furthermore, if we are not able to comply with the requirements of Section 404 of the Sarbanes-Oxley Act in a timely manner, the market price of our ordinary shares could decline and we could be subject to potential delisting by the stock exchange on which our ordinary shares are listed and review by such exchange, the SEC or other regulatory authorities, which would require the expenditure by us of additional financial and management resources. As a result, our shareholders could lose confidence in our financial reporting, which would harm our business and the market price of our ordinary shares.

The price of our ordinary shares may fluctuate significantly, and you could lose all or part of your investment.

Volatility in the market price of our ordinary shares may prevent you from being able to sell your ordinary shares at or above the price you paid for your ordinary shares. The market price of our ordinary shares could fluctuate significantly for various reasons, including:

•	our operating and financial performance and prospects;

•	our quarterly or annual earnings or those of other companies in our industries;

•	the public’s reaction to our press releases, our other public announcements and our filings with the SEC;

•	changes in, or failure to meet, earnings estimates or recommendations by research analysts who track our ordinary shares or the stock of other companies in our industries;

•	the failure of research analysts to cover our ordinary shares;

•	strategic actions by us, our customers or our competitors, such as acquisitions or restructurings;

•	increased competition;

•	new laws or regulations or new interpretations of existing laws or regulations applicable to us and our business;

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	material litigation or government investigations;

•	default on our indebtedness;

•	changes in general conditions in the US and global economies or financial markets, including those resulting from war, incidents of terrorism, natural disasters, severe weather or responses to such events;

•	reactions to changes in the markets for the raw materials or key inputs that impact our production or our industries generally;

•	changes in key personnel;

•	sales of ordinary shares by us, Onex, CPPIB or members of our management team;

•	waiver, termination or expiration of lock-up agreements with our management team and principal shareholders;

•	the granting or exercise of employee stock options;

•	volume of trading in our ordinary shares; and

•	the realization of any risks described under this “Risk Factors” section.

In addition, in recent years, the stock market has experienced significant price and volume fluctuations. This volatility has had a significant impact on the market price of securities issued by many companies, including companies in the end markets we serve. The changes frequently appear to occur without regard to the operating performance of the affected companies. Hence, the price of our ordinary shares could fluctuate based upon factors that have little or nothing to do with us, and these fluctuations could materially reduce our share price and cause you to lose all or part of your investment. Further, in the past, market fluctuations and price declines in a company’s stock have led to securities class action litigations. If such a suit were to arise, it could have a substantial cost and divert our resources regardless of the outcome.

If we fail to maintain proper and effective internal controls over financial reporting, our ability to produce accurate and timely financial statements could be impaired and investors’ views of us could be harmed.

The Sarbanes-Oxley Act requires, among other things, that we maintain effective internal control over financial reporting and disclosure controls and procedures. In particular, we must perform system and process evaluation and testing of our internal control over financial reporting to allow management and our independent registered public accounting firm to report on the effectiveness of our internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act, with auditor attestation of the effectiveness of our internal controls, beginning with our annual report on Form 20-F for the fiscal year ending December 31, 2015. If we are not able to comply with the requirements of Section 404 of the Sarbanes-Oxley Act in a timely manner, or if we or our independent registered public accounting firm identify deficiencies in our internal control over financial reporting that are deemed to be material weaknesses, the market price of ordinary shares could decline and we could be subject to sanctions or investigations by the stock exchange on which we intend to list our ordinary shares, the SEC or other regulatory authorities, which would require additional financial and management resources.

Our ability to successfully implement our business plan and comply with Section 404 of the Sarbanes-Oxley Act requires us to be able to prepare timely and accurate financial statements. Any delay in the implementation of, or disruption in the transition to, new or enhanced systems, procedures or controls, may cause our operations to suffer and we may be unable to conclude that our internal control over financial reporting is effective and to obtain an unqualified report on internal controls from our auditors. Moreover, we cannot be certain that these measures would ensure that we implement and maintain adequate controls over our financial processes and reporting in the future. Even if we were to conclude, and our auditors were to concur, that our internal control over financial reporting provided reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS, because of its inherent limitations, internal control over financial reporting may not prevent or detect fraud or misstatements. This, in turn, could have an adverse impact on trading prices for our ordinary shares, and could adversely affect our ability to access the capital markets.

We are controlled by Onex and CPPIB whose interests in our business may be different than yours.

As of September 28, 2013, Onex and CPPIB owned 55.9% and 41.5%, respectively, of the Class B shares of Pinafore Holdings B.V. and are able to control our affairs in all cases. Following this offering, Onex and CPPIB will continue to own approximately         % and         %, respectively, of our ordinary shares, respectively (or         % and         %, respectively, if the underwriters exercise their option to purchase additional shares in full). Pursuant to a shareholders agreement, a majority of the Board will be designated by Onex and CPPIB and will be affiliated with Onex and CPPIB. See “Certain Relationships and Related Party Transactions—Stockholders Agreement.” As a result, Onex and CPPIB or their respective nominees to the Board will (to the extent these are matters within the powers of the Board pursuant to the laws of the BVI and the memorandum and articles of the Company) have the ability to control or otherwise influence the appointment of our management, the entering into of mergers, sales of substantially all of our assets and other extraordinary transactions and influence amendments to our memorandum and articles. So long as Onex and CPPIB continue to own a majority of our ordinary shares, they will (subject to, and in accordance with, our memorandum and articles) have the ability to control the vote in any election of directors and will have the ability to prevent any transaction that requires shareholder approval regardless of whether others believe the transaction is in our best interests. In any of these matters, the interests of Onex and CPPIB may differ from or conflict with your interests. Moreover, this concentration of share ownership may also adversely affect the trading price for our ordinary shares to the extent investors perceive disadvantages in owning shares of a company with a controlling shareholder. In addition, we have historically paid Onex and CPPIB an annual fee for certain advisory and consulting services pursuant to a management agreement. See “Certain Relationships and Related Party Transactions—Stockholders Agreement.” We will pay Onex and CPPIB a fee to terminate the management services agreement in connection with the consummation of this offering. In addition, Onex and CPPIB are in the business of making investments in companies and may, from time to time, acquire interests in businesses that directly or indirectly compete with our business, as well as businesses that are significant existing or potential customers. Onex and CPPIB may acquire or seek to acquire assets that we seek to acquire and, as a result, those acquisition opportunities may not be available to us or may be more expensive for us to pursue.

We have no plans to pay regular dividends on our ordinary shares, so you may not receive funds without selling your ordinary shares.

We have no plans to pay regular dividends on our ordinary shares. We generally intend to invest our future earnings, if any, to fund our growth. Any payment of future dividends will be at the discretion of our Board of Directors, or Board, (subject to, and in accordance with, our memorandum and articles) and will depend on, among other things, our earnings, financial condition, capital requirements, level of indebtedness, statutory and contractual restrictions applying to the payment of dividends and other considerations that our Board deems relevant. The senior secured credit facilities and the indenture governing the Second Lien Notes also effectively limit our ability to pay dividends. Accordingly, you may have to sell some or all of your ordinary shares after price appreciation in order to generate cash flow from your investment. You may not receive a gain on your investment when you sell your ordinary shares and you may lose the entire amount of the investment.

You may suffer immediate and substantial dilution.

The initial public offering price per share of our ordinary shares is substantially higher than our net tangible book value per ordinary share immediately after the offering. As a result, you may pay a price per share that substantially exceeds the tangible book value of our assets after subtracting our liabilities. At an offering price of $         per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, you may incur immediate and substantial dilution in the amount of $         per share. We also had              ordinary shares issuable upon the exercise of options outstanding as of              at a weighted average exercise price of $         per share. To the extent these options are exercised, there may be further dilution. See “Dilution.”

Future sales of our ordinary shares in the public market could lower our share price, and any additional capital raised by us through the sale of equity or convertible debt securities may dilute your ownership in us and may adversely affect the market price of our ordinary shares.

We and substantially all of our current shareholders may sell additional ordinary shares in subsequent public offerings. We may also issue additional ordinary shares or preferred shares or convertible debt securities to finance future acquisitions. After the consummation of this offering, we will be authorized to issue a maximum of              ordinary shares and              ordinary shares will be outstanding. This number includes              ordinary shares that the selling shareholders are selling in this offering, which may be resold immediately in the public market. Of the remaining ordinary shares,             , or     % of our total outstanding ordinary shares, are restricted from immediate resale under the lock-up agreements between our current stockholders and the underwriters described in “Underwriting,” but may be sold into the market in the near future. These shares and any shares which may be issued upon exercise of outstanding options will become available for sale following the expiration of the lock-up agreements, which, without the prior consent of                     , is 180 days after the date of this prospectus, subject to compliance with the applicable requirements under Rule 144 of the Securities Act of 1933, as amended, or the Securities Act.

We cannot predict the size of future issuances of our ordinary shares or the effect, if any, that future issuances and sales of our ordinary shares will have on the market price of our ordinary shares. Sales of substantial amounts of our ordinary shares (including sales pursuant to Onex’s and CPPIB’s registration rights and ordinary shares issued in connection with an acquisition), or the perception that such sales could occur, may adversely affect prevailing market prices for our ordinary shares. See “Certain Relationships and Related Party Transactions” and “Shares Eligible for Future Sale.”

We are a foreign private issuer and a “controlled company” within the meaning of the rules of the stock exchange on which we intend to list our ordinary shares and, as a result, expect to qualify for, and intend to rely on, exemptions from certain corporate governance requirements. You will not have the same protections afforded to stockholders of companies that are subject to such requirements.

The corporate governance rules of the stock exchange on which we intend to list our shares require listed companies to have, among other things, a majority of independent board members and independent director oversight of executive compensation, nomination of directors and corporate governance matters. However, as a foreign private issuer, we are permitted to, and we may, follow home country practice in lieu of the above requirements, subject to certain exceptions. As long as we rely on the foreign private issuer exemption to certain of these corporate governance standards, a majority of our Board are not required to be independent directors, our Remuneration Committee is not required to be comprised entirely of independent directors and we will not be required to have a Nominating and Corporate Governance Committee. Therefore, our Board’s approach to governance may be different from that of a board of directors consisting of a majority of independent directors, and, as a result, management oversight may be more limited than if we were subject to all of the corporate governance standards of the stock exchange on which we intend to list our ordinary shares.

Following the consummation of this offering, we expect Onex and CPPIB will continue to control a majority of the voting power of our outstanding ordinary shares. As a result, we also expect to be a “controlled company” within the meaning of the corporate governance standards of the stock exchange on which we intend to list our ordinary shares. Under these rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including:

•	the requirement that a majority of the Board consist of independent directors;

•	the requirement that we have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;

•	the requirement that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•	the requirement for an annual performance evaluation of the nominating and corporate governance committee and compensation committee.

In the event we no longer qualify as a foreign private issuer, we may utilize these exemptions if we continue to qualify as a “controlled company.” If we do utilize the controlled company exemption, we will not have a majority of independent directors and our Nominating and Corporate Governance and Remuneration Committees will not consist entirely of independent directors and such committees will not be subject to annual performance evaluations. Accordingly, you will not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the stock exchange on which we list our ordinary shares.

As a foreign private issuer, we are exempt from a number of rules under the US securities laws and are permitted to file less information with the SEC than a US company; our ordinary shares are not listed, and we do not intend to list our shares, on any market in BVI, our home country. This may limit the information available to holders of the ordinary shares.

As a foreign private issuer, we are not subject to all of the disclosure requirements applicable to public companies organized within the United States. For example, we are exempt from certain rules under the

Exchange Act, that regulate disclosure obligations and procedural requirements related to the solicitation of proxies, consents or authorizations applicable to a security registered under the Exchange Act, including the US proxy rules under Section 14 of the Exchange Act. In addition, our officers and directors are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and related rules with respect to their purchases and sales of our securities. Moreover, while we expect to submit quarterly interim consolidated financial data to the SEC under cover of the SEC’s Form 6-K, we will not be required to file periodic reports and financial statements with the SEC as frequently or as promptly as US public companies and will not be required to file quarterly reports on Form 10-Q or current reports on Form 8-K under the Exchange Act. Furthermore, our ordinary shares are not listed and we do not currently intend to list our ordinary shares on any market in BVI, our home country. As a result, we are not subject to the reporting and other requirements of companies listed in BVI. For instance, we are not required to publish quarterly or semi-annual financial statements. Accordingly, there will be less publicly available information concerning our company than there would be if we were a US domestic issuer.

We may lose our foreign private issuer status in the future, which could result in significant additional cost and expense.

We are a foreign private issuer, as such term is defined in Rule 405 under the Securities Act, however, under Rule 405, the determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter and, accordingly, the next determination will be made with respect to us on June 30, 2014.

In the future, we would lose our foreign private issuer status if a majority of our shareholders, directors or management are US citizens or residents and we fail to meet additional requirements necessary to avoid loss of foreign private issuer status. Although we have elected to comply with certain US regulatory provisions, our loss of foreign private issuer status would make such provisions mandatory. The regulatory and compliance costs to us under US securities laws as a US domestic issuer may be significantly higher. If we are not a foreign private issuer, we will be required to file periodic reports and registration statements on US domestic issuer forms with the SEC, which are more detailed and extensive than the forms available to a foreign private issuer. For example, the annual report on Form 10-K requires domestic issuers to disclose executive compensation information on an individual basis with specific disclosure regarding the domestic compensation philosophy, objectives, annual total compensation (base salary, bonus, equity compensation) and potential payments in connection with change in control, retirement, death or disability, while the annual report on Form 20-F permits foreign private issuers to disclose compensation information on an aggregate basis. We will also have to mandatorily comply with US federal proxy requirements, and our officers, directors and principal shareholders will become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. We may also be required to modify certain of our policies to comply with good governance practices associated with US domestic issuers. Such conversion and modifications will involve additional costs. In addition, we may lose our ability to rely upon exemptions from certain corporate governance requirements on US stock exchanges that are available to foreign private issuers.

It may be difficult to enforce a US judgment against us, our directors and officers and certain experts named in this prospectus outside the United States, or to assert US securities law claims outside of the United States.

The majority of our directors and executive officers are not residents of the United States, and the majority of our assets and the assets of these persons are located outside the United States. As a result, it may be difficult or impossible for investors to effect service of process upon us within the United States or other jurisdictions, including judgments predicated upon the civil liability provisions of the federal securities laws of the United States. See “Enforceability of Civil Liabilities.” Additionally, it may be difficult to assert US securities law claims in actions originally instituted outside of the US. Foreign courts may refuse to hear a US securities law claim because foreign courts may not be the most appropriate forums in which to bring such a claim. Even if a foreign court agrees to hear a claim, it may determine that the law of the jurisdiction in which the foreign court resides, and not US law, is applicable to the claim. Further, if US law is found to be applicable, the content of applicable US law must be proved as a fact, which can be a time-consuming and costly process, and certain matters of procedure would still be governed by the law of the jurisdiction in which the foreign court resides.

In particular, investors should be aware that there is uncertainty as to whether the courts of BVI would recognize and enforce judgments of US courts obtained against us or our directors or management as well as against the selling shareholders predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States or entertain original actions brought in BVI courts against us or our directors or officers as well as against the selling shareholders predicated upon the securities laws of the United States or any state in the United States. As a result of the difficulty associated with enforcing a judgment against us, you may not be able to collect any damages awarded by either a US or foreign court.

Certain types of class or derivative actions generally available under US law may not be available as a result of the fact that we are incorporated in the BVI. As a result, the rights of shareholders may be limited.

BVI companies may not have standing to initiate a shareholder derivative action in a federal court of the United States. The circumstances in which any such action may be brought, and the procedures and defenses that may be available in respect to any such action, may result in the rights of shareholders of a BVI company being more limited than those of shareholders of a company organized in the United States. Accordingly, shareholders may have fewer alternatives available to them if they believe that corporate wrongdoing has occurred. The BVI courts are also unlikely to recognize or enforce against us judgments of courts in the United States based on certain liability provisions of US securities law; and to impose liabilities against us, in original actions brought in the BVI, based on certain liability provisions of US securities laws that are penal in nature.

We are not subject to the supervision of the Financial Services Commission of the BVI. As a result, our shareholders are not protected by any regulatory inspections in the BVI.

We are not an entity subject to any regulatory supervision in the BVI by the Financial Services Commission. As a result, shareholders are not protected by any regulatory supervision or inspections by any regulatory agency in the BVI and we are generally not required to observe any restrictions in respect of our conduct under BVI law, except as otherwise disclosed in this prospectus, under the BVI Act, or our memorandum and articles of association. There are no approval, filing or registration requirements currently in force in the BVI with respect to this offering.

As the rights of shareholders under BVI law differ from those under US law, you may have fewer protections as a shareholder.

Our corporate affairs will be governed by our memorandum and articles of association, the BVI Act and the common law of the BVI. The rights of shareholders to take legal action against our directors, actions by minority shareholders and the fiduciary responsibilities of our directors under BVI law are to a large extent governed by the common law of the BVI and by the BVI Act. The common law of the BVI is derived in part from comparatively limited judicial precedent in the BVI as well as from English common law, which has persuasive, but not binding, authority on a court in the BVI. The rights of our shareholders and the fiduciary responsibilities of our directors under BVI law are not as clearly established as they would be under statutes or judicial precedents in some jurisdictions in the United States. In particular, the British Virgin Islands has a less developed body of securities laws as compared to the United States, and some states (such as Delaware) have more fully developed and judicially interpreted bodies of corporate law. As a result of the foregoing, holders of our ordinary shares may have more difficulty in protecting their interests through actions against our management, directors or major shareholders than they would as shareholders of a US company.

The laws of the BVI provide limited protection for minority shareholders, so minority shareholders will have limited or no recourse if they are dissatisfied with the conduct of our affairs.

Under the laws of the BVI, there is limited statutory law for the protection of minority shareholders other than the provisions of the BVI Act dealing with shareholder remedies (as summarized under “Description of Share Capital”). The principal protection under statutory law is that shareholders may bring an action to enforce the constituent documents of the Company and are entitled to have the affairs of the Company conducted in accordance with the BVI Act and the memorandum and articles of association of the Company. As such, if those who control the Company have persistently disregarded the requirements of the BVI Act or the provisions of the Company’s memorandum and articles of association, then the courts will likely grant relief. Generally, the areas in which the courts will intervene are the following: (i) an act complained of which is outside the scope of the authorized business or is illegal or not capable of ratification by the majority; (ii) acts that constitute fraud on the minority where the wrongdoers control the Company; (iii) acts that infringe on the personal rights of the shareholders, such as the right to vote; and (iv) acts where the Company has not complied with provisions requiring approval of a special or extraordinary majority of shareholders, which are more limited than the rights afforded minority shareholders under the laws of many states in the United States.

FORWARD-LOOKING STATEMENTS

Any statements made in this prospectus that are not statements of historical fact, including statements about our beliefs and expectations, are forward-looking statements and should be evaluated as such. Forward-looking statements include information concerning possible or assumed future results of operations, including descriptions of our business plan and strategies. These statements often include words such as “anticipate,” “expect,” “suggests,” “plan,” “believe,” “intend,” “estimate,” “target,” “project,” “should,” “could,” “would,” “may,” “will,” “forecast,” and other similar expressions. These forward-looking statements are contained throughout this prospectus, including the sections entitled “Prospectus Summary,” “Risk Factors,” “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” We base these forward-looking statements or projections on our current expectations, plans and assumptions that we have made in light of our experience in the industry, as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances and at such time. As you read and consider this prospectus, you should understand that these statements are not guarantees of performance or results. The forward-looking statements and projections are subject to and involve risks, uncertainties and assumptions and you should not place undue reliance on these forward-looking statements or projections. Although we believe that these forward-looking statements and projections are based on reasonable assumptions at the time they are made, you should be aware that many factors could affect our actual financial results or results of operations and could cause actual results to differ materially from those expressed in the forward-looking statements and projections. Factors that may materially affect such forward-looking statements and projections include:

•	global and general economic conditions, including those specific to our end markets;

•	significant global operations and global expansion;

•	regulations applicable to our global operations;

•	our ability to compete successfully with other companies in our industries;

•	the cost and availability of raw materials;

•	the potential loss of key personnel;

•	product liability claims against us;

•	the sufficiency of our insurance policies to cover losses, including liabilities arising from litigation;

•	failure to develop and maintain intellectual property rights;

•	the demand for our products by industrial manufacturers and automakers;

•	our ability to integrate acquired companies into our business and the success of our acquisition strategy;

•	environmental, health and safety laws and regulations;

•	currency fluctuations from our international sales;

•	labor shortages, labor costs and collective bargaining agreements;

•	equipment failures, explosions and adverse weather;

•	the impact of natural disasters and terrorist attacks;

•	potential inability to obtain necessary capital;

•	the dependence on our subsidiaries for cash to meet our debt obligations;

•	our ability to comply with new regulations related to conflict minerals;

•	substantial indebtedness and maintaining compliance with debt covenants;

•	our ability to incur additional indebtedness;

•	cash requirements to service indebtedness;

•	ability and willingness of our lenders to fund borrowings under their credit commitments;

•	changes in capital availability or costs, such as changes in interest rates, security ratings and market perceptions of the businesses in which we operate, or the ability to obtain capital on commercially reasonable terms or at all;

•	continued global economic weakness and uncertainties and disruption in the capital, credit and commodities markets;

•	the amount of the costs, fees, expenses and charges related to this initial public offering and the related costs of being a public company;

•	any statements of belief and any statements of assumptions underlying any of the foregoing;

•	other factors disclosed in this prospectus; and

•	other factors beyond our control.

These cautionary statements should not be construed by you to be exhaustive and are made only as of the date of this prospectus. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

All of the ordinary shares offered by this prospectus are being sold by the selling shareholders. The selling shareholders in this offering include Onex and CPPIB. We will not receive any of the proceeds from the sale of shares in this offering, including from any exercise by the underwriters of their option to purchase additional ordinary shares, if any. For information about the selling shareholders, see “Principal and Selling Shareholders.”

DIVIDEND POLICY

We do not intend to pay any cash dividends for the foreseeable future. Any determination to pay dividends in the future will be at the discretion of our Board (in accordance with our memorandum and articles) and will depend upon our results of operations, cash requirements, financial condition, contractual restrictions, restrictions imposed by the senior secured credit facilities and the indenture governing the Second Lien Notes, or any future indebtedness, or applicable laws and other factors that our Board may deem relevant. Our existing indebtedness effectively limits our ability to pay dividends and make distributions to our shareholders. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Borrowings.”

CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents, collateralized cash and capitalization as of September 28, 2013. The information in this table should be read in conjunction with “Selected Historical Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes thereto included elsewhere in this prospectus.

As of September 28, 2013
(dollars in millions, except per share data)	(Unaudited)
Cash and cash equivalents(1)	$323.2
Collateralized cash	12.4

$335.6

Debt:
Senior secured credit facilities, consisting of the following(2):
Term Loan A	$92.3
Term Loan B	1,335.5
Revolving credit facility	—
Second Lien Notes	330.0
Other indebtedness(3)	39.2

Total debt	1,797.0
Total shareholders’ equity:
Ordinary A shares, $3,600 par value per share: 10 shares authorized; 2 shares issued and outstanding	—
Ordinary B shares, $0.01 par value per share: 5,400,000 shares authorized; 1,091,117 shares issued and outstanding	—
Share premium account	984.0
Accumulated surplus	819.9
Other reserves	(23.8)
Own shares, at cost: 3,671 shares	(10.1)

Total shareholders’ equity	1,770.0

Total capitalization	$3,567.0

(1)	Does not reflect $ million of estimated fees and expenses expected to be incurred in connection with this offering.
(2)	The senior secured credit facilities consist of (a) a $300.0 million Term Loan A facility maturing in September 2015, of which $207.7 million has been permanently repaid, (b) a $1,700.0 million Term Loan B facility maturing in September 2016, of which $364.5 million has been permanently repaid and (c) a $300.0 million revolving credit facility maturing in September 2015. As of September 28, 2013, we had no outstanding borrowings under our revolving credit facility and approximately $249.0 million in additional borrowing capacity available under that facility, after giving effect to $51.0 million of outstanding letters of credit. The numbers presented above do not reflect the impact of costs incurred on the issue of the senior secured credit facilities and the Second Lien Notes due October 2018 and the fair value on inception of the interest rate floor (an embedded derivative) that applies to amounts drawn down under the senior secured credit facilities.
(3)	Other indebtedness includes $21.2 million outstanding under a Euro Medium Term Note Programme that was in place prior to the Acquisition and $9.0 million of loan notes held by certain shareholders in Tomkins who elected to receive loan notes rather than cash in respect of all or part of the consideration payable on the purchase of their shares in Tomkins at the time of the Acquisition. Other indebtedness also includes bank overdrafts of $5.7 million, obligations under finance leases of $2.5 million and other unsecured loans of $0.8 million.

DILUTION

If you invest in our ordinary shares, your interest will be diluted to the extent of the difference between the initial public offering price per share and the net tangible book value per share after this offering.

Net tangible book value represents total tangible assets less total liabilities. As of             , 2014, we had net tangible book value of approximately $             million, or $             per share. Net tangible book value per share represents total tangible assets less total liabilities divided by the number of ordinary shares outstanding. After deducting estimated offering expenses payable by us in connection with this offering, our net tangible book value as of             , 2013 would have been approximately $             million, or $            per share. This represents an immediate decrease in net tangible book value of $             per share to existing shareholders and an immediate dilution of $             per share to new investors purchasing ordinary shares in this offering. The following table illustrates this dilution on a per share basis:

Per Share
Assumed initial public offering price per share		$
Net tangible book value per share as of , 2014	$
in net tangible book value per share attributable to the exercise of stock options and estimated offering costs

As adjusted net tangible book value per share after this offering

Dilution per share to new investors		$

The following table sets forth, as of             , 2014, the total number of ordinary shares owned by existing shareholders and to be owned by new investors, the total consideration paid, and the average price per share paid by our existing shareholders and to be paid by new investors purchasing ordinary shares in this offering. The calculation below is based on an assumed initial public offering price of $             per share, which is the midpoint of the price range set forth on the cover page of this prospectus, before deducting the assumed underwriting discounts and commissions and other estimated offering expenses payable by us.

(in thousands, other than shares and percentages)	Shares Purchased			Total Consideration			Average Price Per Share
	Number	Percent		Amount	Percent
Existing shareholders			%	$		%	$
New investors

Total		100%		$	100%		$

A $1.00 increase (decrease) in the assumed initial offering price would increase (decrease) total consideration paid by new investors, total consideration paid by all shareholders and average price per share paid by all shareholders by $             million, $             million and $             per share, respectively. An increase (decrease) of 1.0 million in the number of shares offered by the selling shareholders would increase (decrease) total consideration paid by new investors, total consideration paid by all shareholders and average price per share paid by all shareholders by $             million, $             million and $             per share, respectively.

The tables and calculations above assume no exercise of outstanding options. As of             , there were              ordinary shares issuable upon exercise of outstanding options at a weighted average exercise price of approximately $             per share. To the extent that the outstanding options are exercised, there will be further dilution to new investors purchasing ordinary shares in the offering.

SELECTED HISTORICAL FINANCIAL INFORMATION

The following table sets forth our summary historical audited and unaudited consolidated financial information for the periods and dates indicated, prepared in accordance with IFRS. The balance sheet data as of December 31, 2012 and 2011 and the income statement data for Fiscal 2012, Fiscal 2011, Q4 2010 and 9M 2010 have been derived from Pinafore’s audited consolidated financial statements included elsewhere in this prospectus. The historical financial information as of January 2, 2010 and January 3, 2009 and for the years ended January 2, 2010, or Fiscal 2009, January 3, 2009, or Fiscal 2008 are derived from the Predecessor’s consolidated financial statements not separately presented in this prospectus and for Fiscal 2009 and Fiscal 2008 after restatement for retrospective application of IAS 19R.

The balance sheet data as of September 28, 2013 and the statements of operations and cash flow data for 9M 2013 and 9M 2012 have been derived from Pinafore’s unaudited condensed consolidated financial statements included elsewhere in this prospectus. The unaudited condensed consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of our management, include all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of the information set forth herein. Interim financial results are not necessarily indicative of results that may be expected for the full fiscal year or any future reporting period.

Included in the table below, is financial information for Tomkins prior to the Acquisition, representing 9M 2010 Fiscal 2009 and Fiscal 2008. The Predecessor financial statements do not reflect the effects of the accounting for, or the financing of, the Acquisition. Although Pinafore was incorporated on September 1, 2010, it had no assets or liabilities (other than the proceeds of the ordinary shares issued on incorporation) and no operations prior to the Acquisition.

The following information is only a summary and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” Pinafore’s audited consolidated financial statements and unaudited condensed consolidated financial statements and the related notes thereto included elsewhere in this prospectus, as well as the other financial information included elsewhere in this prospectus.

With the exception of the 9M 2013 period, all information below has been retrospectively recast for the adoption on January 1, 2013 of IAS 19R.

	Successor					Predecessor
	9M	9M	Fiscal	Fiscal	Q4	9M	Fiscal	Fiscal
(dollars and shares in millions, except per share data)	2013	2012	2012	2011	2010	2010	2009	2008
Income statement data:
Sales from continuing operations	$2,327.8	$2,331.6	$3,037.3	$3,426.4	$900.2	$2,443.4	$2,795.7	$3,742.4
Ongoing operations	2,327.8	2,331.6	3,037.3	3,062.3	761.7	2,035.3	2,338.2	2,986.6
Exited businesses	—	—	—	364.1	138.5	408.1	457.5	755.8
Operating profit/(loss)	226.7	161.5	174.1	194.1	(200.7)	233.9	18.8	(49.8)
Profit/(loss) for the period from continuing operations	99.4	32.3	(27.2)	(74.9)	(280.6)	142.0	(29.6)	(122.0)
Profit for the period from discontinued operations	5.5	179.2	775.8	119.0	7.7	93.5	25.3	60.1

Profit/(loss) for the period	104.9	211.5	748.6	44.1	(272.9)	235.5	(4.3)	(61.9)
Profit/(loss) for the period attributable to equity shareholders	84.6	194.0	725.5	14.8	(273.8)	209.3	(25.9)	(80.0)
Dividend per share paid or proposed during the period:
Interim (cents per share)	—	—	—	—	—	—	3.50	11.02
Final (cents per share)	—	—	—	—	—	—	6.50	2.00

Balance sheet data:	—	—	—	—	—	—	$10.00	$13.02

Total assets	$5,013.4	$6,187.7	$5,083.6	$6,705.2	$7,552.3	$3,950.9	$3,673.6	$3,770.7
Total debt	(1,797.0)	(2,063.0)	(1,927.1)	(2,822.7)	(3,370.8)	(650.9)	(655.5)	(755.9)

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Introduction

The unaudited pro forma condensed consolidated financial information has been prepared to reflect the Distribution Transactions as outlined below:

Certain non-core assets of Pinafore Holdings B.V., or Pinafore, will be distributed to the existing ultimate shareholders of Pinafore, or the Shareholders, in proportion to their existing shareholdings. The non-core assets that will be distributed are:

•	the Aquatic Group, or Aquatic, a leading manufacturer of bathtubs and shower enclosures in the United States, including an extensive range of luxury whirlpools, which constitutes an operating segment of Pinafore;

•	various parcels of real estate held by a number of real estate companies; and

•	a non-controlling equity interest retained in the business that acquired the Schrader Electronics and Schrader International businesses, or Schrader, from Pinafore in April 2012, or the Schrader Interest.

Hereinafter, we have collectively referred to the aforementioned non-core assets as the “Non-Gates Assets.”

Upon completion of the Distribution Transactions and in connection with this offering, Gates will become the direct parent company of Pinafore. As Gates will have no other interest in any operations other than those of Pinafore, the historical financial information presented in this prospectus and the unaudited pro forma condensed consolidated financial information presented herein is that of Pinafore. As the Distribution Transactions are a common control transaction and Aquatic will be presented as discontinued operations, the unaudited pro forma condensed consolidated financial information is presented for each fiscal and interim period for which historical financial statements have been provided.

Basis of Preparation

The unaudited pro forma condensed consolidated financial information comprises:

•	the unaudited pro forma consolidated income statements of Pinafore for the nine months ended September 28, 2013, or 9M 2013, and the years ended December 31, 2012, or Fiscal 2012, December 31, 2011, or Fiscal 2011, and for the period from September 1, 2010 to December 31, 2010, or Q4 2010, (the “Successor”) and for the period from January 3, 2010 to September 24, 2010, or 9M 2010 (the “Predecessor”); and

•	the unaudited pro forma consolidated balance sheet as of September 28, 2013.

The unaudited condensed pro forma financial information is derived from Pinafore’s unaudited condensed consolidated financial statements and from its audited consolidated financial statements both of which are included elsewhere in this prospectus.

The unaudited condensed pro forma adjustments described in the accompanying notes give effect to the Distribution Transactions as if they had occurred on January 1, 2010 for purposes of the unaudited pro forma condensed consolidated income statements and September 28, 2013 in the case of the unaudited condensed consolidated balance sheet. The unaudited pro forma adjustments are based on currently available information and certain assumptions that we believe are reasonable and supportable.

All financial data in the unaudited condensed pro forma financial information is presented in US dollars, and unless otherwise indicated, has been prepared under International Financial Reporting Standards, or IFRS, as issued by the International Accounting Standards Board, or IASB.

The unaudited condensed pro forma financial information does not give effect to items of expense that will be or have been incurred in connection with the Distribution Transactions, but which would not have a continuing impact for us beyond the twelve months following completion of the Distribution Transactions.

The unaudited condensed pro forma financial information is presented solely for informational purposes and is not intended to represent or be indicative of the consolidated income statement or consolidated balance sheet of Pinafore had the Distribution Transactions been completed as of the dates set out above, nor is it necessarily indicative of future results.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENT

Nine months ended September 28, 2013

(dollars in millions)

		Pro forma adjustments		Pro forma
	9M 2013	Distribution of Aquatic	Distribution of Other Non-Gates Assets	9M 2013
		(A )	(B )
Sales	$2,327.8	$100.7	$—	$2,227.1
Cost of sales	(1,446.9)	(65.1)	—	(1,381.8)

Gross profit	880.9	35.6	—	845.3
Distribution costs	(274.6)	(32.7)	—	(241.9)
Administrative expenses	(358.3)	(6.7)	(0.9)	(350.7)
Impairments	(2.4)	—	—	(2.4)
Restructuring costs	(18.5)	(0.1)	—	(18.4)
Net loss on disposals and on the exit of businesses	(0.3)	—	(0.1)	(0.2)
Share of loss of associates	(0.1)	—	—	(0.1)

Operating profit/(loss)	226.7	(3.9)	(1.0)	231.6
Interest expense	(101.7)	—	—	(101.7)
Investment income	1.4	—	—	1.4
Other finance income	1.3	—	—	1.3
Net finance costs	(99.0)	—	—	(99.0)

Profit/(loss) before tax	127.7	(3.9)	(1.0)	132.6
Income tax (expense)/benefit	(28.3)	1.0	(0.2)	(29.1)

Profit/(loss) for the period from continuing operations	$99.4	$(2.9)	$(1.2)	$103.5

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENT

Year ended December 31, 2012

(dollars in millions)

		Pro forma adjustments		Pro forma
	Fiscal 2012*	Distribution of Aquatic	Distribution of Other Non-Gates Assets	Fiscal 2012
		(A )	(B )
Sales	$3,037.3	$114.5	$—	$2,922.8
Cost of sales	(1,944.4)	(73.4)	—	(1,871.0)

Gross profit	1,092.9	41.1	—	1,051.8
Distribution costs	(358.0)	(38.1)	—	(319.9)
Administrative expenses	(530.7)	(17.0)	(1.6)	(512.1)
Impairments	(3.1)	—	(0.1)	(3.0)
Restructuring costs	(26.8)	(0.7)	—	(26.1)
Net loss on disposals and on the exit of businesses	(0.6)	—	—	(0.6)
Share of profit of associates	0.4	—	—	0.4

Operating profit/(loss)	174.1	(14.7)	(1.7)	190.5
Interest expense	(208.3)	—	—	(208.3)
Investment income	2.9	—	—	2.9
Other finance expense	(73.6)	—	—	(73.6)
Net finance costs	(279.0)	—	—	(279.0)

Loss before tax	(104.9)	(14.7)	(1.7)	(88.5)
Income tax benefit	77.7	3.4	0.4	73.9

Loss for the period from continuing operations	$(27.2)	$(11.3)	$(1.3)	$(14.6)

*	Presented on a comparable basis (see note 3A to the audited consolidated financial statements included elsewhere in this prospectus)

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENT

Year ended December 31, 2011

(dollars in millions)

		Pro forma adjustments		Pro forma
	Fiscal 2011*	Distribution of Aquatic	Distribution of Other Non-Gates Assets	Fiscal 2011
		(A )	(B )
Sales	$3,426.4	$106.3	$—	$3,320.1
Cost of sales	(2,269.1)	(72.0)	—	(2,197.1)

Gross profit	1,157.3	34.3	—	1,123.0
Distribution costs	(376.0)	(37.3)	—	(338.7)
Administrative expenses	(572.1)	(10.6)	(0.5)	(561.0)
Transaction costs	(0.6)	—	—	(0.6)
Impairments	(38.0)	(37.5)	—	(0.5)
Restructuring costs	(38.8)	0.1	—	(38.9)
Net gain on disposals and on the exit of businesses	60.8	—	—	60.8
Share of profit of associates	1.5	—	—	1.5

Operating profit/(loss)	194.1	(51.0)	(0.5)	245.6
Interest expense	(276.0)	—	—	(276.0)
Investment income	4.7	—	—	4.7
Other finance expense	(16.7)	—	—	(16.7)
Net finance costs	(288.0)	—	—	(288.0)

Loss before tax	(93.9)	(51.0)	(0.5)	(42.4)
Income tax benefit	19.0	6.6	0.8	11.6

(Loss) profit for the period from continuing operations	$(74.9)	$(44.4)	$0.3	$(30.8)

*	Presented on a comparable basis (see note 3A to the audited consolidated financial statements included elsewhere in this prospectus)

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENT

Year ended December 31, 2010

(dollars in millions)

	Successor	Predecessor	Pro forma adjustments		Pro forma
	Q4 2010*	9M 2010*	Distribution of Aquatic	Distribution of Other Non-Gates Assets	Fiscal 2010
			(A )	(B )
Sales	$900.2	$2,443.4	$118.8	$—	$3,224.8
Cost of sales	(728.7)	(1,625.9)	(75.9)	—	(2,278.7)

Gross profit	171.5	817.5	42.9	—	946.1
Distribution costs	(101.2)	(271.4)	(43.8)	—	(328.8)
Administrative expenses	(190.5)	(272.5)	(9.0)	(0.5)	(453.5)
Transaction costs	(78.2)	(40.1)	(0.1)	—	(118.2)
Restructuring costs	(3.6)	(8.0)	(0.1)	(0.1)	(11.4)
Net gain on disposals and on the exit of businesses	—	7.1	3.2	—	3.9
Share of profit of associates	1.3	1.3	—	—	2.6

Operating (loss)/profit	(200.7)	233.9	(6.9)	(0.6)	40.7
Interest expense	(75.5)	(21.4)	—	—	(96.9)
Investment income	2.4	3.3	—	—	5.7
Other finance expense	(29.3)	(16.7)	—	—	(46.0)
Net finance costs	(102.4)	(34.8)	—	—	(137.2)

(Loss)/profit before tax	(303.1)	199.1	(6.9)	(0.6)	(96.5)
Income tax benefit/(expense)	22.5	(57.1)	2.4	0.5	(37.5)

(Loss)/profit for the period from continuing operations	$(280.6)	$142.0	$(4.5)	$(0.1)	$(134.0)

*	Presented on a comparable basis (see note 3A to the audited consolidated financial statements included elsewhere in this prospectus)

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

As at September 28, 2013

(dollars in millions)

		Pro forma adjustments		Pro forma
	As at September 28, 2013	Distribution of Aquatic	Disposal of Other Non-Gates Assets	As at September 28, 2013
Non-current assets		(A )	(B )
Goodwill	$1,314.8	$—	$—	$1,314.8
Other intangible assets	1,352.8	36.1	—	1,316.7
Property, plant and equipment	656.2	28.0	9.9	618.3
Investments in associates	5.9	—	—	5.9
Trade and other receivables	16.8	—	—	16.8
Deferred tax assets	5.1	—	2.0	3.1
Post-employment benefit surpluses	6.8	—	—	6.8

	3,358.4	64.1	11.9	3,282.4

Current assets
Inventories	492.9	6.9	—	486.0
Trade and other receivables	806.7	11.9	0.7	794.1
Income tax recoverable	5.6	1.2	0.1	4.3
Available-for-sale investments	17.2	—	14.4	2.8
Cash and cash equivalents	323.2	—	—	323.2

	1,645.6	20.0	15.2	1,610.4
Assets held for sale	9.4	—	1.3	8.1

Total assets	$5,013.4	$84.1	$28.4	$4,900.9

Current liabilities
Bank overdrafts	$(5.7)	$—	$—	$(5.7)
Bank and other loans	(32.7)	—	—	(32.7)
Obligations under finance leases	(0.2)	—	—	(0.2)
Trade and other payables	(453.7)	(12.5)	(0.2)	(441.0)
Income tax liabilities	(111.4)	—	—	(111.4)
Provisions	(47.4)	(1.1)	—	(46.3)

	(651.1)	(13.6)	(0.2)	(637.3)

Non-current liabilities
Bank and other loans	(1,684.2)	—	—	(1,684.2)
Obligations under finance leases	(2.3)	—	—	(2.3)
Trade and other payables	(36.9)	—	—	(36.9)
Post-employment benefit obligations	(173.0)	(0.5)	—	(172.5)
Deferred tax liabilities	(422.4)	(7.9)	—	(414.5)
Provisions	(25.4)	(10.1)	(0.5)	(14.8)

	(2,344.2)	(18.5)	(0.5)	(2,325.2)

Total liabilities	(2,995.3)	(32.1)	(0.7)	(2,962.5)

Net assets	$2,018.1	$52.0	$27.7	$1,938.4

Capital and reserves
Shareholders’ equity	$1,770.0	$52.0	$27.7	$1,690.3
Non-controlling interests	248.1	—	—	248.1

Total equity	$2,018.1	$52.0	$27.7	$1,938.4

NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(A) Distribution of Aquatic

Prior to the completion of this offering, it is the intention of Pinafore to distribute to its current shareholders the net assets of the Aquatic group of companies. This distribution will be made in the same proportion as the ownership interests existing at the time of the distribution.

The adjustments reflected in the unaudited pro forma condensed consolidated income statements and balance sheet represent the historical results of operations for the Aquatic group of companies and the carrying amounts of those businesses as they are reflected in the consolidated financial statements of Pinafore.

Details of the costs associated with these intended distributions and any impact on Pinafore’s income statements and balance sheet over and above the removal of the Aquatic group of companies’ net assets are not included, as they will have no continuing impact. The tax impacts of the Distribution Transactions have not been included in the unaudited condensed pro forma financial information as they are not currently determinable.

(B) Distribution of Other Non-Gates Assets

The Non-Gates Assets other than the Aquatic group of companies (see (A) above), are comprised of various parcels of real estate held by a number of real estate companies and certain equity interests in the Schrader group retained after the April 2012 disposition of Schrader by Pinafore.

The adjustments reflected in the unaudited pro forma condensed consolidated income statements and balance sheet represent the historical results of operations for the Non-Gates Assets other than the Aquatic group of companies (see (A) above) and the carrying amounts of those businesses as they are reflected in the consolidated financial statements of Pinafore.

Details of the costs associated with these intended distributions and any impact on Pinafore’s income statements and balance sheet over and above the removal of the above described Non-Gates Assets’ net assets are not included, as they will have no continuing impact. The tax impacts of the Distribution Transactions have not been included in the unaudited condensed pro forma financial information as they are not currently determinable.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The statements in the discussion and analysis regarding industry outlook, our expectations regarding the performance of our business and the forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the risks and uncertainties described in “Risk Factors” and “Forward-Looking Statements.” Our actual results may differ materially from those contained in or implied by any forward-looking statements. You should read the following discussion together with the sections entitled “Risk Factors,” “Forward-Looking Statements, “Summary—Summary Historical Audited and Unaudited Consolidated Financial Information,” “Selected Historical Financial Information,” “Unaudited Pro Forma Condensed Consolidated Financial Information “and the historical audited consolidated financial statements and unaudited condensed consolidated financial statements, including the related notes, appearing elsewhere in this prospectus. All references to years, unless otherwise noted, refer to our fiscal years, which end on December 31 for each of 2012 and 2011. For purposes of this section, all references to “the Group” refer to Pinafore Holdings B.V. and its consolidated subsidiaries (including the Non-Gates Assets described below) in periods after the Acquisition and to Tomkins and its subsidiaries in periods prior to the Acquisition.

Gates

We are the world’s leading manufacturer of power transmission belts and a premier global manufacturer of fluid power products. We estimate that for the twelve months ended September 28, 2013 that approximately 55% of our sales are derived from products and geographies in which we have the leading market share position and approximately 85% in which we maintain a top three position. Our highly engineered products are critical components used in diverse industrial and automotive applications where the cost of failure is very high relative to the cost of our products. We provide a differentiated value proposition to our customers by offering a complete portfolio of premium product and service solutions for both replacement and first-fit applications across our targeted end markets, which encompass process and specialty, construction, agriculture, energy, transportation and automotive. For the twelve months ended September 28, 2013, approximately 63% of our sales were generated from a diverse set of replacement markets globally, which provide significant earnings resiliency. We sell our products globally under the Gates brand, which is recognized by distributors, original equipment manufacturers, or OEMs, and installers as the premium brand for quality and technological innovation, a reputation which we have built for over a century since the Company’s founding in 1911.

Upon completion of this offering, Gates will have no other interest in any operations other than those of Pinafore. As a result, the historical financial information presented in the audited consolidated financial statements and the unaudited condensed consolidated financial statements included elsewhere in this prospectus and which is discussed in this section reflect the Group.

The table below summarizes the key metrics for Gates, excluding Other Pinafore Assets (comprised of the Non-Gates Assets and exited businesses):

($ millions, except for margin data)	Q3 2013 LTM	9M 2013	9M 2012	Fiscal 2012	Fiscal 2011
Sales	$2,906.1	$2,227.1	$2,243.8	$2,922.8	$2,956.0
Gross profit	1,082.8	845.3	815.0	1,052.5	1,065.2
Gross margin	37.6%	38.0%	36.3%	36.0%	36.0%
Operating profit	249.2	232.6	174.7	191.3	155.2
Profit for the period attributable to equity shareholders	25.0	84.6	24.9	(34.7)	28.8
Adjusted EBITDA	535.5	427.6	407.7	515.6	507.8
Adjusted EBITDA margin	18.4%	19.2%	18.2%	17.6%	17.2%
Adjusted Net Income	$196.4	$188.3	$21.1	$29.2	$30.0
Capital expenditures	59.1	55.3	78.1	81.9	77.3

A reconciliation of Adjusted EBITDA and Adjusted Net Income to the most directly comparable measure defined under IFRS for each of the periods presented above is included under the heading “—Non-GAAP Measures.”

The chart below shows sales for Gates, excluding Other Pinafore Assets, from Fiscal 2001 through the twelve months ended September 28, 2013:

Where relevant, the discussion in this section will include discussion of Gates’ performance, in addition to that of the Group.

Gates’ Segments

We sell our high performance power transmission and fluid power products both as replacement components and as pre-qualified components on original equipment to customers worldwide. Our business is comprised of four key operating segments: Gates North America, Gates EMEA, Gates APAC and Gates South America.

Highlighting the diversity of the end markets in which our ongoing segments operate, our sales for the twelve months ended September 28, 2013 analyzed by end market were as follows:

$ million	Industrial replacement	Industrial first-fit	Automotive replacement market	Automotive first-fit	Total
Gates:
—Gates North America	$447.7	$301.9	$521.8	$81.3	$1,352.7
—Gates EMEA	197.8	98.8	273.5	173.1	743.2
—Gates APAC	143.4	103.1	126.0	276.7	649.2
—Gates South America	62.8	31.9	44.0	22.3	161.0

Total	$851.7	$535.7	$965.3	$553.4	$2,906.1

Discussion Regarding Financial Results for the Group

Industry Trends

For the Group’s twelve months ended September 28, 2013 sales, industrial markets accounted for 45.7%, with 28.1% to the industrial replacement market and 17.6% to the industrial first-fit market.

US industrial production, as measured by the US Federal Reserve Industrial Production index, experienced modest year-over-year increases during the first eleven months of 2013 relative to 2012 and in November 2013 was 3.2% higher than November 2012. European Industrial Production, as measured by the Eurostat Industrial Production index, experienced a modest year-over-year decline during the first ten months of 2013 relative to 2012 and in October 2013 was 0.2% higher than October 2012. Industrial production in China, as measured by the National Bureau of Statistics, experienced year-over-year growth for the first eleven months of 2013 and was 9.7% higher than the first eleven months of 2012. Sales to the industrial markets in North America, Europe and Asia accounted for 24.9%, 8.0% and 7.0%, respectively, of the Group’s total sales for the twelve months ended September 28, 2013.

The automotive replacement market, which comprised 31.8% of the Group’s sales for the twelve months ended September 28, 2013, grew modestly relative to Fiscal 2012. In the United States, miles driven, a key driver of vehicle repair, experienced year-over-year growth of 0.4% for the nine months ended September 2013 and experienced year-over-year growth of 1.5% in the three months ended September 2013. The average price of gasoline in the United States, another factor influencing the amount of spending on car maintenance, was $3.53/gallon over the first eleven months of 2013, 3.1% lower than the average price over the same period in 2012. Sales to the automotive replacement market in North America, Europe and Asia accounted for 17.3%, 8.6% and 3.5%, respectively, of the Group’s total sales for the twelve months ended September 28, 2013.

The automotive first-fit market accounted for 18.9% of the Group’s sales for the twelve months ended September 28, 2013. For the first nine months of 2013, global production volumes as measured by industry sources were up by 2.7% compared with the first nine months of 2012, driven by growth in China and North and South America, where volumes were up by 12.3%, 4.6% and 10.8%, respectively. This growth was partially offset by declines in Europe, Japan and Korea. As we only target selected automotive first-fit business, our sales growth is not entirely dependent on increases or decreases in global and regional automotive production volumes. Sales to the automotive first-fit market in Asia, Europe, and North America, accounted for 9.0%, 5.7% and 2.6%, respectively, of the Group’s total sales for the twelve months ended September 28, 2013.

Seasonality

Sales to industrial OEMs are strongest from October to April for outdoor power equipment and from February to June for agricultural equipment. Equipment sales to the agricultural industry experience moderate seasonality due to crop-related seasonal activities, while sales to the construction industry decline in the summer months followed by a resurgence of activity in the late fall, early winter and spring. The remaining markets served by the Gates business do not exhibit significant seasonal patterns. Sales to automotive OEMs tend generally not to exhibit seasonal patterns, although there are slow-downs in summer and around the calendar year end due to shut-downs in Europe and, to a lesser extent, North America. Sales into the replacement market are generally stronger during the winter months reflecting higher levels of demand for replacement parts for vehicles during those months.

Nine Months 2013 Results Compared With Nine Months 2012 Results

Summary

$ million	9M 2013	9M 2012*
Sales	$2,327.8	$2,331.6
Cost of sales	(1,446.9)	(1,485.5)

Gross profit	880.9	846.1

Adjusted EBITDA	427.8	401.0
Depreciation and amortization	(162.2)	(180.9)
Share-based incentives	(17.7)	(38.1)
Impairments	(2.4)	(3.1)
Restructuring costs	(18.5)	(17.5)
Net (loss)/gain on disposals and on the exit of businesses	(0.3)	0.1

Operating profit	226.7	161.5
Net finance costs	(99.0)	(236.4)
Income tax (expense)/benefit	(28.3)	107.2

Profit for the period	$99.4	$32.3

Gross profit margin	37.8%	36.3%

Adjusted EBITDA margin	18.4%	17.2%

*	Presented on a comparable basis (see note 1 to the unaudited condensed consolidated financial statements included elsewhere in this prospectus)

Sales

Sales in 9M 2013 were $2,327.8 million, compared with sales of $2,331.6 million in 9M 2012. The Group achieved strong sales growth in the automotive replacement market, particularly in Europe and North America, driven primarily by higher volumes, and also benefited from an improvement in the US construction markets, with sales to the residential new build end market increasing by $9.5 million compared with 9M 2012. These gains were partially offset by the adverse impact of movements in average currency translation rates of $18.6 million, principally the Japanese Yen in Gates APAC segment and also by the continued softness in most regional industrial markets, principally weak demand in the construction, agriculture and transportation sectors in North America, where sales were down by $15.6 million in 9M 2013 compared with 9M 2012. Excluding the impact of movements in average currency translation rates, sales for 9M 2013 were $14.8 million higher, compared with 9M 2012.

Gates’ sales in 9M 2013 were $1.9 million higher compared with 9M 2012, after adjusting for the impact of currency translation rates. This growth was focused in Gates South America, which increased by $14.6 million compared with 9M 2012 due primarily to growth in the industrial end markets. Gates EMEA improved by $4.5 million compared with 9M 2012, driven primarily by pricing gains. Offsetting these improvements were lower sales volumes in Gates APAC, which was $9.3 million lower compared with 9M 2012, due particularly to the continued challenging first-fit end market conditions in Japan. In addition, Gates North America was $7.9 million lower in 9M 2013 compared with 9M 2012, due primarily to lower industrial end market sales volumes. Overall, Gates’ sales to the replacement end markets grew by $22.1 million across all regions, except for Asia.

Aquatic’s sales rose by $12.9 million during 9M 2013 compared with 9M 2012, driven by the strengthening of the US residential housing market and market share gains.

Cost of Sales

Cost of sales in 9M 2013 was $1,446.9 million, compared with $1,485.5 million in 9M 2012. This decrease of 2.6% was driven primarily by a combination of continuous improvement initiatives in our manufacturing processes and lower material costs resulting from lower commodity prices and the benefits of our procurement and strategic sourcing initiatives.

Gross Profit

Gross profit was $880.9 million in 9M 2013, compared with $846.1 million in 9M 2012. Our gross profit margin for 9M 2013 was 37.8% for 9M 2013, compared with 36.3% in 9M 2012, driven primarily from our lower cost of sales and our disciplined focus on pricing.

Distribution Costs

Distribution costs, which tend to move in proportion to sales, were $274.6 million in Fiscal 2013, compared with $272.1 million in 9M 2012. 9M 2013 distribution costs as a percentage of sales remained broadly stable during 9M 2013 at 11.8%, compared with 11.7% in 9M 2012.

Administrative Expenses

Administrative expenses in 9M 2013 were $358.3 million, compared with $392.4 million in 9M 2012. The decrease in administrative expenses in 9M 2013 compared with 9M 2012 was due to a combination of the benefit of cost reduction and expense management initiatives and a decrease in the charge relating to share-based incentives.

Impairments

In 9M 2013, the Group recognized impairments of $2.4 million, $1.7 million of which was in relation to property, plant and equipment as a result of the closure of the plant in Ashe County, North Carolina within Gates North America. Also included in impairments in 9M 2013 was an amount of $0.3 million recognized in relation to a vacant property in the US that is no longer required by the Group for its manufacturing operations.

During 9M 2012, the Group recognized impairments of $3.1 million, including $2.7 million in respect of property, plant and equipment in relation to the closure of the Charleston plant within Gates North America.

Restructuring Costs

In June 2013, we commenced our Project 25 initiative to further enhance our profitability and streamline our corporate overhead. Primarily as a result of Project 25, restructuring costs in 9M 2013 were $18.5 million and included $7.2 million recognized in respect of the closure of our facility in Ashe County, North Carolina and $4.7 million in respect of business and executive severance and reorganization costs, largely in Gates North America. Also during 9M 2013, restructuring costs of $5.0 million were recognized in relation to the planned closure of the London corporate center and the transfer of the majority of those functions to the Group’s corporate center in Denver, Colorado.

Restructuring costs for 9M 2012 were $17.5 million and related principally to our Project Sierra initiative that focused on continuous identification and implementation of cost reduction opportunities and efficiency improvements across the Gates businesses.

Net Gain on Disposals and on the Exit of Businesses

During 9M 2013, the Group recognized a net loss of $0.3 million in relation to disposals and the exit of businesses, including losses of $2.0 million arising from movements in environmental, restructuring and workers’ compensation reserves relating to businesses disposed of in prior years, partially offset by gains totaling $1.8 million in relation to the disposal of non-operating property, plant and equipment. During 9M 2012, the Group recognized a net gain of $0.1 million, representing minor gains and losses in relation to businesses disposed of in prior years.

Operating Profit

Operating profit in 9M 2013 was $226.7 million, compared with $161.5 million in 9M 2012.

Adjusted EBITDA

Adjusted EBITDA for 9M 2013 was $427.8 million, compared with $401.0 million for 9M 2012. Excluding the adverse impact of movements in average currency translation rates of $1.3 million, Adjusted EBITDA grew across all regions by $28.1 million in total. This underlying increase was driven by a combination of lower cost of sales, higher gross profit, lower administrative costs and disciplined expense management. The Aquatic business contributed an additional $6.9 million improvement over 9M 2012, reflecting the improved US housing market. The Adjusted EBITDA margin was up slightly at 18.4% for 9M 2013, compared with 17.2% in 9M 2012.

A reconciliation of operating profit or loss to Adjusted EBITDA for each of the periods under review and for each of the Group’s continuing segments is presented under the heading “—Non-GAAP Measures.”

Interest Expense

The interest expense for 9M 2013 was $101.7 million, compared with $159.8 million for 9M 2012. Our interest expense may be analyzed as follows:

$ million	9M 2013	9M 2012*
Interest on bank and other loans:
—Term loans	$61.7	$80.1
—Other bank loans	2.1	2.2
—Second Lien Notes	32.6	65.2
—2015 Notes	0.8	1.0

	97.2	148.5
Interest element of finance lease rentals	—	0.3
Net (gain)/loss on financial liabilities held at amortized cost	(1.2)	6.2
Other interest payable	5.7	4.8

	$101.7	$159.8

*	Presented on a comparable basis (see note 1 to the unaudited condensed consolidated financial statements included elsewhere in this prospectus)

The decrease in interest expense during 9M 2013 compared with 9M 2012 was due largely to a combination of a decrease in the principal amount of debt outstanding as a result of debt repayments during the 9M 2012 (particularly the repayment of $590.0 million of the Second Lien Notes) and, effective January 18, 2013, the re-pricing of Term Loan A and Term Loan B.

During both 9M 2013 and 9M 2012, the Group changed its estimates of the future cash flows relating to certain of its borrowings that are held at amortized cost. The changes were driven primarily by the impacts of the various debt reductions made during the periods and expected to be made in future periods. As a result of these changes the amortized cost of the affected borrowings decreased by $1.2 million in 9M 2013 and increased by $6.2 million in 9M 2012. A gain and a loss corresponding to each of these adjustments was recognised in interest expense in 9M 2013 and in 9M 2012, respectively.

Investment Income

Investment income for 9M 2013 was $1.4 million, compared with $1.7 million for 9M 2012. The increase in investment income during 9M 2013, compared with 9M 2012 was due primarily to the higher average value of cash and cash equivalents held during the 9M 2013. Investment income may be analyzed as follows:

$ million	9M 2013	9M 2012*
Interest on bank deposits	$1.3	$1.6
Other interest receivable	0.1	0.1

	$1.4	$1.7

*	Presented on a comparable basis (see note 1 to the unaudited condensed consolidated financial statements included elsewhere in this prospectus)

Other Finance Income/(Expense)

Other finance income for 9M 2013 was $1.3 million, compared with an expense of $78.3 million for 9M 2012. Our other finance expense may be analyzed as follows:

$ million	9M 2013	9M 2012*
Gain/(loss) on embedded derivatives	$8.3	$(11.3)
Currency translation gain on hedging instruments	1.2	2.1
Costs incurred on the prepayment of borrowings	(3.5)	(63.9)
Net interest recognized in respect of post-employment benefits	(4.7)	(5.2)

	$1.3	$(78.3)

*	Presented on a comparable basis (see note 1 to the unaudited condensed consolidated financial statements included elsewhere in this prospectus)

The decrease during 9M 2013 compared with 9M 2012 was attributable principally to costs of $59.2 million recognized in 9M 2012 in relation to the fully-subscribed $475 million tender offer completed in July 2012. During both 9M 2013 and 9M 2012, costs of $3.5 million were incurred in respect of a 10% call option on the Second Lien Notes exercised during September of each year.

In addition, a net gain of $8.3 million on the movement in the fair value of the embedded interest rate floor derivatives was recognized during 9M 2013, compared with a net loss of $11.3 million in 9M 2012.

Income Tax Expense

During the 9M 2013, the income tax expense attributable to continuing operations was $28.3 million on a profit before tax of $127.7 million, compared to a benefit of $107.2 million for the 9M 2012 on a loss before tax of $74.9 million.

Our effective tax rate in 9M 2013 was lower than the statutory tax rates that are applicable in the jurisdictions in which we operate, primarily as a result of a number of discrete tax items that may occur in any given year, but are not consistent from year to year, such as a reduction in withholding taxes for amendments to existing treaties and legislative changes to statutory tax rates.

Analysis by Operating Segment

As discussed in note 2 to the accompanying financial statements, following the disposal in 2011 and 2012 of a number of the Group’s non-core businesses and the consequent re-focus on the Gates business, the Board has revised the way in which it reviews and manages the Group’s corporate costs. Previously, the Gates North America segment included certain US income and expenses that related to the worldwide operations (including items relating to royalties, research and development, global marketing, information technology, human resources and other global services). These items are now reallocated across all the Gates segments to ensure comparability of reporting between segments.

In addition, costs incurred at a Group level (including management oversight, accounting, treasury, tax, information services and legal services) have been previously partially allocated across all of the Group’s segments. These costs are now no longer allocated and are presented within the Corporate segment, providing a clearer view of the controllable performance of the individual operational segments.

Comparative information for 9M 2012 has been re-presented to reflect these segmental reporting revisions.

Furthermore, as discussed in note 1 to the accompanying financial statements, the comparative information for 9M 2012 has been recast for the retrospective impact of the adoption of IAS 19 “Employee Benefits (2011),” which had the following impacts on the Group’s continuing operations:

•	An increase in administrative expenses of $1.9 million in 9M 2012.

•	Reversal in 9M 2012 of $40.7 million previously included in interest expense and $49.2 million previously included in investment income, both in relation to post-employment benefits, and the inclusion in 9M 2012 in other finance (expense)/income of a net interest charge of $5.2 million as determined in accordance with IAS 19R.

•	A corresponding adjustment to other comprehensive income in respect of the above two adjustments.

•	A corresponding switch between tax recognized in profit or loss and tax recognized in other comprehensive income in relation to the above adjustments.

	Sales		Adjusted EBITDA
$ millions	9M 2013	9M 2012	9M 2013	9M 2012*
Gates:
—Gates North America	$1,046.1	$1,051.3	$245.3	$241.1
—Gates EMEA	575.5	565.7	101.4	90.5
—Gates APAC	481.9	512.2	104.5	104.5
—Gates South America	123.6	114.6	15.9	10.9

	2,227.1	2,243.8	467.1	447.0
Aquatic	100.7	87.8	1.5	(5.4)
Corporate	—	—	(39.8)	(39.6)

Total ongoing	2,327.8	2,331.6	428.8	402.0
Exited businesses	—	—	(1.0)	(1.0)
Total continuing operations	$2,327.8	$2,331.6	$427.8	$401.0

*	Presented on a comparable basis (see note 1 to the unaudited condensed consolidated financial statements included elsewhere in this prospectus)

Summary Ongoing Segment Performance

	% of 9M 2013 sales	9M Adjusted EBITDA margin (%)
		2013	2012
Gates North America	45.0%	23.4%	22.9%

Sales during the 9M 2013 were $1,046.1 million, down 0.5% (approximately 1% lower excluding movements in average currency translation rates), compared with 9M 2012 sales of $1,051.3 million. Sales were lower across all end markets with the exception of the automotive replacement market, which accounted for 38.9% of Gates North America’s 9M 2013 sales and grew by 3.5% (approximately 3% higher excluding movements in average currency translation rates) due principally to volume increases in both the US and Canada. Sales to the automotive first-fit market (5.7% of Gates North America’s 9M 2013 sales) were lower by 2.4% (approximately 1% lower excluding movements in average currency translation rates) and sales to the industrial replacement and first-fit markets, which accounted for 32.9% and 22.5% of Gates North America’s 9M 2013 sales, decreased by 2.2% and 4.1% (approximately 3% and 4% lower, respectively, excluding movements in average currency translation rates), respectively, driven by weak demand from construction, agriculture and transportation sectors. Overall, changes in volume accounted for $11.6 million of decreased sales, partially offset by favorable pricing actions of $6.5 million. Currency translation rate movements positively impacted sales by $2.7 million.

Operating expenses in our Gates North America segment totaled $895.4 million for the 9M 2013, compared with $916.6 million in 9M 2012. The principal component of operating expenses was cost of sales.

Cost of sales were $615.6 million for 9M 2013, compared to $630.4 million for 9M 2012, a decrease of 2.3%, driven principally by lower raw material and other input costs of $14.2 million, resulting from lower commodity prices and the benefits of our procurement initiatives. Efficiency improvements and other benefits arising from restructuring contributed an additional decrease of $12.1 million. These decreases were partially offset by labor-related inflation of $3.4 million and lower absorption of fixed costs on lower production volumes of $12 million.

In addition to the movements in cost of sales, operating expenses for 9M 2013 decreased by $2 million as a result of lower warranty expenses compared to 9M 2012. The compensation expense in respect of share-based incentives was also lower at $2.4 million for 9M 2013, compared with $5.5 million in 9M 2012. Restructuring costs related to our Project 25 initiative in 9M 2013 were $12.1 million, compared with $11.1 million in 9M 2012 related to Project Sierra, and related principally to costs incurred in relation to the closure of our facility in Ashe County, North Carolina ($7.2 million) and costs associated with executive severance and reorganization costs ($4.7 million).

Our Gates North America segment recognized an operating profit of $150.7 million for 9M 2013, compared with an operating profit for 9M 2012 of $134.7 million.

Adjusted EBITDA was $245.3 million for 9M 2013, compared with $241.1 million for 9M 2012, the increase being largely driven by lower raw material costs resulting from lower commodity prices and the benefits of our procurement initiatives ($14.2 million), higher selling prices of $6.5 million and the realization of restructuring benefits. Partially offsetting the increase were lower volumes ($11.6 million) and lower absorption of fixed costs on lower production volumes. The Adjusted EBITDA margin increased to 23.4% for 9M 2013 from 22.9% for 9M 2012.

	% of 9M 2013 sales	9M Adjusted EBITDA margin (%)
		2013	2012
Gates EMEA	24.7%	17.6%	16.0%

Sales were $575.5 million for 9M 2013, an increase of 1.7% (approximately 1% higher excluding movements in average currency translation rates), compared with 9M 2012 sales of $565.7 million. Higher volumes and positive movements in average currency translation rates contributed $16.6 million and $5.3 million of the increase respectively. The growth in sales volumes were driven by the automotive and industrial replacement markets, which accounted for 36.7% and 26.5% of Gates EMEA’s 9M 2013 sales, respectively, and grew by 7.9% and 0.8% (approximately 7% higher and approximately 1% lower, respectively, excluding movements in average currency translation rates) year-on-year, driven by strong demand and market share gains throughout the region, particularly in Eastern Europe and the Middle East. Sales to the industrial first-fit market, which accounted for 12.3% of Gates EMEA’s 9M 2013 sales, declined by 3.4% (approximately 4% lower excluding movements in average currency translation rates), driven by weak demand for fluid power products within the construction sector. Sales to the automotive first-fit market (24.6% of Gates EMEA’s 9M 2013 sales) declined by 3.0% (approximately 4% lower excluding movements in average currency translation rates) due to lower end market volumes of $3.4 million and negative pricing impacts of $2.7 million. Overall, negative pricing impacts primarily related to new volume rebates accounted for a $13.4 million decline in sales, compared to 9M 2012.

Operating expenses in our Gates EMEA segment totaled $507.7 million for 9M 2013, compared with $516.5 million in 9M 2012. The principal component of operating expenses was cost of sales.

Cost of sales were $365.9 million for 9M 2103 compared to $372.1 million for 9M 2012, a decrease of 1.7%. Cost of sales for 9M 2013 increased by $9.2 million, compared to 9M 2012 due to higher production volumes, but this was more than offset by lower raw material and other input costs of $10.7 million resulting from lower commodity prices and the benefits of our procurement initiatives and cost-saving initiatives of $2.8 million.

In addition to the movements in cost of sales, operating expenses for 9M 2013 included compensation expense in respect of share-based incentives of $1.3 million, compared with $2.8 million for 9M 2012. Restructuring costs in 9M 2013 benefited operating expenses by $1.0 million, compared with expense of $2.2 million in 9M 2012, and related primarily to reductions in restructuring costs for executive severance. This decrease was partially offset by higher labor-related administrative costs of $2 million, compared with 9M 2012.

Our Gates EMEA segment recognized an operating profit of $67.8 million for 9M 2013, compared with an operating profit for 9M 2012 of $49.2 million.

Adjusted EBITDA was $101.4 million for 9M 2013, compared to $90.5 million for 9M 2012, the increase being largely driven by higher volumes of $6.1 million, lower material costs resulting from lower commodity prices and the benefits of our procurement initiatives ($10.7 million), and benefits of cost-saving initiatives of $3.7 million; somewhat offset by negative pricing impacts of $13.4 million. The Adjusted EBITDA margin increased to 17.6% for 9M 2013 from 16.0% for 9M 2012.

	% of 9M 2013 sales	9M Adjusted EBITDA margin (%)
		2013	2012
Gates APAC	20.7%	21.7%	20.4%

Sales were $481.9 million for 9M 2013, down 5.9% (approximately 2% lower excluding movements in average currency translation rates) compared with 9M 2012 sales of $512.2 million. The decline in sales is largely attributable to the adverse impact of average currency translation rates, which decreased 9M 2013 sales by $21.0 million, compared to 9M 2012, primarily driven by the Japanese Yen. Gates APAC’s sales decreased across all end markets, primarily due to declines in the automotive first-fit market of 6.7% and industrial first-fit market of 10.4% (approximately 2% and 4% lower, respectively, excluding movements in average currency translation rates). These two markets accounted for 41.4% and 16.5% of Gates APAC’s 9M 2013 sales, respectively. The volume decline is due to weakening market conditions, principally in Japan and China. Sales to the industrial replacement market (22.1% of Gates APAC’s 9M 2013 sales) declined 5.4% (approximately 2% lower excluding movements in average currency translation rates) due to lower volumes in Singapore and Australia. Sales to the automotive replacement market (20.1% of Gates APAC’s 9M 2013 sales) declined by 0.7% (approximately flat excluding movements in average currency translation rates). Overall, changes in volume accounted for a decrease in sales of $4.4 million, with a further $1.7 million attributed to negative pricing impacts.

Operating expenses in our Gates APAC segment totaled $417.9 million for 9M 2013, compared with $459.1 million in 9M 2012. The principal component of operating expenses was cost of sales.

Cost of sales were $309.0 million for 9M 2013, compared to $337.5 million for 9M 2012, a decrease of 8.4%. Cost of sales for 9M 2013 decreased primarily as result of average currency translation rates ($14 million), lower raw material and other input costs ($13.2 million) and lower production volumes ($2.0 million), partially offset by increases attributable to labor-related inflation of $2.3 million.

In addition to the movements in cost of sales, operating expenses for 9M 2013 included restructuring costs of $0.2 million, compared with $3.6 million for 9M 2012, primarily relating to costs incurred in relation to Project Sierra. The compensation expense in respect of share-based incentives was also lower at $1.6 million, compared with $2.8 million for 9M 2012. Depreciation and amortization costs of $38.3 million, compared with $45.4 million for 9M 2012.

Our Gates APAC segment recognized an operating profit of $64.0 million for 9M 2013, compared with an operating profit for 9M 2012 of $53.1 million.

Adjusted EBITDA was $104.5 million for 9M 2013, compared to $104.5 million for 9M 2012. Lower volumes ($2.4 million), negative pricing impacts ($1.7 million), and labor-related inflation ($4.1 million) in 9M 2013 compared to 9M 2012 were offset by lower raw material and other input costs resulting from lower commodity prices and the benefits of our procurement initiatives of $13.2 million. Adverse impacts related to average currency translation rates accounted for $3.4 million of the decrease. The Adjusted EBITDA margin increased to 21.7% for 9M 2013 from 20.4% for 9M 2012.

	% of 9M 2013 sales	9M Adjusted EBITDA margin (%)
		2013	2012
Gates South America	5.3%	12.9%	9.5%

Sales were $123.6 million for 9M 2013, up 7.8% (approximately 13% higher excluding movements in average currency translation rates), compared with 9M 2012 sales of $114.6 million. Sales increased despite the adverse impact of average currency translation rates which decreased 9M 2013 sales by $5.6 million, compared to 9M 2012. Gates South America’s sales increased across all end markets with the exception of the automotive first-fit market (14.1% of Gates South America’s 9M 2013 sales), which declined by 11.1% (approximately 7% lower excluding movements in average currency translation rates) due to volume reductions negatively impacting sales by $1.5 million. Sales to the industrial replacement and first-fit markets accounted for 20.2% and 39.0% of Gates South America’s 9M 2013 sales, respectively and grew by 25.5% and 12.9% (approximately 18% and 32% higher, respectively, excluding movements in average currency translation rates), respectively, driven by increases in volume of $9.5 million and favorable price increases of $3.5 million. Sales to the automotive replacement market (26.7% of Gates South America’s 9M 2013 sales) grew by 1.9% (approximately 7% higher excluding movements in average currency translation rates), benefitting from increased pricing of $2.0 million. Overall, changes in volume accounted for an increase in sales of $8.1 million, with a further $5.8 million attributed to pricing actions.

Operating expenses in our Gates South America segment totaled $114.5 million for the 9M 2013, compared with $111.0 million in 9M 2012. The principal component of operating expenses was cost of sales.

Cost of sales were $91.3 million for 9M 2013, compared to $88.8 million for 9M 2012, an increase of 2.8%. Cost of sales for 9M 2013 increased primarily as result of higher production volumes ($6.2 million), partially offset by decreases attributable to cost-saving initiatives of $3.4 million, particularly related to procurement initiatives.

In addition to the movements in cost of sales, operating expenses for 9M 2013 decreased $0.8 million, compared with 9M 2012 as a result of lower restructuring costs driven by higher severance costs arising from reorganizations within the business for 9M 2012. Operating expenses also included depreciation and amortization of $6.2 million for 9M 2013, compared to $7.7 million for 9M 2012.

Our Gates South America segment recognized an operating profit of $9.1 million for 9M 2013, compared with an operating profit for 9M 2012 of $3.6 million.

Adjusted EBITDA was $15.9 million for 9M 2013, compared to $10.9 million for 9M 2012, the increase being largely driven by a combination of higher selling prices of $5.8 million and higher volumes ($1.4 million) compared to 9M 2012. Also contributing to the increase were cost-saving initiatives resulting in an improvement of $3.4 million. Offsetting these effects were raw material and other input cost inflation of $5.5 million. The Adjusted EBITDA margin increased to 12.9% for 9M 2013 from 9.5% for 9M 2012.

	% of 9M 2013 sales	9M Adjusted EBITDA margin (%)
		2013	2012
Aquatic	4.3%	1.5%	(6.2%)

Sales for 9M 2013 were $100.7 million, compared to $87.8 million in 9M 2012, an increase of 14.7% principally as a result of improved market conditions, new products, customer conversions, and stronger retail expansion.

Aquatic’s Adjusted EBITDA was $1.5 million for 9M 2013 compared to a loss of $5.4 million for 9M 2012. The increase was largely due to the inclusion in the 9M 2012 results of a one-time unfavorable adjustment of $7.2 million to the product liability provision related to the segment’s former installation business. Excluding that movement, Aquatic’s 9M 2013 Adjusted EBITDA was $0.3 million lower than the prior year due primarily to higher material pricing.

Prior to the completion of this offering the business comprising Aquatic segment will be distributed to our current shareholders. See “—Disposition of the Non-Gates Assets.”

Corporate

Adjusted EBITDA for our Corporate segment for 9M 2013 was a loss of $39.8 million, compared to $39.6 million in 9M 2012, the improvement compared with 9M 2012 was driven principally by headcount and cost reductions, particularly in relation to legal, consultancy and other professional fees.

Fiscal 2012 Results Compared With Fiscal 2011 Results

Summary

$ million	Fiscal 2012*	Fiscal 2011*
Sales	$3,037.3	$3,426.4
Cost of sales	(1,944.4)	(2.269.1)

Gross profit	1,092.9	1,157.3
Distribution costs	(358.0)	(376.0)
Administrative expenses	(530.7)	(572.1)
Transaction costs	—	(0.6)
Impairments	(3.1)	(38.0)
Restructuring costs	(26.8)	(38.8)
Net (loss)/gain on disposals and on the exit of businesses	(0.6)	60.8
Share of profit of associates	0.4	1.5

Operating profit	174.1	194.1
Interest expense	(208.3)	(276.0)
Investment income	2.9	4.7
Other finance expense	(73.6)	(16.7)
Net finance costs	(279.0)	(288.0)

Loss before tax	(104.9)	(93.9)
Income tax benefit	77.7	19.0

Loss for the period from continuing operations	$(27.2)	$(74.9)

Adjusted EBITDA	508.6	551.1
Adjusted EBITDA margin	16.7%	16.1%

*	Presented on a comparable basis (see note 3A to our audited consolidated financial statements included elsewhere in this prospectus)

Sales

Sales in Fiscal 2012 were $3,037.3 million, compared with sales of $3,426.4 million in Fiscal 2011. During Fiscal 2011, the Group disposed of four businesses: the Powertrain segment, Plews, Dexter Chassis and Ideal (which together formed the Other I&A segment). These disposals reduced Fiscal 2012 sales by $359.9 million compared with Fiscal 2011. In addition, the Group’s sales for Fiscal 2012 were affected by an adverse movement of approximately $90 million due to changes in average currency translation rates (particularly the Euro, Brazilian Real and Mexican Peso) compared with Fiscal 2011. The acquisition of Du-Tex Inc., completed at the end of October 2011, contributed an additional $17.0 million to Fiscal 2012 sales compared with Fiscal 2011. Excluding these impacts from acquisitions, disposals and movements in currency translation rates, Fiscal 2012 sales were $42.7 million higher than in Fiscal 2011.

This underlying increase in sales was driven by higher selling prices, particularly in the industrial replacement and automotive replacement end markets, and almost entirely in North America. Sales volumes in our ongoing segments were broadly flat, as difficult trading conditions in Europe and Asia offset strong volume growth in North America.

Gates’ sales in Fiscal 2012 were $34.5 million higher compared with Fiscal 2011, after adjusting for the impact of acquisitions and currency translation rates. This growth was focused in Gates North America, which increased by $65.2 million compared with Fiscal 2011 due primarily to growth in the industrial end markets. Pricing and volume improvements contributed relatively equally to this growth. Volume decreases in Europe ($18.8 million, concentrated in the automotive end markets) and Asia ($22.2 million, primarily in the Japanese industrial and automotive first-fit end markets) partially offset this North American growth. Overall, Gates’ sales to the industrial end markets, particularly the industrial replacement end market, grew by $42.0 million across all regions, except for Japan and India. This growth was partially offset by a decrease of $12.4 million in sales to the automotive first-fit end market, driven by lower vehicle production in Europe and Japan.

Aquatic’s sales rose by $8.2 million during Fiscal 2012 compared with Fiscal 2011, driven by the strengthening of the US residential housing market and market share gains.

Cost of Sales

Cost of sales in Fiscal 2012 was $1,944.4 million, compared with $2,269.1 million in Fiscal 2011. This decrease of 14.3% was driven by a $307.8 million impact from the disposal of businesses during Fiscal 2011. In addition, raw material costs increased by $41.2 million, combined with a $20.4 million increase in volumes (including $11.5 million from the acquisitions in Fiscal 2011) were largely offset by benefits of $45.0 million arising from the Group’s efficiency and cost reduction initiatives.

Gross Profit

The gross profit for Fiscal 2012 was $1,092.9 million, compared with $1,157.3 million in Fiscal 2011. Our gross profit margin for Fiscal 2012 was 36.0%, up from 33.8% in Fiscal 2011, due principally to the disposal of lower-margin businesses in Fiscal 2011.

Distribution Costs

Distribution costs, which tend to move in proportion to sales, were $358.0 million in Fiscal 2012, compared with $376.0 million in Fiscal 2011. Fiscal 2012 distribution costs as a percentage of sales were higher at 11.8% compared with 11.0% in the prior year. Excluding the impact of the Fiscal 2011 disposals, the Fiscal 2011 percentage would have been 11.4%. The slight increase from Fiscal 2011 to Fiscal 2012 for the ongoing segments was largely attributable to higher freight costs.

Administrative Expenses

Administrative expenses in Fiscal 2012 were $530.7 million, compared with $572.1 million in Fiscal 2011. The decrease in administrative expenses in Fiscal 2012 compared with Fiscal 2011 was due principally to the decrease in the charge relating to share-based incentives ($34.3 million) and the impact of disposals during Fiscal 2011 ($25.8 million), partially offset by the payment of $22.7 million to holders of certain options over B Shares in compensation for the adverse impact of the return of capital on the value of those options.

Transaction Costs

During Fiscal 2012 $0 of transaction costs were recognized. In Fiscal 2011, costs of $0.6 million were recognized, largely in respect of the acquisition in October 2011 of Du-Tex Inc.

Impairments

In Fiscal 2012, the Group recognized impairments of $3.1 million, $2.7 million of which was in relation to the closure of the Charleston plant within Gates North America.

During Fiscal 2011, in light of the prolonged weakness of the US residential construction end market, the Group recognized an impairment of $36.9 million in relation to the Aquatic business, representing the entire goodwill allocated to this segment.

Restructuring Costs

During Fiscal 2012, restructuring costs amounting to $26.8 million were recognized in continuing operations, of which $11.3 million related to Project Sierra. A further $5.6 million of restructuring costs were incurred in relation to the closure of the Charleston plant within Gates North America. Also during Fiscal 2012, $5.1 million of severance and related costs were incurred on business and executive reorganizations, primarily in North America.

Restructuring costs in Fiscal 2011 were $38.8 million, principally in relation to Project Sierra. These costs were partially offset by the release of a provision for restructuring costs of $10.6 million due to the reversal of the decision to close a division of the Powertrain segment, following the recovery in the demand for its products.

Net Gain on Disposals and on the Exit of Businesses

During Fiscal 2012, the Group recognized a net loss of $0.6 million in relation to the disposal of businesses in Fiscal 2011. During Fiscal 2011 we recognized a net gain on the disposal and on the exit of businesses of $60.8 million, principally in relation to the sale in October 2011 of the Ideal business.

Operating Profit

Operating profit in Fiscal 2012 was $174.1 million, compared with $194.1 million in Fiscal 2011.

Adjusted EBITDA

Adjusted EBITDA for Fiscal 2012 was $508.6 million, compared with $551.1 million for Fiscal 2011. The disposal of businesses during Fiscal 2011 reduced Adjusted EBITDA compared with Fiscal 2011 by $47.5 million, compounding the adverse impact of movements in average currency translation rates of $12.0 million. Excluding these two factors, and a $4.0 million contribution in Fiscal 2012 from acquisitions made in Fiscal 2011, Adjusted EBITDA grew by $11.9 million. This underlying increase was driven by higher selling prices of $38.0 million and the benefits from the Group’s restructuring and cost-saving initiatives of $48.5 million. Offsetting these improvements were higher material costs of $41.2 million, mainly in Europe and North America, increased labor-related costs of $24.2 million, primarily in North America and Asia, and lower volumes across most regions except North America ($8.1 million).

The Adjusted EBITDA margin was up slightly at 16.7%, compared with 16.1% in Fiscal 2011.

A reconciliation of operating profit or loss to Adjusted EBITDA for each of the periods under review and for each of our continuing segments is presented under the heading “—Non-GAAP Measures.”

Interest Expense

The interest expense for Fiscal 2012 was $208.3 million, compared with $276.0 million for Fiscal 2011. Our interest expense may be analyzed as follows:

$ million	Fiscal 2012*	Fiscal 2011*
Borrowings:
—Interest on bank overdrafts	$0.1	$0.7
—Interest on bank and other loans:
Term loans	104.8	126.7
Other bank loans	2.7	2.7
Second Lien Notes	76.2	109.4
2011 Notes	—	6.2
2015 Notes	1.4	1.5

	185.2	247.2
Interest element of finance lease rentals	0.2	0.2
Net loss on financial liabilities held at amortized cost	15.9	21.2
Other interest payable	7.0	7.4

Total	$208.3	$276.0

*	Presented on a comparable basis (see note 3A to our audited consolidated financial statements included elsewhere in this prospectus)

The decrease in interest expense during Fiscal 2012 compared with Fiscal 2011 was due largely to the repayments, including prepayments and redemptions, during Fiscal 2011 and Fiscal 2012 of a total of $1.2 billion of borrowings under the term loans and Second Lien Notes, as discussed under “—Liquidity and Capital Resources.” These repayments reduced interest expense by $55.1 million in Fiscal 2012 compared with Fiscal 2011.

When it was acquired, Tomkins had the following notes outstanding under a Euro Medium Term Note Programme: £150 million 8% notes repayable at par on December 20, 2011, or the 2011 Notes; and £250 million 6.125% notes repayable at par on September 16, 2015, or the 2015 Notes, and, together with the 2011 Notes, the Medium Term Notes. During 2011, a total of $172.6 million was repaid against the Medium Term Loans, including a final settlement of $158.3 million on the maturity of the 2011 Notes in December 2011. As a result of these transactions, the interest expense in relation to the Medium Term Notes decreased by $6.3 million to $1.4 million in Fiscal 2012.

During Fiscal 2012, the Group changed its estimates of the future cash flows relating to certain of its borrowings that are held at amortized cost. The changes were driven primarily by the impacts of the various debt reductions made during the current period and expected to be made in future periods. As a result of these changes and certain other adjustments relating to the Group’s borrowings, the amortized cost of the affected borrowings increased by $15.9 million in Fiscal 2012 compared to an increase of $21.2 million in Fiscal 2011: $21.2 million, and in each case a corresponding loss was recognized in interest expense.

In Fiscal 2012, interest on the benefit obligations of our defined benefit and post-employment heath care plans was $54.2 million, $4.1 million lower than in Fiscal 2011 due primarily to a decrease in the discount rates used in the actuarial valuations.

Investment Income

Investment income for Fiscal 2012 was $2.9 million, compared with $4.7 million for Fiscal 2011. The decrease in investment income during Fiscal 2012 compared with Fiscal 2011 was due primarily to lower average levels of cash and cash equivalents held during Fiscal 2012 compared with Fiscal 2011. Investment income may be analyzed as follows:

$ million	Fiscal 2012*	Fiscal 2011*
Interest on bank deposits	$2.3	$3.5
Other interest receivable	0.6	1.2

	$2.9	$4.7

*	Presented on a comparable basis (see note 3A to our audited consolidated financial statements included elsewhere in this prospectus)

Other Finance Expense

Other finance expense for Fiscal 2012 was $73.6 million, compared with $16.7 million for Fiscal 2011. Our other finance expense may be analyzed as follows:

$ million	Fiscal 2012*	Fiscal 2011*
Loss on embedded derivatives	$(5.4)	$(7.5)
Currency translation gain on hedging instruments	2.6	4.6
Costs incurred on prepayment of borrowings	(63.9)	(3.8)
Gain on early settlement of loan note receivable	—	1.2
Net interest recognized in respect to post-employment benefits	(6.9)	(11.2)

	$(73.6)	$(16.7)

*	Presented on a comparable basis (see notes 3A to our audited consolidated financial statements included elsewhere in this prospectus)

The increase during Fiscal 2012 compared with Fiscal 2011 was principally attributable to (i) a loss of $63.9 million in Fiscal 2012 compared to a loss of $3.8 million in Fiscal 2011, each recognized on the redemption of certain debt instruments and (ii) a reduction of $2.0 million in the currency translation gain on hedging instruments. These impacts were partially offset by a decrease of $2.1 million in the loss on the movement in the fair value of embedded derivatives.

As discussed under “—Liquidity and Capital Resources,” during Fiscal 2011 and 2012, the Group made repayments against the principal amounts outstanding under certain of its debt facilities. Costs and premiums associated with these repayments totaled $63.9 million, including $59.2 million in relation to the tender offer completed in July 2012, $4.5 million of which was capitalized as an increase to deferred financing costs. During both Fiscal 2012 and Fiscal 2011, the cost of debt repayments also included a premium of $3.5 million paid in respect of the 103% call option exercised in full by the Group in relation to the Second Lien Notes.

In Fiscal 2012, net interest recognized in respect of the Group’s defined benefit and post-employment heath care plans was $6.9 million compared with $11.2 million in Fiscal 2011, the decrease being driven by lower discount rates used in the actuarial valuations.

Income Tax Expense

During Fiscal 2012, the income tax benefit attributable to continuing operations was $77.7 million on a loss before tax of $104.9 million, compared to an income tax benefit attributable to continuing operations of $19.0 million in Fiscal 2011 on a loss before tax of $93.9 million.

Our effective tax rate for Fiscal 2012 was affected by items such as the compensation expense recognized on share-based payments that are not deductible for tax purposes in certain jurisdictions. In addition, a number of discrete tax items further impacted the effective tax rate compared with the statutory tax rates that are applicable in the jurisdictions in which we operate, the primary item being the recognition of deferred tax assets for tax losses that crystalized against gains on the sale of Dexter.

Our effective tax rate in Fiscal 2011 was significantly different from the statutory tax rates that are applicable in the jurisdictions in which we operate, principally due to the non-deductibility for tax purposes of the compensation expense recognized on share-based payments, the recognition of deferred tax liabilities on temporary differences associated with investments in subsidiaries and tax credits in relation to which we were unable to recognize deferred tax assets.

Effect of Inflation

Management does not believe that general inflation levels in any of the countries in which it operates have had a material effect on our financial condition or results of operations during 9M 2013, 9M 2012, Fiscal 2012, Fiscal 2011, Q4 2010 or 9M 2010. The specific impact of raw material and other input cost inflation is analyzed as part of our discussion of the year-on-year performance of our continuing operations.

Effect of Foreign Currency

The impact of movements in average currency translation rates on our sales is analyzed as part of our discussion of the year-on-year performance of our continuing operations. For further discussion of the impact of foreign currency exposure, please see “—Quantitative and Qualitative Disclosures about Market Risk” and Notes 33 and 34F to the Group’s consolidated financial statements included elsewhere in this prospectus.

Analysis by Operating Segment

	Sales				Adjusted EBITDA
	Successor			Predecessor	Successor			Predecessor
$ millions	Fiscal 2012	Fiscal 2011	Q4 2010	9M 2010	Fiscal 2012*	Fiscal 2011*	Q4 2010*	9M 2010*
Gates:
—Gates North America	$1,357.9	$1,287.3	$308.4	$844.4	$301.2	$283.8	$66.9	$197.8
—Gates EMEA	733.4	803.3	205.4	541.8	115.6	117.1	21.4	60.9
—Gates APAC	679.5	708.7	183.1	447.9	137.0	147.7	39.4	99.1
—Gates South America	152.0	156.7	37.7	109.5	14.4	13.0	5.8	24.2
	2,922.8	2,956.0	734.6	1,943.6	568.2	561.6	133.5	382.0

Aquatic	114.5	106.3	27.1	91.7	(5.8)	(4.0)	(0.8)	(0.6)
Corporate	—	—	—	—	(52.9)	(54.1)	(10.3)	(38.0)

Total ongoing	$3,037.3	$3,062.3	$761.7	$2,035.3	$509.5	$503.5	$122.4	$343.4

*	Presented on a comparable basis (see note 3A to our audited consolidated financial statements included elsewhere in this prospectus)

Gates North America (44.7% of Fiscal 2012 Sales)

$ million	Fiscal 2012*	Fiscal 2011*
Sales	$1,357.9	$1,287.3
Operating expenses	(1,193.7)	(1,150.6)
Operating profit	164.2	136.7
Adjusted EBITDA	301.2	283.8
Adjusted EBITDA Margin	22.2%	22.0%

*	Presented on a comparable basis (see note 3A to our audited consolidated financial statements included elsewhere in this prospectus)

Sales were $1,357.9 million for Fiscal 2012 compared to $1,287.3 million for Fiscal 2011, an increase of 5.5% (approximately 6% higher excluding movements in average currency translation rates), or $70.6 million. Sales were higher across all end markets. Sales to the automotive replacement market (37.4% of Gates North America’s Fiscal 2012 sales) grew by 1.7% (approximately 3% higher excluding movements in average currency translation rates) and sales to the industrial replacement and first-fit markets (33.5% and 23.0% of Gates North America’s Fiscal 2012 sales respectively) grew by 6.5% and 8.4% (approximately 8% and 9% higher, respectively, excluding movements in average currency translation rates), respectively, driven by strong sales of fluid transfer products, particularly in the first half of 2012, and additional sales of $17.0 million from the acquisition of Du-Tex Inc. in October 2011. Sales in the automotive first-fit market, which accounted for 6.1% of Gates North America’s Fiscal 2012 sales and grew by 14.2% (approximately 16% higher excluding movements in average currency translation rates) due principally to $9.0 million of sales to new automotive first-fit programs. Overall, changes in Gates North America segment volume accounted for $51.0 million of increased sales, with a further $39.3 million attributed to pricing actions. Currency translation rate movements negatively impacted sales by approximately $11 million.

Operating expenses in our Gates North America segment totaled $1,193.7 million in Fiscal 2012, compared with $1,150.6 million in Fiscal 2011. The principal component of operating expenses was cost of sales.

Fiscal 2012 cost of sales in our Gates North America segment was $820.3 million, compared with $768.7 million in Fiscal 2011. Cost of sales for Fiscal 2012 increased by $51.6 million compared with Fiscal 2011 due to higher volumes (including the impact of acquisitions of $11.5 million), by $15.3 million due to higher raw material and other input costs, particularly carbon black and polymers, and by a further $7.2 million due to labor-related inflation. These increases were somewhat offset by a combination of efficiency improvements and other benefits arising from restructuring projects of $19.2 million.

In addition to the movements in cost of sales, operating expenses for Fiscal 2012 increased by $9.0 million as a result of higher labor-related administrative costs compared with Fiscal 2011, and by a further $5.3 million due to increased warranty expenses, largely relating to updated methods and assumptions for determining the warranty provision. In Fiscal 2012, the compensation expense in respect of share-based incentives was $6.5 million, compared with $9.7 million in Fiscal 2011. Restructuring costs in Fiscal 2012 were also lower at $17.8 million, compared with $26.8 million for Fiscal 2011, and related principally to costs incurred in relation to the closure of the Charleston plant ($5.6 million) and costs associated with Project Sierra ($5.4 million). An impairment of $2.4 million was recognized by Gates North America in Fiscal 2012 primarily in relation to the Charleston closure, compared to an impairment of $0.1 million in Fiscal 2011.

Our Gates North America segment recognized an operating profit of $164.2 million for Fiscal 2012, compared with an operating profit for Fiscal 2011 of $136.7 million.

Adjusted EBITDA was $301.2 million for Fiscal 2012 compared to $283.8 million for Fiscal 2011, the increase being largely volume-driven. Higher selling prices contributed $40.1 million, but were more than offset by a number of cost increases, including raw material inflation of $12.6 million, higher labor-related costs of

$16.2 million and increased warranty costs of $5.3 million. The Adjusted EBITDA margin grew to 22.2% in Fiscal 2012 from 22.0% in Fiscal 2011.

Gates EMEA (24.1% of Fiscal 2012 Sales)

$ million	Fiscal 2012*	Fiscal 2011*
Sales	$733.4	$803.3
Operating expenses	(671.3)	(749.0)
Operating profit	62.1	54.3
Adjusted EBITDA	115.6	117.1
Adjusted EBITDA Margin	15.8%	14.6%

*	Presented on a comparable basis (see note 3A to our audited consolidated financial statements included elsewhere in this prospectus)

Sales were $733.4 million for Fiscal 2012 compared to $803.3 million for Fiscal 2011, a decrease of 8.7% (approximately 3% lower excluding movements in average currency translation rates) or $69.9 million. Adverse movements in currency translation rates and lower volumes accounted for approximately $50 million and $19.6 million of the decrease, respectively. Sales to all markets declined except for the industrial replacement market, where sales were broadly unchanged. Sales to the industrial first-fit market (13.9% of Gates EMEA’s Fiscal 2012 sales) declined year-on-year by 8.8% (approximately 4% lower excluding movements in average currency translation rates) due primarily to the continued weakness in the region’s industrial markets, in addition to the negative exchange rate impact. Sales to the automotive replacement market, which accounted for 35.2% of Gates EMEA’s Fiscal 2012 sales, declined by 11.3% (approximately 5% lower excluding movements in average currency translation rates) due to a company initiative to in-source automotive replacement kits that reduced sales by $19.4 million, compared with Fiscal 2011, but improved EBITDA and profitability. Sales were also affected by adverse pricing impacts of $5.7 million, compared with Fiscal 2011. Sales to the automotive first-fit end market (24.2% of Gates EMEA’s Fiscal 2012 sales) declined by 13.6% (approximately 7% lower excluding movements in average currency translation rates) due to lower end market volumes.

Operating expenses in our Gates EMEA segment totaled $671.3 million in Fiscal 2012, compared with $749.0 million in Fiscal 2011. The principal component of operating expenses was cost of sales.

Fiscal 2012 cost of sales in our Gates EMEA segment was $482.7 million, compared with $530.2 million in Fiscal 2011. This decrease was due primarily to lower production volumes ($32.3 million) and the benefits of cost-saving initiatives offset ($10.2 million).

In addition to the movements in cost of sales described above, operating expenses for Fiscal 2012 included depreciation and amortization of $47.6 million, compared with $50.9 million in Fiscal 2011. Also in Fiscal 2012, restructuring costs were $2.5 million, compared with $11.0 million for Fiscal 2011.

Our Gates EMEA segment recognized an operating profit of $62.1 million for Fiscal 2012, compared with an operating profit for Fiscal 2011 of $54.3 million.

Adjusted EBITDA was $115.6 million, broadly compared with Fiscal 2011 at $117.1 million as higher material costs were largely offset by the benefits of cost-saving initiatives. The disproportionate impact of changes in currency exchange rates on sales compared with costs during Fiscal 2012 resulted in an increase in the Adjusted EBITDA margin from 14.6% in Fiscal 2011 to 15.8% in Fiscal 2012.

Gates APAC (22.4% of Fiscal 2012 Sales)

$ million	Fiscal 2012*	Fiscal 2011*
Sales	$679.5	$708.7
Operating expenses	(610.4)	(623.6)
Operating profit	69.1	85.1
Adjusted EBITDA	137.0	147.7
Adjusted EBITDA Margin	20.2%	20.8%

*	Presented on a comparable basis (see note 3A to our audited consolidated financial statements included elsewhere in this prospectus)

Sales were $679.5 million, compared with $708.7 million in Fiscal 2011, a decrease of 4.1% (approximately 4% lower excluding movements in average currency translation rates). Sales to all end markets declined, driven by weakening end market conditions, particularly in the industrial first-fit end market (16.5% of Gates APAC’s Fiscal 2012 sales) to which our Fiscal 2012 sales were down by 10.6% (approximately 9% lower excluding movements in average currency translation rates) compared with Fiscal 2011. Sales to the industrial replacement markets (22.0% of Gates APAC’s Fiscal 2012 sales) declined by 4.0% (approximately 3% lower excluding movements in average currency translation rates), and sales to the automotive replacement and first-fit markets (18.6% and 42.9% of Gates APAC’s Fiscal 2012 sales) declined by 2.5% and 2.2% (approximately 2% lower in each market excluding movements in average currency translation rates), respectively. Lower volumes accounted for $32.5 million of the decrease in sales, principally in Japan and Korea, offset partially by continued volume growth of $10.3 million in China. Adverse movements in currency translation rates and the negative impact from pricing actions accounted for approximately $5 million and $2.8 million, respectively.

Operating expenses in our Gates APAC segment totaled $610.4 million in Fiscal 2012, compared with $623.6 million in Fiscal 2011. The principal component of operating expenses was cost of sales.

Fiscal 2012 cost of sales in our Gates APAC segment was $449.2 million, compared with $469.5 million in Fiscal 2011. Cost of sales for Fiscal 2012 increased by $20.3 million compared with Fiscal 2011 due to higher production volumes, but this was more than offset by benefits of $15.3 million from restructuring and cost-saving initiatives, predominantly Project Sierra.

In addition to the movements in cost of sales described above, operating expenses for Fiscal 2012 included restructuring costs of $5.4 million, compared with $3.9 million in Fiscal 2011, primarily relating to Project Sierra, depreciation and amortization costs of $59.1 million for Fiscal 2012 compared to $58.1 million for Fiscal 2011 and an increase in the compensation expense in respect of share-based incentives from $0.5 million in Fiscal 2011 to $3.4 million in Fiscal 2012.

Our Gates APAC segment recognized an operating profit of $69.1 million for Fiscal 2012, compared with an operating profit for Fiscal 2011 of $85.1 million.

Adjusted EBITDA was $137.0 million for Fiscal 2012 compared to $147.7 million for Fiscal 2011, a decrease of $10.7 million, which was driven principally by a combination of lower volumes ($14.7 million) and higher raw material costs of $8.4 million. Offsetting these effects were benefits of $15.3 million arising from restructuring initiatives and other cost-saving projects. The Adjusted EBITDA margin accordingly declined from 20.8% in Fiscal 2011 to 20.2% in Fiscal 2012.

Gates South America (5.0% of Fiscal 2012 Sales)

$ million	Fiscal 2012*	Fiscal 2011*
Sales	$152.0	$156.7
Operating expenses	(149.4)	(157.4)
Operating profit	2.6	(0.7)
Adjusted EBITDA	14.4	13.0
Adjusted EBITDA Margin	9.5%	8.3%

*	Presented on a comparable basis (see note 3A to our audited consolidated financial statements included elsewhere in this prospectus)

Sales were $152.0 million for Fiscal 2012, compared with $156.7 million in Fiscal 2011, a decrease of 3.0% (approximately 10% higher excluding movements in average currency translation rates). Sales were impacted significantly by adverse currency translation rate movements, which decreased Fiscal 2012 sales by approximately $17 million compared with Fiscal 2011. Sales to all markets declined, with the exception of the industrial replacement market, which grew by 13.2% (approximately 31% higher excluding movements in average currency translation rates) as the effect of a reclassification of $14.4 million of sales from the automotive replacement market offset the negative impact of volume changes of $1.8 million. Sales to the industrial first-fit market (17.7% of Gates South America’s Fiscal 2012 sales) declined by 11.2% (approximately 1% higher excluding movements in average currency translation rates) due principally to currency movements, particularly the Brazilian Real. Sales to the automotive replacement market (28.5% of Gates South America’s Fiscal 2012 sales) declined by 2.0% (approximately 6% higher excluding movements in average currency translation rates). Overall, price actions accounted for an increase in sales of $2.1 million, which were more than offset by the impact of lower volumes of $4.0 million.

Operating expenses in our Gates South America segment totaled $149.4 million in Fiscal 2012, compared with $157.4 million in Fiscal 2011. The principal component of operating expenses was cost of sales.

Fiscal 2012 cost of sales in our Gates South America segment was $118.1 million, compared with $122.4 million in Fiscal 2011. Cost of sales for Fiscal 2012 decreased primarily as a result of the strengthening of local exchange rates against the US dollar, particularly in Brazil and Argentina.

In addition to the movements in cost of sales, operating expenses in Fiscal 2012 were $6.9 million lower than in Fiscal 2011 as a result of legal costs incurred in Fiscal 2011 that did not recur in Fiscal 2012. Restructuring costs were $1.1 million lower in Fiscal 2012 compared with Fiscal 2011, as the latter included severance costs arising on reorganizations within the business, and costs incurred in relation to Project Sierra, that did not recur in Fiscal 2012. Operating expenses also included depreciation and amortization of $9.8 million in Fiscal 2012, down from $11.2 million in Fiscal 2011.

Our Gates South America segment incurred an operating profit of $2.6 million for Fiscal 2012, compared with an operating loss for Fiscal 2011 of $0.7 million.

Aquatic (3.8% of Fiscal 2012 Sales)

$ million	Fiscal 2012*	Fiscal 2011*
Sales	$114.5	$106.3
Operating expenses	(129.2)	(157.3)
Operating profit	(14.7)	(51.0)
Adjusted EBITDA	(5.8)	(4.0)
Adjusted EBITDA Margin	(5.1)%	(3.8)%

*	Presented on a comparable basis (see note 3A to our audited consolidated financial statements included elsewhere in this prospectus)

Sales were $114.5 million for Fiscal 2012, compared with $106.3 million in Fiscal 2011, an increase of 7.7%. Aquatic sells primarily to the US residential construction and remodeling markets, which continued to recover year-on-year.

Operating expenses in our Aquatic segment totaled $129.2 million in Fiscal 2012, compared with $157.3 million in Fiscal 2011. The principal component of operating expenses was cost of sales.

Fiscal 2012 cost of sales in our Aquatic segment was $73.4 million, compared with $71.9 million in Fiscal 2011. Increases from higher production volumes and raw material cost inflation were largely offset by cost reductions.

In addition to the movements in cost of sales, operating expenses in Fiscal 2012 were impacted by a $7.2 million revision to its product liability provision recognized during the quarter. In light of the prolonged weakness of the US residential construction end market, the Group recognized an impairment of $36.9 million in Fiscal 2011 in relation to Aquatic, representing the entire goodwill allocated to this segment.

Our Aquatic segment incurred an operating loss of $14.7 million for Fiscal 2012, compared with an operating loss for Fiscal 2011 of $51.0 million.

The segment’s Adjusted EBITDA loss for Fiscal 2012 was $5.8 million, driven primarily by the revision to its product liability provision of $7.2 million, which was offset partially by improved sales volumes, compared with a loss of $4.0 million for Fiscal 2011. As a consequence, the Adjusted EBITDA margin dropped to negative 5.1% in Fiscal 2012, compared with negative 3.8% in Fiscal 2011.

Corporate

Corporate reported an operating loss of $108.4 million for Fiscal 2012, compared with an operating loss of $120.7 million for Fiscal 2011. In Fiscal 2012, the compensation expense in respect of share-based incentives was $30.3 million, compared with $66.1 million in Fiscal 2011. No restructuring costs were recognized in Fiscal 2012, but costs of $4.1 million were recognized in Fiscal 2011, principally in relation to Project Sierra. These decreases in corporate costs were partially offset by adverse movements in currency exchange rates of $2.5 million. A gain of $0 was recognized on disposals in Fiscal 2012, but a gain of $4.8 million was recognized in Fiscal 2011. In addition, Corporate includes a $22.7 million charge in relation to amounts payable to holders of certain options over B Shares in compensation for the adverse impact of the return of capital on the value of those options.

As a result, Corporate incurred an Adjusted EBITDA loss of $52.9 million for Fiscal 2012, compared with a loss of $54.1 million for Fiscal 2011.

Fiscal 2011 Results Compared With Pro Forma Fiscal 2010 Results

To facilitate a discussion of certain results of operations for Fiscal 2010, we refer in this section to our unaudited pro forma condensed consolidated income statement for Fiscal 2010 that is presented in “—2010 Acquisition and Related Transactions.”

Summary

	Successor		Predecessor
$ million	Fiscal 2011*	Q4 2010*	9M 2010*	Pro forma adjustments	Pro Forma Fiscal 2010
Sales	$3,426.4	$900.2	$2,443.4	$—	$3,343.6
Cost of sales	(2,269.1)	(728.7)	(1,625.9)	103.9	(2,250.7)

Gross profit	1,157.3	171.5	817.5	103.9	1,092.9
Distribution costs	(376.0)	(101.2)	(271.4)	—	(372.6)
Administrative expenses	(572.1)	(190.5)	(272.5)	(81.3)	(544.3)
Transaction costs	(0.6)	(78.2)	(40.1)	118.0	(0.3)
Impairments	(38.0)	—	—	—	—
Restructuring costs	(38.8)	(3.6)	(8.0)	—	(11.6)
Net gain on disposals and on the exit of businesses	60.8	—	7.1	—	7.1
Share of profit of associates	1.5	1.3	1.3	—	2.6

Operating profit/(loss)	194.1	(200.7)	233.9	140.6	173.8
Interest expense	(276.0)	(75.5)	(21.4)	(198.7)	(295.6)
Investment income	4.7	2.4	3.3	—	5.7
Other finance (expense)/income	(16.7)	(29.3)	(16.7)	55.1	9.1
Net finance costs	(288.0)	(102.4)	(34.8)	(143.6)	(280.8)

(Loss)/profit before tax	(93.9)	(303.1)	199.1	(3.0)	(107.0)
Income tax benefit/(expense)	19.0	22.5	(57.1)	63.9	29.3

(Loss)/profit for the period	$(74.9)	$(280.6)	$142.0	$60.9	$(77.7)

Adjusted EBITDA	551.1	143.0	385.3	(1.7)	526.6
Adjusted EBITDA margin	16.1%	15.9%	15.8%		15.7%

*	Presented on a comparable basis (see note 3A to our audited consolidated financial statements included elsewhere in this prospectus)

Sales

Sales in Fiscal 2011 were $3,426.4 million, compared with sales of $900.2 million in Q4 2010 and $2,443.4 million in 9M 2010. Pro forma sales in Fiscal 2010 were $3,343.6 million. During Fiscal 2011, the Group disposed of four businesses: the Powertrain segment, Plews, Dexter Chassis and Ideal (which together formed the Other I&A segment). These disposals reduced Fiscal 2011 sales by $217.2 million compared with pro forma Fiscal 2010. In addition, the Group’s continuing sales for Fiscal 2011 benefitted from a positive movement of approximately $90 million in average currency exchange rates (particularly the Euro, Canadian dollar and Japanese Yen) compared with pro forma Fiscal 2010. Acquisitions, which included Du-Tex in Fiscal 2011, contributed a further $4.9 million to the improvement in sales in Fiscal 2011 compared with pro forma Fiscal 2010. Excluding these impacts from acquisitions, disposals and currency exchange rate movements, Fiscal 2011 sales from continuing operations were $202.3 million higher than in pro forma Fiscal 2010.

Excluding segments that have been exited, the Group’s ongoing sales in Fiscal 2011 were $3,062.3 million (pro forma Fiscal 2010: $2,797.0 million), an increase of 9.5%. Higher sales volumes during Fiscal 2011 accounted for approximately $129 million of the increase in ongoing sales, while higher selling prices across most segments, particularly Gates North America, contributed approximately a further $43 million to the improvement over pro forma Fiscal 2010.

Gates’ underlying sales in Fiscal 2011 were 10.4% higher compared with pro forma Fiscal 2010, due mainly to improvements in the industrial replacement and first-fit markets and the automotive first-fit markets. Sales to the industrial markets grew by 16.1%, driven by growth in the Gates North America businesses. Sales to the automotive first-fit markets grew by 9.3%, of which 7.1% was from Europe and China. Sales to the automotive replacement market increased by 3.4% during Fiscal 2011 compared with pro forma Fiscal 2010, as strong growth in North America was partially offset by a slight weakening in European sales. Aquatic’s sales for Fiscal 2011 were down by $12.5 million compared with pro forma Fiscal 2010 due to the continued weakness in the US residential construction market.

Cost of Sales

Cost of sales in Fiscal 2011 was $2,269.1 million, compared with $728.7 million in Q4 2010 and $1,625.9 million in 9M 2010. Pro forma cost of sales for Fiscal 2010 was $2,250.7 million. The increase of 0.7% in cost of sales during Fiscal 2011 compared with pro forma Fiscal 2010 was driven principally by higher production volumes of approximately $85 million, combined with raw material cost increases of approximately $50 million across the Group. The majority of these increases were offset by the reduction in cost of sales as a result of the disposal of businesses during Fiscal 2011.

Gross Profit

The gross profit for Fiscal 2011 was $1,157.3 million, compared with $171.5 million in Q4 2010 and $817.5 million in 9M 2010. Pro forma gross profit for Fiscal 2010 was $1,092.9 million. Our gross profit margin for Fiscal 2011 was 33.8%, up from 32.6% in pro forma Fiscal 2010, due principally to higher selling prices which contributed approximately $50 million to gross profit.

Distribution Costs

Distribution costs in Fiscal 2011 were $376.0 million, compared with $101.2 million in Q4 2010 and $271.4 million in 9M 2010. Pro forma distribution costs in Fiscal 2010 were $372.6 million. Fiscal 2011 distribution costs as a percentage of sales remained broadly in line with the prior year at 11.0% (pro forma Fiscal 2010: 11.1%).

Administrative Expenses

Administrative expenses in Fiscal 2011 were $572.1 million, compared with $190.5 million in Q4 2010 and $272.5 million in 9M 2010. Pro forma administrative expenses in Fiscal 2010 were $544.3 million. The increase in administrative expenses in Fiscal 2011 compared with pro forma Fiscal 2010 was due principally to an increase in the charge relating to share-based incentives ($9.4 million) and an increase in variable operating costs of approximately $11 million.

Transaction Costs

Transaction costs of $0.6 million were recognized during Fiscal 2011, including costs of $0.2 million in relation to the acquisition of Du-Tex in October 2011.

The Group recognized transaction costs in relation to acquisitions of $78.2 million during Q4 2010 and of $40.1 million during 9M 2010, predominantly in respect of the Acquisition. Pro forma transaction costs for Fiscal 2010 amounted to $0.3 million.

Impairments

During Fiscal 2011, in light of the prolonged weakness of the US residential construction end market, the Group recognized an impairment of $36.9 million in relation to Aquatic, representing the entire goodwill allocated to this segment.

Recognition of impairments of long-lived assets in both Q4 2010 and 9M 2010 were $0.

Restructuring Costs

Restructuring costs in Fiscal 2011 were $38.8 million principally in relation to Project Sierra, an initiative that focuses on identifying and implementing cost reduction opportunities and efficiency improvements across our businesses. These costs were partially offset by the release of a provision for restructuring costs of $10.6 million due to the reversal of the decision to close the Powertrain operating segment, following the recovery in the demand for its products.

We recognized restructuring costs of $3.6 million during Q4 2010 and $8.0 million during 9M 2010 in connection with a group-wide restructuring project launched in Fiscal 2009 to refocus our manufacturing footprint towards low-cost and high growth regions and within our most efficient facilities. In both periods, the costs related principally to the cessation of certain of Gates North America’s manufacturing facilities in North America, partially offset by gains on various asset disposals.

Net Gain on Disposals and on the Exit of Businesses

During Fiscal 2011 we recognized a net gain on the disposal and on the exit of businesses of $60.8 million, principally in relation to the sale in October 2011 of the Ideal business.

During 9M 2010, we recognized a net gain of $7.1 million on the disposal of property, plant and equipment, principally as a consequence of the restructuring of Aquatic and the closure of Doors & Windows, however $0 of gain on the disposal or exit of businesses was recognized during Q4 2010. Also included within this net gain was an additional loss of $3.3 million on the disposal of a subsidiary that took place in Fiscal 2008 and a loss on the disposal of Hydrolink’s operations in Kazakhstan.

Operating Profit

Operating profit in Fiscal 2011 was $194.1 million, compared with a loss of $200.7 million in Q4 2010 and a profit of $233.9 million in 9M 2010. Pro forma operating profit for Fiscal 2010 was $173.8 million.

Adjusted EBITDA

Adjusted EBITDA for Fiscal 2011 was $551.1 million, compared with $143.0 million for Q4 2010 and $385.3 million for 9M 2010. Pro forma Adjusted EBITDA for Fiscal 2010 was $526.6 million. The disposal of businesses during Fiscal 2011 reduced Adjusted EBITDA during Fiscal 2011 by $23.7 million, offset in part by a $17.2 million benefit from movements in average currency exchange rates. Excluding these two factors, and a small contribution in Fiscal 2011 from acquisitions, Adjusted EBITDA grew by $29.7 million, including an increase of approximately $40 million from the Group’s higher sales volumes, particularly in North American industrial first-fit markets. Increases in raw material and other input costs of approximately $55 million were largely offset by an $40 million benefit from higher selling prices.

The Adjusted EBITDA margin was up slightly at 16.1%, compared with 15.7% in pro forma Fiscal 2010.

A reconciliation of operating profit or loss to Adjusted EBITDA for each of the periods under review and for each of our continuing segments is presented under the heading “—Non-GAAP measures.”

Interest Expense

The interest expense for Fiscal 2011 was $276.0 million, compared with $75.5 million for Q4 2010 and $21.4 million for 9M 2010. Pro forma interest expense for Fiscal 2010 was $295.6 million. Our interest expense may be analyzed as follows:

	Successor		Predecessor
$ million	Fiscal 2011*	Q4 2010*	9M 2010*	Pro forma adjustments	Pro Forma Fiscal 2010
Bank overdrafts	$0.7	$—	$6.0	$—	$6.0
Term loans	126.7	38.4	—	120.1	158.5
Other bank loans	2.7	—	0.2	1.5	1.7
Second Lien Notes	109.4	27.9	—	83.8	111.7
2011 Notes	6.2	1.9	13.3	(8.5)	6.7
2015 Notes	1.5	3.3	17.2	(18.9)	1.6
Net interest on interest rate swaps	—	—	(19.0)	19.0	—

	247.2	71.5	17.7	197.0	286.2
Finance leases	0.2	—	0.2	—	0.2
Net loss on financial liabilities held at amortized cost	21.2	—	—	—	—
Other	7.4	4.0	3.5	1.7	9.2

	$276.0	$75.5	$21.4	$198.7	$295.6

*	Presented on a comparable basis (see note 3A to our audited consolidated financial statements included elsewhere in this prospectus)

The decrease in interest expense during Fiscal 2011 compared with pro forma Fiscal 2010 was due largely to the repayment during Fiscal 2011 of $346.4 million of borrowings under the term loans and Second Lien Notes as a result of a number of redemptions, as discussed under “—Liquidity and capital resources.” In addition, effective February 17, 2011, the Group agreed with the providers of the senior secured credit facilities to a re-pricing of Term Loan A and Term Loan B. For Term Loan A, the applicable margin for LIBOR was reduced from 4.25% to 3.0% per annum and for Term Loan B, the applicable margin for LIBOR was reduced from 4.5% to 3.0% per annum. For both term loans, LIBOR was subject to a 1.75% floor, which was reduced to 1.25% floor following the re-pricing. The saving on interest expense for Fiscal 2011 as a result of the re-pricing was approximately $31 million.

When it was acquired, Tomkins had the following Medium Term Notes outstanding under a Euro Medium Term Note Programme: £150 million 8% 2011 Notes; and £250 million 6.125% 2015 Notes. During Q4 2010, as a result of our tender offer and the triggering of a put option held by the lenders, the principal amount outstanding on the 2011 Notes was reduced from £150.0 million to £107.0 million and the principal amount outstanding on the 2015 Notes was reduced from £250.0 million to £17.2 million. The impact on interest expense of these payments is included in the pro forma adjustments above, as explained in “—2010 Acquisition and Related Transactions.” During Fiscal 2011, a further £4.9 million of the 2011 Notes and £4.0 million of the 2015 Notes were repaid, and, on December 20, 2011, the 2011 Notes were repaid in full on their maturity. As a result of these transactions, the interest expense in relation to the 2011 Notes and the 2015 Notes decreased to $7.7 million in Fiscal 2011 compared with a pro forma interest expense of $8.3 million in Fiscal 2010.

As discussed further in the “—Liquidity and Capital Resources—Borrowings,” during Fiscal 2011, the Group redeemed $115.0 million under its Second Lien Notes and, as a result of the disposals in Fiscal 2011 of the Powertrain segment, Dexter Chassis and Ideal businesses, the Group repaid $187.1 million under the Group’s senior secured credit facilities. As a result of these debt reductions a loss of $7.4 million was recognized in respect of the Second Lien Notes and a loss of $13.8 million was recognized in respect of the term loans. These losses represent the accelerated amortization of the deferred costs included in the amortized cost of the debt.

Investment Income

Investment income for Fiscal 2011 was $4.7 million, compared with $2.4 million for Q4 2010 and $3.3 million for 9M 2010. Pro forma investment income for Fiscal 2010 was $5.7 million. The decrease in investment income during Fiscal 2011 compared with pro forma Fiscal 2010 was due primarily to the effect during the period of lower interest income recognized on discounted assets. Investment income may be analyzed as follows:

	Successor		Predecessor
$ million	Fiscal 2011*	Q4 2010*	9M 2010*	Pro forma adjustments	Pro Forma Fiscal 2010
Bank deposits	$3.5	$1.3	$2.2	$—	$3.5
Other	1.2	1.1	1.1	—	2.2

	$4.7	$2.4	$3.3	$—	$5.7

*	Presented on a comparable basis (see note 3A to our audited consolidated financial statements included elsewhere in this prospectus)

Other Finance Expense

Other finance expense for Fiscal 2011 was $16.7 million, compared with $29.3 million for Q4 2010 and $16.7 million for 9M 2010. Pro forma interest income for Fiscal 2010 was $9.1 million. Our other finance (expense)/income may be analyzed as follows:

	Successor		Predecessor
$ million	Fiscal 2011*	Q4 2010*	9M 2010*	Pro forma adjustments	Pro Forma Fiscal 2010
Loss on derivatives held for hedging purposes	$—	$—	$(1.7)	$1.7	$—
(Loss)/gain on embedded derivatives	(7.5)	22.9	—	—	22.9
Translation gain/(loss) on hedging instruments	4.6	(1.5)	(1.0)	4.9	2.4
Costs incurred on the prepayment of borrowings	(3.8)	(0.9)	—	0.9	—
Gain on early settlement of loan note receivable	1.2	—	—	—	—
Translation loss on the Acquisition	—	(47.6)	—	47.6	—
Net interest recognized in respect of post-employment benefits	(11.2)	(2.2)	(14.0)	—	(16.2)

	$(16.7)	$(29.3)	$(16.7)	$55.1	$9.1

*	Presented on a comparable basis (see note 3A to our audited consolidated financial statements included elsewhere in this prospectus)

The increase during Fiscal 2011 compared with pro forma Fiscal 2010 was principally attributable to the movement of $30.4 million in the fair value of embedded derivatives.

Borrowings against the senior secured credit facilities that were drawn down to finance the Acquisition bear interest at floating rates, subject to a floor (an embedded interest rate derivative that was required to be recognized separately from the term loans). During Fiscal 2011, we recognized a loss of $7.5 million due to the change in the fair values of the embedded interest rate derivatives as a debit to other finance (expense)/income. During Q4 2010, we recognized a gain of $22.9 million due to the change in the fair values of these embedded derivatives.

Other finance expense also included a currency translation gain on hedging instruments of $4.6 million in Fiscal 2011, a loss of $1.5 million in Q4 2010 and a loss of $1.0 million in 9M 2010. In arriving at pro forma other finance (expense)/income for Fiscal 2010, we have eliminated a net currency translation loss of $4.9 million which was attributable to the translation of the 2011 Notes and the 2015 Notes and to the interest rate swaps that were designated as fair value hedges in relation to them. Accordingly, pro forma other finance (expense)/income for Fiscal 2010 includes a net currency translation gain of $2.4 million on hedging instruments.

During Q4 2010, we incurred a currency translation loss of $47.6 million on the Acquisition due to the change in the rate of exchange between Sterling (in which the purchase consideration was denominated) and the US dollar (the functional currency of the acquiring entity), in the period between the effective date of the Acquisition and the payment of the consideration to the former shareholders in Tomkins. Also during Q4 2010, we incurred a loss of $0.9 million on repayments of the 2011 Notes and the 2015 Notes. As these losses represented non-recurring effects of the Acquisition, they were eliminated in arriving at pro forma other finance (expense)/income for Fiscal 2010.

In Fiscal 2011, net interest recognized in respect of the Group’s defined benefit and post-employment heath care plans was $11.2 million, $5.0 million lower than in pro forma Fiscal 2010 due primarily to a decrease in the discount rates used in the actuarial valuations.

Income Tax Expense

During the Fiscal 2011, the income tax benefit attributable to continuing operations was $19.0 million (Q4 2010: benefit of $22.5 million; 9M 2010: expense of $57.1 million) on a loss before tax of $93.9 million (Q4 2010: loss before tax of $303.1 million; 9M 2010: profit before tax of $199.1 million). Pro forma income tax benefit was $29.3 million on a loss before tax of $107.0 million.

Our effective tax rate in Fiscal 2011 was significantly different from the statutory tax rates that are applicable in the jurisdictions in which we operate, principally due to the non-deductibility for tax purposes of the compensation expense recognized on share-based payments, the recognition of deferred tax liabilities on temporary differences associated with investments in subsidiaries and tax credits in relation to which we were unable to recognize deferred tax assets.

Analysis by Operating Segment

Gates North America (42.0% of Fiscal 2011 Sales)

	Successor		Predecessor
$ million	Fiscal 2011*	Q4 2010*	9M 2010*	Pro forma adjustments	Pro Forma Fiscal 2010
Sales	$1,287.3	$308.4	$844.4	$—	$1,152.8
Operating expenses	(1,150.6)	(334.0)	(675.0)	(1.3)	(1,010.3)

Operating profit	136.7	(25.6)	169.4	(1.3)	142.5
Adjusted EBITDA	283.8	66.9	197.8	0.1	264.8
Adjusted EBITDA Margin	22.0%	21.7%	23.4%		23.0%

*	Presented on a comparable basis (see note 3A to our audited consolidated financial statements included elsewhere in this prospectus)

Sales were $1,287.3 million (pro forma Fiscal 2010: $1,152.8 million), an increase of 11.7% (approximately 11% higher excluding movements in average currency translation rates), or $134.5 million. Sales were higher principally due to the strengthening of the industrial replacement and first-fit markets (33.2% and 22.3% of Gates North America’s Fiscal 2011 sales, respectively) which increased year-on-year by 12.5% and 31.8% (approximately 11% and 31% higher, respectively, excluding movements in average currency translation rates), respectively. Sales to the automotive replacement market (38.8% of Gates North America’s Fiscal 2011 sales) grew by 2.3% (approximately 2% higher excluding movements in average currency translation rates) principally due to strong sales in the early part of the year, offset by the impact of some destocking by customers towards the end of the year. Sales to the automotive first-fit markets (5.6% of Gates North America’s Fiscal 2011 sales) were up by 9.9% (approximately 6% higher excluding movements in average currency translation rates) following the recovery in this end market. Overall, volume increases accounted for $90.1 million of increased sales, with a further $37.0 million attributed to pricing increases. Foreign exchange movements accounted for approximately $10 million.

Operating expenses in our Gates North America segment totaled $1,150.6 million in Fiscal 2011, compared with $334.0 million in Q4 2010 and $675.0 million in 9M 2010. Pro forma operating expenses for Fiscal 2010 were $1,010.3 million. The principal component of operating expenses was cost of sales.

Fiscal 2011 cost of sales in our Gates North America segment was $782.9 million, compared with $231.7 million in Q4 2010 and $488.8 million in 9M 2010. Pro forma cost of sales for Fiscal 2010 was $675.7 million. Cost of sales for Fiscal 2011 increased by approximately $53 million compared with pro forma Fiscal 2010 due to higher volumes and by a further $34 million due to higher raw material and other input costs, particularly carbon black, steel and polymers. These increases were somewhat offset by a combination of efficiency improvements and other benefits arising from restructuring projects of approximately $5 million.

In addition to the movements in cost of sales, operating expenses for Fiscal 2011 increased by approximately $9 million as a result of higher labor-related costs compared with pro forma Fiscal 2010. In Fiscal 2011, the compensation expense in respect of share-based incentives was $9.7 million, compared with $12.8 million in pro forma Fiscal 2010. Restructuring costs in Fiscal 2011 were $26.8 million, compared with $2.4 million for pro forma Fiscal 2010, and related principally to costs incurred in relation to Project Sierra.

Our Gates North America segment recognized an operating profit of $136.7 million for Fiscal 2011, compared with an operating loss for Q4 2010 of $25.6 million and an operating profit of $169.4 million for 9M 2010. Pro forma operating profit for Fiscal 2010 was $142.5 million.

Adjusted EBITDA was $283.8 million (Q4 2010: $66.9 million; 9M 2010: $197.8 million), compared with a pro forma Adjusted EBITDA for Fiscal 2010 of $264.8 million. Pricing and volume benefits of approximately $74 million were partially offset by increases in the cost of raw materials and other inputs of approximately $34 million, and higher labor-related costs of $9 million. These cost increases caused a softening in the Adjusted EBITDA margin from 23.0% on a pro forma basis in Fiscal 2010 to 22.0% in Fiscal 2011.

Gates EMEA (26.2% of Fiscal 2011 Sales)

	Successor		Predecessor
$ million	Fiscal 2011*	Q4 2010*	9M 2010*	Pro forma adjustments	Pro Forma Fiscal 2010
Sales	$803.3	$205.4	$541.8	$—	$747.2
Operating expenses	(749.0)	(234.1)	(507.4)	13.7	(727.8)

Operating profit	54.3	(28.7)	34.4	13.7	19.4
Adjusted EBITDA	117.1	21.4	60.9	0.2	82.5
Adjusted EBITDA Margin	14.6%	10.4%	11.2%		11.0%

*	Presented on a comparable basis (see note 3A to our audited consolidated financial statements included elsewhere in this prospectus)

Sales were $803.3 million (pro forma Fiscal 2010: $747.2 million), an increase of 7.5% (approximately 3% higher excluding movements in average currency translation rates). Sales to the industrial replacement and first-fit markets (24.4% and 13.9% respectively of Gates EMEA’s Fiscal 2011 sales) were up year-on-year by 8.4% and 19.8% (approximately 4% and 14% higher, respectively, excluding movements in average currency translation rates), respectively, due to the continued recovery in the region’s industrial markets. Sales to the automotive replacement market, which accounted for 36.2% of Gates EMEA’s sales, declined by 2.2% (approximately 7% lower excluding movements in average currency translation rates) mainly as a result of an in-sourcing project reducing our sales value by $21.9 million, partially offset by favorable movements in currency exchange rates of $12.9 million and sales of new products and to new customers accounting for $6.8 million. Sales to the automotive first-fit market, which accounted for 25.5% of Gates EMEA’s Fiscal 2011 sales, were up by 16.5% (approximately 12% higher excluding movements in average currency translation rates) due to the commencement of sales to a new engine platform during the year ($14.3 million), combined with favorable movements in currency exchange rates ($6.3 million). Overall, Gates EMEA sales were higher mainly due to positive movements in currency exchange rates of approximately $35 million and higher volumes of $21.1 million.

Operating expenses in our Gates EMEA segment totaled $749.0 million in Fiscal 2011, compared with $234.1 million in Q4 2010 and $507.4 million in 9M 2010. Pro forma operating expenses for Fiscal 2010 were $727.8 million. The principal component of operating expenses was cost of sales.

Fiscal 2011 cost of sales in our Gates EMEA segment was $530.2 million, compared with $177.7 million in Q4 2010 and $371.9 million in 9M 2010. Pro forma cost of sales for Fiscal 2010 was $521.0 million. Cost of sales for Fiscal 2011 increased by approximately $10 million compared with pro forma Fiscal 2010 due to higher production volumes and by a further $6 million as a result of higher material costs. These increases were offset by a combination of efficiency improvements and other benefits arising from restructuring projects of approximately $10 million and favorable movements in currency exchange rates of approximately $12 million.

In addition to the movements in cost of sales described above, operating expenses for Fiscal 2011 included depreciation and amortization of $50.9 million, compared with $54.6 million in pro forma Fiscal 2010. Also in Fiscal 2011, restructuring costs were $11.0 million, compared with $3.0 million for pro forma Fiscal 2010 and, in Fiscal 2011, the segment also recognized a net gain of $0.4 million on the disposal and exit of businesses, compared with a pro forma loss of $1.7 million in Fiscal 2010.

Our Gates EMEA segment recognized an operating profit of $54.3 million for Fiscal 2011, compared with an operating loss for Q4 2010 of $28.7 million and an operating profit of $34.4 million for 9M 2010. Pro forma operating profit for Fiscal 2010 was $19.4 million.

Adjusted EBITDA was $117.1 million (Q4 2010: $21.4 million; 9M 2010: $60.9 million), compared with a pro forma Adjusted EBITDA in Fiscal 2010 of $82.5 million. This increase of $29.6 million was principally due to higher volumes (approximately $11 million), benefits of cost-saving initiatives (approximately $9 million) and improvements in selling prices (approximately $4 million). The Adjusted EBITDA margin for Fiscal 2011 reflected these benefits, increasing by 3.6% to 14.6% (pro forma Fiscal 2010: 11.0%).

Gates APAC (23.2% of Fiscal 2011 Sales)

	Successor		Predecessor
$ million	Fiscal 2011*	Q4 2010*	9M 2010*	Pro forma adjustments	Pro Forma Fiscal 2010
Sales	$708.7	$183.1	$447.9	$—	$631.0
Operating expenses	(623.6)	(189.9)	(368.2)	8.5	(549.6)

Operating profit	85.1	(6.8)	79.7	8.5	81.4
Adjusted EBITDA	147.7	39.4	99.1	—	138.5
Adjusted EBITDA Margin	20.8%	21.5%	22.1%		21.9%

*	Presented on a comparable basis (see note 3A to our audited consolidated financial statements included elsewhere in this prospectus)

Sales were $708.7 million (pro forma Fiscal 2010: $631.0 million) an increase of 12.3% (approximately 5% higher excluding movements in average currency translation rates) or $77.7 million, driven by favorable movements in currency exchange rates of approximately $43 million from the weakening of the US dollar against the region’s currencies, combined with a $35.6 million increase in sales volumes, principally in China and India. Sales to the industrial replacement and first-fit markets increased by 18.8% and 20.2% (approximately 11% and 13% higher, respectively, excluding movements in average currency translation rates) respectively compared with Fiscal 2010. These end markets together accounted for 39.7% respectively of Gates APAC’s Fiscal 2011 sales. The automotive replacement market (14.2% of Gates APAC’s Fiscal 2011 sales) grew by 14.7% (approximately 7% higher excluding movements in average currency translation rates) compared with Fiscal 2010 and sales to the automotive first-fit market (46.1% of Gates APAC’s Fiscal 2011 sales) grew year-on-year by 6.2% (approximately flat excluding movements in average currency translation rates).

Operating expenses in our Gates APAC segment totaled $623.6 million in Fiscal 2011, compared with $189.9 million in Q4 2010 and $368.2 million in 9M 2010. Pro forma operating expenses for Fiscal 2010 were $549.6 million. The principal component of operating expenses was cost of sales.

Fiscal 2011 cost of sales in our Gates APAC segment was $469.5 million, compared with $142.8 million in Q4 2010 and $282.9 million in 9M 2010. Pro forma cost of sales for Fiscal 2010 was $400.9 million. Cost of sales for Fiscal 2011 increased by approximately $29 million compared with pro forma Fiscal 2010 due to higher production volumes and by a further $5 million as a result of higher raw material costs. These increases were partially offset by efficiency improvements and other benefits arising from restructuring projects of approximately $7 million.

In addition to the movements in cost of sales described above, operating expenses for Fiscal 2011 included depreciation and amortization of $58.1 million in Fiscal 2011 compared with $54.3 million in pro forma Fiscal 2010, the increase being due principally to additional capital expenditure during the period. Restructuring costs of $3.9 million were incurred during Fiscal 2011 compared to $0 of restructuring costs recognized in pro forma Fiscal 2010.

Our Gates APAC segment recognized an operating profit of $85.1 million for Fiscal 2011, compared with an operating loss for Q4 2010 of $6.8 million and an operating profit of $79.7 million for 9M 2010. Pro forma operating profit for Fiscal 2010 was $81.4 million.

Adjusted EBITDA was $147.7 million (Q4 2010: $39.4 million; 9M 2010: $99.1 million), compared with $138.5 million in pro forma Fiscal 2010, an increase of $9.2 million, which was principally due to higher volumes (approximately $6 million) and the strengthening of regional currency exchange rates compared with the US dollar (approximately $9 million), partially offset by the impact of higher raw material costs of approximately $6 million. The Adjusted EBITDA margin declined from 21.9% in pro forma Fiscal 2010 to 20.8% in Fiscal 2011, driven primarily by the higher raw material costs.

Gates South America (5.1% of Fiscal 2011 Sales)

	Successor		Predecessor
$ million	Fiscal 2011*	Q4 2010*	9M 2010*	Pro forma adjustments	Pro Forma Fiscal 2010
Sales	$156.7	$37.7	$109.5	$—	$147.2
Operating expenses	(157.4)	(41.1)	(88.6)	0.3	(129.4)

Operating profit	(0.7)	(3.4)	20.9	0.3	17.8
Adjusted EBITDA	13.0	5.8	24.2	—	30.0
Adjusted EBITDA Margin	8.3%	15.4%	21.1%		20.4%

*	Presented on a comparable basis (see note 3A to our audited consolidated financial statements included elsewhere in this prospectus)

Sales were $156.7 million (pro forma Fiscal 2010: $147.2 million) an increase of 6.5% (approximately 8% higher excluding movements in average currency translation rates). Sales to the industrial replacement end market, which accounted for just under a third of Gates South America’s Fiscal 2011 sales, grew by 3.9% (approximately 3% higher excluding movements in average currency translation rates) driven by large industrial development projects in the region. Sales to the industrial first-fit market (19.3% of Gates South America’s Fiscal 2011 sales) declined by 15.1% (approximately 16% lower excluding movements in average currency translation rates) due to weak end market demand affected by the decrease in government incentives for the purchase of agricultural machinery and destocking by customers with high levels of inventory. Sales to the automotive replacement market, which accounted for 28.2% of Gates South America’s Fiscal 2011 sales, grew by 44.0% (approximately 56% higher excluding movements in average currency translation rates) due to the transfer of some customers from Gates North America while sales to the automotive first-fit end market (20.2% of Gates South America’s Fiscal 2011 sales) declined by 1.6% (approximately 2% lower excluding movements in average currency translation rates), mainly due to price decreases in the market.

Operating expenses in our Gates South America segment totaled $157.4 million in Fiscal 2011, compared with $41.1 million in Q4 2010 and $88.6 million in 9M 2010. Pro forma operating expenses for Fiscal 2010 were $129.4 million. The principal component of operating expenses was cost of sales.

Fiscal 2011 cost of sales in our Gates South America segment was $122.4 million, compared with $34.5 million in Q4 2010 and $77.6 million in 9M 2010. Pro forma cost of sales for Fiscal 2010 was $109.1 million. Cost of sales for Fiscal 2011 increased primarily as a result of higher raw material and other input costs, lower volumes as an automotive first-fist platform began to ramp down and reduced operational efficiencies.

In addition to the movements in cost of sales, operating expenses in Fiscal 2011 increased by approximately $6 million as a result of an increase in legal provisions. Restructuring costs of $2.5 million were incurred in Fiscal 2011, relating primarily to severance costs arising on reorganizations within the business, and costs incurred in relation to Project Sierra compared to $0 of restructuring costs recognized in pro forma Fiscal 2010.

Our Gates South America segment incurred an operating loss of $0.7 million for Fiscal 2011, compared with an operating loss for Q4 2010 of $3.4 million and an operating profit of $20.9 million for 9M 2010. Pro forma operating profit for Fiscal 2010 was $17.8 million.

Adjusted EBITDA was $13.0 million (Q4 2010: $5.8 million; 9M 2010: $24.2 million), compared with a pro forma Adjusted EBITDA in Fiscal 2010 of $30.0 million; a decrease of $17.0 million. The Adjusted EBITDA margin in Fiscal 2011 was also lower at 8.3% compared with 20.4% on a pro forma basis in Fiscal 2010. This decline was due principally to negative pricing effects, higher raw material costs and operational inefficiencies at certain of our facilities. We have subsequently implemented a performance improvement plan to return the businesses to normal levels of profitability.

Aquatic (3.5% of Fiscal 2011 Sales)

	Successor		Predecessor
$ million	Fiscal 2011*	Q4 2010*	9M 2010*	Pro forma adjustments	Pro Forma Fiscal 2010
Sales	$106.3	$27.1	$91.7	$—	$118.8
Operating expenses	(157.3)	(27.9)	(94.7)	(2.5)	(128.3)

Operating profit	(51.0)	(4.0)	(3.0)	(2.5)	(9.5)
Adjusted EBITDA	(4.0)	(0.8)	(0.6)	—	(1.4)
Adjusted EBITDA Margin	(3.8)%	(3.0)%	(0.7)%		(1.2)%

*	Presented on a comparable basis (see note 3A to our audited consolidated financial statements included elsewhere in this prospectus)

Sales were $106.3 million (pro forma Fiscal 2010: $118.8 million), a decrease of 10.5%. Aquatic sells primarily to the US residential construction and remodeling markets, which have continued to be weak year-on-year.

Operating expenses in our Aquatic segment totaled $157.3 million in Fiscal 2011, compared with $27.9 million in Q4 2010 and $94.7 million in 9M 2010. Pro forma operating expenses for Fiscal 2010 were $128.3 million. The principal component of operating expenses was cost of sales.

Fiscal 2011 cost of sales in our Aquatic segment was $71.9 million, compared with $18.0 million in Q4 2010 and $57.9 million in 9M 2010. Pro forma cost of sales for Fiscal 2010 was $76.9 million. Cost of sales for Fiscal 2011 increased by approximately $6 million compared with pro forma Fiscal 2010 due to higher raw material costs, but this was more than offset by the impact of decreased production volumes of approximately $8 million and efficiency improvements and other benefits arising from restructuring projects of approximately $4 million.

In addition to the movements in cost of sales, operating expenses in Fiscal 2011 were reduced by further efficiency and cost improvements of approximately $5 million. Depreciation and amortization amounted to $9.2 million in Fiscal 2011 compared with $10.7 million in pro forma Fiscal 2010. During Fiscal 2011, in light of the prolonged weakness of the US residential construction end market, Aquatic recognized an impairment of $36.9 million, representing the entire goodwill allocated to this segment. While there was no gain on the disposal or exit of businesses in Fiscal 2011, a gain of $3.2 million was recognized in Fiscal 2010.

Our Aquatic segment incurred an operating loss of $51.0 million for Fiscal 2011, compared with an operating loss for Q4 2010 of $4.0 million and an operating loss of $3.0 million for 9M 2010. Pro forma operating loss for Fiscal 2010 was $9.5 million.

The segment’s Adjusted EBITDA loss for Fiscal 2011 was $4.0 million (Q4 2010: loss of $0.8 million; 9M 2010: loss of $0.6 million), compared with a pro forma loss of $1.4 million in Fiscal 2010, primarily driven by the declining volumes of approximately $8 million and higher raw material costs of $6 million, partially offset by efficiency improvements and other benefits arising from restructuring projects of approximately $9 million and pricing benefits of approximately $4 million. As a consequence, the Adjusted EBITDA margin slipped to negative 3.8% in Fiscal 2011, compared with negative 1.2% in pro forma Fiscal 2010.

Corporate

Corporate reported an operating loss of $120.7 million for Fiscal 2011, compared with an operating loss of $135.2 million for Q4 2010 and $90.8 million for 9M 2010. Pro forma operating loss for Fiscal 2010 was $103.8 million. In Fiscal 2011, the compensation expense in respect of share-based incentives was $66.1 million, compared with $48.4 million in pro forma Fiscal 2010. Corporate also recognized a gain of $4.8 million on disposals in Fiscal 2011, compared with a loss of $2.3 million in pro forma Fiscal 2010. Restructuring costs in Fiscal 2011 were $4.1 million, compared with $2.0 million for pro forma Fiscal 2010 and related principally to costs incurred in relation to Project Sierra.

Corporate incurred an Adjusted EBITDA loss of $54.1 million for Fiscal 2011, compared with a loss of $10.3 million for Q4 2010 and a loss of $38.0 million for 9M 2010. Pro forma Adjusted EBITDA was a loss of $50.7 million for Fiscal 2010.

2010 Acquisition and Related Transactions

Introduction

To facilitate a discussion of certain results of operations across periods in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” we have presented the results for the year ended

December 31, 2010 on a pro forma basis, taking into account the effects of the Acquisition. The unaudited pro forma financial information has been prepared to reflect the following “Events”:

•	the Acquisition;

•	the incurrence of indebtedness under our senior secured credit facilities and the Second Lien Notes which was used to partially finance the Acquisition;

•	the tender offer to purchase the outstanding 2011 Notes and 2015 Notes that we made in September 2010 as a requirement of the senior secured credit facility agreement (settlement of the tendered notes occurred in October 2010);

•	the exercise by certain holders of our 2011 Notes and 2015 Notes of their right to put the notes to us that occurred in November 2010 (the put rights having arisen as a consequence of the ratings downgrade that resulted from the Acquisition); and

•	the tender offer to purchase the outstanding 2011 Notes that we made in December 2010 as a requirement of the senior secured credit facility agreement (settlement of the tendered notes took place in January 2011).

Basis of Preparation

The unaudited pro forma financial information comprises the unaudited pro forma condensed consolidated income statements of the Company for Fiscal 2010, which is based on the consolidated income statement of the Predecessor for 9M 2010 and on the consolidated income statement of the Successor for Q4 2010 that are included elsewhere in this prospectus.

The unaudited pro forma adjustments described in the accompanying notes give effect to the Events as if they had occurred on January 3, 2010. The unaudited pro forma adjustments are based on currently available information and certain assumptions that we believe are reasonable and supportable.

The unaudited pro forma financial information does not give effect to items of income and expense (including costs directly attributable to the Acquisition) that were incurred in connection with the Events but would not have a continuing impact for us beyond the twelve months following completion of the Events.

The unaudited pro forma financial information is presented solely for informational purposes and is not intended to represent or be indicative of the consolidated income statement of the Company had the Events been completed as of January 3, 2010, nor is it necessarily indicative of future results. The unaudited pro forma financial information should be read in conjunction with this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Group’s consolidated financial statements included elsewhere in this prospectus.

The unaudited pro forma adjustments do not reflect any other transactions since January 3, 2010.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENT

Year ended December 31, 2010

(dollars in millions)

	Successor	Predecessor	Pro forma adjustments											Pro forma
	Q4 2010*	9M 2010*	Acquisition accounting adjustments		Draw- down of new debt			Repayment of Tomkins debt			Other			Fiscal 2010
Sales	$900.2	$2,443.4	$—		$—			$—			$—			$3,343.6
Cost of sales	(728.7)	(1,625.9)	103.9	(A)	—			—			—			(2,250.7)

Gross profit	171.5	817.5	103.9		—			—			—			1,092.9
Distribution costs	(101.2)	(271.4)	—		—			—			—			(372.6)
Administrative expenses	(190.5)	(272.5)	(78.9)	(A), (B)	—			—			(2.4)	(F	)	(544.3)
Transaction costs	(78.2)	(40.1)	118.0	(B)	—			—			—			(0.3)
Restructuring costs	(3.6)	(8.0)	—		—			—			—			(11.6)
Net gain on disposals and on the exit of businesses	—	7.1	—		—			—			—			7.1
Share of profit of associates	1.3	1.3	—		—			—			—			2.6

Operating (loss)/profit	(200.7)	233.9	143.0		—			—			(2.4)			173.8
Interest expense	(75.5)	(21.4)	—		(208.7)	(C	)	10.0	(D	)	—			(295.6)
Investment income	2.4	3.3	—		—			—			—			5.7
Other finance (expense)/income	(29.3)	(16.7)	47.6	(B)	—			7.5	(E	)	—			9.1
Net finance costs	(102.4)	(34.8)	47.6		(208.7)			17.5			—			(280.8)

(Loss)/profit before tax	(303.1)	199.1	190.6		(208.7)			17.5			(2.4)			(107.0)
Income tax benefit/(expense)	22.5	(57.1)	(8.7)	(G)	72.6	(G	)	—			—			29.3

(Loss)/profit for the period from continuing operations	$(280.6)	$142.0	$181.9		$(136.1)			$17.5			$(2.4)			$(77.7)

*	Presented on a comparable basis (see note 3A to the audited consolidated financial statements included elsewhere in this prospectus)

NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENT

Adjustments Relating to the Acquisition

(A) Acquisition Accounting Adjustments

We have adjusted for the effect on the unaudited pro forma financial information of certain of the acquisition accounting adjustments to the carrying amount of the identifiable assets and liabilities of Tomkins as at the effective date of the Acquisition as follows:

Cost of Sales

Pro forma cost of sales for Fiscal 2010 has been increased by $31.2 million to reflect the additional depreciation expense that would have been recognized during 9M 2010 on the fair value uplift to the carrying amount of the property, plant and equipment held by Tomkins. The adjustment relating to discontinued operations was $9.4 million in 9M 2010.

As a result of accounting for the Acquisition, the carrying amount of the inventory held by Tomkins was uplifted by $144.2 million, of which $18.5 million related to discontinued operations. As this inventory was sold by our businesses during Q4 2010, the effect of the uplift was a non-recurring increase of $144.2 million to cost of sales during Q4 2010 which has therefore been reversed in arriving at pro forma cost of sales for Fiscal 2010.

$ million	Pro forma Fiscal 2010
Additional depreciation expense	$(31.2)
Reversal of fair value uplift to inventory	144.2
Adjustment to cost of sales	113.0

Continuing operations	103.9
Discontinued operations	9.1

$113.0

Administrative Expenses

Pro forma administrative expenses for Fiscal 2010 have been increased by $108.2 million, of which $89.5 million relates to continuing operations and $18.7 million relates to discontinued operations, principally to reflect the additional amortization expense that would have been recognized during 9M 2010 on the fair value uplift to the carrying amount of the identifiable intangible assets held by Tomkins on the date of the Acquisition.

(B) Costs Relating to the Acquisition

Administrative Expenses

During the third quarter of 2010, the Predecessor recognized an accelerated compensation expense of $10.6 million in its continuing operations and a further $2.9 million in its discontinued operations, in respect of the early vesting of certain of its employee share schemes as a consequence of the Acquisition. As there is no continuing impact on the Company, the additional compensation expense has been reversed as a pro forma adjustment in Fiscal 2010.

Transaction Costs

Costs recognized by continuing operations in relation to the Acquisition during the second, third and fourth quarters of 2010 amounted to $118.0 million. In 9M 2010, a further $1.1 million of Acquisition-related transaction costs were recognized in discontinued operations. As there is no continuing impact on the Company, all of these transaction costs have been reversed as pro forma adjustments in Fiscal 2010.

Other Finance (Expense)/Income

During Q4 2010, the Successor recognized a currency translation loss of $47.6 million on the Acquisition due to the change in the rate of exchange between Sterling (in which the purchase consideration was denominated) and the US dollar (the functional currency of the acquiring entity) in the period between the effective date of the Acquisition and the payment of the consideration to the former shareholders of Tomkins. As there is no continuing impact on the Company, the currency translation loss has been reversed as a pro forma adjustment in Fiscal 2010.

Draw-Down of New Debt

(C) Additional Interest Expense

We have adjusted the pro forma financial information to reflect the interest expense that would have been recognized had the Second Lien Notes and the amounts drawn against the senior secured credit facilities as at December 31, 2010 been outstanding throughout Fiscal 2010.

We have calculated the additional interest expense on the Second Lien Notes using the effective interest rate method, based on the coupon rate of 9% and taking into account the deferred financing costs attributed to the Second Lien Notes.

Borrowings under the senior secured credit facilities bear interest at a floating rate, which can be either based on LIBOR plus an applicable margin or, at our option, based on a base rate as defined in the credit agreement plus an applicable margin. Both LIBOR and the base rate are subject to a floor.

We have calculated the additional interest expense on our senior secured credit facilities using the effective interest rate method, based on the amounts drawn against the facilities and the terms of the facilities as they existed as at December 31, 2010 and taking into account the deferred financing costs that were attributed to the amounts drawn under the facilities. We have not taken into account the effect on interest expense of the re-pricing of the senior secured credit facilities that became effective on February 17, 2011.

As at December 31, 2010, interest payable in relation to our borrowings under the senior secured credit facilities was based upon 3-month US$ LIBOR, which was 0.29% but was subject to a floor of 1.75%. Accordingly, the interest expense has been calculated as follows:

•	on the $296.0 million outstanding against the Term Loan A credit facility, based on interest payable at 6.00% per annum (LIBOR floor + the applicable margin of 4.25%) and the amortization of the commitment fee and other attributable financing costs over the 5-year term of the facility;

•	on the $300 million revolving credit facility, fees totaling 4.50% per annum on the $40.3 million drawn by way of letters of credit, a commitment fee of 0.75% per annum on the unutilized portion of the facility which amounted to $259.7 million and the amortization of attributable deferred financing costs over the 5-year term of the facility; and

•	on the $1,677.3 million outstanding against the Term Loan B credit facility, based on interest payable at 6.25% per annum (LIBOR floor + the applicable margin of 4.50%) and the amortization of the commitment fee and other attributable financing costs over the 6-year term of the facility.

On inception of the senior secured credit facilities, the applicable prevailing market interest rates were lower than the floor which applied to LIBOR or the base rate as defined in the credit agreement. Consequently, the floor (an embedded interest rate derivative) was required to be separated from each of the host loan contracts. On inception of the facilities, the fair value of the embedded derivatives was a liability of $69.8 million. We recognized the embedded derivative as a separate liability in the Successor’s balance sheet and reduced by an equivalent amount the carrying amounts of the borrowings under the Term Loan A facility and the Term Loan B facility. We are amortizing to profit or loss the adjustments to the carrying amounts of the borrowings under the Term Loan A facility and the Term Loan B facility using the effective interest method over the respective terms of the facilities. We have adjusted the unaudited pro forma financial information to reflect the additional amortization of $14.8 million for Fiscal 2010 that would have been recognized had inception of the senior secured credit facilities occurred at the beginning of Fiscal 2010.

The pro forma adjustments to interest expense may be analysed as follows:

	Pro forma Fiscal 2010
$ million	Interest payable	Other interest expense	Total
Second Lien Notes	$(78.8)	$(5.0)	$(83.8)
Term Loan A credit facility	(13.0)	(3.5)	(16.5)
Term Loan B credit facility	(78.4)	(10.4)	(88.8)
Revolving credit facility (including letters of credit)	—	(4.8)	(4.8)
Amortization of embedded derivatives	—	(14.8)	(14.8)

Adjustment to interest expense	$(170.2)	$(38.5)	$(208.7)

Repayment of the Tomkins Debt

(D) Reduction of Interest Expense

Subsequent to the Acquisition, certain of the existing Tomkins debt was redeemed and/or replaced by the new debt. We have adjusted the pro forma financial information such that the interest expense has been reduced by the interest expense that was recognized during the relevant period on the Tomkins debt that was replaced by the Company debt subsequent to the Acquisition.

Repayment of Medium Term Notes

When it was acquired by the Company, Tomkins had £150 million of the 2011 Notes and £250 million of the 2015 Notes outstanding. Following the Acquisition, the principal amount outstanding on the 2011 Notes was reduced by £47.9 million to £102.1 million and the principal amount outstanding on the 2015 Notes was reduced by £232.8 million to £17.2 million.

Under the terms of the senior secured credit facilities, the Company was required to commence a tender offer to purchase the outstanding notes prior to the effective date of the Acquisition and, to the extent that any of the 2011 Notes remained outstanding 90 days after the effective date of the Acquisition, the Company was required to commence a further tender offer for all outstanding 2011 Notes.

On September 13, 2010, the Company made the first tender offer required under the senior secured credit facilities to purchase the outstanding 2011 Notes, at a price of 105.787%, and the outstanding 2015 Notes, at a price of 100.50%. Acceptances were received in respect of £40.9 million of the 2011 Notes and £109.3 million of the 2015 Notes. On October 6, 2010, the purchase was completed for total consideration of £153.1 million.

On November 19, 2010, the Company notified holders of the 2011 Notes and the 2015 Notes that the credit rating of the Medium Term Notes had been withdrawn by Moody’s and downgraded by Standard & Poor’s as a consequence of the Acquisition and that this constituted a put event under the terms of the Medium Term Notes entitling the holders to redeem the Medium Term Notes at par. Put notices were received in respect of £2.1 million of the 2011 Notes and £123.5 million of the 2015 Notes. Settlement took place on December 17, 2010 for total consideration of £125.6 million.

On December 30, 2010, the Company made the second tender offer required under the senior secured credit facilities to purchase the outstanding 2011 Notes, at a price of 105.00% (plus accrued and unpaid interest). Acceptances were received in respect of a further £4.9 million of the 2011 Notes. Settlement took place on January 19, 2011 for consideration of £5.1 million.

We have calculated the reduction in the interest expense due to the redemption of the 2011 Notes and the 2015 Notes using the effective interest rate method, taking into account the deferred financing costs that were attributed to the Medium Term Notes prior to the Acquisition and the fair value adjustments to the carrying amounts of the Medium Term Notes that were recognized on the effective date of the Acquisition.

Overall, therefore, we have reduced interest expense by $27.4 million in Fiscal 2010 on the assumption that the redemptions of the 2011 Notes and the 2015 Notes took place at the beginning of Fiscal 2010.

Sale of Interest Rate Swaps

Prior to the Acquisition, Tomkins held interest rate swaps to swap the interest payable on the 2011 Notes and the 2015 Notes from fixed to floating interest rates. On September 16, 2010, Tomkins sold these interest rate swaps in anticipation of the Events.

From the beginning of Fiscal 2010 to the date on which they were sold, the interest receivable under the fixed legs of the interest rate swaps exceeded the interest payable under the fixed legs of the interest rate swaps such that they had the effect of reducing the interest payable on the 2011 Notes and the 2015 Notes. We have therefore increased interest expense by $19.0 million in Fiscal 2010 on the assumption that the interest rate swaps were sold at the beginning of Fiscal 2010.

Letters of Credit

Prior to the Acquisition, Tomkins had a revolving credit facility that was replaced by the revolving credit facility provided under the senior secured credit facilities. During 9M 2010, Tomkins made no borrowings against the revolving credit facility but incurred fees in relation to letters of credit issued under the facility that amounted to $1.6 million. As the letters of credit were replaced by letters of credit issued under senior secured credit facilities, we have eliminated these fees from the interest expense recognized in the respective periods.

The pro forma adjustment to interest expense may be analysed as follows:

	Pro forma Fiscal 2010
$ million	Interest	Other interest expense	Total
2011 Notes	$4.8	$3.7	$8.5
2015 Notes	18.8	0.1	18.9
Sale of interest rate swaps	(19.0)	—	(19.0)
Revolving credit facility (including letters of credit)	—	1.6	1.6

Adjustment to interest expense	$4.6	$5.4	$10.0

(E) Adjustment to Other Finance (Expense)/Income

Hedge Ineffectiveness

Prior to the Acquisition, Tomkins had as fair value hedges in relation to the 2011 Notes and the 2015 Notes the interest rate swaps that it held to swap the interest payable on the notes from fixed to floating interest rates. During 9M 2010, Tomkins recognized a net loss of $1.7 million in other finance (expense)/income because there was deemed to be ineffectiveness in the hedging relationship for accounting purposes. Included in this net loss was a net gain of $2.5 million in the first half of 2010. We have eliminated these gains and losses from other finance (expense)/income because the interest rate swaps were sold by Tomkins in anticipation of the Events.

Currency Translation Losses

The 2011 Notes and the 2015 Notes and the interest rate swaps that were designated as fair value hedges in relation to them were denominated in Sterling. Translation of these items into the functional currency of the subsidiaries of the Company that hold them give rise to currency translation differences that are recognized in other finance (expense)/income. We have eliminated from other finance (expense)/income a net currency translation loss of $4.9 million in Fiscal 2010, which was attributable to the translation of the 2011 Notes and the 2015 Notes that were redeemed subsequent to the Acquisition and to the interest rate swaps that were sold by Tomkins in anticipation of the Events.

Loss on Redemption of Medium Term Notes

We have eliminated from other finance (expense)/income the loss of $0.9 million that the Company recognized on the redemption of the 2011 Notes and the 2015 Notes subsequent to the Acquisition.

The pro forma adjustment to other finance (expense)/income may be analyzed as follows:

$ million	Fiscal 2010
Hedge ineffectiveness	$1.7
Currency translation loss	4.9
Loss on redemption of notes	0.9

Adjustment to other finance (expense)/income	$7.5

Other Adjustments

(F) Management Fees Payable to the Sponsors

The Company is required to pay to the Sponsors annual management fees amounting to $3.0 million. Administrative expenses for Q4 2010 included an expense of $0.6 million in relation to these management fees. Additional expenses of $2.4 million in Fiscal 2010 have been recognized as pro forma adjustments such that the unaudited pro forma financial information reflects the annual management fees payable by the Company.

(G) Income Tax Adjustments

We have apportioned the pro forma adjustments to the tax jurisdictions in which they would have been recognized and we have tax effected them based on their effect on taxable income in the relevant jurisdiction using the applicable statutory tax rate. In particular, we have tax effected the pro forma adjustments that affect taxable income in the UK at the UK statutory tax rate of 28% and those that affect taxable income in the US at the US statutory tax rate that is applicable to the entity concerned of 37.5%.

Liquidity and Capital Resources

Treasury Responsibilities and Philosophy

Our primary liquidity and capital resource needs are for working capital, debt service requirements, capital expenditure, facility expansions and acquisitions. We expect to finance our future cash requirements with cash on hand, cash flows from operations and, where necessary, borrowings under the revolving credit portion of our senior secured credit facilities. We have historically relied on our cash flow from operations and various debt and equity financings for liquidity.

Our central treasury function is responsible for procuring our financial resources and maintaining an efficient capital structure, together with managing our liquidity, foreign exchange and interest rate exposures. All treasury operations are conducted within strict policies and guidelines that are approved by the Board. Compliance with those policies and guidelines is monitored by the regular reporting of treasury activities to the Board.

A key element of our treasury philosophy is that funding, interest rate and currency decisions and the location of cash and debt balances are determined independently from each other. Our borrowing requirements are met by raising funds in the most favorable markets. Management aims to retain a portion of net debt in the foreign currencies in which the net assets of our operations are denominated. The desired currency profile of net debt is achieved by entering into currency derivative contracts.

Management does not hedge the proportion of foreign operations effectively funded by shareholders’ equity. From time to time, we enter into currency derivative contracts to manage currency transaction exposures. Where necessary, the desired interest rate profile of net debt in each currency is achieved by entering into interest rate derivative contracts.

Our portfolio of cash and cash equivalents is managed such that there is no significant concentration of credit risk in any one bank or other financial institution. Management monitors closely the credit quality of the institutions with which it holds deposits. Similar considerations are given to our portfolio of derivative financial instruments.

Our borrowing facilities are monitored against forecast requirements and timely action is taken to put in place, renew or replace credit lines. Management’s policy is to reduce liquidity risk by diversifying our funding sources and by staggering the maturity of its borrowings.

It is our policy to retain sufficient liquidity throughout the capital expenditure cycle to maintain our financial flexibility. For fiscal 2014, our capital expenditure is expected to be between $80 million and $90 million. We do not anticipate any material long-term deterioration in our overall liquidity position in the foreseeable future. Management believes that the current level of working capital is sufficient for our present requirements.

An analysis of our exposure to liquidity risk, credit risk and market risk is presented in note 34 to our audited consolidated financial statements included elsewhere in their prospectus.

Cash flow

Nine Months 2013 Cash Flows Compared With Nine Months 2012 Cash Flows

During the nine months ended September 28, 2013, the Group’s net debt decreased by $20.3 million (9M 2012: decreased by $514.7 million) from $1,481.6 million at December 31, 2012 to $1,461.3 million at September 28, 2013.

Cash generated by operations was $214.2 million in 9M 2013, compared with cash generated in 9M 2012 of $382.2 million. Operating cash flow before movements in working capital was $395.2 million in 9M 2013, a decrease of $121.6 million compared with 9M 2012, driven by the reduction in the Group’s total Adjusted EBITDA largely as a result of the disposal of businesses during 2012. Movements in working capital during 9M 2013 reduced cash flows by a further $46.4 million compared with 9M 2012, due partly to the effect of the industry-wide extended payment terms provided to certain automotive replacement market customers. Gross capital expenditure was $57.8 million (9M 2012: $79.1 million). Excluding the proceeds on asset sales arising from restructurings, net capital expenditure was $56.6 million (9M 2012: $77.6 million). Cash outflow on restructurings was $8.6 million (9M 2012: $13.6 million), which was net of proceeds on related asset sales of $3.4 million (9M 2012: $4.0 million).

The Group’s resulting controllable operating cash for 9M 2013 was an inflow of $188.5 million, compared with $353.8 million in 9M 2012.

The Group paid net cash interest of $55.0 million, down from $119.0 million in 9M 2012 due to a combination of debt reductions during 2012 and the re-pricing of the term loans that became effective in January 2013. During 9M 2012, the Group paid premiums of $62.6 million in respect of the prepayment of borrowings, primarily in relation to the fully-subscribed $475 million tender offer completed in July 2012. A premium of $3.5 million was paid in September 2013 on the 10% call option exercised during the quarter. Contributions paid to post-employment benefit plans reduced in 9M 2013 compared with 9M 2012, driven by a zero contribution requirement for 2013 due to the funded status of the Group’s US defined benefit pension plans.

Cash flows arising on acquisitions and disposals in 9M 2012 included $492.2 million received on the disposal of the businesses comprising the Group’s Sensors & Valves segment. Net cash flows to non-controlling interests, comprised primarily of dividends paid to Nitta Corporation, for 9M 2013 were down by $16.5 million compared with 9M 2012.

The table below shows the movements in net debt:

$ million	9M 2013	9M 2012*
Opening net debt	$(1,481.6)	$(2,324.8)
Controllable operating cash flows
Adjusted EBITDA	427.8	561.5
Change in working capital and provisions	(181.9)	(129.8)
Capital expenditure	(57.8)	(79.1)
Asset disposals	1.2	1.5
Other movements	(0.8)	(0.3)

	188.5	353.8
Restructuring cash flows
Restructuring cash outflows	(12.0)	(17.6)
Proceeds on asset disposals arising on restructuring	3.4	4.0

	(8.6)	(13.6)
Financing, tax and post-employment benefit cash flows
Interest paid (net)	(55.0)	(119.0)
Premium on redemption of borrowings	(3.5)	(62.6)
Deferred financing costs	(2.0)	(5.8)
Post-employment benefit funding in excess of income statement movement	(19.0)	(32.0)
Tax paid	(60.9)	(60.2)

	(140.4)	(279.6)
Cash flows arising on acquisitions and disposals
Acquisitions and disposals (net)	2.2	488.8

Total cash flows before dividends paid	41.7	549.4
Net cash flows to non-controlling interests	(17.1)	(33.6)
Compensation payment to management in relation to the return of capital	(1.5)	—
Foreign currency movements	(2.8)	0.3
Non-cash movements in net debt	—	(1.4)

Closing net debt	$(1,461.3)	$(1,810.1)

*	Presented on a comparable basis (see note 1 to the unaudited condensed consolidated financial statements included elsewhere in this prospectus).

Fiscal 2012 Cash Flows Compared With Fiscal 2011 Cash Flows

Cash generated from operations was $514.2 million in Fiscal 2012 compared with $611.0 million in Fiscal 2011. Operating cash flow before movements in working capital was $595.7 million for Fiscal 2012, compared with $635.4 million in Fiscal 2011, a decrease of $39.7 million that was due largely to the impact of disposals during Fiscal 2011 and Fiscal 2012 on the Group’s profitability as measured by Adjusted EBITDA. Movements in working capital during Fiscal 2012 gave rise to a further decrease of $57.1 million in cash generated from operations compared with Fiscal 2011.

Cash outflow on restructurings was $19.5 million (Fiscal 2011: $43.7 million), net of proceeds on related asset sales of $7.3 million (Fiscal 2011: $14.7 million). These costs related primarily to Project Sierra.

Gross capital expenditure was $109.8 million (Fiscal 2011: $116.2 million). Excluding the proceeds on asset sales arising from restructurings, net capital expenditure was $107.9 million (Fiscal 2011: $113.4 million).

During the year, the Group’s net debt decreased by $843.2 million from $2,324.8 million in Fiscal 2011 to $1,481.6 million in Fiscal 2012. Cash proceeds of $1,947.3 million from the disposal of businesses during Fiscal 2012 were used to fund the return of capital of $1,161.9 million and a related $22.7 million compensation payment made to management for the adverse impact of the return of capital on certain share-based incentive awards. As at December 31, 2012, $1.3 million of this compensation payment had not yet been paid.

Controllable operating cash generated in Fiscal 2012 was $499.1 million, a decrease of $132.6 million, compared with Fiscal 2011 due to the decrease in Adjusted EBITDA of $86.4 million as a result of the disposal of businesses in Fiscal 2011 and Fiscal 2012. In addition, cash outflows from changes in working capital and provisions were $50.6 million higher in Fiscal 2012 compared with Fiscal 2011, driven by an increase in trade and other receivables.

The Group paid net cash interest of $157.5 million, down from $213.2 million in Fiscal 2011 as a result of the prepayments made against borrowings during Fiscal 2011 and Fiscal 2012. The prepayments made during Fiscal 2012 attracted premiums of $62.6 million (Fiscal 2011: $3.8 million), primarily in relation to the $475 million Second Lien Note tender offer completed in July 2012. Financing costs paid in Fiscal 2012 were $31.1 million lower compared with Fiscal 2011 as the latter period included $23.4 million incurred in relation to the re-pricing of Term Loan A and Term Loan B in February 2011.

Contributions paid to post-employment benefit plans reduced in Fiscal 2012 compared with Fiscal 2011, primarily because of a one-off payment of $20 million made to UK pension plans in January 2011 in connection with the acquisition of Tomkins. Also during Fiscal 2012, cash dividends of $45.6 million (Fiscal 2011: $64.4 million) were paid to minority shareholders (primarily Nitta Corporation).

The table below shows the movements in net debt:

$ million	Fiscal 2012*	Fiscal 2011*
Opening net debt	$(2,324.8)	$(2,865.0)
Controllable operating cash flows
Adjusted EBITDA	684.5	770.9
Change in working capital and provisions	(77.5)	(26.9)
Capital expenditure	(109.8)	(116.2)
Asset disposals	1.9	2.8
Other movements	—	1.1

	499.1	631.7
Restructuring cash flows
Restructuring cash outflows	(26.8)	(58.4)
Proceeds on asset disposals arising on restructuring	7.3	14.7

	(19.5)	(43.7)
Financing, tax and post-employment benefit cash flows
Interest paid (net)	(157.5)	(213.2)
Premium on redemption of borrowings	(62.6)	(3.8)
Financing costs paid	(5.8)	(36.9)
Post-employment benefit funding in excess of income statement movement	(45.3)	(72.5)
Net tax paid	(76.2)	(89.1)

	(347.4)	(415.5)
Cash flows arising on acquisitions and disposals
Acquisitions and disposals (net)	1,939.5	428.6
Total cash flows before distributions	2,071.7	601.1

Dividends paid to minority shareholders in subsidiaries	(45.6)	(64.4)
Return of capital and related compensation payment to management	(1,183.3)	—
Foreign currency movements	1.8	3.5
Non-cash movements in net debt	(1.4)	—

Closing net debt	$(1,481.6)	$(2,324.8)

*	Presented on a comparable basis (see note 3A to our audited consolidated financial statements included elsewhere in this prospectus)

Borrowings

Summary

As at September 28, 2013, the Group’s borrowings principally consisted of two term loans under the Senior Secured Credit Facilities and the Second Lien Notes that were used to finance the Acquisition.

The Group’s borrowings may be analyzed as follows:

	Carrying amount as at		Principal amount as at
$ million	September 28, 2013	December 31, 2012	September 28, 2013	December 31, 2012
Bank overdrafts	$5.7	$2.9	$5.7	$2.9
Bank and other loans:
—Secured
Term loans	1,360.5	1,333.4	1,427.8	1,442.9
Second Lien Notes	325.3	432.1	330.0	445.0
—Unsecured	31.1	34.1	31.0	33.7

	$1,722.6	$1,802.5	$1,794.5	$1,924.5

Details of the Group’s borrowings together with a reconciliation of their carrying amount to their principal amount are presented in note 11 to the unaudited condensed consolidated financial statements and note 30 to the audited consolidated financial statements included elsewhere in this prospectus.

Repayment of Debt—Term Loans

Contractual Payments

Term Loan A is subject to quarterly amortization payments of 2.5% and Term Loan B is subject to quarterly amortization payments of 0.25%, in each case based on the original principal amount less certain prepayments, with the balance payable on maturity. During 9M 2013, the Group made amortization payments of $6.2 million against Term Loan A and $6.8 million against Term Loan B. The third quarter amortization payments, totaling $6.5 million, fell due and were paid on September 28, 2013 subsequent to the Group’s balance sheet date, and have therefore not been recognized in 9M 2013.

During Fiscal 2012, we made contractual quarterly amortization payments of $16.8 million against Term Loan A and $14.6 million against Term Loan B.

Prepayments Using Disposal Proceeds

As a consequence of the disposal of the Schrader businesses in April 2012, and the Air Distribution and Dexter businesses in November 2012, we were required to make an offer to prepay a portion of the term loans to the extent of the net cash proceeds received from the sale, after certain adjustments as determined under the credit agreement. As a result, on May 11, 2012, we prepaid $22.5 million against Term Loan A and $54.1 million against Term Loan B, and on December 14, 2012, $13.5 million against Term Loan A and $81.4 million against Term Loan B.

During Fiscal 2011, the Group disposed of its Powertrain segment, Plews, Dexter Chassis and Ideal businesses. Under the terms of the credit agreement, the net proceeds received on certain dispositions, as calculated under the credit agreement, must be offered to the providers of the senior secured credit facilities as a reduction to the debt outstanding under the term loans. In total, during Fiscal 2011, an amount of $29.6 million was repaid under Term Loan A and $157.5 million was repaid under Term Loan B to the providers that accepted the offers.

Other Repayments Made Against the Term Loans

On May 10, 2013, further offers to the lenders were made for which aggregate acceptances to the value of $1.9 million and $0.2 million were received and paid in respect of Term Loan A and Term Loan B, respectively.

On August 17, 2012 and November 9, 2012, similar offers to the lenders were made for which aggregate acceptances to the value of $1.6 million and $9.4 million were received and paid in respect of Term Loan A and Term Loan B, respectively.

On April 16, 2012, we made an optional prepayment at par under Term Loan A of $85.0 million, plus accrued interest thereon.

As at September 28, 2013, the principal amount outstanding under Term Loan A was $92.3 million and that under Term Loan B was $1,335.5 million.

Repayment of Debt—Second Lien Notes

Tender Offer

On June 21, 2012, we initiated a tender offer to purchase for cash up to $475 million of the principal amount outstanding of the Second Lien Notes. In conjunction with the tender offer, consent was sought from the holders for certain amendments to the Indenture governing the notes, primarily to increase our capacity to make distribution payments. The offer was fully subscribed and, on July 20, 2012, we paid $547.1 million, which included an aggregate premium of $59.2 million and accrued interest of $12.9 million.

Redemption of Second Lien Notes

In accordance with the terms of our Second Lien Notes, prior to October 1, 2013, but not more than once in any 12-month period, we were able to redeem up to 10% of the original aggregate principal amount of the Second Lien Notes at a redemption price of 103% of the principal amount plus accrued and unpaid interest up to but not including the redemption date.

On July 10, 2013, the Group gave notice to the holders of the Second Lien Notes of its intention to exercise a call option in full. The resulting prepayment of an aggregate principal amount of $115.0 million, plus the required 3% premium and interest accrued up to the redemption date, was made on September 4, 2013.

We issued a similar notice for the full exercise of this option on July 24, 2012 and August 3, 2011, which became effective on September 4, 2012 and September 2, 2011, respectively. In connection with each redemption, accrued interest of $4.3 million was paid on the $115.0 million notes redeemed.

In all three years, the redemption premium of $3.5 million has been recognized in other finance expense.

As at September 28, 2013, the principal amount outstanding under the Second Lien Notes was $330.0 million, compared to $445.0 million as of December 31, 2012.

Re-Pricing of the Term Loans

Borrowings under the senior secured credit facilities bear interest at a floating rate, which can be either LIBOR plus an applicable margin or, at the Group’s option, a base rate as defined in the credit agreement plus an applicable margin. LIBOR and the base rate are both subject to floors. On inception of the facilities, the applicable margin for Term Loan B was 4.5% per annum for LIBOR and 3.5% per annum for base rate. The applicable margin for Term Loan A and the revolving credit facility was between 3.75% and 4.25% per annum for LIBOR and 2.75% and 3.25% per annum for base rate depending on a total leverage to EBITDA ratio. LIBOR was subject to a 1.75% floor and base rate was subject to a 2.75% floor.

Effective February 17, 2011, we agreed with the providers of the senior secured credit facilities a re-pricing of Term Loan A and Term Loan B and amendments to certain of the covenants attaching to the facilities. For both term loans, the applicable margin for LIBOR was reduced to 3.0% per annum, subject to a 1.25% floor, and the applicable margin for base rate was reduced to 2.0% per annum, subject to a 2.25% floor. Management considered that the re-pricing did not cause a substantial change in the net present value of the expected future cash flows in relation to the facilities. Accordingly, we recognized neither a gain nor a loss on the re-pricing and recognized the associated costs of $23.4 million and the decrease of $18.1 million in the interest rate floor liability as adjustments to the carrying amounts of the borrowings outstanding under the facilities.

On January 18, 2013, the Group reached an agreement with the providers of the senior secured credit facilities for a re-pricing of the term loans. For both term loans, the applicable margin for LIBOR was reduced from 3.0% to 2.75% per annum, subject to a reduced floor of 1.0% (previously 1.25%), and the applicable margin for base rate was reduced from 2.0% to 1.75% per annum, subject to a reduced floor of 2.0% (previously 2.25%). The Group has recognized neither a gain nor a loss on the re-pricing and recognized the associated costs of $2.0 million and the associated decrease of $10.9 million in the embedded interest rate derivatives as adjustments to the carrying amounts of the borrowings outstanding under the facilities.

Other Amendments

Credit Agreement Governing the Senior Secured Credit Facilities

During September 2012, we agreed with the providers of the senior secured credit facilities amendments to the credit agreement, primarily in relation to the exemption from certain restrictions that would otherwise have inhibited the disposal of the Dexter and Air Distribution businesses. The costs of $3.5 million associated with these revisions are included in the other finance expense line in the income statement.

During the second quarter of 2011, we had also agreed amendments to the credit agreement, primarily an increase in the value of permitted prepayments of junior debt outstanding under other facilities. The costs of $3.2 million associated with these revisions were recognized as adjustments to the carrying amounts of the borrowings outstanding under the senior secured credit facilities.

Indenture Governing the Second Lien Notes

In conjunction with the tender offer detailed above, consent was sought from the holders of the Second Lien Notes for certain amendments to the Indenture governing the Second Lien Notes, primarily to increase our capacity to make distribution payments. A premium was paid to consenting holders, which totaled $4.5 million. This premium was recognized as an adjustment to the carrying amount of the Second Lien Notes.

Borrowing Headroom

As at September 28, 2013 and December 31, 2012, the Group’s committed revolving credit facility of $300.0 million was undrawn for cash but there were letters of credit outstanding against the facility amounting to $51.0 million (December 31, 2012: $55.6 million). Also, the Group had drawn $5.7 million (December 31, 2012: $2.9 million) against uncommitted borrowing facilities (almost exclusively bank overdrafts) and had outstanding performance bonds, letters of credit and bank guarantees amounting to $31.0 million (December 31, 2012: $32.0 million), in addition to those outstanding under the revolving credit facility.

Overall, therefore, the Group’s committed borrowing headroom was $212.3 million (December 31, 2012: $209.5 million), in addition to cash balances of $335.6 million (December 31, 2012: $445.5 million), including collateralized cash of $12.4 million (December 31, 2012: $14.2 million).

Borrowing Covenants

The Group is subject to covenants, representations and warranties in respect of the Senior Secured Credit Facilities including two financial covenants as defined in the credit agreement. Firstly, the ratio of ‘consolidated total debt’ to ‘consolidated EBITDA’ (the ‘total leverage ratio’) must not exceed 5.25 times (for the covenant test period ended September 28, 2013, the ratio was 3.14 times). Secondly, the ratio of ‘consolidated EBITDA’ to ‘consolidated net interest’ (the ‘interest coverage ratio’) must not be less than 2.10 times (for the covenant test period ended September 28, 2013, the ratio was 5.84 times).

Any future non-compliance with the borrowing covenants could, if not waived, constitute an event of default and may, in certain circumstances, lead to an acceleration of the maturity of borrowings drawn down and the inability to access committed facilities.

Seasonality of Borrowings

We operate in a wide range of markets and geographic locations and, as a result, there is little seasonality in our borrowing requirements. Fluctuations in our borrowings are caused principally by the timing of capital expenditure and interest payments.

Cash Balances

Our central treasury function is responsible for maximizing the return on surplus cash balances within the constraints of our liquidity and credit policy. We achieve this, where possible, by controlling directly all surplus cash balances and pooling arrangements on an ongoing basis and by reviewing the efficiency of all other cash balances across our businesses on a weekly basis. Our policy is to apply funds from one part of our business to meet the obligations of another part wherever possible, in order to ensure maximum efficiency in the use of our funds. No material restrictions apply that limit the application of this policy.

We manage our cash balances such that there is no significant concentration of credit risk in any one bank or other financial institution. We monitor closely the quality of the institutions that hold our deposits. As at December 31, 2012, 94% of our cash balances were held with institutions rated at least A-1 by Standard & Poor’s and P-1 by Moody’s.

As at September 28, 2013, our total cash and investments were $335.6 million (including collateralized cash), compared with $445.5 million as at December 31, 2012, the majority of which was interest-earning. All interest-earning deposits attract interest at floating rates. Of the total cash and investments balance, as at September 28, 2013 and December 31, 2012, $106.1 million and $231.7 million, respectively were invested in short-term deposits by our Treasury department, and $12.4 million and $14.2 million, respectively, comprised collateralized cash, primarily $9.0 million and $11.7 million, respectively, held in escrow as security for the outstanding Loan Note Alternatives. A further $91.4 million of the total cash and investments balance was held in our non-wholly owned Asian subsidiaries, as at September 28, 2013, broadly in line with the balance of $88.7 million at December 31, 2012. The remaining $125.7 million and $110.9 million as at September 28, 2013 and December 31, 2012, respectively, of the total cash and investments balance was held in centrally-controlled pooling arrangements and with local operating companies. As at September 28, 2013 and December 31, 2012, $117.9 million and $253.6 million, respectively, of our cash balance was under the direct control of the Group’s Treasury function.

Interest earned on bank deposits during the nine months ended September 28, 2013 was $1.3 million and $2.4 million during Fiscal 2012 and as at September 28, 2013, the weighted average interest rate on interest-earning cash balances was 0.5% as at December 31, 2012.

Other Assets and Liabilities

Intangible Assets

Goodwill

As at September 28, 2013, the carrying amount of goodwill was $1,314.8 million, compared with $1,326.1 million as at December 31, 2012. The movement during the period relates entirely to movements in foreign currency exchange rates. The majority of the goodwill was recognized on the Acquisition and is principally attributable to expected future opportunities to improve sales and margins by further developing Tomkins’ product range and service capabilities (with an emphasis on the growing markets for energy-efficient and environmentally-friendly products), extending our global presence by further penetrating markets in the emerging economies, and by pursuing performance improvement initiatives. All of the goodwill recognized as at September 28, 2013 is allocated to Gates.

During Fiscal 2012, we transferred $268.2 million of goodwill to assets held for sale and further reduced goodwill by $13.6 million on finalization of the purchase accounting for Du-Tex, Inc., which was acquired in October 2011.

In Fiscal 2011, in light of the prolonged weakness of the US residential construction end market, the Group recognized an impairment of $36.9 million in relation to Aquatic, representing the entire goodwill allocated to this segment.

Other Intangible Assets

As at September 28, 2013, the carrying amount of other intangible assets was $1,352.8 million, compared to $1,450.6 million as at December 31, 2012. During 9M 2013, we recognized additions of $4.9 million in respect of computer software, and incurred amortization of $89.9 million. The remaining $12.8 million movement during the period related to movements in foreign currency exchange rates.

As at December 31, 2011, the carrying amount of other intangible assets was $1,931.2 million. During Fiscal 2012, we recognized additions of $5.5 million in respect of computer software, and incurred amortization of $136.0 million. The finalization of the purchase accounting in relation to the acquisition of Du-Tex Inc. resulted in the recognition during Fiscal 2012 of an additional customer relationship intangible asset of $14.2 million. As a result of the decision to dispose of the Dexter and Air Distribution businesses, intangible assets associated with those businesses with a carrying value of $367.1 million were transferred to assets held for sale during the year.

Property, Plant and Equipment

As at September 28, 2013, the carrying amount of property, plant and equipment was $656.2 million (including $2.8 million held under finance leases) compared to $693.2 million as at December 31, 2012 (including $2.9 million held under finance leases). During the nine months ended September 28, 2013, we recognized additions of $52.9 million and incurred a depreciation expense of $72.3 million.

Post-Employment Benefits

Pensions

We operate a number of defined benefit pension plans, principally in the UK and the US, of which most are funded. All of the plans are closed to new entrants. During Fiscal 2009, management closed the principal pension plans in North America to future service accrual and the deferred pension benefits accrued under them were frozen. As a result, most of our pension plans are now closed to future service accrual by current employees. Funded plans receive contributions from us and, certain current employees who remain eligible, at rates that are determined by independent actuaries taking into account any funding objectives prescribed by local legislation.

As at September 28, 2013, the present value of the benefit obligation was $1,091.3 million, compared to $1,160.4 million as at December 31, 2012. As at September 28, 2013, the fair value of the plan assets was $1,066.4 million, compared to $1,116.5 million as at December 31, 2012. On an actuarial basis, the net deficit in the plans was $55.0 million as at September 28, 2013, compared to $43.9 million as at December 31, 2012. Excluding currency exchange rate changes, the value of the net deficit in the plans decreased by $17.2 million during the nine months ended September 28, 2013. This was driven by contributions by us of $16.2 million and net actuarial gains of $6.1 million, offset by a current service cost of $3.5 million. For accounting purposes, we were unable to recognize surpluses on certain of the plans amounting to $38.3 million as at September 28, 2013, compared to $30.3 million as at December 31, 2012. Accordingly, the net pension liability recognized in our unaudited condensed consolidated financial statements was $63.2 million as at September 28, 2013, compared to $74.2 million as at December 31, 2012.

As at December 31, 2012, the present value of the benefit obligation was $1,160.4 million (December 31, 2011: $1,136.4 million). Excluding the effects of currency exchange rate changes, the obligation increased by $6.1 million during Fiscal 2012. As at December 31, 2012, the fair value of the plan assets was $1,116.5 million (December 31, 2011: $1,134.7 million). Excluding currency exchange rate changes and the impact of plans disposed of with the businesses sold, the value of plan assets increased by $62.6 million during Fiscal 2012. This was driven by actual returns on plan assets of $106.9 million and contributions by the Group of $39.2 million, offset by benefits paid of $83.5 million. On an actuarial basis, the net deficit in the plan was $43.9 million (December 31, 2011: $1.7 million) but, for accounting purposes, we were unable to recognize surpluses on certain of the plans amounting to $30.3 million (December 31, 2011: $64.6 million). Accordingly, the net pension liability recognized in the Group’s audited consolidated financial statements was $74.2 million (December 31, 2011: $66.3 million, including $2.3 million included in assets held for sale).

During the 9M, 2013, we contributed $16.2 million to the defined benefit plans, compared to $39.2 million during Fiscal 2012 and $65.5 million during Fiscal 2011.

Management of the risks associated with our defined benefit pension plans is the responsibility of our treasury function. Our primary objective is to identify and manage the risks associated with both the assets and liabilities of the defined benefit pension plans and we continue to work with the trustees of our pension plans to improve the management of our defined benefit pension risks. The principal risks affecting the present value of the benefit obligation are: interest rate risk, inflation risk and mortality risk.

For some years, our US plans have hedged the interest rate risk implicit in their benefit obligations. As at December 31, 2012, the benefit obligation of the US plans amounted to $567.2 million, of which 94% was hedged using a combination of bonds and interest rate swaps with an average duration of 9.3 years.

During 9M 2013, the Group sold the equity instruments held by its largest defined benefit pension plan, The Gates Group Retirement Plan, for approximately $331 million and unwound all of the interest rate swaps. Fixed income instruments were purchased with the proceeds in order to create an asset portfolio that matches as closely as possible the yield on AA corporate bonds. This has had the effect of both reducing equity risk in the asset portfolio and also improving the extent of the hedge of the liability discount rate.

As at December 31, 2012, for our business as a whole, we estimate that a 0.5% decrease in market interest rates would increase the benefit obligation by 4.2%, or $48.8 million. Only 8.8% of the benefit obligation of $1,160.4 million as at December 31, 2012 was exposed to future salary increases. We estimate that a 0.5% increase in the salary scale would increase the benefit obligation as at December 31, 2012 by $0.2 million.

Unless the benefit obligation is subject to a buy-out or buy-in, it is not practical to mitigate the effects of mortality risk. We estimate that if the average life expectancy of plan members increased by one year at age 65, the benefit obligation would increase by 2.4%, or $28.0 million.

Other Benefits

We provide other post-employment benefits, principally health and life insurance cover, to certain of our employees in North America through a number of unfunded plans.

As at September 28, 2013, the liability recognized in respect of these plans was $103.0 million, compared to $115.3 million as at December 31, 2012. Excluding the effect of currency exchange rate changes, the liability decreased by $11.2 million during 9M 2013, of which $8.4 million related to net actuarial gains.

Benefits paid during the nine months ended September 28, 2013 were $6.0 million, compared to $11.1 million during Fiscal 2012.

Off-Balance Sheet Arrangements

We have not entered into any transaction, agreement or other contractual arrangement that is considered to be an off-balance sheet arrangement that is required to be disclosed other than operating lease commitments that are analyzed in note 44 to our audited consolidated financial statements included elsewhere in this prospectus.

Tabular Disclosure of Contractual Obligations

Our consolidated contractual obligations and commercial commitments are summarized in the following table which includes aggregate information about our contractual obligations as at December 31, 2012 and the periods in which payments are due, based on the earliest date on which we could be required to settle the liabilities.

Floating interest payments and payments and receipts on interest rate derivatives are estimated based on market interest rates prevailing at the balance sheet date. Amounts in respect of operating leases and purchase obligations are items that we are obligated to pay in the future, but they are not required to be included on the consolidated balance sheet.

$ million	Total	Earliest period in which (payment)/receipt due
		Less than 1 year	1 - 3 years	3 - 5 years	After 5 years
Bank and other loans:
—Principal	$(1,924.5)	$(40.5)	$(135.3)	$(1,303.3)	$(445.4)
—Interest payments(1)(2)	(464.6)	(102.3)	(200.6)	(121.6)	(40.1)
Derivative financial instruments:
—Payments(3)	(88.8)	(88.8)	—	—	—
—Receipts(3)	88.1	88.1	—	—	—
Finance leases	(3.8)	(0.4)	(0.7)	(0.8)	(1.9)
Operating leases	(134.5)	(30.8)	(45.2)	(28.3)	(30.2)
Post-employment benefits(4)	(39.9)	(39.9)	—	—	—
Purchase obligations(5)	(30.0)	(20.5)	(9.3)	(0.2)	—

Total	$(2,598.0)	$(235.1)	$(391.1)	$(1,454.2)	$(517.6)

(1)	Future interest payments include payments on fixed and floating rate debt.
(2)	Floating rate interest payments are estimated based on market interest rates and terms prevailing as at December 31, 2012. The effect of the re-pricing of the term loans, which was completed in January 2013, is therefore not reflected above.
(3)	Receipts and payments on foreign currency derivatives are estimated based on market exchange rates prevailing as at December 31, 2012.
(4)	Post-employment benefit obligations represent the Group’s expected cash contributions to its defined benefit pension and other post-employment benefit plans in 2013. It is not practicable to present expected cash contributions for subsequent years because they are determined annually on an actuarial basis to provide for current and future benefits in accordance with federal law and other regulations.
(5)	A purchase obligation is defined as an agreement to purchase goods or services that is enforceable and legally binding on the Group and that specifies all significant terms, including: fixed or minimum quantities to be purchased; fixed, minimum or variable price provisions; and the approximate timing of the transaction.

Non-GAAP Measures

EBITDA and Adjusted EBITDA

EBITDA is a non-GAAP measure that represents profit or loss for the period attributable to equity shareholders before the impact of profit or loss from discontinued operations, non-controlling interests, net finance costs, income taxes, depreciation and amortization. We present EBITDA because it is widely used by securities analysts, investors and other interested parties to evaluate the profitability of companies. EBITDA eliminates potential differences in performance caused by variations in capital structures (affecting net finance costs), tax positions (such as the availability of net operating losses against which to relieve taxable profits), the cost and age of tangible assets (affecting relative depreciation expense) and the extent to which intangible assets are identifiable (affecting relative amortization expense).

Adjusted EBITDA represents EBITDA before additional specific items that are considered to hinder comparison of the trading performance of our businesses either year-on-year or with other businesses. Adjusted EBITDA is the measure used by us to assess the trading performance of our businesses and is therefore the measure of segment profit that we present under IFRS. Adjusted EBITDA is also presented on a consolidated basis, which includes the results and cash flows of our controlled, but non-100% owned subsidiaries because management believes it is important to consider the Group’s profitability on a basis consistent with that of its operating segments. When presented on a consolidated basis, Adjusted EBITDA is a non-GAAP measure. Management believes that

Adjusted EBITDA should, therefore, be made available to securities analysts, investors and other interested parties to assist in their assessment of the trading performance of our businesses.

During the periods under review, the items excluded from EBITDA in arriving at Adjusted EBITDA were:

•	the effect on cost of sales of the uplift to the carrying amount of inventory held by Tomkins on its acquisition by the Group;

•	the compensation expense in relation to share-based incentives;

•	transaction costs incurred in relation to business combinations;

•	impairments, comprising impairments of goodwill and material impairments of other assets;

•	restructuring costs;

•	the net gain or loss on disposals and on the exit of businesses; and

•	compensation paid to share scheme participants for the impact on their awards of the return of capital made during Fiscal 2012.

Differences exist among our businesses in the extent to which their employees receive share-based incentives. We therefore exclude from Adjusted EBITDA the compensation expense in relation to share-based incentives (including, in Fiscal 2012, a one-off compensation payment made to share scheme participants for the impact on their awards of the return of capital made in December 2012) in order to assess the relative trading performance of our businesses.

We exclude from Adjusted EBITDA those acquisition-related costs that are required to be expensed in accordance with IFRS 3 (Revised 2008) ‘Business Combinations’ because we do not believe that they relate to the Group’s trading performance. Other items are excluded from Adjusted EBITDA because they are individually or collectively material items that are not considered to be representative of the trading performance of our businesses. During the periods under review we excluded restructuring costs that reflect specific actions taken by management to improve the Group’s future profitability; the net gain or loss on disposals and on the exit of businesses; and impairments of goodwill and material impairments of other assets, representing the excess of their carrying amounts over the amounts that are expected to be recovered from them in the future.

EBITDA and Adjusted EBITDA exclude items that can have a significant effect on the Group’s profit or loss and should, therefore, be used in conjunction with, not as substitutes for, profit or loss for the period. Management compensates for these limitations by separately monitoring profit or loss for the period.

For the avoidance of any confusion, the non-GAAP measures “EBITDA” and “Adjusted EBITDA” differ in certain respects to “consolidated EBITDA” as defined in the financial covenants attaching to the senior secured credit facilities.

The following table contains reconciliations of the profit/(loss) for the period to Adjusted EBITDA for Fiscal 2012, Fiscal 2011, Q4 2010, and 9M 2010:

$ million	Successor					Predecessor
	9M 2013	9M 2012*	Fiscal 2012*	Fiscal 2011*	Q4 2010*	9M 2010*
Profit/(loss) for the period	$104.9	$211.5	$748.6	$44.1	$(272.9)	$235.5
Profit for the period from discontinued operations	(5.5)	(179.2)	(775.8)	(119.0)	(7.7)	(93.5)

Profit/(loss) for the period from continuing operations	99.4	32.3	(27.2)	(74.9)	(280.6)	142.0
Income tax (benefit)/expense	28.3	(107.2)	(77.7)	(19.0)	(22.5)	57.1

Profit/(loss) before tax	127.7	(74.9)	(104.9)	(93.9)	(303.1)	199.1
Net finance costs	99.0	236.4	279.0	288.0	102.4	34.8

Operating profit/(loss)	226.7	161.5	174.1	194.1	(200.7)	233.9
Amortization	89.9	93.5	124.2	128.0	35.4	11.2
Depreciation	72.3	87.4	112.7	134.1	37.4	83.1

EBITDA	388.9	342.4	411.0	456.2	(127.9)	328.2
Inventory uplift	—	—	—	—	125.7	—
Share-based incentives	17.7	38.1	44.4	78.3	63.4	16.1
Transaction costs	—	—	—	0.6	78.2	40.1
Impairments	2.4	3.1	3.1	38.0	—	—
Restructuring costs	18.5	17.5	26.8	38.8	3.6	8.0
Net loss/(gain) on disposals and on the exit of businesses	0.3	(0.1)	0.6	(60.8)	—	(7.1)
Compensation for the impact of the return of capital on share-based incentive scheme awards	—	—	22.7	—	—	—

Adjusted EBITDA	$427.8	$401.0	$508.6	$551.1	$143.0	$385.3

*	Presented on a comparable basis (see note 3A to our audited consolidated financial statements and note 1 to our unaudited condensed consolidated financial statements included elsewhere in this prospectus)

The following tables contain reconciliations of the operating profit or loss to the Adjusted EBITDA of each of the Group’s continuing operating segments for Fiscal 2012, Fiscal 2011, Q4 2010, and 9M 2010:

Successor

9M 2013

$ million	Operating profit/(loss)	Amortization	Depreciation	Compensation for the impact of the return of capital	Share- based incentives	Transaction costs	Impairments	Net restructuring costs	(Gain)/ loss on disposals and on the exit of businesses	Adjusted EBITDA
Gates:
– Gates North America	$149.8	$51.3	$27.9	$—	$2.4	$—	$1.7	$12.1	$0.1	$245.3
– Gates EMEA	68.3	17.5	14.5	—	1.3	—	—	(1.0)	0.8	101.4
– Gates APAC	64.4	17.2	21.1	—	1.6	—	—	0.2	—	104.5
– Gates South America	9.2	2.2	4.0	—	0.2	—	—	0.3	—	15.9

	291.7	88.2	67.5	—	5.5	—	1.7	11.6	0.9	467.1
Aquatic	(3.9)	1.3	3.9	—	0.1	—	—	0.1	—	1.5
Corporate	(60.1)	0.4	0.9	—	12.1	—	0.7	6.8	(0.6)	(39.8)

Total ongoing	227.7	89.9	72.3	—	17.7	—	2.4	18.5	0.3	428.8

Exited segments	(1.0)	—	—	—	—	—	—	—	—	(1.0)

Total continuing operations	$226.7	$89.9	$72.3	$—	$17.7	$—	$2.4	$18.5	$0.3	$427.8

9M 2012*

$ million	Operating profit/(loss)	Amortization	Depreciation	Compensation for the impact of the return of capital	Share- based incentives	Transaction costs	Impairments	Net restructuring costs	(Gain)/ loss on disposals and on the exit of businesses	Adjusted EBITDA
Gates:
– Gates North America	$138.2	$51.4	$32.5	$—	$5.5	$—	$2.4	$11.1	$—	$241.1
– Gates EMEA	48.8	17.1	19.4	—	2.8	—	0.2	2.2	—	90.5
– Gates APAC	52.7	21.2	24.2	—	2.8	—	—	3.6	—	104.5
– Gates South America	1.7	2.3	5.4	—	0.4	—	—	1.1	—	10.9

	241.4	92.0	81.5	—	11.5	—	2.6	18.0	—	447.0
Aquatic	(12.4)	1.2	5.1	—	0.2	—	—	0.5	—	(5.4)
Corporate	(67.4)	0.3	0.8	—	26.4	—	0.4	—	(0.1)	(39.6)

Total ongoing	161.6	93.5	87.4	—	38.1	—	3.0	18.5	(0.1)	402.0

Exited segments	(0.1)	—	—	—	—	—	0.1	(1.0)	—	(1.0)

Total continuing operations	$161.5	$93.5	$87.4	$—	$38.1	$—	$3.1	$17.5	$(0.1)	$401.0

*	Presented on a comparable basis (see note 1 to our unaudited condensed consolidated financial statements included elsewhere in this prospectus)

Fiscal 2012*

$ million	Operating profit/(loss)	Amortization	Depreciation	Compensation for the impact of the return of capital	Share-based incentives	Impairments	Net restructuring costs	(Gain)/ loss on disposals and on the exit of businesses	Adjusted EBITDA
Gates:
—Gates North America	$164.2	$68.5	$41.8	$—	$6.5	$2.4	$17.8	$—	$301.2
—Gates EMEA	62.1	22.9	24.7	—	3.4	0.2	2.5	(0.2)	115.6
—Gates APAC	69.1	27.6	31.5	—	3.4	—	5.4	—	137.0
—Gates South America	2.6	3.1	6.7	—	0.6	—	1.4	—	14.4

	298.0	122.1	104.7	—	13.9	2.6	27.1	(0.2)	568.2
Aquatic	(14.7)	1.6	6.4	—	0.2	—	0.7	—	(5.8)
Corporate	(108.4)	0.5	1.6	22.7	30.3	0.4	—	—	(52.9)

Total ongoing	174.9	124.2	112.7	22.7	44.4	3.0	27.8	(0.2)	509.5

Exited Businesses	(0.8)	—	—	—	—	0.1	(1.0)	0.8	(0.9)

	$174.1	$124.2	$112.7	$22.7	$44.4	$3.1	$26.8	$0.6	$508.6

*	Presented on a comparable basis (see note 3A to our audited consolidated financial statements included elsewhere in this prospectus)

Fiscal 2011*

$ million	Operating profit/(loss)	Amortization	Depreciation	Share-based incentives	Transaction costs	Impairments	Net restructuring costs	(Gain)/ loss on disposals and on the exit of businesses	Adjusted EBITDA
Gates:
—Gates North America	$136.7	$67.5	$43.9	$9.7	$0.2	$0.1	$26.8	$(1.1)	$238.8
—Gates EMEA	54.3	24.2	26.7	1.3	—	—	11.0	(0.4)	117.1
—Gates APAC	85.1	28.0	30.1	0.5	—	—	3.9	0.1	147.7
—Gates South America	(0.7)	3.5	7.7	—	—	—	2.5	—	13.0

	275.4	123.2	108.4	11.5	0.2	0.1	44.2	(1.4)	561.6
Aquatic	(51.0)	1.6	7.6	0.4	—	37.5	(0.1)	—	(4.0)
Corporate	(120.7)	0.4	0.4	66.1	0.4	—	4.1	(4.8)	(54.1)

Total ongoing	103.7	125.2	116.4	78.0	0.6	37.6	48.2	(6.2)	503.5

Exited Businesses	90.4	2.8	17.7	0.3	—	0.4	(9.4)	(54.6)	47.6

	$194.1	$128.0	$134.1	$78.3	$0.6	$38.0	$38.8	$(60.8)	$551.1

*	Presented on a comparable basis (see note 3A to our audited consolidated financial statements included elsewhere in this prospectus)

Pro forma Fiscal 2010*

$ million	Operating profit/(loss)	Amortization	Depreciation	Share-based incentives	Transaction costs	Net restructuring costs	(Gain)/ loss on disposals and on the exit of businesses	Adjusted EBITDA
Gates:
—Gates North America	$142.5	$71.7	$41.3	$12.8	$0.1	$2.4	$(6.0)	$264.8
—Gates EMEA	19.4	23.6	31.0	3.8	—	3.0	1.7	82.5
—Gates APAC	81.4	26.4	27.9	2.6	0.2	—	—	138.5
—Gates South America	17.8	3.4	8.3	0.5	—	—	—	30.0

	261.1	125.1	108.5	19.7	0.3	5.4	(4.3)	515.8
Aquatic	(9.5)	1.9	8.8	0.5	—	0.1	(3.2)	(1.4)
Corporate	(103.8)	0.2	0.2	48.4	—	2.0	2.3	(50.7)

Total ongoing	147.8	127.2	117.5	68.6	0.3	7.5	(5.2)	463.7

Exited businesses	26.0	5.5	28.5	0.3	—	4.1	(1.9)	62.5

	$173.8	$132.7	$146.0	$68.9	$0.3	$11.6	$(7.1)	$526.2

*	Presented on a comparable basis (see note 3A to our audited consolidated financial statements included elsewhere in this prospectus)

Q4 2010*

$ million	Operating (loss)/profit	Amortization	Depreciation	Share-based incentives	Transaction costs	Inventory uplift	Net restructuring costs	Adjusted EBITDA
Gates:
—Gates North America	$(25.6)	$19.2	$10.4	$11.3	$—	$52.5	$(0.9)	$66.9
—Gates EMEA	(28.7)	6.1	7.9	3.7	—	33.7	(1.3)	21.4
—Gates APAC	(6.8)	7.2	7.4	2.5	—	29.1	—	39.4
—Gates South America	(3.4)	0.9	2.1	0.6	—	5.6	—	5.8

	(64.5)	33.4	27.8	18.1	—	120.9	(2.2)	133.5
Aquatic	(4.0)	0.5	2.1	0.4	—	0.2	—	(0.8)
Corporate	(135.2)	—	—	44.7	78.2	—	2.0	(10.3)

Total ongoing	(203.7)	33.9	29.9	63.2	78.2	121.1	(0.2)	122.4

Exited businesses	2.6	1.5	7.5	0.2	—	4.6	3.8	20.6

	$(201.1)	$35.4	$37.5	$63.4	$78.2	$25.7	$3.6	$143.0

*	Presented on a comparable basis (see note 3A to our audited consolidated financial statements included elsewhere in this prospectus)

Predecessor

9M 2010*

$ million	Operating profit/(loss)	Amortization	Depreciation	Share-based incentives	Transaction costs	Net restructuring costs	(Gain)/ loss on disposals and on the exit of businesses	Adjusted EBITDA
Gates:
—Gates North America	$169.4	$4.7	$23.2	$3.1	$0.1	$3.3	$(6.0)	$197.8
—Gates EMEA	34.4	2.0	16.7	1.0	0.8	4.3	1.7	60.9
—Gates APAC	79.7	3.7	15.2	0.3	0.2	—	—	99.1
—Gates South America	20.9	0.1	3.0	0.2	—	—	—	24.2

	304.4	10.5	58.1	4.6	1.1	7.6	(4.3)	382.0
Aquatic	(3.0)	—	5.3	0.2	—	0.1	(3.2)	(0.6)
Corporate	(90.8)	0.2	0.2	11.1	39.0	—	2.3	(38.0)

Total ongoing	210.6	10.7	63.6	15.9	40.1	7.7	(5.2)	343.4

Exited businesses	23.3	0.5	19.5	0.2	—	0.3	(1.9)	41.9

	$233.9	$11.2	$83.1	$16.1	$40.1	$8.0	$(7.1)	$385.3

*	Presented on a comparable basis (see note 3A to our audited consolidated financial statements included elsewhere in this prospectus)

Adjusted EBITDA margin

Adjusted EBITDA margin is a non-GAAP measure that represents Adjusted EBITDA expressed as a percentage of sales.

We use Adjusted EBITDA margin to measure the success of our businesses in managing their cost base and improving profitability.

$ million	Successor					Predecessor
	9M 2013	9M 2012*	Fiscal 2012*	Fiscal 2011*	Q4 2010*	9M 2010*
Continuing operations
Sales	$2,327.8	$2,331.6	$3,037.3	$3,426.4	$900.2	2,443.4
Adjusted EBITDA	427.8	401.0	508.6	551.1	143.0	385.3
Adjusted EBITDA margin (%)	18.4%	17.2%	16.7%	16.1%	15.9%	15.8%

*	Presented on a comparable basis (see note 3a to our audited consolidated financial statements and note 1 of our unaudited condensed consolidated financial statements included elsewhere in this prospectus)

Adjusted Net Income

Adjusted Net Income is a non-GAAP measure, which represents profit or loss for the period attributable to equity shareholders before the impact of profit or loss from discontinued operations, amortization of Acquisition-related intangible assets, amortization of deferred debt costs, income tax charge or benefit less net cash tax paid, restructuring costs and certain other specific items (such as severance costs, fees paid to the sponsors and legal costs unrelated to normal operations) that are considered to hinder comparison of the trading performance of our businesses either year-on-year or with other businesses.

We use Adjusted Net Income to measure our overall profitability as it reflects more clearly our cash earnings generation by capturing the actual cash tax paid or received rather than our tax charge or benefit as presented in the income statement. It also excludes the non-cash impacts of the amortization of intangible assets recognized as a result of the Acquisition and the amortization of deferred debt costs. We therefore believe that the presentation of Adjusted net income enhances the overall understanding of the financial performance of our business.

Adjusted Net Income excludes items that may have a significant effect on our profit or loss and should, therefore, be used in conjunction with, not as substitutes for, profit or loss for the period attributable to equity shareholders. Management compensates for these limitations by separately monitoring this comparable IFRS metric.

The following table reconciles the profit for the period attributable to equity shareholders, a directly comparable GAAP measure, to Adjusted Net Income for each of the periods presented:

	Successor					Predecessor
($ million)	9M 2013	9M 2012	Fiscal 2012	Fiscal 2011	Q4 2010	9M 2010
Profit/(loss) for the period attributable to equity shareholders	$84.6	$194.0	$725.5	$14.8	$(273.8)	$209.3
Profit for the period from discontinued operations	(5.5)	(179.2)	(775.8)	(119.0)	(7.7)	(93.5)
Amortization of Acquisition intangible assets	87.2	89.5	119.3	121.7	32.4	—
Amortization of deferred debt costs	25.0	43.9	61.6	91.0	2.9	—
Income tax expense/(benefit)	28.3	(107.2)	(77.7)	(19.0)	(22.5)	57.1
Net cash income taxes paid	(60.9)	(44.9)	(63.1)	(82.1)	(14.6)	(27.8)
Restructuring costs	18.5	17.5	26.8	38.8	3.6	8.0
Other net income adjustments	6.3	(2.4)	(0.6)	16.6	1.7	0.4

Adjusted Net Income/(Loss)	$183.5	$11.2	$16.0	$(62.8)	$(278.0)	$153.5

Management uses net debt, rather than the narrower measure of net cash and cash equivalents which forms the basis for the consolidated cash flow statement, as a measure of the Group’s liquidity and in assessing the strength of the Group’s balance sheet.

Net debt represents the net total of:

•	the principal amount of the Group’s borrowings (bank overdrafts and bank and other loans);

•	the carrying amount of finance lease obligations;

•	the carrying amount of cash and cash equivalents and collateralized cash (included in trade and other receivables); and

•	the fair value of the foreign currency derivatives that are held to hedge foreign currency translation exposures.

Net debt may be analyzed as follows:

$ million	As at September 28, 2013	As at December 31, 2012	As of December 31, 2011
Total operations
Borrowings:
—Bank overdrafts	$(5.7)	$(2.9)	$(5.5)
—Bank and other loans	(1,788.8)	(1,921.6)	(2,814.4)
Obligations under finance leases	(2.5)	(2.6)	(2.8)

Debt	(1,797.0)	(1,927.1)	(2,822.7)
Cash and cash equivalents	323.2	431.3	480.0
Collateralized cash	12.4	14.2	17.7
Foreign currency derivatives	0.1	—	0.2

Net debt	$(1,461.3)	$(1,481.6)	$(2,324.8)

Critical accounting policies

Details of the Group’s significant accounting policies are set out in note 3 to the Group’s audited consolidated financial statements included elsewhere in this prospectus.

When applying the Group’s accounting policies, management must make assumptions, judgments and estimates concerning the future that affect the carrying amounts of assets and liabilities at the balance sheet date, the disclosure of contingencies that existed at the balance sheet date and the amounts of revenue and expenses recognized during the accounting period. Management makes these assumptions, estimates and judgments based on factors such as historical experience, the observance of trends in the industries in which the Group operates and information available from the Group’s customers and other outside sources. Due to the inherent uncertainty involved in making assumptions, estimates and judgments, the actual outcomes could be different. An analysis of the key sources of estimation uncertainty at the balance sheet date that have a significant risk of causing a material adjustment to the carrying amounts of the Group’s assets and liabilities within the next fiscal year is presented below.

Pension and Other Post-Retirement Benefits

The Group operates pension plans throughout the world, covering the majority of its employees. Pension benefits are provided by way of both defined contribution plans and defined benefit plans. The Group’s defined benefit pension plans are closed to new entrants. The Group also provides other post-employment benefits, principally health and life insurance cover, to certain of its employees in North America by way of unfunded defined benefit plans.

The Group accounts for post-employment benefits in accordance with IAS 19 ‘Employee Benefits’, whereby the cost of defined benefit plans is determined based on actuarial valuations of the plans that are carried out annually at the Group’s balance sheet date. The actuarial valuations are dependent on assumptions about the future that are made by management on the advice of independent qualified actuaries.

If actual experience differs from these assumptions, there could be a material change in the amounts recognized by the Group in respect of defined benefit plans in the next financial year.

As at December 31, 2012, the present value of the benefit obligation was $1,275.7 million. The benefit obligation is calculated using a number of assumptions including future salary increases, increases to pension benefits, mortality rates and, in the case of post-employment medical benefits, the expected rate of increase in medical costs. The present value of the benefit obligation is calculated by discounting the benefit obligation using market yields on high-quality corporate bonds at the balance sheet date. As at December 31, 2012, the fair value of the plan assets was $1,116.5 million.

The plan assets consist largely of listed securities and their fair values are subject to fluctuation in response to changes in market conditions.

Effects of changes in the actuarial assumptions underlying the benefit obligation, effects of changes in the discount rate applicable to the benefit obligation and effects of differences between the expected and actual return on the plan assets are classified as actuarial gains and losses and are recognized in other comprehensive income. During 2012, the Group recognized a net actuarial loss of $104.9 million. Further actuarial gains and losses will be recognized during the next financial year.

An analysis of the assumptions that will be used by management to determine the cost of defined benefit plans that will be recognized in profit or loss in the next financial year is presented in note 35 to the Group’s audited consolidated financial statements included elsewhere in this prospectus.

Impairment of Non-Current Assets

Goodwill, other intangible assets and property, plant and equipment are tested for impairment whenever events or circumstances indicate that their carrying amounts might be impaired. Additionally, goodwill and other intangible assets that have indefinite useful lives are subject to an annual impairment test. Due to the nature of the Group’s operations, it is generally not possible to estimate the recoverable amount for individual long-lived assets and impairment tests are usually based on the value in use of the cash-generating unit, or CGU, or group of CGUs to which the asset belongs.

Value in use represents the net present value of the cash flows expected to arise from the relevant CGU or group of CGUs and its calculation requires management to estimate those cash flows and to apply a suitable discount rate to them.

Management bases the estimated cash flows of the CGU or group of CGUs on assumptions such as the future changes in sales volumes, future changes in selling prices, and future changes in material prices, salaries and other costs. Management determines a discount rate for each CGU or group of CGUs using a capital asset pricing model, which is based on variables including the applicable risk-free interest rates and, for determining the cost of equity, the long-term equity risk premium and the assumed share price volatility relative to the market and, for determining the cost of debt, the assumed credit risk spreads.

As at December 31, 2012, the carrying amount of long-lived assets was $3,469.9 million. Impairment losses may be recognized on these assets within the next financial year if there are adverse changes in the variables and assumptions underlying the estimated future cash flows of the CGUs or the discount rates that are applied to those cash flows. The sensitivity of the carrying amount of goodwill to the key assumptions underlying the value in use calculations is discussed in note 20 to the Group’s audited consolidated financial statements included elsewhere in this prospectus.

Inventory

Inventories are stated at the lower of cost and net realizable value, with due allowance for excess, obsolete or slow-moving items. Net realizable value is based on current assessments of future demand, market conditions and new product development initiatives. As at December 31, 2012, the carrying value of inventories was $476.8 million, net of allowances of $35.8 million. Should demand for the Group’s products decline during the next financial year, additional allowances may be necessary in respect of excess or slow-moving items.

Financial Instruments

Derivative financial instruments are recognized as an asset or a liability measured at their fair value at the balance sheet date. The fair value of derivatives continually changes in response to changes in prevailing market conditions and applicable credit risk spreads.

Where permissible under IAS 39, the Group uses hedge accounting to mitigate the impact of changes in the fair value of derivatives on profit or loss but the Group’s results may be affected by changes in the fair values of derivatives where hedge accounting cannot be applied or due to hedge ineffectiveness.

Workers’ Compensation

Provision is made for claims for compensation for injuries sustained by the Group’s employees while at work. The Group’s liability for claims made but not fully settled is calculated on an actuarial basis. Historical data trends are used to estimate the liability for unreported incidents. As at December 31, 2012, the workers’ compensation provision amounted to $11.2 million.

Further provision may be necessary within the next financial year if the actual cost of settling claims exceeds management’s estimates.

Environmental Liabilities

Provision is made for the estimated cost of known environmental remediation obligations in relation to the Group’s current and former manufacturing facilities. Cost estimates include the expenditure expected to be incurred in the initial remediation effort and, where appropriate, in the long-term monitoring of the relevant sites. Management monitors for each remediation project the costs incurred to date against expected total costs to complete and operates procedures to identify possible remediation obligations that are presently unknown.

As at December 31, 2012, the provision for environmental remediation costs amounted to $7.2 million. Further provision may be necessary within the next financial year if actual remediation costs exceed expected costs, new remediation obligations are identified or there are changes in the circumstances affecting the Group’s legal or constructive remediation obligations. The majority of the environmental provisions are currently expected to be utilized during 2013 and 2014.

Product Warranties

Provision is made for the estimated cost of future warranty claims on the Group’s products. Management bases the provision on historical experience of the nature, frequency and average cost of warranty claims and takes into account recent trends that might suggest that the historical claims experience may differ from future claims. As at December 31, 2012, the Group’s provision for warranty claims amounted to $12.4 million. Further provision may be necessary within the next financial year if actual claims experience differs from management’s estimates.

The majority of the warranty provisions are expected to be utilized during 2013 and 2014, with the remainder estimated to be utilized within the next five years.

Product Liability

Provision is made for the expected costs and liabilities in relation to product liability claims. In establishing such provisions the Group takes into account the relevant facts and circumstances of each matter and considers the advice of its legal and other professional advisers.

As at December 31, 2012, the provision for product liability claims amounted to $14.2 million. The ultimate liability for potential claims may be dependent upon the discovery of facts that are currently uncertain, the outcome of litigation proceedings and possible settlement negotiations.

Taxation

The Group is subject to income tax in most of the jurisdictions in which it operates. Management is required to exercise significant judgment in determining the Group’s provision for income taxes.

Estimation is required of taxable profit in order to determine the Group’s current tax liability. Management’s judgment is required in relation to uncertain tax positions whereby additional current tax may become payable in the future following the audit by the tax authorities of previously-filed tax returns. It is possible that the final outcome of these uncertain tax positions may differ from management’s estimates.

Estimation is also required of temporary differences between the carrying amount of assets and liabilities and their tax base. Deferred tax liabilities are recognized for all taxable temporary differences but, where there exist deductible temporary differences, management’s judgment is required as to whether a deferred tax asset should be recognized based on the availability of future taxable profits. As at December 31, 2012, the Group recognized net deferred tax liabilities amounting to $484.7 million. Deferred tax assets of $1,070.1 million were not recognized in respect of tax losses carried forward ($991.3 million) and tax credits carried forward ($78.8 million). It is possible that the deferred tax assets actually recoverable may differ from the amounts recognized if actual taxable profits differ from management’s estimates.

As at December 31, 2012, the aggregate amount of temporary differences associated with investments in subsidiaries for which deferred tax liabilities have not been recognized was $1,134.4 million. Deferred tax liabilities have not been recognized on these temporary differences because the Group is able to control the timing of their reversal and it is not probable that they will reverse in the foreseeable future. Income tax may become payable on these temporary differences if circumstances change, for example upon the repatriation of assets from the subsidiaries concerned or on the sale or liquidation of one or more of them.

Recently Issued Accounting Standards

Recently-issued accounting pronouncements that may be relevant to the Group’s operations but have not yet been adopted are outlined below. Management has not yet completed its assessment of these pronouncements and is therefore not currently able to estimate reliably the impact of their adoption on the Group’s results or financial position.

IFRS 9 “Financial Instruments”

In November 2009, the IASB issued IFRS 9 which represents the first phase of its replacement of IAS 39 and introduces new requirements for the classification and measurement of financial assets and removes the need to separately account for certain embedded derivatives.

IFRS 9 is effective for annual periods commencing on or after January 1, 2015 with earlier adoption permitted.

Amendments to IAS 32 “Financial instruments: Presentation” and IFRS 7 “Financial instruments: Disclosures”

In December 2011, the IASB issued amendments to IAS 32 to clarify the application of rules for offsetting financial instruments. The revisions focused on the meaning of “currently has a legally enforceable right of set-off”, the application of simultaneous realization and settlement, the offsetting of collateral amounts and the unit of account for applying the offsetting requirements.

Amendments were concurrently made to IFRS 7 to require disclosure of information about financial instruments that have been set off in accordance with IAS 32. The amendments also require disclosures around financial instruments that are subject to enforceable master netting arrangements and similar agreements even if they are not set off under IAS 32.

The amendments to IFRS 7 are effective on a retrospective basis for annual periods commencing on or after January 1, 2013, while the amendments to IAS 32 are effective for annual periods commencing on or after January 1, 2014, also on a retrospective basis.

Credit Risk

We are exposed to credit risk on financial instruments to the extent our counterparty fails to perform certain duties as required under the provisions of an agreement. We only transact with counterparties having an appropriate credit rating for the risk involved. Credit exposure is managed through credit approval and monitoring procedures.

Concentration of credit risk can result primarily from trade receivables, for example, with certain customers operating in the same industry or customer groups located in the same geographic region. Credit risk related to these types of receivables is managed through credit approval and monitoring procedures. In 9M 2013, we wrote off $0.1 million in bad debt on total sales of $2,327.8 million.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to various types of market risks including the effects of adverse fluctuations in foreign currency exchange rates, adverse movements in commodity prices for products we use in our manufacturing and adverse changes in interest rates. To reduce our exposure to these risks, we maintain risk management controls and policies to monitor these risks and take appropriate actions to attempt to mitigate such forms of market risks.

Further information and quantitative analysis is included in Notes 33 and 34F of the Group’s audited consolidated financial statements included elsewhere in this prospectus.

Foreign Currency Exchange Rate Risks

We have global operations and thus make investments and enter into transactions denominated in various foreign currencies. Our operating results are impacted by buying, selling and financing in currencies other than the functional currency of our operating companies. From time to time, we may enter into currency derivative contracts to manage currency transaction exposures. Information on the Group’s exposure to currency risk is presented in notes 26, 28, 30, 33 and 34F to the Group’s audited consolidated financial statements.

Interest Rate Risk

We are subject to interest rate market risk in connection with our long-term debt. Our primary interest rate exposure relates to outstanding amounts under our senior secured credit facilities. As at September 28, 2013, the principal amount outstanding under our variable rate senior secured credit facilities was $1,427.8 million. We also had additional availability of $300.0 million under the revolving portion of our senior secured credit facility. Information on the Group’s exposure to interest rate risk is presented in note 28, 30 and 34E to the Group’s audited consolidated financial statements included elsewhere in this prospectus.

Commodity Price Risk

We purchase certain raw materials that are subject to price volatility caused by fluctuations in supply and demand as well as other factors. To help mitigate the impact of higher commodity prices and volatility, we have multiple-source and geographically diverse procurement policies and endeavor to negotiate commodity supply contracts that fix prices for quarterly or annual periods in order to reduce the impact of price volatility. In addition, we continue to negotiate with our customers to provide for the sharing of increased raw material costs. From time to time, we may enter into commodity contracts to manage our exposure to changes in commodity prices.

BUSINESS

Company Overview

We are the world’s leading manufacturer of power transmission belts and a premier global manufacturer of fluid power products. We estimate that for the twelve months ended September 28, 2013 approximately 55% of our sales were derived from products and geographies in which we have the leading market share position and approximately 85% in which we maintain a top three position. Our highly engineered products are critical components used in diverse industrial and automotive applications where the cost of failure is very high relative to the cost of our products. We provide a differentiated value proposition to our customers by offering a complete portfolio of premium product and service solutions for both replacement and first-fit applications across our targeted end markets, which encompass process and specialty, construction, agriculture, energy, transportation, and automotive. For the twelve months ended September 28, 2013, approximately 63% of our sales were generated from a diverse set of replacement markets globally, which provide significant earnings resiliency. We sell our products globally under the Gates brand, which is recognized by distributors, original equipment manufacturers, or OEMs, and installers as the premium brand for quality and technological innovation, a reputation which we have built for over a century since the Company’s founding in 1911.

We are diversified by product, customer, geography and end market. Our product portfolio consists of over 580,000 stock keeping units, which we believe represents the broadest range of power transmission belts and fluid power products in the markets we serve. We maintain long-standing relationships with the leading distributors of replacement industrial and automotive parts, as well as OEMs, in every region of the world, with some of our longest customer relationships exceeding 50 years. Our top 10 customers represented less than 30% of our sales for each of 2012 and 2011. Our products are sold in over 120 countries around the world, with our largest region being North America, representing approximately 47% of our sales for the twelve months ended September 28, 2013. We also have a long-established and growing presence in emerging markets, and we believe we are well-positioned to capitalize on the growth trends in these regions. Details on our revenue for the twelve months ended September 28, 2013 by selected key countries within each of our operating segments are as follows:

Sales By Region / Country
North America	EMEA

Asia Pacific	South America

In addition to our geographical diversification, we serve a number of diverse industrial end markets with exposure to a variety of demand drivers that in aggregate enhance our earnings stability. We believe that our premier global brand, market leadership and differentiated value proposition allow us to generate sales growth in excess of our end market growth. We plan to grow our sales in existing industrial end markets with solutions that leverage our global brand, existing product portfolio and manufacturing and distribution capabilities. Continuous new product innovation and our long-standing presence in emerging markets will also drive incremental growth. We generate strong margins by selling highly engineered products at premium prices and running a lean organization with a low-cost footprint. We further enhance our margins with a culture of continuous improvement. Our capital light business model maintains substantial operating leverage, which yields strong free cash flow and attractive returns on invested capital.

Our History

On October 1, 1911, Charles Gates, Sr. purchased the Colorado Tire and Leather Company, a manufacturer of steel-studded bands of leather that attached to tires to extend their mileage. In 1917, the Company changed its name to the International Rubber Company and commercialized the V-belt, which used rubber and woven threading instead of rope belts, which were more commonly used at that time. The Company was re-named Gates Rubber Company in 1919, and entered a period of domestic expansion to become the largest manufacturer of V-belts. In 1963, the Gates Rubber Company built its first of many international facilities in Erembodegem, Belgium and in 1970 formed a joint venture with the Nitta Corporation to expand into Asian markets. In 1986 Gates acquired the Uniroyal Power Transmission Company and became the world’s largest synchronous/timing belt manufacturer, firmly establishing our growth path in the Asia-Pacific region.

In 1996, the Gates Rubber Company was acquired by a publicly held British-based engineering firm, Tomkins plc, ending 85 years of family ownership. Gates was part of a series of acquisitions made by Tomkins in the 1980s and 1990s. In addition to Gates, Tomkins held a portfolio of industrial and building products assets. Other industrial operations held by Tomkins included Schrader Electronics, Dexter Axle, Ideal and Plews & Edelmann. Building products operations included Air Systems Components Inc, Ruskin, Hart & Cooley and Aquatic.

In 2002, James Nicol joined Tomkins as Group CEO and implemented a strategy of closing inefficient operations and divesting under-performing and lower margin businesses, while also acquiring businesses with complementary products and services.

On September 24, 2010 Tomkins was acquired by the Sponsors. Under the Sponsors’ ownership, Tomkins continued its strategy of refining its portfolio by selling or separating a number of businesses in a series of transactions that resulted in a group that is almost exclusively comprised of the standalone Gates business. During Fiscal 2011 we sold Plews & Edelmann, the Powertrain segment, Dexter Chassis and Ideal and during Fiscal 2012 we sold the Schrader Electronics and Schrader International businesses, Dexter and the Air Distribution business.

Our Markets

We serve a diverse set of end markets, encompassing both industrial and automotive applications, selling through both replacement and first-fit channels globally. For each of the last three fiscal years, approximately 60% of our sales were generated from replacement markets, with the remaining sales totaling approximately 40% from first-fit applications. Within industrial, our end market focus includes process and specialty, construction, agriculture, energy, transportation and others. Our total sales to industrial end markets have grown over the last three years, a trend we believe will continue. Our automotive end market encompasses light-vehicle applications. In each of the last three fiscal years more than 60% of our global automotive sales derived from replacement products positioned at the premium end of the market.

We believe our market positions in selected end markets are as follows. Market share amounts are approximate and based on management estimates.

We estimate that for the twelve months ended September 28, 2013 approximately 55% of our sales are derived from products and geographies in which we have the leading market share position and approximately 85% in which we maintain a top three position.

We have aligned our global footprint and resources to efficiently capitalize on the continued growth of emerging markets. We believe that growth in these markets will be driven by a combination of factors that include rising industrial production and infrastructure development, expanding car ownership and the development of organized replacement channels. In Fiscal 2010, our sales into emerging markets, as defined by the International Statistical Institute, were $629 million. For the twelve month period ending September 28, 2013, our sales into these countries were $710 million, representing 12.9% growth over Fiscal 2010 sales. Excluding translational currency effects, the growth in sales into these countries from Fiscal 2010 to the twelve month period ending September 28, 2013 was approximately 20%.

Industrial Markets (47% of sales)

Our industrial end markets represented 47% of our sales for the twelve months ended September 28, 2013. More than 60% of our industrial sales, or 29% of our total sales, for the twelve months ended September 28, 2013, were generated from products sold to the industrial replacement market. The harsh environment in which our critical components often operate drives our robust product replacement business. Our products are generally replaced due to a number of key factors, including normal wear and tear, accelerated replacement to take advantage of labor efficiencies (for example, our parts may be replaced as part of ongoing maintenance to the broader systems in which they are a part of) and risk mitigation as the cost of our components is low relative to the cost of application failure.

We generated 18% of sales for the twelve months ended September 28, 2013 from products sold to the industrial first-fit market. This market is driven by global OEM production volumes across our core end markets. In developed markets, OEM production volumes are expected to benefit from the continued improvement in industrial production and other end market-specific factors such as increased demand for energy efficient products. In emerging markets, we expect the first-fit market to benefit from continued investment in infrastructure and general economic development.

The large, diverse and global nature of the industrial markets we serve provides attractive opportunities for growth. We focus on end markets that we believe have significant addressable growth potential and allow us to leverage our global brand, existing manufacturing capacity and distribution capabilities. Our industrial sales and marketing function is organized by end-use verticals. This alignment helps us to provide industry-specific solutions and expertise to customers and allows us to gain insights into customer needs in current and adjacent applications. Based on estimates from industry sources, as well as our own analysis, we estimate our incremental sales opportunity in our industrial markets to be approximately $12 billion. In 2013, we have generated over $250 million of annual run-rate sales from new business wins in our targeted industrial markets.

We believe that we have significant opportunity to grow sales in many industrial markets. For example, sales growth in the global construction equipment end market is driven by the continuing urbanization of emerging markets. We also believe that we have significant opportunities to grow sales in process and specialty end markets, which include general manufacturing, lawn and garden, food processing and other markets. Due to our global presence, we are well positioned to take advantage of a pickup in industrial production, a key driver of our general manufacturing end market. Similarly, we are positioned to grow within truck and bus end markets, particularly in Europe, due to our existing relationships with key OEM customers. We believe that underinvestment in truck fleets during the recession, as well as the need to comply with ever-higher standards of emissions and efficiency will drive continued replacement and first-fit demand. Finally, we also see significant opportunities in agriculture, energy and mining end markets. We believe increased demand for food production as well as farm mechanization will drive higher spend on agricultural equipment (particularly hydraulics), while a trend towards natural resource extraction in harsher environments, as well as technological advances such as hydraulic fracturing will drive higher spend on extraction equipment.

We are actively investing in new product development aimed at meeting identified customer and market needs. Our new product pipeline includes a number attractive products meant for the industrial markets:

•	Selective catalytic reduction, or SCR, hose targeted at the transportation and infrastructure and agriculture markets. We use patent-pending carbon fiber technology that allow new diesel engine designs to meet lower nitrous oxide emissions requirements;

•	Roughneck rotary hose targeted at the oil and gas industry. Our Roughneck rotary hose is one of the few lines of oil and gas hoses that meet the industry’s strict requirements for performance in temperature range, working pressure and available sizes; and

•	G-Force carbon belts targeted at the 2-wheeler and recreational vehicle markets. Our G-Force belts use proprietary carbon-tensile cord to meet manufacturer requirements for strength and weight.

Below is a summary of key demand drivers for our industrial end markets:

•	Continued recovery in the level of industrial production and industry capacity utilization, both of which remain below long-term averages in North America and Europe;

•	Recovering levels of construction activity driving demand for construction equipment and related replacement parts;

•	Continued emerging market growth and infrastructure investment, particularly in China, driving demand for construction equipment and related replacement parts;

•	The rising importance of Chinese and Indian manufacturers of construction and agricultural equipment as exporters;

•	Increased oil and gas exploration;

•	Investment in commercial vehicle, truck and bus fleets as the global economy continues to recover from the recession; and

•	Evolving regulatory requirements related to reduced emissions and increased fuel economy.

Industrial Customers

We maintain relationships with many large global industrial replacement distributors that value our leading global brand, extensive distribution network and comprehensive product portfolio that meets the needs of equipment operators.

We also have developed strong, long-term relationships with many of the world’s leading manufacturers of industrial equipment. In general, our industrial first-fit customers value our scale because they tend to manufacture across various geographies. Our presence in China and other emerging markets is also particularly valuable in winning business from both local, rising suppliers, as well as North American and European manufacturers that are expanding their production in these countries. In addition, these customers value our strong technical and innovation capabilities.

The table below provides a sample of some of our industrial customers.

	Industrial Replacement	Industrial First-Fit

Americas
EMEA
Asia

Automotive Replacement Markets (34% of sales)

For the twelve months ended September 28, 2013, we generated 34% of sales from the automotive replacement market. We are the leading provider of replacement automotive belts globally, and we believe we are well-positioned to benefit from favorable end market trends. The size and age of the global car parc are key drivers of our automotive replacement sales. In developed markets, the decline in auto sales during the recent recession has resulted in higher average vehicle age. According to industry sources, the average age of light vehicles in the United States stands at a record 11.3 years. In Europe, the average age of light vehicles has followed a similar trend and currently stands at 8.4 years, as measured by ACEA. Additionally, our long-standing presence in emerging markets such as China, India, Eastern Europe and Russia, among others, positions us well to benefit from high growth in these regions as their replacement channels continue to develop. For example, according to industry sources, the car parc in China is expected to grow at a CAGR of 12% through 2020.

The automotive replacement market is characterized by a stable underlying demand for products, which is influenced more by non-discretionary preventative maintenance than economic conditions. As such, spending in the automotive replacement market is usually relatively resilient during economic downturns. We believe the demand for our products in the automotive replacement market will continue to be driven by:

•	increases in the car parc, especially in emerging markets;

•	vehicle usage, often measured by miles driven, which drives vehicle wear; and

•	an increase in the average age of the car population, particularly in emerging markets.

The global car parc stands at 1,016 million units in 2013. According to industry sources, it is expected to grow by 291 million units, or a CAGR of 3.7%, through 2020. North America accounted for 29% of the total car parc in 2013, Europe 33% and Asia 28%. The highest expected growth rate through 2020 is in China, which is forecasted to grow at a CAGR of 12%. China’s car parc, which is currently 128 million cars, is projected to grow by 153 million cars and become the largest car parc in the world by 2020.

Miles driven in the United States, as measured by the US Federal Highway Administration, has grown in all but two of the last 25 years, and experienced a CAGR of 1.6% over this same period. For the nine months ending September 30, 2013, miles driven grew by 1.5% relative to the prior year, which we believe is supported by lower fuel prices towards the end of 2013 and improving consumer confidence.

Our automotive distribution customers partner with us because we offer a differentiated value proposition, which includes:

•	A global, industry leading brand associated with original equipment-level quality that pulls end users to our customers;

•	Breadth of product line—we believe we carry the broadest and most complete product portfolio of any supplier in the industry, and we believe product availability translates directly into customer sales;

•	Extensive cataloging of parts—we provide our customers with catalogs, which include our broad product offering that we actively manage and update;

•	National scale—we are able to rapidly deliver needed parts to customers, regardless of location; and

•	One of the largest in-field sales organizations—we provide extensive technical training and tools, educating both our customers and technicians.

We believe that the growth of the emerging markets automotive replacement represents a significant opportunity for our business. As an example, based on our analysis of industry sources, we believe the annual growth rate of the 5 to 12 year-old vehicle segment of the car parc in China is projected at 22% through 2020. The structure of the replacement market distribution network in China has traditionally been fragmented and composed of smaller players. As emerging markets mature, we will benefit from our established presence and our existing relationships with the largest and most successful distributors.

Automotive Replacement Customers

We have long-standing relationships many of the leading auto parts distributors around the world. We expect our sales to increase as these customers continue to grow their business and consolidate their industries. We focus on the rapidly growing “do-it-for-me” sector of the replacement market. This sector is highly fragmented, consisting of thousands of technicians who perform maintenance work on passenger cars. This market is serviced by our customers, who typically are medium to large national and regional distributors of repair and replacement auto parts. As cars become more complex, we expect this sector will continue to grow at the expense of the “do-it-yourself” segment.

The table below provides a sample of our global auto replacement customers.

Automotive Replacement Customers

Americas

EMEA

Asia

Automotive First-Fit Market (19% of sales)

For the twelve months ended September 28, 2013, we generated 19% of sales from the automotive first-fit end market, principally from belts and related metal drive products. Demand for our products in this end market is directly related to vehicle production in the geographic regions where our strategy includes having a more significant automotive first-fit presence. For the twelve months ended September 28, 2013, 86% of our automotive first-fit sales were to customers located outside of North America, primarily in Asia and Europe. A large portion of our automotive first-fit sales are from emerging markets where replacement channels are less developed. We believe our first-fit presence provides brand validation and a growing installed base, positioning us to benefit from growth in the car parc of emerging markets.

Industry sources forecast that engine production will grow at a CAGR of 4.0% over the next five years to 2018, with Asia accounting for 45.5% of the production over this period, with a CAGR of 7.0%. Europe and North America are expected to grow by 3.7% and 2.1%, respectively. However, as we only target selected automotive first-fit business, our sales growth may not track increases or decreases in global automotive production volumes.

We believe that the demand for our products in the automotive first-fit end market will continue to be driven by:

•	The level of vehicle production in the geographic regions where our strategy includes having a more significant automotive first-fit presence;

•	Our ability to secure positions on desired new vehicle platforms relative to our competitors; and

•	Evolving regulatory requirements related to reduced emissions and increased fuel economy.

Our products are found in 9 of the top 25 most popular engine platforms produced from 2008 to 2012. Our belts can be found in over 20% of all vehicles produced worldwide. Our highest volume automotive first-fit products are used in Accessory Belt Drive Systems, or ABDS. ABDS refers to the system used to drive multiple peripheral devices in the automotive engine, such as the alternator, power steering pump, water pump, air conditioning compressor and air pump. ABDS systems consist of a single, continuous belt, typically a V-belt or Micro-V belt, as well as an idler pulley and a tensioner.

In 2013, the total global first-fit ABDS market was approximately $1.5 billion. The growth of the ABDS market is driven by overall levels of engine production. Gates content per engine ranges from $40 to $50. ABDS systems face no immediate competing technologies or alternative approaches in providing power to engine peripherals.

We are the leading supplier of automotive first-fit Synchronous Belt Drive Systems, or SBDS. SBDS refers to the belts and related metal components used in engines to control camshafts that open and close valves during engine operation. The timing belt has teeth that turn the camshaft in time with the crankshaft. We estimate the annual global demand for SBDS systems to be in excess of $730 million.

SBDS systems compete with metal chain systems, which are also used by manufacturers on some engine platforms to operate valve/cam shaft timing. Belt systems meet customer durability demand while having a number of performance advantages, including lower noise, vibration and harshness, or NVH, greater fuel efficiency and no need for lubrication.

Technology Trends in Automotive First-Fit

Evolving consumer preferences and recent regulations have made products that enhance fuel economy a growth area for automotive first-fit suppliers, which we believe will benefit our business. Many of the products that we sell to the automotive first-fit end market have been shown to improve fuel economy, which positions us well to benefit from this trend.

There is also a similar trend among the automotive first-fit manufacturers to reduce overall engine NVH. A number of our products have been designed to provide these improvements.

The following table summarizes the products we have introduced into the automotive first-fit market in response to trends in the industry, which satisfy fuel efficiency and NVH requirements.

Technology Description
Electric Power Assist Steering	• Electric Power Assisted Steering replaces hydraulic steering system • Reduced fuel consumption and CO2 emissions • Gates belt modular system in development in partnership with Kongsberg Automotive

Start-Stop Technology

•   Belt driven starter-generator that allows the engine to shut down when stopped

•   Alternator-motor developed by Valeo and driven by Gates latest Micro-V belt

•   Reduce CO2 emissions up to 15% in congested urban traffic

QMT Belts	• A new patented belt technology that reduces NVH across a broad range of conditions • Elimination of 100 metric ton grind dust since start of production

Automotive First-Fit Customers

We sell our products to most of the major global auto manufacturers, smaller and growing Asian car makers and to tier-1 suppliers. Our automotive first-fit sales are weighted outside of North America, with the largest portion of twelve months ended September 28, 2013 sales occurring in Asia Pacific (50% of total automotive first-fit sales) and EMEA (31%). North America represented 14% of our automotive first-fit sales and 6% of our total sales for each of the twelve months ended September 28, 2013. The North American market generally prefers larger displacement engines that use timing chains instead of belts. EMEA and Asia, on the other hand, tend to prefer smaller displacement, higher efficiency engines that use timing belts.

The table below provides a sample of our global first-fit customers.

Automotive First-Fit Customers

Asia

EMEA

Americas

Our Products

Our highly engineered products are sold under the Gates brand in all geographies and end markets and fall into two broad categories: Power Transmission and Fluid Power. The Power Transmission category includes rubber belts and the related tensioner and other metal drive components used to efficiently transfer motion in a broad range of industrial and automotive applications. Power Transmission products represented approximately 65% of our total sales for the twelve months ended September 28, 2013. Fluid Power products include hoses and fittings designed to withstand high pressure and used in hydraulic applications, industrial fluid transfer and custom-design hoses used to convey fluids in engines. Our Fluid Power products are sold primarily into industrial markets and represented approximately 35% of our total sales for the twelve months ended September 28, 2013.

All of our products are critical to the functioning of the equipment in which they are found and are highly engineered and designed to meet specific performance and durability criteria. Our total product portfolio consists of over 580,000 SKUs. The design and manufacture of our products requires extensive technical and manufacturing know-how and experience in order to provide the consistently high levels of performance and quality we deliver. The Gates value proposition extends beyond the premium quality products we offer. Our sales and marketing organization offers customer training on installation and early identification of wear and tear on components. We also work closely with OEMs to develop new products and technologies that eventually carry over to the replacement market. We believe we provide industry-leading delivery times for our products, and have the broadest portfolio of power transmission and fluid power products in the end markets we serve. These characteristics are critical to distributors and installers, who require timely access to a wide range of products as they need the correct component in order to serve their customers. If distributors and installers do not have access to such components, they lose the sale. Through a long history of devoting considerable focus to customer engagement and training, product innovation and best-in-class order fulfillment, we consistently maintain high levels of customer satisfaction, which further entrenches our customers’ loyalty.

Power Transmission Products

We are the leading manufacturer of power transmission belts globally, and we believe we have the broadest product range available. Our belts are classified by their general design into V-belts and synchronous belts; in addition, we also manufacture metal drive products and automotive replacement kits.

V-Belts (37% of Power Transmission sales for the twelve months ended September 28, 2013)

V-belts are Gates’ highest volume products and are used in a broad range of industrial and automotive applications. V-belts, which draw their name from the shape of their profile, are made of proprietary rubber formulations and usually are reinforced with embedded cords. We were a pioneer in the manufacturing of the V-belt, and today we believe we are one of the world’s largest providers, offering a broad range of heavy-duty, light-duty and specialty belt drives. We also manufacture “ribbed” V-belts, which are belts made up of lengthwise grooves, under the “Micro-V” line. This design results in a thinner belt for the same drive surface, making it more flexible. The added flexibility offers improved efficiency through lower friction. In industrial end markets, V-belts (including Micro-V-belts) have a wide variety of applications including use in industrial engines, truck, bus and marine engines, forestry and mining equipment and processing and production lines. In automotive applications, our V-belts transfer power from the crankshaft to accessory drive components such as the alternator, air conditioning compressor, power steering and water pumps.

V-Belt	Micro V-Belt	Accessory Belt Drive System Belt

Synchronous Belts (30% of Power Transmission sales for the twelve months ended September 28, 2013)

Synchronous belts, also known as timing belts, are non-slipping mechanical drive belts. They have teeth molded onto the inner surface and they run over matching toothed pulleys or sprockets. Synchronous belts experience no slippage and are often used to transfer motion for indexing or timing purposes. They are typically used instead of chains or gears and have a number of advantages over these alternatives, including:

•	Lower noise

•	No lubrication required

•	More efficient performance

•	Better durability

•	More compact design

Our synchronous belts are made of a flexible polymer over fabric reinforcement and are often built with Kevlar, aramid and carbon fibers. Examples of industrial applications include use in heating and air conditioning systems, food processing and bottling plants, mining and agricultural equipment and robotics. In automotive applications, synchronous belts are used to synchronize the rotation of engine crankshaft to camshaft due to engine combustion in a valvetrain system.

We helped pioneer the use of rubber synchronous belts, and we believe we are now the largest manufacturer of synchronous belts in the world.

Industrial Polychain Carbon GT	Automotive Timing Belt

Metal Drive Products (23% of Power Transmission sales for the twelve months ended September 28, 2013)

We manufacture and sell the tensioners and idlers used in industrial and automotive belt drive systems. These products are designed and engineered to work efficiently with our belts. Tensioners are devices that maintain a constant tension in the belt drive system, thereby ensuring proper function and preventing loss of power or system failure. Tensioners typically employ a spring that places pressure along the belt for an intricate hold, while still allowing enough movement for vibration and to prevent stretching. Idlers, which sometimes also perform as tensioners, are used to take up extra belt length.

ABDS Tensioner	Idler

Automotive Replacement Kits (10% of Power Transmission sales for the twelve months ended September 28, 2013)

Our automotive replacement kits include all of the parts needed by an automotive service shop to perform a replacement of one of our products. Kits are created for specific makes and models and usually include belts, tensioners, idlers and will sometimes also include water pumps as they are often replaced when a timing belt is replaced. Our belt kits are convenient for service technicians as they eliminate the need for more complicated product sourcing. On a comparable quantity basis, kits typically sell at a premium to a loose belt and single tensioner. We believe we have one of the broadest assortments of replacement kits available.

Fluid Power Products

Hydraulic Hose and Fittings (68% of Fluid Power sales for the twelve months ended September 28, 2013)

We believe our hydraulic product line is recognized as a leader in high-performance, reliability, safety and durability. We provide a full selection of hose sizes and construction types to satisfy individual customer working requirements and conditions.

Hydraulic hoses are made of synthetic rubber and reinforced with braided or spiral wound wire or a textile-based yarn and typically operate at very high pressures, often in extreme environmental conditions. Hoses are designed for use in specific mechanical applications and require high levels of quality and performance.

Our fittings product line is engineered to match the product performance of our hydraulic hoses. The high-pressure nature of hydraulic systems requires connectors with similarly high levels of performance to those found in our hydraulic hoses. The ultimate performance of the hydraulic assembly depends not only on how well the components are made, but on how well they complement each other. Our hydraulic hoses and fittings are used in construction, agricultural and forestry equipment, as well as food and other processing lines.

Our connector product line includes a wide assortment of sizes, crimping systems and materials; our coupling designs are protected by a range of patents.

Wire Spiral Hose	Wire Braid Hose	Coupling	Hose Fitting	Tube Assemblies

Industrial Hose (11% of Fluid Power sales for the twelve months ended September 28, 2013)

Our industrial hose product line is used in a diverse range of industrial applications. We offer a wide range of premium industrial hoses available in a broad range of materials, sizes and constructions. Industrial hose applications include:

•	Air conveyance

•	Petroleum transfer and dispensing

•	Food and beverage conveyance

•	Materials handling

•	Water conveyance

•	Pressure washers

•	Steam

•	Marine applications

Acid Chemical and Material Handling Hoses	Marine Hose	Air, Water and Multi-Purpose Hoses	Food and Beverage Hose

Engine Hoses (21% of Fluid Power sales for the twelve months ended September 28, 2013)

Our engine hose product range is developed for use in industrial (first-fit and replacement) and auto replacement markets. We believe we have one of the broadest ranges of product line coverage for virtually all engine fluid systems. Gates also enjoys several engine hose patents which protect our innovative technologies. Engine system applications for which Gates provides solutions include:

•	Coolant (radiator, heater)

•	Air System (turbocharger, intake, vacuum, crankcase ventilation)

•	Fuel

•	Oil (transmission oil cooling, power steering)

•	Emissions / Diesel Exhaust Filtration System

Radiator and Heater Hoses	Fuel Hose	Emissions / Diesel Exhaust Filtration Hoses	Air System Hoses	Transmission Oil Cooler Hoses and Assemblies

Sales and Marketing and Distribution Organization

Our sales and distribution operations are structured to serve our customers efficiently across the globe. Our field representatives possess local knowledge of product and application requirements. This network allows us to meet our customers’ product availability requirements with short lead times. Our global sales and service support team helps reinforce customer and distributor relationships. These sales and distribution capabilities provide an enduring competitive advantage and are not easy to replicate. Our global presence makes it difficult for smaller regional and low-cost country manufacturers to penetrate our markets. We have combined the sales and marketing organization for both power transmission and fluid power products and reorganized to focus on end markets and customers, which we believe will help us drive further penetration in our end markets, enhance cross-selling opportunities and enhance the efficiency of our business.

Manufacturing

We have a global manufacturing footprint and regional service model that enable us to operate efficiently and effectively in proximity to our customers. The majority of our products are manufactured in the region in which they are sold. We operate 63 manufacturing facilities and seven major technical centers with a presence in 29 countries throughout the world. Our in-country deployment of manufacturing and technical resources enables us to meet customer needs rapidly and satisfy regional variations in product preference. Our scale allows us to service global customers on a world-wide basis.

Competition

We operate in highly competitive markets and industries. We offer our products and solutions across numerous and varied end markets and geographies through our 126 locations in 29 countries. Consequently, we have many competitors across our various markets and product offerings. These competitors and the degree of competition vary by geographic scope, end market, customer application (replacement vs. first fit) and product. Certain of our competitors are companies or divisions or operating units of large companies that may have greater financial and other resources than we do, and a potential customer could view that as an advantage for such competitor.

Although each of our segments has many competitors, no single competitor competes with us with respect to all of our products, solutions, channels and end markets. We believe that our products are technologically superior and of better quality than those of our competitors. We differentiate ourselves on the basis of product performance, quality, customer support and training and product availability. We also employ a highly knowledgeable and effective field service and value-added sales organization.

Our Global Operations

Information concerning our operations by region is set forth below.

	As at December 31, 2012		As at December 31, 2011
In millions	Number of Manufacturing Locations	Sales	Number of Manufacturing Locations	Sales
North America	27	$1,357.9	28	$1,287.3
EMEA	24	733.4	26	803.3
APAC & India	17	679.5	17	708.7
South America	3	152.0	3	156.7

Total	71	$2,922.8	74	$2,956.0

Research, Development and Intellectual Property

We maintain engineering centers around the world and provide advanced product, process and manufacturing support for our manufacturing plants and provide our customers with local engineering capabilities and design and development on a global basis. As of September 28, 2013, we employed over 400 engineers around the world. Expenditures for research and development activities were $50.3 million and $56.6 million for Fiscal 2012 and Fiscal 2011, respectively. We believe that our extensive engineering and product expertise, combined with our emphasis on continuing market relevant innovation allow us to bring successful new products to market and to solve problems for our customers. We believe that continued research and development activities are essential to driving growth for our business.

We maintain a large portfolio of patents and trademarks in the operation of our business. While no individual patent or group of patents, taken alone, is considered critical to our business, collectively our patents and trademarks provide meaningful protection for our products and technical innovations. As of September 28, 2013, our patent portfolio included over 2,500 patents, including several hundred pending patent applications. Our trademark portfolio consists of over 4,000 registered, published and pending trademarks.

Materials and Suppliers

For Fiscal 2012, we purchased over $1.2 billion of materials and components from outside suppliers. The largest elements of our direct spending consisted of polymers and machined or cast metal components, representing 12% and 7% of our total spend, respectively. We procure our raw materials from a variety of suppliers around the world. Generally, we seek to obtain materials in the regions where our products are manufactured to minimize transportation and other costs. As of September 28, 2013, we have not experienced any significant shortages of raw materials and normally do not carry inventories of raw materials in excess of those required to meet our production schedules.

We are continually seeking to manage commodity and raw material costs using various strategies, including working with our suppliers to mitigate costs, exploring material substitution opportunities, combining purchase requirements across regions and changing suppliers when appropriate. See “Risk Factors—Risks Related to Our Products—If we are unable to obtain raw materials at favorable prices in sufficient quantities, or at the time we require them, our operating margins and results of operations may be adversely affected.”

Employees

As of September 28, 2013, we employed approximately 14,300 employees worldwide, with over 6,100 in North America, 3,100 in EMEA, 3,800 in APAC and 900 in South America. We employed approximately 250 employees at the corporate center. There have been no significant work stoppages or labor disputes involving Gates’ employees in any of the last five years. Some of Gates’ employees are members of labor unions and over many years Gates has been able to maintain successful relationships with the unions and employment organizations. Management believes that it has a good relationship with Gates’ employees. Certain of our employees are subject to collective bargaining agreements, in particular, with the Sheet Metal Workers Union in the US and Canada. To date, employee relations have been flexible and constructive as we have pursued lean manufacturing in our plants. In the US, there have not been any strikes or material work stoppages or business interruptions in over 15 years. There have been several minor work stoppages with respect to our European, Brazilian and Indian employees, but short work stoppages are common in those jurisdictions.

Various restructuring initiatives were undertaken in 2012 and 2013 that resulted in a reduction in workforce due to the closure of our facility in Ashe County, North Carolina and the right sizing of our executive team in October 2012 and June 2013 due to the disposition of various business units and transition to a regional organization structure.

Employee involvement and communication programs continue to be developed and are designed to provide equal opportunity to all, irrespective of sex, race, religion or color. Gates endeavors to provide equality of opportunity in recruiting, training, promoting and developing the careers of disabled persons.

Properties

Gates operates from 126 locations in 29 countries across the Americas, Europe, Asia, and Australia. Our corporate operations center is located in Denver, Colorado. We also maintain regional headquarters in Denver, Colorado, Erembodegem, Belgium, Shanghai, China and Sao Paulo, Brazil.

As of December 31, 2012, the carrying amount of Gates’ property, plant and equipment was $693.2 million. Included in property, plant and equipment are land and buildings with a total carrying value of $231.2 million, representing Gates’ owned manufacturing facilities, service centers, distribution centers and offices, which are located in 13 countries throughout the world, predominantly in North America. These 31 owned facilities cover approximately 5.3 million square feet and include 23 manufacturing or service centers. Gates leases a further 95 locations, which cover 6.3 million square feet and include 63 manufacturing or service centers. Gates continues to improve and replace properties when considered appropriate to meet the needs of its individual operations. Currently, our capacity utilization rate is approximately 65%.

The table below provides an analysis of the geographic spread of Gates’ property, plant and equipment (excluding assets held for sale).

Location	Approximate Square Feet	Other Activities	Owned or Leased
Administrative facilities:
ARGENTINA Av Del Libertador 359/ 450/472/498 20th Floor Norte, Buenos Aires, Capital Federal C101ABR	3,229		Lease
AUSTRALIA 1-15 Hydrive Close, Victoria, New South Wales	49,999		Owned
BELGIUM SkylinE40 Floor 4 (part), Floor 5 & 6, Erembodegem, Aalst 9320	33,670		Lease
BRAZIL Rua Florida No. 1703 Suite 111 and 112, Sao Paul,	3,746		Lease
CANADA 225 Henry Street, Brantford, ON N3S 7R4	15,000		Lease
CANADA 3299 St Etienne Blvd Main & 2nd Floor, Windsor, ON N8W 5E1	6,722		Lease
CANADA 4120 Yonge St Unit #304, Toronto, ON M2P 2B5	2,486		Lease
CHINA Fortune Gate, 1701 Beijing Road West Level 21, Unit 2102, Shanghai, Shanghai	2,685		Lease
GERMANY Eisenbahnweg 50, Aachen, Nordrhein-Westfalen, D-52068	84,217	R&D	Owned
INDIA Building #10, Tower C 3rd floor, Gurgaon, 122002	8,009		Lease
JAPAN 1-17-23 Meieki-Minami 11th floor, Nakamura-ku, Nagoya-shi 450-0003	1,136		Lease
JAPAN 2-1 Ginza, Chuo-ku, Tokyo	1,845		Lease
JAPAN 4-26, Sakuragawa 4-chome 9th Floor, Naniwa-ku, Osaka, 556-0022	3,340		Lease
LUXEMBOURG 23-25 Rue Notre Dame Suite L-2240	1,292		Lease
MEXICO Avenida Vasco de Quiroga No 3200, Office B1, Centro Ciudad de Sante Fe, C.P. 01210 D.F.	19,780		Lease
NETHERLANDS Leidseweg 37; N-2252 LA, Voorschoten	300		Lease
RUSSIA Kosmodamianskaya Nab. 52 Bld. 4, Moscow	2,766		Lease
SINGAPORE 1 Changi South Street 3 Unit# 01-01, Singapore, 486477	2,922		Lease
TAIWAN 2-1 Industrial 2nd RD, Tauyoun	8,568		Lease
TAIWAN No. 96 , Section 2, Chung Shan North Road Room 1005; Floor 10, Taipei	2,657		Lease
UNITED KINGDOM 17 Hartfield Road 1st floor, London, SW19 3SE	5,665		Lease
UNITED STATES 1551 Wewatta Street, Denver, CO 80202	285,197		Lease
UNITED STATES 15751 SW 41st Street 100, Davie, FL 33331	7,234		Lease
Manufacturing facilities:
AUSTRALIA 101 Pruen Road Workshop #1, Darwin, Northern Territory	17,545	Warehouse	Lease
AUSTRALIA 101 Pruen Road Workshop #2, Darwin, Northern Territory	24,972	Warehouse	Lease
AUSTRALIA 101 Sheffield Road Units 1 and 2, Perth, Western Territory	22,680	Warehouse	Lease
BAHRAIN 1 Gate 2141, Road 1638, Hidd Town 116, Hidd, Bahrain	1,500		Lease

BAHRAIN Arab Shipbuilding and Repair Yard Company, Hidd	5,000	Warehouse	Lease
BRAZIL Gates do Brasil Ind. E Com, Praca Charles Gates, 1, Jacarei - SP, Sao Paulo 12306-090	137,424	Warehouse	Owned
BRAZIL Gates do Brasil,-Av. Santa Maria 600, Jacarei -SP, Sao Paulo 12328-320	231,695	Warehouse	Owned
CANADA 3303 St. Etienne Blvd., Windsor, ON N8W 5E1	44,100	Warehouse	Lease
CHINA #51 Jialingjiang Road ETDZ, Yantai, Shandong 264006	170,039		Owned
CHINA 128 Zhong Yuan Road Plant #2, Suzhou, Jiangsu 215126	226,044	Warehouse	Ground Lease
CHINA 15 Hai Tang Street Plant #1, Suzhou, Jiangsu 215021	125,701	Warehouse/R&D	Ground Lease
CHINA 233 Hushen Road Area A & B, #21 Warehouse, Shanghai	50,131	Warehouse	Lease
CHINA 99 Mid-Huaihe Road (Econ & Tech Devel Zone), Dalian	23,769		Lease
CHINA No. 11 Kohler Rd., Changzhou	975,426	Warehouse/Office	Ground Lease
CZECH REPUBLIC Detmarovicka 409/1 733 01, Karvina - Stare Mesto	162,945	Warehouse/Office	Lease
FRANCE 111 Rue Francis Garnier-BP 37, Nevers Cedex, France 58027	131,106	Warehouse	Owned
FRANCE B.P. 37 Zone Industrielle, F, Louvres, VAL DOISE 95380	9,397		Owned
GERMANY Escher Heide 4, Bad Münstereifel-Esch, Nordrhein-Westfalen	128,736	Warehouse	Lease
GERMANY Kolumbusstr. 54, Euskirchen, Nordrhein-Westfalen D-53881	32,292		Lease
GERMANY Werner-Von-Siemens-Str. 2, Pfungstadt, Hesse 64319	22,904	Warehouse	Lease
INDIA Ambala - Chandigarh Highway P.O. Lalru - 140501, Punjab, Punjab	283,384	Warehouse	Owned
INDIA Plat No. 133-1334, Sector 59, Part II, Faridabad, Haryana 121006	22,731	Warehouse/Office	Lease
INDIA Pondur A. Sriperumbudur Plot No. F19, Kancheepuram District, Tamil Nadu	60,278		Lease
ITALY Via Senigallia 18 Int. 2- Blocco A - Edificio 1, Milano	5,382		Lease
JAPAN 172 Ikezawa-cho, Yamatokoriyama City, Nara Prefecture 639-1032	188,907	R&D	Lease
KOREA 1006-7, Doksan-dong, Geumcheon-gu, Seoul 153-010	11,517	Office/Warehouse/ R&D	Lease
KOREA 29-195 Bonri-ri, Nongong-eup, Dal-Sung Gun, Taegu 711-855	111,572		Owned
MEXICO Av. Primero de Mayo esq. Madame Curie s/n, Toluca, EM 50070	306,429	Warehouse	Owned
MEXICO Blvd Aeropuerto Miguel Aleman No 164, Lerma, EM	107,548		Lease
POLAND UI. Jaworzynska 301, 59-220, Legnica	207,530	Warehouse/Office	Owned
RUSSIA 23 A Kommunalnaya Street, Moscow	66,236	Warehouse	Lease

SAUDI ARABIA Khalida #5, Khalida District Storage Units 1, 2, 3, 4, Dammam Al Khobar	27,017	Warehouse	Lease
SINGAPORE 1 Changi South St 3 Level 1 & 2, Singapore, 486477	14,200	Warehouse/Office	Lease
SINGAPORE 40 Gul Circle, Singapore, 629575	29,289	Office	Ground Lease
SPAIN Gates S.A. Poligono Industrial Les Malloles 08660, Barcelona	121,633	Warehouse/Office	Owned
THAILAND 64/86 Moo 4 T. Pluakdang A. Pluakdang Office No. 5, Rayong, 21140	158,636	Warehouse	Owned
TURKEY Ege Serbest Bolgesi, Ayfer, Sok, B1A Modulu, Gaziemir, 35410	275,696	Warehouse	Ground Lease
UNITED ARAB EMIRATES Ali Free Zone, Plot No S20110 (Land Lease), Jebel Ali, Dubai	141,492		Lease
UNITED ARAB EMIRATES Berth #13, Mina Khalid, P.O. Box 21327, Sharjah	13,563		Lease
UNITED ARAB EMIRATES Indl Area - Plot No. 3/111, Street No. 11; Gate 14 (PO Box 20582), Doha, Qatar	7,212		Lease
UNITED ARAB EMIRATES MO 0214/5 731B Street; JAFZA, Jebel Ali, Dubai	27,448	Office	Ground Lease
UNITED ARAB EMIRATES Plot No 2M-10 (Land Lease), Hamriya, Sharjah	107,639	Office	Ground Lease
UNITED ARAB EMIRATES ST70, M20/1-9-ST59 (PO Box 8543), Mussafah, Abu Dhabi	435,500		Lease
UNITED ARAB EMIRATES WIZ-2 Nos. 12 & 14, Ras Al Khaimah	6,701	Warehouse	Lease
UNITED ARAB EMIRATES WIZ-8, No. 05, Ras Al Khaimah	3,350	Warehouse	Lease
UNITED ARAB EMIRATES Industrial Area 15, (PO Box 63146) Warehouse #2 & #3, Al-Sharjah	9,341	Warehouse	Lease
UNITED KINGDOM 5 Alpha Drive Unit 3 - Eaton Socon, St. Neots, Cambridgeshire	96,876	Office/Assembly	Lease
UNITED KINGDOM Tinwald Downs Road, Dumfries, Scotland DG1 1TS	147,854	R&D	Owned
UNITED STATES 3015 LeMone Industrial Boulevard, Columbia, MO 65201	180,800	Office	Owned
UNITED STATES 600 Flato Road, Corpus Christi, TX 78405	12,800		Lease
UNITED STATES 1001 Petty Drive, Versailles, MO 65084	125,000	Office	Owned
UNITED STATES 123A 44th & 121 44th Street, Corpus Christi, TX 78405	40,900	Office/Warehouse	Lease
UNITED STATES 134 44th Street (Lots 9 and 10), Corpus Christi, Texas	7,974	Office	Owned
UNITED STATES 142 44th Street (Lots 11 and 12), Corpus Christi, TX	5,025	Office	Owned
UNITED STATES 1450 Montana Road, Iola, KS 66749	450,000	Warehouse	Owned
UNITED STATES 150 44th Street (Lots 13 and 14), Corpus Christi, TX	5,025	Office	Owned
UNITED STATES 1650 Rowe Parkway, Poplar Bluff, MO 63901	210,000	Office	Owned

UNITED STATES 1801 N Lincoln, Siloam Springs, AR 72761	287,000	Office/Warehouse	Owned
UNITED STATES 300 College St Road, Elizabethtown, KY 42701	101,000		Owned
UNITED STATES 630 US Hwy 150 E, Galesburg, IL near 61401	500,000	Warehouse/Office	Owned
UNITED STATES 9 Northwestern Drive, Salem, NH 03079	26,600	Office	Lease
UNITED STATES 909 Gates Street NW, Red Bay, AL 35582	104,000	Warehouse	Owned
UNITED STATES 1675 Orchard Drive, Chambersburg, PA 17201	25,530		Lease

Sales facilities:
BRAZIL Rua Antonio Carlos Berta 475 Suites 401 and 402, Porto Alegre, RS	753		Lease
CHINA 1000 Jindian Road Unit 902 No. 16, Pudong New Area, Shanghai 201206	5,700		Lease
CHINA 2-1011, Level 10, Building 16, Chengnan Jiayuan Yi, Fengtai District, Beijing	468		Lease
INDONESIA Ariobimo Sentral 4th Floor 410, Jakarta	237		Lease
THAILAND 2 Ploenchit Center, Floor G 5, Bangkok, 10110	300		Lease
UNITED ARAB EMIRATES 16 Al-Shweiss , Unit No. 401, Al-Shweheal, Fujairah	300		Lease
UNITED STATES 1501 North Harbor Blvd. Suite 104, Fullerton, CA 92835	510		Lease
UNITED STATES 4640 Nicols Road 201, Eagan, MN 55122	1,234		Lease

Research & Development facilities:
UNITED STATES 330 Inverness Drive S, Englewood, CO 80112	86,000	Office	Owned
UNITED STATES 2975 Waterview Drive, Rochester Hills, MI 48309	80,400	Administrative Office	Owned

Warehouse facilities:
BELGIUM Port No 42444A, Korte Mate 1, B-9042, Desteldornk, Gent	538,475		Lease
BELGIUM Skaldenstraat 60, Ghent, 9042	98,705		Lease
CANADA 114 Norfinch Drive Unit 5, Toronto, ON M3N 1P8	11,250		Lease
CANADA 225 Henry Street Building 7, Brantford, ON N3S 7R4	155,472		Lease
CANADA 3400 St. Etienne Blvd., Windsor, ON N8W 5E1	51,241		Lease
CHINA 155 Qian Ren St., Weiting Town, Logistics Park, Suzhou, Jiangsu 215121	101,765		Lease
FRANCE 21 Boulevard Monge, BP 14, Meyzieu Cedex (FR275), RHONE	46,285		Owned
MEXICO Blvd Jose Lopez Portillo #333 Nte. Interior Bodega 207 y 209, Col, General Escobedo, NL 66059	22,819		Lease

MEXICO Calle 17 #316, Merida, YC	13,993	Lease
MEXICO Calle 4 Sur #104, Toluca, EM	78,017	Lease
MEXICO Calle 6 Sin Numero, 54450, Atlacomulco, EM	414,590	Owned
MEXICO Lote 9, Manzana 1 - Circuito Las Misiones Oeste #1, Mexicali, BJ	10,927	Lease
MEXICO Nave 2-B Carreta a San Martin de Las Flores No. 52, Tlaquepaque, JA	33,906	Lease
UNITED ARAB EMIRATES 1J-11/2 Hamriyah Free Trade Zone, Hamriyah	6,609	Lease
UNITED ARAB EMIRATES M20/1-9 ST54 M (20) Plot no. (9-1) Warehouse No. 54, Dhabi	2,411	Lease
UNITED ARAB EMIRATES Open Yard at Khalid Sea Port Sharjah, Port Khalid, Sharjah	52,571	Lease
UNITED ARAB EMIRATES Plot #369-574 Warehouse #2, Al Quoz, Dubai	7,214	Lease
UNITED STATES 1014 S Broadway, Poplar Bluff, MO 63901	106,000	Lease
UNITED STATES 1536 Genesis Rd, Crossville, TN 38555	679,000	Lease
UNITED STATES 1825 N Country Club Drive, Siloam Springs, AR 72761	10,800	Lease
UNITED STATES 1875 N. Country Club Drive, Siloam Springs, AR 72761	20,000	Lease
UNITED STATES 2018 Cedar Street Building 6, Unit 1, Ontario, CA 91761	2,500	Lease
UNITED STATES 2700 Earhart Court, Hebron, KY 41048	325,000	Owned
UNITED STATES 2702 N. State Street, Iola, KS 66749	52,800	Lease
UNITED STATES 302 Fairgrounds Road, Versailles, MO 65084	24,544	Lease
UNITED STATES 508 W Lincoln Warehouse 2, Iola, KS 66749	10,000	Lease
UNITED STATES 609 Laura Lane, Tontitown, AR 72770	58,315	Lease
UNITED STATES 6500 Marbut Road (PO Box 699), Lithonia, GA 30058	255,000	Owned
UNITED STATES 912 Petty Drive, Versailles, MO 65084	52,500	Lease
UNITED STATES 914 Petty Drive, Versailles, MO 65084	12,000	Lease

Environmental

Our operations, products and properties are subject to a variety of federal, state, local, foreign and provincial environmental, health and safety laws and regulations, including those governing the discharge of pollutants into the air or water, the management, storage and disposal of, or exposure to, hazardous substances and wastes, the responsibility to investigate and clean up contamination, product safety, and occupational health and safety. Fines and penalties may be imposed for non-compliance with applicable environmental, health and safety requirements and the failure to have or to comply with the terms and conditions of required permits. Historically, the costs to comply with environmental, health and safety requirements have not been material. However, the failure by us to comply with applicable environmental, health and safety requirements could result in fines, penalties, enforcement actions, third-party claims for property damage and personal injury, requirements to clean up property or to pay for the costs of cleanup, or regulatory or judicial orders requiring corrective measures, including the installation of pollution control equipment or remedial actions.

Under certain laws and regulations, such as the federal US Superfund law, the obligation to investigate and remediate contamination at a facility may be imposed on current and former owners or operators or on persons who may have sent waste to that facility for disposal. Liability under these laws and regulations may be without regard to fault or to the legality of the activities giving rise to the contamination. We are currently performing environmental investigations and remediation at a number of former and current facilities in the United States and Canada, as well as another facility in Belgium. We have incurred and will continue to incur costs to investigate and remediate conditions at those sites. We are also incurring costs associated with contamination at approximately twenty offsite waste disposal sites. We have established reserves of $7.2 million at December 31, 2012 with respect to such remediation and other environmental matters. In the future, we may incur similar liabilities in connection with environmental conditions currently unknown to us relating to our existing, prior, or future sites or operations or those of predecessor companies whose liabilities we may have assumed or acquired. In addition, we are and may from time to time be subject to personal injury and/or property damage lawsuits alleging damages arising from exposure to hazardous materials associated with our current or former operations, facilities or products. See “Risk Factors” for further discussion.

In addition, environmental, health and safety laws and regulations applicable to our business and the business of our customers, and the interpretation or enforcement of these laws and regulations, are constantly evolving and it is impossible to predict accurately the effect that changes in these laws and regulations, or their interpretation or enforcement, may have upon our business, financial condition or results of operations. For example, increasing global efforts to control emissions of carbon dioxide, methane and other greenhouse gases, or GHG, have the potential to impact our facilities, products or customers. Certain countries, states, provinces, regulatory agencies and multinational and international authorities with jurisdiction over our operations have implemented, or are in the process of evaluating options, including so-called “cap and trade” systems, to regulate GHG emissions. The stringency of these measures varies among jurisdictions where we have operations. GHG regulation could increase the price of the energy and raw materials we purchase, require us to purchase allowances to offset our own emissions, or negatively impact the market for the products we distribute. GHG regulation could also negatively affect our customers, in particular those in the oil and gas industry, which is a key demand driver of our industrial end markets and has been a focus of GHG regulation by the US EPA. These effects of GHG regulation could significantly increase our costs, reduce our competitiveness in a global economy or otherwise negatively affect our business, operations or financial results. Should environmental laws and regulations, or their interpretation or enforcement, become more stringent, our costs could increase, which may have a material adverse effect on our business, financial condition and results of operations.

Legal Proceedings

We are, from time to time, party to legal proceedings and claims, which arise in the ordinary course of business, including, in Brazil, ongoing litigation with the State of Sao Paulo Tax Department in respect of tax paid, totaling approximately $60.5 million Brazilian Real (including penalties and interest) as of September 28, 2013. Although the affected business has been sold as part of the Schrader disposal, under the terms of the sale agreement we have provided an indemnity in respect of this litigation. Based on the success of work to date, and legal advice received, management is of the opinion that we are able to rigorously defend its position against virtually all of this particular claim, plus the associated penalty and interest.

We are also, from time to time, party to legal proceedings and claims in respect of environmental obligations, product liability, intellectual property and other matters which arise in the ordinary course of business and against which management believes we have meritorious defenses available.

While it is not possible to quantify the financial impact or predict the outcome of all pending claims and litigation, management does not anticipate that the outcome of any other current proceedings or known claims, either individually or in aggregate, will have a material adverse effect upon our financial position, results of operations or cash flows.

MANAGEMENT

The following table provides information regarding the executive officers and board members that are expected to be in place upon consummation of the offering.

Name	Age	Position
James Nicol	59	Chief Executive Officer and Director Nominee(1)
John Zimmerman	50	Chief Financial Officer and Director Nominee(1)
David Carroll	56	Executive Vice President, Commercial & Corporate Development
Thomas Reeve	56	Executive Vice President, General Counsel
Ken Friedman	43	President, Americas
Piergiorgio Brusco	55	President, EMEA
Paul Lee	49	President, APAC
Sam Blaichman	37	Director Nominee(1)
Shane Feeney	43	Director Nominee(1)
Kosty Gilis	40	Director Nominee(1)
Seth Mersky	54	Director Nominee(1)

(1)	Each noted individual has agreed to become a director and it is expected that such individuals will be appointed to the Board on or prior to closing of this offering.

James Nicol—Chief Executive Officer and Director Nominee

Mr. James Nicol, age 59, has held the position of Chief Executive Officer since joining us in February 2002. Previously, Mr. Nicol was the President and Chief Operating Officer of Magna International Inc., a global automotive parts company. He joined Magna International Inc. in 1987 as Vice-President, Special Projects, following a successful career as a commercial lawyer. Mr. Nicol also founded TRIAM Automotive Inc. in 1992, and he returned to Magna International Inc. as Vice Chairman when it acquired TRIAM Automotive Inc. in 1998.

The Board has concluded that Mr. Nicol should serve as a director because in addition to his demonstrated leadership skills as Chief Executive Officer, he brings to our Board experience and institutional knowledge about Gates from his 11 years with our company and valuable insights on the automotive industry as a result of his 26 years of experience in the industry.

John Zimmerman—Chief Financial Officer and Director Nominee

Mr. John Zimmerman, age 50, has served as our Chief Financial Officer since 2007. He joined us as Vice President of Corporate Development in 1999. Mr. Zimmerman is a Chartered Accountant (S.A.) and practiced from 1987 to 1990 at Deloitte in South Africa. He joined Braxton Associates in Toronto in 1990 and later became a partner at Orenda Corporate Finance in 1995. Mr. Zimmerman currently serves on the Board of Trustees of Kent Denver School.

The Board has concluded that Mr. Zimmerman should serve as a director because in addition to his demonstrated leadership skills as Chief Financial Officer, he brings to our Board experience and institutional knowledge about Gates from his 14 years with our company and his experience in accounting and finance more broadly.

David Carroll—Executive Vice President, Commercial & Corporate Development

Mr. Carroll, age 56, has served as our Executive Vice President, Commercial & Corporate Development since 2007. From 2003 to 2007, he held various positions within the Tomkins organization, mainly in the area of corporate development, and leading several non-Gates businesses (Schrader, Stant, Stackpole, Ideal, Plews, Trico and Aquatics). Prior to joining us, he was Executive Vice President of Marketing and Business Development at Magna International from 2001 to 2003. He has also held senior management positions at Tesma International as Vice President of Business Planning from 1996 to 2001, and Meridian Technologies as Vice President of Marketing and Sales from 1992 to 1996.

Thomas Reeve—Executive Vice President, General Counsel

Mr. Thomas Reeve, age 56, has served as our Executive Vice President, General Counsel since 2011, and is also a member of the Corporate Development team, responsible for overseeing environmental matters and coordinating all worldwide corporate real estate activities. Mr. Reeve originally joined The Gates Corporation in 1998 as a member of the Gates Law Department and later joined Tomkins in 2002 as a member of the Corporate Development Group. Most recently, he served as Executive Vice President of Corporate Development for Tomkins. Prior to joining us, Mr. Reeve was a founding member of a commercial law firm in Denver, and worked for the Los Angeles-based law firm Gibson, Dunn and Crutcher advising on commercial, environmental and employment matters.

Ken Friedman—President, Americas

Mr. Ken Friedman, age 43, has served as our President, Americas since 2012, and is responsible for all business and manufacturing operations in North and South America for the Company. From 2009 to 2012, Mr. Friedman was President of Global Power Transmission and Executive Vice President of Global Operations for the organization. From 1993 to 2009, Mr. Friedman served in a number of key management positions within the Magna International organization, including General Manager of various manufacturing facilities in Mexico.

Piergiorgio Brusco—President, EMEA

Mr. Giorgio Brusco, age 55, has served as our President, EMEA and leads the Company´s regional commercial operations for markets in Europe, the Middle East and Africa (EMEA) since 2012. Mr. Brusco previously served as President of Gates Power Transmission Europe, where he led the Company’s power transmission operations from 2007 to 2011. He has also held other key senior leadership positions within Gates including Vice President, Aftermarket (Europe) from 2004 to 2007, and President, AOE Hose (Europe) from 2003 to 2004.

Paul Lee—President, APAC

Mr. Paul Lee, age 49, has served as our President, APAC since 2012, and leads the Company’s regional commercial operations for the Asia Pacific region, including our joint venture operations: Gates Unitta Asia and Gates Winhere. From 2010 to 2012, Mr. Lee led the power transmission operations in Asia as President of the region. He has held other key leadership roles with the Company including serving as Managing Director of The Gates Corporation, Asia from 2001 to 2005.

Sam Blaichman, Director Nominee

Mr. Sam Blaichman, age 37, serves as a Principal in the Direct Private Equity Group of CPPIB Equity Investments, Inc., or CPPIB Equity, a wholly owned subsidiary of CPPIB, where he focuses on investment opportunities in the industrial sector. Prior to joining CPPIB Equity in 2007, Mr. Blaichman was a management consultant at Bain & Company and before that an investment banker and accountant at CIBC World Markets and PricewaterhouseCoopers. Mr. Blaichman is also a Chartered Accountant and CFA Charterholder. Mr Blaichman currently serves on the board of directors of Air Distribution Technologies Inc.

The Board has concluded that Mr. Blaichman should serve as a director due to his financial expertise as a Chartered Accountant and CFA Charterholder, his experience as a private equity investor evaluating and managing investments in companies across various industries and his demonstrated leadership as a member of the boards of directors of other private companies.

Shane Feeney, Director Nominee

Mr. Shane Feeney, age 43, is a Vice President and the Head of Direct Private Equity Group of CPPIB Equity. In 2010, Mr. Feeney joined CPPIB Equity from Bridgepoint Capital Limited. Prior to joining Bridgepoint Capital Limited, Mr. Feeney was a partner and founding member of Hermes Private Equity Limited’s direct investing business where he was involved in several UK private equity investments between 2003 and 2009. From 1998 through 2003, Mr. Feeney was an Associate Director with Morgan Grenfell Private Equity Limited in London where he worked on numerous European private equity transactions from origination to exit across multiple industry sectors. Mr. Feeney currently serves on the board of directors of Air Distribution Technologies Inc., Livingston International Inc. and Neiman Marcus Group Ltd.

The Board has concluded that Mr. Feeney should serve as a director due to his financial expertise, his experience as a private equity investor evaluating and managing investments in companies across various industries and his demonstrated leadership as a member of the boards of directors of other companies.

Kosty Gilis, Director Nominee

Mr. Kosty Gilis, age 40, currently serves as a Managing Director of Onex, where he focuses on investment opportunities in the industrial products and business services sectors. Prior to joining Onex in 2004, he was a Vice President at Willis Stein & Partners, a Chicago-based private equity firm, and before that, Mr. Gilis served as a management consultant at Bain & Company in their Toronto, Canada and Johannesburg, South Africa offices. Mr. Gilis currently serves on the board of directors of Allison Transmission Holdings, Inc. and Emerald Expositions, Inc.

The Board has concluded that Mr. Gilis should serve as a director due to his demonstrated leadership as a Managing Director of Onex, extensive experience in private equity, knowledge of complex financial and investment issues and insights on the commercial vehicle industry. Mr. Gilis brings to our Board valuable knowledge of finance, corporate governance and operations of other companies.

Seth M. Mersky, Director Nominee

Mr. Seth Mersky, age 54, currently serves as a Senior Managing Director of Onex where he has worked since 1997, focusing on investment opportunities in the diversified industries sector. Prior to joining Onex, he served as Senior Vice President, Corporate Banking with The Bank of Nova Scotia for 13 years, and before that, Mr. Mersky worked for Exxon Mobil Corp. as a Tax Accountant. Mr. Mersky currently serves on the board of directors of Allison Transmission Holdings, Inc., SITEL Worldwide Corporation and BBAM Limited Partnership. He previously served on the board of directors of Spirit AeroSystems, Inc., a major aerostructures manufacturer

The Board has concluded that Mr. Mersky should serve as a director due to his demonstrated leadership as a Senior Managing Director of Onex and his significant experience related to private and public company matters. As a result of his current and past board experience, Mr. Mersky brings to our Board valuable knowledge of finance, corporate governance, compensation programs and operations of other companies.

Foreign Private Issuer and Controlled Company Exemptions

In general, under the corporate governance standards of the stock exchange on which we intend to list our ordinary shares, foreign private issuers, as defined under the Exchange Act, are permitted to follow home country corporate governance practices instead of the corporate governance practices of such stock exchange on which we intend to list our ordinary shares. Accordingly, we intend to follow certain corporate governance practices of our home country, the BVI, in lieu of certain of the corporate governance requirements of the stock exchange on which we intend to list our ordinary shares. Specifically, we do not intend to have a board of directors composed of a majority of independent directors or a Remuneration Committee or Nominating and Corporate Governance Committee composed entirely of independent directors.

For purposes of the rules of the stock exchange on which we intend to list our ordinary shares, we also expect to be a “controlled company.” Controlled companies under those rules are companies of which more than 50% of the voting power for the election of directors is held by an individual, a group or another company. We expect that Onex and CPPIB will continue to control more than 50% of the combined voting power of our ordinary shares upon completion of this offering and will continue to have the right to designate a majority of the members of our Board for nomination for election and the voting power to elect such directors following this offering.

In the event we no longer qualify as a foreign private issuer, we intend to rely on the controlled company exemption under the corporate governance rules of the stock exchange on which we intend to list our ordinary shares. Specifically, as a controlled company, we would not be required to have (i) a majority of independent directors, (ii) a Nominating and Corporate Governance Committee composed entirely of independent directors, (iii) a Remuneration Committee composed entirely of independent directors or (iv) an annual performance evaluation of the Nominating and Corporate Governance and Remuneration Committees.

Therefore, following this offering, for so long as we qualify as a foreign private issuer or are able to rely on the “controlled company” exemption, we will not have a majority of independent directors, our Nominating and Corporate Governance and Remuneration Committees will not consist entirely of independent directors and such committees will not be subject to annual performance evaluations; accordingly, you will not have the same protections afforded to shareholders of companies that are subject to all of the stock exchange rules. The foreign private issuer and controlled company exemptions do not modify the independence requirements for the audit committee, and we intend to comply with the requirements of the Sarbanes-Oxley Act and the stock exchange rules, which require that our audit committee be composed of at least three members, one of whom will be independent upon the listing of our ordinary shares on the stock exchange, a majority of whom will be independent within 90 days of the date of this prospectus, and each of whom will be independent within one year of the date of this prospectus.

Board Composition

Upon completion of the offering, our Board will consist of              members.              will be our Chairman of the Board. Additionally, we expect that we will appoint an additional director concurrent with the consummation of this offering.

The exact number of members on our Board may be modified from time to time exclusively by resolution of our Board, subject to the terms of our shareholders agreement. Our Board is divided into              classes whose members serve             -year terms expiring in successive years. Directors hold office until their successors have been duly elected and qualified or until the earlier of their respective death, resignation or removal.

At each annual meeting of shareholders, the successors to the directors whose terms will then expire will be elected to serve from the time of election and qualification until the              annual meeting of shareholders following such election. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors.

We expect to enter into a shareholders agreement with Onex, CPPIB, members of management who hold ordinary shares and certain other shareholders. Upon the effectiveness of the registration statement pursuant to

the shareholders agreement, our Board will consist of              members, with Onex and CPPIB having the right to designate              and             , respectively, of the Board members. See “Certain Relationships and Related Party Transactions—Stockholders Agreement.”

When considering whether directors and nominees have the experience, qualifications, attributes or skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of our business and structure, the Board focused primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth immediately above. We believe that our directors provide an appropriate diversity of experience and skills relevant to the size and nature of our business.

Board Committees

Our Board directs the management of our business and affairs as provided by BVI law and conducts its business through meetings of the Board and              standing committees: the Audit Committee and the Remuneration Committee. Effective upon completion of this offering, we expect that our Board will also have a Nominating and Corporate Governance Committee. In addition, from time to time, other committees may be established under the direction of the Board when necessary or advisable to address specific issues.

Each of the Audit Committee, the Remuneration Committee and Nominating and Corporate Governance Committee will operate under a charter that will be approved by our Board. A copy of each of these charters will be available on our website upon completion of this offering.

Audit Committee

The Audit Committee, which following this offering will consist of             ,              and             , is responsible for, among its other duties and responsibilities, assisting the Board in overseeing: our accounting and financial reporting processes and other internal control processes, the audits and integrity of our financial statements, our compliance with legal and regulatory requirements, the qualifications and independence of our independent registered public accounting firm, our Code of Business Conduct and Ethics, and the performance of our internal audit function and independent registered public accounting firm. Our Audit Committee is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm.                  will be the chairman of our Audit Committee.

The Board has determined that              is an “audit committee financial expert” as such term is defined under the applicable regulations of the SEC and has the requisite accounting or related financial management expertise and financial sophistication under the applicable rules and regulations of the stock exchange. The Board has also determined that              is independent under Rule 10A-3 under the Exchange Act and the stock exchange standard, for purposes of the audit committee. Rule 10A-3 under the Exchange Act requires us to have a majority of independent audit committee members within 90 days and all independent audit committee members (within the meaning of Rule 10A-3 under the Exchange Act and the stock exchange standard) within one year of the effectiveness of the registration statement of which the prospectus forms a part. We intend to comply with these independence requirements within the appropriate time periods. All members of the Audit Committee are able to read and understand fundamental financial statements, are familiar with finance and accounting practices and principles and are financially literate.

Remuneration Committee

The Remuneration Committee, which following this offering will consist of             ,              and             , is responsible for, among its other duties and responsibilities, reviewing and approving the compensation philosophy for our chief executive officer, reviewing and approving all forms of compensation and benefits to be provided to our other executive officers and reviewing and overseeing the administration of our equity incentive plans.                  will be the chairman of our Remuneration Committee.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee, which following this offering will consist of             ,              and             , is responsible for, among its other duties and responsibilities, identifying and recommending candidates to the Board for election to our Board, reviewing the composition of the Board and its committees, developing and recommending to the Board corporate governance guidelines that are applicable to us, and overseeing Board and Board committee evaluations.                  will be the Chairman of the Nominating and Corporate Governance Committee.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics, which sets out the policies and principles of conduct to be followed by all companies in our group and applies to all executive directors, officers and employees, including the principal executive, financial and accounting officers, as required by Section 406 of the Sarbanes-Oxley Act and the related rules of the SEC.

The Code of Business Conduct and Ethics covers a number of important areas including compliance with anti-trust and competition laws, employee health and safety laws and environmental laws. It also reaffirms our commitment to fair treatment of all employees, ethical and lawful behavior and sets out some general principles, which are important in dealing with suppliers and customers, and with governments and government agencies. The Code of Business Conduct and Ethics emphasizes the importance of employees protecting our intellectual property. The Code of Business Conduct and Ethics contains provisions under which employees can report violations of company policy or any applicable law, rule or regulation, including those of the SEC. Employees in the US have the added protection of Section 806 of the Sarbanes-Oxley Act, which prohibits the discrimination by a company or others against an employee where such violations are reported. The current procedure, which is set out in the Code of Business Conduct and Ethics, provides for information to be given anonymously under conditions of confidentiality. Those employees who come forward and give their name are assured that they will receive the full protection of section 806 and no retaliation will take place. We ensure that the principles are applied, subject to compliance with local employment and other laws.

Waivers to the Code of Business Conduct and Ethics require the approval of the board of the relevant operating company. During Fiscal 2013 there have been no amendments to the code of ethics and no waivers have been either sought or granted. A complete copy of the Code of Business Conduct and Ethics can be viewed on the website www.gates.com.

Compensation

The table below shows compensation paid or payable to Pinafore’s directors and executive officers as of December 31, 2012 in respect of their services to Pinafore, including Mr. Nicol, Mr. Zimmerman, Mr. Power, Mr. O’Halloran (up to November 9, 2012), Mr. Pappayliou (up to March 31, 2011), Mr. Reeve, Mr. Carroll, Mr. Rosenboom, Mr. Haneveer (up to October 1, 2011), Mr. Broekhuis (from October 1, 2011), Mr. Denekamp, Mr. Langelaar and Mr. Hallebeek as of December 31, 2011. The individuals designated as Director A and Director B did not receive compensation from us during any of the periods presented below.

			Successor	Predecessor
	Fiscal 2012 $000s	Fiscal 2011 $000s	Q4 2010 $000s	9M 2010 $000s
Short-term employee benefits:
—Salaries and fees	4,358	4,755	1,121	3,230
—Bonus cash	6,401	6,993	2,609	4,314
—Benefits-in-kind	277	304	71	149
—Social security contributions	20	26	12	27
—Termination benefits	—	376	—	—

	11,056	12,454	3,813	7,720

Share-based and related incentives:
—Retention awards	—	—	3,080	—
—ABIP
Bonus shares	1,482	910	—	557
Deferred shares	3,153	1,821	—	1,113
—Gain on the vesting of PSP awards	—	—	14,979	—
—Gain on the exercise of share options	—	13,088	1,306	173
—Cash compensation in relation to the return of capital	21,398	—	—	—

	26,033	15,819	19,365	1,843

Pension contributions	1,356	1,520	355	1,039

	38,445	29,793	23,533	10,602

Retirement Plans and Incentive Plans and Awards

Retirement Plans

None of the members of senior management who are employees participate or participated in any plan or program that provides pension or other retirement benefits (other than defined contribution plans such as the 401(k) plan in which members of senior management in the US participate). Instead, certain members of senior management who are employees receive a monthly supplemental payment in addition to regular base salary that is intended to allow the executive to make contributions to a personal retirement program of his choice.

Annual Bonus Incentive Plan

In addition to annual base salary, members of senior management who are employees participate in the Annual Bonus Incentive Plan (‘ABIP’). Bonus payments under this plan are determined based upon the amount of bonusable profit for the calendar year. Bonuses are payable quarterly and each member of senior management is entitled to a specified percentage of the applicable bonusable profit. Bonus payments are made in a combination of (i) cash, (ii) ordinary ‘B’ shares (‘B Shares’) or depository receipts in respect of such B Shares (‘Depository Receipts’), and (iii) rights to receive B Shares or Depositary Receipts in the future, subject to the satisfaction of future service requirements (‘Deferred Share Rights’). Senior participants normally receive their bonus as to four-sevenths in cash, one seventh in Bonus Shares and two-sevenths in Deferred Share Rights. Bonus shares vest immediately on grant. Dividends are paid on the Bonus Shares. Deferred awards do not vest until three years after the end of the quarter to which the bonus relates, subject to the participant’s continuing employment by Pinafore at the vesting date. If the participant ceases to be employed by Pinafore, the deferred awards may vest on a pro-rata basis, at the discretion of the board of directors of Pinafore. Dividends are not paid on the Deferred Share Rights until they have vested.

As at December 31, 2012, Deferred Share Rights for 2,911 B Shares were held by Pinafore’s directors and executive officers.

Replacement Options

In connection with a Performance Share Plan (‘PSP’) that existed prior to the Acquisition, certain members of senior management who were not resident in the US elected to cancel their PSP awards in exchange for awards of options to purchase equity interests in Pinafore (the ‘Replacement Options’). The shares covered by each Replacement Option had a market value at the time of the award equal to the market value of the shares subject to the cancelled PSP awards. Certain Replacement Options have been divided into two grants: one to represent the market value at the grant date, which options have a nominal exercise price and are subject to certain value limitations (the ‘Market Value Component’), and the other to reflect appreciation value from the grant date to the time of exercise which options have an exercise price equal to $1,966, or fair value on the grant date (the ‘Appreciation Component’). As at December 31, 2012, an aggregate of 16,020 B Shares are subject to Replacement Options granted to certain of Pinafore’s directors and executive officers (with the shares subject to a Market Value Component and an Appreciation Component being counted together as a single share for this purpose). The Replacement Options will expire on the tenth anniversary of the grant date.

Equity Incentive Plan

Pinafore has established an equity incentive plan under which current and former employees received awards of options to purchase B Shares in Pinafore (the ‘Variable Options’). The percentage of the Pinafore shares available for such options is up to 15% of the ordinary share capital of Pinafore on a fully diluted basis. The Variable Options are divided into three tiers with distinct escalating exercise prices for each tier, allowing the option holders to participate in the aggregate in 9%, 12% and 15%, respectively, of the gains of Pinafore’s equity investors above certain minimum return thresholds.

The equity incentive plan is designed to provide management with an initial 9% of the equity (after coverage of the initial investment made by the Company’s equity investors plus 8% compounded), subject to certain step-ups at higher levels of returns. The Variable Options vest as to 25% on grant, with a further 25% vesting on the first three anniversaries of the Acquisition becoming effective, subject to continued employment on the applicable vesting date. The vesting of the Variable Options will be accelerated in the event of a change of control or certain liquidity events while the holder is still employed, or, in part, if the holder is a good leaver. The Variable Options will expire on the tenth anniversary of the grant date.

During Fiscal 2011 and Fiscal 2012, two additional tranches of awards of Variable Options were granted to members of senior management on the same terms as those granted in Fiscal 2010, with the exception that the initial exercise price was $2,533.70 in the case of the Fiscal 2011 awards and $2,358.80 in the case of the Fiscal 2012 awards, in both cases reflecting the current market value.

Under this plan, at December 31, 2012, an aggregate of 136,240 B Shares are subject to Variable Options granted to Pinafore’s directors and executive officers.

Retention Units

In addition to the Variable Options, the equity incentive plan provides for the grant of retention units to certain of our employees, and such units were awarded in December 2010. The retention units consist of the right to receive cash or B Shares in Pinafore (at the Pinafore’s sole discretion), which cash or shares would be issued on the first to occur of December 10, 2015 or the holder’s termination of employment in certain circumstances. The retention units vest as to one-third of the award on the first three anniversaries following the date of the award, subject to satisfaction of certain conditions on the applicable vesting date. The vesting of the retention units will be accelerated in the event of a change of control or liquidity event while the holder is still employed. As at December 31, 2012, an aggregate of 1,535 B Shares (or their cash equivalent) are subject to retention units granted to Pinafore’s directors and executive officers.

Amendments to Equity Incentive Plans

On December 12, 2012, in anticipation of the return of capital completed on December 18, 2012, the board of directors of Pinafore approved certain equitable adjustments to awards outstanding under the equity incentive plans to compensate participants for the adverse impact of the return of capital on those awards. These adjustments are summarized below:

ABIP Deferred Share Rights

Participants were awarded additional awards on the same terms and conditions as the applicable Deferred Share Rights. The number of additional awards was determined based on a ratio of the fair market value per B Share of $2,849.90 and the per share value of the return of capital of $1,068.56. Included in the number of Deferred Share Rights held by Pinafore’s directors and executive officers at December 31, 2012 were 1,084 such additional awards.

Variable Options

The exercise price of each tier of the Variable Options was modified to give effect to the return of capital to holders of B Shares in Pinafore.

Retention Units

Participants were awarded additional retention units based on a ratio of the fair market value per B Share of $2,849.90 and the per share value of the return of capital of $1,068.56. Included in the number of retention units held by Pinafore’s directors and executive officers at December 31, 2012 were 575 such additional awards.

Replacement Options

No amendments were made to the number of outstanding Replacement Options, or to the terms of those options. The Board instead approved a cash payment to be paid to holders of the Replacement Options to compensate them for the adverse impact of the return of capital on those awards. In total, compensation of $21.2 million was paid to Pinafore’s directors and executive officers.

Share options

As at February 18, 2013, Pinafore’s directors and executive officers held the following options over the Pinafore’s B Shares:

				Number of options held
Scheme	Grant date	Expiry date	Exercise price	Directors	Executive Officers	Total
Replacement options	September 28, 2010	September 28, 2020	$0.01	11,898	4,122	16,020
Variable options
Initial tranche:
—First tier	November 11, 2010	November 11, 2020	$1,270	43,389	35,648	79,037
—Second tier	November 11, 2010	November 11, 2020	$2,186	14,463	11,883	26,346
—Third tier	November 11, 2010	November 11, 2020	$2,336	14,463	11,883	26,346
2011 tranche:
—First tier	September 15, 2011	November 11, 2020	$1,465	—	117	117
—Second tier	September 15, 2011	November 11, 2020	$2,186	—	39	39
—Third tier	September 15, 2011	November 11, 2020	$2,336	—	39	39
2012 tranche:
—First tier	January 1, 2012	November 11, 2020	$1,290	1,320	1,270	2,590
—Second tier	January 1, 2012	November 11, 2020	$2,186	440	423	863
—Third tier	January 1, 2012	November 11, 2020	$2,336	440	423	863

				86,413	65,847	152,260

The Replacement Options and the Variable Options are over our unissued B Shares. The Replacement Options vested on the grant date. As at February 18, 2013, 75% of each tier of the Variable Options had vested. Details of the options granted over Pinafore’s shares are presented in note 36 to Pinafore’s consolidated financial statements included elsewhere in this prospectus.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Our Board expects to adopt a written statement of policy, effective upon completion of this offering, for the evaluation of and the approval, disapproval and monitoring of transactions involving us and “related persons.” For the purposes of the policy, “related persons” will include our executive officers, directors and director nominees or their immediate family members, or shareholders owning five percent or more of our outstanding ordinary shares and their immediate family members.

Management Services Agreement

Onex Partners Manager LP

On September 27, 2010, Onex Partners Manager LP entered into a management services agreement pursuant to which it provides Tomkins Acquisitions Limited, a subsidiary of the Company, with advisory, consulting and other services in relation to the operations of Tomkins Acquisitions Limited and its subsidiaries including strategic planning, marketing and financial oversight. In consideration of these oversight services, Tomkins Acquisitions Limited has agreed to pay Onex Partners Manager LP (or such other party as is designated by Onex Partners Manager LP) a fee of $1.8 million per annum plus reasonable out-of-pocket expenses. Effective June 30, 2013, this management services agreement was terminated. A new management services agreement, effective June 30, 2013 and on substantially the same terms, was entered into between Onex Partners Manager LP and The Gates Corporation, or the Onex Management Service Agreement. During Fiscal 2012, Tomkins Acquisitions Limited incurred $2.0 million of these oversight services and out-of-pocket expenses, of which $0.4 million was prepaid as at December 31, 2012.

It was further acknowledged and agreed that, from time to time, Onex Partners Manager LP may be requested to provide consulting and other services to Tomkins Acquisitions Limited, including in relation to acquisitions and disposals or the sale of debt or equity interests in or any similar financing transactions. During the past three fiscal years, no amounts payable in respect of such additional services.

We will pay Onex a fee to terminate the services agreement in connection with the consummation of this offering. The fee will represent the estimated net present value of the payments over the estimated term of the Onex Management Services Agreement.

CPPIB Equity Investments Inc.

On September 27, 2010, CPPIB Equity Investments Inc. entered into a management services agreement pursuant to which it provides Tomkins Acquisitions Limited with advisory, consulting and other services in relation to the operations of Tomkins Acquisitions Limited and its subsidiaries including strategic planning, marketing and financial oversight. In consideration of these oversight services, Tomkins Acquisitions Limited has agreed to pay CPPIB Equity Investments Inc. (or such other party as is designated by CPPIB Equity Investments Inc.) a fee of $1.2 million per annum plus reasonable out-of-pocket expenses. Effective June 30, 2013, this management services agreement was terminated. A new management services agreement, effective June 30, 2013 and on substantially the same terms, was entered into between CPPIB Equity Investments Inc. and The Gates Corporation, or the CPPIB Management Services Agreement. During Fiscal 2012, Tomkins Acquisitions Limited incurred $1.2 million of oversight services and out-of-pocket expenses.

It was further acknowledged and agreed that, from time to time, CPPIB Equity Investments Inc. may be requested to provide consulting and other services to Tomkins Acquisitions Limited, including in relation to acquisitions and disposals or the sale of debt or equity interests in or any similar financing transactions. During the past three fiscal years, no amounts payable in respect of such additional services.

We will pay CPPIB a fee to terminate the services agreement in connection with the consummation of this offering. The fee will represent the estimated net present value of the payments over the estimated term of the CPPIB Management Services Agreement.

Other Related Party Transactions

On November 9, 2012, we sold the businesses comprising the Air Distribution segment to CPPIB for a cash consideration of $1,123.1 million (subject to certain customary post-closing adjustments).

Stockholders Agreement

We expect to enter into a shareholders agreement with Onex, CPPIB, members of management who hold ordinary shares and certain other shareholders. Upon the effectiveness of the registration statement pursuant to the shareholders agreement, our Board will consist of          members, with Onex and CPPIB having the right to designate          and         , respectively, of the Board members. All parties to the shareholders agreement will agree to vote their shares in favor of such designees.

Indemnification Agreements

Prior to the completion of this offering, we will have entered into indemnification agreements with each of our directors and certain of our officers. These indemnification agreements provide the directors and officers with contractual rights to indemnification and expense advancement which are, in some cases, broader than the specific indemnification provisions contained under BVI law. We believe that these indemnification agreements are, in form and substance, substantially similar to those commonly entered into in transactions of like size and complexity sponsored by private equity firms.

PRINCIPAL AND SELLING SHAREHOLDERS

Upon the completion of this offering, Gates is authorized to issue a maximum of                  ordinary shares.

As of the date of this prospectus, we have 100 ordinary share issued and outstanding, which was issued to JTC (BVI) Limited, a nominee shareholder, in connection with our initial capitalization. Prior to the completion of this offering, investment funds affiliated with Onex, investment funds affiliated with CPPIB and certain current and former directors and officers of Pinafore will contribute all of the outstanding shares of Pinafore Holdings B.V. and all of the membership interests of Pinafore Cooperatief U.A. to Gates Global Inc. in exchange for ordinary shares of Gates Global Inc, which we refer to as the Exchange.

The following table sets forth information with respect to the beneficial ownership of the Class B shares of Pinafore Holdings B.V. as of September 28, 2013, and as adjusted to reflect (i) the Exchange, which will result in the Issuer becoming the direct parent company of Pinafore Holdings B.V. upon the liquidation of the Coop, and (ii) the sale by the selling shareholders of ordinary shares in this offering, held by:

•	each person known to own beneficially more than 5% of the share capital;

•	each of our directors;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.

The amounts and percentages of shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial” owner of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

The numbers listed below related to the beneficial ownership of Gates Global Inc. are based on                     shares of our ordinary shares outstanding as of                     , 2014 after giving effect to the Exchange as if it occurred on that date. As of                     , 2014 certain investment funds affiliated with Onex and CPPIB owned approximately     % and     %, respectively, of our ordinary shares, while the remainder are owned by members of our Board and certain of our current employees.

Except as otherwise indicated in these footnotes, each of the beneficial owners listed has, to our knowledge, sole voting and investment power with respect to the shares and the business address of each such beneficial owner is c/o Ritter House, 5th Floor, P.O. Box 3200, Road Town, Tortola, British Virgin Islands.

Name of Beneficial Owner	Class B Shares of Pinafore Holdings B.V. Beneficially Owned Prior to the Offering		Shares to be Sold in the Offering		Shares of Gates Global Inc. Beneficially Owned After the Offering
			Excluding Exercise of Option to Purchase Additional Shares	Including Exercise of Option to Purchase Additional Shares	Excluding Exercise of Option to Purchase Additional Shares		Including Exercise of Option to Purchase Additional Shares
	Number†	Percent			Number	Percent	Number	Percent
Principal Shareholders
Onex Corporation(1)	620,324	55.9%
Canada Pension Plan Investment Board(2)	460,400	41.5%
Executive Officers and Directors
James Nicol(3)	87,074	7.1%
John Zimmerman(4)	32,362	2.7%
David Carroll(5)	7,805	*
Thomas Reeve(6)	2,964	*
Ken Friedman(7)	5,530	*
Piergiorgio Brusco(8)	2,212	*
Paul Lee(9)	2,422	*
Samuel Blaichman	—	*
Shane Feeney	—	*
Kosty Gilis	—	*
Seth Mersky	—	*
All executive officers and directors as a group (13 persons)	140,369	11.5%

*	Denotes less than 1.0% of beneficial ownership.
†	The Sponsors hold their shares of Pinafore Holdings B.V. indirectly through membership interests in Pinafore Cooperatief U.A., which is the direct parent company of Pinafore Holdings B.V. For illustrative purposes, the number of shares of Pinafore Holdings B.V. listed above beside Onex Corporation and Canada Pension Plan Investment Board represent each Sponsor’s indirect interest in shares of Pinafore Holdings B.V., of which Pinafore Cooperatief U.A. is the record owner.
(1)	Based on each of the following entities’ pro rata membership interests in Pinafore Cooperatief U.A., Onex American Holdings II LLC would be the record holder of 147,775 shares; Onex Partners III Select LP would be the record holder of 922 shares; Onex Partners III International LP would be the record holder of 286,303; Onex Partners III GP LP would be the record holder of 4,586 shares; Onex Partners III PV LP would be the record holder of 3,658 shares; Onex US Principals LP would be the record holder of 4,969 shares; Onex Tomkins Co-Invest LP would be the record holder of 155,477 shares; Onex Tomkins EI LLC would be the record holder of 8,308 shares; and Onex Advisor III LLC would be the record holder of 8,326 shares.

Onex Corporation may be deemed to beneficially own the membership interests in Pinafore Holdings Cooperatief U.A. held by (a) Onex American Holdings II LLC, through Onex Corporation’s ownership of all of the equity of Onex American Holdings II LLC; (b) Onex Tomkins EI LLC, through Onex Corporation’s ownership of the equity of Onex American Holdings II LLC, which owns 100% of the equity of Onex Tomkins EI LLC; (c) Onex US Principals LP, through Onex Corporation’s ownership of all of the equity of Onex American Holdings II LLC, which owns 100% of the equity of Onex American Holdings GP LLC, which is the general partner of Onex US Principals LP; (d) Onex Partners III GP LP, through Onex Corporation’s ownership of all of the equity of Onex Partners GP Inc., which is the general partner of Onex Partners III GP LP; (e) Onex Partners III Select LP and Onex Partners III PV LP, through Onex Corporation’s ownership of all of the equity of Onex Partners GP Inc., which is the general partner of Onex Partners III GP LP, which is the general partner of Onex Partners III Select LP and Onex Partners III PV LP; and (f) Onex Partners III International LP and Onex Tomkins Co-Invest LP, through Onex Corporation’s ownership of all of the equity of Onex Partners Canadian GP Inc., which owns all of the equity of Onex Partners III International GP LLC, which is the general partner of Onex Partners III International GP LP, which is the general partner of Onex Partners III International LP and Onex Tomkins Co-Invest LP.

Onex Advisor III LLC is an independent entity that is controlled by Mr. Gerald W. Schwartz through New PCo II Investments Ltd. Mr. Schwartz, the Chairman, President and Chief Executive Officer of Onex Corporation, owns shares representing a majority of the voting rights of the shares of Onex Corporation and as such may be deemed to beneficially own all of the membership interests beneficially owned by Onex Corporation. Mr. Schwartz disclaims such beneficial ownership. Mr. Schwartz has indirect voting and investment control of Onex Corporation. The address for Onex Corporation is 161 Bay Street, Toronto, ON M5J 2S1. Each of Onex Partners III International LP, Onex Partners III GP LP, Onex Partners III PV LP, Onex Partners III Select LP, Onex US Principals LP, Onex Tomkins EI LLC and Onex Tomkins Co-Invest LP will contribute a certain number of shares of Pinafore Holdings B.V. held indirectly through Pinafore Cooperatief U.A. to Gates Global Inc. in exchange for ordinary shares of Gates Global Inc.

(2)	Based on its pro rata membership interests in Pinafore Cooperatief U.A., CPP Investment Board (USRE II) Inc. would be the record holder of these shares. Canada Pension Plan Investment Board owns all of the equity of CPP Investment Board (USRE II) Inc., which will contribute its shares of Pinafore Holdings B.V. held indirectly through Pinafore Cooperatief U.A. to Gates Global Inc. in exchange for ordinary shares of Gates Global Inc.
(3)	Includes 661 Depositary Receipts in respect of Class B shares awarded under the ABIP, 74,515 vested, but unexercised Variable Options and 11,898 vested, but unexercised Replacement Options. For more information regarding our equity awards to management, see “Management—Compensation—Retirement Plans and incentive plans and awards.”
(4)	Includes 289 Depositary Receipts in respect of Class B shares awarded under the ABIP and 30,209 vested, but unexercised Variable Options.
(5)	Includes 124 Depositary Receipts in respect of Class B shares awarded under the ABIP, 5,537 vested, but unexercised Variable Options and 2,144 vested, but unexercised Replacement Options.
(6)	Includes 93 Depositary Receipts in respect of Class B shares awarded under the ABIP and 2,683 vested, but unexercised Variable Options.
(7)	Includes 135 Depositary Receipts in respect of Class B shares awarded under the ABIP and 5,035 vested, but unexercised Variable Options.
(8)	Includes 68 Depositary Receipts in respect of Class B shares awarded under the ABIP and 2,013 vested, but unexercised Variable Options.
(9)	Includes 33 Depositary Receipts in respect of Class B shares awarded under the ABIP and 2,382 vested, but unexercised Variable Options.

DESCRIPTION OF SHARE CAPITAL

General

Gates Global Inc. is a BVI business company (company number             ) incorporated on December 12, 2013 and our affairs are governed by the provisions of our memorandum and articles of association, as amended and restated from time to time, the BVI Business Companies Act of 2004, or the BVI Act, and the common law of the BVI.

Our amended and restated memorandum and articles of association that will be in effect upon the completion of this offering authorizes the issuance of                  ordinary shares, $0.01 par value per share. As of the date of this prospectus,                  ordinary shares were issued and outstanding. Upon the completion of this offering, we will have                  ordinary shares issued and outstanding, assuming the underwriters do not exercise their over-allotment for additional shares.

The following description of our share capital is qualified in its entirety by reference to our amended and restated memorandum and articles of association that will be in effect upon the completion of this offering, which has been filed as an exhibit to the registration statement of which this prospectus is a part.

Memorandum and Articles of Association

The following discussion describes our amended and restated memorandum and articles of association that will be in effect upon the completion of this offering

Objects and Purposes, Register, and Shareholders. Subject to the BVI Act and BVI law, our objects and purposes are unlimited. Our register of shareholders will be maintained by our transfer agent,             . Under the BVI Act, a BVI company may treat the registered holder of a share as the only person entitled to (a) exercise any voting rights attaching to the share, (b) receive notices, (c) receive a distribution in respect of the share and (d) exercise other rights and powers attaching to the share. Consequently, as a matter of BVI law, where a shareholder’s shares are registered in the name of a nominee such as Cede & Co, the nominee is entitled to receive notices, receive distributions and exercise rights in respect of any such ordinary shares registered in its name. The beneficial owners of the ordinary shares registered in a nominee’s name will therefore be reliant on their contractual arrangements with the nominee in order to receive notices and dividends and ensure the nominee exercises voting rights in respect of the ordinary shares in accordance with their directions.

Directors’ Powers. Under the BVI Act, subject to any modifications or limitations in a company’s memorandum and articles of association, a company’s business and affairs are managed by, or under the direction or supervision of, its directors, and directors generally have all powers necessary to manage a company. A director must disclose any interest he has on any proposal, arrangement or contract not entered into in the ordinary course of business and on usual terms and conditions. An interested director may vote on a transaction in which he has an interest. In accordance with, and subject to, our memorandum and articles, the directors may by Resolution of Directors exercise all the powers of the Company to incur indebtedness, liabilities or obligations and to secure indebtedness, liabilities or obligations whether of the Company or of any third party.

Rights, Preferences and Restrictions of Ordinary Shares. Subject to the restrictions described under the section titled “Dividend Policy” above, our directors may authorize dividends at such time and in such amount as they determine. Each ordinary share is entitled to one vote. In the event of a liquidation or winding up of the Company, our shareholders are entitled to share ratably in all assets remaining available for distribution to them after payment of all of our liabilities. There are no sinking fund provisions applicable to our ordinary shares. Holders of our ordinary shares have no pre-emptive rights. Subject to the provisions of the BVI Act, we may, with shareholder consent, repurchase our ordinary shares in certain circumstances.

Variation of the Rights of Shareholders. As permitted by the BVI Act and our memorandum of association, the rights attached to ordinary shares of the Company may only, whether or not the Company is being wound up, be varied with the consent in writing of or by a resolution passed at a meeting by the holders of more than fifty percent of the issued shares of that class, except where a greater majority is required under our memorandum and articles of association or the BVI Act. A greater majority is required in relation to a scheme of arrangement and may be required in relation to a plan of arrangement, as described under “—Summary of Certain Significant Provisions of BVI Law—Mergers, Consolidations and Similar Arrangements” below.

Shareholder Meetings. In accordance with, and subject to, our memorandum and articles, (a) any director of the Company may convene meetings of the shareholders at such times as the director considers necessary or desirable (and the director convening a meeting of Shareholders may fix as the record date for determining those shareholders that are entitled to vote at the meeting the date notice is given of the meeting, or such other date as may be specified in the notice, being a date not earlier than the date of the notice); and (b) upon the written request of shareholders entitled to exercise thirty percent or more of the voting rights in respect of the matter for which the meeting is requested, the directors shall convene a meeting of shareholders. Under BVI law, the memorandum and articles of association may be amended to decrease but not increase the required percentage to call a meeting above 30%. In accordance with, and subject to, our memorandum and articles, (a) the director convening a meeting shall give not less than 7 days’ notice of a meeting of shareholders to those shareholders whose names on the date the notice is given appear as shareholders in the register of members of the Company and are entitled to vote at the meeting; and the other directors; (b) a meeting of shareholders held in contravention of the requirement to give notice is valid if shareholders holding at least ninety percent of the total voting rights on all the matters to be considered at the meeting have waived notice of the meeting and, for this purpose, the presence of a shareholder at the meeting shall constitute waiver in relation to all of the ordinary shares that that Shareholder holds; (c) a meeting of shareholders is duly constituted if, at the commencement of the meeting, there are present in person or by proxy not less than fifty percent of the votes of the ordinary shares or class or series of ordinary shares entitled to vote on resolutions of shareholders to be considered at the meeting; and (d) if within two hours from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the request of the shareholders, shall be dissolved; in any other case it shall stand adjourned to the next business day in the jurisdiction in which the meeting was to have been held at the same time and place or to such other time and place as the directors may determine, and if at the adjourned meeting there are present within one hour from the time appointed for the meeting in person or by proxy not less than one third of the votes of the ordinary shares or each class or series of ordinary shares entitled to vote on the matters to be considered by the meeting, those present shall constitute a quorum but otherwise the meeting shall be dissolved.

Dividends. Subject to the BVI Act and our memorandum and articles of association, our directors may declare dividends at a time and amount they think fit if they are satisfied, based on reasonable grounds, that, immediately after distribution of the dividend, the value of our assets will exceed our liabilities and we will be able to pay our debts as they fall due. There is no further BVI law restriction on the amount of funds which may be distributed by us by dividend, including all amounts paid by way of the subscription price for ordinary shares regardless of whether such amounts may be wholly or partially treated as share capital or share premium under certain accounting principles. Shareholder approval is not required to pay dividends under BVI law. In accordance with, and subject to, our memorandum and articles, no dividend shall bear interest as against the Company.

Disclosure of the Securities and Exchange Commission’s Position on Indemnification for Securities Act Liabilities. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Summary of Certain Significant Provisions of BVI Law

As noted below, the BVI Act differs from laws applicable to US corporations and their shareholders. Set forth below is a summary of certain significant provisions of the BVI Act applicable to us.

Mergers, Consolidations and Similar Arrangements. The BVI Act provides for mergers as that expression is understood under US corporate law. Common law mergers are also permitted outside of the scope of the BVI Act. Under the BVI Act, two or more companies may either merge into one of such existing companies, or the surviving company, or consolidate with both existing companies ceasing to exist and forming a new company, or the consolidated company. The procedure for a merger or consolidation between the Company and another company (which need not be a BVI company, and which may be the Company’s parent, but need not be) is set out in the BVI Act. The directors of the BVI company or BVI companies which are to merge or consolidate must approve a written plan of merger or consolidation which must also be approved by a resolution of a majority of the shareholders who are entitled to vote and actually vote at a quorate meeting of shareholders or by written resolution of the shareholders of the BVI company or BVI companies which are to merge. A foreign company which is able under the laws of its foreign jurisdiction to participate in the merger or consolidation is required by the BVI Act to comply with the laws of that foreign jurisdiction in relation to the merger or consolidation. The Company must then execute articles of merger or consolidation, containing certain prescribed details. The plan and articles of merger or consolidation are then filed with the Registrar of Corporate Affairs in the BVI, or the Registrar. The Registrar then registers, in the case of a merger, the articles of merger or consolidation and any amendment to the memorandum and articles of the surviving company and, in the case of a consolidation, the memorandum and articles of association of the new consolidated company and issues a certificate of merger or consolidation (which is conclusive evidence of compliance with all requirements of the BVI Act in respect of the merger or consolidation). The merger is effective on the date that the articles of merger are registered with the Registrar or on such subsequent date, not exceeding thirty days, as is stated in the articles of merger or consolidation.

As soon as a merger becomes effective, (a) the surviving company or consolidated company (so far as is consistent with its amended memorandum and articles, as amended or established by the articles of merger or consolidation) has all rights, privileges, immunities, powers, objects and purposes of each of the constituent companies; (b) the amended memorandum and articles of any surviving company are automatically amended to the extent, if any, that changes to its amended memorandum and articles are contained in the articles of merger; (c) assets of every description, including choses-in-action and the business of each of the constituent companies, immediately vest in the surviving company or consolidated company; (d) the surviving company or consolidated company is liable for all claims, debts, liabilities and obligations of each of the constituent companies; (e) no conviction, judgment, ruling, order, claim, debt, liability or obligation due or to become due, and no cause existing, against a constituent company or against any shareholder, director, officer or agent thereof, is released or impaired by the merger; and (f) no proceedings, whether civil or criminal, pending at the time of a merger by or against a constituent company, or against any shareholder, director, officer or agent thereof, are abated or discontinued by the merger, but: (i) the proceedings may be enforced, prosecuted, settled or compromised by or against the surviving company or consolidated company or against the shareholder, director, officer or agent thereof, as the case may be or (ii) the surviving company or consolidated company may be substituted in the proceedings for a constituent company.

The Registrar shall strike off the register of companies each constituent company that is not the surviving company in the case of a merger and all constituent companies in the case of a consolidation.

If the directors determine it to be in the best interests of the Company, it is also possible for a merger to be approved as a court approved plan of arrangement or scheme or arrangement in accordance with the BVI Act. The convening of the necessary shareholders meetings and subsequently the arrangement must be authorized by the BVI court. A scheme of arrangement requires the approval of 75% of the votes of the shareholders of the Company. If the effect of the scheme is different in relation to different shareholders, it may be necessary for them to vote separately in relation to the scheme, with it being required to secure the requisite approval level of each separate voting group. Under a plan of arrangement, a BVI court may determine what shareholder approvals are required and the manner of obtaining the approval.

Continuation into a Jurisdiction Outside the BVI. In accordance with, and subject to, our memorandum and articles, the Company may by Resolution of Shareholders or by a resolution passed unanimously by all directors of the Company continue as a company incorporated under the laws of a jurisdiction outside the BVI in the manner provided under those laws. The Company does not cease to be a BVI company unless the foreign law permits continuation and the BVI company has complied with the requirements of that foreign law. Where a company is continued under the laws of a jurisdiction outside the BVI, (a) the Company continues to be liable for all of its claims, debts, liabilities and obligations that existed prior to its continuation, (b) no conviction, judgment, ruling, order, claim, debt, liability or obligation due or to become due, and no cause existing, against the Company or against any shareholder, director, officer or agent thereof, is released or impaired by its continuation as a company under the laws of the jurisdiction outside the BVI, (c) no proceedings, whether civil or criminal, pending by or against the Company, or against any shareholder, director, officer or agent thereof, are abated or discontinued by its continuation as a company under the laws of the jurisdiction outside the BVI, but the proceedings may be enforced, prosecuted, settled or compromised by or against the Company or against the shareholder, director, officer or agent thereof, as the case may be; and (d) service of process may continue to be effected on the registered agent of the Company in the BVI in respect of any claim, debt, liability or obligation of the Company during its existence as a company under the BVI Act.

Directors. In accordance with, and subject to, our memorandum and articles (including, for the avoidance of any doubt, any rights or restrictions attaching to any ordinary shares), (a) the directors are elected by Resolution of Shareholders or by Resolution of Directors for such term as the Shareholders or directors determine; (b) each director holds office for the term, if any, fixed by the Resolution of Shareholders or Resolution of Directors appointing him, or until his earlier death, resignation or removal. If no term is fixed on the appointment of a director, the director serves indefinitely until his earlier death, resignation or removal: (c) a director may be removed from office (i) with or without cause, by a Resolution of Shareholders passed at a meeting of Shareholders called for the purposes of removing the director or for purposes including the removal of the director or by a written resolution passed by a least 75% of the Shareholders of the Company entitled to vote or (ii) with cause, by a Resolution of Directors passed at a meeting of directors called for the purpose of removing the director or for purposes including the removal of the director; (d) a director may resign his office by giving written notice of his resignation to the Company and the resignation has effect from the date the notice is received by the Company at the office of its registered agent or from such later date as may be specified in the notice and a director shall resign forthwith as a director if he is, or becomes, disqualified from acting as a director under the BVI Act; (e) the directors may at any time appoint any person to be a director either to fill a vacancy or as an addition to the existing directors and where the directors appoint a person as director to fill a vacancy, the term shall not exceed the term that remained when the person who has ceased to be a director ceased to hold office; (f) a vacancy in relation to directors occurs if a director dies or otherwise ceases to hold office prior to the expiration of his term of office; and (g) a director is not required to hold ordinary shares as a qualification to office.

In accordance with, and subject to, our memorandum and articles, (a) any one director of the Company may call a meeting of the directors by sending a written notice to each other director; (b) the directors of the Company or any committee thereof may meet at such times and in such manner as the directors may determine to be necessary or desirable; (c) a director shall be given not less than 3 days’ notice of meetings of directors, but a meeting of directors held without 3 days’ notice having been given to all directors shall be valid if all the directors entitled to vote at the meeting who do not attend waive notice of the meeting, and for this purpose the presence of a director at a meeting shall constitute waiver by that director and the inadvertent failure to give notice of a meeting to a director, or the fact that a director has not received the notice, does not invalidate the meeting; (d) a meeting of directors is duly constituted for all purposes if at the commencement of the meeting there are present in person or by alternate not less than one-half of the total number of directors, unless there are only 2 directors in which case the quorum is two; (e) a director may by a written instrument appoint an alternate who need not be a director and the alternate shall be entitled to attend meetings in the absence of the director who appointed him and to vote or consent in place of the director until the appointment lapses or is terminated; (f) a Resolution of Directors is passed if either (i) the resolution is approved at a duly convened and constituted meeting of directors of the Company or of a committee of directors of the Company by the affirmative vote of a majority of the directors present at the meeting who voted except that where a director is given more than one vote, he shall be counted by the number of votes he casts for the purpose of establishing a majority; or (ii) the resolution is consented to in writing by a majority of directors or by a majority of members of a committee of directors of the Company, as the case may be, unless (in either case) the BVI Act or our memorandum and articles require a different majority.

Indemnification of Directors. In accordance with, and subject to, our memorandum and articles (including the limitations detailed therein), the Company shall indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any person who (a) is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director of the Company; or (b) is or was, at the request of the Company, serving as a director of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise.

In accordance with, and subject to, our memorandum and articles (including the limitations detailed therein), (a) the indemnity referred to above only applies if the person acted honestly and in good faith with a view to the best interests of the Company and, in the case of criminal proceedings, the person had no reasonable cause to believe that their conduct was unlawful; (b) the decision of the directors as to whether the person acted honestly and in good faith and with a view to the best interests of the Company and as to whether the person had no reasonable cause to believe that his conduct was unlawful is, in the absence of fraud, sufficient for the purposes of the articles, unless a question of law is involved; and (c) the termination of any proceedings by any judgment, order, settlement, conviction or the entering of a nolle prosequi does not, by itself, create a presumption that the person did not act honestly and in good faith and with a view to the best interests of the Company or that the person had reasonable cause to believe that his conduct was unlawful.

In accordance with, and subject to, our memorandum and articles, the Company may purchase and maintain insurance in relation to any person who is or was a director, officer or liquidator of the Company, or who at the request of the Company is or was serving as a director, officer or liquidator of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise, against any liability asserted against the person and incurred by the person in that capacity, whether or not the Company has or would have had the power to indemnify the person against the liability as provided in the articles.

Directors and Conflicts of Interest. As noted above, pursuant to the BVI Act and the Company’s memorandum and articles of association, a director of a company who has an interest in a transaction and who has declared such interest to the other directors, may:

(a)	vote on a matter relating to the transaction;

(b)	attend a meeting of directors at which a matter relating to the transaction arises and be included among the directors present at the meeting for the purposes of a quorum; and

(c)	sign a document on behalf of the Company, or do any other thing in his capacity as a director, that relates to the transaction, and, subject to compliance with the BVI Act shall not, by reason of his office be accountable to the Company for any benefit which he derives from such transaction and no such transaction shall be liable to be avoided on the grounds of any such interest or benefit.

In accordance with, and subject to, our memorandum and articles, (a) a director of the Company shall, forthwith after becoming aware of the fact that he is interested in a transaction entered into or to be entered into by the

Company, disclose the interest to all other directors of the Company; and (b) for the purposes noted foregoing, a disclosure to all other directors to the effect that a director is a member, director or officer of another named entity or has a fiduciary relationship with respect to the entity or a named individual and is to be regarded as interested in any transaction which may, after the date of the entry or disclosure, be entered into with that entity or individual, is a sufficient disclosure of interest in relation to that transaction.

Shareholders’ Suits. The enforcement of the Company’s rights will ordinarily be a matter for its directors.

In certain circumstances, a shareholder has the right to seek various remedies against the Company in the event the directors are in breach of their duties under the BVI Act. Pursuant to Section 184B of the BVI Act, if a company or director of a company engages in or has engaged in, proposes to engage in, conduct that contravenes the provisions of the BVI Act or the memorandum or articles of association of the Company, the BVI court may, on application of a shareholder or director of the Company, make an order directing the Company or director to comply with, or restraining the Company or director from engaging in conduct that contravenes the BVI Act or the memorandum or articles.

Furthermore, pursuant to section 184I(1) of the BVI Act a shareholder of a company who considers that the affairs of the Company have been, are being or are likely to be, conducted in a manner that is, or any acts of the Company have been, or are likely to be oppressive, unfairly discriminatory, or unfairly prejudicial to him in that capacity, may apply to the BVI Court for an order which, inter alia, can require the Company or any other person to pay compensation to that shareholder.

The BVI Act provides for a series of remedies available to shareholders. Where a company incorporated under the BVI Act conducts some activity which breaches the BVI Act or the Company’s memorandum and articles of association, the court can issue a restraining or compliance order. Under the BVI Act, a shareholder of a company may bring an action against the Company for breach of a duty owed by the Company to him as a shareholder. A shareholder also may, with the permission of the BVI court, bring an action or intervene in a matter in the name of the Company, in certain circumstances. Such actions are known as derivative actions. As noted above, the BVI court may only grant permission to bring a derivative action where the following circumstances apply:

•	the Company does not intend to bring, diligently continue or defend or discontinue proceedings; and

•	it is in the interests of the Company that the conduct of the proceedings not be left to the directors or to the determination of the shareholders as a whole.

When considering whether to grant leave, the BVI court is also required to have regard to the following matters:

•	whether the shareholder is acting in good faith;

•	whether a derivative action is in the Company’s best interests, taking into account the directors’ views on commercial matters;

•	whether the action is likely to proceed;

•	the costs of the proceedings; and

•	whether an alternative remedy is available.

Any shareholder of a company may apply to BVI court under the Insolvency Act, 2003 of the BVI, or the Insolvency Act, for the appointment of a liquidator to liquidate the Company and the court may appoint a liquidator for the Company if it is of the opinion that it is just and equitable to do so.

Appraisal Rights. The BVI Act provides that any shareholder of a company is entitled to payment of the fair value of his shares upon dissenting from any of the following: (a) a merger if the Company is a constituent company, unless the Company is the surviving company and the shareholder continues to hold the same or similar shares; (b) a consolidation, if the Company is a constituent company; (c) any sale, transfer, lease, exchange or other disposition of more than 50% in value of the assets or business of the Company if not made in the usual or regular course of the business carried on by the Company but not including: (i) a disposition pursuant to an order of the court having jurisdiction in the matter, (ii) a disposition for money on terms requiring all or substantially all net proceeds to be distributed to the shareholders in accordance with their respective interests within one year after the date of disposition, or (iii) a transfer pursuant to the power of the directors to transfer assets for the protection thereof; (d) a compulsory redemption of 10% or fewer of the issued shares of the Company required by the holders of 90% or more of the votes of the outstanding shares of the Company pursuant to the terms of the Act; and (e) an arrangement, if permitted by the BVI court.

Generally any other claims against a company by its shareholders must be based on the general laws of contract or tort applicable in the BVI or their individual rights as shareholders as established by the Company’s memorandum and articles of association. There are common law rights for the protection of shareholders that may be invoked, largely derived from English common law. However, every shareholder is entitled to seek to have the affairs of the Company conducted properly according to law and the constituent documents of the Company. As such, if those who control the Company have persistently disregarded the requirements of company law or the provisions of the Company’s memorandum and articles of association, then the courts may grant relief. Generally, the areas in which the courts will intervene are the following:

•	a company is acting or proposing to act illegally or beyond the scope of its authority;

•	the act complained of, although not beyond the scope of the authority, could only be effected if duly authorized by more than the number of votes which have actually been obtained;

•	the individual rights of the plaintiff shareholder have been infringed or are about to be infringed; or

•	those who control the Company are perpetrating a “fraud on the minority.”

Share Repurchases and Redemptions. As permitted by the BVI Act and our memorandum and articles of association, ordinary shares may be repurchased, redeemed or otherwise acquired by us with shareholder consent. Depending on the circumstances of the redemption or repurchase, our directors may need to determine that immediately following the redemption or repurchase we will be able to satisfy our debts as they fall due and the value of our assets exceeds our liabilities. Our directors may only exercise this power on our behalf, subject to the BVI Act, our memorandum and articles of association and to any applicable requirements imposed from time to time by the SEC,                      or any other stock exchange on which our securities are listed.

Inspection of Books and Records. Under the BVI Act, members of the general public, on payment of a nominal fee, can obtain copies of the public records of a company available at the office of the Registrar, including the Company’s certificate of incorporation, its memorandum and articles of association (with any amendments thereto), records of license fees paid to date, any articles of dissolution, any articles of merger, and a register of charges created by us (if the Company has elected to file such a register).

A shareholder of a company is entitled, on giving written notice to the Company, to inspect:

(a)	the memorandum and articles of association;

(b)	the register of members;

(c)	the register of directors; and

(d)	the minutes of meetings and resolutions of shareholders and of those classes of shares of which he is a shareholder.

In addition, a shareholder may make copies of or take extracts from the documents and records referred to in (a) through (d) above. However, subject to the memorandum and articles of association of the Company, the directors may, if they are satisfied that it would be contrary to the Company’s interests to allow a shareholder to inspect any document, or part of any document, specified in (b), (c) or (d) above, refuse to permit the shareholder to inspect the document or limit the inspection of the document, including limiting the making of copies or the taking of extracts from the records. Where a company fails or refuses to permit a shareholder to inspect a document or permits a shareholder to inspect a document subject to limitations, that shareholder may apply to the High Court of the BVI for an order that he should be permitted to inspect the document or to inspect the document without limitation.

Our registered agent is JTC (BVI) Limited of Castle Court, Coastal Building, P.O. Box 3200, Road Town, Tortola, BVI. A company is required to keep a copy of its register of members and register of directors at the offices of its registered agent in the BVI, and it is required to notify any changes to the originals of such registers (assuming the originals are held elsewhere) to the registered agent, in writing, within 15 days of any change; and to provide the registered agent with a written record of the physical address of the place or places at which the original register of members or the original register of directors is kept.

Where the place at which the original register of members or the original register of directors of the Company is changed, the Company must provide the registered agent with the physical address of the new location of the records within 14 days of the change of location.

A company is also required to keep at the office of its registered agent or at such other place or places, within or outside the BVI, as the directors may determine the minutes of meetings and resolutions of shareholders and of classes of shareholders; and the minutes of meetings and resolutions of directors and committees of directors. If such records are kept at a place other than at the office of the Company’s registered agent, the Company is required to provide the registered agent with a written record of the physical address of the place or places at which the records are kept and to notify the registered agent, within 14 days, of the physical address of any new location where such records may be kept.

Dissolution; Winding Up. As permitted by the BVI Act and our memorandum and articles of association, we may be voluntarily liquidated under Part XII of the BVI Act by resolution of directors and resolution of shareholders if we have no liabilities or we are able to pay our debts as they fall due.

We also may be wound up in circumstances where we are insolvent in accordance with the terms of the Insolvency Act.

Anti-Money Laundering Laws. In order to comply with legislation or regulations aimed at the prevention of money laundering we are required to adopt and maintain anti-money laundering procedures, and may require subscribers to provide evidence to verify their identity. Where permitted, and subject to certain conditions, we also may delegate the maintenance of our anti-money laundering procedures (including the acquisition of due diligence information) to a suitable person. We reserve the right to request such information as is necessary to verify the identity of a subscriber. In the event of delay or failure on the part of the subscriber in producing any information required for verification purposes, we may refuse to accept the application, in which case any funds received will be returned without interest to the account from which they were originally debited.

If any person resident in the BVI knows or suspects that another person is engaged in money laundering or terrorist financing and the information for that knowledge or suspicion came to his or her attention in the course of his or her business the person will be required to report his belief or suspicion to the Financial Investigation Agency of the BVI, pursuant to the Proceeds of Criminal Conduct Act 1997 (as amended). Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

Exchange controls. We know of no BVI laws, decrees, regulations or other legislation that limit the import or export of capital or the payment of dividends to shareholders holders who do not reside in the BVI.

Material Differences in BVI Law and our Amended and Restated Memorandum and Articles of Association and Delaware Law

Our corporate affairs are governed by our amended and restated memorandum and articles of association and the provisions of applicable BVI law, including the BVI Act and BVI common law. The BVI Act differs from laws applicable to US corporations and their shareholders. The following table provides a comparison between certain statutory provisions of the BVI Act (together with the provisions of our memorandum and articles of association) and the Delaware General Corporation Law relating to shareholders’ rights.

Shareholder Meetings
BVI	Delaware

•   In accordance with, and subject to, our memorandum and articles, (a) any director of the company may convene meetings of the Shareholders at such times and in such manner as the director considers necessary or desirable; and (b) upon the written request of Shareholders entitled to exercise thirty percent or more of the voting rights in respect of the matter for which the meeting is requested the directors shall convene a meeting of Shareholders

• May be held at such time or place as designated in the charter or the by-laws, or if not so designated, as determined by the board of directors

• May be held inside or outside the BVI	• May be held inside or outside Delaware

•   In accordance with, and subject to, our memorandum and articles, (a) the director convening a meeting shall give not less than 7 days’ notice of a meeting of shareholders to those shareholders whose names on the date the notice is given appear as shareholders in the register of members of the company and are entitled to vote at the meeting; and the other directors; and (b) the director convening a meeting of shareholders may fix as the record date for determining those shareholders that are entitled to vote at the meeting the date notice is given of the meeting, or such other date as may be specified in the notice, being a date not earlier than the date of the notice

•   Whenever shareholders are required to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, and the means of remote communication, if any

Shareholder’s Voting Rights
BVI	Delaware

•   In accordance with, and subject to, our memorandum and articles (including, for the avoidance of any doubt, any rights or restrictions attaching to any shares), (a) a shareholder may be represented at a meeting of shareholders by a proxy who may speak and vote on behalf of the shareholder; and (b) the instrument appointing a proxy shall be produced at the place designated for the meeting before the time for holding the meeting at which the person named in such instrument proposes to vote. The notice of the meeting may specify an alternative or additional place or time at which the proxy shall be presented

• Any person authorized to vote may authorize another person or persons to act for him by proxy

•   In accordance with, and subject to, our memorandum and articles (including, for the avoidance of any doubt, any rights or restrictions attaching to any shares), (a) a meeting of shareholders is duly constituted if, at the commencement of the meeting, there are present in person or by proxy not less than fifty percent of the votes of the ordinary shares or class or series of ordinary shares entitled to vote on Resolutions of Shareholders to be considered at the meeting; and (b) if within two hours from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the request of shareholders, shall be dissolved; in any other case it shall stand adjourned to the next business day in the jurisdiction in which the meeting was to have been held at the same time and place or to such other time and place as the directors may determine, and if at the adjourned meeting there are present within one hour from the time appointed for the meeting in person or by proxy not less than one third of the votes of the Shares or each class or series of ordinary shares entitled to vote on the matters to be considered by the meeting, those present shall constitute a quorum but otherwise the meeting shall be dissolved

•   The charter or bylaws may specify the number to constitute a quorum but in no event shall a quorum consist of less than one-third of shares entitled to vote at a meeting. In the absence of such specifications, a majority of shares shall constitute a quorum

•   In accordance with, and subject to, our memorandum and articles (including, for the avoidance of any doubt, any rights or restrictions attaching to any shares), (a) at any meeting of the shareholders, the President is responsible for deciding in such manner as he considers appropriate whether any resolution proposed has been carried or not and the result of his decision shall be announced to the meeting and recorded in the minutes of the meeting. If the President has any doubt as to the outcome of the vote on a proposed resolution, he shall cause a poll to be taken of all votes cast upon such resolution. If the President fails to take a poll then any shareholder present in person or by proxy who disputes the announcement by the President of the result of any vote may immediately following such announcement demand that a poll be taken and the President shall cause a poll to be taken. If a poll is taken at any meeting, the result shall be announced to the meeting and recorded in the minutes of the meeting; and (b) a Resolution of Shareholders is passed if either (i) the resolution is approved at a duly convened and constituted meeting of the shareholders of the company by the affirmative vote of a majority of the votes of the ordinary shares entitled to vote thereon which were present at the meeting and were voted; or (ii) the resolution is consented to in writing by a majority of the votes of ordinary shares entitled to vote thereon; unless (in either case) the BVI Act or our memorandum and articles require a different majority

•   In accordance with, and subject to, our memorandum and articles, (a) the rights attached to ordinary shares as specified in the memorandum and articles may only, whether or not the company is being wound up, be varied with the consent in writing of or by a resolution passed at a meeting by the holders of more than fifty percent of the issued ordinary shares of that class

• Except as provided in the charter documents, changes in the rights of shareholders as set forth in the charter documents require approval of a majority of its shareholders

•   In accordance with, and subject to, our memorandum and articles (including, for the avoidance of any doubt, any rights or restrictions attaching to any shares), the company may amend its memorandum or articles by a Resolution of Shareholders or by a Resolution of Directors, save that no amendment may be made by a Resolution of Directors: (i) to restrict the rights or powers of the shareholders to amend the memorandum or articles; (ii) to change the percentage of shareholders required to pass a Resolution of Shareholders to amend the memorandum or articles; (iii) in circumstances where the memorandum or articles cannot be amended by the shareholders; or (iv) to certain specified clauses of the memorandum of association

• The memorandum and articles of association may provide for cumulative voting

Directors
BVI	Delaware
• In accordance with, and subject to, our memorandum and articles, the minimum number of directors shall be one	• Board must consist of at least one member

•   In accordance with, and subject to, our memorandum and articles (including, for the avoidance of any doubt, any rights or restrictions attaching to any shares), (a) the directors are elected by Resolution of Shareholders or by Resolution of Directors for such term as the Shareholders or directors determine; (b) each director holds office for the term, if any, fixed by the Resolution of Shareholders or Resolution of Directors appointing him, or until his earlier death, resignation or removal. If no term is fixed on the appointment of a director, the director serves indefinitely until his earlier death, resignation or removal: (c) a director may be removed from office (i) with or without cause, by a Resolution of Shareholders passed at a meeting of shareholders called for the purposes of removing the director or for purposes including the removal of the director or by a written resolution passed by a least seventy five per cent of the shareholders of the company entitled to vote or (ii) with cause, by a Resolution of Directors passed at a meeting of directors called for the purpose of removing the director or for purposes including the removal of the director; (d) a director may resign his office by giving written notice of his resignation to the company and the resignation has effect from the date the notice is received by the company at the office of its registered agent or from such later date as may be specified in the notice and a director shall resign forthwith as a director if he is, or becomes, disqualified from acting as a director under the BVI Act; (e) the directors may at any time appoint any person to be a director either to fill a vacancy or as an addition to the existing directors and where the directors appoint a person as director to fill a vacancy, the term shall not exceed the term that remained when the person who has ceased to be a director ceased to hold office; (f) a vacancy in relation to directors occurs if a director dies or otherwise ceases to hold office prior to the expiration of his term of office; and (g) a director is not required to hold ordinary shares as a qualification to office.

• Number of board members shall be fixed by the by laws, unless the charter fixes the number of directors, in which case a change in the number shall be made only by amendment of the charter

• Directors do not have to be independent	• Directors do not have to be independent

Fiduciary Duties
BVI	Delaware

•   Directors and officers owe duties at both common law and under statute including as follows:

•   Duty to act honestly and in good faith in what the director believes to be in the best interests of the company;

•   Duty to exercise powers for a proper purpose and directors shall not act, or agree to the Company acting in a manner that contravenes the BVI Act or the memorandum and articles of association;

•   Duty to exercise the care, diligence and skill that a reasonable director would exercise in the same circumstances taking into account, but without limitation:

•   the nature of the company;

•   the nature of the decision; and

•   the position of the director and the nature of the responsibilities undertaken by him.

•   Directors and officers must act in good faith, with the care of a prudent person, and in the best interest of the corporation

•   Directors and officers must refrain from self-dealing, usurping corporate opportunities and receiving improper personal benefits

•   The BVI Act provides that a director of a company shall, after becoming aware of the fact that he is interested in a transaction entered into, or to be entered into, by the company, disclose the interest to the board of the company. However, the failure of a director to disclose that interest does not affect the validity of a transaction entered into by the director or the company, so long as the transaction was not required to be disclosed because the transaction is between the company and the director himself and is in the ordinary course of business and on usual terms and conditions. Additionally, the failure of a director to disclose an interest does not affect the validity of the transaction entered into by the company if (a) the material facts of the interest of the director in the transaction are known by the shareholders entitled to vote at a meeting of shareholders and the transaction is approved or ratified by a resolution of shareholders or (b) the company received fair value for the transaction

• Directors may vote on a matter in which they have an interest so long as the director has disclosed any interests in the transaction

•    Pursuant to the BVI Act, and subject to the company’s memorandum and articles of association, as a director who is interested in a transaction entered into or to be entered into by the company may:

•    vote on a matter relating to the transaction;

•    attend a meeting of directors at which a matter relating to the transaction arises and be included among the directors present at the meeting for the purposes of a quorum; and

•    sign a document on behalf of the company, or do any other thing in his capacity as a director, that relates to the transaction

• Directors may vote on a matter in which they have an interest so long as the director has disclosed any interests in the transaction

Shareholder’s Derivative Actions
BVI	Delaware

Generally speaking, the company is the proper plaintiff in any action. A shareholder may, with the leave of the BVI court, bring proceedings or intervene in proceedings in the name of the company, in certain circumstances. Such actions are known as derivative actions. The BVI court may only grant leave to bring a derivative action where the following circumstances apply:

•    the company does not intend to bring, diligently continue or defend or discontinue the proceedings; and

•    it is in the interests of the company that the conduct of the proceedings not be left to the directors or to the determination of the shareholders as a whole

•    In any derivative suit instituted by a shareholder of a corporation, it shall be averred in the complaint that the plaintiff was a shareholder of the corporation at the time of the transaction of which he complains or that such shareholder’s stock thereafter devolved upon such shareholder by operation of law

•    Complaint shall set forth with particularity the efforts of the plaintiff to obtain the action by the board or the reasons for not making such effort

•    Such action shall not be dismissed or compromised without the approval of the Delaware Court of Chancery

When considering whether to grant leave, the BVI court is also required to have regard to the following matters:

•    whether the shareholder is acting in good faith;

•    whether a derivative action is in the interests of the company, taking into account the directors’ views on commercial matters;

•    whether the action is likely to succeed;

•    the costs of the proceedings in relation to the relief likely to be obtained; and

•    whether an alternative remedy to the derivative claim is available

• A shareholder whose shares were canceled in connection with a dissolution is not able to bring a derivative action against the company after the shares have been cancelled

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our ordinary shares, and no predictions can be made about the effect, if any, that market sales of shares of our ordinary shares or the availability of such shares for sale will have on the market price prevailing from time to time. Nevertheless, the actual sale of, or the perceived potential for the sale of, our ordinary shares in the public market may have an adverse effect on the market price for our ordinary shares and could impair our ability to raise capital through future sales of our securities. See “Risk Factors—Risks Related to this Offering and Ownership of our Ordinary Shares—Future sales of our ordinary shares in the public market could lower our share price, and any additional capital raised by us through the sale of equity or convertible debt securities may dilute your ownership in us and may adversely affect the market price of our ordinary shares.”

Upon the completion of this offering, we will have outstanding              ordinary shares, assuming no exercise of outstanding options and assuming that the underwriters have not exercised their option to purchase additional shares. Of these shares,             ordinary shares will be freely transferable without restriction or further registration under the Securities Act by persons other than “affiliates,” as that term is defined in Rule 144 under the Securities Act. Generally, the balance of our outstanding ordinary shares are “restricted securities” within the meaning of Rule 144 under the Securities Act, subject to the limitations and restrictions that are described below. Common stock purchased by our affiliates will be “restricted securities” under Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144 or 701 promulgated under the Securities Act.

Lock-Up Agreements

In connection with this offering, we, our executive officers and directors, Onex and CPPIB have agreed, subject to certain exceptions, not to sell or transfer any ordinary shares or securities convertible into, exchangeable for, exercisable for, or repayable with ordinary shares, for 180 days after the date of this prospectus without first obtaining the written consent of                     . See “Underwriting.”

Rule 144

In general, under Rule 144 as in effect on the date of this prospectus, beginning 90 days after the consummation of this offering, a person (or persons whose ordinary shares is required to be aggregated) who is an affiliate and who has beneficially owned our ordinary shares for at least six months is entitled to sell in any three-month period a number of shares that does not exceed the greater of:

•	1% of the number of shares then outstanding, which will equal approximately shares immediately after consummation of this offering; or

•	the average weekly trading volume in our shares on the stock exchange on which our ordinary shares is listed during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such a sale.

Sales by our affiliates under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us. An “affiliate” is a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with an issuer.

Under Rule 144, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least six months (including the holding period of any prior owner other than an affiliate), would be entitled to sell those shares subject only to availability of current public information about us, and after beneficially owning such shares for at least 12 months (including the holding period of any prior owner other than an affiliate), would be entitled to sell an unlimited number of shares without restriction. To the extent that our affiliates sell their ordinary shares, other than pursuant to Rule 144 or a registration statement, the purchaser’s holding period for the purpose of effecting a sale under Rule 144 commences on the date of transfer from the affiliate.

Rule 701

In general, under Rule 701 as in effect on the date of this prospectus, any of our employees, directors, officers, consultants or advisors who purchased shares from us in reliance on Rule 701 in connection with a compensatory stock or option plan or other written agreement before the effective date of this offering, or who purchased shares from us after that date upon the exercise of options granted before that date, are eligible to resell such shares 90 days after the effective date of this offering in reliance upon Rule 144. If such person is not an affiliate, such sale may be made subject only to the manner of sale provisions of Rule 144. If such a person is an affiliate, such sale may be made under Rule 144 without compliance with the holding period requirement, but subject to the other Rule 144 restrictions described above.

S-8 Registration Statement

In conjunction with this offering, we expect to file a registration statement on Form S-8 under the Securities Act, which will register up to          ordinary shares underlying stock options or restricted stock awards or reserved for issuance under our equity incentive plans. That registration statement will become effective upon filing, and          ordinary shares covered by such registration statement are eligible for sale in the public market immediately after the effective date of such registration statement, subject to Rule 144 volume limitations applicable to affiliates, vesting restrictions with us and the lock-up agreements described above.

TAXATION

The comments below are intended only as a general guide to BVI, UK and US taxation and apply only to certain categories of person and only to certain aspects of holding shares in the Company. The summary does not purport to be a complete analysis or listing of all potential tax consequences of acquiring, holding or disposing of ordinary shares in the Company. It is based on current BVI, UK and US tax law and published practice, which law or practice is subject to change (potentially with retrospective effect). The tax consequences for each shareholder of investing in us may depend upon a shareholder’s own tax position and upon the relevant laws of any jurisdiction to which a shareholder is subject. Prospective purchasers of ordinary shares in the Company are advised to consult their own tax advisers concerning the consequences under BVI law, UK law and US federal, state and local and other laws of acquisition, ownership and disposition of ordinary shares. As used in this summary, references to “the Company,” “we,” “us” and “our” refer to Gates Global Inc.

Material BVI Tax Considerations

The BVI government will not, under existing legislation, impose any income, corporate or capital gains tax, estate duty, inheritance tax, gift tax or withholding tax upon the Company or its shareholders (who are not tax residents in the BVI).

The Company and all distributions, interest and other amounts paid by the Company to persons who are not tax residents in the BVI will not be subject to any income, withholding or capital gains taxes in the BVI, with respect to the shares in the Company owned by them and dividends received on such shares, nor will they be subject to any estate or inheritance taxes in the BVI.

No estate, inheritance, succession or gift tax, rate, duty, levy or other charge is payable in the BVI by persons who are not tax resident in the BVI with respect to any shares, debt obligations or other securities of the Company.

Subject to the payment of stamp duty on any acquisition of real property in the BVI by us (and in respect of certain transactions in respect of the shares, debt obligations or other securities of incorporated companies owning real property in the BVI), all instruments relating to transactions in respect of the shares, debt obligations or other securities of the Company and all instruments relating to other transactions relating to the business of the Company are exempt from the payment of stamp duty in the BVI.

There are currently no withholding taxes or exchange control regulations in the BVI applicable to the Company or its security holders.

There is no income tax treaty or convention currently in effect between the United States and the BVI, although a Tax Information Exchange Agreement is in force

Material United Kingdom Tax Considerations

The following statements are of a general nature and do not purport to be a complete analysis of all potential UK tax consequences of acquiring, holding and disposing of ordinary shares of the Company subject to the offering. They are based on current UK tax law and on the current practice of Her Majesty’s Revenue and Customs, or HMRC, as of the date of this prospectus, both of which are subject to change, possibly with retroactive effect. They are intended to address only certain UK tax consequences for shareholders who are resident in the UK for UK tax purposes (except where expressly stated otherwise), who are the beneficial owners of the ordinary shares of the Company and who hold the ordinary shares of the Company as capital assets. They do not address the UK tax consequences which may be relevant to certain classes of shareholders such as traders, brokers, dealers, banks, financial institutions, insurance companies, investment companies, collective investment schemes, tax-exempt organizations, trustees, persons connected with the Company or another group company, persons holding the ordinary shares of the Company as part of hedging or conversion transactions, shareholders who have (or are deemed to have) acquired the ordinary shares of the Company by virtue of an office or employment, and shareholders who are or have been officers or employees of the Company or another group company. The statements do not apply to any shareholder who either directly or indirectly holds or controls ten per cent. or more of the Company’s share capital (or class thereof), voting power or profits.

The following is intended only as a general guide and is not intended to be, nor should it be considered to be, legal or tax advice to any particular prospective purchaser of the ordinary shares of the Company. Accordingly, prospective purchasers of the ordinary shares of the Company who are in any doubt as to their tax position regarding the acquisition, ownership and disposition of the ordinary shares of the Company or who are subject to tax in a jurisdiction other than the UK should consult their own tax advisers.

UK Shareholders

Taxation of Dividends

The Company will not be required to withhold UK income tax at source when paying dividends.

UK tax resident individual shareholders will, subject to their personal circumstances, be liable to UK income tax on dividends received on the ordinary shares of the Company. The income tax charge in respect of dividends for UK resident individual shareholders will (depending on the amount of the shareholder’s overall taxable income) be at the dividend ordinary rate of 10%, the dividend higher rate of 32.5% or the dividend additional rate of 37.5%. For this purpose, dividends are treated as the top slice of an individual shareholder’s income.

UK tax resident individual shareholders are entitled to a tax credit equal to one ninth of the value of a net dividend received from the Company and are taxed on the amount of the dividend plus the tax credit. For basic rate taxpayers, the credit discharges their UK income tax liability in respect of the dividend. Taxpayers subject to the dividend higher rate or dividend additional rate will have additional tax to pay, subject to their personal circumstances.

A UK tax resident individual shareholder who is not liable to UK income tax in respect of the dividend and other UK tax resident taxpayers who are not liable to UK tax on dividends will not be entitled to claim repayment of the tax credit attaching to dividends paid by the Company.

Shareholders who are within the charge to UK corporation tax will be subject to UK corporation tax on dividends paid by the Company, unless (subject to special rules for such shareholders that are small companies) the dividends fall within an exempt class and certain other conditions are met. It is expected that dividends will generally fall within an exempt class such that UK tax resident corporate shareholders will typically not be liable to UK corporation tax on dividends received from the Company.

Taxation of Capital Gains

A disposal of the ordinary shares of the Company by a UK tax resident shareholder who may, subject to any available exemptions or reliefs, give rise to a chargeable gain or allowable loss for the purposes of UK taxation of chargeable gains.

Special rules apply to tax gains on disposals made by individuals at a time when they are temporarily not tax resident in the UK.

Any chargeable gain (or allowable loss) will generally be calculated by reference to the consideration received for the disposal of the ordinary shares of the Company less the allowable cost to the shareholder of acquiring such ordinary shares of the Company.

For shareholders within the charge to UK corporation tax, indexation allowance on the acquisition cost may be available to reduce the amount of chargeable gain realized on a disposal of the ordinary shares of the Company but will not create or increase an allowable loss.

Non-UK Shareholders

Taxation of Dividends

The Company will not be required to withhold UK income tax at source when paying dividends.

Shareholders who are not resident in the UK for UK tax purposes and do not carry on a trade, profession or vocation through a branch, agency or permanent establishment in the UK by which the ordinary shares of the Company are used or by or for which the ordinary shares of the Company are held will not normally be liable to UK taxation on dividends received on the ordinary shares of the Company.

Shareholders who are not resident in the UK for UK tax purposes but who carry on a trade, profession or vocation in the UK through a branch, agency or permanent establishment by which the ordinary shares of the Company are used or by or for which the ordinary shares of the Company are held, depending on their circumstances, be liable to UK income tax or UK corporation tax on dividends paid by the Company.

Taxation of Capital Gains

Shareholders who are not resident in the UK for UK tax purposes and do not carry on a trade, profession or vocation through a branch, agency or permanent establishment in the UK with which the ordinary shares of the Company are used, held or acquired will not normally be liable to UK taxation on gains arising on the sale or other disposal of the ordinary shares of the Company.

A shareholder who is not resident in the UK for UK tax purposes but who carries on a trade, profession or vocation in the UK through a branch, agency or permanent establishment and has used, held or acquired the ordinary shares of the Company for the purposes of such trade, profession or vocation or such branch, agency or permanent establishment may be subject to UK tax on chargeable gains on a disposal of those ordinary shares of the Company (subject to any available exemptions or reliefs).

UK stamp duty and UK stamp duty reserve tax

UK stamp duty (at the rate of 0.5% of the amount of the value of the consideration for the transfer rounded up where necessary to the nearest £5) is payable on any instrument of transfer of the ordinary shares of the Company or agreement to transfer only an equitable interest in the ordinary shares of the Company executed within the UK or which relates to any property situated, or any matter or thing done or to be done, in the UK where the value of the consideration provided exceeds £1,000. However, in practice it should not be necessary to pay any UK stamp duty on such an instrument or agreement unless the instrument or agreement is required for any purposes in the UK. If it is necessary to pay UK stamp duty, it may also be necessary to pay interest and penalties.

UK stamp duty reserve tax, or SDRT, is charged (at the rate of 0.5% of the amount of the value of the consideration for the transfer) on certain agreements to transfer chargeable securities. Since the Company is incorporated outside of the UK, no SDRT should be payable in respect of agreements to transfer the ordinary shares of the Company provided that the ordinary shares of the Company are not registered on a register kept in the UK and are not paired with shares issued by a body corporate unincorporated in the UK. The Company does not intend to keep such a register in the UK.

Material United States Federal Income Tax Considerations

The following discussion describes (1) the material US federal income tax consequences to US Holders (defined below) under present law of an investment in our ordinary shares and (2) the potential US federal withholding tax consequences to all beneficial owners of our ordinary shares under FATCA (defined below). The discussion below regarding material US federal income tax consequence to US Holders applies only to US Holders that acquire the ordinary shares in this offering, hold the ordinary shares as capital assets and whose functional currency is the US dollar. The discussion below (including with respect to FATCA) is based on the US Internal Revenue Code of 1986, as amended (the “Code”), and existing and, in some cases, proposed US Treasury regulations, as well as judicial and administrative interpretations thereof, all as in effect or available on or before the date of this Prospectus. All of the foregoing authorities are subject to change or differing interpretation, which change or differing interpretation could apply retroactively and could affect the tax consequences described below. The Company has not obtained, and does not intend to obtain, any ruling from the Internal Revenue Service concerning any of the US federal income or withholding tax consequences discussed below. Accordingly, there can be no assurance that the Internal Revenue Service will not assert a different position concerning any of the tax consequences discussed below or that any such position would not be sustained by a court. This summary does not address any estate or gift tax consequences, any US state or local tax consequences or any non-US tax consequences or the Medicare tax on certain net investment income.

The following discussion does not deal with the tax consequences that may apply to any particular US Holder in light of such US Holder’s specific circumstances or to US Holders which may be subject to special tax rules, such as:

•	banks;

•	financial institutions;

•	regulated investment companies;

•	insurance companies;

•	broker-dealers;

•	traders that elect to mark-to-market for US federal income tax purposes;

•	tax-exempt entities, retirement plans, individual retirement accounts or tax-deferred accounts;

•	US Holders liable for alternative minimum tax;

•	US expatriates;

•	US Holders holding the ordinary shares as part of a straddle, hedging, constructive sale, wash sale, conversion or integrated transaction;

•	US Holders that actually or constructively own 10% or more of the Company’s voting stock;

•	US Holders that are resident or ordinarily resident in, or have a permanent establishment or fixed based in, a jurisdiction outside the United States;

•	US Holders that acquired the ordinary shares pursuant to the exercise of any employee share option or otherwise as compensation; or

•	partnerships or other pass-through entities and their equity investors.

PROSPECTIVE PURCHASERS OF OUR ORDINARY SHARES ARE URGED TO CONSULT THEIR TAX ADVISORS ABOUT THE APPLICATION OF THE US FEDERAL TAX RULES TO THEIR PARTICULAR CIRCUMSTANCES, AS WELL AS THE US STATE AND LOCAL TAX CONSEQUENCES AND THE NON-US TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE ORDINARY SHARES.

The discussion below of the US federal income tax consequences to “US Holders” applies to a beneficial owner of our ordinary shares that is, for US federal income tax purposes,

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for such purposes) organized under the laws of the United States, any State or the District of Columbia;

•	an estate whose income is subject to US federal income taxation regardless of its source; or

•	a trust that (1) is subject to the supervision of a court within the United States and the control of one or more US persons or (2) has a valid election in effect under applicable US Treasury regulations to be treated as a US person for such purposes.

If an entity or arrangement treated as a partnership for US federal income tax purposes holds our ordinary shares, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding our ordinary shares and the partners in such partnerships should consult their tax advisors regarding the US federal income tax consequences to them of an investment in our ordinary shares.

Distributions on our Ordinary Shares

Subject to the passive foreign investment company rules discussed below, the gross amount of distributions made by the Company with respect to the ordinary shares (including the amount of non-US taxes withheld therefrom, if any) generally will be included, as dividend income, in a US Holder’s gross income in the US Holder’s tax year in which they are received but only to the extent that such distributions are paid out of the Company’s current or accumulated earnings and profits as determined under US federal income tax principles. Distributions in excess of such earnings and profits will be treated first as a nontaxable return of capital to the extent of (and will reduce, but not below zero) the US Holder’s tax basis in its ordinary shares on a dollar-for-dollar basis and thereafter as capital gain (which will be either long-term capital gain or short-term capital gain depending upon whether the US Holder held the ordinary shares for more than one year at such time). The Company does not maintain, and does not intend to maintain, calculations of its earnings and profits under US federal income tax principles and, accordingly, a US Holder should expect to treat all distributions as dividends for US federal income tax purposes even if that distribution would otherwise be treated as a nontaxable return of capital or capital gain under the rules described above. The dividends paid with respect to our ordinary shares will generally be foreign source income for purposes of computing any allowable foreign tax credits for US federal income tax purposes and non-US taxes withheld therefrom, if any, may be creditable against the US Holder’s US federal income tax liability subject to applicable limitations. The dividends paid with respect to our ordinary shares will not be eligible for the dividends-received deduction allowed to US corporations in respect of dividends received from other US corporations.

Dividends paid with respect to our ordinary shares received by a non-corporate US Holder (including an individual) generally will be “qualified dividend income,” which is taxed at the lower applicable capital gains rate, provided that (1) our ordinary shares are readily tradable on an established securities market in the United States or the Company is eligible for the benefits of a US income tax treaty that meets certain conditions, (2) the Company is not a passive foreign investment company (as discussed below) for either the taxable year of the Company in which the dividend was paid or the preceding taxable year of the Company, (3) the US Holder satisfies certain holding period requirements with respect to our ordinary shares, and (4) the US Holder is not under an obligation to make related payments with respect to positions in substantially similar or related property. Under Internal Revenue Service authority, common or ordinary shares generally are considered for purposes of clause (1) above to be readily tradable on an established securities market in the United States if they are listed on the                     . The ordinary shares have been approved for listing on                     . There can be no assurances, however, that our ordinary shares will be considered readily tradable on an established securities market in the United States in later years. US Holders should consult their own tax advisors regarding the availability of the lower rate for dividends paid with respect to the ordinary shares.

Sale or Other Disposition of the Ordinary Shares

Subject to the passive foreign investment company rules discussed below, upon a sale or other taxable disposition of the ordinary shares, a US Holder will recognize a capital gain or loss for US federal income tax purposes in an amount equal to the difference between the amount realized from the disposition and the US Holder’s adjusted tax basis in such ordinary shares. Any such gain or loss generally will be treated as long-term capital gain or loss if the US Holder’s holding period in the ordinary shares exceeds one year at the time of the disposition. Non-corporate US Holders (including individuals) generally will be subject to US federal income tax on long-term capital gain at preferential rates. The deductibility of capital losses is subject to significant limitations. Any such gain or loss generally will be treated as US source income or loss for purposes of computing any allowable foreign tax credits for US federal income tax purposes. A US Holder’s initial tax basis in the ordinary shares generally will equal the cost of such ordinary shares.

Passive Foreign Investment Company

The Company would be classified as a passive foreign investment company for US federal income tax purposes (a “PFIC”), for any taxable year in which either: (a) at least 75% of its gross income for such taxable year is “passive income” for purposes of the PFIC rules, or (b) at least 50% of the value of its assets (determined on the basis of a quarterly average) during such taxable year produce, or are held for the production of, passive income. For this purpose, the Company will be treated as owning its proportionate share of the assets and earning its proportionate share of the income of any other corporation in which the Company owns, directly or indirectly, 25% or more of the value of such other corporation’s stock.

Based on our current estimates of, and our current projections regarding, our operations, the nature and composition of our income and the nature and valuation of our assets (including goodwill), as determined based on the anticipated price at which the ordinary shares will be sold in this offering and their expected market price following this offering, we believe that we will not be treated as a PFIC for the current taxable year and we expect that we will not be treated as a PFIC in the foreseeable future. This is a factual determination, however, that must be made annually after the close of each taxable year. Therefore, there can be no assurance that the Company will not be classified as a PFIC for the current taxable year or for any future taxable year.

If we are considered a PFIC at any time that a US Holder holds ordinary shares, any gain recognized by the US Holder on a sale or other disposition of the ordinary shares, as well as the amount of any “excess distribution” (defined below) received by the US Holder, would be allocated ratably over the US Holder’s holding period for the ordinary shares. The amounts allocated to the taxable year of the sale or other disposition (or the taxable year of receipt, in the case of an excess distribution) and to any taxable year before we became a PFIC would be taxed as ordinary income (and would not qualify for the reduced tax rate on dividend income discussed above). The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, for that taxable year, and an interest charge would be imposed with respect to the resulting tax attributable to each such other taxable year. For purposes of these rules, an excess distribution is the amount by which any distribution received by a US Holder on its ordinary shares in a taxable year exceeds 125% of the average of the annual distributions on the ordinary shares received by the US Holder during the preceding three taxable years or the US Holder’s holding period for the ordinary shares, whichever is shorter. Certain elections may be available to a US Holder that would result in alternative treatments (such as mark-to-market treatment) of the ordinary shares held by such US Holder and that may mitigate the potentially adverse tax consequences of our being a PFIC.

If we are treated as a PFIC with respect to a US Holder for any taxable year, the US Holder will be deemed to own shares in any of our subsidiaries that are also PFICs. However, an election for mark-to-market treatment would likely not be available with respect to any such subsidiaries. If we are considered a PFIC, a US Holder will also be subject to annual information reporting requirements.

Under the PFIC rules, if we were considered a PFIC at any time that a US Holder holds the ordinary shares, we would continue to be treated as a PFIC with respect to such US Holder’s investment in our ordinary shares unless (i) we cease to be a PFIC and (ii) the US Holder has made a “deemed sale” election under the PFIC rules.

US Holders should consult their own tax advisors about the potential application of the PFIC rules to an investment in the ordinary shares.

US Information Reporting and Backup Withholding

Dividend payments with respect to the ordinary shares and proceeds from the sale, exchange or redemption of the ordinary shares may be subject to information reporting to the Internal Revenue Service and possible US backup withholding. Backup withholding will not apply, however, to a US Holder that furnishes a correct taxpayer identification number and makes any other required certification or that is otherwise exempt from backup withholding. US Holders that are required to establish their exempt status may be required to provide such certification on Internal Revenue Service Form W-9. US Holders should consult their tax advisors regarding the application of the US information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a US Holder’s US federal income tax liability, and such holder may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the Internal Revenue Service and furnishing any required information.

Information with respect to foreign financial assets

Certain US Holders that are individuals or certain entities may be required to report information to the Internal Revenue Service relating to an interest in our ordinary shares, subject to certain exceptions (including an exception for ordinary shares held in accounts maintained by certain US financial institutions). US Holders should consult their tax advisors regarding the effect, if any, of this reporting requirement on their ownership and disposition of the ordinary shares.

THE DISCUSSION ABOVE IS A GENERAL SUMMARY. IT DOES NOT COVER ALL TAX MATTERS THAT MAY BE IMPORTANT TO YOU. EACH PROSPECTIVE PURCHASER SHOULD CONSULT ITS OWN TAX ADVISOR ABOUT THE TAX CONSEQUENCES OF AN INVESTMENT IN THE ORDINARY SHARES UNDER THE INVESTOR’S OWN CIRCUMSTANCES.

US Foreign Account Tax Compliance Act

Provisions under the Code and Treasury regulations thereunder, commonly referred to as “FATCA,” may impose 30% withholding on certain “withholdable payments” and “foreign passthru payments” (each as defined in the Code) made by a “foreign financial institution” (as defined in the Code) that has entered into an agreement with the Internal Revenue Service to perform certain diligence and reporting obligations with respect to the foreign financial institution’s accounts (each such foreign financial institution, a “Participating Foreign Financial Institution”). If the Company were treated as a foreign financial institution and if the Company becomes a Participating Foreign Financial Institution, such withholding may be imposed on payments on the ordinary shares (to the extent such payments are considered foreign passthru payments) to any foreign financial institution (including an intermediary through which a holder may hold ordinary shares) that is not a Participating Foreign Financial Institution or any other investor who does not provide information sufficient to establish that the investor is not subject to withholding under FATCA, unless such foreign financial institution or investor is otherwise exempt from FATCA. The term “foreign passthru payment” is not yet defined and it is therefore not clear whether or to what extent payments on the ordinary shares would be considered foreign passthru payments. Withholding on foreign passthru payments would not be required with respect to payments made before January 1, 2017. The United States has entered into intergovernmental agreements with certain non-US jurisdictions that will modify the FATCA withholding regime described above. It is not yet clear how the intergovernmental agreements will address foreign passthru payments and whether such intergovernmental agreements may relieve foreign financial institutions of any obligation to withhold on foreign passthru payments. Prospective investors should consult their tax advisors regarding the potential impact of FATCA, or any intergovernmental agreement or non-US legislation implementing FATCA, on their investment in the ordinary shares.

FATCA IS PARTICULARLY COMPLEX AND ITS APPLICATION TO THE COMPANY, THE ORDINARY SHARES AND THE HOLDERS IS SUBJECT TO CHANGE. EACH HOLDER OF SHARES SHOULD CONSULT ITS OWN TAX ADVISOR TO OBTAIN A MORE DETAILED EXPLANATION OF FATCA AND TO LEARN HOW FATCA MIGHT AFFECT EACH HOLDER IN ITS PARTICULAR CIRCUMSTANCE.

ENFORCEABILITY OF CIVIL LIABILITIES

Gates Global Inc. is incorporated in the BVI. The majority of our directors and executive officers are not residents of the United States and a majority of our assets and the assets of such persons are located outside the United States. As a result, it may not be possible for you to effect service of process within the United States upon such persons or us. In addition, you may be unable to enforce judgments obtained in courts of the United States against such persons outside the jurisdiction of their residence, including judgments predicated solely upon US securities laws.

There is uncertainty as to whether the courts in the BVI would enforce judgments obtained in the United States against us or our directors or executive officers, as well as the experts named herein, based on the civil liability provisions of the securities laws of the United States or allow actions in the BVI against us or our directors or executive officers based only upon the securities laws of the United States. Further, foreign judgments may not be given effect to by a BVI court where it would be contrary to public policy in the BVI or to the extent that they constitute the payment of an amount which is in the nature of a penalty and not in the nature of liquidated damages. In addition, no claim may be brought in the BVI.

In addition to and irrespective of jurisdictional issues, the BVI courts will not enforce a provision of the US federal securities laws that is either penal in nature or contrary to public policy. An action brought pursuant to a public or penal law, the purpose of which is the enforcement of a sanction, power or right at the instance of the state in its sovereign capacity, is unlikely to be entertained by BVI courts. An award of punitive damages under a US court judgment based upon US federal securities law could be construed by BVI courts to be penal in nature and therefore unenforceable in the BVI. Specified remedies available under the laws of US jurisdictions, including specified remedies under US federal securities laws, would not be available under BVI law or enforceable in a BVI court, if they are considered to be contrary to BVI public policy.

There is no statutory enforcement in the BVI of judgments obtained in the United States; however, the courts of the BVI will in certain circumstances recognize such a foreign judgment and treat it as a cause of action in itself which may be sued upon as a debt at common law so that no retrial of the issues would be necessary provided that:

•	the US court issuing the judgment had jurisdiction in the matter and the Company either submitted to such jurisdiction or was resident or carrying on business within such jurisdiction and was duly served with process;

•	is final and for a liquidated sum;

•	the judgment given by the US court was not in respect of penalties, taxes, fines or revenue obligations of the Company;

•	in obtaining judgment there was no fraud on the part of the person in whose favor judgment was given or on the part of the court;

•	recognition and enforcement of the judgment in the BVI would not be contrary to public policy; and

•	the proceedings pursuant to which judgment was obtained were not contrary to natural justice.

In appropriate circumstances, the BVI court may give effect in the BVI to other kinds of final foreign judgments such as declaratory orders, orders for performance of contracts and injunctions.

UNDERWRITING

Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc. and Goldman, Sachs & Co. are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us, the selling shareholders and the underwriters, the selling shareholders have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from the selling shareholders the number of ordinary shares set forth opposite its name below.

Underwriter	Number of Shares
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Citigroup Global Markets Inc.
Goldman, Sachs & Co.
Barclays Capital Inc.
Credit Suisse Securities (USA) LLC
J.P. Morgan Securities LLC
RBC Capital Markets, LLC
Deutsche Bank Securities Inc.
Morgan Stanley & Co. LLC
Nomura Securities International, Inc.
UBS Securities LLC
KeyBanc Capital Markets Inc.

Total

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We and the selling shareholders have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officers’ certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The representatives have advised us and the selling shareholders that the underwriters propose initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $             per share. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to the selling shareholders. The information assumes either no exercise or full exercise by the underwriters of their overallotment option.

	Per Share	Without Option	With Option
Public offering price	$	$	$
Underwriting discount paid by the selling shareholders	$	$	$
Proceeds, before expenses, to the selling shareholders	$	$	$

Pursuant to an engagement agreement, we retained Solebury Capital LLC, or Solebury, a Financial Industry Regulatory Authority, Inc., or FINRA, member, to provide certain financial consulting services (which do not include underwriting services) in connection with this offering. We agreed to pay Solebury, only upon successful completion of this offering, a fee of $             and, at our sole discretion, an additional potential incentive fee of $            . In determining whether we elect to award any or all of the incentive fee, we will consider the level of, and our satisfaction with, the services provided by Solebury throughout the initial public offering process. We also agreed to reimburse Solebury for reasonable and documented out of pocket expenses up to a maximum of $             and have provided indemnification of Solebury pursuant to the engagement agreement. Solebury’s services include advice with respect to selection of underwriters for this offering, deal structuring, fee and economics recommendations, distribution strategy recommendations and preparation of presentation materials. Solebury is not acting as an underwriter and has no contact with any public or institutional investor on behalf of us or the underwriters. In addition, Solebury will not underwrite or purchase any of our ordinary shares in this offering or otherwise participate in any such undertaking.

The expenses of the offering, including expenses incurred by the selling shareholders and reimbursement of certain fees of underwriters’ counsel but not including the underwriting discount, are estimated at $             and are payable by us. The underwriters have agreed to reimburse us for certain expenses in connection with this offering.

The selling shareholders have granted an option to the underwriters to purchase up to                      additional shares at the public offering price, less the underwriting discount. The underwriters may exercise this option for 30 days from the date of this prospectus solely to cover any overallotments. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares proportionate to that underwriter’s initial amount reflected in the above table.

We, our executive officers and directors and our existing security holders, including the selling shareholders, have agreed, subject to certain exceptions, not to sell or transfer any ordinary shares or securities convertible into, exchangeable for, exercisable for, or repayable with ordinary shares, for 180 days after the date of this prospectus without first obtaining the written consent of                                         . Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly:

•	offer, pledge, sell or contract to sell any ordinary shares,

•	sell any option or contract to purchase any ordinary shares,

•	purchase any option or contract to sell any ordinary shares,

•	grant any option, right or warrant for the sale of any ordinary shares,

•	lend or otherwise dispose of or transfer any ordinary shares,

•	request or demand that we file a registration statement related to the ordinary shares, or

•	enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any ordinary shares whether any such swap or transaction is to be settled by delivery of ordinary shares or other securities, in cash or otherwise.

This lock-up provision applies to ordinary shares and to securities convertible into or exchangeable or exercisable for or repayable with ordinary shares. It also applies to ordinary shares owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. In the event that either (x) during the last 17 days of the lock-up period referred to above, we issue an earnings release or material news or a material event relating to us occurs or (y) prior to the expiration of the lock-up period, we announce that we will release earnings results or become aware that material news or a material event will occur during the 16-day period beginning on the last day of the lock-up period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

We intend to apply for listing of our ordinary shares on              under the symbol “            .”

Before this offering, there has been no public market for our ordinary shares. The initial public offering price will be determined through negotiations between us and the representatives. In addition to prevailing market conditions, the factors to be considered in determining the initial public offering price are:

•	the valuation multiples of publicly traded companies that the representatives believe to be comparable to us,

•	our financial information,

•	the history of, and the prospects for, the Company and the industry in which we compete,

•	an assessment of our management, its past and present operations, and the prospects for, and timing of, our future net sales,

•	the present state of our development, and

•	the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

An active trading market for the shares may not develop. It is also possible that after the offering the shares will not trade in the public market at or above the initial public offering price.

The underwriters do not expect to sell more than 5% of the shares in the aggregate to accounts over which they exercise discretionary authority.

Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our ordinary shares. However, the representatives may engage in transactions that stabilize the price of the ordinary shares, such as bids or purchases to peg, fix or maintain that price.

In connection with the offering, the underwriters may purchase and sell our ordinary shares in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ overallotment option described above. The underwriters may close out any covered short position by either exercising their overallotment option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the overallotment option. “Naked” short sales are sales in excess of the overallotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our ordinary shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of ordinary shares made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our ordinary shares or preventing or retarding a decline in the market price of our ordinary shares. As a result, the price of our ordinary shares may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on                     , in the over-the-counter market or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our ordinary shares. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail. In addition, the representatives may facilitate Internet distribution for this offering to certain of its Internet subscription customers. The representatives may allocate a limited number of shares for sale to its online brokerage customers. An electronic prospectus is available on Internet web sites maintained by the representatives. Other than the prospectus in electronic format, the information on the web sites of the representatives is not part of this prospectus.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory, investment banking, commercial banking and other services for us and the selling shareholders for which they received or will receive customary fees and expenses. Certain of the underwriters and their respective affiliates acted as initial purchasers in connection with our September 2010 offering of the Second Lien Notes and are lenders under our senior secured credit facilities. Furthermore, certain of the underwriters and their respective affiliates may, from time to time, enter into arms-length transactions with us and the selling shareholders in the ordinary course of their business.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area (each, a “Relevant Member State”), no offer of shares may be made to the public in that Relevant Member State other than:

A.	to any legal entity which is a qualified investor as defined in the Prospectus Directive:

B.	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives; or

C.	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall require the Company or the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Relevant Member State who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive. In the case of any shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

The Company, the representatives and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

This prospectus has been prepared on the basis that any offer of shares in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares. Accordingly any person making or intending to make an offer in that Relevant Member State of shares which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of shares in circumstances in which an obligation arises for the Company or the underwriters to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or CISA. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority, or DFSA. This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission, or ASIC, in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001, the Corporations Act, and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares may only be made to persons, or Exempt Investors, who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in Hong Kong

The shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Japan

The shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

(a)	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(b)	where no consideration is or will be given for the transfer;

(c)	where the transfer is by operation of law;

(d)	as specified in Section 276(7) of the SFA; or

(e)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Addresses of Representatives

The addresses of the representatives are as follows: Merrill Lynch, Pierce, Fenner & Smith Incorporated, One Bryant Park, New York, New York 10036; Citigroup Global Markets Inc., 388 Greenwich Street, New York, New York 10013; and Goldman, Sachs & Co., 200 West Street, New York, New York 10282.

EXPENSES RELATED TO THE OFFERING

The actual and estimated expenses in connection with this offering, all of which will be borne by us, are as follows:

SEC Registration Fee		$12,880
FINRA Filing Fee		15,500
Printing and Engraving Expense
Legal Fees
Accounting Fees
Blue Sky Fees
Stock Exchange Listing Fees
Transfer Agent Fee
Miscellaneous

Total	$

VALIDITY OF COMMON STOCK

The validity of the issuance of the ordinary shares being sold in this offering and other matters under British Virgin Islands law will be passed upon for us by Walkers, our British Virgin Islands counsel. Certain other matters under US federal law will be passed upon for us by Latham & Watkins LLP, Washington, District of Columbia. Certain legal matters will be passed upon for the underwriters by Fried, Frank, Harris, Shriver & Jacobson LLP, New York, New York.

EXPERTS

The consolidated financial statements of Pinafore Holdings B.V. and subsidiaries as of December 31, 2012 and 2011, and for the periods from January 1, 2012 through December 31, 2012, January 1, 2011 through December 31, 2011, September 1, 2010 through December 31, 2010 (Successor Company operations) and for the period from January 3, 2010 through September 24, 2010 (Predecessor Company operations), included in this Prospectus have been audited by Deloitte LLP, an independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion on the consolidated financial statements and includes an explanatory paragraph related to the adoption of International Accounting Standard 19, Employee Benefits (2011) (“IAS 19R”) and the change in presentation of certain expenses in the consolidated income statement). Such consolidated financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statement of Gates Global Inc. included in this Prospectus has been audited by Deloitte LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statement is included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1 pursuant to the Securities Act, covering the ordinary shares being offered hereby. This prospectus, which constitutes part of the registration statement, does not contain all the information set forth in the registration statement. For further information about us and our ordinary shares, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. Statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed.

You may inspect a copy of the registration statement and the exhibits and schedules to the registration statement without charge at the Public Reference Room of the SEC at 100 F Street, NE, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You can receive copies of these documents upon payment of a duplicating fee by writing to the SEC. The SEC maintains a web site at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. You can also inspect our registration statement on this web site.

As a result of the offering, we will be subject to the information reporting requirements of the Exchange Act, applicable to foreign private issuers. As a foreign private issuer, we are exempt from certain rules and regulations under the Exchange Act prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act, with respect to their purchase and sale of our ordinary shares. In addition, we are not required to file reports and financial statements with the SEC as frequently or as promptly as US companies whose securities are registered under the Exchange Act. However, we will file with the SEC an annual report on Form 20-F containing financial statements audited by an independent accounting firm. Our annual report on Form 20-F will be due within four months after the end of the fiscal year starting with the report for the fiscal year ending June 30, 2012. We also intend to furnish reports on Form 6-K containing unaudited financial information for the first three quarters of each fiscal year and other material information.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Pinafore Holdings B.V.

We have audited the accompanying consolidated balance sheets of Pinafore Holdings B.V. and subsidiaries (the ‘Company’) as of December 31, 2012 and 2011, and the related consolidated statements of income, comprehensive income, changes in equity and cash flows for the periods from January 1, 2012 through December 31, 2012, January 1, 2011 through December 31, 2011 and September 1, 2010 through December 31, 2010 (Successor Company operations) and for the period from January 3, 2010 through September 24, 2010 (Predecessor Company operations). These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the Successor Company consolidated financial statements present fairly, in all material respects, the financial position of Pinafore Holdings B.V. and subsidiaries as of December 31, 2012 and 2011 and the results of their operations and their cash flows for the period from January 1, 2012 through December 31, 2012, January 1, 2011 through December 31, 2011 and September 1, 2010 through December 31, 2010, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board. Further, in our opinion, the Predecessor Company consolidated financial statements referred to above present fairly, in all material respects, the results of their operations and their cash flows for the period from January 3, 2010 through September 24, 2010 in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

As discussed in Note 3A to the consolidated financial statements, the Company has changed its method of accounting for defined benefit pension plans to reflect the adoption of International Accounting Standard 19, Employee Benefits (2011) (“IAS 19R”) and changed the presentation of certain expenses in the consolidated income statement. These adjustments were retrospectively applied in the periods from January 1, 2012 through December 31, 2012, January 1, 2011 through December 31, 2011 and September 1, 2010 through December 31, 2010 (Successor Company operations) and for the period from January 3, 2010 through September 24, 2010 (Predecessor Company operations).

/s/ Deloitte LLP

London, United Kingdom

February 19, 2013 (December 22, 2013 as to the effect of the retrospective application of IAS 19R and the change in presentation of certain expenses as described in Notes 3A and 35 and the re-presentation of segments as described in Note 5)

Pinafore Holdings B.V.

Group Financial Statements

CONSOLIDATED INCOME STATEMENT

		SUCCESSOR			PREDECESSOR
	Note	Fiscal 2012* $ million	Fiscal 2011* $ million	Q4 2010* $ million	9M 2010* $ million
Continuing operations
Sales	5	3,037.3	3,426.4	900.2	2,443.4
Cost of sales		(1,944.4)	(2,269.1)	(728.7)	(1,625.9)

Gross profit		1,092.9	1,157.3	171.5	817.5
Distribution costs		(358.0)	(376.0)	(101.2)	(271.4)
Administrative expenses		(530.7)	(572.1)	(190.5)	(272.5)
Transaction costs	6	—	(0.6)	(78.2)	(40.1)
Impairments	7	(3.1)	(38.0)	—	—
Restructuring costs	8	(26.8)	(38.8)	(3.6)	(8.0)
Net (loss)/gain on disposals and on the exit of businesses	8	(0.6)	60.8	—	7.1
Share of profit of associates	23	0.4	1.5	1.3	1.3

Operating profit/(loss)		174.1	194.1	(200.7)	233.9

Interest expense	11	(208.3)	(276.0)	(75.5)	(21.4)
Investment income	12	2.9	4.7	2.4	3.3
Other finance expense	13	(73.6)	(16.7)	(29.3)	(16.7)
Net finance costs		(279.0)	(288.0)	(102.4)	(34.8)

(Loss)/profit before tax		(104.9)	(93.9)	(303.1)	199.1
Income tax benefit/(expense)	14	77.7	19.0	22.5	(57.1)

(Loss)/profit for the period from continuing operations		(27.2)	(74.9)	(280.6)	142.0

Discontinued operations
Profit for the period from discontinued operations	15	775.8	119.0	7.7	93.5

Profit/(loss) for the period	16	748.6	44.1	(272.9)	235.5
Non-controlling interests		(23.1)	(29.3)	(0.9)	(26.2)

Profit/(loss) for the period attributable to equity shareholders		725.5	14.8	(273.8)	209.3

*	Restated (see note 3A) and re-presented for discontinued operations (see note 15)

Pinafore Holdings B.V.

Group Financial Statements

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

		SUCCESSOR			PREDECESSOR
	Note	Fiscal 2012* $ million	Fiscal 2011* $ million	Q4 2010* $ million	9M 2010* $ million
Profit/(loss) for the period		748.6	44.1	(272.9)	235.5

Other comprehensive (loss)/income
Items that will not be reclassified subsequently to profit or loss:
Post-employment benefits:
– Net actuarial (loss)/gain	35	(89.6)	50.1	74.4	(20.0)
– Effect of the asset ceiling	35	40.4	(35.0)	(20.2)	0.7

		(49.2)	15.1	54.2	(19.3)
Income tax benefit/(expense)	14	12.0	(9.9)	(17.4)	(2.7)

		(37.2)	5.2	36.8	(22.0)
Items that may be reclassified subsequently to profit or loss:
Foreign currency translation:
– Currency translation differences on foreign operations:
Subsidiaries		53.5	(62.5)	23.9	7.3
Associates		0.3	0.6	0.3	0.6
– (Loss)/gain on net investment hedges		(0.8)	3.6	(2.5)	0.5
– Reclassification to profit or loss of currency translation gain on foreign operations sold		(3.3)	—	—	—

		49.7	(58.3)	21.7	8.4
Available-for-sale investments:
– Unrealized gain/(loss) arising in the period		0.5	(0.4)	0.2	(0.1)

		0.5	(0.4)	0.2	(0.1)

		50.2	(58.7)	21.9	8.3
Income tax benefit/(expense)	14	1.6	(0.7)	(0.1)	—

		51.8	(59.4)	21.8	8.3

Other comprehensive (loss)/income		14.6	(54.2)	58.6	(13.7)

Comprehensive income/(loss) for the period		763.2	(10.1)	(214.3)	221.8

Attributable to:
– Equity shareholders in Pinafore Holdings B.V.
Arising from continuing operations		(43.4)	(156.9)	(231.6)	99.8
Arising from discontinued operations		783.4	113.8	10.5	90.7
		740.0	(43.1)	(221.1)	190.5
– Non-controlling interests		23.2	33.0	6.8	31.3

		763.2	(10.1)	(214.3)	221.8

*	Restated (see note 3A) and represented for discontinued operations (see note 15)

An analysis of each item of other comprehensive (loss)/income by component of equity is presented in note 40.

Pinafore Holdings B.V.

Group Financial Statements

CONSOLIDATED CASH FLOW STATEMENT

		SUCCESSOR			PREDECESSOR
	Note	Fiscal 2012 $ million	Fiscal 2011 $ million	Q4 2010 $ million	9M 2010 $ million
Operating activities
Cash generated from operations	19	514.2	611.0	66.3	215.2
Income taxes paid		(84.3)	(104.4)	(22.3)	(66.2)
Income taxes received		8.1	15.3	1.4	45.7

Net cash inflow from operating activities		438.0	521.9	45.4	194.7

Investing activities
Purchase of property, plant and equipment		(103.3)	(108.4)	(60.2)	(90.0)
Purchase of computer software		(6.5)	(7.8)	—	(5.7)
Capitalization of development costs		(0.5)	(1.8)	(2.3)	(0.5)
Disposal of property, plant and equipment		9.2	17.5	2.7	24.6
Purchase of available-for-sale investments		(0.4)	—	—	—
Investments in associates		—	(0.4)	(0.5)	—
Sale of investments in associates		2.5	—	—	—
Purchase of interests in subsidiaries, net of cash acquired	41	(2.0)	(29.6)	(4,043.9)	(41.2)
Sale of businesses and subsidiaries, net of cash disposed	42	1,947.3	475.7	4.0	(4.0)
Interest received		2.8	2.0	1.4	13.3
Dividends received from associates		0.1	0.5	—	0.5

Net cash inflow/(outflow) from investing activities		1,849.2	347.7	(4,098.8)	(103.0)

Financing activities
Issue of shares		—	—	2,142.3	5.5
Return of share capital		(1,161.9)	—	—	—
Draw-down of bank and other loans		2.1	1.9	3,150.0	—
Repayment of bank and other loans		(896.3)	(549.7)	(460.4)	(0.8)
Premium on redemption of debt instruments		(62.6)	(3.8)	(4.6)	—
Receipts/(payments) on foreign currency derivatives		1.3	5.0	(2.2)	(20.3)
Settlement of interest rate swaps		—	—	—	64.7
Capital element of finance lease rental payments		(0.3)	(0.5)	(0.2)	(0.7)
Interest element of finance lease rental payments		(0.3)	(0.2)	—	(0.2)
Decrease/(increase) in collateralized cash		4.1	30.5	(44.9)	—
Purchase of non-controlling interest	36	—	(13.1)	—	—
Return of management investment	39	—	(0.7)	—	—
Purchase of own shares		(11.8)	(0.3)	—	(6.2)
Interest paid		(160.0)	(215.0)	(58.1)	(15.2)
Financing costs paid		(5.8)	(36.9)	(182.4)	—
Equity dividend paid		—	—	—	(56.9)
Investment by a minority shareholder in a subsidiary		2.5	1.5	11.7	—
Dividend paid to a minority shareholder in a subsidiary		(45.6)	(64.4)	—	(12.0)

Net cash (outflow)/inflow from financing activities		(2,334.6)	(845.7)	4,551.2	(42.1)

(Decrease)/increase in net cash and cash equivalents		(47.4)	23.9	497.8	49.6
Net cash and cash equivalents at the beginning of the period		474.5	452.2	—	440.2
Foreign currency translation		1.3	(1.6)	(45.6)	1.3

Net cash and cash equivalents at the end of the period		428.4	474.5	452.2	491.1

Analysis of net cash and cash equivalents:

	As at December 31, 2012 $ million	As at December 31, 2011 $ million	As at December 31, 2010 $ million
Cash and cash equivalents	431.3	480.0	459.3
Bank overdrafts	(2.9)	(5.5)	(7.1)

	428.4	474.5	452.2

Pinafore Holdings B.V.

Group Financial Statements

CONSOLIDATED BALANCE SHEET

	Note	As at December 31, 2012 $ million	As at December 31, 2011 $ million
Non-current assets
Goodwill	20	1,326.1	1,585.4
Other intangible assets	21	1,450.6	1,931.2
Property, plant and equipment	22	693.2	902.9
Investments in associates	23	6.1	6.6
Trade and other receivables	25	21.0	20.1
Deferred tax assets	37	6.1	7.9
Post-employment benefit surpluses	35	0.7	6.7

		3,503.8	4,460.8

Current assets
Inventories	24	476.8	571.7
Trade and other receivables	25	629.7	728.4
Income tax recoverable		18.9	20.5
Available-for-sale investments	27	16.3	1.1
Cash and cash equivalents	28	431.3	480.0

		1,573.0	1,801.7

Assets held for sale	29	6.8	442.7

Total assets		5,083.6	6,705.2

Current liabilities
Bank overdrafts	30	(2.9)	(5.5)
Bank and other loans	30	(14.2)	(42.4)
Obligations under finance leases	31	(0.1)	(0.2)
Trade and other payables	32	(429.0)	(545.0)
Income tax liabilities		(91.7)	(85.5)
Provisions	38	(52.0)	(33.9)

		(589.9)	(712.5)

Non-current liabilities
Bank and other loans	30	(1,785.4)	(2,611.7)
Obligations under finance leases	31	(2.5)	(2.6)
Trade and other payables	32	(54.9)	(47.2)
Post-employment benefit obligations	35	(190.2)	(197.1)
Deferred tax liabilities	37	(490.8)	(650.9)
Provisions	38	(26.0)	(25.3)

		(2,549.8)	(3,534.8)

Liabilities directly associated with assets held for sale	29	—	(114.3)

Total liabilities		(3,139.7)	(4,361.6)

Net assets		1,943.9	2,343.6

Capital and reserves
Share capital	39	—	—
Shares to be issued	39	—	—
Share premium account	39	984.0	2,143.3
Own shares	39	(10.8)	(0.3)
Currency translation reserve		4.6	(47.4)
Available-for-sale reserve		—	(0.1)
Accumulated surplus/(deficit)		716.8	(20.6)

Shareholders’ equity		1,694.6	2,074.9
Non-controlling interests		249.3	268.7

Total equity		1,943.9	2,343.6

The consolidated financial statements were approved by the Board of Directors and authorized for issue on February 19, 2013.

Pinafore Holdings B.V.

Group Financial Statements

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

SUCCESSOR

	Share capital (note 39) $ million	Shares to be issued (note 39) $ million	Share premium account (note 39) $ million	Own shares (note 39) $ million	Available- for-sale reserve $ million	Currency translation reserve $ million	Accumulated surplus/ (deficit) $ million	Total shareholders’ equity $ million	Non- controlling interests $ million	Total equity $ million
As at September 25, 2010	—	—	—	—	—	—	—	—	—	—

Q4 2010*
(Loss)/profit for the period	—	—	—	—	—	—	(273.8)	(273.8)	0.9	(272.9)
Other comprehensive income	—	—	—	—	—	16.2	36.5	52.7	5.9	58.6

Comprehensive income/(loss)	—	—	—	—	—	16.2	(237.3)	(221.1)	6.8	(214.3)

Other changes in equity:
– Issue of shares	—	—	2,124.7	—	—	—	—	2,124.7	—	2,124.7
– Acquisition of subsidiaries	—	—	—	—	—	—	—	—	304.5	304.5
– Subscription by management	—	17.6	—	—	—	—	—	17.6	—	17.6
– Share-based incentives (including a tax benefit of $nil)	—	—	—	—	—	—	107.1	107.1	0.2	107.3

As at December 31, 2010	—	17.6	2,124.7	—	—	16.2	(130.2)	2,028.3	311.5	2,339.8

Fiscal 2011*
Profit for the period	—	—	—	—	—	—	14.8	14.8	29.3	44.1
Other comprehensive (loss)/income	—	—	—	—	(0.1)	(63.6)	5.8	(57.9)	3.7	(54.2)

Comprehensive (loss)/income	—	—	—	—	(0.1)	(63.6)	20.6	(43.1)	33.0	(10.1)

Other changes in equity:
– Return of management interest	—	(0.7)	—	—	—	—	—	(0.7)	—	(0.7)
– Issue of B Shares	—	(16.9)	18.6	—	—	—	—	1.7	—	1.7
– Share-based incentives (including a tax benefit of $0.4 million)	—	—	—	—	—	—	89.0	89.0	0.2	89.2
– Buy-back of shares from management	—	—	—	(0.3)	—	—	—	(0.3)	—	(0.3)
– Purchase of non-controlling interest	—	—	—	—	—	—	—	—	(13.1)	(13.1)
– Shares issued by a subsidiary to minority shareholders	—	—	—	—	—	—	—	—	1.5	1.5
– Dividends paid to minority shareholders	—	—	—	—	—	—	—	—	(64.4)	(64.4)

As at December 31, 2011	—	—	2,143.3	(0.3)	(0.1)	(47.4)	(20.6)	2,074.9	268.7	2,343.6

Fiscal 2012*
Profit for the period	—	—	—	—	—	—	725.5	725.5	23.1	748.6
Other comprehensive income/(loss)	—	—	—	—	0.1	52.0	(37.6)	14.5	0.1	14.6

Comprehensive income	—	—	—	—	0.1	52.0	687.9	740.0	23.2	763.2

Other changes in equity:
– Subscription for shares not yet issued	—	0.3	—	—	—	—	(0.3)	—	—	—
– Issue of B Shares	—	(0.3)	2.6	—	—	—	(2.3)	—	—	—
– Buy-back of shares from management	—	—	—	(11.8)	—	—	—	(11.8)	—	(11.8)
– Issue of own shares to management	—	—	—	1.3	—	—	(1.3)	—	—	—
– Cash settlement of share schemes	—	—	—	—	—	—	(0.3)	(0.3)	—	(0.3)
– Conversion of share premium to share capital	1,161.9	—	(1,161.9)	—	—	—	—	—	—	—
– Return of capital	(1,161.9)	—	—	—	—	—	—	(1,161.9)	—	(1,161.9)
– Share-based incentives (including a tax benefit of $1.2 million)	—	—	—	—	—	—	53.7	53.7	0.5	54.2
– Shares issued by a subsidiary to minority shareholders	—	—	—	—	—	—	—	—	2.5	2.5
– Dividends paid to minority shareholders	—	—	—	—	—	—	—	—	(45.6)	(45.6)

As at December 31, 2012	—	—	984.0	(10.8)	—	4.6	716.8	1,694.6	249.3	1,943.9

*	Restated (see note 3A)

An analysis of each item of other comprehensive (loss)/income by component of equity is presented in note 40.

Pinafore Holdings B.V.

Group Financial Statements

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

PREDECESSOR

	Share capital (note 39) $ million	Share premium account (note 39) $ million	Own shares (note 39) $ million	Capital redemption reserve (note 39) $ million	Currency translation reserve $ million	Available- for-sale reserve $ million	Accumulated deficit $ million	Total shareholders’ equity $ million	Non- controlling interests $ million	Total equity $ million
As at January 2, 2010	79.6	799.2	(8.2)	921.8	(93.0)	(0.9)	(161.9)	1,536.6	141.4	1,678.0

9M 2010*
Profit for the period	—	—	—	—	—	—	209.3	209.3	26.2	235.5
Other comprehensive income/(loss)	—	—	—	—	3.1	(0.1)	(21.8)	(18.8)	5.1	(13.7)

Comprehensive income/(loss)	—	—	—	—	3.1	(0.1)	187.5	190.5	31.3	221.8

Other changes in equity:
– Issue of ordinary shares	0.3	15.1	—	—	—	—	—	15.4	—	15.4
– Dividends paid on ordinary shares	—	—	—	—	—	—	(56.9)	(56.9)	—	(56.9)
– Purchase of own shares	—	—	(6.2)	—	—	—	—	(6.2)	—	(6.2)
– Transfer of own shares	—	—	14.4	—	—	—	(14.4)	—	—	—
– Share-based incentives (including a tax benefit of $5.2 million)	—	—	—	—	—	—	26.4	26.4	—	26.4
– Dividends paid to minority shareholders	—	—	—	—	—	—	—	—	(12.0)	(12.0)

As at September 24, 2010	79.9	814.3	—	921.8	(89.9)	(1.0)	(19.3)	1,705.8	160.7	1,866.5

*	Restated (see note 3A)

An analysis of each item of other comprehensive income/(loss) by component of equity is presented in note 40.

Pinafore Holdings B.V.

Group Financial Statements

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1. Incorporation of the Company and acquisition of Tomkins

Pinafore Holdings B.V. (‘the Company’ or ‘the Successor’) was incorporated on September 1, 2010 in and under the laws of The Netherlands.

The Company’s immediate and ultimate parent entity is Pinafore Coöperatief U.A. (‘the Co-operative’), which also operates in and under the laws of The Netherlands. The Co-operative is owned by a consortium representing the interests of Onex Corporation (‘Onex’), a Canadian private equity investor, Onex Partners III and various syndication participants, and the Canada Pension Plan Investment Board (‘CPPIB’), collectively the ‘Sponsors’.

On September 24, 2010, Tomkins Acquisitions Limited (formerly Pinafore Acquisitions Limited), a 100%-owned subsidiary of the Company that is incorporated in and under the laws of the United Kingdom, acquired the entire issued ordinary share capital of Tomkins plc (‘the Predecessor’).

Tomkins plc was incorporated in and under the laws of the United Kingdom. On the acquisition date, Tomkins plc was re-registered as a private company and its name was changed to Tomkins Limited.

Further information on the acquisition of the group headed by Tomkins Limited (‘Tomkins’) is presented in note 41.

References in these consolidated financial statements to ‘the Group’ refer, in the periods prior to the acquisition of Tomkins, to Tomkins Limited and its subsidiaries and, in the period subsequent to the acquisition of Tomkins, to the Company and its subsidiaries.

2. Nature of operations

The Group comprises a global engineering and manufacturing business. During Fiscal 2011 and Fiscal 2012, the Group disposed of a number of its businesses and Management therefore distinguishes between those of the Group’s operating segments that are ‘ongoing’ and those that have been exited but which do not meet the conditions to be classified as discontinued operations (‘Exited’). As at December 31, 2012, the Group is comprised of two ongoing businesses: Gates and Aquatic.

Gates manufactures a wide range of systems and components for the industrial equipment, car and truck manufacturing markets, and industrial and automotive aftermarkets throughout the world. The business is comprised of four operating segments: Gates North America, Gates Europe, Middle East & Africa (‘Gates EMEA’), Gates Asia and the Pacific Regions (‘Gates APAC’) and Gates South America.

Aquatic manufactures baths and whirlpools for the residential, and hotel and resort development markets, mainly in North America.

Three further operating segments, Powertrain, Other I&A and Doors & Windows, are included in continuing operations, but are classified as exited segments. Powertrain, which was sold in Fiscal 2011, specializes in powder metal and engineered powertrain components. The Other I&A businesses, Ideal, Dexter Chassis and Plews, were sold during Fiscal 2011. They manufacture a range of industrial and automotive products including gear clamps, chassis components and automotive lubrication products and repair tools. The Doors & Windows segment comprises a business that was closed during 2009.

The final three operating segments, Sensors & Valves, Dexter and Air Distribution, were sold during Fiscal 2012 and are classified as discontinued operations (see note 15).

3. Principal accounting policies

A. Basis of preparation

The consolidated financial statements have been prepared on a going concern basis in accordance with International Financial Reporting Standards (‘IFRS’) as issued by the International Accounting Standards Board (‘IASB’) and, except as described under the heading ‘Financial instruments’, under the historical cost convention.

Pinafore Holdings B.V.

Group Financial Statements

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

3. Principal accounting policies continued

A. Basis of preparation (continued)

The functional currency of the Company is the US dollar and these financial statements are accordingly presented in US dollars.

Regulatory requirements in certain jurisdictions require that previously-issued financial statements be retrospectively adjusted to provide the impacts of the adoption of new accounting standards if those standards are determined to have a material impact. Accordingly, the Company has retrospectively restated its historical consolidated financial statements and selected disclosures to reflect the retrospective application of IAS 19 ‘Employee Benefits (2011)’ (‘IAS 19R’), the change in presentation of certain expenses as described below and the re-presentation of segments as described in note 5, the effects of which were measured and recorded in the financial statements subsequent to February 19, 2013. The Company has not adjusted for any other impacts between that date and December 22, 2013, the date that these financial statements were re-issued.

Except as outlined below, the Group’s accounting policies are unchanged compared with the year ended December 31, 2011.

At the beginning of January 2013, the Group adopted the following accounting pronouncements that require retrospective application, and are relevant to its operations:

•	IFRS 10 ‘Consolidated Financial Statements’

•	IFRS 11 ‘Joint Arrangements’

•	Consolidated Financial Statements, Joint Arrangements and Disclosure of Interests in Other Entities: Transition Guidance

•	IAS 19 ‘Employee Benefits (2011)’

•	‘Presentation of Items of Other Comprehensive Income (Amendments to IAS 1)’

•	IAS 28 ‘Investments in Associates and Joint Ventures (2011)’
•	‘Improvements to IFRSs 2011’

The amendments to IAS 1 require additional disclosures in the other comprehensive income section such that items of other comprehensive income are grouped into two categories: (i) items that will not be reclassified subsequently to profit or loss; and (ii) items that may be reclassified subsequently to profit or loss when specific conditions are met. Income tax on items of other comprehensive income is required to be allocated on the same basis. These amendments have been applied retrospectively and hence the presentation of items of other comprehensive income has been modified to reflect the changes.

IFRS 10 ‘Consolidated Financial Statements’ builds on existing principles by identifying the concept of control as the determining factor in whether or not an entity should be included within the consolidated financial statements of the parent company.

The only pronouncement adopted during the period that had any significant impact on the results of the Group during the period was the retrospective application of IAS 19R. This pronouncement sets out revised requirements for pensions and other post-retirement benefits and termination benefits. The key revisions relevant to the Group include the replacement of the concepts of interest cost and expected return on plan assets with a ‘net interest’ charge which is calculated by applying the discount rate to the net defined benefit liability or asset, and the introduction of enhanced disclosures around defined benefit plans. The retrospective adoption of this pronouncement had no impact on the consolidated balance sheet as at December 31, 2012 or December 31, 2011, but there was an impact on the Group’s results from operations for all periods presented, which is summarized in the table below.

Pinafore Holdings B.V.

Group Financial Statements

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

3. Principal accounting policies continued

A. Basis of preparation (continued)

In addition to the restatement described above, the Group has re-presented its comparative information for the following:

•	revisions to the cost allocations the segmental reporting as described in note 5; and

•	the reclassification of certain costs in the consolidated income statement to present more appropriately the Group’s expenses based on their function. These amounts were previously included primarily in cost of sales, however, based on a re-assessment of their nature and their presentation, it has been determined that they are more aligned with administrative expenses, and with distribution costs. To reflect this change in presentation, cost of sales in each of the periods has been reduced and adjustments have been made to distribution expenses and to
administrative expenses. These reclassifications have had no impact on operating profit for any of the periods presented.

•	Certain comparative numbers within net finance costs have been reclassified in these consolidated financial statements. The net loss on financial liabilities held at amortized cost was previously included in other finance expense rather than in interest expense. In Fiscal 2011, $21.2 million has therefore been reclassified from other finance expense to interest expense. Prior to this reclassification interest expense from total operations in Fiscal 2011 was $318.1 million and other finance expense in Fiscal 2011 was $26.7 million. These reclassifications have had no impact on net finance costs or profit/(loss) for the period.

Pinafore Holdings B.V.

Group Financial Statements

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

3. Principal accounting policies continued

A. Basis of preparation (continued)

The restatements and re-presentations described above may be summarized as follows:

	Successor
	Fiscal 2012				Fiscal 2011
	Amounts as previously disclosed	Retrospective impact of IAS19R	Re- presentation of costs	Amounts as restated	Amounts as previously disclosed	Retrospective impact of IAS19R	Re- presentation of costs	Amounts as restated
Consolidated income statement
Cost of sales	(1,963.6)	—	19.2	(1,944.4)	(2,288.3)	—	19.2	(2,269.1)
Distribution costs	(355.4)	—	(2.6)	(358.0)	(373.4)	—	(2.6)	(376.0)
Administrative expenses	(511.7)	(2.4)	(16.6)	(530.7)	(552.0)	(3.5)	(16.6)	(572.1)
Interest expense	(262.5)	54.2	—	(208.3)	(334.3)	58.3	—	(276.0)
Investment income	68.8	(65.9)	—	2.9	65.4	(60.7)	—	4.7
Other finance expense	(66.7)	(6.9)	—	(73.6)	(5.5)	(11.2)	—	(16.7)
Income tax benefit	71.1	6.6	—	77.7	13.5	5.5	—	19.0
Profit/(loss) for the period from discontinued operations	777.4	(1.6)	—	775.8	120.5	(1.5)	—	119.0

		(16.0)	—			(13.1)	—

Consolidated statement of comprehensive income
Post-employment benefits	(72.6)	23.4	—	(49.2)	(4.4)	19.5	—	15.1
Income tax benefit/(expense)	21.0	(7.4)	—	13.6	(4.2)	(6.4)	—	(10.6)

		16.0	—			13.1	—

Net impact		—	—			—	—

Pinafore Holdings B.V.

Group Financial Statements

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

3. Principal accounting policies continued

A. Basis of preparation (continued)

	Successor				Predecessor
	Q4 2010				9M 2010
	Amounts as previously disclosed	Retrospective impact of IAS19R	Re- presentation of costs	Amounts as restated	Amounts as previously disclosed	Retrospective impact of IAS19R	Re- presentation of costs	Amounts as restated
Consolidated income statement
Cost of sales	(733.7)	—	5.0	(728.7)	(1,640.9)	—	15.0	(1,625.9)
Distribution costs	(100.6)	—	(0.6)	(101.2)	(269.4)	—	(2.0)	(271.4)
Administrative expenses	(185.4)	(0.7)	(4.4)	(190.5)	(257.6)	(1.9)	(13.0)	(272.5)
Interest expense	(89.4)	13.9	—	(75.5)	(67.7)	46.3	—	(21.4)
Investment income	17.2	(14.8)	—	2.4	44.1	(40.8)	—	3.3
Other finance expense	(27.1)	(2.2)	—	(29.3)	(2.7)	(14.0)	—	(16.7)
Income tax benefit	21.0	1.5	—	22.5	(60.2)	3.1	—	(57.1)
Profit/(loss) for the period from discontinued operations	8.1	(0.4)	—	7.7	94.3	(0.8)	—	93.5

		(2.7)	—			(8.1)	—

Consolidated statement of comprehensive income
Post-employment benefits	49.9	4.3	—	54.2	(31.0)	11.7	—	(19.3)
Income tax benefit/(expense)	(15.9)	(1.6)	—	(17.5)	0.9	(3.6)	—	(2.7)

		2.7	—			8.1	—

Net impact		—	—			—	—

Pinafore Holdings B.V.

Group Financial Statements

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

3. Principal accounting policies continued

B. Accounting periods

Financial statements are presented for the periods preceding and succeeding the acquisition of Tomkins.

The financial statements for the periods preceding the acquisition of Tomkins, the Predecessor financial statements, comprise the consolidated financial statements of Tomkins Limited. Prior to the acquisition, Tomkins drew up its annual financial statements to the Saturday nearest December 31. Accordingly, the Predecessor financial statements are presented for the 38-week period from January 3, 2010 to September 24, 2010 (‘9M 2010’). The Predecessor financial statements do not reflect the effects of the accounting for the acquisition of Tomkins.

The financial statements for the period succeeding the acquisition, the Successor financial statements, comprise the Company’s consolidated financial statements. The Company draws up its annual financial statements to December 31. Although the Company was incorporated on September 1, 2010, it had no assets or liabilities (other than the proceeds of the shares issued on incorporation) and no operations prior to the acquisition of Tomkins. Accordingly, the Successor financial statements present the results of the Successor’s operations for the 14-week period from September 25, 2010 to December 31, 2010 (‘Q4 2010’) and for the years ended December 31, 2011 (‘Fiscal 2011’) and December 31, 2012 (‘Fiscal 2012’).

C. Basis of consolidation

The consolidated financial statements include the results, cash flows and assets and liabilities of the Company and its subsidiaries, and the Group’s share of the results and net assets of its associates.

A subsidiary is an entity controlled, either directly or indirectly, by the Company. Control is achieved when the Group is exposed, or has rights, to variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee. Specifically, the Group controls an investee if and only if the Group has:

•	Power over the investee (i.e. existing rights that give it the current ability to direct the relevant activities of the investee)

•	Exposure, or rights, to variable returns from its involvement with the investee, and

•	The ability to use its power over the investee to affect its returns

When the Group has less than a majority of the voting or similar rights of an investee, the Group considers all relevant facts and circumstances in assessing whether it has power over an investee, including:

•	The contractual arrangement with the other vote holders of the investee

•	Rights arising from other contractual arrangements

•	The Group’s voting rights and potential voting rights

The Group re-assesses whether or not it controls an investee if facts and circumstances indicate that there are changes to one or more of the three elements of control.

The results of a subsidiary acquired during the period are included in the Group’s results from the effective date of acquisition. The results of a subsidiary sold during the period are included in the Group’s results up to the effective date of disposal.

Intra-Group transactions and balances, and any unrealized profits or losses arising from intra-Group transactions, are eliminated on consolidation.

Pinafore Holdings B.V.

Group Financial Statements

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

3. Principal accounting policies continued

D. Associates

An associate is an entity over which the Company, either directly or indirectly, is in a position to exercise significant influence by participating in, but not controlling or jointly controlling, the financial and operating policy decisions of the entity.

Associates are accounted for using the equity method whereby the investments in associates are carried in the balance sheet at cost as adjusted for changes in the Group’s share of the net assets of the associate, less any recognized impairment. Comprehensive income or losses recognized by the Company or its subsidiaries on transactions with an associate are eliminated to the extent of the Group’s interest in the associate concerned.

Losses of an associate in excess of the Group’s interest in the entity are not recognized, except to the extent that the Group has incurred obligations on behalf of the entity.

E. Foreign currency translation

At entity level, transactions denominated in currencies other than the entity’s functional currency are translated into the entity’s functional currency at the exchange rate ruling on the date of the transaction. Monetary assets and liabilities denominated in foreign currencies are translated at the exchange rate ruling on the balance sheet date. Currency translation differences arising at an entity level are recognized in profit or loss.

On consolidation, the results of foreign operations are translated into the Group’s presentation currency at the average exchange rate for the period and their assets and liabilities (including attributable goodwill and fair value adjustments arising on acquisition) are translated into the Group’s presentation currency at the exchange rate ruling on the balance sheet date. Currency translation differences arising on consolidation are recognized in other comprehensive income (‘OCI’) and taken to the currency translation reserve.

In the event that a foreign operation is sold, the gain or loss on disposal recognized in profit or loss is determined after taking into account the cumulative currency translation differences arising on consolidation of the operation.

In the cash flow statement, the cash flows of foreign operations are translated into the Group’s presentation currency at the average exchange rate for the period.

F. Revenue

Revenue from the sale of goods is measured at the invoiced amount net of returns, early settlement discounts, rebates and sales taxes and is recognized only where there is persuasive evidence of a sales agreement, the delivery of goods has occurred and, where there are contractual acceptance provisions, the customer has accepted the goods (or the right to reject them has lapsed), the sale price is fixed or determinable and the collectability of revenue is reasonably assured.

Where a customer has the right to return unwanted goods, future returns are estimated based on historical returns profiles. Settlement discounts that may apply to unpaid invoices are estimated based on the settlement histories of the relevant customers. Rebates that may apply to issued invoices are estimated based on expected total qualifying sales to the relevant customers.

Interest income is accrued on a time basis using the effective interest method.

Dividend income is recognized when the shareholder’s right to receive payment has been established.

G. Restructuring initiatives

Restructuring initiatives comprise expenses incurred in major projects undertaken to rationalize and improve the cost competitiveness of the Group and

Pinafore Holdings B.V.

Group Financial Statements

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

3. Principal accounting policies continued

G. Restructuring initiatives (continued)

consequential gains and losses arising on the disposal or exit of businesses or on the disposal of assets.

H. Borrowing costs

Borrowing costs directly attributable to the construction of a production, distribution or administration facility are capitalized as part of the cost of the facility if, at the outset of construction, the facility was expected to take more than 12 months to get ready for its intended use.

All other borrowing costs are recognized in profit or loss in the period in which they are incurred.

I. Business combinations

A business combination is a transaction or other event in which the Group obtains control of one or more businesses.

Business combinations are accounted for using the acquisition method.

Goodwill arising in a business combination is measured as the excess of the aggregate of the consideration transferred, the amount of any non-controlling interest in the acquired business and, in a business combination achieved in stages, the fair value at the acquisition date of the Group’s previously held equity interest in the acquired business, over the identifiable assets and liabilities of the acquired business at the acquisition date. If the identifiable assets and liabilities of the acquired business exceed the aggregate of the consideration transferred, the amount of any non-controlling interest in the acquired business and the fair value at the acquisition date of any previously held equity interest, that excess is recognized as a gain in profit or loss.

Consideration transferred in a business combination is measured at the aggregate of the fair values of the assets given, liabilities incurred or assumed and equity instruments issued by the Group in exchange for control over the acquired business. Acquisition-related costs are recognized in profit or loss as incurred.

Any non-controlling interests in the acquired business are measured either at fair value or at the non-controlling interest’s proportionate share of the identifiable assets and liabilities of the acquired business.

Identifiable assets and liabilities of the acquired business are measured at their fair value at the acquisition date, except for the following that are measured in accordance with the relevant Group accounting policy:

•	pensions and other post-employment benefit arrangements;

•	equity instruments related to the replacement of share-based incentives awarded to employees of the acquired business;

•	deferred tax assets and liabilities of the acquired business; and

•	assets or disposal groups classified as held for sale.

If the initial accounting for a business combination is incomplete by the end of the reporting period in which the combination occurs, the Group reports provisional amounts for the items for which the accounting is incomplete. If, within a maximum of one year after the acquisition date, new information is obtained about facts and circumstances that existed at the acquisition date that, if known, would have affected the amounts recognized at that date, adjustments are made to the amounts recognized, or new assets and liabilities recognized, as at the acquisition date. Otherwise, any adjustments to the provisional amounts are recognized in profit or loss.

When a business combination is achieved in stages, the Group’s previously held interests in the acquired business are remeasured to their fair value when the Group obtains control of the acquired business and the resulting gain or loss, if any, is recognized in profit or loss.

Pinafore Holdings B.V.

Group Financial Statements

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

3. Principal accounting policies continued

I. Business combinations (continued)

Changes in the Group’s ownership interest in a subsidiary that do not result in a loss of control are accounted for within equity. In such circumstances, the carrying amounts of equity attributable to the shareholders of the Company and to non-controlling interests are adjusted to reflect the changes in their relative interests in the subsidiary. Any difference between the amount by which the non-controlling interests are adjusted and the fair value of the consideration paid or received is recognized directly in equity and attributed to the shareholders of the Company.

If the Group loses control of a subsidiary, it derecognizes the assets and liabilities and related equity components of the former subsidiary and measures any investment retained in the former subsidiary at its fair value at the date when control is lost. Any gain or loss is recognized in profit or loss.

J. Goodwill

Goodwill arising in a business combination is recognized as an intangible asset and is allocated to the cash generated unit (‘CGU’) or group of CGUs that are expected to benefit from the synergies of the acquisition.

Where a number of CGUs or groups of CGUs are acquired in a business combination, the goodwill attributable to each of them is determined by allocating the purchase consideration in proportion to their respective business enterprise values and comparing the allocated purchase consideration with the fair value of the identifiable assets and liabilities of the CGU or group of CGUs.

Goodwill is not amortized but is tested at least annually for impairment and carried at cost less any recognized impairment.

K. Other intangible assets

Other intangible assets are stated at cost less accumulated amortization and any recognized impairment losses.

(i) Assets acquired in business combinations

An intangible resource acquired in a business combination is recognized as an intangible asset if it is separable from the acquired business or arises from contractual or legal rights. An acquired intangible asset with a definite useful life is amortized on a straight-line basis so as to charge its cost, which represents its fair value at the date of acquisition, to profit or loss over its expected useful life, as follows:

Customer relationships	16 to 19 years
Technology and know how	7 to 9 years

Acquired brands and trade names are considered to have an indefinite useful life and are not amortized but are tested at least annually for impairment and carried at cost less any recognized impairment.

(ii) Product development costs

All research expenditure is charged to profit or loss in the period in which it is incurred.

Development expenditure is charged to profit or loss in the period in which it is incurred unless it relates to the development of a new or significantly improved product, it is incurred after the technical feasibility of the product has been proven, and customer orders have been received that are expected to provide income sufficient to cover the further development expenditure that will be incurred prior to the product going into full production. Capitalized development expenditure is amortized on a straight-line basis such that it is charged to profit or loss over the expected life of the resulting product.

(iii) Computer software

Computer software that is not integral to an item of property, plant and equipment is recognized separately as an intangible asset. Amortization is provided on a straight-line basis so as to charge the cost of the software to profit or loss over its expected useful life, which is in the range 2 to 10 years.

Pinafore Holdings B.V.

Group Financial Statements

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

3. Principal accounting policies continued

L. Property, plant and equipment

Property, plant and equipment is stated at cost less accumulated depreciation and any recognized impairment losses.

Freehold land and assets under construction are not depreciated. Depreciation of property, plant and equipment, other than freehold land and assets under construction, is generally provided on a straight-line basis so as to charge the depreciable amount to profit or loss over the useful life of the asset as follows:

Freehold buildings and long-leasehold property	30 to 50 years
Short-leasehold property	Length of lease
Plant, equipment and vehicles	2 to 25 years

M. Leases

Leases that confer rights and obligations similar to those that attach to owned assets are classified as finance leases. All other leases are classified as operating leases.

Assets held under finance leases are included within property, plant and equipment, initially measured at their fair value or, if lower, the present value of the minimum lease payments, and a corresponding liability is recognized within obligations under finance leases. Subsequently, the assets are depreciated on a basis consistent with similar owned assets or over the term of the lease, if shorter. At inception of the lease, the lease rentals are apportioned between an interest element and a capital element so as to produce a constant periodic rate of interest on the outstanding liability. Thereafter, the interest element is recognized as an expense in profit or loss while the capital element is applied to reduce the outstanding liability.

Operating lease payments, and any incentives receivable, are recognized in profit or loss on a straight-line basis over the term of the lease.

N. Impairment of long-lived assets

Goodwill, other intangible assets and property, plant and equipment are tested for impairment whenever events or circumstances indicate that their carrying amounts might be impaired. Additionally, goodwill, other intangible assets considered to have an indefinite useful life and any capitalized development expenditure relating to a product that is not yet in full production are subject to an annual impairment test.An asset is impaired to the extent that its carrying amount exceeds its recoverable amount, which represents the higher of the asset’s value in use and its fair value less costs to sell. An asset’s value in use represents the present value of the future cash flows expected to be derived from the continued use of the asset. Fair value less costs to sell is the amount obtainable from the sale of the asset in an arm’s length transaction between knowledgeable, willing parties, less the costs of disposal.

Where it is not possible to estimate the recoverable amount of an individual asset, the recoverable amount is determined for the CGU to which the asset belongs. An asset’s CGU is the smallest group of assets that includes the asset and generates cash inflows that are largely independent of the cash inflows from other assets or groups of assets. Goodwill does not generate cash flows independently of other assets and is, therefore, tested for impairment at the level of the CGU or group of CGUs to which it is allocated.

Where appropriate, impairment of long-lived assets other than goodwill is recognized before goodwill is tested for impairment. When goodwill is tested for impairment and the carrying amount of the CGU or group of CGUs to which the goodwill has been allocated exceeds its recoverable amount, the impairment is allocated first to reduce the carrying amount of the goodwill and then to the other long-lived assets belonging to the CGU or group of CGUs pro-rata on the basis of their carrying amounts.

Pinafore Holdings B.V.

Group Financial Statements

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

3. Principal accounting policies continued

N. Impairment of long-lived assets (continued)

Impairments are recognized in profit or loss. Impairments recognized in previous periods for long-lived assets other than goodwill are reversed if there has been a change in the estimates used to determine the asset’s recoverable amount, but only to the extent that the carrying amount of the asset does not exceed its carrying amount had no impairment been recognized in previous periods. Impairments recognized in respect of goodwill are not reversed.

O. Inventories

Inventories are valued at the lower of cost and net realizable value, with due allowance for any excess, obsolete or slow-moving items. Cost represents the expenditure incurred in bringing inventories to their existing location and condition, which may include the cost of raw materials, direct labor costs, other direct costs and related production overheads. Cost is generally determined on a first in, first out basis. Net realizable value is the estimated selling price less costs to complete and sell.

P. Grants

Grants received relating to property, plant and equipment are treated as deferred income and recognized in profit or loss in equal installments over the expected useful life of the asset concerned. Other grants received are recognized in profit or loss on a systematic basis so as to match them with the costs they are intended to compensate or, if those costs have already been recognized, the grants are recognized in profit or loss in the period in which they are received.

Q. Financial instruments

(i) Investments

Listed investments are classified as available-for-sale and are measured at fair value. Changes in their fair values are recognized in OCI and taken to the available-for-sale reserve, except to the extent that they represent an other than temporary impairment in which case the impairment is recognized in profit or loss. In the event that such an investment is sold, the realized gain or loss is transferred from OCI to profit or loss.

(ii) Trade receivables

Trade receivables represent the amount of sales of goods to customers for which payment has not been received, less an allowance for doubtful accounts that is estimated based on factors such as the credit rating of the customer, historical trends, the current economic environment and other information.

(iii) Cash and cash equivalents

Cash and cash equivalents comprise cash in hand, deposits available on demand and other short-term, highly-liquid investments with a maturity on acquisition of three months or less, and bank overdrafts. Bank overdrafts are presented as current liabilities to the extent that there is no right of offset with cash balances.

(iv) Trade payables

Trade payables represent the amount of invoices received from suppliers for purchases of goods and services for which payment has not been made.

(v) Bank and other loans

Bank and other loans are initially measured at fair value, net of directly attributable transaction costs, if any, and are subsequently measured at amortized cost using the effective interest rate method. The effective interest rate is the rate that exactly discounts estimated future cash flows through the expected life of the financial instrument. At each reporting date, amortized cost is therefore determined as the value of estimated future cash flows discounted at the effective interest rate.

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3. Principal accounting policies continued

Q. Financial instruments (continued)

(vi) Derivative financial instruments

From time to time, the Group uses derivative financial instruments, principally foreign currency swaps, forward foreign currency contracts and interest rate swaps, to reduce its exposure to exchange rate and interest rate movements. The Group does not hold or issue derivatives for speculative purposes.

Derivative financial instruments are recognized as assets and liabilities measured at their fair values at the balance sheet date. Changes in their fair values are recognized in profit or loss and this is likely to cause volatility in situations where the carrying value of the hedged item is not normally adjusted to reflect fair value changes arising from the hedged risk or is so adjusted but that adjustment is not recognized in profit or loss. Provided the conditions specified by IAS 39 ‘Financial Instruments: Recognition and Measurement’ are met, hedge accounting may be used to mitigate this volatility.

The Group does not generally apply hedge accounting to its ‘transactional’ foreign currency hedging relationships, such as hedges of forecast or committed transactions. It does, however, apply hedge accounting to its ‘translational’ foreign currency hedging relationships and to hedges of its interest rate exposures where it is permissible to do so under IAS 39. When hedge accounting is used, the relevant hedging relationships are classified as a fair value hedge, a cash flow hedge or, in the case of a hedge of the Group’s net investment in a foreign operation, a net investment hedge.

Where the hedging relationship is classified as a fair value hedge, the carrying amount of the hedged asset or liability is adjusted by the change in its fair value attributable to the hedged risk and the resulting gain or loss is recognized in profit or loss where, to the extent that the hedge is effective, it offsets the change in the fair value of the hedging instrument.

Where the hedging relationship is classified as a cash flow hedge or as a net investment hedge, to the extent the hedge is effective, the change in the fair value of the hedging instrument attributable to the hedged risk is recognized in OCI rather than in profit or loss. When the hedged item in a cash flow hedge is recognized in the financial statements, the accumulated gain or loss recognized in OCI is either transferred to profit or loss or, if the hedged item results in a non-financial asset, is recognized as an adjustment to the asset’s initial carrying amount. In the event that a foreign operation that is designated as a hedged item in a net investment hedge is sold, the accumulated currency translation gain or loss on the hedging instrument that is recognized in OCI is transferred to profit or loss and included in the gain or loss on disposal of the foreign operation.

Derivative financial instruments are classed as current assets or liabilities unless they are in a designated hedging relationship and the hedged item is classified as a non-current asset or liability.

Derivative financial instruments that are not in a designated hedging relationship are classified as held for trading.

(vii) Contracts to buy or sell non-financial items

From time to time, the Group enters into forward contracts to fix the price of energy and raw materials purchased for use in its manufacturing operations. Such contracts fall outside the scope of IAS 39, provided that they were entered into and continue to be held for the purpose of receipt or delivery in accordance with the Group’s expected purchase, sale or usage requirements. Where these conditions are not met, the contracts are classified and accounted for in the same way as derivative financial instruments.

(viii) Embedded derivatives

A derivative embedded in a non-derivative hybrid contract is separated from the host contract when its

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3. Principal accounting policies continued

Q. Financial instruments (continued)

risks and characteristics are not closely related to those of the host contract and the hybrid contract is not measured at fair value with changes in fair value recognized in profit or loss. An embedded derivative that is separated from its host contract is presented as a separate asset or liability measured at fair value with changes in fair value recognized in profit or loss and is classed as a current or non-current asset or liability based on the cash flows of the hybrid contract.

R. Post-employment benefits

Post-employment benefits comprise pension benefits provided to employees throughout the world and other benefits, mainly healthcare, provided to certain employees in North America.

For defined contribution plans, the cost of providing the benefits represents the Group’s contributions to the plans and is recognized in profit or loss in the period in which the contributions fall due.

For defined benefit plans, the cost of providing the benefits is determined based on actuarial valuations of each of the plans that are carried out annually at the Group’s balance sheet date by independent, qualified actuaries. Plan assets are measured at their fair value at the balance sheet date. Benefit obligations are measured on an actuarial basis using the projected unit credit method.

The cost of defined benefit plans recognized in profit or loss comprises the net total of the current service cost, the past service cost, gains or losses from settlements and the net interest cost or income. The current service cost represents the increase in the present value of the plan liabilities expected to arise from employee service in the current period. The past service cost is the change in the benefit obligation in respect of employee service in prior periods and which results from a plan amendment or curtailment. The past service cost may be either positive or negative and is recognized in profit or loss at the earlier of the date on which the plan amendment or curtailment occurs or the date on which the Group recognizes related restructuring costs or termination benefits. Gains or losses on settlements are recognized in the period in which they occur.

Net interest represents the net change in the defined benefit obligation and in the plan assets as a result of the passage of time and is calculated by applying a discount rate to the net defined benefit liability or asset at the beginning of the period. The discount rate used for this purposes is determined at the balance sheet date by reference to market yields on high-quality corporate bonds, where available, or on government bonds. Net interest is recognized within other finance income/(expense).

Remeasurements, which are recognised in OCI in the period in which they occur, include actuarial gains and losses, differences between the actual return on plan assets and interest income on plan assets and changes in the asset ceiling (excluding any changes related to the passage of time). Remeasurements are not subsequently recycled through profit or loss.

The defined benefit liability or asset recognized in the balance sheet comprises the net total for each plan of the present value of the benefit obligation, minus the fair value of the plan assets at the balance sheet date. Where a plan is in surplus, the asset recognized is limited to the present value of any amounts that the Group expects to recover by way of refunds or a reduction in future contributions. The net total for all plans in surplus is classified as a non-current asset. The net total for all plans in deficit is classified as a non-current liability.

A liability for a termination benefits is recognized at the earlier of when the entity can no longer withdraw the offer of the termination benefit and when the entity recognizes any related restructuring costs.

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3. Principal accounting policies continued

S. Share-based incentives

Share-based incentives are provided to employees under the Group’s share option, bonus and other share award schemes. All ongoing schemes are classified as equity-settled. The Group recognizes a compensation expense in respect of these schemes that is based on the fair value of the awards, which, where appropriate, is measured using either the Black-Scholes option-pricing formula or a Monte Carlo valuation model. Expected volatility of the price of the shares that are subject to an award is measured using the Merton model based on the volatility of the price of equivalent listed securities. Fair value is determined at the grant date and reflects market performance conditions and all non-vesting conditions. This fair value is not subsequently remeasured unless the conditions on which the award was granted are modified. If an award is modified, an additional compensation expense is recognized if and to the extent that the fair value of the modified award is higher than the fair value of the existing award both measured at the modification date.

Generally, the compensation expense is recognized on a straight-line basis over the vesting period. Adjustments are made to reduce the compensation expense to reflect expected and actual forfeitures during the vesting period due to failure to satisfy a service condition or a non-market performance condition.

In the event of a cancellation, whether by the Group or by a participating employee, or settlement of an award by the Group, the compensation expense that would have been recognized over the remainder of the vesting period is recognized immediately in profit or loss. Any payment made to the employee on cancellation or settlement is accounted for as the repurchase of an equity interest, except if the payment exceeds the market-based value of the award measured on the settlement date when the excess is recognized as an additional compensation expense. Where new equity-settled awards are granted that are identified by the Group as replacements for the cancelled awards, the replacement awards are accounted for as a modification of the cancelled awards.

T. Provisions

A provision is a liability of uncertain timing or amount and is generally recognized when the Group has a present obligation as a result of a past event, it is probable that payment will be made to settle the obligation and the payment can be estimated reliably. Additionally, in a business combination, a provision is required in respect of a present obligation of the acquired business at the acquisition date even where it is not probable that payments will be made to settle the obligation but the payment can be estimated reliably.

Provision is made for warranty claims when the relevant products are sold, based on historical experience of the nature, frequency and average cost of warranty claims.

Provision is made for the cost of product recalls if management considers it probable that it will be necessary to recall a specific product and the amount can be reasonably estimated.

Provision is made for restructuring costs when a detailed formal plan for the restructuring has been determined and the plan has been communicated to the parties that may be affected by it. Gains from the expected disposal of assets are not taken into account in measuring restructuring provisions and provisions are not made for future operating losses.

Provision is made for claims for compensation for injuries sustained by the Group’s employees while at work. The provision represents management’s best estimate of the liability for claims made but not yet fully settled and for incidents which have occurred

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

3. Principal accounting policies continued

T. Provisions (continued)

but have not yet been reported to the Group. The Group’s liability for claims made but not yet fully settled is calculated on an actuarial basis by a third party administrator. Historical data trends are used to estimate the liability for unreported incidents.

U. Taxation

Current tax is the amount of tax payable or recoverable in respect of the taxable profit or loss for the period. Taxable profit differs from accounting profit because it excludes items of income or expense that are recognized in the period for accounting purposes but are either not taxable or deductible for tax purposes or are taxable or deductible in other periods. Current tax is calculated using tax rates that have been enacted or substantively enacted at the balance sheet date.

The Group recognizes provisions in respect of uncertain tax positions whereby additional current tax may become payable in future periods following the audit by the tax authorities of previously-filed tax returns. Provisions for uncertain tax positions are based upon management’s assessment of the likely outcome of issues associated with assumed permanent differences, interest that may be applied to temporary differences, the possible disallowance of tax credits and penalties. Provisions for uncertain tax positions are reviewed regularly and are adjusted to reflect events such as the expiry of limitation periods for assessing tax, administrative guidance given by the tax authorities and court decisions.

Deferred tax is tax expected to be payable or recoverable on differences between the carrying amount of an asset or a liability and its tax base used in the computation of taxable profit. Deferred tax is accounted for using the liability method, whereby deferred tax liabilities are generally recognized for all taxable temporary differences and deferred tax assets are recognized to the extent that it is probable that taxable profits will be available in the foreseeable future against which the deductible temporary differences may be utilized.

Deferred tax assets and liabilities are not recognized if the temporary difference arises from the initial recognition of goodwill or from the initial recognition of other assets and liabilities in a transaction other than a business combination that affects neither accounting profit nor taxable profit.

Deferred tax is provided on temporary differences arising on investments in foreign subsidiaries and associates, except to the extent that the Group is able to control the timing of the reversal of the temporary difference and it is not probable that the temporary difference will reverse in the foreseeable future.

Deferred tax is calculated using the tax rates that are expected to apply in the period in which the liability is settled or the asset is realized, based on tax rates that have been enacted or substantively enacted at the end of the reporting period.

Current tax assets and current tax liabilities are offset when there is a legally enforceable right to set off the amounts and management intends to settle on a net basis. Deferred tax assets and deferred tax liabilities are offset where there is a legally enforceable right to offset current tax assets and current tax liabilities and the deferred tax assets and deferred tax liabilities relate to income taxes levied by the same taxation authority on the same taxable entity.

Current and deferred tax is recognized in profit or loss unless it relates to an item that is recognized in the same or a different period outside profit or loss, in which case it too is recognized outside profit or loss, either in OCI or directly in equity.

V. Assets held for sale and discontinued operations

An asset is classified as held for sale if its carrying amount will be recovered by sale rather than by continuing use in the business, the asset is available for immediate sale in its present condition, management is committed to, and has initiated, a plan

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3. Principal accounting policies continued

V. Assets held for sale and discontinued operations (continued)

to sell the asset which, when initiated, was expected to result in a completed sale within 12 months. An extension of the period required to complete the sale does not preclude the asset from being classified as held for sale, provided the delay was for reasons beyond the Group’s control and management remains committed to its plan to sell the asset. Assets that are classified as held for sale are measured at the lower of their carrying amount and fair value less costs to sell.

A discontinued operation is a component of an entity that has either been disposed of, or satisfies the criteria to be classified as held for sale, and represents a separate major line of business or geographic area of operations, is part of a single coordinated plan to dispose of a separate major line of business or geographic area of operations, or is a subsidiary acquired exclusively with a view to disposal.

W. Accounting pronouncements not yet adopted

Recently-issued accounting pronouncements that may be relevant to the Group’s operations but have not yet been adopted are outlined below. With the exception of IFRS 12 ‘Disclosure of Interests in Other Entities’ and IFRS 13 ‘Fair Value Measurement’, none of these pronouncements have been endorsed for use in the European Union. Management has not yet completed its assessment of these pronouncements and is therefore not currently able to estimate reliably the impact of their adoption on the Group’s results or financial position.

IFRS 9 ‘Financial Instruments’

In November 2009, the IASB issued IFRS 9 which represents the first phase of its replacement of IAS 39 and introduces new requirements for the classification and measurement of financial assets and removes the need to separately account for certain embedded derivatives.

IFRS 9 is effective for annual periods commencing on or after January 1, 2015 with earlier adoption permitted.

Amendments to IAS 32 ‘Financial instruments: Presentation’ and IFRS 7 ‘Financial instruments: Disclosures’

In December 2011, the IASB issued amendments to IAS 32 to clarify the application of rules for offsetting financial instruments. The revisions focused on the meaning of “currently has a legally enforceable right of set-off”, the application of simultaneous realization and settlement, the offsetting of collateral amounts and the unit of account for applying the offsetting requirements.

Amendments were concurrently made to IFRS 7 to require disclosure of information about financial instruments that have been set off in accordance with IAS 32. The amendments also require disclosures around financial instruments that are subject to enforceable master netting arrangements and similar agreements even if they are not set off under IAS 32.

The amendments to IFRS 7 are effective on a retrospective basis for annual periods commencing on or after January 1, 2013, while the amendments to IAS 32 are effective for annual periods commencing on or after January 1, 2014, also on a retrospective basis.

IFRS 12 ‘Disclosure of Interests in Other Entities’

This standard requires extensive disclosure of information to enable users of financial statements to evaluate the nature of, and risks associated with, interests in other entities and the effects of those interests on its financial position, financial performance and cash flows.

These disclosures would include significant judgments and assumptions (such as how control,

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3. Principal accounting policies continued

W. Accounting pronouncements not yet adopted (continued)

joint control, significant influence has been determined), details of the structure of the group, risks associated with structured entities and the nature, extent and financial effects of effects of interests in joint arrangements and associates.

IFRS 13 ‘Fair Value Measurement’

Also during May 2011, the IASB replaced the guidance on fair value measurement in existing IFRSs with a standard that establishes a single framework for fair value measurements required by other IFRSs.

This IFRS defines fair value, provides guidance on how to determine fair value and requires disclosures about fair value measurements.

With some exceptions, the standard requires entities to classify these measurements into the three-level ‘fair value hierarchy’ currently required for financial instruments based on the nature of the inputs.

Entities are required to make various disclosures depending upon the use of the fair value measurement (e.g. whether it is recognized in the financial statements or merely disclosed) and the level in which it is classified.

IFRS 13 is effective for annual periods commencing on or after January 1, 2013 and is to be adopted prospectively from the adoption date, with early adoption permitted.

4. Critical accounting estimates & judgments

A. Background

When applying the Group’s accounting policies, management must make assumptions, estimates and judgments concerning the future that affect the carrying amounts of assets and liabilities at the balance sheet date, the disclosure of contingencies that existed at the balance sheet date and the amounts of revenue and expenses recognized during the accounting period. Such assumptions, estimates and judgments are based on factors such as historical experience, the observance of trends in the industries in which the Group operates and information available from the Group’s customers and other outside sources. Due to the inherent uncertainty involved in making assumptions, estimates and judgments, the actual outcomes could be different. An analysis of the key sources of estimation uncertainty at the balance sheet date that have a significant risk of causing a material adjustment to the carrying amounts of the Group’s assets and liabilities within the next financial year is presented below.

B. Post-employment benefits

The Group operates pension plans throughout the world, covering the majority of its employees. Pension benefits are provided by way of both defined contribution plans and defined benefit plans. The Group’s defined benefit pension plans are closed to new entrants. The Group also provides other post-employment benefits, principally health and life insurance cover, to certain of its employees in North America by way of unfunded defined benefit plans.

The Group accounts for post-employment benefits in accordance with IAS 19R, whereby the cost of defined benefit plans is determined based on actuarial valuations of the plans that are carried out annually at the Group’s balance sheet date. The actuarial valuations are dependent on assumptions about the future that are made by management on the advice of independent qualified actuaries.

If actual experience differs from these assumptions, there could be a material change in the amounts recognized by the Group in respect of defined benefit plans in the next financial year.

As at December 31, 2012, the present value of the benefit obligation was $1,275.7 million. The benefit obligation is calculated using a number of

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4. Critical accounting estimates & judgments continued

B. Post-employment benefits (continued)

assumptions including future salary increases, increases to pension benefits, mortality rates and, in the case of post-employment medical benefits, the expected rate of increase in medical costs. The present value of the benefit obligation is calculated by discounting the benefit obligation using market yields on high-quality corporate bonds at the balance sheet date. As at December 31, 2012, the fair value of the plan assets was $1,116.5 million.

The plan assets consist largely of listed securities and their fair values are subject to fluctuation in response to changes in market conditions.

Effects of changes in the actuarial assumptions underlying the benefit obligation, effects of changes in the discount rate applicable to the benefit obligation and effects of differences between the expected and actual return on the plan assets are classified as actuarial gains and losses and are recognized in other comprehensive income. During 2012, the Group recognized a net actuarial loss of $89.6 million. Further actuarial gains and losses will be recognized during the next financial year.

An analysis of the assumptions that will be used by management to determine the cost of defined benefit plans that will be recognized in profit or loss in the next financial year is presented in note 35.

C. Impairment of long-lived assets

Goodwill, other intangible assets and property, plant and equipment are tested for impairment whenever events or circumstances indicate that their carrying amounts might be impaired. Additionally, goodwill and other intangible assets that have indefinite useful lives are subject to an annual impairment test. Due to the nature of the Group’s operations, it is generally not possible to estimate the recoverable amount for individual long-lived assets and impairment tests are usually based on the value in use of the CGU or group of CGUs to which the asset belongs.

Value in use represents the net present value of the cash flows expected to arise from the relevant CGU or group of CGUs and its calculation requires management to estimate those cash flows and to apply a suitable discount rate to them.

Management bases the estimated cash flows of the CGU or group of CGUs on assumptions such as the future changes in sales volumes, future changes in selling prices, and future changes in material prices, salaries and other costs. Management determines a discount rate for each CGU or group of CGUs using a capital asset pricing model, which is based on variables including the applicable risk-free interest rates and, for determining the cost of equity, the long-term equity risk premium and the assumed share price volatility relative to the market and, for determining the cost of debt, the assumed credit risk spreads.

As at December 31, 2012, the carrying amount of long-lived assets was $3,469.9 million. Impairment losses may be recognized on these assets within the next financial year if there are adverse changes in the variables and assumptions underlying the estimated future cash flows of the CGUs or the discount rates that are applied to those cash flows. The sensitivity of the carrying amount of goodwill to the key assumptions underlying the value in use calculations is discussed in note 20.

D. Inventory

Inventories are stated at the lower of cost and net realizable value, with due allowance for excess, obsolete or slow-moving items. Net realizable value is based on current assessments of future demand, market conditions and new product development initiatives. As at December 31, 2012, the carrying value of inventories was $476.8 million, net of allowances of $35.8 million. Should demand for the Group’s products decline during the next financial year, additional allowances may be necessary in respect of excess or slow-moving items.

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4. Critical accounting estimates & judgments continued

E. Financial instruments

Derivative financial instruments are recognized as an asset or a liability measured at their fair value at the balance sheet date. The fair value of derivatives continually changes in response to changes in prevailing market conditions and applicable credit risk spreads.

Where permissible under IAS 39, the Group uses hedge accounting to mitigate the impact of changes in the fair value of derivatives on profit or loss but the Group’s results may be affected by changes in the fair values of derivatives where hedge accounting cannot be applied or due to hedge ineffectiveness.

F. Workers’ compensation

Provision is made for claims for compensation for injuries sustained by the Group’s employees while at work. The Group’s liability for claims made but not fully settled is calculated on an actuarial basis. Historical data trends are used to estimate the liability for unreported incidents. As at December 31, 2012, the workers’ compensation provision amounted to $11.2 million.

Further provision may be necessary within the next financial year if the actual cost of settling claims exceeds management’s estimates.

G. Environmental liabilities

Provision is made for the estimated cost of known environmental remediation obligations in relation to the Group’s current and former manufacturing facilities. Cost estimates include the expenditure expected to be incurred in the initial remediation effort and, where appropriate, in the long-term monitoring of the relevant sites. Management monitors for each remediation project the costs incurred to date against expected total costs to complete and operates procedures to identify possible remediation obligations that are presently unknown.

As at December 31, 2012, the provision for environmental remediation costs amounted to $7.2 million. Further provision may be necessary within the next financial year if actual remediation costs exceed expected costs, new remediation obligations are identified or there are changes in the circumstances affecting the Group’s legal or constructive remediation obligations. The majority of the environmental provisions are currently expected to be utilized during 2013 and 2014.

H. Product warranties

Provision is made for the estimated cost of future warranty claims on the Group’s products. Management bases the provision on historical experience of the nature, frequency and average cost of warranty claims and takes into account recent trends that might suggest that the historical claims experience may differ from future claims. As at December 31, 2012, the Group’s provision for warranty claims amounted to $12.4 million. Further provision may be necessary within the next financial year if actual claims experience differs from management’s estimates.

The majority of the warranty provisions are expected to be utilized during 2013 and 2014, with the remainder estimated to be utilized within the next five years.

I. Product liability

Provision is made for the expected costs and liabilities in relation to product liability claims. In establishing such provisions the Group takes into account the relevant facts and circumstances of each matter and considers the advice of its legal and other professional advisers.

As at December 31, 2012, the provision for product liability claims amounted to $14.2 million. The ultimate liability for potential claims may be dependent upon the discovery of facts that are currently uncertain, the outcome of litigation proceedings and possible settlement negotiations.

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4. Critical accounting estimates & judgments continued

J. Taxation

The Group is subject to income tax in most of the jurisdictions in which it operates. Management is required to exercise significant judgment in determining the Group’s provision for income taxes.

Estimation is required of taxable profit in order to determine the Group’s current tax liability.

Management’s judgment is required in relation to uncertain tax positions whereby additional current tax may become payable in the future following the audit by the tax authorities of previously-filed tax returns. It is possible that the final outcome of these uncertain tax positions may differ from management’s estimates.

Estimation is also required of temporary differences between the carrying amount of assets and liabilities and their tax base. Deferred tax liabilities are recognized for all taxable temporary differences but, where there exist deductible temporary differences, management’s judgment is required as to whether a deferred tax asset should be recognized based on the availability of future taxable profits. As at

December 31, 2012, the Group recognized net deferred tax liabilities amounting to $484.7 million. Deferred tax assets of $1,070.1 million were not recognized in respect of tax losses carried forward

($991.3 million) and tax credits carried forward ($78.8 million). It is possible that the deferred tax assets actually recoverable may differ from the amounts recognized if actual taxable profits differ from management’s estimates.

As at December 31, 2012, the aggregate amount of temporary differences associated with investments in subsidiaries for which deferred tax liabilities have not been recognized was $1,134.4 million. Deferred tax liabilities have not been recognized on these temporary differences because the Group is able to control the timing of their reversal and it is not probable that they will reverse in the foreseeable future. Income tax may become payable on these temporary differences if circumstances change, for example upon the repatriation of assets from the subsidiaries concerned or on the sale or liquidation of one or more of them.

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5. Segment information

A. Background

The Group’s operating segments are identified by grouping together businesses that manufacture similar products, and, in the case of the Gates group of businesses, by grouping together businesses that operate in similar regions, as this is the basis on which information is provided to the Board for the purposes of allocating resources within the Group and assessing the performance of the Group’s businesses.

The Group’s internal management reports distinguish between those of the Group’s continuing operations that are ongoing and those that have been exited but do not meet the conditions to be classified as discontinued operations. The Group’s operating segments are described in notes 2 and 15.

Previously, the Gates North America segment included certain US income and expenses that related to the worldwide operations (including items relating to royalties, research and development, global marketing, information technology, human resources and other global services). These items are now reallocated across all the Gates segments to ensure comparability of reporting between segments.

In addition, costs incurred at a Group level (including management oversight, accounting, treasury, tax, information services and legal services) have been previously partially allocated across all of the Group’s segments. These costs are now no longer allocated and are presented within the Corporate segment, providing a clearer view of the controllable performance of the individual operational segments.

Information for all periods presented has been re-presented to reflect these segmental reporting revisions.

As described in note 15, during Fiscal 2012, the Group disposed of its Dexter and Air Distribution operating segments, which are classified as discontinued operations. Comparative information has been re-presented to reflect these classifications.

Also during Fiscal 2012, the Bathware operating segment was renamed ‘Aquatic’.

B. Measure of segment profit or loss

The Board uses adjusted earnings before net finance costs, income taxes, depreciation and amortization (‘adjusted EBITDA’) to measure the profitability of each segment. Adjusted EBITDA is, therefore, the measure of segment profit or loss presented in the Group’s segment disclosures.

‘EBITDA’ represents profit or loss for the period before net finance costs, income taxes, depreciation and amortization. Adjusted EBITDA represents EBITDA before specific items that are considered to hinder comparison of the trading performance of the Group’s businesses either year-on-year or with other businesses.

During the periods under review, the specific items excluded from EBITDA in arriving at adjusted EBITDA were as follows:

•	the effect on cost of sales of the uplift to the carrying amount of inventory held by Tomkins on its acquisition by the Group;

•	the compensation expense in relation to share-based incentives;

•	transaction costs incurred in business combinations;

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5. Segment information continued

B. Measure of segment profit or loss  (continued)

•	impairments, comprising impairments of goodwill and material impairments of other assets;

•	restructuring costs;

•	the net gain or loss on disposals and on the exit of businesses; and

•	compensation payable to share scheme participants for the impact on their awards of the return of capital made during Fiscal 2012.

C. Sales and adjusted EBITDA – continuing operations

	Sales				Adjusted EBITDA
	SUCCESSOR			PREDECESSOR	SUCCESSOR			PREDECESSOR
	Fiscal 2012* $ million	Fiscal 2011* $ million	Q4 2010* $ million	9M 2010* $ million	Fiscal 2012* $ million	Fiscal 2011* $ million	Q4 2010* $ million	9M 2010* $ million
Ongoing segments
Gates:
– Gates North America	1,357.9	1,287.3	308.4	844.4	301.2	283.8	66.9	197.8
– Gates EMEA	733.4	803.3	205.4	541.8	115.6	117.1	21.4	60.9
– Gates APAC	679.5	708.7	183.1	447.9	137.0	147.7	39.4	99.1
– Gates South America	152.0	156.7	37.7	109.5	14.4	13.0	5.8	24.2

	2,922.8	2,956.0	734.6	1,943.6	568.2	561.6	133.5	382.0
Aquatic	114.5	106.3	27.1	91.7	(5.8)	(4.0)	(0.8)	(0.6)
Corporate	—	—	—	—	(52.9)	(54.1)	(10.3)	(38.0)

Total ongoing	3,037.3	3,062.3	761.7	2,035.3	509.5	503.5	122.4	343.4

Exited segments
– Powertrain	—	200.2	82.2	226.4	(0.7)	28.0	15.8	25.0
– Other I&A	—	163.9	56.3	181.7	—	20.4	5.0	17.6
– Doors & Windows	—	—	—	—	(0.2)	(0.8)	(0.2)	(0.7)

Total exited	—	364.1	138.5	408.1	(0.9)	47.6	20.6	41.9

Total continuing operations	3,037.3	3,426.4	900.2	2,443.4	508.6	551.1	143.0	385.3

*	Restated (see note 3A) and re-presented for discontinued operations (see note 15)

Pinafore Holdings B.V.

Group Financial Statements

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

5. Segment information continued

C. Sales and adjusted EBITDA – continuing operations (continued)

	Sales				Adjusted EBITDA
	SUCCESSOR			PREDECESSOR	SUCCESSOR			PREDECESSOR
	Fiscal 2012 $ million	Fiscal 2011* $ million	Q4 2010* $ million	9M 2010* $ million	Fiscal 2012* $ million	Fiscal 2011* $ million	Q4 2010* $ million	9M 2010* $ million
By origin
US	1,201.7	1,268.2	315.9	924.1	180.0	195.9	40.7	140.2
Rest of North America	300.7	482.3	152.4	408.7	80.8	108.0	34.7	83.6
UK	84.8	100.3	27.4	68.8	(1.4)	6.0	0.7	6.3
Rest of Europe	593.6	668.3	170.4	443.6	98.4	86.9	17.4	33.6
Asia	622.0	652.2	168.7	418.9	130.1	136.4	42.1	95.6
Rest of the world	234.5	255.1	65.4	179.3	20.7	17.9	7.4	26.0

	3,037.3	3,426.4	900.2	2,443.4	508.6	551.1	143.0	385.3

By destination
US	1,216.5	1,392.9	366.2	1,055.2
Rest of North America	261.3	322.8	88.6	235.2
UK	66.1	74.7	21.4	49.8
Rest of Europe	606.2	690.6	176.6	459.3
Asia	620.2	661.1	175.2	446.9
Rest of the world	267.0	284.3	72.2	197.0

	3,037.3	3,426.4	900.2	2,443.4

*	Restated (see note 3A) and re-presented for discontinued operations (see note 15)

During the period, no sales originated in the Netherlands.

Sales between reporting segments and the impact of such sales on segmental adjusted EBITDA are not included in internal reports presented to the Board and have therefore not been included above.

Pinafore Holdings B.V.

Group Financial Statements

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

5. Segment information continued

C. Sales and adjusted EBITDA – continuing operations (continued)

Reconciliation of the profit or loss for the period to adjusted EBITDA:

	SUCCESSOR			PREDECESSOR
	Fiscal 2012* $ million	Fiscal 2011* $ million	Q4 2010* $ million	9M 2010* $ million
Profit/(loss) for the period	748.6	44.1	(272.9)	235.5
Profit for the period from discontinued operations	(775.8)	(119.0)	(7.7)	(93.5)

(Loss)/profit for the period from continuing operations	(27.2)	(74.9)	(280.6)	142.0
Income tax (benefit)/expense	(77.7)	(19.0)	(22.5)	57.1

(Loss)/profit before tax	(104.9)	(93.9)	(303.1)	199.1
Net finance costs	279.0	288.0	102.4	34.8

Operating profit/(loss)	174.1	194.1	(200.7)	233.9
Amortization	124.2	128.0	35.4	11.2
Depreciation	112.7	134.1	37.4	83.1

EBITDA	411.0	456.2	(127.9)	328.2
Inventory uplift	—	—	125.7	—
Share-based incentives	44.4	78.3	63.4	16.1
Transaction costs	—	0.6	78.2	40.1
Impairments (see note 7)	3.1	38.0	—	—
Restructuring costs (see note 8)	26.8	38.8	3.6	8.0
Net loss/(gain) on disposals and on the exit of businesses (see note 8)	0.6	(60.8)	—	(7.1)
Compensation for the impact of the return of capital on share-based incentive scheme awards (see note 9)	22.7	—	—	—

Adjusted EBITDA	508.6	551.1	143.0	385.3

*	Restated (see note 3A) and re-presented for discontinued operations (see note 15)

D. Non-current assets

The geographic analysis of long-lived assets (goodwill and other intangible assets, and property, plant and equipment) and investments in associates, other than those included in assets held for sale, was as follows:

	As at December 31, 2012 $ million	As at December 31, 2011 $ million
By location
US	1,514.3	2,386.3
Rest of North America	547.0	541.1
UK	80.8	100.0
Rest of Europe	478.6	490.6
Asia	720.0	758.6
Rest of the world	135.3	149.5

	3,476.0	4,426.1

Pinafore Holdings B.V.

Group Financial Statements

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

5. Segment information continued

D. Non-current assets (continued)

Capital expenditure, depreciation and amortization in respect of long-lived assets was as follows:

SUCCESSOR

	Fiscal 2012			Fiscal 2011*			Q4 2010*
	Capital expenditure $ million	Depreciation $ million	Amortization $ million	Capital expenditure $ million	Depreciation $ million	Amortization $ million	Capital expenditure $ million	Depreciation $ million	Amortization $ million
Continuing operations
Ongoing segments
Gates:
– Gates North America	37.5	41.8	68.5	26.9	43.9	67.5	12.2	10.4	19.2
– Gates EMEA	15.8	24.7	22.9	13.3	26.7	24.2	6.1	7.9	6.1
– Gates APAC	23.4	31.5	27.6	29.9	30.1	28.0	15.9	7.4	7.2
– Gates South America	4.4	6.7	3.1	4.9	7.7	3.5	3.6	2.1	0.9

	81.1	104.7	122.1	75.0	108.4	123.2	37.8	27.8	33.4
Aquatic	1.7	6.4	1.6	0.5	7.6	1.6	0.1	2.1	0.5
Corporate	0.8	1.6	0.5	2.3	0.4	0.4	0.2	—	—

Total ongoing	83.6	112.7	124.2	77.8	116.4	125.2	38.1	29.9	33.9

Exited segments
– Powertrain	—	—	—	12.8	14.7	1.6	9.3	5.5	0.8
– Other I&A	—	—	—	1.5	3.0	1.2	1.0	2.0	0.7

Total exited	—	—	—	14.3	17.7	2.8	10.3	7.5	1.5

Total continuing operations	83.6	112.7	124.2	92.1	134.1	128.0	48.4	37.4	35.4

Discontinued operations
– Sensors & Valves	5.3	—	—	8.7	12.9	5.8	4.9	6.5	2.9
– Dexter	5.8	3.5	3.9	2.9	7.0	7.6	1.0	1.9	2.1
– Air Distribution	15.1	17.0	7.9	12.5	29.7	14.8	5.9	8.2	3.8

Total discontinued operations	26.2	20.5	11.8	24.1	49.6	28.2	11.8	16.6	8.8

Total Group	109.8	133.2	136.0	116.2	183.7	156.2	60.2	54.0	44.2

*	Re-presented for discontinued operations (see note 15)

Pinafore Holdings B.V.

Group Financial Statements

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

5. Segment information continued

D. Non-current assets (continued)

PREDECESSOR

	9M 2010*
	Capital expenditure $ million	Depreciation $ million	Amortization $ million
Continuing operations
Ongoing segments
Gates:
– Gates North America	14.2	23.2	4.7
– Gates EMEA	7.4	16.7	2.0
– Gates APAC	25.9	15.2	3.7
– Gates South America	2.0	3.0	0.1

	49.5	58.1	10.5
Aquatic	2.9	5.3	—
Corporate	3.9	0.2	0.2

Total ongoing	56.3	63.6	10.7

Exited segments
– Powertrain	16.7	14.7	—
– Other I&A	1.7	4.8	0.5

Total exited	18.4	19.5	0.5

Total continuing operations	74.7	83.1	11.2

Discontinued operations
– Sensors & Valves	8.1	15.2	0.8
– Dexter	1.9	4.6	0.3
– Air Distribution	11.0	17.2	4.7

Total discontinued operations	21.0	37.0	5.8

Total Group	95.7	120.1	17.0

*	Re-presented for discontinued operations (see note 15)

Pinafore Holdings B.V.

Group Financial Statements

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

6. Transaction costs

Transaction costs may be analyzed as follows:

	SUCCESSOR			PREDECESSOR
	Fiscal 2012 $ million	Fiscal 2011 $ million	Q4 2010 $ million	9M 2010* $ million
Acquisition of Tomkins:
– Acquisition-related costs	—	0.4	78.2	—
– Costs incurred by Tomkins	—	—	—	40.9

	—	0.4	78.2	40.9
Other acquisitions	—	0.2	—	0.6

	—	0.6	78.2	41.5

Continuing operations	—	0.6	78.2	40.1
Discontinued operations	—	—	—	1.4

	—	0.6	78.2	41.5

*	Re-presented for discontinued operations (see note 15)

7. Impairments

In Fiscal 2012, the Group recognized total impairments of $6.5 million, including $2.7 million in respect of property, plant and equipment in relation to the closure of the Charleston plant within Gates North America, and, within discontinued operations, $2.6 million relating to impairments of the Group’s investments in two of its associates.

In Fiscal 2011, in light of the prolonged weakness of the US residential construction end market, the Group recognized an impairment of $36.9 million in relation to Aquatic, representing the entire goodwill allocated to this segment (see note 20).

Pinafore Holdings B.V.

Group Financial Statements

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

7. Impairments continued

Also during Fiscal 2011, an impairment of $0.7 million was recognized in relation to Schrader Duncan Limited (‘Schrader Duncan’), an associate that is listed on the Mumbai Stock Exchange and which is included within the discontinued Sensors & Valves segment.

	SUCCESSOR									PREDECESSOR
	Fiscal 2012				Fiscal 2011*				Q4 2010*	9M 2010*
	Other Receivables $ million	Investment in associates $ million	Property, plant and equipment $ million	Total $ million	Goodwill $ million	Investment in associates $ million	Property, plant and equipment $ million	Total $ million	Total $ million	Total $ million
Continuing operations
Ongoing segments
Gates:
– Gates North America	—	—	2.4	2.4	—	—	0.1	0.1	—	—
– Gates EMEA	—	—	0.2	0.2	—	—	—	—	—	—

	—	—	2.6	2.6	—	—	0.1	0.1	—	—
Aquatic	—	—	—	—	36.9	—	0.6	37.5	—	—

Corporate	0.4	—	—	0.4	—	—	—	—	—	—

Total ongoing	0.4	—	2.6	3.0	36.9	—	0.7	37.6	—	—

Exited segments
– Other I&A	—	—	0.1	0.1	—	—	—	—	—	—
– Doors & Windows	—	—	—	—	—	—	0.4	0.4	—	—

Total continuing operations	0.4	—	2.7	3.1	36.9	—	1.1	38.0	—	—

Discontinued operations
– Sensors & Valves	—	1.0	—	1.0	—	0.7	0.8	1.5	—	—
– Dexter	—	—	0.3	0.3	—	—	—	—	—	—
– Air Distribution	—	1.6	0.5	2.1	—	—	—	—	—	—

Total discontinued operations	—	2.6	0.8	3.4	—	0.7	0.8	1.5	—	—

Total Group	0.4	2.6	3.5	6.5	36.9	0.7	1.9	39.5	—	—

*	Re-presented for discontinued operations (see note 15)

Pinafore Holdings B.V.

Group Financial Statements

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

8. Restructuring initiatives

A. Restructuring costs

During Fiscal 2012, restructuring costs amounting to $26.8 million were recognized in continuing operations, of which $11.3 million related to Project Sierra, an initiative that focuses on identifying and implementing cost reduction opportunities and efficiency improvements across the Gates businesses. A further $5.1 million, comprising primarily of severance costs, was incurred on business and executive reorganization in North America. Also during Fiscal 2012, costs of $5.6 million were incurred in relation to the closure of the Charleston plant within Gates North America.

During Fiscal 2011, the Group recognized restructuring costs of $38.8 million in continuing operations, principally in relation to Project Sierra. In addition, $5.8 million of costs were recognized in relation to severance costs due to reorganizations across the Gates businesses and in the Corporate segment. These costs were partially offset by the release of a provision for restructuring costs of $10.6 million due to the reversal of the decision to close a division of Stackpole, which comprises the Powertrain operating segment, following the recovery in the demand for its products.

Restructuring costs recognized during both Q4 2010 and 9M 2010 principally related to the cessation of certain North American manufacturing facilities within the Gates North America and Powertrain operating segments.

B. Disposals and exit of businesses

The disposals of non-core businesses made by the Group during Fiscal 2012 included the following disposals:

•	On April 27, 2012, the Group concluded the disposal of the Schrader Electronics and Schrader International businesses, which together with the investment in Schrader Duncan Limited (see below), constituted the Sensors & Valves operating segment. The businesses were sold for $519.4 million, including $14.4 million in relation to a non-controlling equity interest in the acquiring entity, which has been classified as an available-for-sale investment. The Group recognized a net gain of $159.4 million in relation to this disposal.

•	On April 12, 2012, the Group sold its 50% interest in one of its associates, Schrader Duncan Limited, to Oriental Carbon and Chemicals Limited for a net cash consideration of $2.5 million, which approximated to the carrying amount of the investment, resulting in no net gain or loss on disposal.

•	On November 1, 2012, the Group concluded the sale of the businesses comprising the Dexter segment to an affiliate of The Sterling Group, a Houston-based private equity firm, for a cash consideration of $358.6 million (subject to certain customary post-closing adjustments), recognizing a net gain on disposal of $68.8 million.

•	On November 9, 2012, the Group concluded the sale of the businesses comprising the Air Distribution segment to CPPIB (one of its Sponsors) for a cash consideration of $1,123.1 million (subject to certain customary post-closing adjustments), recognizing a net gain on disposal of $519.5 million.

During Fiscal 2011, a net gain on the disposal and exit of businesses of $60.9 million was recognized, principally in relation to the disposal of Ideal during October 2011.

During 9M 2010, the Group recognized a net gain of $9.6 million on the disposal of property, plant and equipment, principally as a consequence of the restructuring of Aquatic and the closure of Doors & Windows. However, a loss of $3.3 million was recognized in relation to the disposal of a subsidiary that took place in 2008 and on the disposal of Hydrolink’s operations in Kazakhstan (included in the Gates EMEA operating segment).

Pinafore Holdings B.V.

Group Financial Statements

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

8. Restructuring initiatives continued

B. Disposals and exit of businesses (continued)

SUCCESSOR

	Fiscal 2012		Fiscal 2011*		Q4 2010*
	Restructuring costs $ million	Disposals and exit of businesses $ million	Restructuring costs $ million	Disposals and exit of businesses $ million	Restructuring costs $ million	Disposals and exit of businesses $ million
Continuing operations
Ongoing segments
Gates:
– Gates North America	(17.8)	—	(26.8)	1.1	0.9	—
– Gates EMEA	(2.5)	0.2	(11.0)	0.4	1.3	—
– Gates APAC	(5.4)	—	(3.9)	(0.1)	—	—
– Gates South America	(1.4)	—	(2.5)	—	—	—

	(27.1)	0.2	(44.2)	1.4	2.2	—
Aquatic	(0.7)	—	0.1	—	—	—
Corporate	—	—	(4.1)	4.8	(2.0)	—

Total ongoing	(27.8)	0.2	(48.2)	6.2	0.2	—

Exited segments
– Powertrain	1.0	—	9.7	—	(3.2)	—
– Other I&A	—	(0.8)	0.1	54.6	(0.1)	—
– Doors & Windows	—	—	(0.4)	—	(0.5)	—

Total exited	1.0	(0.8)	9.4	54.6	(3.8)	—

Total continuing operations	(26.8)	(0.6)	(38.8)	60.8	(3.6)	—

Discontinued operations
– Sensors & Valves	—	159.4	—	—	1.7	—
– Dexter	(0.1)	68.8	(0.2)	0.1	(0.1)	—
– Air Distribution	(0.7)	520.6	(1.2)	—	—	—

Total discontinued operations	(0.8)	748.8	(1.4)	0.1	1.6	—

Total Group	(27.6)	748.2	(40.2)	60.9	(2.0)	—

*	Re-presented for discontinued operations (see note 15)

Pinafore Holdings B.V.

Group Financial Statements

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

8. Restructuring initiatives continued

B. Disposals and exit of businesses (continued)

PREDECESSOR

	9M 2010*
	Restructuring costs $ million	Disposals and exit of businesses $ million
Continuing operations
Ongoing segments
Gates:
– Gates North America	(3.3)	6.0
– Gates EMEA	(4.3)	(1.7)

	(7.6)	4.3
Aquatic	(0.1)	3.2

Corporate	—	(2.3)

Total ongoing	(7.7)	5.2

Exited segments
– Powertrain	(1.6)	—
– Other I&A	(0.8)	—
– Doors & Windows	2.1	1.9

Total exited	(0.3)	1.9

Total continuing operations	(8.0)	7.1

Discontinued operations
– Dexter	(0.3)	—
– Air Distribution	(1.7)	(0.8)

Total discontinued operations	(2.0)	(0.8)

Total Group	(10.0)	6.3

*	Re-presented for discontinued operations (see note 15)

9. Compensation for the impact of the return of capital on share-based incentive scheme awards

On December 18, 2012, the Company returned capital to its shareholders totaling $1.2 billion, which was funded largely by the proceeds received from the disposals of the Air Distribution and Dexter businesses that were concluded in November 2012.

In anticipation of this return of capital, certain equitable adjustments were made to awards outstanding under the equity incentive plans to compensate participants for the adverse impact of the return of capital on those awards. These adjustments included cash payable of $22.7 million to the holders of Replacement Options, which has been recognized within administrative expenses as an employee cost.

Pinafore Holdings B.V.

Group Financial Statements

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

10. Employees

The average number of persons employed by the Group was as follows:

	SUCCESSOR			PREDECESSOR
	Fiscal 2012 Number	Fiscal 2011* Number	Q4 2010* Number	9M 2010* Number
Continuing operations
Ongoing segments
Gates:
– Gates North America	6,471	6,187	6,145	5,709
– Gates EMEA	3,219	3,365	3,407	3,168
– Gates APAC	3,817	3,785	3,707	3,397
– Gates South America	942	909	942	832

	14,449	14,246	14,201	13,106
Aquatic	667	700	739	895
Corporate	96	112	133	146

Total ongoing	15,212	15,058	15,073	14,147

Exited segments
– Powertrain	—	911	1,538	1,486
– Other I&A	—	1,042	1,584	1,548

Total exited	—	1,953	3,122	3,034

Total continuing operations	15,212	17,011	18,195	17,181

Discontinued operations
– Sensors & Valves	681	2,204	2,140	2,078
– Dexter	1,083	1,220	1,111	1,140
– Air Distribution	5,565	6,514	6,736	6,682

Total discontinued operations	7,329	9,938	9,987	9,900

Total Group	22,541	26,949	28,182	27,081

*	Re-presented for discontinued operations (see note 15)

Pinafore Holdings B.V.

Group Financial Statements

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

10. Employees continued

	SUCCESSOR			PREDECESSOR
	Fiscal 2012 Number	Fiscal 2011* Number	Q4 2010* Number	9M 2010* Number
By location
US	10,153	11,789	12,284	11,770
Rest of North America	3,246	4,455	5,170	5,275
UK	1,042	1,815	1,799	1,721
Rest of Europe	2,300	2,751	2,806	2,573
Asia	4,162	4,372	4,353	4,091
Rest of the world	1,638	1,767	1,770	1,651

	22,541	26,949	28,182	27,081

Continuing operations	15,212	17,011	18,195	17,181
Discontinued operations	7,329	9,938	9,987	9,900

	22,541	26,949	28,182	27,081

*	Re-presented for discontinued operations (see note 15)

Staff costs recognized in profit or loss during the period were as follows:

	SUCCESSOR			PREDECESSOR
	Fiscal 2012 $ million	Fiscal 2011* $ million	Q4 2010* $ million	9M 2010* $ million
Wages and salaries	810.5	980.8	281.2	714.4
Social security costs	93.9	118.0	25.9	88.6
Pensions (see note 35)	31.2	32.0	10.4	26.8
Other post-employment benefits (see note 35)	0.1	0.1	—	(1.7)
Share-based incentives (see note 36)	53.0	88.8	81.3	21.2
Compensation for the impact of the return of capital on share-based incentive scheme awards (see note 9)	22.7	—	—	—
Termination benefits	16.6	8.1	0.9	10.4

	1,028.0	1,227.8	399.7	859.7

Continuing operations	739.6	839.3	293.5	586.9
Discontinued operations	288.4	388.5	106.2	272.8

	1,028.0	1,227.8	399.7	859.7

*	Re-presented for discontinued operations (see note 15)

Pinafore Holdings B.V.

Group Financial Statements

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

11. Interest expense

	SUCCESSOR			PREDECESSOR
	Fiscal 2012* $ million	Fiscal 2011* $ million	Q4 2010* $ million	9M 2010* $ million
Borrowings:
– Interest on bank overdrafts	0.1	0.7	—	6.0
– Interest on bank and other loans:
Term loans	104.8	126.7	38.4	—
Other bank loans	2.9	2.9	—	0.5
Second Lien Notes	76.2	109.4	27.9	—
2011 Notes	—	6.2	1.9	13.3
2015 Notes	1.4	1.5	3.3	17.2
– Interest on interest rate swaps in designated hedging relationships:
Payable	—	—	—	11.5
Receivable	—	—	—	(30.5)

	185.4	247.4	71.5	18.0
Interest element of finance lease rentals	0.3	0.2	—	0.2
Net loss on financial liabilities held at amortized cost	15.9	21.2	—	—
Other interest payable	6.9	6.1	4.0	3.2

	208.5	274.9	75.5	21.4

Continuing operations	208.3	276.0	75.5	21.4
Discontinued operations	0.2	(1.1)	—	—

	208.5	274.9	75.5	21.4

*	Restated (see note 3A) and re-presented for discontinued operations (see note 15)

Details of the bank and other loans are presented in note 30.

Interest expense includes the amortization of issue costs incurred in relation to the borrowings.

From time to time, interest rate swaps are used to manage the interest rate profile of the Group’s borrowings. Net interest payable or receivable on such interest rate swaps is therefore included in interest expense.

During Fiscal 2012 and Fiscal 2011, the Group changed its estimates of the future cash flows relating to certain of its borrowings that are held at amortized cost. The changes were driven primarily by the impacts of the various debt reductions made during these periods and expected to be made in future periods. As a result of these changes and certain other adjustments relating the Group’s borrowings, the amortized cost of the affected borrowings increased by $15.9 million (Fiscal 2011: $21.2 million) and a corresponding loss was recognized in interest expense.

Pinafore Holdings B.V.

Group Financial Statements

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

12. Investment income

	SUCCESSOR			PREDECESSOR
	Fiscal 2012* $ million	Fiscal 2011* $ million	Q4 2010* $ million	9M 2010* $ million
Interest on bank deposits	2.4	3.6	1.3	2.4
Other interest receivable	0.6	1.2	1.1	1.1

	3.0	4.8	2.4	3.5

Continuing operations	2.9	4.7	2.4	3.3
Discontinued operations	0.1	0.1	—	0.2

	3.0	4.8	2.4	3.5

*	Restated (see note 3A) and re-presented for discontinued operations (see note 15)

13. Other finance expense

	SUCCESSOR			PREDECESSOR
	Fiscal 2012* $ million	Fiscal 2011* $ million	Q4 2010 $ million	9M 2010 $ million
Derivative financial instruments:
– Loss on derivatives in designated hedging relationships	—	—	—	(1.7)
– (Loss)/gain on embedded derivatives	(5.4)	(7.5)	22.9	—
Currency translation gain/(loss) on hedging instruments	2.6	4.6	(1.5)	(1.0)
Costs incurred on the prepayment of borrowings	(63.9)	(3.8)	(0.9)	—
Gain on early settlement of loan note receivable	—	1.2	—	—
Currency translation loss on the acquisition of Tomkins	—	—	(47.6)	—
Net interest recognized in respect of post-employment benefits	(7.9)	(12.4)	(2.5)	(14.9)

	(74.6)	(17.9)	(29.6)	(17.6)

Continuing operations	(73.6)	(16.7)	(29.3)	(16.7)
Discontinued operations	(1.0)	(1.2)	(0.3)	(0.9)

	(74.6)	(17.9)	(29.6)	(17.6)

*	Restated (see note 3A) and re-presented for discontinued operations (see note 15)

Other finance expense includes fair value gains and losses arising on financial instruments held by the Group to hedge its translational exposures where either the economic hedging relationship does not qualify for hedge accounting or to the extent that there is deemed to be ineffectiveness in a designated hedging relationship.

Gains and losses on derivative financial instruments are analyzed in note 33.

Pinafore Holdings B.V.

Group Financial Statements

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

13. Other finance expense continued

As explained in note 30, during Fiscal 2012, the Group made repayments against the principal amounts outstanding under certain of its debt facilities. In total, $888.9 million (Fiscal 2011: $519.1 million; Q4 2010: $462.2 million) of the principal amount of these facilities was repaid at a cost of $952.8 million (Fiscal 2011: $522.9 million; Q4 2010: $466.8 million).

Additionally, during Q4 2010, the Group incurred a currency translation loss on the acquisition of Tomkins due to the change in the rate of exchange between the pound sterling (in which the purchase consideration was denominated) and the US dollar (the functional currency of the acquiring entity), in the period between the effective date of the acquisition and the payment of the consideration to the former shareholders in Tomkins.

14. Income tax (benefit)/expense

A. Income tax recognized in profit or loss

				PREDECESSOR
				9M 2010* $ million
Current tax
Domestic corporation tax – Predecessor
UK corporation tax on profits for the period				0.3
Adjustments in respect of prior periods				(0.3)

Total UK tax				—

	SUCCESSOR
	Fiscal 2012* $ million	Fiscal 2011* $ million	Q4 2010* $ million
Domestic corporation tax – Successor
Dutch corporation tax on profits for the period	—	—	—

Total Dutch tax	—	—	—

Overseas tax on profits for the period	85.5	80.6	23.2	72.6
Increase/(decrease) in provision for uncertain tax positions	14.9	(16.1)	(6.2)	(15.5)
Adjustments in respect of prior periods	0.7	(7.1)	0.1	(1.4)

Total overseas tax	101.1	57.4	17.1	55.7

Total current tax	101.1	57.4	17.1	55.7

Deferred tax
Origination or reversal of temporary differences	27.8	(34.6)	(138.1)	19.0
Utilization of previously unrecognized tax losses	(146.4)	(21.4)	(117.2)	(35.3)
Tax losses in the period not recognized	61.1	8.5	198.8	21.3
Adjustments in respect of prior periods	(8.4)	3.2	(0.7)	(0.5)
Other changes in unrecognized deferred tax assets	(10.2)	(22.4)	5.6	(1.8)

Total deferred tax	(76.1)	(66.7)	(51.6)	2.7

Income tax expense/(benefit) for the period	25.0	(9.3)	(34.5)	58.4

Continuing operations	(77.7)	(19.0)	(22.5)	57.1
Discontinued operations	102.7	9.7	(12.0)	1.3

	25.0	(9.3)	(34.5)	58.4

*	Restated (see note 3A) and re-presented for discontinued operations (see note 15)

Pinafore Holdings B.V.

Group Financial Statements

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

14. Income tax (benefit)/expense continued

A. Income tax recognized in profit or loss (continued)

The income tax expense/(benefit) for the period recognized in profit or loss differs from the product of the profit/(loss) before tax for the period and the applicable rate of corporation tax as follows:

	SUCCESSOR			PREDECESSOR
	Fiscal 2012* $ million	Fiscal 2011* $ million	Q4 2010* $ million	9M 2010* $ million
Profit/(loss) before tax:
– Continuing operations	(104.9)	(93.9)	(303.1)	199.1
– Discontinued operations	878.5	128.7	(4.3)	94.8

	773.6	34.8	(307.4)	293.9

Predecessor UK corporation tax at 28% on profit before tax				82.3
Successor Dutch corporation tax at 25% (Fiscal 2011: 25%; Q4 2010: 25.5%) on profit/(loss) before tax	193.4	8.7	(76.9)
Permanent differences	(137.1)	(18.9)	(22.2)	0.9
Adjustment in respect of prior periods	(7.7)	(3.9)	(0.6)	(2.2)
Increase/(decrease) in provisions for uncertain tax positions	14.8	(14.5)	(6.2)	(15.5)
Effect of different tax rates on overseas profits	27.9	43.1	(21.3)	13.0
Foreign tax credits	(6.8)	9.5	(1.1)	(1.9)
Temporary differences on investment in subsidiaries	36.0	2.0	6.6	(2.3)
Tax losses in the period not recognized	61.1	8.5	198.8	21.3
Utilization of previously unrecognized tax losses	(146.4)	(21.4)	(117.2)	(35.4)
Other changes in unrecognized deferred tax assets	(10.2)	(22.4)	5.6	(1.8)

Income tax expense/(benefit) for the period	25.0	(9.3)	(34.5)	58.4

*	Restated (see note 3A) and re-presented for discontinued operations (see note 15)

Permanent differences recognized during Fiscal 2012 related primarily to net capital gains on the disposal of certain businesses that are exempt from tax as a result of statutory exemptions from the taxation of capital gains. Deferred tax assets amounting to $61.1 million (Fiscal 2011: $8.5 million; Q4 2010: $198.8 million; 9M 2010: $21.3 million) were not recognized on tax losses arising during the period because it was not considered probable that the taxable entities concerned would generate sufficient taxable profits in the foreseeable future against which the losses may be utilized. However as a consequence of the disposal of businesses during Fiscal 2012, it was possible to utilize in other taxable entities previously unrecognized tax losses amounting to $146.4 million. Similarly, in Q4 2010, as a consequence of the acquisition of Tomkins, it was possible to utilize previously unrecognized tax losses amounting to $117.2 million.

Pinafore Holdings B.V.

Group Financial Statements

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

14. Income tax (benefit)/expense continued

B. Income tax (benefit)/expense recognized outside profit and loss

	SUCCESSOR			PREDECESSOR
	Fiscal 2012* $ million	Fiscal 2011* $ million	Q4 2010* $ million	9M 2010* $ million
Income tax on items recognized in other comprehensive income
Net actuarial (loss)/gain	(12.0)	9.9	17.4	2.7
(Loss)/gain on net investment hedges	(1.8)	0.8	—	—
Available-for-sale investments:
– Unrealized gain/(loss) arising in the period	0.2	(0.1)	0.1	—

	(13.6)	10.6	17.5	2.7

Income tax on items recognized directly in equity
Share-based incentives	(1.2)	(0.4)	—	(5.2)

Income tax (benefit)/expense recognized outside profit or loss	(14.8)	10.2	17.5	(2.5)

*	Restated (see note 3A)

15. Discontinued operations

A. Background

On November 9, 2012, the Group sold its Air Distribution segment to CPPIB, a related party, for a cash consideration of $1,123.1 million (subject to certain customary post-closing adjustments). The Air Distribution segment supplies a wide range of air distribution products and systems, including grilles, registers and diffusers, dampers and fans, for the non-residential construction and residential construction end markets, mainly in North America, but with an increasing presence in India, Thailand, China, Europe and the Middle East. The Group sells its products through a range of distribution channels, principally to suppliers to the construction industry, building contractors, original equipment manufacturers and retailers for both the new build and refurbishment sectors.

During the second quarter of 2012, management began actively seeking prospective buyers for its Dexter Axle business, which comprises the Dexter operating segment. Dexter is a leading manufacturer of axle components for the utility, industrial trailer and recreational vehicle end market segments primarily in the US. The business sells its products directly to original equipment manufacturers and through national distributors. On November 1, 2012, the Group concluded the sale of the businesses comprising the Dexter segment to an affiliate of The Sterling Group, a Houston-based private equity firm, for a cash consideration of $358.6 million (subject to certain customary post-closing adjustments).

Comparative information for Fiscal 2011, Q4 2010 and 9M 2010 has been re-presented to reflect the classification of the Air Distribution and Dexter operating segments as discontinued operations.

During Q2 2011, management began to seek buyers for its Schrader Electronics and Schrader International businesses, which together constituted the Sensors & Valves operating segment. Schrader Electronics, which is based in Northern Ireland, is a designer and manufacturer of Tire Pressure Monitoring Systems and sells

Pinafore Holdings B.V.

Group Financial Statements

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

15. Discontinued operations continued

A. Background (continued)

primarily into automotive OE markets in the US. Schrader International manufactures a range of automotive products including gauges and valves, which are sold mainly in the US and Europe.

The Group concluded the disposal of the Schrader businesses on April 27, 2012 for a total consideration of $519.4 million, which included $14.4 million in relation to a non-controlling equity interest in the acquiring entity. The Group’s 50% interest in one of its associates, Schrader Duncan Limited, was not included in this disposal transaction as the Group had sold this investment on April 12, 2012 to Oriental Carbon and Chemicals Limited for a net cash consideration of $2.5 million.

In 9M 2010, the Group recognized an additional net loss of $7.2 million in relation to discontinued operations that were sold in previous years.

B. Results and cash flows

The profit for the period from discontinued operations may be analyzed as follows:

	SUCCESSOR			PREDECESSOR
	Fiscal 2012* $ million	Fiscal 2011* $ million	Q4 2010* $ million	9M 2010* $ million
Profit for the period
Sales	1,204.4	1,615.1	389.0	1,121.3
Cost of sales	(835.6)	(1,161.3)	(304.4)	(796.8)

Gross profit	368.8	453.8	84.6	324.5
Distribution costs	(125.8)	(162.6)	(44.0)	(113.0)
Administrative expenses	(107.9)	(158.7)	(45.6)	(101.2)
Transactions costs	—	—	—	(1.4)
Impairments	(3.4)	(1.5)	—	—
Net restructuring costs	(0.8)	(1.4)	1.6	(2.0)
Net gain/(loss) on disposals and on the exit of businesses	1.1	0.1	—	(0.8)
Share of loss of associates	(0.1)	(1.0)	(0.6)	(2.6)

Operating profit/(loss)	131.9	128.7	(4.0)	103.5
Interest expense	(0.2)	1.1	—	—
Investment income	0.1	0.1	—	0.2
Other finance expense	(1.0)	(1.2)	(0.3)	(0.9)

Profit/(loss) before tax	130.8	128.7	(4.3)	102.8
Income tax (expense)/benefit	(53.1)	(9.7)	12.0	(2.1)

Profit after tax	77.7	119.0	7.7	100.7

Profit/(loss) on disposal of discontinued operations
Profit/(loss) before tax	747.7	—	—	(8.0)
Income tax (expense)/benefit	(49.6)	—	—	0.8

Profit/(loss) after tax	698.1	—	—	(7.2)

Profit for the period from discontinued operations	775.8	119.0	7.7	93.5

Pinafore Holdings B.V.

Group Financial Statements

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

15. Discontinued operations continued

B. Results and cash flows (continued)

*	Restated (see note 3A) and re-presented for discontinued operations

Cash flows arising from discontinued operations during the period were as follows:

	SUCCESSOR			PREDECESSOR
	Fiscal 2012 $ million	Fiscal 2011* $ million	Q4 2010* $ million	9M 2010* $ million
Cash inflow from operating activities	120.3	230.5	73.6	72.2
Cash outflow from investing activities	(25.1)	(25.3)	(13.6)	(53.2)
Cash (outflow)/inflow from financing activities	(1.7)	0.9	(0.2)	(0.3)

Net increase in net cash and cash equivalents	93.5	206.1	59.8	18.7

*	Re-presented for discontinued operations

Pinafore Holdings B.V.

Group Financial Statements

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

15. Discontinued operations continued

C. Sales and adjusted EBITDA

The sales and adjusted EBITDA of discontinued operations may be analyzed as follows:

	Sales				Adjusted EBITDA
	SUCCESSOR			PREDECESSOR	SUCCESSOR			PREDECESSOR
	Fiscal 2012 $ million	Fiscal 2011* $ million	Q4 2010* $ million	9M 2010* $ million	Fiscal 2012* $ million	Fiscal 2011* $ million	Q4 2010* $ million	9M 2010* $ million
Operating segment
Sensors & Valves	147.9	450.8	107.9	294.3	21.8	76.0	17.4	44.5
Dexter	273.3	281.4	54.4	190.8	44.6	40.5	7.5	31.2
Air Distribution	783.2	882.9	226.7	636.2	109.5	103.3	22.4	79.9

	1,204.4	1,615.1	389.0	1,121.3	175.9	219.8	47.3	155.6

By origin
US	999.5	1,150.0	277.0	821.8	145.1	145.7	30.9	111.0
Rest of North America	34.0	39.7	11.4	26.1	7.6	10.4	2.7	5.6
UK	116.4	297.1	68.9	184.1	17.3	44.7	9.4	25.4
Rest of Europe	24.2	71.2	17.8	49.3	3.6	12.6	3.0	9.3
Asia	20.3	24.9	5.6	15.0	2.6	5.2	0.7	2.1
Rest of the world	10.0	32.2	8.3	25.0	(0.3)	1.2	0.6	2.2

	1,204.4	1,615.1	389.0	1,121.3	175.9	219.8	47.3	155.6

By destination
US	1,010.1	1,260.5	301.7	893.2
Rest of North America	85.0	122.1	29.5	68.8
UK	23.7	29.3	7.5	21.3
Rest of Europe	34.8	99.5	25.1	68.8
Asia	32.2	53.9	11.7	32.9
Rest of the world	18.6	49.8	13.5	36.3

	1,204.4	1,615.1	389.0	1,121.3

*	Restated (see note 3A) and re-presented for discontinued operations

Pinafore Holdings B.V.

Group Financial Statements

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

15. Discontinued operations continued

D. Reconciliation to adjusted EBITDA

Reconciliation of profit for the period from discontinued operations to adjusted EBITDA:

	SUCCESSOR			PREDECESSOR
	Fiscal 2012* $ million	Fiscal 2011* $ million	Q4 2010* $ million	9M 2010* $ million
Profit for the period from discontinued operations	775.8	119.0	7.7	93.5
(Profit)/loss on disposal of discontinued operations	(698.1)	—	—	7.2

Profit for the period	77.7	119.0	7.7	100.7
Income tax expense/(benefit)	53.1	9.7	(12.0)	2.1

Profit/(loss) before tax	130.8	128.7	(4.3)	102.8
Net finance income	1.1	—	0.3	0.7

Operating profit/(loss)	131.9	128.7	(4.0)	103.5
Amortization	11.8	28.2	8.8	5.8
Depreciation	20.5	49.6	16.6	37.0

EBITDA	164.2	206.5	21.4	146.3
Inventory uplift	—	—	18.5	—
Share-based incentives	8.6	10.5	9.0	5.1
Transaction costs	—	—	—	1.4
Impairments	3.4	1.5	—	—
Net restructuring costs	0.8	1.4	(1.6)	2.0
Net (gain)/loss on disposals and on the exit of businesses	(1.1)	(0.1)	—	0.8

Adjusted EBITDA	175.9	219.8	47.3	155.6

*	Restated (see note 3A) and re-presented for discontinued operations

Pinafore Holdings B.V.

Group Financial Statements

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

16. Operating profit/(loss)

Operating profit/(loss) is stated after charging/(crediting):

	Continuing operations $ million	Discontinued operations $ million	Total $ million
SUCCESSOR
Fiscal 2012
Inventories:
– Cost of inventories	952.4	477.8	1,430.2
– Write-down of inventories	11.9	3.4	15.3
Staff costs (see note 10)	739.6	288.4	1,028.0
Amortization of other intangible assets (see note 21)	124.2	11.8	136.0
Depreciation of property, plant and equipment (see note 22)	112.7	20.5	133.2
Research and development costs	50.3	11.2	61.5
Government grants:
– Revenue	(1.2)	(1.0)	(2.2)
– Capital	—	(0.2)	(0.2)
Net foreign exchange losses/(gains)	0.8	(1.6)	(0.8)

Fiscal 2011*
Inventories:
– Cost of inventories	1,207.1	661.3	1,868.4
– Write-down of inventories	10.2	3.4	13.6
Staff costs (see note 10)	839.3	388.5	1,227.8
Amortization of other intangible assets (see note 21)	128.0	28.2	156.2
Depreciation of property, plant and equipment (see note 22)	134.1	49.6	183.7
Research and development costs	56.6	22.7	79.3
Government grants:
– Revenue	(0.8)	(3.7)	(4.5)
– Capital	—	(0.2)	(0.2)
Net foreign exchange losses/(gains)	3.6	(0.3)	3.3

Q4 2010*
Inventories:
– Cost of inventories	442.6	160.9	603.5
– Write-down of inventories	5.7	(3.5)	2.2
Staff costs (see note 10)	293.5	106.2	399.7
Amortization of other intangible assets	35.4	8.8	44.2
Depreciation of property, plant and equipment	37.4	16.6	54.0
Research and development costs	15.9	4.9	20.8
Government grants:
– Revenue	(0.5)	(0.8)	(1.3)
Net foreign exchange gains	(1.4)	(0.9)	(2.3)

PREDECESSOR
9M 2010*
Inventories:
– Cost of inventories	739.1	430.0	1,169.1
– Write-down of inventories	17.6	1.1	18.7
Staff costs (see note 10)	586.9	272.8	859.7
Amortization of other intangible assets	11.2	5.8	17.0
Depreciation of property, plant and equipment	83.1	37.0	120.1
Research and development costs	47.7	14.6	62.3
Government grants:
– Revenue	(0.3)	(0.9)	(1.2)
– Capital	—	(0.1)	(0.1)
Net foreign exchange gains	(4.2)	(1.4)	(5.6)

*	Re-presented for discontinued operations (see note 15)

Pinafore Holdings B.V.

Group Financial Statements

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

17. Dividends on ordinary shares

PREDECESSOR
9M 2010 $ million
Recognized in the period
Final dividend for the prior period of 6.50c per share	56.9

56.9

Dividends were paid by the Predecessor on ordinary shares in Tomkins plc. During Fiscal 2012, no dividends were paid by the Successor (Fiscal 2011: $nil; Q4 2010: $nil).

18. Auditor’s remuneration

Fees payable to the Company’s auditor, Deloitte LLP, and other member firms of Deloitte Touche Tohmatsu Limited were as follows:

	SUCCESSOR			PREDECESSOR
	Fiscal 2012 $ million	Fiscal 2011 $ million	Q4 2010 $ million	9M 2010 $ million
Audit fees:
– Audit of the company’s accounts	0.8	0.8	1.1	—
– Audit of the accounts of the company’s subsidiaries	5.2	5.3	4.6	1.5
– Other statutory services	0.5	0.8	0.1	0.1
– Other audit fees	5.5	1.4	—	—

	12.0	8.3	5.8	1.6
Tax fees:
– Compliance services	1.3	0.8	0.1	—
– Advisory services	1.7	2.5	0.1	0.4

	3.0	3.3	0.2	0.4
All other fees	—	—	—	0.5

Total fees	15.0	11.6	6.0	2.5

Fees for the audit of the company’s accounts represent fees payable to in respect of the audit of the company’s individual financial statements and the Group’s consolidated financial statements prepared in accordance with IFRS. Other statutory services include the review of the Group’s interim financial statements. In Fiscal 2012 and Fiscal 2011, other audit fees include the audit of certain financial statements prepared specifically in relation to business disposals.

Other fees are paid for services including advice on accounting matters and non-statutory reporting.

The Audit Committee or, between meetings, the Chairman of the Audit Committee, approves the engagement terms and fees of Deloitte LLP, and other member firms of Deloitte & Touche Tohmatsu Limited for all services before the related work is undertaken.

Pinafore Holdings B.V.

Group Financial Statements

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

19. Cash flow

Reconciliation of profit/(loss) for the period to cash generated from operations:

	SUCCESSOR			PREDECESSOR
	Fiscal 2012* $ million	Fiscal 2011* $ million	Q4 2010* $ million	9M 2010* $ million
Profit/(loss) for the period	748.6	44.1	(272.9)	235.5
Interest expense	208.5	274.9	75.5	21.4
Investment income	(3.0)	(4.8)	(2.4)	(3.5)
Other finance expense	74.6	17.9	29.6	17.6
Income tax expense/(benefit)	25.0	(9.3)	(34.5)	58.4
Share of (profit)/loss of associates	(0.3)	(0.5)	(0.7)	1.3
Amortization of intangible assets	136.0	156.2	44.2	17.0
Depreciation of property, plant and equipment	133.2	183.7	54.0	120.1
Impairments:
– Goodwill	—	36.9	—	—
– Investment in associate	2.6	0.7	—	—
– Property, plant and equipment	3.5	1.9	—	—
– Other receivables	0.4	—	—	—
Loss/(gain) on disposal of businesses:
– Continuing operations	0.4	(58.8)	—	(6.3)
– Discontinued operations	(747.7)	—	—	8.0
(Gain)/loss on sale of property, plant and equipment	(0.5)	1.0	(1.3)	(0.8)
Share-based incentives	53.0	88.8	72.4	21.2
Decrease in post-employment benefit obligations	(45.3)	(72.7)	(12.5)	(38.6)
Increase/(decrease) in provisions	6.7	(24.6)	(13.7)	(30.0)

	595.7	635.4	(62.3)	421.3
Movements in working capital:
– (Increase)/decrease in inventories	(17.5)	(2.1)	148.6	(112.4)
– (Increase)/decrease in trade and other receivables	(69.7)	(9.0)	85.9	(204.9)
– Increase/(decrease) in trade and other payables	5.7	(13.3)	(105.9)	111.2

Cash generated from operations	514.2	611.0	66.3	215.2

*	Restated (see note 3A)

Pinafore Holdings B.V.

Group Financial Statements

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

20. Goodwill

A. Analysis of movements

$ million
Cost
As at December 31, 2010	1,745.4
Purchase accounting adjustments	(8.7)
Acquisition of subsidiaries	21.8
Transfer to assets held for sale	(120.3)
Foreign currency translation	(15.9)

As at December 31, 2011	1,622.3
Purchase accounting adjustments	(13.6)
Transfer to assets held for sale	(268.2)
Foreign currency translation	22.5

As at December 31, 2012	1,363.0

Accumulated impairment
As at December 31, 2010	—
Impairments	36.9

As at December 31, 2011 and December 31, 2012	36.9

Carrying amount
As at December 31, 2011	1,585.4

As at December 31, 2012	1,326.1

During Fiscal 2012, management finalized its assessment of the fair values at the acquisition date of the acquired net assets of Du-Tex Inc. The Group recognized an additional customer relationship intangible of $14.2 million and the related deferred tax liability of $0.2 million, resulting in a net reduction of $14.0 million in goodwill. In addition, the acquisition date working capital was agreed, resulting in an increase of $0.4 million to the provisional goodwill recognized. The net adjustment to goodwill during Fiscal 2012 is not considered to be material and the comparative period has therefore not been restated.

Similarly, during Fiscal 2011, management finalized its assessment of the acquisition date fair values of the acquired net assets of Tomkins. This resulted in a re-allocation of the goodwill between Guarantor and non-Guarantor subsidiaries and a net adjustment to goodwill of $8.7 million. The adjustment may be analyzed as follows:

	Provisional fair value $ million	Revised fair value $ million	Purchase accounting adjustments $ million
Identifiable intangible assets	2,301.9	2,292.4	9.5
Property, plant and equipment	1,353.3	1,356.5	(3.2)
Trade and other payables	(813.1)	(816.1)	3.0
Deferred tax liabilities	(820.5)	(795.5)	(25.0)
Provisions	(102.3)	(109.3)	7.0

Adjustment to goodwill recognized			(8.7)

Pinafore Holdings B.V.

Group Financial Statements

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

20. Goodwill continued

B. Allocation of goodwill

Goodwill is allocated to the following CGUs or groups of CGUs:

	As at December 31, 2012 $ million	As at December 31, 2011 $ million
Gates:
– Gates North America	945.7	939.6
– Gates EMEA	146.7	143.4
– Gates APAC	227.9	228.1
– Gates South America	5.8	6.4

	1,326.1	1,317.5
Dexter	—	92.1
Ideal	—	—
Sensors & Valves:
– Schrader Electronics	—	76.2
– Schrader International	—	8.6

	—	84.8
Air Distribution:
– Air Systems Components	—	74.0
– Hart & Cooley Group	—	30.7
– Ruskin	—	45.0
– Koch Filter	—	23.2
– Other	—	2.9

	—	175.8

Total Group	1,326.1	1,670.2

Goodwill is presented in the Group’s balance sheet as follows:
– Non-current assets	1,326.1	1,585.4
– Assets held for sale (see note 29)	—	84.8

	1,326.1	1,670.2

C. Impairment tests

Goodwill is tested for impairment annually and whenever there are indications that it may have suffered an impairment. Goodwill is considered impaired to the extent that its carrying amount exceeds its recoverable amount, which is the higher of the value in use and the fair value less costs to sell of the CGU or group of CGUs to which it is allocated. Impairment tests were carried out following the acquisition of Tomkins, in Q4 2010, and during Fiscal 2011 and Fiscal 2012. In each case, the recoverable amount of all items of goodwill was determined based on value in use calculations.

Management based the value in use calculations on cash flow forecasts derived from the most recent three-year financial plans approved by the Board, in which the principal assumptions were those regarding sales growth rates, selling prices and changes in direct costs.

Pinafore Holdings B.V.

Group Financial Statements

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

20. Goodwill continued

C. Impairment tests (continued)

Cash flows for the years beyond the three-year financial plans for the CGUs to which individually significant amounts of goodwill were allocated were calculated as follows: cash flows in the fourth and fifth years were estimated by management based on relevant industry and economic forecasts; thereafter, the cash flows were projected to grow at either 2% or 2.5% per annum, which rates do not exceed expected long-term growth rates in their respective principal end markets.

Management applied discount rates to the resulting cash flow projections that reflect current market assessments of the time value of money and the risks specific to the CGU or group of CGUs. In each case, the discount rate was determined using a capital asset pricing model. Pre-tax discount rates used in the impairment tests of Gates’ goodwill during Fiscal 2012 were in a range from 14.8% to 18.4% (Fiscal 2011: 15.3% to 18.3%; Q4 2010: 15.0% to 17.5%).

D. Impairments recognized

No impairment of goodwill was recognized during Fiscal 2012 or in Q4 2010.

During Fiscal 2011, in light of the prolonged weakness of the US residential construction end market, the Group recognized an impairment of $36.9 million in relation to Aquatic, representing the entire goodwill allocated to this segment. Management used a pre-tax discount rate of 15.5%.

Impairments are analyzed by operating segment in note 7.

E. Sensitivity to changes in key assumptions

Management does not consider that the recoverable amounts of the CGUs or groups of CGUs to which significant amounts of goodwill are allocated may fall below their carrying amounts, nor that the aggregate recoverable amount of other CGUs may fall below their aggregate carrying amount, due to reasonably possible changes during the next year in one or more of the key assumptions.

Pinafore Holdings B.V.

Group Financial Statements

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

21. Other intangible assets

	Brands and trade names $ million	Customer relationships $ million	Technology and know-how $ million	Computer software $ million	Total $ million
Cost
As at December 31, 2010	325.9	1,631.3	338.4	17.5	2,313.1
Acquisition of subsidiaries	—	0.6	—	—	0.6
Additions	—	—	0.3	7.5	7.8
Purchase accounting adjustments (see note 20)	5.0	(29.5)	8.8	7.3	(8.4)
Transfers to assets held for sale	(7.0)	(98.0)	(81.5)	(2.5)	(189.0)
Disposals	—	—	(0.8)	(0.3)	(1.1)
Foreign currency translation	—	(7.8)	2.8	0.2	(4.8)

As at December 31, 2011	323.9	1,496.6	268.0	29.7	2,118.2
Purchase accounting adjustments (see note 20)	—	14.2	—	—	14.2
Additions	—	—	—	5.5	5.5
Transfers to assets held for sale	(116.0)	(279.1)	(4.0)	(9.5)	(408.6)
Foreign currency translation	0.1	3.1	—	(0.2)	3.0

As at December 31, 2012	208.0	1,234.8	264.0	25.5	1,732.3

Accumulated amortization
As at December 31, 2010	—	28.8	12.6	3.2	44.6
Purchase accounting adjustments (see note 20)	—	1.1	0.3	(0.3)	1.1
Amortization charge for the period	—	103.7	43.2	9.3	156.2
Transfers to assets held for sale	—	(4.9)	(7.6)	(0.4)	(12.9)
Foreign currency translation	—	(2.3)	0.1	0.2	(2.0)

As at December 31, 2011	—	126.4	48.6	12.0	187.0
Amortization charge for the period	—	91.7	38.0	6.3	136.0
Transfers to assets held for sale	—	(36.5)	(1.0)	(4.0)	(41.5)
Foreign currency translation	—	0.5	—	(0.3)	0.2

As at December 31, 2012	—	182.1	85.6	14.0	281.7

Carrying amount
As at December 31, 2011	323.9	1,370.2	219.4	17.7	1,931.2

As at December 31, 2012	208.0	1,052.7	178.4	11.5	1,450.6

Amortization of intangible assets is primarily included under administrative expenses in the consolidated income statement.

Brands and trade names are considered to have an indefinite life, given the strength and durability of the brands and the level of marketing support. The brands are in relatively similar stable and profitable market sectors, with similar risk profiles, and their size, diversification and market shares mean that the risk of market-related factors causing a reduction in the lives of the brands is considered to be relatively low. Brands and trade names are therefore not amortized but are tested for impairment annually and whenever there are indications that they may have suffered an impairment.

Except for brands and trade names, all other intangible assets included above have finite useful lives.

Pinafore Holdings B.V.

Group Financial Statements

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

21. Other intangible assets continued

Intangible assets with indefinite useful lives are allocated to the following CGUs or groups of CGUs:

	As at December 31, 2012 $ million	As at December 31, 2011 $ million
Gates:
– Gates North America	196.0	196.0
Dexter	—	21.0
Air Distribution:
– Air Systems Components	—	47.0
– Hart & Cooley Group	—	25.0
– Ruskin	—	22.9

	—	94.9
Aquatic	12.0	12.0

Total Group	208.0	323.9

Management has assessed the recoverability of the carrying amount of the brands and trade names using the ‘relief from royalty’ method whereby the value in use of those assets represents the present value of the cost savings to the Group from not having to license them from a third party. The key assumptions used in the relief from royalty method are the hypothetical royalty rate and forecast annual sales.

Management has used a hypothetical royalty rate of 1% per annum. Forecast annual sales were based on the most recent three-year financial plans approved by the Board. Forecast annual sales for the years beyond the three-year financial plans for the CGUs to which the brands and trade names were allocated were calculated as follows: sales in the fourth and fifth years were estimated by management based on relevant industry and economic forecasts; thereafter, sales were generally projected to grow at either 2% or 2.5% per annum, which rates do not exceed expected long-term growth rates in their respective principal end markets.

Management applied discount rates to the resulting royalty savings that reflect current market assessments of the time value of money and the risks specific to the CGU or group of CGUs. In each case, the discount rate was determined using a capital asset pricing model. Pre-tax discount rates used in the annual impairment tests of brands and trade names during Fiscal 2012 were in the following ranges: Gates businesses 14.4% to 17.7% (Fiscal 2011: 15.3% to 18.3%; Q4 2010: 15.0% to 17.5%); and Aquatic 18.2% (Fiscal 2011: 15.5%; Q4 2010: 16.8%).

Management does not consider that the recoverable amounts of the CGUs or groups of CGUs to which significant amounts of intangible assets with indefinite useful lives are allocated may fall below their carrying amounts, nor that the aggregate recoverable amount of other CGUs may fall below their aggregate carrying amount, due to reasonably possible changes during the next year in one or more of the key assumptions.

Pinafore Holdings B.V.

Group Financial Statements

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

22. Property, plant and equipment

	Land and buildings $ million	Plant, equipment and vehicles $ million	Assets under construction $ million	Total $ million
Cost
As at December 31, 2010	427.0	883.8	100.3	1,411.1
Acquisition of subsidiaries	0.3	0.5	—	0.8
Additions	7.0	17.3	76.9	101.2
Transfer from assets under construction	2.5	92.6	(95.1)	—
Purchase accounting adjustments (see note 20)	3.4	13.4	(11.8)	5.0
Transfers to assets held for sale	(67.9)	(259.5)	(23.0)	(350.4)
Disposals	(17.8)	(32.8)	(0.8)	(51.4)
Foreign currency translation	(6.1)	(15.7)	2.1	(19.7)

As at December 31, 2011	348.4	699.6	48.6	1,096.6
Additions	1.8	15.9	70.8	88.5
Transfer from assets under construction	7.0	66.3	(73.3)	—
Transfers to assets held for sale	(89.2)	(140.5)	(4.2)	(233.9)
Disposals	(0.2)	(9.6)	(0.1)	(9.9)
Foreign currency translation	5.3	3.7	0.3	9.3

As at December 31, 2012	273.1	635.4	42.1	950.6

Accumulated depreciation
As at December 31, 2010	6.2	45.8	—	52.0
Purchase accounting adjustments (see note 20)	0.9	0.9	—	1.8
Depreciation charge for the period	22.7	161.0	—	183.7
Transfers from/(to) assets held for sale	0.9	(32.0)	—	(31.1)
Impairments	0.5	0.6	—	1.1
Disposals	(0.8)	(8.0)	—	(8.8)
Foreign currency translation	(0.3)	(4.7)	—	(5.0)

As at December 31, 2011	30.1	163.6	—	193.7
Depreciation charge for the period	19.9	113.3	—	133.2
Transfers to assets held for sale	(11.2)	(55.1)	—	(66.3)
Impairments	3.0	0.3	—	3.3
Disposals	(0.3)	(7.4)	—	(7.7)
Foreign currency translation	0.4	0.8	—	1.2

As at December 31, 2012	41.9	215.5	—	257.4

Carrying amount
As at December 31, 2011	318.3	536.0	48.6	902.9

As at December 31, 2012	231.2	419.9	42.1	693.2

Land and buildings include freehold land with a carrying value of $57.9 million (December 31, 2011: $75.8 million) that is not depreciated.

Pinafore Holdings B.V.

Group Financial Statements

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

22. Property, plant and equipment continued

Property, plant and equipment includes assets held under finance leases with a carrying amount of $2.9 million (December 31, 2011: $3.0 million). Obligations under finance leases are secured by a lessor’s charge over the leased assets.

23. Investments in associates

	SUCCESSOR			PREDECESSOR
	Fiscal 2012 $ million	Fiscal 2011 $ million	Q4 2010 $ million	9M 2010 $ million
Carrying amount
At the beginning of the period	10.3	23.6	—	20.6
Acquisition of subsidiaries	—	—	22.5	—
Share of profit/(loss) of associates	0.3	0.5	0.7	(1.3)
Impairments	(2.6)	(0.7)	—	—
Transfer to net assets on gain of control	(0.7)	—	—	—
Dividends received from associates	(0.1)	(0.5)	—	(0.5)

	7.2	22.9	23.2	18.8
Additions	—	0.4	—	—
Disposal of subsidiaries	(1.4)	(13.6)	—	—
Foreign currency translation	0.3	0.6	0.4	0.5

At the end of the period	6.1	10.3	23.6	19.3

Investments in associates are presented in the Group’s balance sheet as follows:

	As at December 31, 2012 $ million	As at December 31, 2011 $ million
Ongoing businesses	6.1	6.6
Assets held for sale (see note 29)	—	3.7

	6.1	10.3

As at December 31, 2012, the Group’s principal associates were as follows:

Name of company	Country of incorporation	Group’s holding	Nature of business
Pyung Hwa CMB Company Limited	Korea	21%	Rubber compounds
CoLinx LLC	US	20%	e-business and logistics services

Pinafore Holdings B.V.

Group Financial Statements

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

23. Investments in associates continued

Segment analysis of the Group’s investments in associates and of its share of associates’ profit/(loss) for the period:

	Investments in associates		Share of profit/(loss) of associate
	SUCCESSOR		SUCCESSOR			PREDECESSOR
	As at December 31, 2012 $ million	As at December 31, 2011* $ million	Fiscal 2012 $ million	Fiscal 2011* $ million	Q4 2010* $ million	9M 2010* $ million
By operating segment Continuing operations
Gates:
– Gates North America	3.3	3.3	—	—	—	—
– Gates APAC	2.8	2.3	0.4	(0.4)	0.7	0.2

	6.1	5.6	0.4	(0.4)	0.7	0.2

Exited segments:
– Powertrain	—	—	—	1.7	0.5	0.9
– Other I&A	—	—	—	0.2	0.1	0.2

	—	—	—	1.9	0.6	1.1

	6.1	5.6	0.4	1.5	1.3	1.3

Discontinued operations
– Sensors & Valves	—	3.7	(0.2)	(0.7)	(0.3)	(2.1)
– Air Distribution	—	1.0	0.1	(0.3)	(0.3)	(0.5)

	—	4.7	(0.1)	(1.0)	(0.6)	(2.6)

	6.1	10.3	0.3	0.5	0.7	(1.3)

By location
US	3.3	3.3
Rest of North America	—	—
Asia	2.8	8.2
Rest of the world	—	(1.2)

	6.1	10.3

During Fiscal 2012, the aggregate sales of the Group’s current associates were $176.9 million (Fiscal 2011: $181.1 million; Q4 2010: $38.1 million; 9M 2010: $114.3 million) and their aggregate profit for the period was $1.2 million (Fiscal 2011: $0.8 million; Q4 2010: $0.7 million; 9M 2010: $2.1 million).

As at December 31, 2012, the aggregate total assets of the Group’s current associates was $63.7 million (December 31, 2011: $61.4 million) and the aggregate total of their liabilities was $47.1 million (December 31, 2011: $46.9 million).

Pinafore Holdings B.V.

Group Financial Statements

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

24. Inventories

	As at December 31, 2012 $ million	As at December 31, 2011 $ million
Raw materials and supplies	121.5	183.9
Work in progress	30.8	49.5
Finished goods and goods held for resale	324.5	338.3

	476.8	571.7

As at December 31, 2012, inventories were stated net of an allowance for excess, obsolete or slow-moving items of $35.8 million (December 31, 2011: $19.7 million).

25. Trade and other receivables

	As at December 31, 2012 $ million	As at December 31, 2011 $ million
Current assets
Financial assets:
– Trade receivables (see note 26)	544.2	635.5
– Derivative financial instruments (see note 33)	0.5	0.4
– Collateralized cash	14.2	17.7
– Other receivables	40.6	40.2

	599.5	693.8

Non-financial assets:
– Prepayments	30.2	34.6

	629.7	728.4

Non-current assets
Financial assets:
– Derivative financial instruments (see note 33)	0.1	0.2
– Other receivables	4.7	10.9

	4.8	11.1

Non-financial assets:
– Prepayments	16.2	9.0

	21.0	20.1

Collateralized cash comprises cash given as collateral under letters of credit for insurance and regulatory purposes and cash held in escrow for the purpose of repaying the loan notes issued by the Group under the Loan Note Alternative in relation to the acquisition of Tomkins (see note 30).

The Group is the beneficiary of a number of corporate-owned life assurance policies against which it borrows from the relevant life assurance company. As at December 31, 2012, the surrender value of the policies was

Pinafore Holdings B.V.

Group Financial Statements

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

25. Trade and other receivables continued

$785.8 million (December 31, 2011: $707.5 million) and the amount outstanding on the related loans was $783.9 million (December 31, 2011: $705.7 million). For accounting purposes, these amounts are offset and the net receivable of $1.9 million (December 31, 2011: $1.8 million) is included in other receivables.

As at December 31, 2012, trade and other receivables amounting to $4.3 million (December 31, 2011: $4.0 million) were secured on the assets of the debtors.

26. Trade receivables

Trade receivables amounted to $544.2 million (December 31, 2011: $635.5 million), net of an allowance of $6.5 million (December 31, 2011: $4.0 million) for doubtful debts.

The Group has a significant concentration of customers in the US, who accounted for 40.1% (Fiscal 2011: 40.7%; Q4 2010: 40.7%; 9M 2010: 43.2%) of the Group’s sales from continuing operations during Fiscal 2012, and in the automotive industry, which accounted for 49.8% (Fiscal 2011: 52.7%; Q4 2010: 55.9%; 9M 2010: 55.4%) of the Group’s sales from continuing operations during Fiscal 2012. However, no single customer accounted for more than 10% of the Group’s sales and there were no significant amounts due from any one customer.

Before accepting a new customer, the Group assesses the potential customer’s credit quality and establishes a credit limit. Credit quality is assessed by using data maintained by reputable credit rating agencies, by checking of references included in credit applications and, where they are available, by reviewing the customer’s recent financial statements. Credit limits are subject to multiple levels of authorization and are reviewed on a regular basis.

Trade receivables are regularly reviewed for bad and doubtful debts. Bad debts are written off and an allowance is established for specific doubtful debts.

Trade receivables may be analyzed as follows:

	As at December 31, 2012 $ million	As at December 31, 2011 $ million
Amounts neither past due nor impaired	476.8	534.7

Age from invoice date of amounts past due but not impaired:
– Less than 30 days old	10.9	16.9
– Between 30 and 60 days old	18.9	36.1
– Between 61 and 90 days old	13.6	21.0
– More than 90 days old	19.8	23.3

	63.2	97.3
Amounts impaired:
– Total amounts that have been impaired	10.7	7.5
– Allowance for doubtful debts	(6.5)	(4.0)

	4.2	3.5

	544.2	635.5

Pinafore Holdings B.V.

Group Financial Statements

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

26. Trade receivables continued

Trade receivables arise wholly in the businesses of Tomkins and were initially recognized by the Successor at their fair value at the date of acquisition of Tomkins. Accordingly, receivables that were considered impaired by Tomkins are included within amounts past due but not impaired and the allowance for doubtful debts relates wholly to receivables that have become impaired since the acquisition of Tomkins.

Movements in the allowance for doubtful debts were as follows:

	SUCCESSOR			PREDECESSOR
	Fiscal 2012 $ million	Fiscal 2011 $ million	Q4 2010 $ million	9M 2010 $ million
At the beginning of the period	4.0	0.3	—	13.7
Charge for the period	3.5	4.2	0.3	4.0
Transfer to assets held for sale	(0.5)	(0.1)	—	(0.1)
Utilized during the period	(0.7)	(0.3)	—	(2.9)
Released during the period	(0.1)	—	—	(0.2)
Foreign currency translation	0.3	(0.1)	—	(0.3)

At the end of the period	6.5	4.0	0.3	14.2

Trade receivables are not generally interest-bearing although interest may be charged to customers on overdue accounts.

27. Available-for-sale investments

	SUCCESSOR			PREDECESSOR
	Fiscal 2012 $ million	Fiscal 2011 $ million	Q4 2010 $ million	9M 2010 $ million
Carrying amount
At the beginning of the period	1.1	1.4	—	1.2
Additions	14.8	—	—	—
Acquisition of subsidiaries	—	—	1.2	—
Fair value gain/(loss) recognized in other comprehensive income	0.5	(0.4)	0.2	(0.1)
Foreign currency translation	(0.1)	0.1	—	0.1

At the end of the period	16.3	1.1	1.4	1.2

On the disposal of the Schrader businesses in April 2012, the Group received, as part consideration for the disposal, a minority interest in August Topco Company, Inc., the new parent of the disposed entities. Taking into consideration a number of factors, including the lack of quoted market prices for these equity instruments and the nature of the key markets in which the businesses operate, management believes it is not possible to reliably estimate the fair value of the equity instruments held by the Group. Accordingly, the instruments are carried at cost, being the value of $14.4 million ascribed to them under the disposal agreement.

Other available-for-sale investments comprise listed equities.

Pinafore Holdings B.V.

Group Financial Statements

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

28. Cash and cash equivalents

	As at December 31, 2012 $ million	As at December 31, 2011 $ million
Cash on hand and demand deposits	425.9	286.4
Term deposits	5.4	193.6

	431.3	480.0

The currency and interest rate profile of cash and cash equivalents was as follows:

	Floating interest rate
	$ million	Weighted average interest rate %	Non-interest bearing $ million	Total $ million
As at December 31, 2012
Currency:
– US dollar	183.5	0.1%	10.1	193.6
– Sterling	57.8	0.3%	8.0	65.8
– Euro	11.0	0.8%	26.9	37.9
– Canadian dollar	6.9	1.1%	—	6.9
– Other	91.0	1.7%	36.1	127.1

	350.2		81.1	431.3

As at December 31, 2011
Currency:
– US dollar	293.2	0.0%	35.7	328.9
– Sterling	34.9	0.4%	0.8	35.7
– Euro	9.6	0.7%	9.9	19.5
– Canadian dollar	—	0.9%	4.5	4.5
– Other	65.6	1.7%	25.8	91.4

	403.3		76.7	480.0

29. Assets held for sale

As at December 31, 2012, assets held for sale comprise vacant properties no longer required by the Group for its manufacturing operations. During Fiscal 2012, the assets and liabilities of the businesses comprising the Dexter and Air Distribution businesses were transferred into assets held for sale prior to the disposal of these businesses during November 2012 (see note 42).

As at December 31, 2011, assets held for sale comprised primarily the assets and liabilities of the Group’s Schrader Electronics and Schrader International businesses, which together comprised the Sensors & Valves operating segment. Schrader Electronics, which is based in Northern Ireland, is a designer and manufacturer of Tire Pressure Monitoring Systems and sells primarily into automotive OE markets in the US. Schrader International manufactures a range of automotive products including gauges and valves, which are sold mainly in the US and Europe.

Assets held for sale at December 31, 2011 also included vacant properties no longer required by the Group for its manufacturing operations.

Pinafore Holdings B.V.

Group Financial Statements

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

29. Assets held for sale continued

Assets classified as held for sale and directly associated liabilities were as follows:

	As at December 31, 2012 $ million	As at December 31, 2011 $ million
Assets held for sale
Goodwill	—	84.8
Other intangible assets	—	109.8
Property, plant and equipment	6.8	117.6
Investments in associates	—	3.7
Inventories	—	61.1
Trade and other receivables	—	65.7

	6.8	442.7

Liabilities directly associated with assets held for sale
Trade and other payables	—	(68.4)
Provisions	—	(6.8)
Post-employment benefit obligations	—	(2.3)
Deferred tax liabilities	—	(36.8)

	—	(114.3)

	6.8	328.4

30. Borrowings

	As at December 31, 2012			As at December 31, 2011
	Current liabilities $ million	Non-current liabilities $ million	Total $ million	Current liabilities $ million	Non-current liabilities $ million	Total $ million
Carrying amount
Bank overdrafts	2.9	—	2.9	5.5	—	5.5

Bank and other loans:
– Secured	2.2	1,763.3	1,765.5	25.3	2,590.8	2,616.1
– Unsecured	12.0	22.1	34.1	17.1	20.9	38.0

	14.2	1,785.4	1,799.6	42.4	2,611.7	2,654.1

	17.1	1,785.4	1,802.5	47.9	2,611.7	2,659.6

The Group’s secured borrowings are jointly and severally, irrevocably and fully and unconditionally guaranteed by certain of the Company’s direct and indirect subsidiaries and secured by liens on substantially all of their assets. An analysis of the security given is presented in note 48.

Pinafore Holdings B.V.

Group Financial Statements

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

30. Borrowings continued

The carrying amount of borrowings includes the following items, each of which are being amortized to profit or loss over the term of the related borrowings using the effective interest method:

•	costs incurred on the issue of the Senior Secured Credit Facilities and the Second Lien Notes; and
•	the fair value on inception of the interest rate floor (an embedded derivative) that applies to amounts drawn down under the Senior Secured Credit Facilities.

The carrying amount of borrowings may be reconciled to the principal amount outstanding as follows:

	As at December 31, 2012 $ million	As at December 31, 2011 $ million
Carrying amount	1,802.5	2,659.6
Issue costs and interest rate floor adjustment
– Term loans	109.7	120.5
– Second Lien Notes	22.9	64.1
Accrued interest payable
– Term loans	(0.2)	(0.4)
– Second Lien Notes	(10.0)	(23.5)
– 2015 Notes	(0.4)	(0.4)

Principal amount	1,924.5	2,819.9

	As at December 31, 2012			As at December 31, 2011
	Current liabilities $ million	Non-current liabilities $ million	Total $ million	Current liabilities $ million	Non-current liabilities $ million	Total $ million
Principal amount
Bank overdrafts	2.9	—	2.9	5.5	—	5.5

Bank and other loans:
– Secured
Term Loan A	12.3	86.4	98.7	26.5	211.6	238.1
Term Loan B	13.7	1,330.5	1,344.2	15.2	1,488.5	1,503.7
Second Lien Notes	—	445.0	445.0	—	1,035.0	1,035.0

	26.0	1,861.9	1,887.9	41.7	2,735.1	2,776.8
– Unsecured
2015 Notes	—	21.3	21.3	—	20.4	20.4
Other loan notes	11.6	—	11.6	15.5	—	15.5
Other bank loans	—	0.8	0.8	1.2	0.5	1.7

	11.6	22.1	33.7	16.7	20.9	37.6

	40.5	1,884.0	1,924.5	63.9	2,756.0	2,819.9

The maturity analysis of the principal amount outstanding is presented in note 34.

Pinafore Holdings B.V.

Group Financial Statements

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

30. Borrowings continued

Bank loans

The Group has Senior Secured Credit Facilities consisting of a Term Loan A credit facility, a Term Loan B credit facility and a senior secured revolving credit facility (‘Revolver’).

Term loans

The Group initially borrowed $300.0 million under the Term Loan A credit facility and $1,700.0 million under the Term Loan B credit facility. The Term Loan A credit facility and the revolving credit facility mature on September 29, 2015 and the Term Loan B credit facility matures on September 29, 2016.

As at December 31, 2012, the principal amount outstanding under Term Loan A was $98.7 million (December 31, 2011: $238.1 million) and that under Term Loan B was $1,344.2 million (December 31, 2011: $1,503.7 million).

Contractual payments

The Term Loan A credit facility is subject to quarterly amortization payments of 2.5% and the Term Loan B credit facility is subject to quarterly amortization payments of 0.25%, in each case based on the original principal amount less certain prepayments with the balance payable on maturity. During Fiscal 2012, the Group made quarterly amortization payments totaling $16.8 million (Fiscal 2011: $28.3 million) against the Term Loan A facility and $14.6 million (Fiscal 2011: $16.1 million) against the Term Loan B facility.

Prepayments using disposal proceeds

If the Group prepays LIBOR rate loans other than at the end of an applicable interest period, it is required to reimburse the lenders for any consequential losses or expenses. The Group must offer to prepay the Term Loan A credit facility and Term Loan B credit facility with net cash proceeds of asset sales, casualty and condemnation events, incurrence of indebtedness (other than indebtedness permitted to be incurred) and a percentage of excess cash flow based on a total leverage to EBITDA ratio, in each case subject to certain exceptions such as reinvestment rights. During Fiscal 2012, the Group disposed of the businesses constituting its Schrader, Dexter and Air Distribution segments and offered to make prepayments of the debt outstanding under the term loans to the extent of the net cash proceeds received from those asset sales, as determined under the credit agreement. In total, during Fiscal 2012, $36.0 million of the principal amount was prepaid under Term Loan A and $135.5 million of the principal amount was prepaid under Term Loan B to the providers that accepted the offers.

Similarly, during Fiscal 2011, the Group disposed of its Stackpole, Dexter Chassis and Ideal businesses and, in total, $29.6 million of the principal amount was prepaid under Term Loan A and $157.5 million of the principal amount was prepaid under Term Loan B.

Other repayments made against the term loans

The Group may voluntarily prepay loans or reduce commitments under the Senior Secured Credit Facilities, in whole or in part, subject to minimum amounts without premium or penalty, other than in the case of the February 2011 re-pricing transaction discussed below, which was subject to a 1% premium on the Term Loan B facility. On April 16, 2012, the Group made an optional prepayment at par under Term Loan A of $85.0 million, plus accrued interest thereon.

Pinafore Holdings B.V.

Group Financial Statements

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

30. Borrowings continued

Bank loans (continued)

On August 17, 2012 and November 9, 2012, further offers to the lenders were made, for which aggregate acceptances to the value of $1.6 million and $9.4 million were received and paid in respect of Term Loan A and Term Loan B respectively.

Re-pricing of the term loans

The term loans bear interest at a floating rate, which can be either LIBOR plus an applicable margin or, at the Group’s option, a base rate as defined in the credit agreement plus an applicable margin. LIBOR and the base rate are both subject to floors. On inception of the facilities, the applicable margin for Term Loan B was 4.5% per annum for LIBOR and 3.5% per annum for base rate. The applicable margin for Term Loan A was between 3.75% and 4.25% per annum for LIBOR and 2.75% and 3.25% per annum for base rate depending on a total leverage to EBITDA ratio. LIBOR was subject to a 1.75% floor and base rate was subject to a 2.75% floor. Effective February 17, 2011, the Group agreed with the providers of the Senior Secured Credit Facilities a re-pricing of Term Loan A and Term Loan B and amendments to certain of the covenants attaching to the facilities. For both Term Loan A and Term Loan B the applicable margin for LIBOR was reduced to 3.0% per annum, with LIBOR being subject to a 1.25% floor, and the applicable margin for base rate was reduced to 2.0% per annum, with base rate being subject to a 2.25% floor. Management considered that the re-pricing did not cause a substantial change in the net present value of the expected future cash flows in relation to the facilities. Accordingly, the Group recognized neither a gain nor a loss on the re-pricing and recognized the associated costs of $23.4 million (including a 1% premium of on the Term Loan B credit facility amounting to $16.8 million) and the decrease of $18.1 million in the interest rate floor liability as adjustments to the carrying amounts of the borrowings outstanding under the facilities.

As at December 31, 2012, borrowings under both Term Loan A and Term Loan B attracted an interest rate of 4.25% per annum.

On January 18, 2013, the Group reached an agreement with the providers of the senior secured credit facilities for a further re-pricing of the term loans. For both term loans, the applicable margin for LIBOR was reduced to 2.75% per annum, subject to a 1.0% floor, and the applicable margin for base rate was reduced to 1.75% per annum, subject to a 2.0% floor. These interest rates will be next re-set on March 28, 2013.

Other amendments of the term loans

During September 2012, the Group agreed with the providers of the Senior Secured Credit Facilities further amendments to the credit agreement, primarily in relation to the impact on the covenants of the disposal of the Dexter and Air Distribution businesses. The costs of $3.5 million associated with these revisions are included in the other finance expense line in the income statement.

Revolver

The revolving credit facility provides for multi-currency revolving loans and letters of credit up to an aggregate principal amount of $300.0 million, with a letter of credit sub-facility of $100.0 million. As at December 31, 2012, there were no drawings for cash under the revolving credit facility but there were letters of credit outstanding amounting to $55.6 million.

Subject to certain conditions, the revolving credit facility may be increased by up to $100.0 million and the Term Loan B credit facility increased by, or new term loan facilities established up to, $400.0 million (less any increase in the revolving credit facility).

Pinafore Holdings B.V.

Group Financial Statements

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

30. Borrowings continued

Bank loans (continued)

As with the term loans, borrowings under the Revolver bear interest at a floating rate, which can be either LIBOR plus an applicable margin or, at the Group’s option, a base rate as defined in the credit agreement plus an applicable margin, and both LIBOR and the base rate are subject to floors. The applicable margin for the Revolver is between 3.75% and 4.25% per annum for LIBOR and 2.75% and 3.25% per annum for base rate depending on a total leverage to EBITDA ratio. LIBOR is subject to a 1.75% floor and base rate is subject to a 2.75% floor. Each letter of credit issued under the Revolver attracts a participation fee equal to the applicable LIBOR margin under the Revolver to the maximum amount available to be drawn and a fronting fee of the greater of 0.25% of the maximum amount available to be drawn and $1,500 per annum. An unused line fee of 0.75% per annum is based on the unused portion of the Revolver (which may decrease to 0.5% per annum based on a total leverage to EBITDA ratio).

Other borrowings

Senior Secured Second Lien Notes (‘the Second Lien Notes’)

On September 29, 2010, the Group issued $1,150.0 million 9% Second Lien Notes maturing on October 1, 2018.

As at December 31, 2012, the principal amount outstanding under the Second Lien Notes was $445.0 million (December 31, 2011: $1,035.0 million).

Tender offer

On June 21, 2012, the Group initiated a tender offer to purchase for cash up to $475 million of the principal amount outstanding of the Second Lien Notes. In conjunction with the tender offer, consent was sought from the holders for certain amendments to the Indenture governing the notes, primarily to increase the Group’s capacity to make distribution payments. The offer was fully subscribed and, on July 20, 2012, the Group paid $547.1 million, which included an aggregate premium of $59.2 million and accrued interest of $12.9 million.

Redemption of Second Lien Notes

In accordance with the terms of the Second Lien Notes, prior to October 1, 2013, but not more than once in any 12-month period, the Group may redeem up to 10% of the original aggregate principal amount of the Second Lien Notes at a redemption price of 103% of the principal amount plus accrued and unpaid interest up to but not including the redemption date.

On July 24, 2012, the Group issued notice to the holders of the Second Lien Notes of its intention to exercise this call option in full. The resulting prepayment of an aggregate principal amount of $115.0 million, plus the required 3% premium and interest accrued up to the redemption date, was made on September 4, 2012.

We issued a similar notice for the full exercise of this option on August 3, 2011, which became effective on September 2, 2011. Accrued interest of $4.3 million was paid on the $115.0 million notes redeemed.

In both years, the redemption premium of $3.5 million has been recognized in other finance expense.

Pinafore Holdings B.V.

Group Financial Statements

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

30. Borrowings continued

Other borrowings (continued)

Other prepayment options

Notwithstanding the foregoing, at any time and from time to time prior to October 1, 2013, the Group may redeem in the aggregate up to 35% of the original aggregate principal amount of the Second Lien Notes (calculated after giving effect to any issuance of additional Second Lien Notes) with the net cash proceeds of equity offerings by the Co-operative or certain of its subsidiaries at a redemption price of 109% of the principal amount thereof plus accrued and unpaid interest thereon up to but not including the redemption date, provided that at least 65% of the original aggregate principal amount of the Second Lien Notes remain outstanding after each such redemption (calculated after giving effect to any issuance of additional Second Lien Notes) and the Group satisfies certain other conditions.

At any time prior to October 1, 2014, the Group may redeem the Second Lien Notes at its option, in whole at any time or in part from time to time, at 100% of the principal amount thereof plus the greater of (i) 1% of the principal amount and (ii) the excess of the present value at the redemption date of the redemption price as at October 1, 2014 and the required interest payments due from the redemption date to October 1, 2014 (discounted using an appropriate US Treasury Rate plus 50 basis points) over the principal amount, plus accrued and unpaid interest to the redemption date.

On and after October 1, 2014, the Group may redeem the Second Lien Notes, at its option, in whole at any time or in part from time to time, at the following redemption prices (expressed as a percentage of the principal amount), plus accrued and unpaid interest to the redemption date:

Redemption price
During the year commencing:
– October 1, 2014	104.50%
– October 1, 2015	102.25%
– October 1, 2016 and thereafter	100.00%

In the event of a change of control over the Company, each holder will have the right to require the Group to repurchase all or any part of such holder’s Second Lien Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of repurchase, except to the extent that the Group has previously elected to redeem the Second Lien Notes.

2011 Notes and 2015 Notes

When it was acquired by the Group, Tomkins had the following notes outstanding under a Euro Medium Term Note Programme: £150 million 8% notes repayable at par on December 20, 2011 (the ‘2011 Notes’); and £250 million 6.125% notes repayable at par on September 16, 2015 (the ‘2015 Notes’).

Each of the 2011 Notes and the 2015 Notes contain a put option giving the holders the option to put their notes to the relevant issuer at par plus accrued interest in the event of a change of control or certain acquisitions and disposals and, in either case, a ratings downgrade occurring as a result of such transaction.

On September 13, 2010, the Group offered to purchase the outstanding 2011 Notes at a price of 105.787 per cent (plus accrued and unpaid interest) and the outstanding 2015 Notes at a price of 100.50 per cent (plus accrued and

Pinafore Holdings B.V.

Group Financial Statements

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

30. Borrowings continued

Other borrowings (continued)

unpaid interest). Acceptances were received in respect of £40.9 million of the 2011 Notes and £109.3 million of the 2015 Notes. On October 6, 2010, the purchase was completed for total consideration of £153.1 million (plus accrued interest of £3.0 million).

On November 19, 2010, the Group notified holders of the 2011 Notes and the 2015 Notes that the credit rating of the notes had been withdrawn by Moody’s and downgraded by Standard & Poor’s as a consequence of the acquisition of Tomkins and that this constituted a put event entitling the holders to redeem the notes at par (plus accrued and unpaid interest). Put notices were received in respect of £2.1 million of the 2011 Notes and £123.5 million of the 2015 Notes. Settlement took place on December 17, 2010 for total consideration of £125.6 million (plus accrued interest of £2.0 million).

On December 30, 2010, the Group made a further offer to purchase the outstanding 2011 Notes at a price of 105.00 per cent (plus accrued and unpaid interest). Acceptances were received in respect of £4.9 million ($7.8 million) of the 2011 Notes. Settlement took place on January 19, 2011 and the principal amount of the outstanding 2011 Notes was thereby reduced to £102.1 million. Also during 2011, the Group elected to settle £4.0 million ($6.5 million) of the 2015 Notes following a request from one of the holders.

On December 20, 2011, the Group repaid in full the remaining 2011 Notes for $158.3 million, plus accrued interest of $12.7 million. As at December 31, 2012, the principal amount outstanding of the 2015 Notes was £13.2 million ($20.4 million).

Loan Note Alternative

Under the terms of the acquisition of Tomkins, certain shareholders in Tomkins Limited elected to receive loan notes rather than cash in respect of all or part of the consideration payable on the purchase of their shares in Tomkins Limited, subject to a maximum aggregate amount of £50 million (the ‘Loan Note Alternative’).

The loan notes fall due for repayment, at par, on December 31, 2015. From June 30, 2011 until December 31, 2015, each holder has the right to require full or part repayment, at par, half-yearly on June 30 and December 31 and for this reason these loan notes are classified as current liabilities. At any time on or after six months after the date of issue of the loan notes, the Group may purchase any of the loan notes at any price by tender, private treaty or otherwise.

During Fiscal 2012, holders of loan notes with a principal amount of £2.8 million (Fiscal 2011: £19.0 million) requested repayment. As at December 31, 2012, loan notes with a principal amount of £7.2 million (December 31, 2011: £10.0 million) were still outstanding under the Loan Note Alternative.

The loan notes accrue interest at the higher of 0.8% below LIBOR and 0% (to be next re-set on July 1, 2013).

Although the loan notes are unsecured, the Group is required to retain in an escrow account cash equivalent to the nominal amount of the outstanding loan notes.

Pinafore Holdings B.V.

Group Financial Statements

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

30. Borrowings continued

Currency and interest rate profile

The currency and interest rate profile of outstanding borrowings, after taking into account the effect of the Group’s currency and interest rate hedging activities, was as follows:

	Floating interest rate		Fixed interest rate			Interest-free
	$ million	Weighted average interest rate %	$ million	Weighted average interest rate %	Weighted average period for which rate is fixed Years	$ million	Total $ million
As at December 31, 2012
Currency:
– US dollar	1,314.1	4.3%	425.8	9.0%	5.7 years	0.1	1,740.0
– Sterling	11.6	0.4%	21.7	6.1%	2.7 years	0.6	33.9
– Euro	—	—	—	—	—	0.8	0.8
– Canadian dollar	2.2	1.7%	—	—	—	—	2.2
– Other	19.3	4.3%	6.3	9.0%	5.7 years	—	25.6

	1,347.2		453.8			1.5	1,802.5

As at December 31, 2011
Currency:
– US dollar	1,574.0	4.3%	965.2	9.0%	6.7 years	3.7	2,542.9
– Sterling	15.4	0.3%	20.8	6.1%	3.7 years	0.8	37.0
– Euro	33.4	4.3%	20.4	9.0%	6.7 years	0.7	54.5
– Canadian dollar	0.8	1.8%	—	—	—	—	0.8
– Other	15.6	4.0%	8.8	9.0%	6.7 years	—	24.4

	1,639.2		1,015.2			5.2	2,659.6

Borrowing covenants

The Group is subject to covenants, representations and warranties in respect of the Senior Secured Credit Facilities including two financial covenants as defined in the credit agreement. The compliance with these financial covenants is tested for the twelve month period to the end of each calendar quarter (the ‘test period’). Firstly, the ratio of ‘consolidated total debt’ to ‘consolidated EBITDA’ (the ‘total leverage ratio’) must not exceed 5.25 times (for the test period ended December 31, 2012, the ratio was 3.45 times). Secondly, the ratio of consolidated EBITDA to ‘consolidated net interest’ (the ‘interest coverage ratio’) must not be less than 2.10 times (for the test period ended December 31, 2012, the ratio was 3.48 times).

For future test periods, the limits against which the financial covenants are tested are fixed at the December 31, 2012 levels of 5.25 times for the total leverage ratio and 2.10 times for the interest coverage ratio.

Any future non-compliance with the borrowing covenants could, if not waived, constitute an event of default and may, in certain circumstances, lead to an acceleration of the maturity of borrowings drawn down and the inability to access committed facilities.

Pinafore Holdings B.V.

Group Financial Statements

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

31. Obligations under finance leases

	Minimum lease payments		Carrying amount
	As at December 31, 2012 $ million	As at December 31, 2011 $ million	As at December 31, 2012 $ million	As at December 31, 2011 $ million
Amounts payable under finance leases
Within one year	0.4	0.4	0.1	0.2
In the second to fifth years, inclusive	1.5	1.5	0.6	0.6
After more than five years	1.9	2.2	1.9	2.0

	3.8	4.1	2.6	2.8
Less: Future finance charges	(1.2)	(1.3)	—	—

	2.6	2.8	2.6	2.8

The Group leases certain of its plant, equipment and vehicles under finance leases. All leases are on a fixed repayment basis and no arrangements have been entered into for contingent rental payments. As at December 31, 2012, the average effective interest rate was 7.3% (December 31, 2011: 7.4%).

The Group’s obligations under finance leases are secured by the lessors’ title to the leased assets.

32. Trade and other payables

	As at December 31, 2012 $ million	As at December 31, 2011 $ million
Current liabilities
Financial liabilities:
– Trade payables	278.2	330.6
– Other taxes and social security	19.2	25.3
– Derivative financial instruments (see note 33)	0.3	2.2
– Other payables	23.6	37.3

	321.3	395.4

Non-financial liabilities:
– Accruals and deferred income	107.7	149.6

	429.0	545.0

Non-current liabilities
Financial liabilities:
– Derivative financial instruments (see note 33)	41.7	36.2
– Other payables	13.2	10.6

	54.9	46.8

Non-financial liabilities:
– Accruals and deferred income	—	0.4

	54.9	47.2

Trade payables are generally not interest-bearing but interest may be charged by suppliers on overdue accounts.

Pinafore Holdings B.V.

Group Financial Statements

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

33. Derivative financial instruments

Derivative financial instruments are held in relation to the Group’s financial risk management policy which is described in note 34. The Group does not hold or issue derivatives for speculative purposes.

The carrying amount of derivative financial instruments held by the Group was as follows:

	As at December 31, 2012			As at December 31, 2011
	Assets $ million	Liabilities $ million	Net $ million	Assets $ million	Liabilities $ million	Net $ million
Hedging activities
Translational hedges:
– Currency swaps	0.1	(0.1)	—	0.2	—	0.2

Transactional hedges:
– Currency forwards	0.5	(0.3)	0.2	0.4	(2.2)	(1.8)

	0.6	(0.4)	0.2	0.6	(2.2)	(1.6)

Other items
Embedded derivatives	—	(41.6)	(41.6)	—	(36.2)	(36.2)

	0.6	(42.0)	(41.4)	0.6	(38.4)	(37.8)

Classified as:
– Current	0.5	(0.3)	0.2	0.4	(2.2)	(1.8)
– Non-current	0.1	(41.7)	(41.6)	0.2	(36.2)	(36.0)

	0.6	(42.0)	(41.4)	0.6	(38.4)	(37.8)

A. Currency derivatives

As at December 31, 2012, the notional principal amount of outstanding foreign exchange contracts that are used to manage the currency profile of the Group’s net assets was $27.4 million (December 31, 2011: $81.7 million). Where necessary, the Group has designated these contracts as net investment hedges. During Fiscal 2012, a net fair value loss of $0.8 million (Fiscal 2011: gain of $3.6 million; Q4 2010: loss of $2.5 million; 9M 2010: gain of $0.5 million) in relation to designated net investment hedges was recognized in other comprehensive income.

The currency profile of the Group’s net assets after taking into account translation hedges is presented in note 34.

Also during Fiscal 2012, a net fair value gain of $2.1 million (Fiscal 2011: loss of $2.2 million; Q4 2010: loss of $0.6 million; 9M 2010: loss of $0.1 million) was recognized within operating profit in respect of currency derivatives that were held to provide an economic hedge of transactional currency exposures but were not designated as hedges for accounting purposes.

B. Interest rate swaps

As at December 31, 2012, December 31, 2011 and December 31, 2010, the Group held no interest rate swaps.

Until September 2010, the Group held interest rate swaps to swap the 2011 Notes and the 2015 Notes from fixed interest rates to floating interest rates. The Group had designated these contracts as fair value hedges in relation to the notes.

Pinafore Holdings B.V.

Group Financial Statements

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

33. Derivative financial instruments continued

B. Interest rate swaps (continued)

During 9M 2010, the Group recognized a net fair value gain of $17.3 million in relation to these contracts and the carrying amount of the notes was increased by $19.0 million to reflect the change in the fair value of the notes attributable to the hedged risk and the amortization of the transitional adjustment that was recognized on adoption of IAS 39. During 9M 2010, a net loss of $1.7 million was, therefore, recognized within other finance expense in relation to these hedges.

On September 16, 2010, the Group sold the interest rate swaps for $64.7 million (plus accrued interest of $10.1 million).

C. Other items

Borrowings against the Senior Secured Credit Facilities bear interest at floating rates, subject to a floor (an embedded interest rate derivative). On inception of the facilities, the applicable market interest rate was lower than the floor. Consequently, the floor was required to be separated from the host loan contract. As at December 31, 2012, the fair value of the embedded derivatives was $41.6 million (December 31, 2011: $36.2 million) and during Fiscal 2012, a loss of $5.4 million (Fiscal 2011: loss of $7.5 million; Q4 2010: gain of $22.9 million) due to the change in their fair value was recognized as a debit to other finance expense.

The Second Lien Notes include certain redemption options as detailed in note 30. Three of these options are considered to be closely related to the host contract and have therefore not been required to be separated from the host contract. The fourth option is not closely related, but contains a number of conditions in order to be exercised, the fulfillment of which management considers not to be reasonably possible prior to the option expiry date of October 1, 2013. This option therefore has a nil fair value.

34. Financial risk management

A. Introduction

The Group’s central treasury function is responsible for procuring the Group’s financial resources and maintaining an efficient capital structure, together with managing the Group’s liquidity, foreign exchange and interest rate exposures.

All treasury operations are conducted within strict policies and guidelines that are approved by the Board. Compliance with those policies and guidelines is monitored by the regular reporting of treasury activities to the Board.

A key element of the Group’s treasury philosophy is that funding, interest rate and currency decisions and the location of cash and debt balances are determined independently from each other. The Group’s borrowing requirements are met by raising funds in the most favorable markets. Management aims to retain a portion of net debt in the foreign currencies in which the net assets of the Group’s operations are denominated. The desired currency profile of net debt is achieved by entering into currency derivative contracts. Management does not hedge the proportion of foreign operations effectively funded by shareholders’ equity. An analysis of the Group’s exposure to currency risk and an analysis of the profile of net assets by currency are set out in part F of this note.

Management considers that the Group’s capital equates to shareholders’ equity and manages the Group’s capital structure to maximize shareholder value whilst retaining flexibility to take advantage of opportunities that arise to grow the Group’s business.

Pinafore Holdings B.V.

Group Financial Statements

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

34. Financial risk management continued

B. Summary of financial assets and liabilities

The following table analyses financial assets and liabilities by the categories defined in IAS 39. Financial instruments held at fair value, have been categorized into one of three levels to reflect the degree to which observable inputs are used in determining the fair values:

•	‘Level 1’ fair value measurements are those derived without adjustment from quoted prices in active markets for identical assets or liabilities.

•	‘Level 2’ fair value measurements are those derived from inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly (i.e. as prices) or indirectly (i.e. derived from prices).

•	‘Level 3’ fair value measurements are those derived from valuation techniques that include inputs for the asset or liability that are not based on observable market data (unobservable inputs).

Pinafore Holdings B.V.

Group Financial Statements

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

34. Financial risk management continued

B. Summary of financial assets and liabilities (continued)

During the periods presented below, there were no transfers of financial instruments between Level 1 and Level 2.

				Fair value through profit or loss
	Loans and receivables $ million	Available- for-sale $ million	Liabilities at amortized cost $ million	Designated hedging relationships $ million	Held for trading $ million	Total carrying value $ million	Fair value $ million
As at December 31, 2012
Financial assets not held at fair value
Trade and other receivables:
– Non-derivative assets	603.7	—	—	—	—	603.7	603.7
Cash and cash equivalents	431.3	—	—	—	—	431.3	431.3
Available-for-sale investments	—	14.4	—	—	—	14.4	14.4

	1,035.0	14.4	—	—	—	1,049.4	1,049.4
Financial assets held at fair value
Level 1:
– Available-for-sale investments	—	1.9	—	—	—	1.9	1.9
Level 2:
– Trade and other receivables:
Derivative assets	—	—	—	0.1	0.5	0.6	0.6

	—	1.9	—	0.1	0.5	2.5	2.5

Total financial assets	1,035.0	16.3	—	0.1	0.5	1,051.9	1,051.9

Financial liabilities not held at fair value
Trade and other payables:
– Non-derivative liabilities	—	—	(334.2)	—	—	(334.2)	(334.2)
Bank overdrafts	—	—	(2.9)	—	—	(2.9)	(2.9)
Bank and other loans:
– Current	—	—	(14.2)	—	—	(14.2)	(51.3)
– Non-current	—	—	(1,785.4)	—	—	(1,785.4)	(1,947.9)
Obligations under finance leases	—	—	(2.6)	—	—	(2.6)	(2.6)

	—	—	(2,139.3)	—	—	(2,139.3)	(2,338.9)

Financial liabilities held at fair value
Level 2:
– Trade and other payables:
Derivative liabilities	—	—	—	(0.1)	(41.9)	(42.0)	(42.0)

	—	—	—	(0.1)	(41.9)	(42.0)	(42.0)

Total financial liabilities	—	—	(2,139.3)	(0.1)	(41.9)	(2,181.3)	(2,380.9)

	1,035.0	16.3	(2,139.3)	—	(41.4)	(1,129.4)	(1,329.0)

Pinafore Holdings B.V.

Group Financial Statements

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

34. Financial risk management continued

B. Summary of financial assets and liabilities (continued)

				Fair value through profit or loss
	Loans and receivables $ million	Available- for-sale $ million	Liabilities at amortized cost $ million	Designated hedging relationships $ million	Held for trading $ million	Total carrying value $ million	Fair value $ million
As at December 31, 2011
Financial assets not held at fair value
Trade and other receivables:
– Non-derivative assets	704.3	—	—	—	—	704.3	704.3
Cash and cash equivalents	480.0	—	—	—	—	480.0	480.0

	1,184.3	—	—	—	—	1,184.3	1,184.3
Financial assets held at fair value
Level 1:
– Available-for-sale investments	—	1.1	—	—	—	1.1	1.1
Level 2:
– Trade and other receivables:
Derivative assets	—	—	—	0.2	0.4	0.6	0.6

	—	1.1	—	0.2	0.4	1.7	1.7

Total financial assets	1,184.3	1.1	—	0.2	0.4	1,186.0	1,186.0

Financial liabilities not held at fair value
Trade and other payables:
– Non-derivative liabilities	—	—	(403.8)	—	—	(403.8)	(403.8)
Bank overdrafts	—	—	(5.5)	—	—	(5.5)	(5.5)
Bank and other loans:
– Current	—	—	(42.4)	—	—	(42.4)	(88.2)
– Non-current	—	—	(2,611.7)	—	—	(2,611.7)	(2,865.1)
Obligations under finance leases	—	—	(2.8)	—	—	(2.8)	(2.8)

	—	—	(3,066.2)	—	—	(3,066.2)	(3,365.4)

Financial liabilities held at fair value
Level 2:
– Trade and other payables:
Derivative liabilities	—	—	—	—	(38.4)	(38.4)	(38.4)

	—	—	—	—	(38.4)	(38.4)	(38.4)

Total financial liabilities	—	—	(3,066.2)	—	(38.4)	(3,104.6)	(3,403.8)

	1,184.3	1.1	(3,066.2)	0.2	(38.0)	(1,918.6)	(2,217.8)

Pinafore Holdings B.V.

Group Financial Statements

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

34. Financial risk management continued

B. Summary of financial assets and liabilities (continued)

Available-for-sale investments (Level 1), other than the Schrader equity instruments acquired in Fiscal 2012 (see note 27), are listed and are valued by reference to quoted market prices. The Schrader equity instruments are unlisted and management does not believe that a reliable estimate of their fair value can be determined. These instruments are therefore carried at cost, being the value of $14.4 million ascribed to them under the disposal agreement.

Cash and cash equivalents (Level 1) largely attract floating interest rates. Accordingly, their carrying amounts are considered to be approximately fair value. Non-derivative trade and other receivables and non-derivative trade and other payables are also considered to approximate to their fair values.

Bank and other loans principally comprise borrowings under the Senior Secured Credit Facilities (Level 2), the 2015 Notes (Level 1), the Second Lien Notes (Level 1) and other loan notes (Level 3). Borrowings under the Senior Secured Credit Facilities attract interest at floating rates and their principal amounts are considered to approximate to fair value. The 2015 Notes and the Second Lien Notes are traded securities and their fair value is based on their quoted market prices.

Finance lease obligations (Level 3) attract fixed interest rates that are implicit in the lease rentals and their fair value has been assessed by reference to prevailing market interest rates.

Derivative assets and liabilities (Level 2) represent the fair value of foreign currency and interest rate derivatives held by the Group at the balance sheet date together with embedded interest rate derivatives that were required to be separated from their host loan contracts. Foreign currency derivatives are valued by reference to prevailing forward exchange rates. Embedded interest rate derivatives are valued using a valuation model incorporating assumptions on expected forward interest rates and estimated debt prepayments.

C. Credit risk

Credit risk is the risk that a counterparty will default on its contractual obligations resulting in financial loss to the Group. The Group’s portfolio of cash and cash equivalents is managed such that there is no significant concentration of credit risk in any one bank or other financial institution. Management monitors closely the credit quality of the institutions with which it holds deposits. Similar considerations are given to the Group’s portfolio of derivative financial instruments. As at December 31, 2012, 94% (December 31, 2011: 92%) of the Group’s cash and cash equivalents were held with institutions rated at least A-1 by Standard & Poor’s or P-1 by Moody’s. Credit risk disclosures with respect to trade receivables are set out in note 26.

Pinafore Holdings B.V.

Group Financial Statements

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

34. Financial risk management continued

C. Credit risk (continued)

Management considers the Group’s maximum exposure to credit risk to be as follows:

	As at December 31, 2012 $ million	As at December 31, 2011 $ million
Trade and other receivables:
– Derivative assets	0.6	0.6
– Non-derivative assets	603.7	704.3

	604.3	704.9
Cash and cash equivalents	431.3	480.0

	1,035.6	1,184.9

D. Liquidity risk

Liquidity risk is the risk that an entity will encounter difficulty in meeting obligations associated with financial liabilities.

The Group’s borrowing facilities are monitored against forecast requirements and timely action is taken to put in place, renew or replace credit lines. Management’s policy is to reduce liquidity risk by diversifying the Group’s funding sources and by staggering the maturity of its borrowings.

The Group has established long-term credit ratings of Ba3 Stable with Moody’s and BB- Stable with Standard & Poor’s. Credit ratings are subject to regular review by the credit rating agencies and may change in response to economic and commercial developments.

As at December 31, 2012, the Group had a committed revolving credit facility of $300.0 million that expires on September 29, 2015, which was undrawn for cash but against which there were outstanding letters of credit amounting to $55.6 million (December 31, 2011: $66.1 million). Also, the Group had drawn $2.9 million (December 31, 2011: $6.6 million) against uncommitted borrowing facilities and had outstanding performance bonds, letters of credit and bank guarantees amounting to $32.0 million (December 31, 2011: $39.6 million), in addition to those outstanding under the revolving credit facility. Overall, therefore, the Group’s committed borrowing headroom was $209.5 million (December 31, 2011: $187.7 million), in addition to cash balances of $445.5 million (December 31, 2011: $497.7 million), including collateralized cash of $14.2 million (December 31, 2011: $17.7 million).

Pinafore Holdings B.V.

Group Financial Statements

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

34. Financial risk management continued

D. Liquidity risk (continued)

The expected timing of contractual cash flows relating to the Group’s financial liabilities and related financial assets are as follows:

	Within 1 year $ million	Between 1 and 2 years $ million	Between 2 and 3 years $ million	Between 3 and 4 years $ million	Between 4 and 5 years $ million	After 5 years $ million	Total $ million
As at December 31, 2012
Bank overdrafts	(2.9)	—	—	—	—	—	(2.9)
Bank and other loans:
– Principal	(37.6)	(26.2)	(109.2)	(1,303.1)	(0.1)	(445.4)	(1,921.6)
– Interest payments	(102.3)	(101.2)	(99.4)	(81.5)	(40.1)	(40.1)	(464.6)
Finance lease obligations	(0.4)	(0.4)	(0.3)	(0.4)	(0.4)	(1.9)	(3.8)
Trade and other payables:
– Non-derivative liabilities	(321.0)	(13.2)	—	—	—	—	(334.2)

Cash flows on non-derivative liabilities	(464.2)	(141.0)	(208.9)	(1,385.0)	(40.6)	(487.4)	(2,727.1)

Cash flows on derivative liabilities:
– Payments	(53.3)	—	—	—	—	—	(53.3)
– Receipts	53.1	—	—	—	—	—	53.1

	(0.2)	—	—	—	—	—	(0.2)

Cash flows on financial liabilities	(464.4)	(141.0)	(208.9)	(1,385.0)	(40.6)	(487.4)	(2,727.3)

Cash flows on related derivative assets:
– Payments	(35.5)	—	—	—	—	—	(35.5)
– Receipts	35.0	—	—	—	—	—	35.0

	(0.5)	—	—	—	—	—	(0.5)

	(464.9)	(141.0)	(208.9)	(1,385.0)	(40.6)	(487.4)	(2,727.8)

Pinafore Holdings B.V.

Group Financial Statements

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

34. Financial risk management continued

D. Liquidity risk (continued)

	Within 1 year $ million	Between 1 and 2 years $ million	Between 2 and 3 years $ million	Between 3 and 4 years $ million	Between 4 and 5 years $ million	After 5 years $ million	Total $ million
As at December 31, 2011
Bank overdrafts	(5.5)	—	—	—	—	—	(5.5)
Bank and other loans:
– Principal	(58.4)	(41.6)	(41.6)	(194.4)	(1,443.1)	(1,035.3)	(2,814.4)
– Interest payments	(168.6)	(159.3)	(147.4)	(135.2)	(116.0)	(186.3)	(912.8)
Finance lease obligations	(0.4)	(0.4)	(0.4)	(0.3)	(0.4)	(2.2)	(4.1)
Trade and other payables:
– Non-derivative liabilities	(393.2)	(10.6)	—	—	—	—	(403.8)

Cash flows on non-derivative liabilities	(626.1)	(211.9)	(189.4)	(329.9)	(1,559.5)	(1,223.8)	(4,140.6)

Cash flows on derivative liabilities:
– Payments	(21.1)	—	—	—	—	—	(21.1)
– Receipts	23.1	—	—	—	—	—	23.1

	2.0	—	—	—	—	—	2.0

Cash flows on financial liabilities	(624.1)	(211.9)	(189.4)	(329.9)	(1,559.5)	(1,223.8)	(4,138.6)

Cash flows on related derivative assets:
– Payments	(154.4)	—	—	—	—	—	(154.4)
– Receipts	154.2	—	—	—	—	—	154.2

	(0.2)	—	—	—	—	—	(0.2)

	(624.3)	(211.9)	(189.4)	(329.9)	(1,559.5)	(1,223.8)	(4,138.8)

The Group’s exposure to liquidity risk by currency may be assessed by analyzing these expected future net cash flows on financial liabilities and related financial assets as follows:

	Within 1 year $ million	Between 1 and 2 years $ million	Between 2 and 3 years $ million	Between 3 and 4 years $ million	Between 4 and 5 years $ million	After 5 years $ million	Total $ million
As at December 31, 2012
– US dollar	(233.9)	(135.5)	(185.9)	(1,384.5)	(40.1)	(485.1)	(2,465.0)
– Sterling	(64.9)	(1.3)	(22.6)	—	—	—	(88.8)
– Euro	(17.3)	(1.8)	(0.4)	(0.5)	(0.5)	(2.3)	(22.8)
– Canadian dollar	(15.1)	—	—	—	—	—	(15.1)
– Other	(133.7)	(2.4)	—	—	—	—	(136.1)

	(464.9)	(141.0)	(208.9)	(1,385.0)	(40.6)	(487.4)	(2,727.8)

As at December 31, 2011
– US dollar	(345.3)	(205.8)	(187.7)	(307.8)	(1,559.0)	(1,221.3)	(3,826.9)
– Sterling	(21.7)	(1.3)	(1.3)	(21.7)	—	—	(46.0)
– Euro	(97.1)	(1.6)	(0.4)	(0.4)	(0.5)	(2.5)	(102.5)
– Canadian dollar	(6.4)	—	—	—	—	—	(6.4)
– Other	(153.8)	(3.2)	—	—	—	—	(157.0)

	(624.3)	(211.9)	(189.4)	(329.9)	(1,559.5)	(1,223.8)	(4,138.8)

Pinafore Holdings B.V.

Group Financial Statements

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

34. Financial risk management continued

D. Liquidity risk (continued)

Maturities of the financial liabilities in all of the liquidity tables above are based on the earliest date on which the counterparty has a contractual right to require payment.

Certain borrowings under the Senior Secured Credit Facilities would be required to be prepaid with net cash proceeds of asset sales, casualty and condemnation events, incurrence of indebtedness (other than indebtedness permitted to be incurred) and to the extent that the Group generates ‘excess cash’ as defined in the credit agreement, in each case subject to certain exceptions such as reinvestment rights. Furthermore, in the event of a change of control, the bank and other loans may have to be repaid and the undrawn committed borrowing facilities may be withdrawn. The effect of these potential prepayments have not been reflected in the above tables.

Floating interest payments and payments and receipts on interest rate derivatives are estimated based on market interest rates prevailing at the balance sheet date.

E. Interest rate risk

Interest rate risk is the risk that the fair value of, or future cash flows associated with, a financial instrument will fluctuate because of changes in market interest rates. Where necessary, the desired interest rate profile of net debt in each currency is achieved by entering into interest rate derivative contracts. As at December 31, 2012 and December 31, 2011, the Group held no interest rate derivative contracts.

The interest rate profile of the Group’s financial assets and liabilities was as follows:

	As at December 31, 2012				As at December 31, 2011
	Interest-bearing				Interest-bearing
	Floating rate $ million	Fixed rate $ million	Non-interest bearing $ million	Total $ million	Floating rate $ million	Fixed rate $ million	Non-interest bearing $ million	Total $ million
Financial assets
Trade and other receivables	13.8	—	590.5	604.3	17.9	1.7	685.3	704.9
Available-for-sale investments	—	—	16.3	16.3	—	—	1.1	1.1
Cash and cash equivalents (see note 28)	350.2	—	81.1	431.3	403.3	—	76.7	480.0

	364.0	—	687.9	1,051.9	421.2	1.7	763.1	1,186.0
Financial liabilities
Trade and other payables	—	—	(376.2)	(376.2)	—	—	(442.2)	(442.2)
Borrowings (see note 30)	(1,347.2)	(453.8)	(1.5)	(1,802.5)	(1,639.2)	(1,015.2)	(5.2)	(2,659.6)
Obligations under finance leases	—	(2.6)	—	(2.6)	—	(2.8)	—	(2.8)

	(1,347.2)	(456.4)	(377.7)	(2,181.3)	(1,639.2)	(1,018.0)	(447.4)	(3,104.6)

	(983.2)	(456.4)	310.2	(1,129.4)	(1,218.0)	(1,016.3)	315.7	(1,918.6)

Pinafore Holdings B.V.

Group Financial Statements

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

34. Financial risk management continued

E. Interest rate risk (continued)

On the assumption that the change in interest rates is applied to the Group’s financial assets and liabilities at the balance sheet date, an increase of 50 basis points in prevailing interest rates would increase the Group’s profit before tax by $1.8 million and a decrease of 50 basis points would decrease the Group’s profit before tax by $0.4 million. Borrowings under the Senior Secured Credit Facilities bear interest at floating rates, but are subject to a floor, which, as at December 31, 2012, was a LIBOR floor of 1.25%. The Revolver is subject to a floor of 1.75%, but as at December 31, 2012, there were no cash drawings under this facility. If the LIBOR floor was not effective, an increase of 50 basis points in the prevailing interest rates applied to the Group’s financial assets and liabilities at the balance sheet date would decrease the Group’s profit before tax by $5.5 million and a decrease of 50 basis points would increase the Group’s profit before tax by $4.1 million.

F. Currency risk

Currency risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in foreign exchange rates. Currency risk arises on financial assets and liabilities that are denominated in a currency other than the functional currency of the entity in which they are held. From time to time, the Group enters into currency derivative contracts to manage currency transaction exposures.

The Group’s exposure to currency risk, after taking into account currency transaction hedges, was as follows:

	Net foreign currency financial assets/(liabilities)
	US dollar $ million	Sterling $ million	Euro $ million	Canadian dollar $ million	Other $ million	Total $ million
As at December 31, 2012
Functional currency of entity:
– US dollar	—	38.7	17.3	2.1	(0.5)	57.6
– Sterling	(0.5)	—	3.5	—	(0.3)	2.7
– Euro	(7.2)	1.7	—	(0.3)	(0.2)	(6.0)
– Canadian dollar	2.0	—	(0.1)	—	(0.7)	1.2
– Other	9.6	(3.6)	18.9	(1.0)	—	23.9

	3.9	36.8	39.6	0.8	(1.7)	79.4

As at December 31, 2011
Functional currency of entity:
– US dollar	—	12.0	4.2	—	(1.6)	14.6
– Sterling	3.7	—	6.3	—	(6.4)	3.6
– Euro	(8.3)	1.1	—	(0.6)	—	(7.8)
– Canadian dollar	1.3	—	(0.2)	—	(0.1)	1.0
– Other	(2.9)	(3.0)	17.0	(0.6)	—	10.5

	(6.2)	10.1	27.3	(1.2)	(8.1)	21.9

On the assumption that the change in exchange rates is applied to the risk exposures in existence at the balance sheet date and that designated net investment hedges are 100% effective, an increase or decrease of 10% in the

Pinafore Holdings B.V.

Group Financial Statements

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

34. Financial risk management continued

F. Currency risk (continued)

value of the functional currencies of the entities concerned against the currencies in which the financial assets and liabilities are denominated would increase or decrease the Group’s profit before tax by $7.9 million (December 31, 2011: $2.5 million).

Currency translation exposures on the Group’s net assets, taking into account designated currency translation derivatives, were as follows:

	As at December 31, 2012 $ million	As at December 31, 2011 $ million
Currency
– US dollar	(224.0)	(92.3)
– Sterling	106.7	316.2
– Euro	447.7	420.4
– Canadian dollar	260.3	293.6
– Other	1,353.2	1,405.7

	1,943.9	2,343.6

35. Post-employment benefit obligations

A. Background

The Group operates pension plans throughout the world, covering the majority of its employees. The plans are structured to accord with local conditions and practices in each country and include defined contribution plans and defined benefit plans.

The Group provides defined contribution pension benefits in most of the countries in which it operates; in particular, the majority of the Group’s employees in the US are entitled to such benefits. Contributions payable by the Group to these plans during Fiscal 2012 amounted to $28.9 million (Fiscal 2011: $31.9 million; Q4 2010: $9.2 million; 9M 2010: $22.0 million). At the balance sheet date, the Group had not paid over to the plans contributions due amounting to $8.7 million (December 31, 2011: $15.1 million).

The Group operates defined benefit pension plans in several countries; in particular, in the US and the UK. Generally, the pension benefits provided under these plans are based upon pensionable salary and the period of service of the individual employees. The assets of the plans are held separately from those of the Group in funds that are under the control of trustees. All of the defined benefit pension plans operated by the Group are closed to new entrants. In addition to the funded defined benefit pension plans, the Group has unfunded defined benefit obligations to certain current and former employees.

The Group also provides other post-employment benefits, principally health and life insurance cover, to certain of its employees in North America. These plans, which are unfunded, are defined benefit plans.

Pinafore Holdings B.V.

Group Financial Statements

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

35. Post-employment benefit obligations continued

B. Summary of financial effect on comprehensive income

An analysis of the effect of providing post-employment benefits on the Group’s results is set out below.

	Pensions				Other post-employment benefits
SUCCESSOR Fiscal 2012*	Operating profit $ million	Finance charges $ million	Profit from discontinued operations $ million	Total $ million	Operating profit $ million	Finance charges $ million	Profit from discontinued operations $ million	Total $ million
Defined contribution plans	21.0	—	7.9	28.9	—	—	—	—

Defined benefit plans
Recognized in profit or loss:
– Current service cost	2.3	—	—	2.3	0.1	—	—	0.1
– Net interest cost	—	1.7	0.5	2.2	—	5.2	0.5	5.7

	2.3	1.7	0.5	4.5	0.1	5.2	0.5	5.8

Recognized in equity:
– Net actuarial loss				87.4				2.2
– Effect of the asset ceiling				(40.4)				—

				47.0				2.2

				51.5				8.0

*	Restated (see note 3A)

	Pensions				Other post-employment benefits
Fiscal 2011*	Operating profit $ million	Finance charges $ million	Profit from discontinued operations $ million	Total $ million	Operating profit $ million	Finance charges $ million	Profit from discontinued operations $ million	Total $ million
Defined contribution plans	29.7	—	2.2	31.9	—	—	—	—

Defined benefit plans
Recognized in profit or loss:
– Current service cost	2.6	—	0.6	3.2	0.1	—	—	0.1
– Settlement and curtailments	—	—	(3.1)	(3.1)	—	—	—	—
– Net interest cost	—	5.1	0.8	5.9	—	6.1	0.4	6.5

	2.6	5.1	(1.7)	6.0	0.1	6.1	0.4	6.6

Recognized in equity:
– Net actuarial (gain)/loss				(52.1)				2.0
– Effect of the asset ceiling				35.0				—

				(17.1)				2.0

				(11.1)				8.6

*	Restated (see note 3A) and re-presented for discontinued operations (see note 15)

Pinafore Holdings B.V.

Group Financial Statements

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

35. Post-employment benefit obligations continued

B. Summary of financial effect on comprehensive income (continued)

	Pensions				Other post-employment benefits
Q4 2010*	Operating profit $ million	Finance charges $ million	Loss from discontinued operations $ million	Total $ million	Operating profit $ million	Finance charges $ million	Profit from discontinued operations $ million	Total $ million
Defined contribution plans	8.7	—	0.5	9.2	—	—	—	—

Defined benefit plans
Recognized in profit or loss:
– Current service cost	1.0	—	0.2	1.2	—	—	—	—
– Net interest cost	—	0.5	0.2	0.7	—	1.7	0.1	1.8

	1.0	0.5	0.4	1.9	—	1.7	0.1	1.8

Recognized in equity:
– Net actuarial gain				(64.4)				(10.0)
– Effect of the asset ceiling				20.2				—

				(44.2)				(10.0)

				(42.3)				(8.2)

*	Restated (see note 3A) and re-presented for discontinued operations (see note 15)

	Pensions				Other post-employment benefits
PREDECESSOR 9M 2010*	Operating profit $ million	Finance charges $ million	Profit from discontinued operations $ million	Total $ million	Operating profit $ million	Finance charges $ million	Profit from discontinued operations $ million	Total $ million
Defined contribution plans	20.5	—	1.5	22.0	—	—	—	—

Defined benefit plans
Recognized in profit or loss:
– Current service cost	3.4	—	0.4	3.8	0.2	—	—	0.2
– Settlement and curtailments	1.0	—	—	1.0	(1.9)	—	—	(1.9)
– Net interest cost	—	8.7	0.6	9.3	—	5.3	0.3	5.6

	4.4	8.7	1.0	14.1	(1.7)	5.3	0.3	3.9

Recognized in equity:
– Net actuarial loss				14.6				5.4
– Effect of the asset ceiling				(0.7)				—

				13.9				5.4

				28.0				9.3

*	Restated (see note 3A) and re-presented for discontinued operations (see note 15)

Pinafore Holdings B.V.

Group Financial Statements

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

35. Post-employment benefit obligations continued

C. Summary of financial effect on the balance sheet

The net liability recognized in the Group’s balance sheet in respect of defined benefit plans and its presentation in the balance sheet are set out below:

	As at December 31, 2012				As at December 31, 2011
	US $ million	UK $ million	Other countries $ million	Total $ million	US $ million	UK $ million	Other countries $ million	Total $ million
Pensions
Present value of benefit obligation:
– Funded	533.5	459.6	132.5	1,125.6	589.0	382.5	127.5	1,099.0
– Unfunded	33.7	0.2	0.9	34.8	35.8	0.2	1.4	37.4

	567.2	459.8	133.4	1,160.4	624.8	382.7	128.9	1,136.4
Fair value of plan assets	(533.1)	(483.3)	(100.1)	(1,116.5)	(596.0)	(444.1)	(94.6)	(1,134.7)

	34.1	(23.5)	33.3	43.9	28.8	(61.4)	34.3	1.7
Effect of the asset ceiling	—	30.3	—	30.3	6.9	57.7	—	64.6

Net liability	34.1	6.8	33.3	74.2	35.7	(3.7)	34.3	66.3

Other benefits (unfunded)
Present value of benefit obligation	115.3	—	—	115.3	93.7	—	32.7	126.4

	149.4	6.8	33.3	189.5	129.4	(3.7)	67.0	192.7

The net liability is presented in the Group’s balance sheet as follows:

	As at December 31, 2012			As at December 31, 2011
	Pensions $ million	Other benefits $ million	Total $ million	Pensions $ million	Other benefits $ million	Total $ million
Surpluses	(0.7)	—	(0.7)	(6.7)	—	(6.7)
Deficits	74.9	115.3	190.2	70.7	126.4	197.1

	74.2	115.3	189.5	64.0	126.4	190.4
Liabilities directly associated with assets held for sale (see note 29)	—	—	—	2.3	—	2.3

Net liability	74.2	115.3	189.5	66.3	126.4	192.7

Pinafore Holdings B.V.

Group Financial Statements

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

35. Post-employment benefit obligations continued

D. Pensions

Assumptions

The significant financial assumptions used in the actuarial valuations of the defined benefit pension plans were as follows:

	As at December 31, 2012			As at December 31, 2011
	US % per annum	UK % per annum	Other countries % per annum	US % per annum	UK % per annum	Other countries % per annum
Salary increases	Age-graded	4.250%	3.111%	3.28%	4.00%	3.47%
Increase to pensions in payment	n/a	3.250%	1.750%	n/a	3.00%	1.75%
Increase to deferred pensions	n/a	3.250%	1.750%	n/a	3.00%	1.75%
Discount rate	3.750%	4.375%	3.366%	5.00%	5.00%	3.69%
Inflation rate	n/a	3.250%	1.858%	n/a	3.00%	2.11%

The significant demographic assumptions underlying the benefit obligations of the Group’s principal pension plans were as follows:

	As at December 31, 2012			As at December 31, 2011
	US Years	UK Years	Other countries Years	US Years	UK Years	Other countries Years
Current pensioners (at age 65) – male	18.7	23.5	19.4	18.6	23.5	19.4
– female	20.7	25.5	21.8	20.7	25.5	21.8
Future pensioners (at age 65) – male	18.7	25.8	19.4	18.6	25.7	19.4
– female	20.7	27.8	21.8	20.7	27.7	21.8

Pinafore Holdings B.V.

Group Financial Statements

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

35. Post-employment benefit obligations continued

D. Pensions (continued)

Benefit obligation

Changes in the present value of the benefit obligation were as follows:

	Fiscal 2012*				Fiscal 2011*
SUCCESSOR	US $ million	UK $ million	Other countries $ million	Total $ million	US $ million	UK $ million	Other countries $ million	Total $ million
At the beginning of the period	624.8	382.7	128.9	1,136.4	608.7	367.5	152.3	1,128.5
Acquisition of subsidiaries	—	—	—	—	—	—	—	—
Current service cost	—	0.4	1.9	2.3	0.8	0.4	2.0	3.2
Settlements	(0.1)	—	—	(0.1)	(0.4)	—	(1.1)	(1.5)
Curtailments	—	—	—	—	(3.1)	—	—	(3.1)
Interest cost	27.3	19.2	4.5	51.0	27.6	20.5	3.8	51.9
Net actuarial loss/(gain) arising from:
– changes in financial assumptions	73.0	56.0	8.3	137.3	25.5	8.0	16.2	49.7
– changes in demographic assumptions	2.9	1.7	(0.1)	4.5	16.5	3.8	(2.5)	17.8
Disposal of subsidiaries	(103.6)	—	(1.9)	(105.5)	—	—	(32.7)	(32.7)
Employees’ contributions	—	0.1	—	0.1	—	0.1	—	0.1
Benefits paid	(57.1)	(18.4)	(8.0)	(83.5)	(50.8)	(16.4)	(8.2)	(75.4)
Foreign currency translation	—	18.1	(0.2)	17.9	—	(1.2)	(0.9)	(2.1)

At the end of the period	567.2	459.8	133.4	1,160.4	624.8	382.7	128.9	1,136.4

*	Restated (see note 3A)

Plan assets

Changes in the fair value of plan assets were as follows:

SUCCESSOR	Fiscal 2012*				Fiscal 2011*
	US $ million	UK $ million	Other countries $ million	Total $ million	US $ million	UK $ million	Other countries $ million	Total $ million
At the beginning of the period	596.0	444.1	94.6	1,134.7	513.5	377.9	119.7	1,011.1
Acquisition of subsidiaries	—	—	—	—	—	—	—	—
Interest income	26.9	21.0	3.3	51.2	24.4	18.9	5.5	48.8
Settlements	(0.1)	—	—	(0.1)	(0.4)	—	(1.1)	(1.5)
Net actuarial (loss)/gain arising from:	35.9	(3.9)	3.2	35.2	69.8	26.8	(1.9)	94.7
– changes in financial assumptions	50.1	2.1	4.8	57.0	81.6	32.7	0.9	115.2
Disposal of subsidiaries	(104.3)	—	—	(104.3)	—	—	(26.4)	(26.4)
Employer’s contributions	21.6	13.0	4.6	39.2	27.7	32.3	5.5	65.5
Employees’ contributions	—	0.1	—	0.1	—	0.1	—	0.1
Benefits paid	(57.1)	(18.4)	(8.0)	(83.5)	(50.8)	(16.4)	(8.2)	(75.4)
Foreign currency translation	—	21.4	0.8	22.2	—	(1.4)	(1.3)	(2.7)

At the end of the period	533.1	483.3	100.1	1,116.5	596.0	444.1	94.6	1,134.7

*	Restated (see note 3A)

Pinafore Holdings B.V.

Group Financial Statements

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

35. Post-employment benefit obligations continued

D. Pensions (continued)

The fair value of plan assets by asset category was as follows:

	As at December 31, 2012*				As at December 31, 2011*
	US $ million	UK $ million	Other countries $ million	Total $ million	US $ million	UK $ million	Other countries $ million	Total $ million
Assets with a quoted market price in an active market:
– Cash and cash equivalents	—	—	0.8	0.8	—	—	0.4	0.4

	—	—	0.8	0.8	—	—	0.4	0.4
Assets without a quoted market price in an active market
– Corporate securities	322.4	33.4	42.8	398.6	351.6	23.8	45.0	420.4
– Equity instruments	—	150.1	47.9	198.0	—	149.1	40.3	189.4
– Government securities	193.0	299.8	—	492.8	222.6	271.2	—	493.8
– Interest rate swap contracts	3.4	—	—	3.4	6.0	—	—	6.0
– Annuities	14.3	—	8.6	22.9	15.8	—	8.9	24.7

	533.1	483.3	99.3	1,115.7	596.0	444.1	94.2	1,134.3

	533.1	483.3	100.1	1,116.5	596.0	444.1	94.6	1,134.7

*	Restated (see note 3A)

Plan assets do not include any of the Group’s own financial instruments, nor any property occupied by, or other assets used by, the Group.

The return and risk expectations for each asset class incorporate assumptions about historical return relationships, current financial market conditions and the degree of global capital market integration. The assumptions used have been derived from rigorous historical performance analysis combined with forward-looking views of the financial markets as revealed through the yield on long-term bonds and the price earnings ratios of the major stock market indices. The actuaries review analyses of historical risk and the correlation of the return on asset classes and apply subjective judgment based on their knowledge of the Group’s plans. The result of this analysis is incorporated into a risk matrix from which expected long-term risk premiums for each asset class are developed.

The nominal return expectations are determined by combining the asset class risk premiums with expected inflation and real risk-free rate assumptions. As a final consideration, the nominal return assumptions are blended with current market conditions to develop long-term equilibrium expectations.

The Group’s investment strategy for pension plan assets includes diversification to minimize interest and market risks. Accordingly, the interest rate risk inherent in the benefit obligation of the Group’s US funded pension plans is hedged using a combination of bonds and interest rate swaps with a combined average duration of 9.3 years. In general, the investment strategy for the Group’s pension plans outside the US does not involve the use of derivative financial instruments.

Since December 31, 2012, the Group has sold the equity instruments held by its largest defined benefit pension plan, The Gates Group Retirement Plan, for approximately $331 million and has unwound all of the interest rate swaps. Fixed income instruments have been purchased with the proceeds in order to create an asset portfolio that

Pinafore Holdings B.V.

Group Financial Statements

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

35. Post-employment benefit obligations continued

D. Pensions (continued)

matches as closely as possible the yield on AA corporate bonds. This has had the effect of both reducing equity risk in the asset portfolio and also improving the extent of the hedge of the liability discount rate.

Plan assets are rebalanced periodically to maintain target asset allocations. Maturities of investments are not necessarily related to the timing of expected future benefit payments, but adequate liquidity to make immediate and medium-term benefit payments is ensured.

The actual return on plan assets was as follows:

	SUCCESSOR			PREDECESSOR
	Fiscal 2012	Fiscal 2011	Q4 2010	9M 2010
US	12.7%	20.6%	1.4%	23.8%
UK	5.2%	14.0%	3.5%	8.9%
Other countries	8.6%	3.1%	4.1%	4.6%

Asset ceiling

Changes in the limits applied to net defined benefit assets were as follows:

	Fiscal 2012				Fiscal 2011
	US $ million	UK $ million	Other countries $ million	Total $ million	US $ million	UK $ million	Other countries $ million	Total $ million
At the beginning of the period	6.9	57.7	—	64.6	3.8	24.4	—	28.2
Interest expense	0.4	7.7	—	8.1	0.2	2.6	—	2.8
Change in the asset ceiling	(7.3)	(33.1)	—	(40.4)	2.9	32.1	—	35.0
Foreign currency translation	—	(2.0)	—	(2.0)	—	(1.4)	—	(1.4)

At the end of the period	—	30.3	—	30.3	6.9	57.7	—	64.6

Expected future contributions

The Group expects to make contributions of approximately $30 million to defined benefit pension plans during 2013.

Assumptions

There are no significant demographic actuarial assumptions used in valuing the benefit obligation arising from other post-employment benefit plans. There are no significant a weighted averages of the principal assumptions used in the actuarial valuations of the other post-employment benefit plans were as follows:

	As at December 31, 2012 % per annum	As at December 31, 2011 % per annum	As at December 31, 2010 % per annum
Discount rate	3.75%	4.74%	5.28%
Medical cost inflation rate	9.50%	7.95%	12.49%

Pinafore Holdings B.V.

Group Financial Statements

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

35. Post-employment benefit obligations continued

E. Other post-employment benefits

The Group’s other post-employment benefit plans are unfunded. Accordingly, the liability recognized in the Group’s balance sheet in respect of these plans represents the present value of the benefit obligation.

Sensitivity to change in the assumed medical cost inflation rate used in the actuarial valuations as at December 31, 2012 is as follows:

	Increase of one percentage point $ million	Decrease of one percentage point $ million
Effect on the aggregate of the current service cost and the interest cost	0.3	(0.3)
Effect on the accumulated benefit obligation	10.5	(8.7)

Although it is likely that any change in either of the significant assumptions above will have an impact on one or more of the other assumptions, this relationship cannot be easily determined and hence the above analysis presents only the impact of such changes to each assumption in isolation.

Benefit obligation

Changes in the present value of the benefit obligation were as follows:

	SUCCESSOR
	Fiscal 2012* $ million	Fiscal 2011* $ million
At the beginning of the period	126.4	130.0
Acquisition of subsidiaries	—	—
Current service cost	0.1	0.1
Settlements	—	—
Interest cost	5.7	6.5
Net actuarial loss/(gain) arising from:
– changes in demographic assumptions	0.2	(3.8)
– changes in financial assumptions	2.0	5.8
Disposal of subsidiaries	(8.8)	—
Benefits paid	(11.1)	(11.4)
Foreign currency translation	0.8	(0.8)

At the end of the period	115.3	126.4

*	Restated (see note 3A)

Expected future contributions

The Group expects to make contributions of approximately $9.9 million to other post-employment benefit plans during 2013.

Pinafore Holdings B.V.

Group Financial Statements

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

36. Share-based incentives

The Group operates a number of employee share schemes to provide incentives to the Group’s senior executives and other eligible employees.

Prior to its acquisition by the Group, Tomkins plc operated a number of employee share schemes to provide incentives to the Group’s senior executives and other eligible employees. Options and awards made under these schemes were in respect of Tomkins plc’s ordinary shares. Although Tomkins plc’s ordinary shares were denominated in US dollars, they were quoted in sterling on the London Stock Exchange.

A. Share scheme modifications

On December 12, 2012, in anticipation of the return of capital completed on December 18, 2012, certain equitable adjustments were made to awards outstanding under the equity incentive plans to compensate participants for the adverse impact of the return of capital on those awards. These adjustments included the grant of additional awards, adjustments to the calculation of exercise prices and cash compensation. As the grants of additional awards and exercise price adjustments were made in order to preserve the value of awards previously made, no additional charge has been recognized in respect of those modifications to the equity incentive plans. The cash compensation payable of $22.7 million has been recognized within administrative expenses as an employee cost.

The specific adjustments made in respect of each type of share-based award is detailed under the relevant heading below.

B. Share options – SUCCESSOR

Variable Options

The Company has established an equity incentive plan under which the Group’s senior executives were granted options to purchase ordinary ‘B’ shares (‘B Shares’), named the Variable Options. During Fiscal 2012, the compensation expense recognized in relation to the Variable Options was $44.6 million (Fiscal 2011: $80.4 million; Q4 2010: $72.2 million).

The Variable Options are divided into three tiers with escalating exercise prices which allow the participants to share in the gains of the equity investors in the Company above certain minimum return thresholds.

The first tier options had at their grant date an exercise price equal to the price at which the Sponsors subscribed for shares in the Company at the time of the acquisition of Tomkins (the ‘Initial Exercise Price’) increasing at a compound rate of 8% per annum until the exercise date, subject to the additional condition that 3.184% of the options may not be exercised unless the fair market value of the underlying shares exceeds the exercise price of the second tier options and 3.409% of the options may not be exercised unless the fair market value of the underlying shares exceeds the exercise price of the third tier options. The second tier options have an exercise price equal to the Initial Exercise Price increasing at a compound rate of 25% per annum until the exercise date (subject, in certain circumstances, to a cap of 2.25 times the Initial Exercise Price), subject to the additional condition that 3.409% of the options may not be exercised unless the fair market value of the underlying shares exceeds the exercise price of the third tier options. The third tier options have an exercise price equal to the Initial Exercise Price increasing at a compound rate of 27.5% per annum until the exercise date (subject, in certain circumstances, to a cap of 2.5 times the Initial Exercise Price).

Pinafore Holdings B.V.

Group Financial Statements

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

36. Share-based incentives continued

B. Share options – SUCCESSOR (continued)

The Variable Options vest as to 25% immediately on grant, with a further 25% vesting on the first three anniversaries of the effective date of the acquisition of Tomkins, subject to the participant’s continuing employment by the Group on the vesting date. The vesting of the Variable Options will be accelerated in the event of a change of control or certain liquidity events while the holder is still employed, or, in part, if the holder is a good leaver.

During Fiscal 2012, an additional 7,041 shares (Fiscal 2011: 1,073 shares) were issued to management on the same terms as those granted in 2010 with the exception that the Initial Exercise Price was increased to $2,358.80 (Fiscal 2011: $2,533.70).

As explained under part A above, during December 2012, certain equitable adjustments were made to the equity incentive plans. The resulting modification made to the Variable Options was to reduce the exercise price of each tier to give effect to the return of capital.

The fair value of the Variable Options at their grant date was measured using a Monte Carlo valuation model as follows:

	Fiscal 2012	Fiscal 2011
Fair value:
– First tier	$1,167	$1,500
– Second tier	$931	$1,281
– Third tier	$875	$1,202
Inputs to the model:
– Share price at the grant date	$2,359	$2,534
– Exercise prices at the grant date:
Tier I	$2,359	$2,534
Tier II	$2,611	$2,534
Tier III	$2,677	$2,534
– Expected volatility	64.6%	83.5%
– Expected option life	5 years	5 years
– Risk-free interest rate	1.25%	1.37%
– Expected dividends	nil	nil

The Monte Carlo valuation model simulates the share price on the exercise date assuming the share price follows geometric Brownian motion. Based on the simulated share price, the model calculates the exercise price in accordance with the rules of the scheme and applies the discount factor to the resulting simulated payoff on exercise of the option. The model is run for a large number of simulations and the fair value of the option is determined as the average payoff on exercise of the option over those simulations.

The Company is an unlisted entity but it was considered that Tomkins plc was a similar listed entity. Expected volatility of the price of the B Shares was therefore determined using the Merton model based on the historical volatility of the market price of Tomkins plc’s ordinary shares over the expected life of the options having made adjustments to reflect the higher leverage ratio of the Company compared with that of Tomkins plc.

Pinafore Holdings B.V.

Group Financial Statements

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

36. Share-based incentives continued

B. Share options – SUCCESSOR (continued)

The expected life of the options reflects the effects of non-transferability, exercise restrictions and behavioral considerations.

Details of the Variable Options outstanding as at December 31, 2012 were as follows:

	Fiscal 2012		Fiscal 2011
	Options Number	Exercise Price $	Options Number	Exercise Price $
Outstanding at the beginning of the period
– First tier	111,831	$2,148	113,034	$2,002
– Second tier	37,273	$2,534	37,674	$2,072
– Third tier	37,284	$2,591	37,685	$2,082

	186,388	$2,314	188,393	$2,033
Movements during the period
Granted during the period:
– First tier	4,223	$2,359	643	$2,534
– Second tier	1,409	$2,611	215	$2,534
– Third tier	1,409	$2,677	215	$2,534

Forfeited during the period:
– First tier	(346)	$2,255	(1,846)	$2,146
– Second tier	(118)	$2,925	(616)	$2,534
– Third tier	(130)	$3,028	(616)	$2,591

Outstanding at the end of the period
– First tier	115,708	$1,272	111,831	$2,148
– Second tier	38,564	$2,186	37,273	$2,534
– Third tier	38,563	$2,336	37,284	$2,591

	192,835	$1,668	186,388	$2,314

Exercisable at the end of the period	145,919	$1,680	89,361	$2,320

If the Variable Options remain outstanding but unexercised, they will expire on the tenth anniversary of the grant date. As at December 31, 2012, the Variable Options had a remaining contractual life of 7.75 years.

C. Other share awards – SUCCESSOR

Replacement Options

On the acquisition of Tomkins, certain executives who are not resident in the US were given the opportunity to cancel their vested awards under the Performance Share Plan (‘PSP’) that was operated by Tomkins Limited in exchange for awards of options, named the Replacement Options, to purchase equity interests in the Company. In the event, Replacement Options over 17,640 B Shares were granted to participating executives. Each Replacement Option has a nominal exercise price and vested immediately on grant. As such, the Replacement

Pinafore Holdings B.V.

Group Financial Statements

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

36. Share-based incentives continued

C. Other share awards – SUCCESSOR  (continued)

Options had a fair value at their grant date that was equal to the fair value of the vested awards under the PSP that they replaced, which was the equivalent of the offer price of 325 pence per ordinary share in Tomkins Limited. Accordingly, the fair value of the Replacement Options granted, which amounted to $34.9 million, was recognized by the Group as part of the consideration paid to acquire Tomkins.

During Fiscal 2012, 663 Replacement Options were settled at their fair value on the date of settlement of $2,455.60 each. As at December 31, 2012, Replacement Options over 16,977 B Shares remained outstanding. If these Replacement Options remain outstanding but unexercised, they will expire on the tenth anniversary of the grant date. As at December 31, 2012, the Replacement Options had a remaining contractual life of 7.75 years.

As explained under part A above, during December 2012, certain equitable adjustments were made to the equity incentive plans. No amendments were made to the number of outstanding Replacement Options, or to the terms of those options. Instead, it was decided that a cash payment of $22.7 million was to be paid to holders of the Replacement Options to compensate them for the adverse impact of the return of capital on those awards. This compensation has been recognized within administrative expenses as an employee cost.

Retention Awards

Following the acquisition of Tomkins, awards over 3,647 B Shares, named the Retention Awards, were granted to certain executives. During Fiscal 2012, the compensation expense recognized in relation to the Retention Awards was $1.4 million (Fiscal 2011: $4.5 million; Q4 2010: $0.2 million).

Retention Awards are rights to receive shares (or their cash equivalent) that normally become vested as to one-third of the award on the first three anniversaries of the effective date of the acquisition of Tomkins subject to the participant’s continuing employment by the Group at the vesting date (or, if not so employed, if the holder dies, has his or her employment terminated due to disability or without cause or resigns for good reason). Vesting will be accelerated in the event of a change of control or a liquidity event while the participant is still employed by the Group.

On the principal assumption that there will be no dividend payments during the vesting period, the fair value on the grant date of the Retention Awards was $1,966.

Movements in the number of awards during Fiscal 2012 may be analyzed as follows:

	Fiscal 2012	Fiscal 2011
	Options Number	Options Number
Outstanding at the beginning of the period	3,647	3,647
Forfeited during the period	(349)	—
Additional units issued as a result of the return of capital	1,969	—

Outstanding at the end of the period	5,267	3,647

Pinafore Holdings B.V.

Group Financial Statements

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

36. Share-based incentives continued

C. Other share awards – SUCCESSOR (continued)

As explained under part A above, during December 2012, certain equitable adjustments were made to the equity incentive plans. Participants were awarded additional retention units, with the same terms and conditions of the original awards, based on a ratio of the fair market value per B Share of $2,849.90 and the per share value of the return of capital of $1,068.56. In total, 1,969 such additional units were granted to participants.

Annual Bonus Incentive Plan (‘ABIP’)

Certain executives participate in the ABIP, a legacy scheme operated by Tomkins, under which each participant receives a bonus which represents a percentage of the ‘bonusable profit’ of the business for which he or she had responsibility. Bonuses are determined based on bonusable profit for the calendar year. Interim payments are made quarterly in June, September and December based on 75% of bonusable profit for the year to date and the balance of the bonus for the year is paid in March of the following year. Senior participants normally receive their bonus as to four-sevenths in cash, one seventh in Bonus Shares and two-sevenths in Deferred Share Rights. Other participants normally receive their bonus as to three-quarters in cash, one twelfth in Bonus Shares and one sixth in Deferred Share Rights. Bonus shares vest immediately on grant. Dividends are paid on the Bonus Shares. Deferred awards do not vest until three years after the end of the quarter to which the bonus relates, subject to the participant’s continuing employment by the Group at the vesting date. If the participant ceases to be employed by the Group, the deferred awards vest on a pro-rata basis. Dividends are not paid on the Deferred Share Rights until they have vested.

During Fiscal 2012, awards were granted over 1,161 B Shares (Fiscal 2011: 1,377 B Shares), which represented the share element of bonuses earned under the ABIP during Fiscal 2012. As at December 31, 2012, the Group had not yet issued 435 B Shares (December 31, 2011: 809 B Shares) over which ABIP awards had been granted. In addition, 2,588 Deferred Share Rights were earned during Fiscal 2012 (Fiscal 2011: 2,751 Deferred Share Rights).

As a result of the disposal of businesses during the period and executive restructurings, 611 Bonus Shares were bought back from ABIP participants by the Company, 500 Deferred Share Rights were forfeited during the period and a further 235 Deferred Share Rights were settled at their respective fair values on the dates of settlement. In addition, certain executives of businesses in the Air Distribution segment retained a total of 760 Deferred Share Rights, with no changes to the terms or vesting conditions. As no future benefit will accrue to the Group from the services of these executives, the remaining unrecognized charge in relation to these awards was recognized in full in Fiscal 2012.

The fair value of awards made under the ABIP was measured based on the internal valuations of the Company’s B Shares on the respective dates of the awards. The weighted average fair value of awards made under these schemes during Fiscal 2012 was $2,511.89 (Fiscal 2011: $2,395.10). The compensation expense recognized during Fiscal 2012 in relation to these awards was $7.0 million (Fiscal 2011: $3.9 million), of which $1.5 million related to the accelerated recognition of the charge in relation to the Deferred Share Rights retained by Air Distribution executives.

As explained under part A above, during December 2012, certain equitable adjustments were made to the equity incentive plans. Participants were awarded additional awards, with the same terms and conditions of the original

Pinafore Holdings B.V.

Group Financial Statements

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

36. Share-based incentives continued

C. Other share awards – SUCCESSOR (continued)

awards, based on a ratio of the fair market value per B Share of $2,849.90 and the per share value of the return of capital of $1,068.56. In total, 2,220 such additional units were granted to participants.

ABIP bonuses payable and accrued during the transitional period between the acquisition of Tomkins and December 31, 2010 were settled wholly in cash.

Other legacy schemes

While most of the awards and options that were outstanding under the employee share schemes that were operated by Tomkins Limited were exercised, settled or replaced at the time of the acquisition of Tomkins, there remained outstanding a number of options over ordinary shares in Tomkins Limited that had vested but had not been exercised by the option holders. Under the terms of the acquisition agreement, these options remain exercisable in accordance with the rules of the relevant schemes. Accordingly, they are recognized by the Group as non-controlling interests in Tomkins Limited measured at their fair value at the acquisition date.

During Fiscal 2011, the majority of the outstanding options over shares in Tomkins Limited were exercised and the Group accordingly purchased $13.1 million of the non-controlling interest. The remaining options expired during Fiscal 2012.

Movements in the number of options outstanding were as follows:

	Fiscal 2012		Fiscal 2011
	Options Number	Weighted average exercise price Pence	Options Number	Weighted average exercise price Pence
As at the beginning of the period	61,000	254p	9,532,628	243p
Exercised	—	—	(8,416,400)	325p
Expired	(61,000)	254p	(1,055,228)	345p

As at the end of the period	—	—	61,000	254p

Exercisable as at the end of the period	—	—	61,000	254p

At the time of the acquisition of Tomkins, options over 2,865,528 ordinary shares in Tomkins Limited were outstanding under the Tomkins Sharesave Scheme.

In view of the fact that certain participants would lose preferential tax treatment as a consequence of the acquisition of Tomkins and/or would not be able to exercise their options in full at the time of the acquisition, the Group agreed to make an ex gratia payment to those participants who chose to exercise their options conditionally on the acquisition becoming effective of an amount equal to the aggregate of (i) an amount which, after deduction of income tax and national insurance contributions, equaled the income tax, if any, payable on the exercise of such options and (ii) an amount which, after deduction of income tax and national insurance contributions, equaled the additional profit which the participant would have received if the participant had been able to exercise his or her options in full at the date of acquisition. In the event, the ex gratia payment amounted to $11.3 million, of which $2.4 million was recognized by the Group as part of the consideration paid to acquire Tomkins and $8.9 million was recognized as an expense within acquisition costs.

Pinafore Holdings B.V.

Group Financial Statements

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

36. Share-based incentives continued

D. Share options – PREDECESSOR

Subsequent to the acquisition, there remained 64,909 options outstanding under the Tomkins Sharesave Scheme, which either had been exercised or had expired as at December 31, 2010.

Options were granted from time to time under the Tomkins Sharesave Scheme, which was restricted to employees who are resident for tax purposes in the UK. It offered eligible employees the option to buy ordinary shares in Tomkins plc after a period of three, five or seven years, funded from the proceeds of a savings contract to which employees contributed up to £250 per month.

Vested options remained outstanding under Tomkins plc’s executive share option schemes which lapsed for the purpose of new awards in 2005. The final unvested options under these schemes vested during 2007.

In 9M 2010, the compensation expense in respect of share options was $0.7 million, of which $0.5 million was accelerated due to the early vesting of options on the acquisition of Tomkins.

Changes in the total number of share options outstanding during the period were as follows:

	9M 2010
	Options Number	Weighted average exercise price Pence
Outstanding at the beginning of the period	17,248,301	224.24
Granted during the period	308,264	188.56
Cancelled during the period	(8,674)	280.94
Forfeited during the period	(49,951)	115.39
Exercised during the period	(4,196,081)	220.95
Lapsed during the period	(1,421,790)	252.81
Settled	(1,860,532)	114.36

Outstanding at the end of the period	10,019,537	241.36

Exercisable at the end of the period	10,019,537	241.36

On the dates on which options were exercised during 9M 2010, the weighted average market price of Tomkins plc’s ordinary shares was 317.52p per share.

Pinafore Holdings B.V.

Group Financial Statements

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

36. Share-based incentives continued

D. Share options – PREDECESSOR (continued)

The fair value of options granted under the Sharesave Scheme was measured at their respective grant dates using the Black-Scholes option pricing formula based on the following assumptions:

9M 2010
Weighted average fair value	97.96p
Weighted average assumptions:
– Share price	247.40p
– Exercise price	188.56p
– Expected volatility	40.34%
– Expected option life	4.31 years
– Risk-free interest rate	2.60%
– Expected dividends	6.53p

Expected volatility was determined based on the historical volatility of the market price of Tomkins plc’s ordinary shares over the expected life of the options. Adjustments have been made to the expected life used in the model to reflect the effects of non-transferability, exercise restrictions and behavioral considerations.

E. Other share awards – PREDECESSOR

The Group’s principal share-based compensation arrangements were the ABIP and the PSP. Both were restricted to the Group’s senior executives. In 9M 2010, the compensation expense in respect of awards under these schemes was $20.5 million, of which $13.0 million was accelerated due to the early vesting or lapsing of awards on the acquisition of Tomkins.

ABIP

Certain executives of Tomkins participated in the ABIP (see part B above). In June 2010, awards were granted over 482,749 ordinary shares, which represented the share element of bonuses earned under the ABIP in the first quarter of 2010. As a consequence of the acquisition of Tomkins, the share-based element of the ABIP was suspended and bonuses earned in the second and third quarters of 2010 were settled entirely in cash.

The fair value of awards made under the ABIP and the IBP was measured based on the market price of the Tomkins plc’s ordinary shares on the date of the award. Where the awards did not attract dividends during the vesting period, the market price was reduced by the present value of the dividends that were expected to be paid during the expected life of the awards. The weighted average fair value of awards made under these schemes during 9M 2010 was 219.8p.

PSP

The PSP provided awards of shares which vested after a period of three years, conditional on the Group’s total shareholder return relative to its cost of equity over the vesting period and the participant’s continued employment with the Group. During 9M 2010, awards were granted over 5,558,211 ordinary shares under the PSP.

Pinafore Holdings B.V.

Group Financial Statements

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

36. Share-based incentives continued

E. Other share awards – PREDECESSOR  (continued)

The fair value of awards made under the PSP was measured at their respective grant dates using a Monte Carlo valuation model based on the following assumptions:

9M 2010
Weighted average fair value	63.70p
Weighted average assumptions:
– Expected volatility	48.00%
– Expected option life	3.00 years
– Risk-free interest rate	1.90%
– Dividend yield	3.23%

Expected volatility was determined based on the historical volatility of the market price of Tomkins plc’s ordinary shares over the expected life of the awards.

37. Deferred tax

Movements in the net deferred tax assets and (liabilities) recognized by the Group were as follows:

	Post- employment benefits $ million	Tax losses $ million	Net investment in subsidiaries $ million	Accrued expenses $ million	Long-lived assets $ million	Inventories $ million	Other items $ million	Total $ million
As at December 31, 2010	79.5	32.8	(84.6)	44.0	(846.8)	(27.7)	22.9	(779.9)
Purchase accounting adjustments (see note 20)	—	—	—	5.0	(7.0)	(0.5)	27.5	25.0
(Charge)/credit to profit or loss	(27.0)	32.2	(2.1)	(2.9)	61.6	(7.6)	6.1	60.3
Disposal of subsidiaries	(0.2)	—	—	(1.3)	19.9	(0.9)	(1.7)	15.8
Charged outside profit or loss	(3.6)	0.1	0.3	—	—	(0.2)	0.5	(2.9)
Currency translation differences	0.1	(0.2)	—	(1.0)	3.5	(0.2)	(0.3)	1.9

As at December 31, 2011	48.8	64.9	(86.4)	43.8	(768.8)	(37.1)	55.0	(679.8)
(Charge)/credit to profit or loss	(15.9)	(25.2)	(36.0)	3.1	109.8	1.9	31.0	68.7
Purchase accounting adjustments (see note 20)	—	—	—	—	(0.2)	—	—	(0.2)
Disposal of subsidiaries	(2.1)	(17.8)	—	(6.7)	137.2	5.0	(9.5)	106.1
Charged outside profit or loss	19.4	—	—	—	—	—	1.0	20.4
Currency translation differences	(0.3)	(0.2)	—	0.2	0.2	0.2	—	0.1

As at December 31, 2012	49.9	21.7	(122.4)	40.4	(521.8)	(30.0)	77.5	(484.7)

Pinafore Holdings B.V.

Group Financial Statements

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

37. Deferred tax  continued

Deferred tax assets and liabilities presented in the Group’s balance sheet are as follows:

	As at December 31, 2012 $ million	As at December 31, 2011 $ million
Deferred tax assets:
– Ongoing businesses	6.1	7.9

Deferred tax liabilities:
– Ongoing businesses	(490.8)	(650.9)
– Liabilities directly associated with assets held for sale (see note 29)	—	(36.8)

	(490.8)	(687.7)

	(484.7)	(679.8)

As at December 31, 2012:

•	the Group had operating tax losses amounting to $3,207.0 million, of which $3,019.2 million can be carried forward indefinitely and $187.8 million have expiry dates between 2013 and 2032 (the Group recognized a deferred tax asset of $21.7 million in respect of these losses);

•	the Group had capital tax losses amounting to $473.7 million, all of which can be carried forward indefinitely (the Group recognized a deferred tax asset of $0.1 million in respect of these losses);

•	the Group had foreign tax credits amounting to $53.2 million, which expire between 2019 and 2022 (the Group recognized no deferred tax asset in respect of these tax credits); and

•	the Group had other tax credits amounting to $52.8 million, of which $25.5 million can be carried forward indefinitely and $27.3 million expire between 2016 and 2032 (the Group recognized a deferred tax asset of $27.1 million in respect of these tax credits).

As at December 31, 2012, the aggregate amount of temporary differences associated with investments in subsidiaries for which deferred tax liabilities have not been recognized was $1,134.4 million (December 31, 2011: $1,421.5 million).

Pinafore Holdings B.V.

Group Financial Statements

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

38. Provisions

	Restructuring costs $ million	Environmental remediation $ million	Workers’ compensation $ million	Warranty provisions $ million	Product liability provisions $ million	Indemnified uncertain tax liabilities $ million	Other provisions $ million	Total $ million
As at December 31, 2010	27.8	12.0	21.6	12.1	8.3	—	9.2	91.0
Purchase accounting adjustments (see note 20)	—	(1.5)	(0.3)	—	9.8	—	(1.0)	7.0
Charge for the period	5.3	3.1	10.6	10.4	8.1	—	0.3	37.8
Utilized during the period	(13.9)	(2.6)	(10.9)	(8.7)	(12.5)	—	—	(48.6)
Released during the period	(11.9)	(0.6)	(1.2)	(1.3)	(0.1)	—	(4.2)	(19.3)
Disposal of subsidiaries	—	—	(0.8)	(0.6)	—	—	—	(1.4)
Foreign currency translation	0.3	—	(0.1)	(0.1)	—	—	(0.6)	(0.5)

As at December 31, 2011	7.6	10.4	18.9	11.8	13.6	—	3.7	66.0
Charge for the period	11.1	1.6	10.1	18.9	11.1	22.1	0.6	75.5
Utilized during the period	(8.6)	(2.9)	(8.5)	(12.4)	(8.1)	(0.2)	0.1	(40.6)
Released during the period	(2.2)	—	(1.7)	(1.1)	(0.8)	—	(0.4)	(6.2)
Disposal of subsidiaries	(0.1)	(2.0)	(7.6)	(5.1)	(1.7)	—	(0.8)	(17.3)
Foreign currency translation	0.1	0.1	—	0.3	0.1	—	—	0.6

As at December 31, 2012	7.9	7.2	11.2	12.4	14.2	21.9	3.2	78.0

Provisions are presented in the Group’s balance sheet as follows:

	As at December 31, 2012 $ million	As at December 31, 2011 $ million
Ongoing businesses:
– Current liabilities	52.0	33.9
– Non-current liabilities	26.0	25.3

	78.0	59.2
Liabilities directly associated with assets held for sale (see note 29)	—	6.8

	78.0	66.0

Provisions for restructuring costs and product liability claims are expected largely to be utilized during 2013. The majority of the environmental provisions are currently expected to be utilized during 2013 and 2014. The majority of the warranty provisions are expected to be utilized during 2013 and 2014, with the remainder estimated to be utilized within the next five years.

Under the terms of certain of the Stock Purchase Agreements signed in relation to the disposal of businesses during Fiscal 2012, the Group has agreed to indemnify the acquiring entities in respect of various uncertain liabilities, primarily in relation to historical tax years. Prior to the disposal of the businesses, these uncertain

Pinafore Holdings B.V.

Group Financial Statements

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

38. Provisions  continued

liabilities were included within current liabilities. It is estimated that these provisions will be utilized or released over the next four to five years.

Other provisions consist primarily of legal and insurance provisions.

Further information on certain of the Group’s provisions is presented in note 4.

39. Share capital and reserves

A. Authorized and issued, fully paid shares of Pinafore Holdings B.V.

	Preferred ‘A’ shares of $3,600 each		Ordinary ‘B’ shares of $0.01 each
	Authorized Number of shares	Issued Number of shares	Authorized Number of shares	Issued Number of shares
As at December 31, 2010	10	2	5,400,000	1,080,000
Issue of shares	—	—	—	10,037

As at December 31, 2011	10	2	5,400,000	1,090,037
Issue of shares	—	—	—	1,080

As at December 31, 2012	10	2	5,400,000	1,091,117

Share capital

Share capital represents the nominal value of the shares issued.

On September 1, 2010, the date on which the Company was incorporated, the authorized share capital consisted of two classes of shares: the preferred ‘A’ shares of €3,600 each (‘A Shares’); and the B Shares of one eurocent (€0.01) each. On this date, two A Shares and 1,080,000 B Shares were issued for cash at their nominal values. On September 27, 2010, the holder of the B Shares subscribed an additional amount of €1,578.3 million by way of a contribution to share premium. The Company used the amount of the contribution to subscribe for additional shares in its 100%-owned subsidiary, Tomkins Acquisitions Limited, which, in turn, used the contribution to partially fund the acquisition of Tomkins.

During December 2012, the Company effected a return of capital totaling $1,161.9 million. Also during the period, the Company made certain changes to its Articles of Association, such that, as at December 31, 2012, the nominal value of the Company’s A Shares were $3,600 and the nominal value of the Company’s B Shares were $0.01.

Shareholders have no entitlement to share in the profits of the Company, except for dividends that have been declared and in the event of its liquidation. Dividends may be paid out of profits allocated to the Shareholders and from their respective share premium accounts. Any profit earned in a financial year is allocated to the Shareholders after the adoption of the annual accounts for the financial year at a General Meeting of the Shareholders. Each of the A Shares is entitled to a cumulative profit allocation of €1,000 in respect of the financial year. Any profit for the financial year remaining after the allocation of profit to the A Shares is

Pinafore Holdings B.V.

Group Financial Statements

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

39. Share capital and reserves continued

A. Authorized and issued, fully paid shares of Pinafore Holdings B.V. (continued)

allocated to the B Shares on a pro rata basis. Dividends may be declared only on a resolution of the Shareholders in General Meeting and may not exceed the amount of the Company’s distributable reserves as determined in accordance with Dutch law (which currently comprises the excess of the Company’s net assets over its issued share capital).

Shareholders have the right to attend, and vote at, general meetings of the Company or to appoint a proxy to attend and vote at such meetings on their behalf. A General Meeting of the Shareholders shall take place at least once each year and no later than six months after the end of the previous financial year. Each A Share has the right to cast 360,000 votes and each ‘B’ share has the right to cast one vote. Resolutions of a General Meeting may generally only be adopted with a majority of the votes cast. In the event of a tie of votes, the resolution shall be rejected. Resolutions of a General Meeting may also be adopted in writing without recourse to a meeting, provided they are adopted by a unanimous vote of all Shareholders.

Shares issued

Following the acquisition of Tomkins, certain members of the Tomkins management team invested in the Group by way of subscribing for B Shares. In total, the participating members of the Tomkins management team subscribed for 9,097 B Shares for the Euro equivalent of $17.6 million in cash. As at December 31, 2010, the shares had not yet been registered in the names of the participants. During Fiscal 2011, as a result of changes within the management team, cash invested of $0.7 million was returned to certain members of management who had previously subscribed for B Shares. As a result, during Fiscal 2011, 8,642 B Shares were issued in the names of the participants for $16.9 million. An additional 1,395 B Shares were issued during Fiscal 2011 in respect of the Group’s ABIP scheme, to outside director awards and in relation to an additional subscription by the Co-operative.

During Fiscal 2012, 1,080 additional shares were issued, primarily to meet the Group’s obligations under its ABIP scheme.

Own shares

As a consequence of the disposal of businesses and a number of changes in the management teams of existing businesses during Fiscal 2012, the Company bought back a total of 3,663 shares and 551.576 Depositary Receipts issued for B Shares. All shares and Depositary Receipts were bought back at their fair values on the dates of purchase. The Company re-issued 161 of these B Shares and 265.512 of the Depositary Receipts issued for B Shares. As at December 31, 2012, the Company still held 3,510 B Shares and 286,064 Depositary Receipts issued for B Shares, at a value of $10.8 million. These instruments are expected to be issued to ABIP participants for awards to be granted in future periods.

As a result of the changes in the management team during Fiscal 2011, the Company had bought back 103 B Shares from management for a total consideration of $0.3 million.

Share premium account

The share premium accounts record the difference between the nominal value of shares issued and the fair value of the consideration received. The Company maintains two share premium accounts so as to record the premium

Pinafore Holdings B.V.

Group Financial Statements

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

39. Share capital and reserves continued

A. Authorized and issued, fully paid shares of Pinafore Holdings B.V. (continued)

on the issue of the A Shares separately from the premium on the issue of the B Shares. Provided the Company has sufficient distributable profits as determined in accordance with Dutch law, the holders of the A Shares and the B Shares may resolve in a General Meeting of their respective classes of shares to pay dividends from their respective share premium accounts.

During Fiscal 2012, the Group issued 1,080 B Shares, primarily to meet the Group’s obligations under its ABIP scheme, at a premium of $2.6 million.

B. Authorized and issued, fully paid shares of Tomkins plc

PREDECESSOR	Ordinary shares of 9c each		Deferred shares of £1 each
	Authorized Number of shares	Issued Number of shares	Authorized Number of shares	Issued Number of shares
As at January 2, 2010	1,585,164,220	884,196,772	—	—

9M 2010
Shares issued during the period:
– Exercise of employee share options	—	4,960,521	—	—

As at September 24, 2010	1,585,164,220	889,157,293	—	—

Ordinary shares

On 22 May 2008, the Tomkins plc’s ordinary shares were redenominated from sterling to US dollars. The redenomination did not affect the rights of the holders of ordinary shares.

Ordinary shareholders had no entitlement to share in the profits of Tomkins plc, except for dividends that had been declared and in the event of its liquidation.

Ordinary shareholders had the right to attend, and vote at, general meetings of Tomkins plc or to appoint a proxy to attend and vote at such meetings on their behalf. Ordinary shareholders had one vote for every share held. Ordinary share capital represents the nominal value of ordinary shares issued.

Share premium account

The share premium account records the difference between the nominal value of shares issued and the fair value of the consideration received. The share premium account is not distributable but may be used for certain purposes specified by UK law, including to write off expenses on any issue of shares or debentures and to pay up fully paid bonus shares. The share premium account may be reduced by special resolution of Tomkins Limited’s shareholder and with court approval.

Capital redemption reserve

The capital redemption reserve records the cost of shares purchased by Tomkins Limited for cancellation or redeemed in excess of the proceeds of any fresh issue of shares made specifically to fund the purchase or

Pinafore Holdings B.V.

Group Financial Statements

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

39. Share capital and reserves continued

B. Authorized and issued, fully paid shares of Tomkins plc (continued)

redemption. The capital redemption reserve is not distributable but may be reduced by special resolution of Tomkins Limited’s shareholder and with court approval.

Own shares

Own shares represented the cost of ordinary shares in Tomkins plc that were acquired to meet the Group’s expected obligations under employee share schemes. Dividends relating to own shares held were waived with the exception of those that are payable to participants in the relevant schemes.

40. Analysis of other comprehensive (loss)/income

SUCCESSOR

	Currency translation reserve $ million	Available- for- sale reserve $ million	Accumulated surplus $ million	Total shareholders’ equity $ million	Non- controlling interests $ million	Total equity $ million
Fiscal 2012*
Foreign currency translation:
– Currency translation differences on foreign operations:
Subsidiaries	54.0	—	—	54.0	(0.5)	53.5
Associates	0.3	—	—	0.3	—	0.3
– Loss on net investment hedges	(0.8)	—	—	(0.8)	—	(0.8)
– Reclassification to profit or loss of currency translation gain on foreign operations sold	(3.3)	—	—	(3.3)	—	(3.3)

	50.2	—	—	50.2	(0.5)	49.7
Available-for-sale investments:
– Unrealized gain arising in the period	—	0.3	—	0.3	0.2	0.5

	—	0.3	—	0.3	0.2	0.5
Post-employment benefits:
– Net actuarial (loss)/gain	—	—	(90.3)	(90.3)	0.7	(89.6)
– Effect of the asset ceiling	—	—	40.4	40.4	—	40.4

	—	—	(49.5)	(49.5)	0.7	(48.8)

Other comprehensive income/(loss) before tax	50.2	0.3	(49.5)	1.0	0.4	1.4

Income tax benefit/(expense)	1.8	(0.2)	12.3	13.9	(0.3)	13.6

Other comprehensive income/(loss)	52.0	0.1	(37.2)	14.9	0.1	15.0

*	Restated (see note 3A)

Pinafore Holdings B.V.

Group Financial Statements

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

40. Analysis of other comprehensive (loss)/income continued

	Currency translation reserve $ million	Available- for- sale reserve $ million	Accumulated surplus $ million	Total shareholders’ equity $ million	Non- controlling interests $ million	Total equity $ million
Fiscal 2011*
Foreign currency translation:
– Currency translation differences on foreign operations:
Subsidiaries	(67.0)	—	—	(67.0)	4.5	(62.5)
Associates	0.6	—	—	0.6	—	0.6
– Gain on net investment hedges	3.6	—	—	3.6	—	3.6

	(62.8)	—	—	(62.8)	4.5	(58.3)
Available-for-sale investments:
– Unrealized loss arising in the period	—	(0.2)	—	(0.2)	(0.2)	(0.4)

	—	(0.2)	—	(0.2)	(0.2)	(0.4)
Post-employment benefits:
– Net actuarial gain/(loss)	—	—	51.2	51.2	(1.1)	50.1
– Effect of the asset ceiling	—	—	(35.0)	(35.0)	—	(35.0)

	—	—	16.2	16.2	(1.1)	15.1

Other comprehensive (loss)/income before tax	(62.8)	(0.2)	16.2	(46.8)	3.2	(43.6)

Income tax (expense)/benefit	(0.8)	0.1	(10.4)	(11.1)	0.5	(10.6)

Other comprehensive (loss)/income	(63.6)	(0.1)	5.8	(57.9)	3.7	(54.2)

Q4 2010*
Foreign currency translation:
– Currency translation differences on foreign operations:
Subsidiaries	18.4	—	—	18.4	5.5	23.9
Associates	0.3	—	—	0.3	—	0.3
– Loss on net investment hedges	(2.5)	—	—	(2.5)	—	(2.5)

	16.2	—	—	16.2	5.5	21.7
Available-for-sale investments:
– Unrealized gain arising in the period	—	0.1	—	0.1	0.1	0.2

	—	0.1	—	0.1	0.1	0.2
Post-employment benefits:
– Net actuarial gain	—	—	74.0	74.0	0.4	74.4
– Effect of the asset ceiling	—	—	(20.2)	(20.2)	—	(20.2)

	—	—	53.8	53.8	0.4	54.2

Other comprehensive income before tax	16.2	0.1	53.8	70.1	6.0	76.1

Income tax expense	—	(0.1)	(17.3)	(17.4)	(0.1)	(17.5)

Other comprehensive income	16.2	—	36.5	52.7	5.9	58.6

Pinafore Holdings B.V.

Group Financial Statements

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

40. Analysis of other comprehensive (loss)/income continued

PREDECESSOR

9M 2010*
Foreign currency translation:
– Currency translation differences on foreign operations:
Subsidiaries	2.0	—	—	2.0	5.3	7.3
Associates	0.6	—	—	0.6	—	0.6
– Gain on net investment hedges	0.5	—	—	0.5	—	0.5

	3.1	—	—	3.1	5.3	8.4
Available-for-sale investments:
– Unrealized loss arising in the period	—	(0.1)	—	(0.1)	—	(0.1)

	—	(0.1)	—	(0.1)	—	(0.1)
Post-employment benefits:
– Net actuarial loss	—	—	(19.5)	(19.5)	(0.5)	(20.0)
– Effect of the asset ceiling	—	—	0.7	0.7	—	0.7

	—	—	(18.8)	(18.8)	(0.5)	(19.3)

Other comprehensive income/(loss) before tax	3.1	(0.1)	(18.8)	(15.0)	4.8	(11.0)

Income tax benefit	—	—	(3.0)	(3.0)	0.3	(2.7)

Other comprehensive income/(loss)	3.1	(0.1)	(21.8)	(18.8)	5.1	(13.7)

*	Restated (see note 3A)

41. Acquisition of businesses

SUCCESSOR

A. Description of acquisitions

Fiscal 2012

On August 29, 2012, the Group acquired the remaining 50% of its associate, Caryaire Air Systems Components Private Limited (‘Caryaire’) for a cash consideration of $1.3 million. No goodwill was recognized in respect of this acquisition as the purchase consideration approximated to the fair value of the acquired net assets at the acquisition date. At the time of the acquisition, the Group’s interest in Caryaire was included in assets held for sale, as part of the Air Distribution segment. On November 9, 2012, the Group disposed of its interest in Caryaire as part of the disposal of its Air Distribution businesses (see note 42).

Fiscal 2011

On October 31, 2011, the Group finalized the acquisition of the assets of Du-Tex, Inc., a Texas-based distributor of products and services to the oil and gas industry. The assets were purchased for a cash consideration of $26.3 million, including $0.2 million contingent on the working capital settlement. Provisional goodwill of $21.8 million was recognized in Fiscal 2011. During Fiscal 2012, management finalized its assessment of the fair values at the acquisition date of the acquired net assets and made an adjustment to goodwill of $13.6 million. The goodwill represents the expected benefits to the Group from the increased exposure to the high-growth oil and gas exploration market made possible by the acquisition.

Pinafore Holdings B.V.

Group Financial Statements

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

41. Acquisition of businesses continued

A. Description of acquisitions (continued)

Q4 2010

Acquisition of Tomkins

On September 24, 2010, Tomkins Acquisitions Limited (formerly Pinafore Acquisitions Limited), a 100%-owned subsidiary of the Company, acquired the entire issued ordinary share capital of Tomkins plc, the parent company of a global engineering and manufacturing group, for consideration of £3.25 per share.

Consideration payable on the acquisition of Tomkins amounted to $4,615.4 million, which was settled as to $4,535.0 million in cash, $45.5 million in loan notes and $34.9 million in options granted over B Shares. Based on the initial estimate of the fair value of the assets acquired and liabilities assumed at the date of acquisition, the Group recognized provisional goodwill of $1,742.1 million on the acquisition of Tomkins. During Fiscal 2011, management finalized its assessment of the fair values at the acquisition date of the acquired net assets of Tomkins and made a net adjustment to goodwill of $8.7 million. This adjustment is not considered to be material and comparative periods have therefore not been restated. An analysis by balance sheet line item is presented in note 20.

Goodwill recognized on the acquisition of Tomkins is principally attributable to expected future opportunities to increase sales and further enhance margins by further developing Tomkins’ product range and service capabilities (with an emphasis on the growing markets for energy-efficient and environmentally-friendly products), extending Tomkins’ global presence by further penetrating markets in the emerging economies, and by pursuing performance improvement initiatives. None of the goodwill is expected to be deductible for tax purposes.

Tomkins accounted for the Group’s entire sales and $270.2 million of its loss for the period ended December 31, 2010. If Tomkins had been acquired on September 1, 2010, when the Company was incorporated, the Group’s sales for the successor period would have been $386.6 million higher, at $1,675.8 million and the Group’s loss for the period would have been $10.0 million lower at $260.2 million.

PREDECESSOR

9M 2010

Gates APAC

On April 13, 2010, the Group acquired a 100% interest in TransHose Corporation, a hydraulic hose supplier to the mining industry in Australia, for A$3.0 million in cash plus up to A$2.0 million in cash over three years contingent on the sales and profitability of the acquired business. Based on the fair value of TransHose’s assets and liabilities at the date of acquisition, the Group recognized goodwill of $2.9 million.

Gates EMEA

During 9M 2010, the Group completed the initial accounting for the acquisition of Hydrolink in July 2009 and reduced the attributable goodwill by $1.4 million to $15.2 million.

Pinafore Holdings B.V.

Group Financial Statements

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

41. Acquisition of businesses continued

A. Description of acquisitions (continued)

Air Distribution

On February 26, 2010, the Group acquired a 100% interest in Koch Filter Corporation (‘Koch’), a leading manufacturer of air filters for the non-residential filtration market in the US, for $35.5 million in cash. Based on the initial estimate of the fair value of Koch’s assets and liabilities at the date of acquisition, the Group recognized goodwill of $21.4 million which represented the synergies expected from the acquisition.

On July 19, 2010, the Group acquired the net assets of ProVent, a designer and manufacturer of custom curb, ventilation and HVAC accessories in the US, for $0.5 million in cash plus up to $0.3 million contingent on ProVent’s sales in the first 14 months after the completion of the acquisition. Based on the initial estimate of the fair value of ProVent’s assets and liabilities at the date of acquisition, the Group recognized goodwill of $0.2 million.

B. Financial effect of acquisitions

	SUCCESSOR		PREDECESSOR
	Fiscal 2011 $ million	Q4 2010 $ million	9M 2010 $ million
Assets acquired
Identifiable intangible assets	0.6	2,301.9	6.4
Property, plant and equipment	0.8	1,353.3	4.2
Investment in associates	—	22.5	—
Inventories	1.7	838.2	5.2
Trade and other receivables	2.3	972.7	5.6
– Gross contractual amounts receivable	2.3	986.9	5.6
– Allowance for doubtful debts	—	(14.2)	—
Income tax recoverable	—	6.6	—
Deferred tax assets	—	4.4	—
Available-for-sale investments	—	1.2	—
Cash and cash equivalents	—	510.8	0.3

	5.4	6,011.6	21.7

Assets held for sale	—	32.8	—

Total assets	5.4	6,044.4	21.7

Liabilities acquired
Bank overdrafts	—	(19.7)	—
Bank and other loans	—	(654.6)	—
Obligations under finance leases	—	(3.6)	—
Trade and other payables	(0.9)	(813.1)	(2.4)
Post-employment benefit obligations	—	(338.3)	—
Income tax liabilities	—	(105.5)	(2.4)
Deferred tax liabilities	—	(820.5)	—
Provisions	—	(102.3)	—

	(0.9)	(2,857.6)	(4.8)

Liabilities directly associated with assets held for sale	—	(9.0)	—

Total liabilities	(0.9)	(2,866.6)	(4.8)

Net assets acquired	4.5	3,177.8	16.9

Pinafore Holdings B.V.

Group Financial Statements

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

41. Acquisition of businesses continued

B. Financial effect of acquisitions (continued)

Goodwill recognized was as follows:

	SUCCESSOR		PREDECESSOR
	Fiscal 2011 $ million	Q4 2010 $ million	9M 2010 $ million
Consideration	26.1	4,615.4	40.0
Contingent consideration	0.2	—	—
Non-controlling interests	—	304.5	—

	26.3	4,919.9	40.0
Net assets acquired	(4.5)	(3,177.8)	(16.9)
Adjustments to goodwill on prior year acquisitions	—	—	1.4

Goodwill	21.8	1,742.1	24.5

Non-controlling interests in the acquired business have been measured at the non-controlling interest’s proportionate share of the identifiable assets and liabilities of the acquired business.

C. Net cash outflow on acquisitions

	SUCCESSOR			PREDECESSOR
	Fiscal 2012 $ million	Fiscal 2011 $ million	Q4 2010 $ million	9M 2010 $ million
Cash consideration paid on current period acquisitions	1.3	26.1	4,535.0	39.1
Net cash and cash equivalents acquired	(0.2)	—	(491.1)	(0.3)
Additional consideration paid in respect of prior period acquisitions	0.6	—	—	—
Deferred consideration paid in respect of prior period acquisitions	0.3	3.5	—	2.4

	2.0	29.6	4,043.9	41.2

No acquisition-related costs were recognized and expensed during Fiscal 2012 (Fiscal 2011: $0.6 million; Q4 2010: $78.2 million).

Pinafore Holdings B.V.

Group Financial Statements

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

42. Disposals of businesses

A. Description of disposals

SUCCESSOR

Fiscal 2012

Sensors & Valves

On April 27, 2012, the Group concluded the disposal of the Schrader Electronics and Schrader International businesses, which together constituted the Sensors & Valves operating segment. The businesses were sold for $519.4 million. This consideration includes $14.4 million in relation to a non-controlling equity interest in the acquiring entity, which has been classified as an available-for-sale investment.

The Group’s 50% interest in one of its associates, Schrader Duncan Limited, was not included in this disposal transaction as the Group had sold this investment on April 12, 2012 to Oriental Carbon and Chemicals Limited for a net cash consideration of $2.5 million.

Dexter

On November 1, 2012, the Group concluded the sale of Dexter, a leading manufacturer of axle components for the utility, industrial trailer and recreational vehicle end market segments primarily in the US. The business sells its products directly to original equipment manufacturers and through national distributors. The business was sold to an affiliate of The Sterling Group, a Houston-based private equity firm, for a cash consideration of $358.6 million (subject to certain customary post-closing adjustments).

Air Distribution

On November 9, 2012, the Group sold the businesses comprising its Air Distribution segment to CPPIB, a related party, for a cash consideration of $1,123.1 million (subject to certain customary post-closing adjustments). The Air Distribution segment supplies a wide range of air distribution products and systems, including grilles, registers and diffusers, dampers and fans, for the non-residential construction and residential construction end markets, mainly in North America, but with an increasing presence in India, Thailand, China, Europe and the Middle East. The Group sells its products through a range of distribution channels, principally to suppliers to the construction industry, building contractors, original equipment manufacturers and retailers for both the new build and refurbishment sectors.

Fiscal 2011

Powertrain

On August 2, 2011, the Group finalized the sale of its Stackpole business, which specializes in powder metal and engineered powertrain components. Stackpole is included in the Powertrain operating segment and operates predominantly in North America and Europe, generating annual sales of approximately $290 million. The business was sold for no net gain or loss to an affiliated investment fund of the Sterling Group, a Houston based private equity investment firm, for a cash consideration of $289.0 million.

Pinafore Holdings B.V.

Group Financial Statements

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

42. Disposals of businesses continued

A. Description of disposals (continued)

Other I&A

On October 27, 2011, the Group finalized the sale of Ideal, a leading manufacturer of gear clamps primarily for the automotive aftermarket, selling principally in the United States, Mexico and China under a variety of brands. Ideal is included in the Other Industrial & Automotive operating segment. The business was sold for a cash consideration of $158.7 million. A gain of $55.4 million was recognized on the disposal.

Dexter Chassis, a manufacturer of chassis components for the recreational vehicle and industrial and utility end markets in the US, was sold on August 22, 2011 to EA Technologies, LLC for a cash consideration of $14.3 million. The Group recognized a loss of $0.8 million on the disposal.

Plews Inc., a wholly-owned manufacturer of automotive lubrication products and repair tools that is included in the Other Industrial & Automotive operating segment, was sold on April 20, 2011, to a consortium of investors in the US led by the private equity firm, Eigen Capital LLC. The cash consideration of $25.0 million received on the disposal approximated to the carrying amount of the net assets sold.

Also during Fiscal 2011, the Group disposed of a minor business division for a cash consideration totaling $2.5 million.

Q4 2010

During Q4 2010, the Group realized $4.0 million in relation to disposals that were recognized in previous years.

PREDECESSOR

9M 2010

During 9M 2010, the Group paid $4.0 million (including costs) to settle claims by the purchasers concerning the consideration payable on disposals that were recognized in previous years, of which $2.2 million was in relation to the disposal of discontinued operations.

Pinafore Holdings B.V.

Group Financial Statements

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

42. Disposals of businesses continued

A. Description of disposals (continued)

The financial effect of disposals of businesses during were as follows:

	Fiscal 2012 $ million	Fiscal 2011 $ million
Proceeds:
– Cash	1,989.2	489.5
– Equity instruments (see note 27)	14.4	—
– Other	(12.5)	—

	1,991.1	489.5
Net assets disposed of:
– Goodwill	(356.0)	(31.6)
– Identifiable intangible assets	(483.8)	(65.0)
– Property, plant and equipment	(290.5)	(238.0)
– Investments in associates	(1.4)	(13.6)
– Deferred tax assets	(1.5)	(3.7)
– Inventories	(181.9)	(55.5)
– Trade and other receivables	(238.8)	(107.9)
– Income tax recoverable	(0.2)	—
– Cash and cash equivalents	(11.9)	(2.0)
– Bank overdrafts	7.5	—
– Trade and other payables	191.9	71.2
– Income tax liabilities	17.1	—
– Provisions	17.3	—
– Obligations under finance leases	1.3	—
– Post-employment benefit obligations	15.0	6.3
– Deferred tax liabilities	108.5	19.6

	(1,207.4)	(420.2)
Disposal costs	(39.3)	(14.7)
Currency translation differences transferred from equity	3.3	—

Net gain on disposal	747.7	54.6

Pinafore Holdings B.V.

Group Financial Statements

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

42. Disposals of businesses continued

B. Net cash inflow/(outflow) on disposals

	SUCCESSOR			PREDECESSOR
	Fiscal 2012 $ million	Fiscal 2011 $ million	Q4 2010 $ million	9M 2010 $ million
Sale of investments in associates	2.5	—	—	—

Sale of businesses and subsidiaries, net of cash disposed
Proceeds received:
– Disposals in the period	1,986.7	489.5	—	0.2
– Disposals in previous periods	2.2	2.7	4.0	0.4
Disposal costs paid	(37.2)	(14.5)	—	(4.6)
Cash and cash equivalents disposed of	(4.4)	(2.0)	—	—

	1,947.3	475.7	4.0	(4.0)

	1,949.8	475.7	4.0	(4.0)

43. Contingencies

The Group is, from time to time, party to legal proceedings and claims, which arise in the ordinary course of business, including, in Brazil, ongoing litigation with the State of Sao Paulo Tax Department in respect of tax paid, totaling approximately $30 million as at December 31, 2012 (including penalties and interest). Although the affected Group business has been sold as part of the Schrader disposal (see note 42), under the terms of the sale agreement the Group has provided an indemnity in respect of this litigation. Based on the success of work to date, and legal advice received, management is of the opinion that the Group is able to rigorously defend its position against virtually all of this particular claim, plus the associated penalty and interest.

The Group is also, from time to time, party to legal proceedings and claims in respect of environmental obligations, product liability, intellectual property and other matters which arise in the ordinary course of business and against which management believes the Group has meritorious defenses available.

While it is not possible to quantify the financial impact or predict the outcome of all pending claims and litigation, management does not anticipate that the outcome of any other current proceedings or known claims, either individually or in aggregate, will have a material adverse effect upon the Group’s financial position, results of operations or cash flows.

44. Operating leases

The Group rents certain office premises and plant, equipment and vehicles under operating lease arrangements. All leases are on a fixed repayment basis and no arrangements have been entered into for contingent rental payments. During Fiscal 2012, the operating lease rental expense was $49.5 million (Fiscal 2011: $52.3 million; Q4 2010: $13.5 million; 9M 2010: $37.7 million).

Pinafore Holdings B.V.

Group Financial Statements

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

44. Operating leases continued

As at December 31, 2012, the Group had outstanding commitments under non-cancellable operating leases of $134.5 million (December 31, 2011: $196.2 million), falling due as follows:

	As at December 31, 2012 $ million	As at December 31, 2011 $ million
Payments to be made:
– Within one year	30.8	42.9
– In the second to fifth years, inclusive	73.5	101.7
– After more than five years	30.2	51.6

	134.5	196.2

45. Capital commitments

As at December 31, 2012, the Group had entered into contractual commitments for the purchase of property, plant and equipment amounting to $8.2 million (December 31, 2011: $8.7 million) and for the purchase of non-integral computer software amounting to $1.9 million (December 31, 2011: $0.9 million).

46. Related party transactions

Transactions between Group companies, which are related parties, have been eliminated on consolidation and, therefore, are not required to be disclosed in these financial statements. Details of transactions between the Group and other related parties are disclosed below.

A. Post-employment benefit plans

During Fiscal 2012, the Group paid employer’s contributions amounting to $67.5 million (Fiscal 2011: $97.4 million; Q4 2010: $21.1 million; 9M 2010: $54.1 million) to pension plans established for the benefit of its employees. As at December 31, 2012, contributions due to the plans amounting to $8.7 million (December 31, 2011: $15.1 million) were included in other payables. In addition, during Fiscal 2012, the Group paid benefits of $11.1 million (Fiscal 2011: $11.4 million; Q4 2010: $3.6 million; 9M 2010: $11.2 million) to other post-employment benefit plans.

B. Compensation and interests of key management personnel

Prior to the acquisition of Tomkins, the Group considered its key management personnel to be the Directors of Tomkins Limited together with those persons who, in accordance with the Listing Rules of the UKLA, were regarded as discharging management responsibility. Since the acquisition of Tomkins, the Group considers its key management personnel to be the Directors of the Company and the executive officers of the Group.

Pinafore Holdings B.V.

Group Financial Statements

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

46. Related party transactions continued

B. Compensation and interests of key management personnel (continued)

Compensation paid or payable to key management personnel in respect of their services to the Group was as follows:

	SUCCESSOR			PREDECESSOR
	Fiscal 2012 $’000s	Fiscal 2011 $’000s	Q4 2010 $’000s	9M 2010 $’000s
Short-term employee benefits:
– Salaries and fees	4,358	4,755	1,121	3,230
– Bonus cash	6,401	6,993	2,609	4,314
– Benefits-in-kind	277	304	71	149
– Social security contributions	20	26	12	27
– Termination benefits	—	376	—	—

	11,056	12,454	3,813	7,720

Share-based incentives:
– Retention awards	—	—	3,080	—
– ABIP
Bonus shares	1,482	910	—	557
Deferred shares	3,153	1,821	—	1,113
– Gain on the vesting of PSP awards	—	—	14,979	—
– Gain on the exercise of share options	—	13,088	1,306	173
– Compensation for the impact of the return of capital on share-based incentive scheme awards	21,398	—	—	—

	26,033	15,819	19,365	1,843

Pension contributions	1,356	1,520	355	1,039

	38,445	29,793	23,533	10,602

Details of the Group’s share-based incentive schemes are presented in note 36.

As a consequence of the acquisition of Tomkins, the share-based element of the ABIP was suspended and bonuses earned in the second, third and fourth quarters of 2010 were settled entirely in cash.

In the table above, the gain on the vesting of PSP awards during Q4 2010 represents the value of the PSP awards over ordinary shares in Tomkins plc held by key management personnel that vested on the acquisition of Tomkins. In addition, key management personnel chose to cancel PSP awards over ordinary shares in Tomkins plc with a value of $31.7 million in exchange for Replacement Options over B Shares in the Company. Any gain on the exercise of the Replacement Options will be recognized as compensation paid to key management personnel in the periods in which they are exercised.

Pinafore Holdings B.V.

Group Financial Statements

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

46. Related party transactions continued

C. Entities controlled by the members of Pinafore Coöperatief U.A.

Onex Partners Manager LP

On September 27, 2010, Onex Partners Manager LP entered into a management services agreement pursuant to which it provides Tomkins Acquisitions Limited, a subsidiary of the Company, with advisory, consulting and other services in relation to the operations of Tomkins Acquisitions Limited and its subsidiaries including strategic planning, marketing and financial oversight. In consideration of these oversight services, Tomkins Acquisitions Limited has agreed to pay Onex Partners Manager LP (or such other party as is designated by Onex Partners Manager LP) a fee of $1.8 million per annum plus reasonable out-of-pocket expenses. During Fiscal 2012, Tomkins Acquisitions Limited incurred $2.0 million (Fiscal 2011: $2.2 million; Q4 2010: $0.5 million) in respect of these oversight services and out-of-pocket expenses, of which $0.4 million had been prepaid as at the year end (December 31, 2011: $0.1 million still owing).

It was further acknowledged and agreed that, from time to time, Onex Partners Manager LP may be requested to provide consulting and other services to Tomkins Acquisitions Limited, including in relation to acquisitions and disposals or the sale of debt or equity interests in or any similar financing transactions. During Fiscal 2012, there were no amounts payable in respect of such additional services (Fiscal 2011: $nil; Q4 2010: $nil).

During Q4 2010, Onex Partners Manager LP, a subsidiary of Onex Corporation, provided certain services to Tomkins Acquisitions Limited in connection with the acquisition of Tomkins Limited including arranging and negotiating the transaction and arranging and negotiating the funding for the transaction. In consideration for those services, Tomkins Acquisitions Limited paid Onex Partners Manager LP a fee of $25.0 million.

CPPIB Equity Investments Inc.

On September 27, 2010, CPPIB Equity Investments Inc. entered into a management services agreement pursuant to which it provides Tomkins Acquisitions Limited with advisory, consulting and other services in relation to the operations of Tomkins Acquisitions Limited and its subsidiaries including strategic planning, marketing and financial oversight. In consideration of these oversight services, Tomkins Acquisitions Limited has agreed to pay CPPIB Equity Investments Inc. (or such other party as is designated by CPPIB Equity Investments Inc.) a fee of $1.2 million per annum plus reasonable out-of-pocket expenses. During Fiscal 2012, Tomkins Acquisitions Limited accrued and paid $1.2 million (Fiscal 2011: accrued and paid $1.2 million; Q4 2010: accrued but not paid $0.2 million) in respect of these oversight services and out-of-pocket expenses.

It was further acknowledged and agreed that, from time to time, CPPIB Equity Investments Inc. may be requested to provide consulting and other services to Tomkins Acquisitions Limited, including in relation to acquisitions and disposals or the sale of debt or equity interests in or any similar financing transactions. During Fiscal 2012, there were no amounts payable in respect of such additional services (Fiscal 2011: $nil; Q4 2010: $nil).

During Q4 2010, CPPIB Equity Investments Inc., a subsidiary of CPPIB, provided certain services to Tomkins Acquisitions Limited, in connection with the acquisition of Tomkins Limited including arranging and negotiating the transaction and arranging and negotiating the funding for the transaction. In consideration for those services, Tomkins Acquisitions Limited paid CPPIB Equity Investments Inc. a fee of $25.0 million.

On November 9, 2012, the Group sold the businesses comprising its Air Distribution segment to CPPIB for a cash consideration of $1,123.1 million (subject to certain customary post-closing adjustments).

Pinafore Holdings B.V.

Group Financial Statements

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

46. Related party transactions continued

D. Associates

Sales to and purchases from associates were as follows:

	SUCCESSOR			PREDECESSOR
	Fiscal 2012 $ million	Fiscal 2011 $ million	Q4 2010 $ million	9M 2010 $ million
Sales	3.0	4.1	1.6	4.2
Purchases	(12.2)	(12.5)	(4.2)	(12.7)

Amounts outstanding in respect of these transactions were as follows:

	As at December 31, 2012 $ million	As at December 31, 2011 $ million
Receivables	0.1	0.4
Payables	(0.9)	(0.5)

E. Entities controlled by minority shareholders

Sales to and purchases from entities controlled by minority shareholders were as follows:

	SUCCESSOR			PREDECESSOR
	Fiscal 2012 $ million	Fiscal 2011 $ million	Q4 2010 $ million	9M 2010 $ million
Sales	52.4	64.7	16.5	39.0
Purchases	(37.8)	(46.6)	(13.8)	(35.5)

Amounts outstanding in respect of these transactions were as follows:

	As at December 31, 2012 $ million	As at December 31, 2011 $ million
Receivables	3.2	3.7
Payables	(1.4)	(3.3)

F. Other related parties

Schrader Duncan

Schrader Duncan is an associate in which the Group held a 50% interest up until its disposal in April 2012. Tomkins Limited and Cosmopolitan Investments (a fellow shareholder in Schrader Duncan) had each issued a guarantee in favor of the State Bank of India in relation to any principal sum up to a maximum of 229 million Indian rupees ($4.2 million), together with interest and any other costs and charges due in respect of credit facilities provided to Schrader Duncan. Tomkins Limited and Cosmopolitan Investments were jointly and severally liable for the guaranteed amounts.

Pinafore Holdings B.V.

Group Financial Statements

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

46. Related party transactions continued

F. Other related parties (continued)

J.M. Koch

Koch Filter Corporation, a wholly-owned subsidiary of the Group up until its disposal in November 2012, is party to a five-year lease of a storage building which is owned by J.M. Koch, the father of two executive officers at Koch. During Fiscal 2011, both executives left the Company, and the related party relationship therefore ceased to exist. During the period of Fiscal 2011 that the executives were in office, Koch made rental payments of $84,000 under the lease agreement.

47. Subsequent events

On January 18, 2013, the Group reached an agreement with the providers of the senior secured credit facilities for a further re-pricing of the term loans. For both term loans, the applicable margin for LIBOR was reduced from 3.00% to 2.75% per annum, subject to a 1.00% floor (previously 1.25%), and the applicable margin for base rate was reduced from 2.00% to 1.75% per annum, subject to a 2.00% floor (previously 2.25%).

48. Condensed consolidating financial information

The Senior Secured Credit Facilities and the Second Lien Notes were issued by Tomkins, Inc. and Tomkins, LLC (‘the Issuers’), which are both 100%-owned subsidiaries of the Company, and are jointly and severally, irrevocably and fully and unconditionally guaranteed by the Company and certain other of the Company’s 100%-owned subsidiaries (‘the Guarantors’).

Supplemental condensed consolidating financial information is presented below comprising the Group’s income statements and cash flow statements for Fiscal 2012, Fiscal 2011, Q4 2010 and 9M 2010 and its balance sheets as at December 31, 2012 and December 31, 2011, showing the amounts attributable to the Company, the Issuers and those of its other subsidiaries that were Guarantors separately from the amounts attributable to those of its subsidiaries that were not Guarantors. The condensed consolidating financial information is prepared in accordance with the Group’s accounting policies, except that investments in subsidiaries are accounted for by their parent company under the equity method of accounting. Under the equity method of accounting, the parent company’s income statement includes on one line its share of the profit or loss of its subsidiary undertakings and the parent company’s balance sheet includes on one line its share of the net assets of its subsidiary undertakings.

Pinafore Holdings B.V.

Group Financial Statements

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

48. Condensed consolidating financial information continued

A. Consolidated income statement

Fiscal 2012*	Company $ million	Issuers $ million	Other guarantor subsidiaries $ million	Non- guarantor subsidiaries $ million	Consolidation adjustments $ million	Total Group $ million
Continuing operations
Sales	—	—	1,785.5	1,956.2	(704.4)	3,037.3
Cost of sales	—	—	(1,225.0)	(1,424.0)	704.6	(1,944.4)

Gross profit	—	—	560.5	532.2	0.2	1,092.9
Distribution costs	—	—	(214.0)	(144.0)	—	(358.0)
Administrative expenses	(1.5)	(2.3)	(341.4)	(185.5)	—	(530.7)
Impairments	—	—	(2.9)	(0.2)	—	(3.1)
Restructuring costs	—	—	(20.4)	(6.4)	—	(26.8)
Net (loss)/gain on disposals and on the exit of businesses	—	—	(0.9)	0.3	—	(0.6)
Share of profit of associates	—	—	—	0.4	—	0.4

Operating (loss)/profit	(1.5)	(2.3)	(19.1)	196.8	0.2	174.1

Interest expense	(2.1)	(204.0)	(187.1)	(13.6)	198.5	(208.3)
Investment income	0.2	163.6	26.8	10.6	(198.3)	2.9
Other finance (expense)/income	—	(74.5)	4.3	(3.4)	—	(73.6)
Net finance costs	(1.9)	(114.9)	(156.0)	(6.4)	0.2	(279.0)
Share of profits/(losses) of subsidiaries under the equity method	728.9	—	(19.5)	—	(709.4)	—

Profit/(loss) before tax	725.5	(117.2)	(194.6)	190.4	(709.0)	(104.9)
Income tax benefit/(expense)	—	2.6	153.0	(77.9)	—	77.7

Profit/(loss) for the period from continuing operations	725.5	(114.6)	(41.6)	112.5	(709.0)	(27.2)

Discontinued operations
Profit for the period from discontinued operations	—	—	770.5	5.3	—	775.8

Profit/(loss) for the period	725.5	(114.6)	728.9	117.8	(709.0)	748.6
Non-controlling interests	—	—	—	(23.1)	—	(23.1)

Profit/(loss) for the period attributable to equity shareholders	725.5	(114.6)	728.9	94.7	(709.0)	725.5

*	Restated (see note 3A)

Pinafore Holdings B.V.

Group Financial Statements

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

48. Condensed consolidating financial information continued

B. Consolidated statement of comprehensive income

Fiscal 2012	Company $ million	Issuers $ million	Other guarantor subsidiaries $ million	Non- guarantor subsidiaries $ million	Consolidation adjustments $ million	Total Group $ million*
Profit/(loss) for the period	725.5	(114.6)	728.9	117.8	(709.0)	748.6

Other comprehensive income Items that will not be reclassified subsequently to profit or loss:
Post-employment benefits:
– Net actuarial (loss)/gain	—	—	(80.7)	(8.9)	—	(89.6)
– Effect of the asset ceiling	—	—	39.8	0.6	—	40.4

	—	—	(40.9)	(8.3)	—	(49.2)
Income tax benefit/(expense)	—	—	10.5	1.5	—	12.0

	—	—	(30.4)	(6.8)	—	(37.2)
Items that may be reclassified subsequently to profit or loss:
Available-for-sale investments:
– Unrealized gain recognized in the period Subsidiaries	—	—	—	0.5	—	0.5

	—	—	—	0.5	—	0.5
Foreign currency translation:
– Currency translation differences on foreign operations:
Subsidiaries	—	—	(19.2)	72.7	—	53.5
Associates	—	—	0.1	0.2	—	0.3
– (Loss)/gain on net investment hedges	—	—	(0.8)	—	—	(0.8)
– Reclassification to profit or loss of currency translation gain on foreign operations sold	—	—	(4.4)	1.1	—	(3.3)

	—	—	(24.3)	74.0	—	49.7
Share of other comprehensive gain of subsidiaries under the equity method	14.5	—	67.8	—	(82.3)	—

	14.5	—	43.5	74.0	(82.3)	49.7
Income tax benefit	—	—	1.4	0.2	—	1.6

	14.5	—	44.9	74.7	(82.3)	51.8

Other comprehensive income	14.5	—	14.5	67.9	(82.3)	14.6

Comprehensive income/(loss) for the period	740.0	(114.6)	743.4	185.7	(791.3)	763.2

Attributable to:
– Equity shareholders in Pinafore Holdings B.V.
Arising from continuing operations	(43.4)	(114.6)	(40.0)	155.9	(1.3)	(43.4)
Arising from discontinued operations	783.4	—	783.4	6.6	(790.0)	783.4
	740.0	(114.6)	743.4	162.5	(791.3)	740.0
– Non-controlling interests	—	—	—	23.2	—	23.2

	740.0	(114.6)	743.4	185.7	(791.3)	763.2

*	Restated (see note 3A) and re-presented for discontinued operations (see note 15)

Pinafore Holdings B.V.

Group Financial Statements

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

48. Condensed consolidating financial information continued

C. Consolidated income statement

Fiscal 2011 *	Company $ million	Issuers $ million	Other guarantor subsidiaries $ million	Non- guarantor subsidiaries $ million	Consolidation adjustments $ million	Total Group $ million
Continuing operations
Sales	—	—	1,883.3	2,226.2	(683.1)	3,426.4
Cost of sales	—	—	(1,327.5)	(1,627.7)	686.1	(2,269.1)

Gross profit	—	—	555.8	598.5	3.0	1,157.3
Distribution costs	—	—	(218.7)	(155.6)	(1.7)	(376.0)
Administrative expenses	(1.9)	(2.2)	(355.9)	(212.1)	—	(572.1)
Transaction costs	—	—	(0.6)	—	—	(0.6)
Impairments	—	—	(37.6)	(0.4)	—	(38.0)
Restructuring costs	—	—	(35.2)	(3.6)	—	(38.8)
Net gain on disposals and on the exit of businesses	—	—	60.3	0.5	—	60.8
Share of profit/(loss) of associates	—	—	1.9	(0.4)	—	1.5

Operating (loss)/profit	(1.9)	(2.2)	(30.0)	226.9	1.3	194.1

Interest expense	—	(264.4)	(257.4)	(19.2)	265.0	(276.0)
Investment income	—	221.4	31.9	16.4	(265.0)	4.7
Other finance (expense)/income	—	(6.8)	(7.1)	(2.8)	—	(16.7)
Net finance costs	—	(49.8)	(232.6)	(5.6)	—	(288.0)
Share of profits of subsidiaries under the equity method	16.7	—	115.9	—	(132.6)	—

Profit/(loss) before tax	14.8	(52.0)	(146.7)	221.3	(131.3)	(93.9)
Income tax benefit/(expense)	—	5.4	56.3	(42.6)	(0.1)	19.0

Profit/(loss) for the period from continuing operations	14.8	(46.6)	(90.4)	178.7	(131.4)	(74.9)

Discontinued operations
Profit for the period from discontinued operations	—	—	107.1	12.1	(0.2)	119.0

Profit/(loss) for the period	14.8	(46.6)	16.7	190.8	(131.6)	44.1
Non-controlling interests	—	—	—	(29.3)	—	(29.3)

Profit/(loss) for the period attributable to equity shareholders	14.8	(46.6)	16.7	161.5	(131.6)	14.8

*	Restated (see note 3A) and re-presented for discontinued operations (see note 15)

Pinafore Holdings B.V.

Group Financial Statements

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

48. Condensed consolidating financial information continued

D. Consolidated statement of comprehensive income

Fiscal 2011	Company $ million	Issuers $ million	Other guarantor subsidiaries $ million	Non- guarantor subsidiaries $ million	Consolidation adjustments $ million	Total Group $ million*
Profit/(loss) for the period	14.8	(46.6)	16.7	190.8	(131.6)	44.1

Other comprehensive income Items that will not be reclassified subsequently to profit or loss:
Post-employment benefits:
– Net actuarial (loss)/gain	—	—	60.7	(10.6)	—	Section 1 0.1
– Effect of the asset ceiling	—	—	(35.0)	—	—	(35.0)

	—	—	25.7	(10.6)	—	15.1
Income tax benefit/(expense)	—	—	(11.9)	2.0	—	(9.9)

	—	—	13.8	(8.6)	—	5.2
Items that may be reclassified subsequently to profit or loss:
Available-for-sale investments:
– Unrealized gain recognized in the period
Subsidiaries	—	—	—	(0.4)	—	(0.4)

	—	—	—	(0.4)	—	(0.4)
Foreign currency translation:
– Currency translation differences on foreign operations:
Subsidiaries	—	—	8.9	(71.4)	—	(62.5)
Associates	—	—	0.6	—	—	0.6
– (Loss)/gain on net investment hedges	—	—	3.6	—	—	3.6

	—	—	13.1	(71.4)	—	(58.3)
Share of other comprehensive gain of subsidiaries under the equity method	(57.9)	—	(84.1)	—	142.0	—

	(57.9)	—	(71.0)	(71.8)	142.0	(58.7)
Income tax benefit	—	—	(0.7)	—	—	(0.7)

	(57.9)	—	(71.7)	(71.8)	142.0	(59.4)

Other comprehensive income	(57.9)	—	(57.9)	(80.4)	142.0	(54.2)

Comprehensive income/(loss) for the period	(43.1)	(46.6)	(41.2)	110.4	10.4	(10.1)

Attributable to:
– Equity shareholders in Pinafore Holdings B.V.
Arising from continuing operations	(156.9)	(46.6)	(155.0)	68.4	133.2	(156.9)
Arising from discontinued operations	113.8	—	113.8	9.0	(122.8)	113.8
	(43.1)	(46.6)	(41.2)	77.4	10.4	(43.1)
– Non-controlling interests	—	—	—	33.0	—	33.0

	(43.1)	(46.6)	(41.2)	110.4	10.4	(10.1)

*	Restated (see note 3A) and re-presented for discontinued operations (see note 15)

Pinafore Holdings B.V.

Group Financial Statements

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

48. Condensed consolidating financial information continued

E. Consolidated income statement

Q4 2010 *	Company $ million	Issuers $ million	Other guarantor subsidiaries $ million	Non- guarantor subsidiaries $ million	Consolidation adjustments $ million	Total Group $ million
Continuing operations
Sales	—	—	458.6	620.2	(178.6)	900.2
Cost of sales	—	—	(384.4)	(508.9)	164.6	(728.7)

Gross profit	—	—	74.2	111.3	(14.0)	171.5
Distribution costs	—	—	(60.1)	(41.1)	—	(101.2)
Administrative expenses	(0.1)	(0.1)	(126.6)	(63.7)	—	(190.5)
Transaction costs	(0.1)	—	(77.8)	(0.3)	—	(78.2)
Restructuring costs	—	—	(2.6)	(1.0)	—	(3.6)
Share of profit of associates	—	—	0.5	0.8	—	1.3

Operating (loss)/profit	(0.2)	(0.1)	(192.4)	6.0	(14.0)	(200.7)

Interest expense	—	(68.2)	(85.8)	(6.0)	84.5	(75.5)
Investment income	—	71.4	11.5	4.0	(84.5)	2.4
Other finance income/(expense)	—	22.9	(47.3)	(4.9)	—	(29.3)
Net finance income/(costs)	—	26.1	(121.6)	(6.9)	—	(102.4)
Share of (losses)/profits of subsidiaries under the equity method	(273.6)	—	8.2	(1.9)	267.3	—

(Loss)/profit before tax	(273.8)	26.0	(305.8)	(2.8)	253.3	(303.1)
Income tax (expense)/benefit	—	(8.0)	23.4	3.1	4.0	22.5

(Loss)/profit for the period from continuing operations	(273.8)	18.0	(282.4)	0.3	257.3	(280.6)
Discontinued operations
Profit/(loss) for the period from discontinued operations	—	—	8.8	(1.2)	0.1	7.7

(Loss)/profit for the period	(273.8)	18.0	(273.6)	(0.9)	257.4	(272.9)
Non-controlling interests	—	—	—	(0.9)	—	(0.9)

(Loss)/profit for the period attributable to equity shareholders	(273.8)	18.0	(273.6)	(1.8)	257.4	(273.8)

*	Restated (see note 3A) and re-presented for discontinued operations (see note 15)

Pinafore Holdings B.V.

Group Financial Statements

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

48. Condensed consolidating financial information continued

F. Consolidated statement of comprehensive income

Q4 2010	Company $ million	Issuers $ million	Other guarantor subsidiaries $ million	Non- guarantor subsidiaries $ million	Consolidation adjustments $ million	Total Group $ million*
Profit/(loss) for the period	(273.8)	18.0	(273.6)	(0.9)	257.4	(272.9)

Other comprehensive income Items that will not be reclassified subsequently to profit or loss:
Post-employment benefits:
– Net actuarial (loss)/gain	—	—	63.6	10.8	—	74.4
– Effect of the asset ceiling	—	—	(20.2)	—	—	(20.2)

	—	—	43.4	10.8	—	54.2
Income tax benefit/(expense)	—	—	(15.6)	(1.8)	—	(17.4)

	—	—	27.8	9.0	—	36.8
Items that may be reclassified subsequently to profit or loss:
Available-for-sale investments:
– Unrealized gain recognized in the period
Subsidiaries	—	—	—	0.2	—	0.2

	—	—	—	0.2	—	0.2
Foreign currency translation:
– Currency translation differences on foreign operations:
Subsidiaries	—	—	3.0	20.9	—	23.9
Associates	—	—	0.3	—	—	0.3
– (Loss)/gain on net investment hedges	—	—	(2.5)	—	—	(2.5)

	—	—	0.8	20.9	—	21.7
Share of other comprehensive gain of subsidiaries under the equity method	52.7	—	24.2	—	(76.9)	—

	52.7	—	25.0	21.1	(76.9)	21.9
Income tax benefit	—	—	(0.1)	—	—	(0.1)

	52.7	—	24.9	21.1	(76.9)	21.8

Other comprehensive income	52.7	—	52.7	30.1	(76.9)	58.6

Comprehensive income/(loss) for the period	(221.1)	18.0	(220.9)	29.2	180.5	(214.3)

Attributable to:
– Equity shareholders in Pinafore Holdings B.V.
Arising from continuing operations	(231.6)	18.0	(231.4)	23.1	190.3	(231.6)
Arising from discontinued operations	10.5	—	10.5	(0.7)	(9.8)	10.5
	(221.1)	18.0	(220.9)	22.4	180.5	(221.1)
– Non-controlling interests	—	—	—	6.8	—	6.8

	(221.1)	18.0	(220.9)	29.2	180.5	(214.3)

*	Restated (see note 3A) and re-presented for discontinued operations (see note 15)

Pinafore Holdings B.V.

Group Financial Statements

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

48. Condensed consolidating financial information continued

G. Consolidated income statement

9M 2010 *	Company $ million	Issuers $ million	Other guarantor subsidiaries $ million	Non- guarantor subsidiaries $ million	Consolidation adjustments $ million	Total Group $ million
Continuing operations
Sales	—	—	1,292.7	1,554.6	(403.9)	2,443.4
Cost of sales	—	—	(888.8)	(1,138.6)	401.5	(1,625.9)

Gross profit	—	—	403.9	416.0	(2.4)	817.5
Distribution costs	—	—	(166.5)	(104.9)	—	(271.4)
Administrative expenses	—	—	(166.7)	(105.8)	—	(272.5)
Transaction costs	—	—	(40.0)	(0.1)	—	(40.1)
Restructuring costs	—	—	(7.3)	(0.7)	—	(8.0)
Net gain on disposals and on the exit of businesses	—	—	6.3	0.8	—	7.1
Share of profit of associates	—	—	1.1	0.2	—	1.3

Operating profit	—	—	30.8	205.5	(2.4)	233.9

Interest expense	—	—	(25.6)	(17.2)	21.4	(21.4)
Investment income	—	—	14.6	10.1	(21.4)	3.3
Other finance expense	—	—	(13.8)	(2.9)	—	(16.7)
Net finance costs	—	—	(24.8)	(10.0)	—	(34.8)
Share of profits of subsidiaries under the equity method	—	—	118.2	1.9	(120.1)	—

Profit before tax	—	—	124.2	197.4	(122.5)	199.1
Income tax expense	—	—	(2.5)	(55.0)	0.4	(57.1)

Profit for the period from continuing operations	—	—	121.7	142.4	(122.1)	142.0

Discontinued operations
Profit for the period from discontinued operations	—	—	87.6	5.8	0.1	93.5

Profit for the period	—	—	209.3	148.2	(122.0)	235.5
Non-controlling interests	—	—	—	(26.2)	—	(26.2)

Profit for the period attributable to equity shareholders	—	—	209.3	122.0	(122.0)	209.3

*	Restated (see note 3A) and re-presented for discontinued operations (see note 15)

Pinafore Holdings B.V.

Group Financial Statements

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

48. Condensed consolidating financial information  continued

H. Consolidated statement of comprehensive income

9M 2010	Company $ million	Issuers $ million	Other guarantor subsidiaries $ million	Non- guarantor subsidiaries $ million	Consolidation adjustments $ million	Total Group $ million*
Profit/(loss) for the period	—	—	209.3	148.2	(122.0)	235.5

Other comprehensive income
Items that will not be reclassified subsequently to profit or loss:
Post-employment benefits:
– Net actuarial (loss)/gain	—	—	(11.8)	(8.2)	—	(20.0)
– Effect of the asset ceiling	—	—	0.7	—	—	0.7

	—	—	(11.1)	(8.2)	—	(19.3)
Income tax benefit/(expense)	—	—	(4.1)	1.4	—	(2.7)

	—	—	(15.2)	(6.8)	—	(22.0)
Items that may be reclassified subsequently to profit or loss:
Available-for-sale investments:
– Unrealized gain recognized in the period
Subsidiaries	—	—	—	(0.1)	—	(0.1)

	—	—	—	(0.1)	—	(0.1)
Foreign currency translation:
– Currency translation differences on foreign operations:
Subsidiaries	—	—	24.6	(17.3)	—	7.3
Associates	—	—	0.5	0.1	—	0.6
– (Loss)/gain on net investment hedges	—	—	0.5	—	—	0.5

	—	—	25.6	(17.2)	—	8.4
Share of other comprehensive gain of subsidiaries under the equity method	—	—	(29.2)	—	29.2	—

	—	—	(3.6)	(17.3)	29.2	8.3
Income tax benefit	—	—	—	—	—	—

	—	—	(3.6)	(17.3)	29.2	8.3

Other comprehensive income	—	—	(18.8)	(24.1)	29.2	(13.7)

Comprehensive income/(loss) for the period	—	—	190.5	124.1	(92.8)	221.8

Attributable to:
– Equity shareholders in Pinafore Holdings B.V.
Arising from continuing operations	—	—	99.8	87.2	(87.2)	99.8
Arising from discontinued operations	—	—	90.7	5.6	(5.6)	90.7
	—	—	190.5	92.8	(92.8)	190.5
– Non-controlling interests	—	—	—	31.3	—	31.3

	—	—	190.5	124.1	(92.8)	221.8

*	Restated (see note 3A) and re-presented for discontinued operations (see note 15)

Pinafore Holdings B.V.

Group Financial Statements

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

48. Condensed consolidating financial information continued

I. Consolidated cash flow statement

Fiscal 2012	Company $ million	Issuers $ million	Other guarantor subsidiaries $ million	Non- guarantor subsidiaries $ million	Consolidation adjustments $ million	Total Group $ million
Operating activities
Cash (absorbed)/generated from operations	(0.4)	(2.3)	216.6	300.3	—	514.2
Income taxes paid	—	—	(32.7)	(55.7)	4.1	(84.3)
Income taxes received	—	0.8	9.0	2.4	(4.1)	8.1

Net cash (outflow)/inflow from operating activities	(0.4)	(1.5)	192.9	247.0	—	438.0

Investing activities
Purchase of property, plant and equipment	—	—	(56.2)	(50.4)	3.3	(103.3)
Purchase of computer software	—	—	(5.8)	(0.7)	—	(6.5)
Capitalization of development costs	—	—	(0.5)	—	—	(0.5)
Disposal of property, plant and equipment	—	—	5.0	7.5	(3.3)	9.2
Purchase of available for sale investments	—	—	(0.4)	—	—	(0.4)
Sale of investments in associates	—	—	2.5	—	—	2.5
Purchase of interests in subsidiaries, net of cash acquired	—	—	(55.5)	(0.5)	54.0	(2.0)
Sale of businesses and subsidiaries, net of cash disposed	—	—	1,967.8	45.1	(65.6)	1,947.3
Interest received	0.2	169.2	18.5	13.6	(198.7)	2.8
Dividends received from associates	—	—	—	0.1	—	0.1
Dividends received from subsidiaries	—	—	192.0	—	(192.0)	—

Net cash inflow from investing activities	0.2	169.2	2,067.4	14.7	(402.3)	1,849.2

Financing activities
Issue of ordinary shares	3.5	—	36.1	(62.4)	22.8	—
Return of share capital	(1,161.9)	—	—	—	—	(1,161.9)
Draw-down of bank and other loans	—	—	2.0	0.1	—	2.1
Repayment of bank and other loans	—	(888.9)	(7.4)	—	—	(896.3)
Premium on redemption of debt instruments	—	(62.6)	—	—	—	(62.6)
Loans from/(to) Group companies	1,172.6	1,051.4	(2,215.0)	(9.0)	—	—
Receipts on foreign currency derivatives	—	—	1.3	—	—	1.3
Capital element of finance lease rental payments	—	—	(0.3)	—	—	(0.3)
Interest element of finance lease rental payments	—	—	(0.3)	—	—	(0.3)
Decrease/(increase) in collateralized cash	—	—	4.2	(0.1)	—	4.1
Purchase of own shares	(11.8)	—	(3.3)	(0.2)	3.5	(11.8)
Interest paid	(2.2)	(155.8)	(187.9)	(12.8)	198.7	(160.0)
Financing costs paid	—	(5.8)	—	—	—	(5.8)
Equity dividend paid	—	—	—	(175.9)	175.9	—
Investment by a minority shareholder in a subsidiary	—	—	—	2.5	—	2.5
Dividend paid to a minority shareholder in a subsidiary	—	—	—	(45.6)	—	(45.6)

Net cash inflow/(outflow) from financing activities	0.2	(61.7)	(2,370.6)	(303.4)	400.9	(2,334.6)

Increase/(decrease) in net cash and cash equivalents	—	106.0	(110.3)	(41.7)	(1.4)	(47.4)
Net cash and cash equivalents at the beginning of the period	—	99.8	190.9	183.8	—	474.5
Foreign currency translation	—	—	(14.0)	13.9	1.4	1.3

Net cash and cash equivalents at the end of the period	—	205.8	66.6	156.0	—	428.4

Pinafore Holdings B.V.

Group Financial Statements

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

48. Condensed consolidating financial information continued

J. Consolidated cash flow statement

Fiscal 2011	Company $ million	Issuers $ million	Other guarantor subsidiaries $ million	Non- guarantor subsidiaries $ million	Consolidation adjustments $ million	Total Group $ million
Operating activities
Cash (absorbed)/generated from operations	(1.5)	(2.2)	261.5	353.2	—	611.0
Income taxes paid	—	—	(22.8)	(81.6)	—	(104.4)
Income taxes received	—	—	13.3	2.0	—	15.3

Net cash (outflow)/inflow from operating activities	(1.5)	(2.2)	252.0	273.6	—	521.9

Investing activities
Purchase of property, plant and equipment	—	—	(53.6)	(57.6)	2.8	(108.4)
Purchase of computer software	—	—	(6.4)	(1.4)	—	(7.8)
Capitalization of development costs	—	—	(1.8)	—	—	(1.8)
Disposal of property, plant and equipment	—	—	9.7	10.6	(2.8)	17.5
Investments in associates	—	—	(0.4)	—	—	(0.4)
Purchase of interests in subsidiaries, net of cash acquired	—	—	(37.0)	—	7.4	(29.6)
Sale of businesses and subsidiaries, net of cash disposed	—	—	240.1	236.9	(1.3)	475.7
Interest received	0.2	228.3	24.1	14.8	(265.4)	2.0
Dividends received from associates	—	—	0.3	0.2	—	0.5
Dividends received from subsidiaries	—	—	355.6	—	(355.6)	—

Net cash inflow from investing activities	0.2	228.3	530.6	203.5	(614.9)	347.7

Financing activities
Issue of shares	1.8	—	—	6.0	(7.8)	—
Draw-down of bank and other loans	—	—	1.2	0.7	—	1.9
Repayment of bank and other loans	—	(346.4)	(203.3)	—	—	(549.7)
Loans from/(to) Group companies	0.5	455.8	(381.7)	(74.6)	—	—
Receipts on foreign currency derivatives	—	—	5.0	—	—	5.0
Premium on redemption of debt instruments	—	(3.4)	(0.4)	—	—	(3.8)
Capital element of finance lease rental payments	—	—	(0.2)	(0.3)	—	(0.5)
Interest element of finance lease rental payments	—	—	(0.2)	—	—	(0.2)
Decrease in collateralized cash	—	—	30.5	—	—	30.5
Purchase of non-controlling interest	—	—	(13.1)	—	—	(13.1)
Return of management investment	(0.7)	—	—	—	—	(0.7)
Purchase of own shares	(0.3)	—	(1.7)	—	1.7	(0.3)
Interest paid	—	(198.5)	(264.6)	(17.3)	265.4	(215.0)
Financing costs paid	—	(36.9)	—	—	—	(36.9)
Equity dividend paid	—	—	—	(355.6)	355.6	—
Investment by a minority shareholder in a subsidiary	—	—	—	1.5	—	1.5
Dividend paid to a minority shareholder in a subsidiary	—	—	—	(64.4)	—	(64.4)

Net cash inflow/(outflow) from financing activities	1.3	(129.4)	(828.5)	(504.0)	614.9	(845.7)

Increase/(decrease) in net cash and cash equivalents	—	96.7	(45.9)	(26.9)	—	23.9
Net cash and cash equivalents at the beginning of the period	—	3.1	226.1	223.0	—	452.2
Foreign currency translation	—	—	10.7	(12.3)	—	(1.6)

Net cash and cash equivalents at the end of the period	—	99.8	190.9	183.8	—	474.5

Pinafore Holdings B.V.

Group Financial Statements

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

48. Condensed consolidating financial information continued

K. Consolidated cash flow statement

Q4 2010	Company $ million	Issuers $ million	Other guarantor subsidiaries $ million	Non- guarantor subsidiaries $ million	Consolidation adjustments $ million	Total Group $ million
Operating activities
Cash (absorbed)/generated from operations	—	—	(70.2)	136.5	—	66.3
Income taxes paid	—	(0.8)	(6.2)	(15.3)	—	(22.3)
Income taxes received	—	—	1.4	—	—	1.4

Net cash (outflow)/inflow from operating activities	—	(0.8)	(75.0)	121.2	—	45.4

Investing activities
Purchase of property, plant and equipment	—	—	(29.6)	(33.8)	3.2	(60.2)
Capitalization of development costs	—	—	(2.3)	—	—	(2.3)
Disposal of property, plant and equipment	—	—	1.3	4.6	(3.2)	2.7
Investments in associates	—	—	(0.5)	—	—	(0.5)
Purchase of interests in subsidiaries, net of cash acquired	(2,124.7)	—	(4,391.7)	159.5	2,313.0	(4,043.9)
Sale of businesses and subsidiaries, net of cash disposed	—	—	4.3	38.1	(38.4)	4.0
Interest received	—	71.4	10.5	4.0	(84.5)	1.4
Dividends received from subsidiaries	—	—	(0.2)	—	0.2	—

Net cash (outflow)/inflow from investing activities	(2,124.7)	71.4	(4,408.2)	172.4	2,190.3	(4,098.8)

Financing activities
Issue of ordinary shares	2,142.3	149.8	2,124.7	0.1	(2,274.6)	2,142.3
Draw-down of bank and other loans	—	3,150.0	—	—	—	3,150.0
Repayment of bank and other loans	—	(26.8)	(433.3)	(0.3)	—	(460.4)
Loans (to)/from Group companies	(17.6)	(3,124.3)	3,206.4	(64.5)	—	—
Payments on foreign currency derivatives	—	—	(2.2)	—	—	(2.2)
Premium on redemption of debt instruments	—	—	(4.6)	—	—	(4.6)
Capital element of finance lease rental payments	—	—	—	(0.2)	—	(0.2)
Increase in collateralized cash	—	—	(44.9)	—	—	(44.9)
Interest paid	—	(33.8)	(101.3)	(7.5)	84.5	(58.1)
Financing costs paid	—	(182.4)	—	—	—	(182.4)
Equity dividend paid	—	—	—	0.2	(0.2)	—
Investment by a minority shareholder in a subsidiary	—	—	11.7	—	—	11.7

Net cash inflow/(outflow) from financing activities	2,124.7	(67.5)	4,756.5	(72.2)	(2,190.3)	4,551.2

Increase in net cash and cash equivalents	—	3.1	273.3	221.4	—	497.8
Net cash and cash equivalents at the beginning of the period	—	—	—	—	—	—
Foreign currency translation	—	—	(47.2)	1.6	—	(45.6)

Net cash and cash equivalents at the end of the period	—	3.1	226.1	223.0	—	452.2

Pinafore Holdings B.V.

Group Financial Statements

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

48. Condensed consolidating financial information continued

L. Consolidated cash flow statement

9M 2010	Company $ million	Issuers $ million	Other guarantor subsidiaries $ million	Non- guarantor subsidiaries $ million	Consolidation adjustments $ million	Total Group $ million
Operating activities
Cash generated from operations	—	—	104.3	110.9	—	215.2
Income taxes paid	—	—	(40.1)	(26.1)	—	(66.2)
Income taxes received	—	—	43.5	2.2	—	45.7

Net cash inflow from operating activities	—	—	107.7	87.0	—	194.7

Investing activities
Purchase of property, plant and equipment	—	—	(45.0)	(45.4)	0.4	(90.0)
Purchase of computer software	—	—	(4.3)	(1.4)	—	(5.7)
Capitalization of development costs	—	—	(0.5)	—	—	(0.5)
Disposal of property, plant and equipment	—	—	17.7	7.3	(0.4)	24.6
Purchase of interests in subsidiaries, net of cash acquired	—	—	(46.8)	(36.1)	41.7	(41.2)
Sale of businesses and subsidiaries, net of cash disposed	—	—	(4.1)	0.1	—	(4.0)
Interest received	—	—	24.3	10.2	(21.2)	13.3
Dividends received from associates	—	—	0.3	0.2	—	0.5
Dividends received from subsidiaries	—	—	74.3	—	(74.3)	—

Net cash inflow/(outflow) from investing activities	—	—	15.9	(65.1)	(53.8)	(103.0)

Financing activities
Issue of ordinary shares	—	—	41.0	6.2	(41.7)	5.5
Repayment of bank and other loans	—	—	(0.8)	—	—	(0.8)
Loans (to)/from Group companies	—	—	(24.7)	24.7	—	—
Payments on foreign currency derivatives	—	—	(20.3)	—	—	(20.3)
Settlement of interest rate swaps	—	—	64.7	—	—	64.7
Capital element of finance lease rental payments	—	—	(0.3)	(0.4)	—	(0.7)
Interest element of finance lease rental payments	—	—	(0.2)	—	—	(0.2)
Purchase of own shares	—	—	(6.2)	—	—	(6.2)
Interest paid	—	—	(20.6)	(15.8)	21.2	(15.2)
Equity dividend paid	—	—	(56.9)	(74.3)	74.3	(56.9)
Dividend paid to a minority shareholder in a subsidiary	—	—	(1.1)	(10.9)	—	(12.0)

Net cash outflow from financing activities	—	—	(25.4)	(70.5)	53.8	(42.1)

Increase/(decrease) in net cash and cash equivalents	—	—	98.2	(48.6)	—	49.6
Net cash and cash equivalents at the beginning of the period	—	—	236.6	203.6	—	440.2
Foreign currency translation	—	—	(3.1)	4.4	—	1.3

Net cash and cash equivalents at the end of the period	—	—	331.7	159.4	—	491.1

Pinafore Holdings B.V.

Group Financial Statements

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

48. Condensed consolidating financial information continued

M. Consolidated balance sheet

As at December 31, 2012	Company $ million	Issuers $ million	Other guarantor subsidiaries $ million	Non- guarantor subsidiaries $ million	Consolidation adjustments $ million	Total Group $ million
Non-current assets
Goodwill	—	—	545.4	780.7	—	1,326.1
Other intangible assets	—	—	818.6	632.0	—	1,450.6
Property, plant and equipment	—	—	256.9	436.3	—	693.2
Investments in subsidiaries under the equity method	2,851.7	—	2,437.8	—	(5,289.5)	—
Investments in associates	—	—	3.4	2.7	—	6.1
Trade and other receivables	—	4.7	14.1	2.2	—	21.0
Deferred tax assets	—	—	7.1	5.5	(6.5)	6.1
Post-employment benefit surpluses	—	—	0.7	—	—	0.7

	2,851.7	4.7	4,084.0	1,859.4	(5,296.0)	3,503.8

Current assets
Inventories	—	—	263.8	213.5	(0.5)	476.8
Trade and other receivables	17.3	1,642.5	1,803.6	1,266.1	(4,099.8)	629.7
Income tax recoverable	—	—	8.2	11.0	(0.3)	18.9
Available-for-sale investments	—	—	14.9	1.4	—	16.3
Cash and cash equivalents	—	205.8	69.5	156.0	—	431.3

	17.3	1,848.3	2,160.0	1,648.0	(4,100.6)	1,573.0

Assets held for sale	—	—	4.9	1.9	—	6.8

Total assets	2,869.0	1,853.0	6,248.9	3,509.3	(9,396.6)	5,083.6

Current liabilities
Bank overdrafts	—	—	(2.9)	—	—	(2.9)
Bank and other loans	—	(2.2)	27.4	(39.4)	—	(14.2)
Obligations under finance leases	—	—	(0.1)	—	—	(0.1)
Trade and other payables	(1.3)	(0.3)	(278.0)	(329.7)	180.3	(429.0)
Income tax liabilities	—	—	(45.3)	(46.7)	0.3	(91.7)
Provisions	—	—	(41.1)	(10.9)	—	(52.0)

	(1.3)	(2.5)	(340.0)	(426.7)	180.6	(589.9)

Non-current liabilities
Bank and other loans	—	(1,763.3)	(21.3)	(0.8)	—	(1,785.4)
Obligations under finance leases	—	—	(2.5)	—	—	(2.5)
Trade and other payables	(1,173.1)	(80.5)	(2,546.1)	(174.7)	3,919.5	(54.9)
Post-employment benefit obligations	—	—	(116.8)	(73.4)	—	(190.2)
Deferred tax liabilities	—	—	(345.6)	(151.7)	6.5	(490.8)
Provisions	—	—	(24.9)	(1.1)	—	(26.0)

	(1,173.1)	(1,843.8)	(3,057.2)	(401.7)	3,926.0	(2,549.8)

Total liabilities	(1,174.4)	(1,846.3)	(3,397.2)	(828.4)	4,106.6	(3,139.7)

Net assets	1,694.6	6.7	2,851.7	2,680.9	(5,290.0)	1,943.9

Capital and reserves
Shareholders’ equity	1,694.6	6.7	2,851.7	2,431.6	(5,290.0)	1,694.6
Non-controlling interests	—	—	—	249.3	—	249.3

Total equity	1,694.6	6.7	2,851.7	2,680.9	(5,290.0)	1,943.9

Pinafore Holdings B.V.

Group Financial Statements

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

48. Condensed consolidating financial information continued

N. Consolidated balance sheet

As at December 31, 2011	Company $ million	Issuers $ million	Other guarantor subsidiaries $ million	Non- guarantor subsidiaries $ million	Consolidation adjustments $ million	Total Group $ million
Non-current assets
Goodwill	—	—	823.2	762.2	—	1,585.4
Other intangible assets	—	—	1,239.2	692.0	—	1,931.2
Property, plant and equipment	—	—	439.8	463.1	—	902.9
Investments in subsidiaries under the equity method	2,058.6	—	2,612.5	—	(4,671.1)	—
Investments in associates	—	—	4.3	2.3	—	6.6
Trade and other receivables	—	7.4	9.0	3.7	—	20.1
Deferred tax assets	—	—	3.3	6.6	(2.0)	7.9
Post-employment benefit surpluses	—	—	6.7	—	—	6.7

	2,058.6	7.4	5,138.0	1,929.9	(4,673.1)	4,460.8

Current assets
Inventories	—	—	359.7	213.4	(1.4)	571.7
Trade and other receivables	17.6	2,811.0	893.3	1,290.2	(4,283.7)	728.4
Income tax recoverable	—	—	11.0	10.3	(0.8)	20.5
Available-for-sale investments	—	—	—	1.1	—	1.1
Cash and cash equivalents	—	99.8	196.4	183.8	—	480.0

	17.6	2,910.8	1,460.4	1,698.8	(4,285.9)	1,801.7

Assets held for sale	—	—	388.8	53.9	—	442.7

Total assets	2,076.2	2,918.2	6,987.2	3,682.6	(8,959.0)	6,705.2

Current liabilities
Bank overdrafts	—	—	(5.5)	—	—	(5.5)
Bank and other loans	—	(19.8)	(22.6)	—	—	(42.4)
Obligations under finance leases	—	—	(0.2)	—	—	(0.2)
Trade and other payables	(0.7)	(1.9)	(363.7)	(331.2)	152.5	(545.0)
Income tax liabilities	—	—	(52.5)	(33.9)	0.9	(85.5)
Provisions	—	—	(18.9)	(15.0)	—	(33.9)

	(0.7)	(21.7)	(463.4)	(380.1)	153.4	(712.5)

Non-current liabilities
Bank and other loans	—	(2,590.7)	(20.4)	(0.6)	—	(2,611.7)
Obligations under finance leases	—	—	(2.6)	—	—	(2.6)
Trade and other payables	(0.6)	(182.4)	(3,723.8)	(271.6)	4,131.2	(47.2)
Post-employment benefit obligations	—	—	(129.6)	(67.5)	—	(197.1)
Deferred tax liabilities	—	(1.8)	(475.7)	(175.4)	2.0	(650.9)
Provisions	—	—	(24.5)	(0.8)	—	(25.3)

	(0.6)	(2,774.9)	(4,376.6)	(515.9)	4,133.2	(3,534.8)

Liabilities directly associated with assets held for sale	—	—	(88.6)	(25.7)	—	(114.3)

Total liabilities	(1.3)	(2,796.6)	(4,928.6)	(921.7)	4,286.6	(4,361.6)

Net assets	2,074.9	121.6	2,058.6	2,760.9	(4,672.4)	2,343.6

Capital and reserves
Shareholders’ equity	2,074.9	121.6	2,058.6	2,492.2	(4,672.4)	2,074.9
Non-controlling interests	—	—	—	268.7	—	268.7

Total equity	2,074.9	121.6	2,058.6	2,760.9	(4,672.4)	2,343.6

PINAFORE HOLDINGS B.V. AND SUBSIDIARIES

CONDENSED CONSOLIDATED INCOME STATEMENT

(Unaudited)

	Note	Q3 2013 $ million	Restated* Q3 2012 $ million	9M 2013 $ million	Restated* 9M 2012 $ million
Continuing operations
Sales	2	754.4	743.7	2,327.8	2,331.6
Cost of sales		(464.0)	(476.9)	(1,446.9)	(1,485.5)

Gross profit		290.4	266.8	880.9	846.1
Distribution costs		(91.0)	(89.8)	(274.6)	(272.1)
Administrative expenses		(113.2)	(133.2)	(358.3)	(392.4)
Impairments		(1.9)	—	(2.4)	(3.1)
Restructuring costs	3	(8.6)	(4.9)	(18.5)	(17.5)
Net gain/(loss) on disposals and on the exit of businesses	3	0.4	0.6	(0.3)	0.1
Share of (loss)/profit of associates		(0.2)	0.1	(0.1)	0.4

Operating profit		75.9	39.6	226.7	161.5

Interest expense	4	(33.8)	(44.5)	(101.7)	(159.8)
Investment income	5	0.4	0.5	1.4	1.7
Other finance (expense)/income	6	(1.1)	(67.9)	1.3	(78.3)
Net finance costs		(34.5)	(111.9)	(99.0)	(236.4)

Profit/(loss) before tax		41.4	(72.3)	127.7	(74.9)
Income tax (expense)/benefit		(6.4)	65.7	(28.3)	107.2

Profit/(loss) for the period from continuing operations		35.0	(6.6)	99.4	32.3

Discontinued operations
(Loss)/profit for the period from discontinued operations	7	(1.5)	16.0	5.5	179.2

Profit for the period		33.5	9.4	104.9	211.5
Non-controlling interests		(7.5)	(6.6)	(20.3)	(17.5)

Profit for the period attributable to equity shareholders		26.0	2.8	84.6	194.0

*	Restated and re-presented (see note 1)

PINAFORE HOLDINGS B.V. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

(Unaudited)

	Q3 2013 $ million	Restated* Q3 2012 $ million	9M 2013 $ million	Restated* 9M 2012 $ million
Profit for the period	33.5	9.4	104.9	211.5

Other comprehensive income/(loss)
Foreign currency translation:
– Currency translation differences on foreign operations:
Subsidiaries	34.3	70.7	(34.3)	60.6
Associates	0.2	0.2	—	0.1
– Gain/(loss) on net investment hedges	0.1	(1.5)	0.2	(1.1)
– Reclassification to profit or loss of currency translation gain on foreign operations sold	—	—	—	(5.4)

	34.6	69.4	(34.1)	54.2
Available-for-sale investments:
– Unrealized gain/(loss) recognized in the period	0.2	(0.1)	1.1	—

	0.2	(0.1)	1.1	—
Post-employment benefits:
– Net actuarial (loss)/gain	(6.7)	(29.0)	14.5	(67.8)
– Effect of the asset ceiling	(1.0)	10.0	(8.2)	29.8

	(7.7)	(19.0)	6.3	(38.0)

Other comprehensive income/(loss) before tax	27.1	50.3	(26.7)	16.2
Income tax benefit/(expense)	1.7	5.5	(3.7)	13.0

Other comprehensive income/(loss)	28.8	55.8	(30.4)	29.2

Comprehensive income for the period	62.3	65.2	74.5	240.7

Attributable to:
– Equity shareholders in Pinafore Holdings B.V.
Arising from continuing operations	53.2	42.4	53.5	41.3
Arising from discontinued operations	(1.5)	13.0	5.5	180.5
	51.7	55.4	59.0	221.8
– Non-controlling interests	10.6	9.8	15.5	18.9

	62.3	65.2	74.5	240.7

*	Restated (see note 1)

PINAFORE HOLDINGS B.V. AND SUBSIDIARIES

CONDENSED CONSOLIDATED CASH FLOW STATEMENT

(Unaudited)

	Note	Q3 2013 $ million	Q3 2012 $ million	9M 2013 $ million	9M 2012 $ million
Operating activities
Cash generated from operations	8	114.9	161.2	214.2	382.2
Income taxes paid		(20.5)	(18.4)	(70.2)	(64.2)
Income taxes received		—	—	9.3	4.0

Net cash inflow from operating activities		94.4	142.8	153.3	322.0

Investing activities
Purchase of property, plant and equipment		(20.9)	(30.3)	(52.9)	(74.4)
Purchase of computer software		(1.6)	(1.7)	(4.9)	(4.7)
Capitalization of development costs		—	—	—	(0.5)
Disposal of property, plant and equipment		1.7	2.6	4.6	5.5
Purchase of available-for-sale investments		—	—	—	(0.4)
Purchase of interests in subsidiaries, net of cash acquired		—	(0.9)	(0.3)	(2.0)
Sale of investments in associates		—	—	—	2.5
Sale of businesses and subsidiaries, net of cash disposed		(1.0)	(5.3)	2.5	489.7
Interest received		0.4	0.5	1.4	1.6
Dividends received from associates		—	—	0.1	0.1

Net cash (outflow)/inflow from investing activities		(21.4)	(35.1)	(49.5)	417.4

Financing activities
Draw-down of bank and other loans		—	—	—	2.1
Repayment of bank and other loans		(115.0)	(601.1)	(132.6)	(785.6)
Premiums on redemption of borrowings		(3.5)	(62.6)	(3.5)	(62.6)
Receipts/(payments) on foreign currency derivatives		2.0	2.3	(0.1)	0.7
Capital element of finance lease rental payments		(0.1)	(0.2)	(0.2)	(0.3)
Interest element of finance lease rental payments		—	(0.2)	—	(0.3)
(Increase)/decrease in collateralized cash		(0.6)	2.8	1.6	4.2
Purchase of own shares		(1.7)	(0.2)	(1.7)	(1.1)
Interest paid		(7.1)	(37.0)	(56.4)	(120.3)
Financing costs paid		—	(5.8)	(2.0)	(5.8)
Redemption of subsidiary preference shares held by minority shareholders		(2.5)	—	(2.5)	—
Investment by a minority shareholder in a subsidiary		—	—	2.7	—
Dividend paid to a minority shareholder in a subsidiary		(11.4)	(12.4)	(17.3)	(33.6)

Net cash outflow from financing activities		(139.9)	(714.4)	(212.0)	(1,002.6)

Decrease in net cash and cash equivalents		(66.9)	(606.7)	(108.2)	(263.2)
Net cash and cash equivalents at the beginning of the period		377.7	815.4	428.4	474.5
Foreign currency translation		6.7	3.2	(2.7)	0.6

Net cash and cash equivalents at the end of the period		317.5	211.9	317.5	211.9

Analysis of net cash and cash equivalents:

	As at September 28, 2013 $ million	As at December 31, 2012 $ million
Cash and cash equivalents	323.2	431.3
Bank overdrafts	(5.7)	(2.9)

	317.5	428.4

PINAFORE HOLDINGS B.V. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET

		UNAUDITED	AUDITED
	Note	As at September 28, 2013 $ million	As at December 31, 2012 $ million
Non-current assets
Goodwill		1,314.8	1,326.1
Other intangible assets	9	1,352.8	1,450.6
Property, plant and equipment		656.2	693.2
Investments in associates		5.9	6.1
Trade and other receivables	10	16.8	21.0
Deferred tax assets		5.1	6.1
Post-employment benefit surpluses	15	6.8	0.7

		3,358.4	3,503.8

Current assets
Inventories		492.9	476.8
Trade and other receivables	10	806.7	629.7
Income tax recoverable		5.6	18.9
Available-for-sale investments		17.2	16.3
Cash and cash equivalents		323.2	431.3

		1,645.6	1,573.0

Assets held for sale		9.4	6.8

Total assets		5,013.4	5,083.6

Current liabilities
Bank overdrafts	11	(5.7)	(2.9)
Bank and other loans	11	(32.7)	(14.2)
Obligations under finance leases		(0.2)	(0.1)
Trade and other payables	12	(453.7)	(429.0)
Income tax liabilities		(111.4)	(91.7)
Provisions	16	(47.4)	(52.0)

		(651.1)	(589.9)

Non-current liabilities
Bank and other loans	11	(1,684.2)	(1,785.4)
Obligations under finance leases		(2.3)	(2.5)
Trade and other payables	12	(36.9)	(54.9)
Post-employment benefit obligations	15	(173.0)	(190.2)
Deferred tax liabilities		(422.4)	(490.8)
Provisions	16	(25.4)	(26.0)

		(2,344.2)	(2,549.8)

Total liabilities		(2,995.3)	(3,139.7)

Net assets		2,018.1	1,943.9

Capital and reserves
Share capital		—	—
Share premium account		984.0	984.0
Own shares		(10.1)	(10.8)
Currency translation reserve		(24.4)	4.6
Available-for-sale reserve		0.6	—
Accumulated surplus		819.9	716.8

Shareholders’ equity		1,770.0	1,694.6
Non-controlling interests		248.1	249.3

Total equity		2,018.1	1,943.9

PINAFORE HOLDINGS B.V. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

(Unaudited)

Q3 2013	Share capital $ million	Share premium account $ million	Own shares $ million	Other reserves $ million	Accumulated surplus $ million	Total shareholders’ equity $ million	Non-controlling interests $ million	Total equity $ million
As at June 29, 2013	—	984.0	(9.0)	(56.2)	795.8	1,714.6	251.3	1,965.9

Profit for the period	—	—	—	—	26.0	26.0	7.5	33.5
Other comprehensive income/(loss)	—	—	—	32.4	(6.7)	25.7	3.1	28.8

Total comprehensive income/(loss)	—	—	—	32.4	19.3	51.7	10.6	62.3

Other changes in equity:
– Buy-back of shares from management	—	—	(1.7)	—	—	(1.7)	—	(1.7)
– Issue of own shares to management	—	—	0.6	—	(0.6)	—	—	—
– Share-based incentives (including a tax benefit of $0.5 million)	—	—	—	—	5.4	5.4	0.1	5.5
– Redemption of subsidiary preference shares held by minority shareholders	—	—	—	—	—	—	(2.5)	(2.5)
– Dividends paid to minority shareholders	—	—	—	—	—	—	(11.4)	(11.4)

	—	—	(1.1)	—	4.8	3.7	(13.8)	(10.1)

As at September 28, 2013	—	984.0	(10.1)	(23.8)	819.9	1,770.0	248.1	2,018.1

Q3 2012*	Share capital $ million	Share premium account $ million	Own shares $ million	Other reserves $ million	Accumulated surplus $ million	Total shareholders’ equity $ million	Non-controlling interests $ million	Total equity $ million
As at June 30, 2012	—	2,145.5	(0.5)	(60.6)	187.0	2,271.4	256.9	2,528.3

Profit for the period	—	—	—	—	2.8	2.8	6.6	9.4
Other comprehensive loss	—	—	—	66.1	(13.5)	52.6	3.2	55.8

Total comprehensive (loss)/income	—	—	—	66.1	(10.7)	55.4	9.8	65.2

Other changes in equity:
– Buy-back of shares from management	—	—	(0.2)	—	—	(0.2)	—	(0.2)
– Issue of ordinary ‘B’ shares	—	0.4	0.2	—	(0.6)	—	—	—
– Share-based incentives (including a tax benefit of $0.5 million)	—	—	—	—	13.5	13.5	—	13.5
– Dividends paid to minority shareholders	—	—	—	—	—	—	(12.4)	(12.4)

	—	0.4	—	—	12.9	13.3	(12.4)	0.9

As at September 29, 2012	—	2,145.9	(0.5)	5.5	189.2	2,340.1	254.3	2,594.4

*	Restated (see note 1)

PINAFORE HOLDINGS B.V. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN EQUITY (CONTINUED)

(Unaudited)

9M 2013	Share capital $ million	Shares to be issued $ million	Share premium account $ million	Own shares $ million	Other reserves $ million	Accumulated surplus $ million	Total shareholders’ equity $ million	Non- controlling interests $ million	Total equity $ million
As at December 31, 2012	—	—	984.0	(10.8)	4.6	716.8	1,694.6	249.3	1,943.9

Profit for the period	—	—	—	—	—	84.6	84.6	20.3	104.9
Other comprehensive (loss)/income	—	—	—	—	(28.4)	2.8	(25.6)	(4.8)	(30.4)

Total comprehensive (loss)/income	—	—	—	—	(28.4)	87.4	59.0	15.5	74.5

Other changes in equity:
– Buy-back of shares from management	—	—	—	(1.7)	—	—	(1.7)	—	(1.7)
– Issue of own shares to management	—	—	—	2.4	—	(2.4)	—	—	—
– Share-based incentives (including a tax benefit of $0.8 million)	—	—	—	—	—	18.1	18.1	0.4	18.5
– Shares issued by a subsidiary to minority shareholders	—	—	—	—	—	—	—	2.7	2.7
– Redemption of subsidiary preference shares held by minority shareholders	—	—	—	—	—	—	—	(2.5)	(2.5)
– Dividends paid to minority shareholders	—	—	—	—	—	—	—	(17.3)	(17.3)

	—	—	—	0.7	—	15.7	16.4	(16.7)	(0.3)

As at September 28, 2013	—	—	984.0	(10.1)	(23.8)	819.9	1,770.0	248.1	2,018.1

9M 2012*	Share capital $ million	Shares to be issued $ million	Share premium account $ million	Own shares $ million	Other reserves $ million	Accumulated (deficit)/ surplus $ million	Total shareholders’ equity $ million	Non- controlling interests $ million	Total equity $ million
As at December 31, 2011	—	—	2,143.3	(0.3)	(47.5)	(20.6)	2,074.9	268.7	2,343.6

Profit for the period	—	—	—	—	—	194.0	194.0	17.5	211.5
Other comprehensive loss	—	—	—	—	53.0	(25.2)	27.8	1.4	29.2

Total comprehensive (loss)/income	—	—	—	—	53.0	168.8	221.8	18.9	240.7

Other changes in equity:
– Subscription for shares not yet issued	—	0.3	—	—	—	(0.3)	—	—	—
– Buy-back of shares from management	—	—	—	(1.1)	—	—	(1.1)	—	(1.1)
– Issue of ordinary ‘B’ shares	—	(0.3)	2.6	0.9	—	(3.2)	—	—	—
– Share-based incentives (including a tax benefit of $0.8 million)	—	—	—	—	—	44.5	44.5	0.3	44.8
– Dividends paid to minority shareholders	—	—	—	—	—	—	—	(33.6)	(33.6)

	—	—	2.6	(0.2)	—	41.0	43.4	(33.3)	10.1

As at September 29, 2012	—	—	2,145.9	(0.5)	5.5	189.2	2,340.1	254.3	2,594.4

*	Restated (see note 1)

PINAFORE HOLDINGS B.V. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1	BASIS OF PREPARATION

These condensed consolidated financial statements cover:

•	the 13-week period from June 30, 2013 to September 28, 2013 (‘Q3 2013’), with comparative information for the 13-week period from July 1, 2012 to September 29, 2012 (‘Q3 2012’); and

•	the 39-week period from January 1, 2013 to September 28, 2013 (‘9M 2013’), with comparative information for the 39-week period from January 1, 2012 to September 29, 2012 (‘9M 2012’).

The condensed consolidated financial statements have been prepared on a going concern basis in accordance with IAS 34 ‘Interim Financial Reporting’ and were approved by the Board of Directors on November 4, 2013. These financial statements have not been subject to audit, but comparative numbers as at December 31, 2012 have been derived from the Group’s audited financial statements included in its Annual Report on Form 20-F, filed with the SEC on March 21, 2013.

Except as outlined below, the Group’s accounting policies are unchanged compared with the year ended December 31, 2012.

At the beginning of the period, the Group adopted the following accounting pronouncements that are relevant to its operations:

•	IFRS 10 ‘Consolidated Financial Statements’

•	IFRS 11 ‘Joint Arrangements’

•	IFRS 12 ‘Disclosure of Interests in Other Entities’

•	Consolidated Financial Statements, Joint Arrangements and Disclosure of Interests in Other Entities: Transition Guidance

•	IFRS 13 ‘Fair Value Measurement’

•	IAS 19 ‘Employee Benefits (2011)’ (‘IAS 19R’)

•	‘Presentation of Items of Other Comprehensive Income (Amendments to IAS 1)’

•	IAS 28 ‘Investments in Associates and Joint Ventures (2011)’

•	‘Improvements to IFRSs 2011’

An outline of each of the above pronouncements was provided on pages F-22 and F-24 of the Group’s 2012 Annual Report on Form 20-F. The only pronouncement adopted during the period that had any significant impact on the results or financial position of the Group during the period was the retrospective application of IAS 19R.

PINAFORE HOLDINGS B.V. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

1	BASIS OF PREPARATION (CONTINUED)

Retrospective impact of the adoption of IAS 19R

The retrospective adoption of this pronouncement had no impact on the consolidated balance sheet as at December 31, 2012, but there was an impact on the Group’s results from operations for Q3 2012 and 9M 2012, which is summarized below:

	Amounts as previously disclosed*		Restated amounts		Retrospective (debit)/credit adjustment required under IAS 19R
	Q3 2012 $ million	9M 2012 $ million	Q3 2012 $ million	9M 2012 $ million	Q3 2012 $ million	9M 2012 $ million
Condensed consolidated income statement
Administrative expenses	(132.5)	(390.5)	(133.2)	(392.4)	(0.7)	(1.9)
Interest expense	(58.4)	(200.5)	(44.5)	(159.8)	13.9	40.7
Investment income	17.1	50.9	0.5	1.7	(16.6)	(49.2)
Other finance income/(expense)	(66.2)	(73.1)	(67.9)	(78.3)	(1.7)	(5.2)
Income tax benefit	64.0	102.2	65.7	107.2	1.7	5.0
Profit/(loss) for the period from discontinued operations	16.6	180.6	16.0	179.2	(0.6)	(1.4)

					(4.0)	(12.0)
Condensed consolidated statement of comprehensive income
Post-employment benefits	(24.9)	(55.7)	(19.0)	(38.0)	5.9	17.7
Income tax benefit/(expense)	7.4	18.7	5.5	13.0	(1.9)	(5.7)

					4.0	12.0

Net impact					—	—

*	Re-presented for the reclassification of certain costs (see ‘Re-presentations’ below).

Re-presentations

In addition to the restatements described above, the Group has re-presented its comparative information for the following:

•	revisions to the segmental reporting as described in note 2A; and

•	the reclassification of certain comparative numbers to present more appropriately the Group’s expenses based on their function within the Group. Cost of sales in Q3 2012 has been reduced from $481.9 million (9M 2012: $1,499.5 million) to $476.9 million (9M 2012: $1,485.5 million). A corresponding adjustment has been made to distribution expenses, which have been increased from $89.5 million to $89.8 million (9M 2012: from $270.4 million to $272.1 million), and to administrative expenses, which have been increased from $128.5 million to $133.2 million (9M 2012: from $380.1 million to $392.4 million), in both cases after restatement for IAS 19R. These reclassifications have had no impact on operating profit for the period.

2	SEGMENT INFORMATION

A)	BACKGROUND

Gates manufactures a wide range of systems and components for the industrial equipment, car and truck manufacturing markets, and industrial and automotive aftermarkets throughout the world. The business is

PINAFORE HOLDINGS B.V. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2	SEGMENT INFORMATION (CONTINUED)

A)	BACKGROUND (continued)

comprised of four operating segments: Gates North America, Gates South America, Gates Europe, Middle East & Africa (‘Gates EMEA’) and Gates Asia and the Pacific Regions (‘Gates APAC’).

Aquatic manufactures baths and whirlpools for the residential, and hotel and resort development markets, mainly in North America.

The Group’s operating segments are identified by grouping together businesses that manufacture similar products, and, in the case of the Gates group of businesses, by grouping together businesses that operate in similar regions, as this is the basis on which information is provided to the Board for the purposes of allocating resources within the Group and assessing the performance of the Group’s businesses.

The Group’s internal management reports distinguish between those of the Group’s continuing operations that are ongoing and those that have been exited but do not meet the conditions to be classified as discontinued operations.

During 2012, the former Bathware operating segment was renamed ‘Aquatic’.

Previously, the Gates North America segment included certain US income and expenses that related to the worldwide operations (including items relating to royalties, research and development, global marketing, information technology, human resources and other global services). These items are now reallocated across all the Gates segments to ensure comparability of reporting between segments.

In addition, costs incurred at a Group level (including management oversight, accounting, treasury, tax, information services and legal services) have been previously partially allocated across all of the Group’s segments. These costs are now no longer allocated and are presented within the Corporate segment, providing a clearer view of the controllable performance of the individual operational segments.

Comparative information for Q3 2012 and 9M 2012 has been re-presented to reflect these segmental reporting revisions.

B)	MEASURE OF SEGMENT PROFIT OR LOSS

The Board uses adjusted earnings before net finance costs, income taxes, depreciation and amortization (‘adjusted EBITDA’) to measure the profitability of each segment. Adjusted EBITDA is, therefore, the measure of segment profit or loss presented in the Group’s segment disclosures.

‘EBITDA’ represents profit or loss for the period before net finance costs, income taxes, depreciation and amortization. Adjusted EBITDA represents EBITDA before specific items that are considered to hinder comparison of the trading performance of the Group’s businesses either year-on-year or with other businesses.

During the periods under review, the specific items excluded from EBITDA in arriving at adjusted EBITDA were as follows:

•	the compensation expense in relation to share-based incentives;

•	impairments, comprising impairments of goodwill and material impairments of other assets;

•	restructuring costs; and

•	the net gain or loss on disposals and on the exit of businesses.

PINAFORE HOLDINGS B.V. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2	SEGMENT INFORMATION (CONTINUED)

B)	MEASURE OF SEGMENT PROFIT OR LOSS (continued)

For the avoidance of any confusion, the non-GAAP measures ‘EBITDA’ and ‘adjusted EBITDA’ differ in certain respects to ‘consolidated EBITDA’ as defined in the financial covenants attaching to the Senior Secured Credit Facilities.

C)	SALES AND ADJUSTED EBITDA – CONTINUING OPERATIONS

	Sales		Adjusted EBITDA
	Q3 2013 $ million	Q3 2012* $ million	Q3 2013 $ million	Restated* Q3 2012 $ million
Ongoing segments
Gates:
– Gates North America	339.8	343.5	84.2	75.8
– Gates South America	37.5	33.4	5.1	3.3
– Gates EMEA	188.3	169.2	32.8	22.0
– Gates APAC	153.2	168.2	35.4	34.7

	718.8	714.3	157.5	135.8
Aquatic	35.6	29.4	0.5	(6.2)
Corporate	—	—	(13.0)	(13.5)

Total ongoing	754.4	743.7	145.0	116.1

Exited segments
– Other I&A	—	—	—	(0.1)
– Doors & Windows	—	—	—	(0.7)

Total exited	—	—	—	(0.8)

Total continuing operations	754.4	743.7	145.0	115.3

By origin
US	307.5	307.1	52.8	40.2
Rest of North America	75.7	73.7	23.8	20.1
UK	22.7	19.7	2.2	(1.6)
Rest of Europe	150.2	136.0	26.1	19.1
Asia	140.5	153.7	33.8	33.2
Rest of the world	57.8	53.5	6.3	4.3

	754.4	743.7	145.0	115.3

By destination
US	311.8	309.2
Rest of North America	65.7	65.0
UK	17.0	15.3
Rest of Europe	154.6	139.3
Asia	139.9	153.5
Rest of the world	65.4	61.4

	754.4	743.7

*	Restated and/or re-presented (see note 1)

Sales between reporting segments and the impact of such sales on segmental adjusted EBITDA are not included in internal reports presented to the Board and have therefore not been included above.

PINAFORE HOLDINGS B.V. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2	SEGMENT INFORMATION (CONTINUED)

C)	SALES AND ADJUSTED EBITDA – CONTINUING OPERATIONS (continued)

	Sales		Adjusted EBITDA
	9M 2013 $ million	9M 2012* $ million	9M 2013 $ million	Restated* 9M 2012 $ million
Ongoing segments
Gates
– Gates North America	1,046.1	1,051.3	245.3	241.1
– Gates South America	123.6	114.6	15.9	10.9
– Gates EMEA	575.5	565.7	101.4	90.5
– Gates APAC	481.9	512.2	104.5	104.5

	2,227.1	2,243.8	467.1	447.0
Aquatic	100.7	87.8	1.5	(5.4)
Corporate	—	—	(39.8)	(39.6)

Total ongoing segments	2,327.8	2,331.6	428.8	402.0

Exited segments
– Powertrain	—	—	(0.5)	—
– Other I&A	—	—	—	(0.2)
– Doors & Windows	—	—	(0.5)	(0.8)

Total exited segments	—	—	(1.0)	(1.0)

Total continuing operations	2,327.8	2,331.6	427.8	401.0

By origin
US	936.4	934.9	151.9	146.7
Rest of North America	233.2	226.9	67.7	60.8
UK	65.2	65.0	6.5	0.5
Rest of Europe	465.0	458.6	82.4	77.3
Asia	441.9	467.9	99.9	98.9
Rest of the world	186.1	178.3	19.4	16.8

	2,327.8	2,331.6	427.8	401.0

By destination
US	954.8	942.5
Rest of North America	197.4	199.3
UK	50.8	50.4
Rest of Europe	476.0	469.5
Asia	439.4	466.9
Rest of the world	209.4	203.0

	2,327.8	2,331.6

*	Restated and/or re-presented (see note 1)

Sales between reporting segments and the impact of such sales on segmental adjusted EBITDA are not included in internal reports presented to the Board and have therefore not been included above.

PINAFORE HOLDINGS B.V. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2	SEGMENT INFORMATION (CONTINUED)

C)	SALES AND ADJUSTED EBITDA – CONTINUING OPERATIONS (continued)

Reconciliation of profit/(loss) for the period from continuing operations to adjusted EBITDA:

	Q3 2013 $ million	Restated* Q3 2012 $ million	9M 2013 $ million	Restated* 9M 2012 $ million
Profit/(loss) for the period from continuing operations	35.0	(6.6)	99.4	32.3
Income tax expense/(benefit)	6.4	(65.7)	28.3	(107.2)

Profit/(loss) before tax	41.4	(72.3)	127.7	(74.9)
Net finance costs	34.5	111.9	99.0	236.4

Operating profit	75.9	39.6	226.7	161.5
Amortization	29.8	30.8	89.9	93.5
Depreciation	24.2	29.3	72.3	87.4

EBITDA	129.9	99.7	388.9	342.4
Share-based incentives	5.0	11.3	17.7	38.1
Impairments	1.9	—	2.4	3.1
Restructuring costs (see note 3)	8.6	4.9	18.5	17.5
Net (gain)/loss on disposals and on the exit of businesses (see note 3)	(0.4)	(0.6)	0.3	(0.1)

Adjusted EBITDA	145.0	115.3	427.8	401.0

*	Restated (see note 1)

3	RESTRUCTURING INITIATIVES

Restructuring costs in 9M 2013 were $18.5 million (9M 2012: $18.2 million), including $7.2 million recognized during Q3 2013 in respect of the closure of our facility in Ashe County, North Carolina. This project is expected to be largely completed by the end of 2013, with production transferred to our Siloam Springs, Arkansas and Toluca, Mexico facilities, enhancing our overall efficiency. Restructuring costs for 9M 2013 also include $5.0 million (of which $1.1 million was recognized in Q3 2013) in relation to the planned closure of the London corporate center and the transfer of the majority of those functions to the Group’s corporate headquarters in Denver, Colorado. An additional $4.7 million has been recognized during the year in respect of business and executive severance and reorganization costs, largely in Gates North America.

Restructuring costs incurred in 9M 2012 included $11.5 million in relation to Project Sierra, an initiative that focused on identifying and implementing cost reduction opportunities and efficiency improvements across the Gates businesses, and costs of $4.9 million incurred in relation to the closure of the Charleston plant, of which $2.8 million was incurred during Q3 2012.

During 9M 2013, the Group recognized $5.5 million in relation to disposals of discontinued operations, primarily in relation to provision releases of $6.8 million in relation to discontinued operations that were sold in previous years, partially offset by additional costs recognized on prior period disposals. During 9M 2012, the Group recognized a gain of $163.9 million on the disposal of the majority of the businesses comprising its discontinued Sensors & Valves operating segment.

PINAFORE HOLDINGS B.V. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

3	RESTRUCTURING INITIATIVES (CONTINUED)

	Q3 2013		Q3 2012		9M 2013		9M 2012
	Restructuring costs $ million	Disposals and exit of businesses $ million	Restructuring costs $ million	Disposals and exit of businesses $ million	Restructuring costs $ million	Disposals and exit of businesses $ million	Restructuring costs $ million	Disposals and exit of businesses $ million
Continuing operations
Ongoing segments
Gates:
– Gates North America	(7.3)	—	(4.0)	—	(12.1)	(0.1)	(11.1)	—
– Gates South America	(0.2)	—	(0.4)	—	(0.3)	—	(1.1)	—
– Gates EMEA	0.2	—	0.5	—	1.0	(0.8)	(2.2)	—
– Gates APAC	—	—	(1.1)	—	(0.2)	—	(3.6)	—

	(7.3)	—	(5.0)	—	(11.6)	(0.9)	(18.0)	—
Aquatic	—	—	0.1	—	(0.1)	—	(0.5)	—
Corporate	(1.3)	0.4	–	0.6	(6.8)	0.6	—	0.1

Total ongoing	(8.6)	0.4	(4.9)	0.6	(18.5)	(0.3)	(18.5)	0.1

Exited segments
– Powertrain	—	—	—	—	—	—	1.0	—

Continuing operations	(8.6)	0.4	(4.9)	0.6	(18.5)	(0.3)	(17.5)	0.1

Discontinued operations	—	(1.5)	(0.3)	0.5	—	5.5	(0.7)	163.9

Total operations	(8.6)	(1.1)	(5.2)	1.1	(18.5)	5.2	(18.2)	164.0

4	INTEREST EXPENSE

	Q3 2013 $ million	Restated* Q3 2012 $ million	9M 2013 $ million	Restated* 9M 2012 $ million
Borrowings:
– Interest on bank and other loans:
Term loans	20.3	26.5	61.7	80.1
Other bank loans	0.7	0.6	2.1	2.4
Second Lien Notes	10.4	15.2	32.6	65.2
2015 Notes	0.4	0.4	0.8	1.0

	31.8	42.7	97.2	148.7
Interest element of finance lease rentals	—	0.2	—	0.3
Net loss/(gain) on financial liabilities held at amortized cost	—	0.9	(1.2)	6.2
Other interest payable	2.0	0.7	5.7	4.9

	33.8	44.5	101.7	160.1

Continuing operations	33.8	44.5	101.7	159.8
Discontinued operations	—	—	—	0.3

	33.8	44.5	101.7	160.1

*	Restated (see note 1)

Details of the bank and other loans are presented in note 11. Interest expense includes the amortization of issue costs incurred in relation to the borrowings.

PINAFORE HOLDINGS B.V. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

5	INVESTMENT INCOME

	Q3 2013 $ million	Restated* Q3 2012 $ million	9M 2013 $ million	Restated* 9M 2012 $ million
Interest on bank deposits	0.4	0.6	1.3	1.7
Other interest receivable	—	—	0.1	0.2

	0.4	0.6	1.4	1.9

Continuing operations	0.4	0.5	1.4	1.7
Discontinued operations	—	0.1	—	0.2

	0.4	0.6	1.4	1.9

*	Restated (see note 1)

6	OTHER FINANCE (EXPENSE)/INCOME

	Q3 2013 $ million	Restated* Q3 2012 $ million	9M 2013 $ million	Restated* 9M 2012 $ million
(Loss)/gain on embedded derivatives	(0.1)	(6.2)	8.3	(11.3)
Currency translation gain on hedging instruments	4.0	3.9	1.2	2.1
Costs incurred on the prepayment of borrowings	(3.5)	(63.9)	(3.5)	(63.9)
Net interest recognized in respect of post-employment benefits	(1.5)	(1.9)	(4.7)	(5.8)

	(1.1)	(68.1)	1.3	(78.9)

Continuing operations	(1.1)	(67.9)	1.3	(78.3)
Discontinued operations	—	(0.2)	—	(0.6)

	(1.1)	(68.1)	1.3	(78.9)

*	Restated (see note 1)

7	DISCONTINUED OPERATIONS

A)	BACKGROUND

On November 9, 2012, the Group sold its Air Distribution segment to the Canada Pension Plan Investment Board, a related party. The Air Distribution segment supplies a wide range of air distribution products and systems, including grilles, registers and diffusers, dampers and fans, for the non-residential and residential construction end markets.

On November 1, 2012, the Group concluded the sale of the businesses comprising the Dexter segment to an affiliate of The Sterling Group, a Houston-based private equity firm. Dexter is a leading manufacturer of axle components for the utility, industrial trailer and recreational vehicle end market segments primarily in the US.

Discontinued operations also include the Schrader Electronics and Schrader International businesses, which together constitute the Sensors & Valves operating segment. Schrader Electronics, which is based in Northern Ireland, is a designer and manufacturer of Tire Pressure Monitoring Systems and sells primarily into automotive OE markets in the US. Schrader International manufactures a range of automotive products including gauges and valves, which are sold mainly in the US and Europe. The Group concluded the disposal of the Schrader businesses on April 27, 2012.

PINAFORE HOLDINGS B.V. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

7	DISCONTINUED OPERATIONS (CONTINUED)

B)	RESULTS AND CASH FLOWS

The profit for the period from discontinued operations may be analyzed as follows:

	Q3 2013 $ million	Restated* Q3 2012 $ million	9M 2013 $ million	Restated* 9M 2012 $ million
Sales	—	311.6	—	1,070.4
Cost of sales	—	(210.4)	—	(743.4)

Gross profit	—	101.2	—	327.0
Distribution costs	—	(33.5)	—	(109.9)
Administrative expenses	—	(24.2)	—	(94.7)
Impairments	—	(1.8)	—	(3.4)
Restructuring costs	—	(0.3)	—	(0.7)
Net gain on disposals and on the exit of businesses	—	0.5	—	1.0
Share of profit/(loss) of associates	—	0.1	—	(0.1)

Operating profit	—	42.0	—	119.2
Interest expense	—	—	—	(0.3)
Investment income	—	0.1	—	0.2
Other finance expense	—	(0.2)	—	(0.6)

Profit before tax	—	41.9	—	118.5
Income tax expense	—	(25.4)	—	(114.3)

Profit after tax	—	16.5	—	4.2

(Loss)/profit on disposal of discontinued operations
(Loss)/profit before tax	(1.5)	—	5.5	162.9
Income tax (expense)/benefit	—	(0.5)	—	12.1

(Loss)/profit after tax	(1.5)	(0.5)	5.5	175.0

(Loss)/profit for the period from discontinued operations	(1.5)	16.0	5.5	179.2

*	Restated (see note 1)

During 9M 2013, the Group recognized provision releases of $6.8 million, primarily in relation to discontinued operations that were sold in previous years, partially offset by additional costs recognized on prior period disposals.

Cash flows arising from discontinued operations during the period were as follows:

	Q3 2013 $ million	Q3 2012 $ million	9M 2013 $ million	9M 2012 $ million
Cash inflow from operating activities	—	48.8	—	103.0
Cash outflow from investing activities	—	(6.3)	—	(20.6)
Cash outflow from financing activities	—	(0.3)	—	(1.7)

Net increase in net cash and cash equivalents	—	42.2	—	80.7

PINAFORE HOLDINGS B.V. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

7	DISCONTINUED OPERATIONS (CONTINUED)

C)	RECONCILIATION TO ADJUSTED EBITDA

Reconciliation of profit for the period from discontinued operations to adjusted EBITDA:

	Q3 2013 $ million	Restated* Q3 2012 $ million	9M 2013 $ million	Restated* 9M 2012 $ million
(Loss)/profit for the period from discontinued operations	(1.5)	16.0	5.5	179.2
Loss/(profit) on disposal of discontinued operations	1.5	0.5	(5.5)	(175.0)

Profit after tax	—	16.5	—	4.2
Income tax expense	—	25.4	—	114.3

Profit before tax	—	41.9	—	118.5
Net finance costs	—	0.1	—	0.7

Operating profit	—	42.0	—	119.2
Amortization	—	1.1	—	11.8
Depreciation	—	2.5	—	20.5

EBITDA	—	45.6	—	151.5
Share-based incentives	—	1.7	—	5.9
Impairments	—	1.8	—	3.4
Restructuring costs (see note 3)	—	0.3	—	0.7
Net gain on disposals and on the exit of businesses (note 3)	—	(0.5)	—	(1.0)

Adjusted EBITDA	—	48.9	—	160.5

*	Restated (see note 1)

PINAFORE HOLDINGS B.V. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

8	CASH FLOW

	Q3 2013 $ million	Restated* Q3 2012 $ million	9M 2013 $ million	Restated* 9M 2012 $ million
Profit for the period	33.5	9.4	104.9	211.5
Interest expense	33.8	44.5	101.7	160.1
Investment income	(0.4)	(0.6)	(1.4)	(1.9)
Other finance expense/(income)	1.1	68.1	(1.3)	78.9
Income tax expense/(benefit)	6.4	(39.8)	28.3	(5.0)
Share of profit of associates	0.2	(0.2)	0.1	(0.3)
Amortization of intangible assets	29.8	31.9	89.9	105.3
Depreciation of property, plant and equipment	24.2	31.8	72.3	107.9
Impairments:
– Investment in associate	—	1.6	—	2.6
– Property, plant and equipment	1.8	0.2	2.3	3.5
– Trade and other receivables	0.1	—	0.1	0.4
Loss/(gain) on disposal of businesses:
– Continuing operations	1.0	(0.5)	2.0	(0.1)
– Discontinued operations	1.5	—	(5.5)	(162.9)
Gain on sale of property, plant and equipment	(1.5)	(0.4)	(2.0)	(0.6)
Share-based incentives	5.0	13.0	17.7	44.0
Decrease in post-employment benefit obligations	(7.0)	(11.8)	(19.0)	(32.0)
Increase in provisions	3.3	9.2	5.1	5.4

	132.8	156.4	395.2	516.8
Movements in working capital:
– Increase in inventories	(16.7)	(6.7)	(22.8)	(55.7)
– (Increase)/decrease in receivables	(9.9)	24.6	(190.5)	(114.5)
– Increase/(decrease) in payables	8.7	(13.1)	32.3	35.6

Cash generated from operations	114.9	161.2	214.2	382.2

*	Restated (see note 1)

9	OTHER INTANGIBLES

	Brands and trade names $ million	Customer relationships $ million	Technology and know-how $ million	Computer software $ million	Total $ million
Carrying amount
As at December 31, 2012	208.0	1,052.7	178.4	11.5	1,450.6
Additions	—	—	—	4.9	4.9
Amortization charge for the period	—	(59.0)	(28.3)	(2.6)	(89.9)
Foreign currency translation	—	(13.0)	—	0.2	(12.8)

As at September 28, 2013	208.0	980.7	150.1	14.0	1,352.8

PINAFORE HOLDINGS B.V. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

10	TRADE AND OTHER RECEIVABLES

	As at September 28, 2013 $ million	As at December 31, 2012 $ million
Current assets
Financial assets:
– Trade receivables	725.6	544.2
– Derivative financial instruments (see note 13)	—	0.5
– Collateralized cash	12.4	14.2
– Other receivables	37.2	40.6

	775.2	599.5

Non-financial assets:
– Prepayments	31.5	30.2

	806.7	629.7

Non-current assets
Financial assets:
– Derivative financial instruments (see note 13)	0.1	0.1
– Other receivables	4.4	4.7

	4.5	4.8

Non-financial assets:
– Prepayments	12.3	16.2

	16.8	21.0

11	BORROWINGS

	As at September 28, 2013			As at December 31, 2012
	Current liabilities $ million	Non-current liabilities $ million	Total $ million	Current liabilities $ million	Non-current liabilities $ million	Total $ million
Carrying amount
Bank overdrafts	5.7	—	5.7	2.9	—	2.9
Bank and other loans:
– Secured	23.6	1,662.2	1,685.8	2.2	1,763.3	1,765.5
– Unsecured	9.1	22.0	31.1	12.0	22.1	34.1

	32.7	1,684.2	1,716.9	14.2	1,785.4	1,799.6

	38.4	1,684.2	1,722.6	17.1	1,785.4	1,802.5

The Group’s secured borrowings are jointly and severally, irrevocably and fully and unconditionally guaranteed by certain of the Company’s direct and indirect subsidiaries and secured by liens on substantially all of their assets. An analysis of the security given is presented in note 18.

The carrying amount of borrowings includes the following items, each of which are being amortized to profit or loss over the term of the related borrowings using the effective interest method:

•	costs incurred on the arrangement and subsequent re-pricings and amendments of the Term Loan A and Term Loan B credit facilities and on the issuance of the Second Lien Notes and subsequent amendments to the indenture governing those notes; and

PINAFORE HOLDINGS B.V. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

11	BORROWINGS (CONTINUED)

•	the fair value on inception of the interest rate floor (an embedded derivative) that applies to amounts drawn down under the Term Loan A and Term Loan B credit facilities and the change in the fair value of the interest rate floor that resulted from the subsequent re-pricings of the facilities.

The carrying amount of borrowings may be reconciled to the principal amount outstanding as follows:

	As at September 28, 2013 $ million	As at December 31, 2012 $ million
Carrying amount	1,722.6	1,802.5
Issue costs and interest rate floor adjustment	100.5	132.6
Accrued interest payable	(28.6)	(10.6)

Principal amount	1,794.5	1,924.5

The principal amount of borrowings may be analyzed as follows:

	As at September 28, 2013			As at December 31, 2012
	Current liabilities $ million	Non-current liabilities $ million	Total $ million	Current liabilities $ million	Non-current liabilities $ million	Total $ million
Principal amount
Bank overdrafts	5.7	—	5.7	2.9	—	2.9
Bank and other loans:
– Secured
Term Loan A	12.3	80.0	92.3	12.3	86.4	98.7
Term Loan B	13.7	1,321.8	1,335.5	13.7	1,330.5	1,344.2
Second Lien Notes	—	330.0	330.0	—	445.0	445.0

	26.0	1,731.8	1,757.8	26.0	1,861.9	1,887.9
– Unsecured
2015 Notes	—	21.2	21.2	—	21.3	21.3
Other loan notes	9.0	—	9.0	11.6	—	11.6
Other bank loans	—	0.8	0.8	—	0.8	0.8

	9.0	22.0	31.0	11.6	22.1	33.7

	40.7	1,753.8	1,794.5	40.5	1,884.0	1,924.5

Senior Secured Credit Facilities

The Group has Senior Secured Credit Facilities consisting of a Term Loan A credit facility, a Term Loan B credit facility and a senior secured revolving credit facility. The Term Loan A credit facility and the revolving credit facility mature on September 29, 2015 and the Term Loan B credit facility matures on September 29, 2016.

Term Loan A is subject to quarterly amortization payments of 2.5% and Term Loan B is subject to quarterly amortization payments of 0.25%, in each case based on the original principal amount less certain prepayments, with the balance payable on maturity. During 9M 2013, the Group made amortization payments of $6.2 million against Term Loan A and $6.8 million against Term Loan B. The third quarter amortization payments, totalling $6.5 million, fell due and were paid on September 30, subsequent to the Group’s balance sheet date, and have therefore not been recognized in Q3 2013.

PINAFORE HOLDINGS B.V. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

11	BORROWINGS (CONTINUED)

As at September 28, 2013, the principal amount outstanding under Term Loan A was $92.3 million and that under Term Loan B was $1,335.5 million.

The revolving credit facility provides for multi-currency revolving loans and letters of credit up to an aggregate principal amount of $300.0 million, with a letter of credit sub-facility of $100.0 million. As at September 28, 2013, there were no drawings for cash under the revolving credit facility but there were letters of credit outstanding amounting to $51.0 million.

Borrowings under the Senior Secured Credit Facilities bear interest at a floating rate, which can be either LIBOR plus an applicable margin or, at the Group’s option, a base rate as defined in the credit agreement plus an applicable margin. LIBOR and the base rate are both subject to interest rate floors.

Effective January 18, 2013, the Group agreed with the providers of the Senior Secured Credit Facilities a re-pricing of Term Loan A and Term Loan B. For both term loans, the applicable margin for LIBOR was reduced from 3.0% to 2.75% per annum, with LIBOR being subject to a reduced floor of 1.0% (previously 1.25%), and the applicable margin for base rate was reduced from 2.0% to 1.75% per annum, with base rate being subject to a reduced floor of 2.0% (previously 2.25%). As at September 28, 2013, borrowings under both Term Loan A and Term Loan B attracted an interest rate of 3.75% per annum (in both cases, to be next re-set on December 27, 2013). Management considered that the re-pricing did not cause a substantial change in the net present value of the expected future cash flows in relation to the facilities. Accordingly, the Group has recognized neither a gain nor a loss on the re-pricing and recognized the associated costs of $2.0 million and the associated decrease of $10.9 million in the embedded interest rate derivative as adjustments to the carrying amounts of the borrowings outstanding under the facilities, which will be amortized to profit or loss over the term of the related borrowings using the effective interest method.

Second Lien Notes

As at September 28, 2013, the Group had outstanding $330.0 million 9% Senior Secured Second Lien Notes (the ‘Second Lien Notes’), which mature on October 1, 2018.

At any time, or from time to time, prior to October 1, 2013, but not more than once in any twelve-month period, the Group had the option to redeem up to 10% of the original aggregate principal amount of the Second Lien Notes at a redemption price of 103% of the principal amount thereof plus accrued and unpaid interest thereon up to but not including the redemption date.

On July 10, 2013, the Group gave notice to the holders of the Second Lien Notes of its intention to exercise this call option in full. The resulting prepayment of an aggregate principal amount of $115.0 million, plus the required 3% premium and interest accrued up to the redemption date, was made on September 4, 2013.

At any time prior to October 1, 2014, the Group may redeem the Second Lien Notes at its option, in whole at any time or in part from time to time, at 100% of the principal amount thereof plus the greater of (i) 1% of the principal amount and (ii) the excess of the present value at the redemption date of the redemption price as at October 1, 2014 and the required interest payments due from the redemption date to October 1, 2014 (discounted using an appropriate US Treasury Rate plus 50 basis points) over the principal amount, plus accrued and unpaid interest to the redemption date.

PINAFORE HOLDINGS B.V. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

11	BORROWINGS (CONTINUED)

On and after October 1, 2014, the Group may redeem the Second Lien Notes, at its option, in whole at any time or in part from time to time, at the following redemption prices (expressed as a percentage of the principal amount), plus accrued and unpaid interest to the redemption date:

Redemption price
During the year commencing:
– October 1, 2014	104.50%
– October 1, 2015	102.25%
– October 1, 2016 and thereafter	100.00%

In the event of a change of control over the Company, each holder will have the right to require the Group to repurchase all or any part of such holder’s Second Lien Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of repurchase, except to the extent that the Group has previously elected to redeem the Second Lien Notes.

2015 Notes

When it was acquired by the Group, one of Tomkins plc’s subsidiaries had in issue 6.125% notes repayable at par on September 16, 2015 (the ‘2015 Notes’). As at September 28, 2013, the principal amount outstanding of the 2015 Notes was £13.2 million ($21.2 million).

Other loan notes

Other loan notes comprise principally the loan notes that certain shareholders in Tomkins plc elected to receive as an alternative to cash in respect of all or part of the consideration payable to them by the Group on the acquisition of Tomkins plc (the ‘Loan Note Alternative’). During 9M 2013, loan notes with a principal amount of £1.6 million were repaid at the request of certain of the note holders. As at September 28, 2013, loan notes with a principal amount of £5.6 million ($9.0 million) were outstanding under the Loan Note Alternative. The loan notes accrue interest at the higher of 0.8% below LIBOR and 0% (to be next re-set on December 31, 2013).

The loan notes fall due for repayment, at par, on December 31, 2015, prior to which each holder has the right to require full or part repayment, at par, half-yearly on June 30 and December 31 and for this reason these loan notes are classified as current liabilities. The Group may purchase some or all of the loan notes at any time and at any price by tender, private treaty or otherwise.

Although the loan notes are unsecured, the Group is required to retain in an escrow account cash equivalent to the nominal amount of the outstanding loan notes.

PINAFORE HOLDINGS B.V. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

12	TRADE AND OTHER PAYABLES

	As at September 28, 2013 $ million	As at December 31, 2012 $ million
Current liabilities
Financial liabilities:
– Trade payables	292.2	278.2
– Other taxes and social security	21.4	19.2
– Derivative financial instruments (see note 13)	0.1	0.3
– Other payables	20.6	23.6

	334.3	321.3

Non-financial liabilities:
– Accruals and deferred income	119.4	107.7

	453.7	429.0

Non-current liabilities
Financial liabilities:
– Derivative financial instruments (see note 13)	22.4	41.7
– Other payables	13.5	13.2

	35.9	54.9

Non-financial liabilities:
– Accruals and deferred income	1.0	—

	36.9	54.9

13	DERIVATIVE FINANCIAL INSTRUMENTS

The carrying amount of derivative financial instruments held by the Group was as follows:

	As at September 28, 2013			As at December 31, 2012
	Assets $ million	Liabilities $ million	Total $ million	Assets $ million	Liabilities $ million	Total $ million
Hedging activities
Translational hedges:
– Currency swaps	0.1	—	0.1	0.1	(0.1)	—

Transactional hedges:
– Currency forwards	—	(0.1)	(0.1)	0.5	(0.3)	0.2

	0.1	(0.1)	—	0.6	(0.4)	0.2

Other items
Embedded derivatives	—	(22.4)	(22.4)	—	(41.6)	(41.6)

	0.1	(22.5)	(22.4)	0.6	(42.0)	(41.4)

Classified as:
– Current	—	(0.1)	(0.1)	0.5	(0.3)	0.2
– Non-current	0.1	(22.4)	(22.3)	0.1	(41.7)	(41.6)

	0.1	(22.5)	(22.4)	0.6	(42.0)	(41.4)

PINAFORE HOLDINGS B.V. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

14	FAIR VALUE

With the exception of bank and other loans, the carrying amounts of all of the Group’s financial assets and liabilities are considered to approximate to their fair values. Available-for-sale investments include equity instruments acquired as part of the disposal of the Schrader businesses in April 2012. These instruments are unlisted and management does not believe that a reliable estimate of their fair value can be determined. The instruments are therefore carried at cost, being the value of $14.4 million ascribed to them under the disposal agreement.

The carrying amount, which includes certain deferred costs as described in note 11, and fair value of bank and other loans may be analyzed as follows:

	As at September 28, 2013		As at December 31, 2012
	Carrying amount $ million	Fair value $ million	Carrying amount $ million	Fair value $ million
Current	32.7	63.6	14.2	48.4
Non-current	1,684.2	1,787.3	1,785.4	1,947.9

	1,716.9	1,850.9	1,799.6	1,996.3

As at September 28, 2013 and December 31, 2012, the Group had no significant assets or liabilities in its balance sheet that were measured at their fair value on a non-recurring basis. The Group’s assets and liabilities that are measured at fair value on a recurring basis as required under IFRS are set out below:

	As at September 28, 2013 $ million	As at December 31, 2012 $ million
Level 1
– Available-for-sale investments	2.8	1.9

Level 2
– Trade and other receivables:
Derivative assets	0.1	0.6
– Trade and other payables:
Derivative liabilities	(22.5)	(42.0)

Available-for-sale investments that are held at fair value are listed and are valued by reference to quoted market prices.

Derivative assets and liabilities represent the fair value of foreign currency derivatives held by the Group at the balance sheet date together with embedded interest rate derivatives that were required to be separated from their host loan contracts. Foreign currency derivatives are valued by reference to prevailing forward exchange rates. Embedded interest rate derivatives are valued using a valuation model incorporating assumptions of expected forward interest rates and estimated debt prepayments.

No amounts were transferred between Levels 1 and 2 during the period.

PINAFORE HOLDINGS B.V. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

15	POST-EMPLOYMENT BENEFIT OBLIGATIONS

The net liability recognized as at September 28, 2013 in respect of post-employment benefits was as follows:

	Pensions $ million	Other post- employment benefits $ million	Total $ million
Present value of the benefit obligation	(1,091.3)	(103.0)	(1,194.3)
Fair value of plan assets	1,066.4	—	1,066.4

	(24.9)	(103.0)	(127.9)
Effect of the asset ceiling	(38.3)	—	(38.3)

Net liability	(63.2)	(103.0)	(166.2)

The net liability is presented in the Group’s balance sheet as follows:

	Pensions $ million	Other post- employment benefits $ million	Total $ million
Surpluses	6.8	—	6.8
Deficits	(70.0)	(103.0)	(173.0)

Net liability	(63.2)	(103.0)	(166.2)

Changes in the net liability during 9M 2013 were as follows:

	Pensions $ million	Other post- employment benefits $ million	Total $ million
Net liability as at December 31, 2012	(74.2)	(115.3)	(189.5)

– Service costs	(3.5)	(0.1)	(3.6)
– Net interest	(1.6)	(3.1)	(4.7)
– Net actuarial gain	6.1	8.4	14.5
– Contributions	16.2	6.0	22.2
– Foreign currency translation	2.0	1.1	3.1

	(55.0)	(103.0)	(158.0)

Effect of the asset ceiling	(8.2)	—	(8.2)

Net liability as at September 28, 2013	(63.2)	(103.0)	(166.2)

The weighted average discount rates used in determining the net liability were as follows:

	As at September 28, 2013	As at December 31, 2012
Pensions:
– US	4.625%	3.750%
– UK	4.375%	4.375%
– Other countries	3.696%	3.366%

Other benefits	4.551%	3.750%

PINAFORE HOLDINGS B.V. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

16	PROVISIONS

$ million
As at December 31, 2012	78.0
Charge for the period	30.2
Utilized during the period	(24.6)
Released during the period	(10.7)
Foreign currency translation	(0.1)

As at September 28, 2013	72.8

Provisions are presented in the Group’s balance sheet as follows:

	As at September 28, 2013 $ million	As at December 31, 2012 $ million
– Current liabilities	47.4	52.0
– Non-current liabilities	25.4	26.0

	72.8	78.0

17	CONTINGENCIES

The Group is, from time to time, party to legal proceedings and claims, which arise in the ordinary course of business, including, in Brazil, ongoing litigation with the State of Sao Paulo Tax Department in respect of tax paid, totaling approximately $26 million as at September 28, 2013 (including penalties and interest). Although the affected Group business has been sold as part of the Schrader disposal, under the terms of the sale agreement the Group has provided an indemnity in respect of this litigation. Based on the success of work to date, and legal advice received, management is of the opinion that the Group is able to rigorously defend its position against virtually all of this particular claim, plus the associated penalty and interest.

The Group is also, from time to time, party to legal proceedings and claims in respect of environmental obligations, product liability, intellectual property and other matters which arise in the ordinary course of business and against which management believes the Group has meritorious defenses available. While it is not possible to quantify the financial impact or predict the outcome of all pending claims and litigation, management does not anticipate that the outcome of any other current proceedings or known claims, either individually or in aggregate, will have a material adverse effect upon the Group’s financial position, results of operations or cash flows.

18	CONDENSED CONSOLIDATING FINANCIAL INFORMATION

The Senior Secured Credit Facilities and the Second Lien Notes were issued by Tomkins, Inc. and Tomkins, LLC (the ‘Issuers’), which are both wholly-owned subsidiaries of the Company, and are jointly and severally, irrevocably and fully and unconditionally guaranteed by the Company and certain other of the Company’s wholly-owned subsidiaries (the ‘Guarantors’).

Supplemental condensed consolidating financial information is presented below comprising the Group’s income statements, statements of comprehensive income and cash flow statements for Q3 2013, Q3 2012, 9M 2013 and 9M 2012 and its balance sheets as at September 28, 2013 and December 31, 2012, showing the amounts attributable to the Company, the Issuers and those of its other subsidiaries that were Guarantors

PINAFORE HOLDINGS B.V. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

18	CONDENSED CONSOLIDATING FINANCIAL INFORMATION (CONTINUED)

as at September 28, 2013 separately from the amounts attributable to those of its subsidiaries that were not Guarantors. The condensed consolidating financial information is prepared in accordance with the Group’s accounting policies, except that investments in subsidiaries are accounted for by their parent company under the equity method of accounting. Under the equity method of accounting, the parent company’s income statement includes on one line its share of the profit or loss of its subsidiary undertakings and the parent company’s balance sheet includes on one line its share of the net assets of its subsidiary undertakings.

A)	CONSOLIDATED INCOME STATEMENT

Q3 2013	Company $ million	Issuers $ million	Other guarantor subsidiaries $ million	Non- guarantor subsidiaries $ million	Consolidation adjustments $ million	Total Group $ million
Continuing operations
Sales	—	—	471.6	469.6	(186.8)	754.4
Cost of sales	—	—	(314.4)	(336.3)	186.7	(464.0)

Gross profit	—	—	157.2	133.3	(0.1)	290.4
Distribution costs	—	—	(57.5)	(33.5)	—	(91.0)
Administrative expenses	(0.4)	(0.2)	(68.9)	(43.7)	—	(113.2)
Impairments	—	—	(1.9)	—	—	(1.9)
Restructuring costs	—	—	(8.2)	(0.4)	—	(8.6)
Net gain on disposals and on the exit of businesses	—	—	0.3	0.1	—	0.4
Share of loss of associates	—	—	—	(0.2)	—	(0.2)

Operating (loss)/profit	(0.4)	(0.2)	21.0	55.6	(0.1)	75.9

Interest expense	(14.4)	(32.6)	(31.4)	(1.9)	46.5	(33.8)
Investment income	0.1	26.4	17.2	3.2	(46.5)	0.4
Other finance (expense)/income	—	(3.5)	2.9	(0.8)	0.3	(1.1)
Net finance (costs)/income	(14.3)	(9.7)	(11.3)	0.5	0.3	(34.5)
Share of profits of subsidiaries under the equity method	40.7	—	24.9	—	(65.6)	—

Profit/(loss) before tax	26.0	(9.9)	34.6	56.1	(65.4)	41.4
Income tax (expense)/benefit	—	(3.3)	7.6	(10.7)	—	(6.4)

Profit/(loss) for the period from continuing operations	26.0	(13.2)	42.2	45.4	(65.4)	35.0

Discontinued operations
Loss for the period from discontinued operations	—	—	(1.5)	—	—	(1.5)

Profit/(loss) for the period	26.0	(13.2)	40.7	45.4	(65.4)	33.5
Non-controlling interests	—	—	—	(7.5)	—	(7.5)

Profit/(loss) for the period attributable to equity shareholders	26.0	(13.2)	40.7	37.9	(65.4)	26.0

PINAFORE HOLDINGS B.V. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

18	CONDENSED CONSOLIDATING FINANCIAL INFORMATION (CONTINUED)

B)	CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

Q3 2013	Company $ million	Issuers $ million	Other guarantor subsidiaries $ million	Non- guarantor subsidiaries $ million	Consolidation adjustments $ million	Total Group $ million
Profit/(loss) for the period	26.0	(13.2)	40.7	45.4	(65.4)	33.5

Other comprehensive income
Foreign currency translation:
– Currency translation differences on foreign operations:
Subsidiaries	—	—	(32.1)	66.4	—	34.3
Associates	—	—	—	0.2	—	0.2
– Gain on net investment hedges	—	—	0.1	0.5	(0.5)	0.1

	—	—	(32.0)	67.1	(0.5)	34.6
Available-for-sale investments:
– Unrealized gain recognized in the period	—	—	0.1	0.1	—	0.2

	—	—	0.1	0.1	—	0.2
Post-employment benefits:
– Net actuarial loss	—	—	(4.4)	(2.3)	—	(6.7)
– Effect of the asset ceiling	—	—	(1.0)	—	—	(1.0)

	—	—	(5.4)	(2.3)	—	(7.7)
Share of other comprehensive gain of subsidiaries under the equity method	25.7	—	61.8	—	(87.5)	—

Other comprehensive income before tax	25.7	—	24.5	64.9	(88.0)	27.1
Income tax benefit	—	—	1.2	0.5	—	1.7

Other comprehensive income	25.7	—	25.7	65.4	(88.0)	28.8

Comprehensive income/(loss) for the period	51.7	(13.2)	66.4	110.8	(153.4)	62.3

Attributable to:
– Equity shareholders in Pinafore Holdings B.V.
Arising from continuing operations	53.2	(13.2)	67.9	100.2	(154.9)	53.2
Arising from discontinued operations	(1.5)	—	(1.5)	—	1.5	(1.5)
	51.7	(13.2)	66.4	100.2	(153.4)	51.7
– Non-controlling interests	—	—	—	10.6	—	10.6

	51.7	(13.2)	66.4	110.8	(153.4)	62.3

PINAFORE HOLDINGS B.V. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

18	CONDENSED CONSOLIDATING FINANCIAL INFORMATION (CONTINUED)

C)	CONSOLIDATED INCOME STATEMENT

Q3 2012*	Company $ million	Issuers $ million	Other guarantor subsidiaries $ million	Non- guarantor subsidiaries $ million	Consolidation adjustments $ million	Total Group $ million
Continuing operations
Sales	—	—	444.4	465.5	(166.2)	743.7
Cost of sales	—	—	(302.1)	(341.0)	166.2	(476.9)

Gross profit	—	—	142.3	124.5	—	266.8
Distribution costs	—	—	(54.3)	(35.5)	—	(89.8)
Administrative expenses	(0.4)	(0.2)	(86.2)	(46.4)	—	(133.2)
Restructuring costs	—	—	(4.4)	(0.5)	—	(4.9)
Net gain/(loss) on disposals and on the exit of businesses	—	—	0.7	(0.1)	—	0.6
Share of profit of associates	—	—	—	0.1	—	0.1

Operating (loss)/profit	(0.4)	(0.2)	(1.9)	42.1	—	39.6

Interest expense	—	(45.8)	(43.2)	—	44.5	(44.5)
Investment income	—	35.5	6.1	3.4	(44.5)	0.5
Other finance (expense)/income	—	(70.0)	3.0	(0.9)	—	(67.9)
Net finance (costs)/income	—	(80.3)	(34.1)	2.5	—	(111.9)
Share of profits/(losses) of subsidiaries under the equity method	3.2	—	(69.7)	—	66.5	—

Profit/(loss) before tax	2.8	(80.5)	(105.7)	44.6	66.5	(72.3)
Income tax (expense)/benefit	—	(22.4)	94.9	(6.8)	—	65.7

Profit/loss for the period from continuing operations	2.8	(102.9)	(10.8)	37.8	66.5	(6.6)

Discontinued operations
Profit for the period from discontinued operations	—	—	14.0	2.0	—	16.0

Profit/(loss) for the period	2.8	(102.9)	3.2	39.8	66.5	9.4
Non-controlling interests	—	—	—	(6.6)	—	(6.6)

Profit/(loss) for the period attributable to equity shareholders	2.8	(102.9)	3.2	33.2	66.5	2.8

*	Restated and re-presented (see note 1)

PINAFORE HOLDINGS B.V. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

18	CONDENSED CONSOLIDATING FINANCIAL INFORMATION (CONTINUED)

D)	CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

Q3 2012*	Company $ million	Issuers $ million	Other guarantor subsidiaries $ million	Non- guarantor subsidiaries $ million	Consolidation adjustments $ million	Total Group $ million
Profit/(loss) for the period	2.8	(102.9)	3.2	39.8	66.5	9.4

Other comprehensive income
Foreign currency translation:
– Currency translation differences on foreign operations:
Subsidiaries	—	—	(23.3)	94.0	—	70.7
Associates	—	—	0.2	—	—	0.2
– Loss on net investment hedges	—	—	(1.5)	—	—	(1.5)

	—	—	(24.6)	94.0	—	69.4
Available-for-sale investments:
– Unrealized loss recognized in the period	—	—	—	(0.1)	—	(0.1)

	—	—	—	(0.1)	—	(0.1)
Post-employment benefits:
– Net actuarial loss	—	—	(26.9)	(2.1)	—	(29.0)
– Effect of the asset ceiling	—	—	9.8	0.2	—	10.0

	—	—	(17.1)	(1.9)	—	(19.0)
Share of other comprehensive gain of subsidiaries under the equity method	52.6	—	88.5	—	(141.1)	—

Other comprehensive income before tax	52.6	—	46.8	92.0	(141.1)	50.3
Income tax benefit/(expense)	—	—	5.8	(0.3)	—	5.5

Other comprehensive income	52.6	—	52.6	91.7	(141.1)	55.8

Comprehensive income/(loss) for the period	55.4	(102.9)	55.8	131.5	(74.6)	65.2

Attributable to:
– Equity shareholders in Pinafore Holdings B.V.
Arising from continuing operations	42.4	(102.9)	42.8	117.7	(57.6)	42.4
Arising from discontinued operations	13.0	—	13.0	4.0	(17.0)	13.0
	55.4	(102.9)	55.8	121.7	(74.6)	55.4
– Non-controlling interests	—	—	—	9.8	—	9.8

	55.4	(102.9)	55.8	131.5	(74.6)	65.2

*	Restated (see note 1)

PINAFORE HOLDINGS B.V. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

18	CONDENSED CONSOLIDATING FINANCIAL INFORMATION (CONTINUED)

E)	CONSOLIDATED INCOME STATEMENT

9M 2013	Company $ million	Issuers $ million	Other guarantor subsidiaries $ million	Non- guarantor subsidiaries $ million	Consolidation adjustments $ million	Total Group $ million
Continuing operations
Sales	—	—	1,445.0	1,447.7	(564.9)	2,327.8
Cost of sales	—	—	(972.5)	(1,038.8)	564.4	(1,446.9)

Gross profit	—	—	472.5	408.9	(0.5)	880.9
Distribution costs	—	—	(172.0)	(102.6)	—	(274.6)
Administrative expenses	(1.2)	(1.0)	(222.9)	(133.2)	—	(358.3)
Impairments	—	—	(2.4)	—	—	(2.4)
Restructuring costs	—	—	(16.1)	(2.4)	—	(18.5)
Net gain/(loss) on disposals and on the exit of businesses	—	—	0.5	(0.8)	—	(0.3)
Share of loss of associates	—	—	—	(0.1)	—	(0.1)

Operating (loss)/profit	(1.2)	(1.0)	59.6	169.8	(0.5)	226.7

Interest expense	(42.2)	(98.5)	(94.9)	(7.5)	141.4	(101.7)
Investment income	0.2	80.9	52.8	8.9	(141.4)	1.4
Other finance income/(expense)	—	4.8	(1.6)	(2.4)	0.5	1.3
Net finance costs	(42.0)	(12.8)	(43.7)	(1.0)	0.5	(99.0)
Share of profits of subsidiaries under the equity method	127.8	—	95.3	—	(223.1)	—

Profit/(loss) before tax	84.6	(13.8)	111.2	168.8	(223.1)	127.7
Income tax (expense)/benefit	—	(3.3)	11.1	(36.1)	—	(28.3)

Profit/(loss) for the period from continuing operations	84.6	(17.1)	122.3	132.7	(223.1)	99.4

Discontinued operations
Profit for the period from discontinued operations	—	—	5.5	—	—	5.5

Profit/(loss) for the period	84.6	(17.1)	127.8	132.7	(223.1)	104.9
Non-controlling interests	—	—	—	(20.3)	—	(20.3)

Profit/(loss) for the period attributable to equity shareholders	84.6	(17.1)	127.8	112.4	(223.1)	84.6

PINAFORE HOLDINGS B.V. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

18	CONDENSED CONSOLIDATING FINANCIAL INFORMATION (CONTINUED)

F)	CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

9M 2013	Company $ million	Issuers $ million	Other guarantor subsidiaries $ million	Non- guarantor subsidiaries $ million	Consolidation adjustments $ million	Total Group $ million
Profit/(loss) for the period	84.6	(17.1)	127.8	132.7	(223.1)	104.9

Other comprehensive loss
Foreign currency translation:
– Currency translation differences on foreign operations:
Subsidiaries	—	—	(3.4)	(30.9)	—	(34.3)
– Gain on net investment hedges	—	—	0.2	0.5	(0.5)	0.2

	—	—	(3.2)	(30.4)	(0.5)	(34.1)
Available-for-sale investments:
– Unrealized gain recognized in the period	—	—	0.2	0.9	—	1.1

	—	—	0.2	0.9	—	1.1
Post-employment benefits:
– Net actuarial gain	—	—	10.1	4.4	—	14.5
– Effect of the asset ceiling	—	—	(8.2)	—	—	(8.2)

	—	—	1.9	4.4	—	6.3
Share of other comprehensive loss of subsidiaries under the equity method	(25.6)	—	(22.3)	—	47.9	—

Other comprehensive loss before tax	(25.6)	—	(23.4)	(25.1)	47.4	(26.7)
Income tax expense	—	—	(2.2)	(1.5)	—	(3.7)

Other comprehensive loss	(25.6)	—	(25.6)	(26.6)	47.4	(30.4)

Comprehensive income/(loss) for the period	59.0	(17.1)	102.2	106.1	(175.7)	74.5

Attributable to:
– Equity shareholders in Pinafore Holdings B.V.
Arising from continuing operations	53.5	(17.1)	96.7	90.6	(170.2)	53.5
Arising from discontinued operations	5.5	—	5.5	—	(5.5)	5.5
	59.0	(17.1)	102.2	90.6	(175.7)	59.0
– Non-controlling interests	—	—	—	15.5	—	15.5

	59.0	(17.1)	102.2	106.1	(175.7)	74.5

PINAFORE HOLDINGS B.V. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

18	CONDENSED CONSOLIDATING FINANCIAL INFORMATION (CONTINUED)

G)	CONSOLIDATED INCOME STATEMENT

9M 2012*	Company $ million	Issuers $ million	Other guarantor subsidiaries $ million	Non- guarantor subsidiaries $ million	Consolidation adjustments $ million	Total Group $ million
Continuing operations
Sales	—	—	1,385.8	1,476.6	(530.8)	2,331.6
Cost of sales	—	—	(944.7)	(1,071.6)	530.8	(1,485.5)

Gross profit	—	—	441.1	405.0	—	846.1
Distribution costs	—	—	(162.1)	(110.0)	—	(272.1)
Administrative expenses	(1.0)	(1.4)	(248.7)	(141.3)	—	(392.4)
Impairments	—	—	(2.9)	(0.2)	—	(3.1)
Restructuring costs	—	—	(17.3)	(0.2)	—	(17.5)
Net gain on disposals and on the exit of businesses	—	—	0.1	—	—	0.1
Share of profit of associates	—	—	—	0.4	—	0.4

Operating (loss)/profit	(1.0)	(1.4)	10.2	153.7	—	161.5

Interest expense	—	(159.1)	(147.4)	(11.2)	157.9	(159.8)
Investment income	0.1	132.5	16.2	10.8	(157.9)	1.7
Other finance expense	—	(75.2)	(0.7)	(2.4)	—	(78.3)
Net finance income/(costs)	0.1	(101.8)	(131.9)	(2.8)	—	(236.4)
Share of profits/(loss) of subsidiaries under the equity method	194.9	—	(3.2)	—	(191.7)	—

Profit/(loss) before tax	194.0	(103.2)	(124.9)	150.9	(191.7)	(74.9)
Income tax (expense)/benefit	—	(23.6)	151.9	(21.1)	—	107.2

Profit/(loss) for the period from continuing operations	194.0	(126.8)	27.0	129.8	(191.7)	32.3

Discontinued operations
Profit for the period from discontinued operations	—	—	167.9	11.3	—	179.2

Profit/(loss) for the period	194.0	(126.8)	194.9	141.1	(191.7)	211.5
Non-controlling interests	—	—	—	(17.5)	—	(17.5)

Profit/(loss) for the period attributable to equity shareholders	194.0	(126.8)	194.9	123.6	(191.7)	194.0

*	Restated and re-presented (see note 1)

PINAFORE HOLDINGS B.V. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

18	CONDENSED CONSOLIDATING FINANCIAL INFORMATION (CONTINUED)

H)	CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

9M 2012*	Company $ million	Issuers $ million	Other guarantor subsidiaries $ million	Non- guarantor subsidiaries $ million	Consolidation adjustments $ million	Total Group $ million
Profit/(loss) for the period	194.0	(126.8)	194.9	141.1	(191.7)	211.5

Other comprehensive income
Foreign currency translation:
– Currency translation differences on foreign operations:
Subsidiaries	—	—	(13.6)	74.2	—	60.6
Associates	—	—	0.1	—	—	0.1
– Loss on net investment hedges	—	—	(1.1)	—	—	(1.1)
– Reclassification to profit or loss of currency translation gain on foreign operations sold	—	—	(5.0)	(0.4)	—	(5.4)

	—	—	(19.6)	73.8	—	54.2
Post-employment benefits:
– Net actuarial loss	—	—	(63.8)	(4.0)	—	(67.8)
– Effect of the asset ceiling	—	—	29.3	0.5	—	29.8

	—	—	(34.5)	(3.5)	—	(38.0)
Share of other comprehensive gain of subsidiaries under the equity method	27.8	—	69.8	—	(97.6)	—

Other comprehensive income before tax	27.8	—	15.7	70.3	(97.6)	16.2
Income tax benefit	—	—	12.1	0.9	—	13.0

Other comprehensive income	27.8	—	27.8	71.2	(97.6)	29.2

Comprehensive income/(loss) for the period	221.8	(126.8)	222.7	212.3	(289.3)	240.7

Attributable to:
– Equity shareholders in Pinafore Holdings B.V.
Arising from continuing operations	41.3	(126.8)	42.2	186.2	(101.6)	41.3
Arising from discontinued operations	180.5	—	180.5	7.2	(187.7)	180.5
	221.8	(126.8)	222.7	193.4	(289.3)	221.8
– Non-controlling interests	—	—	—	18.9	—	18.9

	221.8	(126.8)	222.7	212.3	(289.3)	240.7

*	Restated (see note 1)

PINAFORE HOLDINGS B.V. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

18	CONDENSED CONSOLIDATING FINANCIAL INFORMATION (CONTINUED)

I)	CONSOLIDATED CASH FLOW STATEMENT

Q3 2013	Company $ million	Issuers $ million	Other guarantor subsidiaries $ million	Non- guarantor subsidiaries $ million	Consolidation adjustments $ million	Total Group $ million
Operating activities
Cash (absorbed by)/generated from operations	(0.1)	(0.2)	53.0	62.2	—	114.9
Income taxes paid	—	—	(8.3)	(12.3)	0.1	(20.5)
Income taxes received	—	—	0.1	—	(0.1)	—

Net cash (outflow)/inflow from operating activities	(0.1)	(0.2)	44.8	49.9	—	94.4

Investing activities
Purchase of property, plant and equipment	—	—	(9.5)	(11.4)	—	(20.9)
Purchase of computer software	—	—	(1.3)	(0.3)	—	(1.6)
Disposal of property, plant and equipment	—	—	1.6	0.1	—	1.7
Sale of businesses and subsidiaries, net of cash disposed	—	—	1.6	—	(2.6)	(1.0)
Interest received	0.1	27.8	15.8	3.2	(46.5)	0.4
Dividends received from subsidiaries	—	—	11.7	—	(11.7)	—

Net cash inflow/(outflow) from investing activities	0.1	27.8	19.9	(8.4)	(60.8)	(21.4)

Financing activities
Buy-back of shares	—	—	—	(2.6)	2.6	—
Repayment of bank and other loans	—	(115.0)	—	—	—	(115.0)
Premiums on redemption of borrowings	—	(3.5)	—	—	—	(3.5)
Receipts on foreign currency derivatives	—	—	2.0	—	—	2.0
Capital element of finance lease rental payments	—	—	(0.1)	—	—	(0.1)
Increase in collateralized cash	—	—	(0.5)	(0.1)	—	(0.6)
Net transactions in Company shares	(1.2)	—	(0.4)	(0.1)	—	(1.7)
Loans (to)/from Group companies	15.6	11.2	(0.9)	(25.9)	—	—
Interest paid	(14.4)	(5.5)	(32.2)	(1.5)	46.5	(7.1)
Redemption of subsidiary preference shares held by minority shareholders	—	—	—	(2.5)	—	(2.5)
Equity dividend paid	—	—	—	(11.7)	11.7	—
Dividend paid to a minority shareholder in a subsidiary	—	—	—	(11.4)	—	(11.4)

Net cash outflow from financing activities	—	(112.8)	(32.1)	(55.8)	60.8	(139.9)

(Decrease)/increase in net cash and cash equivalents	—	(85.2)	32.6	(14.3)	—	(66.9)
Net cash and cash equivalents at the beginning of the period	—	119.5	67.2	191.0	—	377.7
Foreign currency translation	—	—	(10.7)	17.4	—	6.7

Net cash and cash equivalents at the end of the period	—	34.3	89.1	194.1	—	317.5

PINAFORE HOLDINGS B.V. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

18	CONDENSED CONSOLIDATING FINANCIAL INFORMATION (CONTINUED)

J)	CONSOLIDATED CASH FLOW STATEMENT

Q3 2012	Company $ million	Issuers $ million	Other guarantor subsidiaries $ million	Non- guarantor subsidiaries $ million	Consolidation adjustments $ million	Total Group $ million
Operating activities
Cash (absorbed by)/generated from operations	—	(0.1)	74.0	87.3	—	161.2
Income taxes paid	—	—	(6.3)	(14.6)	2.5	(18.4)
Income taxes received	—	—	—	2.5	(2.5)	—

Net cash (outflow)/inflow from operating activities	—	(0.1)	67.7	75.2	—	142.8

Investing activities
Purchase of property, plant and equipment	—	—	(14.4)	(19.1)	3.2	(30.3)
Purchase of computer software	—	—	(1.7)	—	—	(1.7)
Disposal of property, plant and equipment	—	—	5.7	0.1	(3.2)	2.6
Purchase of interests in subsidiaries, net of cash acquired	—	—	(16.3)	(0.2)	15.6	(0.9)
Sale of businesses and subsidiaries, net of cash disposed	—	—	(4.9)	(0.1)	(0.3)	(5.3)
Interest received	0.1	37.0	4.5	3.3	(44.4)	0.5
Dividends received from subsidiaries	—	—	20.2	—	(20.2)	—

Net cash inflow/(outflow) from investing activities	0.1	37.0	(6.9)	(16.0)	(49.3)	(35.1)

Financing activities
Issue of shares	0.4	—	—	15.2	(15.6)	—
Repayment of bank and other loans	—	(599.0)	(2.1)	—	—	(601.1)
Premiums on redemption of borrowings	—	(62.6)	—	—	—	(62.6)
Loans (to)/from Group companies	(0.5)	452.1	(380.4)	(71.2)	—	—
Receipts on foreign currency derivatives	—	—	2.3	—	—	2.3
Capital element of finance lease rental payments	—	—	(0.2)	—	—	(0.2)
Interest element of finance lease rental payments	—	—	(0.2)	—	—	(0.2)
Decrease in collateralized cash	—	—	2.2	0.6	—	2.8
Net transactions in Company shares	—	—	(0.6)	0.1	0.3	(0.2)
Interest paid	—	(36.8)	(41.5)	(3.1)	44.4	(37.0)
Financing costs paid	—	(5.8)	—	—	—	(5.8)
Equity dividend paid	—	—	—	(20.2)	20.2	—
Dividend paid to a minority shareholder in a subsidiary	—	—	—	(12.4)	—	(12.4)

Net cash outflow from financing activities	(0.1)	(252.1)	(420.5)	(91.0)	49.3	(714.4)

Decrease in net cash and cash equivalents	—	(215.2)	(359.7)	(31.8)	—	(606.7)
Net cash and cash equivalents at the beginning of the period	—	238.2	416.1	161.1	—	815.4
Foreign currency translation	—	—	(11.1)	14.3	—	3.2

Net cash and cash equivalents at the end of the period	—	23.0	45.3	143.6	—	211.9

PINAFORE HOLDINGS B.V. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

18	CONDENSED CONSOLIDATING FINANCIAL INFORMATION (CONTINUED)

K)	CONSOLIDATED CASH FLOW STATEMENT

9M 2013	Company $ million	Issuers $ million	Other guarantor subsidiaries $ million	Non- guarantor subsidiaries $ million	Consolidation adjustments $ million	Total Group $ million
Operating activities
Cash (absorbed by)/generated from operations	(1.5)	(1.0)	38.7	178.0	—	214.2
Income taxes paid	—	—	(25.7)	(46.2)	1.7	(70.2)
Income taxes received	—	—	10.9	0.1	(1.7)	9.3

Net cash (outflow)/inflow from operating activities	(1.5)	(1.0)	23.9	131.9	—	153.3

Investing activities
Purchase of property, plant and equipment	—	—	(23.0)	(29.9)	—	(52.9)
Purchase of computer software	—	—	(4.5)	(0.4)	—	(4.9)
Disposal of property, plant and equipment	—	—	4.0	0.6	—	4.6
Purchase of interests in subsidiaries, net of cash acquired	—	—	(7.5)	—	7.2	(0.3)
Sale of businesses and subsidiaries, net of cash disposed	—	—	6.2	(1.1)	(2.6)	2.5
Interest received	0.2	85.0	49.1	8.9	(141.8)	1.4
Dividends received from associates	—	—	—	0.1	—	0.1
Dividends received from subsidiaries	—	—	28.5	—	(28.5)	—

Net cash inflow/(outflow) from investing activities	0.2	85.0	52.8	(21.8)	(165.7)	(49.5)

Financing activities
Issue of shares	—	—	—	4.6	(4.6)	—
Repayment of bank and other loans	—	(130.1)	(2.5)	—	—	(132.6)
Premiums on redemption of borrowings	—	(3.5)	—	—	—	(3.5)
Payments on foreign currency derivatives	—	—	(0.1)	—	—	(0.1)
Capital element of finance lease rental payments	—	—	(0.2)	—	—	(0.2)
Decrease in collateralized cash	—	—	1.6	—	—	1.6
Net transactions in Company shares	0.2	—	(1.8)	(0.1)	—	(1.7)
Loans from/(to) Group companies	43.3	(66.0)	41.4	(18.7)	—	—
Interest paid	(42.2)	(53.9)	(95.7)	(6.4)	141.8	(56.4)
Financing costs paid	—	(2.0)	—	—	—	(2.0)
Redemption of subsidiary preference shares held by minority shareholders	—	—	—	(2.5)	—	(2.5)
Equity dividend paid	—	—	—	(28.5)	28.5	—
Investment by a minority shareholder in a subsidiary	—	—	—	2.7	—	2.7
Dividend paid to a minority shareholder in a subsidiary	—	—	—	(17.3)	—	(17.3)

Net cash inflow/(outflow) from financing activities	1.3	(255.5)	(57.3)	(66.2)	165.7	(212.0)

(Decrease)/increase in net cash and cash equivalents	—	(171.5)	19.4	43.9	—	(108.2)
Net cash and cash equivalents at the beginning of the period	—	205.8	66.6	156.0	—	428.4
Foreign currency translation	—	—	3.1	(5.8)	—	(2.7)

Net cash and cash equivalents at the end of the period	—	34.3	89.1	194.1	—	317.5

PINAFORE HOLDINGS B.V. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

18	CONDENSED CONSOLIDATING FINANCIAL INFORMATION (CONTINUED)

L)	CONSOLIDATED CASH FLOW STATEMENT

9M 2012	Company $ million	Issuers $ million	Other guarantor subsidiaries $ million	Non- guarantor subsidiaries $ million	Consolidation adjustments $ million	Total Group $ million
Operating activities
Cash (absorbed by)/generated from operations	(0.8)	(1.3)	171.0	213.3	—	382.2
Income taxes paid	—	—	(28.0)	(41.3)	5.1	(64.2)
Income taxes received	—	0.8	3.7	4.6	(5.1)	4.0

Net cash (outflow)/inflow from operating activities	(0.8)	(0.5)	146.7	176.6	—	322.0

Investing activities
Purchase of property, plant and equipment	—	—	(43.0)	(37.4)	6.0	(74.4)
Purchase of computer software	—	—	(4.2)	(0.5)	—	(4.7)
Capitalization of development costs	—	—	(0.5)	—	—	(0.5)
Disposal of property, plant and equipment	—	—	8.0	3.5	(6.0)	5.5
Purchase of available-for-sale investments	—	—	(0.4)	—	—	(0.4)
Sale of investments in associates	—	—	2.5	—	—	2.5
Purchase of interests in subsidiaries, net of cash acquired	—	—	(67.0)	(0.4)	65.4	(2.0)
Sale of businesses and subsidiaries, net of cash disposed	—	—	496.4	48.8	(55.5)	489.7
Interest received	0.2	137.0	12.4	10.2	(158.2)	1.6
Dividends received from associates	—	—	—	0.1	—	0.1
Dividends received from subsidiaries	—	—	120.3	—	(120.3)	—

Net cash inflow from investing activities	0.2	137.0	524.5	24.3	(268.6)	417.4

Financing activities
Issue of shares	2.6	—	—	9.8	(12.4)	—
Draw down of bank and other loans	—	—	2.0	0.1	—	2.1
Repayment of bank and other loans	—	(778.2)	(7.4)	—	—	(785.6)
Premiums on redemption of borrowings	—	(62.6)	—	—	—	(62.6)
Loans (to)/from Group companies	(1.8)	752.0	(663.7)	(86.5)	—	—
Receipts on foreign currency derivatives	—	—	0.7	—	—	0.7
Capital element of finance lease rental payments	—	—	(0.3)	—	—	(0.3)
Interest element of finance lease rental payments	—	—	(0.3)	—	—	(0.3)
Decrease/(increase) in collateralized cash	—	—	4.3	(0.1)	—	4.2
Net transactions in Company shares	(0.2)	—	(3.3)	(0.1)	2.5	(1.1)
Interest paid	—	(118.6)	(149.8)	(10.1)	158.2	(120.3)
Financing costs paid	—	(5.8)	—	—	—	(5.8)
Equity dividend paid	—	—	—	(120.3)	120.3	—
Dividend paid to a minority shareholder in a subsidiary	—	—	—	(33.6)	—	(33.6)

Net cash inflow/(outflow) from financing activities	0.6	(213.2)	(817.8)	(240.8)	268.6	(1,002.6)

Decrease in net cash and cash equivalents	—	(76.7)	(146.6)	(39.9)	—	(263.2)
Net cash and cash equivalents at the beginning of the period	—	99.8	190.9	183.8	—	474.5
Foreign currency translation	—	(0.1)	1.0	(0.3)	—	0.6

Net cash and cash equivalents at the end of the period	—	23.0	45.3	143.6	—	211.9

PINAFORE HOLDINGS B.V. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

18	CONDENSED CONSOLIDATING FINANCIAL INFORMATION (CONTINUED)

M)	CONSOLIDATED BALANCE SHEET

As at September 28, 2013	Company $ million	Issuers $ million	Other Guarantor subsidiaries $ million	Non- guarantor subsidiaries $ million	Consolidation adjustments $ million	Total Group $ million
Non-current assets
Goodwill	—	—	545.0	769.8	—	1,314.8
Other intangible assets	—	—	770.5	582.3	—	1,352.8
Property, plant and equipment	—	—	245.0	411.2	—	656.2
Investments in subsidiaries	2,969.9	—	2,488.3	—	(5,458.2)	—
Investments in associates	—	—	3.4	2.5	—	5.9
Trade and other receivables	17.5	1,678.1	1,404.6	868.2	(3,951.6)	16.8
Deferred tax assets	—	—	1.0	4.3	(0.2)	5.1
Post-employment benefit surpluses	—	—	2.5	4.3	—	6.8

	2,987.4	1,678.1	5,460.3	2,642.6	(9,410.0)	3,358.4

Current assets
Inventories	—	—	282.2	211.8	(1.1)	492.9
Trade and other receivables	—	2.9	556.9	456.6	(209.7)	806.7
Income tax recoverable	—	—	(5.7)	11.7	(0.4)	5.6
Available-for-sale investments	—	—	15.0	2.2	—	17.2
Cash and cash equivalents	—	39.1	89.8	194.3	—	323.2

	—	42.0	938.2	876.6	(211.2)	1,645.6

Assets held for sale	—	—	6.7	2.7	—	9.4

Total assets	2,987.4	1,720.1	6,405.2	3,521.9	(9,621.2)	5,013.4

Current liabilities
Bank overdrafts	—	(4.8)	(0.7)	(0.2)	—	(5.7)
Bank and other loans	—	(23.6)	(9.1)	—	—	(32.7)
Obligations under finance leases	—	—	(0.2)	—	—	(0.2)
Trade and other payables	(0.9)	(1.4)	(319.6)	(341.5)	209.7	(453.7)
Income tax liabilities	—	(3.3)	(62.4)	(46.1)	0.4	(111.4)
Provisions	—	—	(38.3)	(9.1)	—	(47.4)

	(0.9)	(33.1)	(430.3)	(396.9)	210.1	(651.1)

Non-current liabilities
Bank and other loans	—	(1,662.2)	(21.2)	(0.8)	—	(1,684.2)
Obligations under finance leases	—	—	(2.3)	—	—	(2.3)
Trade and other payables	(1,216.5)	(35.0)	(2,566.9)	(170.2)	3,951.7	(36.9)
Post-employment benefit obligations	—	—	(103.6)	(69.4)	—	(173.0)
Deferred tax liabilities	—	—	(287.1)	(135.5)	0.2	(422.4)
Provisions	—	—	(23.9)	(1.5)	—	(25.4)

	(1,216.5)	(1,697.2)	(3,005.0)	(377.4)	3,951.9	(2,344.2)

Total liabilities	(1,217.4)	(1,730.3)	(3,435.3)	(774.3)	4,162.0	(2,995.3)

Net assets	1,770.0	(10.2)	2,969.9	2,747.6	(5,459.2)	2,018.1

Capital and reserves
Shareholders’ equity	1,770.0	(10.2)	2,969.9	2,499.5	(5,459.2)	1,770.0
Non-controlling interests	—	—	—	248.1	—	248.1

Total equity	1,770.0	(10.2)	2,969.9	2,747.6	(5,459.2)	2,018.1

PINAFORE HOLDINGS B.V. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

18	CONDENSED CONSOLIDATING FINANCIAL INFORMATION (CONTINUED)

N)	CONSOLIDATED BALANCE SHEET

As at December 31, 2012	Company $ million	Issuers $ million	Other guarantor subsidiaries $ million	Non- guarantor subsidiaries $ million	Consolidation adjustments $ million	Total Group $ million
Non-current assets
Goodwill	—	—	545.4	780.7	—	1,326.1
Other intangible assets	—	—	818.6	632.0	—	1,450.6
Property, plant and equipment	—	—	256.9	436.3	—	693.2
Investments in subsidiaries under the equity method	2,851.7	—	2,437.8	—	(5,289.5)	—
Investments in associates	—	—	3.4	2.7	—	6.1
Trade and other receivables	—	4.7	14.1	2.2	—	21.0
Deferred tax assets	—	—	7.1	5.5	(6.5)	6.1
Post-employment benefit surpluses	—	—	0.7	—	—	0.7

	2,851.7	4.7	4,084.0	1,859.4	(5,296.0)	3,503.8

Current assets
Inventories	—	—	263.8	213.5	(0.5)	476.8
Trade and other receivables	17.3	1,642.5	1,803.6	1,266.1	(4,099.8)	629.7
Income tax recoverable	—	—	8.2	11.0	(0.3)	18.9
Available-for-sale investments	—	—	14.9	1.4	—	16.3
Cash and cash equivalents	—	205.8	69.5	156.0	—	431.3

	17.3	1,848.3	2,160.0	1,648.0	(4,100.6)	1,573.0

Assets held for sale	—	—	4.9	1.9	—	6.8

Total assets	2,869.0	1,853.0	6,248.9	3,509.3	(9,396.6)	5,083.6

Current liabilities
Bank overdrafts	—	—	(2.9)	—	—	(2.9)
Bank and other loans	—	(2.2)	27.4	(39.4)	—	(14.2)
Obligations under finance leases	—	—	(0.1)	—	—	(0.1)
Trade and other payables	(1.3)	(0.3)	(278.0)	(329.7)	180.3	(429.0)
Income tax liabilities	—	—	(45.3)	(46.7)	0.3	(91.7)
Provisions	—	—	(41.1)	(10.9)	—	(52.0)

	(1.3)	(2.5)	(340.0)	(426.7)	180.6	(589.9)

Non-current liabilities
Bank and other loans	—	(1,763.3)	(21.3)	(0.8)	—	(1,785.4)
Obligations under finance leases	—	—	(2.5)	—	—	(2.5)
Trade and other payables	(1,173.1)	(80.5)	(2,546.1)	(174.7)	3,919.5	(54.9)
Post-employment benefit obligations	—	—	(116.8)	(73.4)	—	(190.2)
Deferred tax liabilities	—	—	(345.6)	(151.7)	6.5	(490.8)
Provisions	—	—	(24.9)	(1.1)	—	(26.0)

	(1,173.1)	(1,843.8)	(3,057.2)	(401.7)	3,926.0	(2,549.8)

Total liabilities	(1,174.4)	(1,846.3)	(3,397.2)	(828.4)	4,106.6	(3,139.7)

Net assets	1,694.6	6.7	2,851.7	2,680.9	(5,290.0)	1,943.9

Capital and reserves
Shareholders’ equity	1,694.6	6.7	2,851.7	2,431.6	(5,290.0)	1,694.6
Non-controlling interests	—	—	—	249.3	—	249.3

Total equity	1,694.6	6.7	2,851.7	2,680.9	(5,290.0)	1,943.9

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholder of Gates Global Inc.

We have audited the accompanying balance sheet of Gates Global Inc. as of December 12, 2013 (date of incorporation). This financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statement presents fairly, in all material respects, the financial position of Gates Global Inc. as of December 12, 2013 in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

/s/ Deloitte LLP

London, United Kingdom

December 22, 2013

BALANCE SHEET

	Note	As at December 12, 2013 (date of incorporation) $
Current assets
Cash		1

Total assets		1

Total liabilities		—

Net assets		1

Capital and reserves
Share capital	2	1

Shareholder’s equity		1

Gates Global Inc.

Financial Statements

NOTES TO THE FINANCIAL STATEMENTS

December 12, 2013 (date of incorporation)

1.	Principal accounting policies

Incorporation

The Company was incorporated on December 12, 2013 in and under the laws of the British Virgin Islands. The Company’s immediate and ultimate parent entity is JTC (BVI) Limited, a company which also operates in and under the laws of the British Virgin Islands.

The Company has not commenced operations, nor has the Company entered into any contracts. The principal activity of the Company is intended to be that of a holding company. The Company intends to file a Registration Statement on Form F-1 with the Securities and Exchange Commission and a prospectus with securities regulators with respect to an initial public offering of common shares.

Basis of preparation

This balance sheet has been prepared on a going concern basis, under the historical cost convention and in accordance with International Financial Reporting Standards as adopted by the International Accounting Standards Board. The functional currency of the Company is the US dollar and this financial statement is accordingly presented in US dollars.

An income statement, cash flow statement and statement of changes in equity have not been presented as the Company has had no activity since incorporation.

The Company’s annual financial statements are drawn up to December 31.

Cash and cash equivalents

Cash and cash equivalents comprise cash in hand, deposits available on demand and other short-term, highly-liquid investments with a maturity on acquisition of three months or less, and bank overdrafts.

2.	Share capital

Share capital represents the nominal value of the shares issued.

Under the Company’s charter, the Company is authorized to issue an unlimited number of shares. On December 12, 2013, the Company issued 100 shares at their par value of $0.01 each to JTC (BVI) Limited.

Through and including                      (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Ordinary Shares

P R O S P E C T U S

BofA Merrill Lynch

Citigroup

Goldman, Sachs & Co.

Barclays

Credit Suisse

J.P. Morgan

RBC Capital Markets

Deutsche Bank Securities

Morgan Stanley

Nomura

UBS Investment Bank

KeyBanc Capital Markets

                    , 2014

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers

Our amended and restated memorandum and articles of association to be filed as an exhibit to this registration statement will provide for indemnification of the officers and directors to the full extent permitted by applicable law.

The proposed form of Underwriting Agreement, to be filed by amendment to this registration statement, will provide for indemnification by the underwriters of the registrant and its officers and directors for certain liabilities arising under the Securities Act, or otherwise.

Item 7. Recent Sales of Unregistered Securities.

None.

Item 8. Exhibits and Financial Statement Schedules.

(A)	Exhibits

EXHIBIT NO.	DESCRIPTION OF EXHIBIT

1.1*	Form of Underwriting Agreement

3.1*	Form of Memorandum and Articles of Association of Gates Global Inc.

4.1	Indenture, dated as of September 29, 2010, among Pinafore, LLC (now Tomkins, LLC), Pinafore, Inc. (now Tomkins, Inc.), Pinafore holdings B.V., the note guarantors named therein and Wilmington Trust FSB, as trustee.

4.2	Twelfth Supplemental Indenture, dated as of July 5, 2012, among Tomkins, LLC, Tomkins, Inc. and Wilmington Trust National Association, as trustee and collateral agent.

4.3	Form of 9% Senior Secured Second Lien Note due 2018 (included in Exhibit 4.1).

5.1*	Form of Opinion of Walkers

10.1	Credit Agreement, dated as of July 27, 2010 as amended and restated on August 6, 2010 and as further amended and restated on September 21, 2010 among Pinafore, LLC, Pinafore, Inc., Pinafore Acquisitions Limited, the guarantors party hereto, Citibank, N.A., as Administrative Agent, Collateral Agent, L/C Issuer and Swing Line Lender, each lender from time to time party hereto, Banc of America Securities LLC, as Syndication Agent, Citigroup Global Markets Inc., Banc of America Securities LLC, Barclays Capital, RBC Capital Markets and UBS Securities LLC, as Joint Lead Arrangers and Joint Bookrunners, and Citigroup Global Markets Inc., Barclays Bank PLC, RBC Capital Markets and UBS Securities LLC, as Co-Documentation Agents.

10.2	Amendment No. 3 to the Credit Agreement, dated as of September 28, 2010, among Pinafore, LLC, Pinafore, Inc., Pinafore Acquisitions Limited, the guarantors party hereto, Citibank, N.A., as Administrative Agent, Collateral Agent, L/C Issuer and Swing Line Lender, each lender from time to time party hereto, Banc of America Securities LLC, as Syndication Agent, Citigroup Global Markets Inc., Banc of America Securities LLC, Barclays Capital, RBC Capital Markets and UBS Securities LLC, as Joint Lead Arrangers and Joint Bookrunners, and Citigroup Global Markets Inc., Barclays Bank PLC, RBC Capital Markets and UBS Securities LLC, as Co-Documentation Agents.

EXHIBIT NO.	DESCRIPTION OF EXHIBIT

10.3	Amendment No. 4 to the Credit Agreement, dated as of February 17, 2011, among Tomkins, LLC, Tomkins, Inc., Pinafore Holdings B.V., the guarantors party hereto, Citibank, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender, Citicorp USA Inc., as Collateral Agent, each lender from time to time party hereto, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Syndication Agent, Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital, RBC Capital Markets and UBS Securities LLC, as Joint Lead Arrangers and Joint Bookrunners, and Citigroup Global Markets Inc., Barclays Bank PLC, RBC Capital Markets and UBS Securities LLC, as Co-Documentation Agents.

10.4	Amendment No. 5 to the Credit Agreement, dated as of June 30, 2011, among Tomkins, LLC, Tomkins, Inc., Pinafore Holdings B.V., the guarantors party hereto, Citibank, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender, Citicorp USA Inc., as Collateral Agent, each lender from time to time party hereto, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Syndication Agent, Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital, RBC Capital Markets and UBS Securities LLC, as Joint Lead Arrangers and Joint Bookrunners, and Citigroup Global Markets Inc., Barclays Bank PLC, RBC Capital Markets and UBS Securities LLC, as Co-Documentation Agents.

10.5	Amendment No. 6 to the Credit Agreement, dated as of September 13, 2012, among Tomkins, LLC, Tomkins, Inc., Pinafore Holdings B.V., the guarantors party hereto, Citibank, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender, Citicorp USA Inc., as Collateral Agent, each lender from time to time party thereto, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Syndication Agent, Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital, RBC Capital Markets and UBS Securities LLC, as Joint Lead Arrangers and Joint Bookrunners, and Citigroup Global Markets Inc., Barclays Bank PLC, RBC Capital Markets and UBS Securities LLC, as Co-Documentation Agents.

10.6	Amendment No. 7 to the Credit Agreement, dated as of January 18, 2013, among Tomkins, LLC, Tomkins, Inc., Pinafore Holdings B.V., the guarantors party hereto, Citibank, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender, Citicorp USA Inc., as Collateral Agent, each lender from time to time party thereto.

10.7	US Security Agreement, dated as of July 27, 2010, as amended and restated on September 21, 2010, among the grantors identified therein and Citicorp USA, Inc., as collateral agent.

10.8	Supplement No. 1 to the US Security Agreement, dated as of September 29, 2010, among the grantors identified therein and Citicorp USA, Inc., as collateral agent.

10.9	US Second Lien Notes Security Agreement, dated as of September 29, 2010, among the grantors identified therein and Wilmington Trust FSB, as collateral agent.

10.10	Security Agreement, dated as of September 30, 2010, between the chargors named therein and Citicorp USA, Inc.

10.11	Security Agreement, dated as of September 30, 2010, between the chargors named therein and Wilmington Trust FSB, as collateral agent.

10.12	Stock Purchase Agreement, dated as of March 15, 2012, among Tomkins Limited, the sellers named therein and August Lux Holding Company.

10.13	Stock Purchase Agreement, dated as of September 20, 2012, among Tomkins Finance Limited, Tomkins Engineering Limited, Tomkins Overseas Investments Limited, Tomkins Investments Limited, Tomkins SC15 Limited, Tomkins Luxembourg S.à.r.l., Tomkins American Investments S.à.r.l., Tomkins Investments Company S.à.r.l., Montisk Investments Netherlands CV, Tomkins Automotive Company S.à.r.l., Tomkins Limited and QS0001 Corp.

EXHIBIT NO.	DESCRIPTION OF EXHIBIT

10.14	Stock Purchase Agreement, dated as of September 27, 2012, among Tomkins Industries, inc., Dexter Axle Company, and Dexter Axle Acquiror Company.

10.15*	Gates Global Inc. 2014 Equity Incentive Award Plan

10.16*	Form of Stock Option Agreement under the Gates Global Inc. 2014 Equity Incentive Award Plan

10.17*	Form of Restricted Stock Agreement under the Gates Global Inc. 2014 Equity Incentive Award Plan

10.18*	Form of Restricted Stock Unit Agreement under the Gates Global Inc. 2014 Equity Incentive Award Plan

10.19*	Form of Stockholders Agreement

10.20*	Form of Indemnification Agreement

21.1	List of Subsidiaries

23.1*	Consent of Walkers (included in Exhibit 5.1)

23.2	Consent of Deloitte LLP to Gates Global Inc.

23.3	Consent of Deloitte LLP to Pinafore Holdings B.V.

24.1	Powers of Attorney (included in the signature pages to this registration statement)

99.1	Consent of Samuel Blaichman to be named as a board nominee

99.2	Consent of Shane Feeney to be named as a board nominee

99.3	Consent of Kosty Gilis to be named as a board nominee

99.4	Consent of Seth Mersky to be named as a board nominee

*	To be filed by amendment.

(B)	Financial Statement Schedules

Financial statement schedules have been omitted because they either are not required, are immaterial or are not applicable.

Item 9. Undertakings

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer, or controlling person of us in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, we will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We hereby undertake that:

(i)	for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii)	for purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Toronto, Canada, on December 23, 2013.

Gates Global Inc.

By:	/s/ James Nicol
Name: James Nicol
Title: Authorized Representative

Each person whose signature appears below constitutes and appoints Thomas Reeve and Rasmani Bhattacharya, and each of them singly, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and as of the dates indicated.

Signature	Title	Date

/s/ James Nicol James Nicol	(Principal Executive Officer)	December 23, 2013

/s/ John Zimmerman John Zimmerman	(Principal Financial and Accounting Officer)	December 23, 2013

/s/ Elizabeth Lewzey Elizabeth Lewzey	Director	December 23, 2013

/s/ Paul Wilkinson Paul Wilkinson	Director	December 23, 2013

/s/ Thomas Reeve Thomas Reeve	Authorized Representative in the United States	December 23, 2013

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION OF EXHIBIT

1.1*	Form of Underwriting Agreement

3.1*	Form of Memorandum and Articles of Association of Gates Global Inc.

4.1	Indenture, dated as of September 29, 2010, among Pinafore, LLC (now Tomkins, LLC), Pinafore, Inc. (now Tomkins, Inc.), Pinafore holdings B.V., the note guarantors named therein and Wilmington Trust FSB, as trustee.

4.2	Twelfth Supplemental Indenture, dated as of July 5, 2012, among Tomkins, LLC, Tomkins, Inc. and Wilmington Trust National Association, as trustee and collateral agent.

4.3	Form of 9% Senior Secured Second Lien Note due 2018 (included in Exhibit 4.1).

5.1*	Form of Opinion of Walkers

10.1	Credit Agreement, dated as of July 27, 2010 as amended and restated on August 6, 2010 and as further amended and restated on September 21, 2010 among Pinafore, LLC, Pinafore, Inc., Pinafore Acquisitions Limited, the guarantors party hereto, Citibank, N.A., as Administrative Agent, Collateral Agent, L/C Issuer and Swing Line Lender, each lender from time to time party hereto, Banc of America Securities LLC, as Syndication Agent, Citigroup Global Markets Inc., Banc of America Securities LLC, Barclays Capital, RBC Capital Markets and UBS Securities LLC, as Joint Lead Arrangers and Joint Bookrunners, and Citigroup Global Markets Inc., Barclays Bank PLC, RBC Capital Markets and UBS Securities LLC, as Co-Documentation Agents.

10.2	Amendment No. 3 to the Credit Agreement, dated as of September 28, 2010, among Pinafore, LLC, Pinafore, Inc., Pinafore Acquisitions Limited, the guarantors party hereto, Citibank, N.A., as Administrative Agent, Collateral Agent, L/C Issuer and Swing Line Lender, each lender from time to time party hereto, Banc of America Securities LLC, as Syndication Agent, Citigroup Global Markets Inc., Banc of America Securities LLC, Barclays Capital, RBC Capital Markets and UBS Securities LLC, as Joint Lead Arrangers and Joint Bookrunners, and Citigroup Global Markets Inc., Barclays Bank PLC, RBC Capital Markets and UBS Securities LLC, as Co-Documentation Agents.

10.3	Amendment No. 4 to the Credit Agreement, dated as of February 17, 2011, among Tomkins, LLC, Tomkins, Inc., Pinafore Holdings B.V., the guarantors party hereto, Citibank, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender, Citicorp USA Inc., as Collateral Agent, each lender from time to time party hereto, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Syndication Agent, Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital, RBC Capital Markets and UBS Securities LLC, as Joint Lead Arrangers and Joint Bookrunners, and Citigroup Global Markets Inc., Barclays Bank PLC, RBC Capital Markets and UBS Securities LLC, as Co-Documentation Agents.

10.4	Amendment No. 5 to the Credit Agreement, dated as of June 30, 2011, among Tomkins, LLC, Tomkins, Inc., Pinafore Holdings B.V., the guarantors party hereto, Citibank, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender, Citicorp USA Inc., as Collateral Agent, each lender from time to time party hereto, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Syndication Agent, Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital, RBC Capital Markets and UBS Securities LLC, as Joint Lead Arrangers and Joint Bookrunners, and Citigroup Global Markets Inc., Barclays Bank PLC, RBC Capital Markets and UBS Securities LLC, as Co-Documentation Agents.

10.5	Amendment No. 6 to the Credit Agreement, dated as of September 13, 2012, among Tomkins, LLC, Tomkins, Inc., Pinafore Holdings B.V., the guarantors party hereto, Citibank, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender, Citicorp USA Inc., as Collateral Agent, each lender from time to time party thereto, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Syndication Agent, Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital, RBC Capital Markets and UBS Securities LLC,

EXHIBIT NO.	DESCRIPTION OF EXHIBIT

as Joint Lead Arrangers and Joint Bookrunners, and Citigroup Global Markets Inc., Barclays Bank PLC, RBC Capital Markets and UBS Securities LLC, as Co-Documentation Agents.

10.6	Amendment No. 7 to the Credit Agreement, dated as of January 18, 2013, among Tomkins, LLC, Tomkins, Inc., Pinafore Holdings B.V., the guarantors party hereto, Citibank, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender, Citicorp USA Inc., as Collateral Agent, each lender from time to time party thereto.

10.7	US Security Agreement, dated as of July 27, 2010, as amended and restated on September 21, 2010, among the grantors identified therein and Citicorp USA, Inc., as collateral agent.

10.8	Supplement No. 1 to the US Security Agreement, dated as of September 29, 2010, among the grantors identified therein and Citicorp USA, Inc., as collateral agent.

10.9	US Second Lien Notes Security Agreement, dated as of September 29, 2010, among the grantors identified therein and Wilmington Trust FSB, as collateral agent.

10.10	Security Agreement, dated as of September 30, 2010, between the chargors named therein and Citicorp USA, Inc.

10.11	Security Agreement, dated as of September 30, 2010, between the chargors named therein and Wilmington Trust FSB, as collateral agent.

10.12	Stock Purchase Agreement, dated as of March 15, 2012, among Tomkins Limited, the sellers named therein and August Lux Holding Company.

10.13	Stock Purchase Agreement, dated as of September 20, 2012, among Tomkins Finance Limited, Tomkins Engineering Limited, Tomkins Overseas Investments Limited, Tomkins Investments Limited, Tomkins SC15 Limited, Tomkins Luxembourg S.à.r.l., Tomkins American Investments S.à.r.l., Tomkins Investments Company S.à.r.l., Montisk Investments Netherlands CV, Tomkins Automotive Company S.à.r.l., Tomkins Limited and QS0001 Corp.

10.14	Stock Purchase Agreement, dated as of September 27, 2012, among Tomkins Industries, inc., Dexter Axle Company, and Dexter Axle Acquiror Company.

10.15*	Gates Global Inc. 2014 Equity Incentive Award Plan

10.16*	Form of Stock Option Agreement under the Gates Global Inc. 2014 Equity Incentive Award Plan

10.17*	Form of Restricted Stock Agreement under the Gates Global Inc. 2014 Equity Incentive Award Plan

10.18*	Form of Restricted Stock Unit Agreement under the Gates Global Inc. 2014 Equity Incentive Award Plan

10.19*	Form of Stockholders Agreement

10.20*	Form of Indemnification Agreement

21.1	List of Subsidiaries

23.1*	Consent of Walkers (included in Exhibit 5.1)

23.2	Consent of Deloitte LLP to Gates Global Inc.

23.3	Consent of Deloitte LLP to Pinafore Holdings B.V.

24.1	Powers of Attorney (included in the signature pages to this registration statement)

99.1	Consent of Samuel Blaichman to be named as a board nominee

99.2	Consent of Shane Feeney to be named as a board nominee

99.3	Consent of Kosty Gilis to be named as a board nominee

99.4	Consent of Seth Mersky to be named as a board nominee

*	To be filed by amendment.